As filed with the Securities and Exchange Commission on July 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEAM AMERICA, INC.

(Exact name of registrant as specified in its charter)

Ohio	7363	31-1209872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification Number)

100 E. CAMPUS VIEW BLVD. SUITE 170

COLUMBUS, OHIO 43235

(614) 848-3995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAY R. STRAUSS, ESQ.

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND SECRETARY

100 E. CAMPUS VIEW BLVD., SUITE 170

COLUMBUS, OHIO 43235

(614) 848-3995

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Kernan, Esq. McGuireWoods, LLP 77 West Wacker Drive, Suite 4400 Chicago, Illinois 60601 (312) 849-8100	Dennis M. Smith Chief Financial Officer Vsource, Inc. 7855 Ivanhoe Avenue, Suite 200 La Jolla, California 92037 (858) 551-2920	Brooks B. Gruemmer, Esq. McDermott, Will & Emery 227 West Monroe Street Chicago, Illinois 60606 (312) 372-2000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value	62,612,142	n/a	$3,377,717.56	$273.60

(1)	Represents the maximum number of shares of common stock, $0.01 par value per share, of TEAM America, Inc. that may be issued in connection with the merger described herein.
(2)	Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed (a) with respect to the outstanding common stock, par value $0.01 per share, of Vsource, Inc. (“Vsource”) pursuant to Rules 457(f)(1) and 457(c) under the Securities Act based on (i) $1.81, the average of the last bid and asked per-share prices of Vsource common stock as reported on the OTC Bulletin Board on July 7, 2003 and (ii) 1,863,084, the estimated maximum number of shares of Vsource common stock to be canceled pursuant to the merger, plus (b) with respect to the other outstanding Vsource capital stock to be canceled in the merger pursuant to Rule 457(f)(2) under the Securities Act, based on one-third of the aggregate par value of outstanding Vsource capital stock, which aggregate par value is $16,606.55 as of July 7, 2003, the latest practicable date before the date of filing this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment specifically stating that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2003

JOINT PROXY STATEMENT/PROSPECTUS

The boards of directors of TEAM America, Inc. and Vsource, Inc. have approved a merger designed to create a premier global provider of business process outsourcing services. We believe that the combined company, operating under the name Vsource Corporation, will be able to create substantially more shareholder value than could be achieved by either company individually.

If the merger is completed, shareholders of Vsource will receive 3.150 shares of TEAM America common stock for each share of Vsource common stock that they own, 1.191 shares of TEAM America common stock for each share of Vsource Series 1-A Preferred Stock that they own, 1.421 shares of TEAM America common stock for each share of Vsource Series 2-A Preferred Stock that they own, and 3,150.298 shares of TEAM America common stock for each share of Vsource Series 4-A Preferred Stock that they own, in each case plus cash in lieu of fractional shares. We estimate that TEAM America will issue 62,612,142 shares of its common stock to Vsource shareholders. Upon completion of the merger, Vsource’s shareholders will own approximately 80% of the combined company’s outstanding common stock, on a fully-diluted basis, and TEAM America’s shareholders will own approximately 20% of the combined company’s outstanding common stock, on a fully-diluted basis. TEAM America’s common stock is currently listed on the Nasdaq SmallCap Market under the symbol “TMOS”. We intend to apply to have the combined company’s shares listed on the Nasdaq SmallCap Market after the merger is completed. However, there can be no assurance that we will meet all of the listing requirements. On July 7, 2003, the closing sales price of TEAM America common stock was $0.60 per share.

We are asking shareholders of TEAM America to consider and vote upon proposals to approve the merger and the issuance of TEAM America common stock in connection with the merger; to amend the articles of incorporation of TEAM America to opt out of Section 1701.831 of the Ohio Revised Code; to approve a recapitalization agreement that restructures certain of TEAM America’s outstanding debt, preferred stock and related warrants; to reincorporate TEAM America, an Ohio corporation, under the Delaware General Corporate Law; to issue 1.8 million shares of common stock (or the equivalent thereof) to S. Cash Nickerson, the current Chairman and CEO of TEAM America; to authorize the board of directors, in its discretion, to effect a reverse split of TEAM America’s issued and outstanding common stock; to approve a new long-term incentive plan; and to elect directors for the combined company.

TEAM America’s annual meeting will be held on [Date], 2003, at [10:00 a.m.], local time, at the [                ]. TEAM America’s board of directors unanimously recommends that TEAM America’s shareholders vote FOR each of the foregoing proposals.

We are asking Vsource’s shareholders to consider and vote upon a proposal to approve the merger and adopt the merger agreement. Vsource’s special meeting will be held on [Date], 2003, at [10:00 a.m.], local time, at the [                ]. Vsource’s board of directors unanimously recommends that Vsource’s shareholders vote FOR the merger and the adoption of the merger agreement.

Neither party will be required to complete the merger unless the shareholders of Vsource and TEAM America approve all of the proposals presented to them at their meetings.

We believe this merger will create a strong combined company that will deliver important benefits to its shareholders and clients.

Phillip E. Kelly	S. Cash Nickerson
Chairman and Chief Executive Officer Vsource, Inc.	Chairman and Chief Executive Officer TEAM America, Inc.

Consider the Risk Factors beginning on page 21 of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the TEAM America common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    ], 2003, and is first being mailed to the shareholders of TEAM America and Vsource on or about [    ], 2003.

TEAM AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                ], 2003

To the Shareholders of TEAM America:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TEAM America, Inc., an Ohio corporation (“TEAM America”), will be held at [10:00 a.m.], local time, on [Date], 2003, at the [                        ], to consider and vote on the following proposals:

1.  To approve the issuance of up to 62,612,142 shares of TEAM America common stock as contemplated by the Merger Agreement, dated as of June 12, 2003, by and among TEAM America, Beaker Acquisition Co., Inc., a Delaware corporation, and Vsource, Inc., a Delaware corporation (the “TEAM Merger Proposal”);

2.  To approve the recapitalization of TEAM America and a related amendment to our Third Amended and Restated Articles of Incorporation to opt out of Ohio Revised Code § 1701.831 (the “Recapitalization Proposal”);

3.  To approve the reincorporation of TEAM America from Ohio to Delaware through the merger of TEAM America into TEAM Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of TEAM America, and the related changes to TEAM America’s organizational documents (the “Reincorporation Proposal”);

4.  To authorize the issuance of 1.8 million shares of TEAM America common stock, or the equivalent thereof in convertible securities, to S. Cash Nickerson, to be issued immediately before consummation of the merger (the “Nickerson Proposal”);

5.  To give the board of directors of TEAM America the authority to implement a reverse stock split after the merger, recapitalization and Delaware reincorporation in a ratio no greater than 1-for-20 (the “Reverse Stock Split Proposal”);

6.  To elect two directors to hold office until the 2004 Annual Meeting of Shareholders, to elect two directors to hold office until the 2005 Annual Meeting of Shareholders, and to elect three directors to hold office until the 2006 Annual Meeting of Shareholders, or until their successors are duly elected and qualified (the “Election of Directors Proposal”);

7.  To approve the 2003 Long Term Incentive Plan (the “Incentive Plan Proposal”); and

8.  To transact any other business that properly comes before the 2003 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Neither party will be required to complete the merger unless the shareholders of Vsource and TEAM America approve all of the proposals presented to them. If the merger is not completed, none of the proposals will be implemented.

The merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Merger Agreement, accompanying this notice.

Any action may be taken on any of the foregoing proposals at the annual meeting on the date specified above or on any date to which the annual meeting may properly be postponed or adjourned. The TEAM America board of directors has fixed the close of business on [Record Date], 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the meeting.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the annual meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. A postage-prepaid envelope is enclosed for that purpose. Any shareholder attending the annual meeting may withdraw his or her proxy and vote in person.

By Order of the Board of Directors,

Jay R. Strauss Secretary

Columbus, Ohio

[Date], 2003

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY TODAY.

VSOURCE, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                ], 2003

To the holders of Vsource, Inc. Common Stock, Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Vsource, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on [Date], 2003, at the [                    ], to consider and vote upon the following proposals:

1.  To approve the proposed merger of a newly-formed, wholly-owned subsidiary of TEAM America, Inc., an Ohio corporation (“TEAM America”), Beaker Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), with and into Vsource, Inc., a Delaware corporation, as contemplated by the Merger Agreement, dated as of June 12, 2003, by and among TEAM America, Merger Sub and Vsource, and to adopt and approve the Merger Agreement and related transactions (the “Vsource Merger Proposal”); and

2.  To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

The proposed merger and related transactions are more fully described in the joint proxy statement/ prospectus and the annexes, including the Merger Agreement, accompanying this notice.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. The Vsource board of directors has fixed the close of business on [Record Date], 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

All shareholders are cordially invited to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. A postage-prepaid envelope is enclosed for that purpose. Any shareholder attending the special meeting may withdraw his or her proxy and vote in person.

By Order of the Board of Directors,

Timothy T. Hui

Secretary

La Jolla, California

[Date], 2003

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY TODAY.

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ANNEXES
Annex A:	Merger Agreement
Annex B:	Vsource Fairness Opinion
Annex C:	Delaware Appraisal Rights—DGCL Section 262
Annex D:	Ohio Appraisal Rights—O.R.C. Section 1701.85
Annex E:	Amendment to Third Amended and Restated Articles of Incorporation
Annex F:	Recapitalization Agreement
Annex G:	Delaware Certificate of Merger
Annex H:	Ohio Articles of Merger
Annex I:	2003 Long Term Incentive Plan
Annex J:	Vsource Amended and Restated Bylaws

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS

Q:	What is the merger?

A:	The merger will combine the businesses of TEAM America and Vsource. Upon completion of the merger, Vsource will become a wholly-owned subsidiary of TEAM America and TEAM America, under the new name Vsource Corporation, will continue to conduct its own business and the business currently being conducted by Vsource.

Q:	What do I need to do now?

A:	We urge you to carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the merger and the other proposals that you are being asked to consider will affect you as a shareholder. You should then vote as soon as possible in accordance with the procedures provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q:	What will Vsource shareholders receive in the merger?

A:	If we complete the merger, TEAM America will issue up to 62,612,142 shares of its common stock in exchange for all of the outstanding capital stock of Vsource. Holders of Vsource capital stock will be entitled to receive the following number of shares of TEAM America common stock for each share of Vsource capital stock that they own:

Vsource Capital Stock Type	Number of TEAM America Common Shares
Common Stock	3.150
Series 1-A Preferred Stock	1.191
Series 2-A Preferred Stock	1.421
Series 4-A Preferred Stock	3,150.298

TEAM America will not issue fractional shares in the merger. Instead, shareholders of Vsource that would otherwise be entitled to a fractional share will be entitled to receive a cash payment based on the market value of TEAM common stock.

Q:	Will TEAM America shareholders receive any shares as a result of the merger?

A:	No. TEAM America shareholders will not receive any shares in the merger. However, TEAM America’s holders of Class A Preferred Stock will receive shares of TEAM America common stock in connection with the recapitalization and Mr. Nickerson will receive 1.8 million shares of TEAM America common stock, or the equivalent thereof in convertible securities, if these transactions are completed. TEAM America shareholders will continue to hold the TEAM America shares they currently own, subject to a reverse stock split, if approved by TEAM America shareholders and implemented by the combined company’s board of directors after the merger.

Q:	What vote is required to approve the merger and related proposals?

A:

The affirmative vote of at least a majority of the votes represented by the shares of TEAM America common stock and Class A Preferred Stock, present at the special meeting and voting together as a single class, is required to approve the issuance of common stock in the merger, the issuance of common stock to Mr. Nickerson and the new TEAM America 2003 Long Term Incentive Plan. The affirmative vote of at least 75% of the votes represented by all outstanding shares of TEAM America common stock and Class A Preferred Stock, voting together as a single class, is required to approve the reincorporation proposal, the recapitalization proposal and the reverse stock split proposal. The recapitalization proposal also must be approved by a majority of the outstanding shares of TEAM America Class A Preferred Stock, voting separately as a class. The nominees for election of directors receiving the most votes at the TEAM America meeting will be elected as directors. TEAM America shareholders who collectively hold over 70% of the votes represented by the outstanding capital stock of TEAM America as of June 30, 2003, have agreed to vote all of their shares in favor of each of the proposals.

The affirmative vote of a majority of the votes represented by all outstanding shares of Vsource common stock and preferred stock, present at the special meeting and voting together as a single class, is required to approve the merger. Vsource shareholders who collectively hold over 80% of the votes represented by the outstanding capital stock of Vsource as of June 30, 2003, have agreed to vote all of their shares in favor of the merger.

Q:	What if TEAM America’s shareholders do not approve all of the proposals?

A:	If TEAM America’s shareholders do not approve all of the proposals outlined in this proxy statement, Vsource will have the right to terminate the merger agreement. If Vsource were to terminate the merger agreement, then we would not be able to complete the merger, and TEAM America would have to reimburse Vsource for its reasonable out-of-pocket expenses.

Q:	Will Vsource shareholders have dissenters or appraisal rights?

A:	Yes. Under Delaware law, Vsource shareholders who do not vote in favor of the merger have the right to have the fair market value of their Vsource shares determined by the Delaware Chancery Court. To qualify for this right, a shareholder must fully comply with the provisions of Section 262 of the Delaware General Corporation law. See “Statutory Appraisal Rights of Vsource Shareholders” on page 70 for a description of those procedures.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger during the third quarter of calendar 2003. Because the merger is subject to a number of conditions, including the approval of the shareholders of TEAM America and Vsource, we cannot predict the exact timing.

Q:	What is the recapitalization?

A:	Immediately before the consummation of the merger, the holders of TEAM America’s outstanding Class A Preferred Stock will exchange their preferred stock and warrants to acquire 1,777,777 shares of TEAM America common stock for a total of 5,634,512 shares of TEAM America common stock and subordinated debt with a total principal amount of $2,500,000. In addition, one of the holders of preferred stock will cancel and surrender a bridge note with a principal amount of $1,500,000 in exchange for a new subordinated note with a principal amount of $1,517,000.

Q:	Why does TEAM America want to complete the recapitalization?

A:	Under the merger agreement, Vsource has required that the recapitalization be completed as a condition to its completing the merger. In addition, the completion of the recapitalization is in line with the overall strategies and goals of TEAM America. Upon completing the recapitalization and the merger, TEAM America will no longer have any outstanding preferred stock and will have restructured its debt.

Q:	What is the reincorporation?

A:	TEAM America is currently incorporated under the laws of Ohio. In connection with the merger, TEAM America has agreed to reincorporate under the laws of Delaware. The reincorporation will be effected upon the merger of TEAM America with its wholly-owned Delaware subsidiary created specifically for the purpose of the reincorporation. In connection with the reincorporation, TEAM America will also change its name to “Vsource Corporation.”

Q:	Why does TEAM America want to do a reverse stock split?

A:	We believe that in order for the combined company’s common stock to remain listed on the Nasdaq SmallCap Market, it will need to meet the initial listing requirements for the Nasdaq SmallCap Market, which includes a minimum bid price of $4.00 per share. The combined company may need to increase its stock price through a reverse stock split to satisfy this requirement. Accordingly, the TEAM America board of directors has recommended that the shareholders grant the board the power to implement a reverse stock split of the combined company’s common stock in case it is necessary to ensure compliance with the listing price requirement. There can be no assurance, however, that the combined company will meet all of the other initial listing requirements for the Nasdaq SmallCap Market.

Q:	How many shares will the combined company’s shareholders receive as a result of the reverse stock split?

A:	If the reverse stock split proposal is approved, the combined company’s board of directors will have the power to implement a reverse stock split between the range of a 1-for-2 and a 1-for-20 reverse stock split. The number of shares each shareholder will receive for one share of the combined company’s common stock will depend on the exact split determined by the board of directors. For example, if the combined company’s board of directors implements a 1-for-5 reverse stock split, then each shareholder would receive 1 share of common stock for every 5 shares that they own as of the date of the reverse stock split. However, the combined company’s board of directors has not yet made a determination to proceed with a reverse split or the ratio that would be implemented.

Q:	How do I vote?

A:	Please complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares may be represented at your meeting. If you return your proxy card but do not include instructions on how to vote your proxy, TEAM America or Vsource will vote your shares FOR the proposals being made at your meeting unless your shares are held in “street name” in a brokerage account. You may also attend your meeting and vote in person instead of submitting a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless you have arranged otherwise, your broker will vote your shares for you only if you instruct your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger, which will have the same effect as voting against the merger.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy by mail or a later-dated proxy by telephone;

•	written notice to your company’s Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at your shareholder meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change your prior voting instructions.

Q:	Should I send my stock certificates now?

A:	No. Vsource shareholders should not send in their stock certificates now. After the merger is completed, TEAM America will arrange for the delivery to Vsource shareholders of a letter of transmittal with written instructions for exchanging their Vsource stock certificates.

TEAM America shareholders should not submit their stock certificates because their shares will not be exchanged in the merger. However, if either the reincorporation or the reverse stock split, or both, is approved and implemented, TEAM America shareholders will be able, but are not required, to surrender their present TEAM America stock certificates so that replacement certificates may be issued in exchange therefor. TEAM America’s transfer agent, [                ], will act as transfer agent for TEAM America after the reincorporation and the reverse stock split. Shareholders may consult their stockbrokers or TEAM America with respect to any questions regarding the mechanics of such transactions.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus, you should contact:

TEAM America Shareholders: 100 E. Campus View Blvd, Suite 170 Columbus, Ohio 43235 Attn: Jay R. Strauss General Counsel (614) 848-3995	Vsource Shareholders: 7855 Ivanhoe Avenue, Suite 200 La Jolla, California 92037 Attn: James Higham Deputy General Counsel (858) 551-2920

You may also obtain additional information about TEAM America and Vsource from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 206.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger and all of the proposals that will be considered at the TEAM America and Vsource shareholder meetings, you should carefully read this entire document.

The Com panies.

TEAM America, Inc.

100 E. Campus View Blvd, Suite 170

Columbus, Ohio 43235

(614) 848-3995

http://www.teamamerica.com

TEAM America is a business process outsourcing (BPO) company specializing in human resources. TEAM America was founded in 1986 and is a pioneer in the Professional Employer Organization (PEO) industry. Headquartered in Columbus, Ohio, TEAM America is one of the 10 largest PEOs in the country serving approximately 1,200 small businesses throughout the United States. The common stock of TEAM America is currently traded on the Nasdaq SmallCap Market System under the symbol “TMOS.” Please see the Risk Factor relating to our Nasdaq listing on page 21.

Vsource, Inc.

7855 Ivanhoe Avenue, Suite 200

La Jolla, California 92037

(858) 551-2920

http://www.vsource.com

Vsource, Inc., headquartered near La Jolla, California, provides BPO services under the Vsource Versatile Solutions™ trade name, to Fortune 500 and Global 500 organizations across the Asia-Pacific region and Europe. Vsource Versatile Solutions include Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation Solutions™, which include Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer service centers (Vsource Customer Centers) in Malaysia and Japan, and has additional offices in the United States, Hong Kong, Singapore, and Australia. The common stock of Vsource is currently traded on the OTC Bulletin Board under the symbol “VSCE.”

Shareholder Approvals Required. (See pages 40 and 43)

The following description sets forth the required shareholder vote by both Vsource shareholders and TEAM America shareholders to approve the proposals described in this joint proxy statement/prospectus.

For Vsource Shareholders:

The affirmative vote of holders of a majority of the votes represented by all outstanding shares of Vsource common stock and preferred stock, voting together as a single class, is required for Vsource shareholders to approve Proposal 1—the Vsource Merger Proposal.

For TEAM America Shareholders:

The affirmative vote of at least a majority of the total votes cast in person or by proxy represented by the outstanding shares of TEAM America common stock and Class A Preferred Stock, voting together as a single class, is required to approve Proposal 1—the TEAM Merger Proposal, Proposal 4—the Nickerson Proposal and Proposal 7—the Incentive Plan Proposal.

The affirmative vote of at least 75% of the votes represented by all outstanding shares of TEAM America common stock and Class A Preferred Stock, voting together as a single class, is required to approve Proposal 2—the Recapitalization Proposal, Proposal 3—the Reincorporation Proposal and Proposal 5—the Reverse Stock Split Proposal. In addition, the affirmative vote of holders of a majority of TEAM America’s Class A Preferred Stock, voting separately as a class, is required to approve Proposal 2—the Recapitalization Proposal.

Under Ohio law, those nominees for the election of directors receiving the most votes cast at the TEAM America meeting will be elected as directors of TEAM America in connection with Proposal 6—the Election of Directors Proposal.

Neither party will be required to complete the merger unless the shareholders of Vsource and TEAM America approve all of the proposals presented to them in this joint proxy statement/prospectus.

Recommendations of the Boards of Directors of TEAM America and Vsource. (See pages 41 and 43)

To TEAM America Shareholders:

After careful consideration, TEAM America’s board of directors believes that the merger is advisable, fair to you and in your best interests and unanimously recommends that you vote in favor of the each of the proposals, including the TEAM Merger Proposal, the Recapitalization Proposal, the Reincorporation Proposal, the Nickerson Proposal, the Reverse Stock Split Proposal, the Election of Directors Proposal and the Incentive Plan Proposal.

To Vsource Shareholders:

Vsource’s board of directors believes that the merger is advisable, fair to you and in your best interests and unanimously recommends that you vote in favor of the Vsource Merger Proposal.

Proposal 1: The Merger. (See pages 44 to 83)

Structure of the Transaction. (See page 44)

The merger will combine the businesses of TEAM America and Vsource. Upon completion of the merger, Vsource will become a wholly-owned subsidiary of TEAM America and TEAM America, under the new name Vsource Corporation, will continue to conduct its own business and the business currently being conducted by Vsource.

Merger Consideration; Fixed Exchange Ratio. (See Pages 58 and 59)

In connection with the merger, Vsource shareholders will receive 3.150 shares of TEAM America common stock for each share of Vsource common stock that they own, 1.191 shares of TEAM America common stock for each share of Vsource Series 1-A Preferred Stock that they own, 1.421 shares of TEAM America common stock for each share of Vsource Series 2-A Preferred Stock that they own, and 3,150.298 shares of TEAM America common stock for each share of Vsource Series 4-A Preferred Stock that they own, in each case plus cash in lieu of fractional shares.

The foregoing exchange ratios will not be adjusted for any change in the market price of TEAM America or Vsource common stock. The exchange ratios, however, may be adjusted to reflect any reclassification, stock split, stock dividend or other similar change with respect to TEAM America or Vsource capital stock occurring before the effective time of the merger (excluding the issuance of TEAM America common stock in connection with the Recapitalization Proposal and the Nickerson Proposal discussed below). We estimate that TEAM America will issue up to 62,612,142 shares of its common stock to Vsource shareholders. Upon completion of the merger, Vsource’s shareholders will own approximately 80% of the combined company’s outstanding common stock on a fully-diluted basis, and TEAM America’s shareholders will own approximately 20% of the combined company’s outstanding common stock on a fully-diluted basis.

Fairness Opinion of Vsource’s Financial Advisor. (See page 52)

In deciding to approve the merger, among the other factors listed below in the section of this proxy statement entitled “Vsource’s Reasons for the Merger,” Vsource’s board of directors considered the opinion of its financial advisor, First Analysis Securities Corporation, as to the fairness, from a financial point of view, of the common stock exchange ratio in the merger. The full text of the written opinion is attached to this joint proxy statement/prospectus as Annex B. You should read the opinion carefully and completely for a description of the assumptions made, matters considered and the limitations of the review the advisor conducted. The opinion is directed to Vsource’s board of directors. The opinion is not a recommendation as to how to vote on any matter relating to the proposed merger.

Voting Agreements. (See page 68)

On or before June 12, 2003, shareholders of Vsource who collectively own more than 80% of the voting power of Vsource’s capital stock (consisting of both Vsource common stock and preferred stock) entered into voting agreements under which they agreed to vote in favor of approval of the merger and adoption of the merger agreement and irrevocably appointed TEAM America as their proxy to vote their shares accordingly. The form of Vsource voting agreement is attached as an exhibit to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the form of voting agreement carefully.

In addition, on or before June 12, 2003, shareholders of TEAM America who collectively own more than 70% of the voting power of TEAM America’s capital stock (consisting of both TEAM America common stock and preferred stock) entered into voting agreements under which they agreed to vote in favor of each of the proposals presented in this joint proxy statement/prospectus and irrevocably appointed Vsource as their proxy to vote their shares accordingly. The TEAM America form of voting agreement is attached as an exhibit to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the form of voting agreement carefully.

Interests of Directors and Executive Officers in the Merger. (See page 55)

When considering the recommendations of the TEAM America board of directors and the Vsource board of directors, you should be aware that some of TEAM America’s and Vsource’s directors and officers have interests in the merger that are different from, or are in addition to, your interests.

Following the merger, the board of directors of the combined company will consist of seven directors. Of these seven directors, S. Cash Nickerson and [                ] are currently directors of TEAM America and Phillip E. Kelly, Dennis M. Smith and [                ] are currently directors of Vsource. In addition, upon completion of the merger, Mr. Kelly will serve as the Chairman, and Mr. Nickerson and Mr. Smith will serve as Vice Chairmen of the combined company.

Immediately before the consummation of the merger, Mr. Nickerson, Chairman and CEO of TEAM America, will be issued 1.8 million shares of TEAM America common stock (or the equivalent thereof in options or convertible securities, representing approximately 9.8% of TEAM America’s total issued and outstanding shares on a fully-diluted basis immediately before the merger and assuming the recapitalization is consummated).

Two of TEAM America’s current directors, Daniel J. Jessee and Michael H. Thomas, are officers of the managing general partner of Stonehenge Opportunity Fund, LLC, a significant TEAM America preferred shareholder and note holder that is a party to the recapitalization agreement discussed below in “Proposal 2: The Recapitalization” on page 83. The recapitalization is expected to be consummated in connection with the merger. Under the recapitalization agreement, Stonehenge will receive shares of TEAM America common stock and new subordinated debt. Similarly, Robert G. McCreary III, a current director of TEAM America, is the chairman of CapitalWorks, LLC, an investment bank hired to assist TEAM America in connection with possible financings and acquisitions. CapitalWorks will be receiving fees from TEAM America for its financial services related to the merger.

Several officers and directors of Vsource may have been issued options to purchase common stock of Vsource that will immediately vest as a result of the merger. A list of the executive officers and directors who own such options is included below. Each of the executive officers and directors listed below also owns other options to purchase common stock of Vsource that will continue to be outstanding after the merger, but will become options to purchase common stock of TEAM America.

Name	Title	No. of Options Vesting	Exercise Price
Phillip E. Kelly	Chairman and Chief Executive Officer	500,000	$2.00
Dennis M. Smith	Vice Chairman and Chief Financial Officer	500,000	$2.00
John G. Cantillon	Chief Operating Officer	300,000	$2.00
Braden Waverley	President	175,000	$2.00

Bruno Seghin, a member of the Vsource board of directors, is the Managing Director of Quilvest Asia Limited, an affiliate of Quilvest Asian Equity Limited (Quilvest), a preferred shareholder of Vsource and also an affiliate of Capital International Asia CDPQ, Inc. (CDPQ). CDPQ is a significant preferred shareholder of Vsource. Mr. Seghin is the nominee of CDPQ to serve on the Vsource board of directors. In consideration for agreeing that the proposed merger constitutes a qualifying sale under the terms of Vsource’s Certificate of Incorporation that would, among other things, cause all shares of Vsource Series 4-A Preferred Stock to automatically convert into Vsource common stock and cause certain contingent warrants held by Quilvest and CDPQ to become non-exercisable, Quilvest and CDPQ have entered into an agreement with TEAM America providing that if TEAM America obtains new funding in excess of $20 million, TEAM America will use its best efforts to cooperate with Quilvest and CDPQ to allow them to sell up to $7.5 million of their shares in TEAM America received pursuant to the merger in such funding at a per-share price no less than the price at which TEAM America raises the primary $20 million.

As a result of these interests, these directors and officers of TEAM America and Vsource may be more likely to vote to adopt the merger agreement and approve the issuance of the shares of TEAM America common stock to the Vsource shareholders under the merger agreement than if they did not hold these interests. TEAM America’s and Vsource’s shareholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

Share Ownership of Management and Certain Principal Stockholders. (See pages 141 and 179)

As of June 30, 2003, directors, officers and affiliates of TEAM America as a group owned 6,243,082 shares of TEAM America common stock, including shares of preferred stock on an as-converted basis, which represents approximately 76% of the total voting power represented by TEAM America’s outstanding capital stock. As of June 30, 2003, directors, officers and affiliates of Vsource as a group owned 17,611,643 shares of Vsource common stock, including shares of preferred stock on an as-converted basis, which represents approximately 89% of the total voting power represented by Vsource’s outstanding capital stock.

Conditions to Completion of the Merger. (See page 65)

TEAM America’s and Vsource’s obligations to complete the merger are subject to the satisfaction or waiver of certain closing conditions, including, without limitation, the following: (1) all of the proposals contained in this joint proxy statement/prospectus must be approved by the requisite shareholder vote; (2) the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission; (3) the TEAM America recapitalization must be completed; (4) all conditions to complete the restructuring of Team America’s bank debt except for consummation of the merger, shall have been satisified; (5) the TEAM America reincorporation must be completed; (6) no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending; and (7) TEAM America and Vsource shall have each received written options from their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For further detail regarding these closing conditions and additional party-specific closing conditions to the merger, see Article VI of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Termination of the Merger Agreement. (See page 66)

The merger agreement may be terminated before the effective date of the merger by the TEAM America board of directors, the Vsource board of directors, or the mutual written consent of both corporations, under a variety of circumstances, including the following:

•	by either TEAM America or Vsource if a governmental entity shall have issued a final, nonappealable order, judgment, decree or ruling having the effect of permanently prohibiting the merger or any of the contemplated transactions;

•	subject to certain restrictions, by either TEAM America or Vsource if the required approvals of the shareholders of TEAM America or Vsource set forth in the merger agreement have not been obtained;

•	subject to certain restrictions, by Vsource if a material adverse effect on TEAM America shall have occurred;

•	subject to certain restrictions, by TEAM America, if a material adverse effect on Vsource shall have occurred; or

•	by Vsource if (1) TEAM America defaults in any scheduled payment to its senior lenders under their loan agreements with TEAM America, (2) either of TEAM America’s senior lenders exercises any of its respective remedies under the loan agreements with TEAM America, (3) the Hartford Insurance Company draws on the letter of credit posted by TEAM America to secure its obligations under various insurance contracts, or (4) one of TEAM America’s senior lenders for any reason does not sell its loan to Vsource as contemplated (unless Vsource is the cause for such lender to not sell its loan).

In the event of its termination, the merger agreement will become void and have no effect, provided that any termination fee required by the merger agreement is paid accordingly. The various situations in which a party may terminate the merger agreement are complicated, and we encourage you to read Article VII of the merger agreement for additional clarification.

Termination Fee. (See page 67)

The merger agreement requires TEAM America and Vsource to pay to the other party a termination fee of $1.0 million, plus reasonable out-of-pocket expenses, or in some cases only reasonable out-of-pocket expenses, if one of the parties terminates the agreement pursuant to certain specified sections of the termination provisions in the merger agreement. The situations in which a party may be required to pay a termination fee under the merger agreement are complicated, and we encourage you to read Article VII of the merger agreement for additional clarification.

Treatment of Stock Options and Warrants. (See page 64)

All outstanding TEAM America stock options will remain in full force and effect after the merger on the same terms as are in effect immediately before the merger. Vsource’s 2000 stock option plan and its employee stock purchase plan will be cancelled upon completion of the merger. As a result of the merger, all of the options issued under the Vsource 2000 stock option plan will vest and must be exercised within 15 days of the completion of the merger. As of June 30, 2003, none of the options issued under the Vsource 2000 stock option plan are in the money. Upon completion of the merger, TEAM America will assume Vsource’s 2001 stock option/stock issuance plan and any options issued under the plan. Such options will remain subject to the same terms and will be exercisable for the time period set forth in the applicable option grant agreement, except that (1) each option will be exercisable for a number of shares of TEAM America common stock equal to the number of shares of Vsource common stock into which the Vsource stock option was previously exercisable multiplied by the common stock exchange ratio; and (2) the per-share exercise price for each option will equal the applicable per share exercise price divided by the common stock exchange ratio. Certain Vsource warrants will remain outstanding but will entitle the holder to acquire shares of TEAM America common stock. The number of shares issuable upon exercise of such warrants and their exercise price will be adjusted using a similar formula as is used for the 2001 Vsource options.

Appraisal Rights of Dissenting Vsource Shareholders. (See pages 70 to 71)

Under Delaware law, Vsource shareholders are entitled to appraisal rights in connection with the merger, subject to conditions discussed more fully elsewhere in this joint proxy statement/prospectus. Appraisal rights entitle dissenting shareholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting shareholder will be treated in the same manner as a non-dissenting shareholder. See Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting shareholders. Because of the complexity of law relating to appraisal rights, Vsource shareholders who are considering objecting to the merger should consult their own legal advisors.

Under the merger agreement, TEAM America will be released from its obligation to effect the merger if holders of Vsource capital stock representing more than 10% of the outstanding shares of Vsource common stock on a fully-diluted basis exercise and perfect their appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger. (See page 71)

The merger has been structured as a reorganization for U.S. federal income tax purposes. In general, Vsource shareholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares or pursuant to appraisal rights. However, the tax consequences to Vsource shareholders will depend upon their particular circumstances. Accordingly, Vsource shareholders are urged to consult with their own tax advisors to determine the tax consequences of the merger to them.

Regulatory Approvals Required to Complete the Merger; Nasdaq Listing and Reverse Stock Split.  (See page 57)

Neither Vsource nor TEAM America is aware of the need to obtain any regulatory approvals to consummate the merger other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. We do intend, however, to have shares of common stock of the combined company listed on the Nasdaq SmallCap Market. To do so, we believe that the combined company will need to meet the initial listing requirements for the Nasdaq SmallCap Market, which includes a minimum bid price of $4.00 per share. If necessary, the combined company’s board of directors is expected to implement a reverse stock split to comply with this requirement. See the Risk Factor relating to our Nasdaq listing on page 21.

We intend to obtain these approvals and any additional regulatory approvals that may be required. However, we cannot assure you that all of the approvals will be obtained.

Anticipated Accounting Treatment of the Merger. (See page 57)

The merger of TEAM America and Vsource will be accounted for as a reverse merger under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. Accordingly, Vsource will be deemed, for accounting purposes, to be the acquirer. Therefore, Vsource will record the fair value of TEAM America’s assets purchased and liabilities assumed based on the fair market value of TEAM America’s outstanding equity securities, including stock options and warrants, at the date of acquisition.

Proposal 2: The Recapitalization. (See pages 83 to 88)

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve a recapitalization in which TEAM America will, in exchange for an outstanding bridge note with a principal amount of $1.5 million held by Stonehenge Opportunity Fund, LLC (Stonehenge), issue a new subordinated note with a principal amount of $1,517,000 with a maturity date that is four years after completion of the merger but that may be accelerated if TEAM America’s new credit facility is repaid, other than as a result of a refinancing, to the later of the date of such repayment and July 1, 2006. The new Stonehenge note, which will be subordinated to TEAM America’s restructured senior debt, and will have a reduced interest rate equal to 2.5% over TEAM America’s senior lender’s prime commercial lending rate. In addition, TEAM America will issue new subordinated notes with an aggregate principal amount of $2.5 million and 5,634,512 shares of common stock in exchange for all of the outstanding Class A Preferred Stock and related warrants held by Stonehenge, Provident Financial Group and Professional Staff Management. In connection with the recapitalization, shareholders of TEAM America will be asked to approve an amendment to TEAM America’s Ohio Third Amended and Restated Articles of Incorporation (the Ohio Articles) that will cause TEAM America to opt out of certain Ohio anti-takeover requirements and procedures.

Proposal 3: The Reincorporation. (See pages 88 to 99)

          General. (See pages 88 to 89)

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve the change in the state of incorporation of TEAM America from Ohio to Delaware. If approved and implemented by TEAM America, on the effective date of the reincorporation, TEAM America’s wholly-owned Delaware subsidiary, TEAM Delaware, will succeed to all of the assets, liabilities and business of TEAM America and will possess all of the rights and powers of TEAM America. The current officers and directors of TEAM America will become the officers and directors of TEAM Delaware until such time as the merger with Vsource, as described elsewhere in this proxy statement, is consummated.

          Appraisal Rights of Dissenting TEAM America Shareholders. (See pages 91 to 92)

Under Ohio law, TEAM America shareholders are entitled to appraisal rights in connection with the reincorporation, subject to conditions discussed more fully elsewhere in this joint proxy statement/prospectus. Appraisal rights entitle dissenting shareholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting shareholder will be treated in the same manner as a non-dissenting shareholder. See Annex D for a reproduction of Section 1701.85 of the Ohio Revised Code, which relates to the appraisal rights of dissenting shareholders. Because of the complexity of law relating to appraisal rights, TEAM America shareholders who are considering objecting to the reincorporation should consult their own legal advisors.

Proposal 4: Common Stock Issuance to Mr. Nickerson. (See pages 99 to 100)

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve the issuance immediately before the consummation of the merger of 1.8 million shares of TEAM America common stock (or “in-the-money” options or other convertible securities to acquire 1.8 million shares of TEAM America common stock, or any combination of shares and options or convertible securities that in the aggregate would result in the same number of shares, which we refer to as the Granted Shares) to S. Cash Nickerson, TEAM America’s current Chairman and CEO. In connection with the merger, Mr. Nickerson will be accepting the executive officer position of Vice Chairman of the new combined company, Vsource Corporation. The board of directors of TEAM America is proposing this issuance as a reflection of Mr. Nickerson’s efforts to bring about the merger between Vsource and TEAM America, his unique knowledge of and management experience with respect to TEAM America, and as an inducement for Mr. Nickerson to remain with the combined company and thereby contribute to the completion of the proposed merger and the success of the merged company.

Proposal 5: Reverse Stock Split. (See pages 101 to 104)

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve a reverse stock split of TEAM America’s issued and outstanding shares of common stock within a 1-for-2 and a 1-for-20 range. The approval would authorize the combined company’s board of directors to amend the Delaware Certificate of Incorporation adopted in connection with the reincorporation at any time before the next annual meeting and after consummation of the merger to implement a reverse stock split within the range of a 1-for-2 and a 1-for-20 without further approval or authorization of its shareholders.

Proposal 6: Election of Directors. (See pages 104 to 106)

In the merger agreement, TEAM America and Vsource agreed that, following the merger, the board of directors of the combined company would consist of seven members, divided into three classes. In particular, the combined company’s board of directors will consist of two Class I directors with terms expiring at the combined company’s 2004 annual meeting, two Class II directors with terms expiring at the combined company’s 2005 annual meeting, and three Class III directors with terms expiring at the combined company’s 2006 annual meeting. In this proposal, TEAM America is asking its shareholders to elect, and has nominated for election, as directors of the combined company, [                ] and [                ] as Class I directors, [                ] and [                ] as Class II directors, and Phillip E. Kelly, S. Cash Nickerson and Dennis M. Smith as Class III directors. These elections will be subject to the condition that they will not become effective unless the merger is consummated and becomes effective under Delaware law.

Proposal 7: Approval of 2003 Long Term Incentive Plan. (See pages 106 to 111)

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve the 2003 Long Term Incentive Plan, which was adopted by the board of directors as of July [    ], 2003, to become effective at the effective time of the merger.

TEAM AMERICA SELECTED FINANCIAL DATA

The following table presents selected financial data of TEAM America as of and for the period from July 8, 1999 to December 31, 1999, as of and for the years ended December 28, 2002, December 29, 2001 and December 31, 2000 and as of and for the three months ended March 29, 2003 and March 30, 2002. Quarterly information is unaudited, but in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and the results of operations as of and for these dates. This financial data should be read in conjunction with TEAM America’s historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement/prospectus. On December 28, 2000, TEAM America and Mucho.com, Inc. were parties to a reverse merger in which Mucho.com was the surviving entity. Therefore, the reported results for 1999 and 2000 are those of Mucho.com.

	Three Months ended March 29, 2003	Three Months ended March 30, 2002	Year Ended December 28, 2002	Year Ended December 29, 2001(1)	Year Ended December 31, 2000(1)	Period from Inception to December 31, 1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenues(2)	$14,389	$13,549	$58,939	$57,036	$51	$—

Cost of services	9,996	8,927	38,334	37,167	—	—

Gross profit	4,393	4,622	20,605	19,869	51	—

Expenses:
Administrative salaries	2,702	2,822	11,377	10,743	5,651	883
Other selling, general and administrative expenses	1,606	2,206	7,925	7,588	2,468	271
Depreciation and amortization	317	302	1,414	2,808	262	20
Restructuring charges	(16)	—	738	1,834	654	—
Systems and operations development costs	—	302	312	—	—	—

Total operating expenses	4,609	5,632	21,766	22,973	9,035	1,174

Loss from operations	(216)	(1,010)	(1,161)	(3,104)	(8,984)	(1,174)

Interest expense	(421)	(212)	(1,672)	(1,051)	(512)	(80)

Income tax benefit (expense)	(7)	—	982	(35)	—	—
Net loss	$(630)	(1,222)	(1,851)	(4,190)	(9,496)	(1,254)
Deemed dividend(1)	—	—	—	—	(1,047)
Preferred stock dividend	—	(295)	(1,224)	(1,100)	—	—
Net loss attributable to common shareholders	$(630)	$(1,517)	$(3,075)	$(5,290)	$(10,543)	$(1,254)
Net loss per common share basic and diluted(1)	$(0.08)	$(0.19)	$(0.38)	$(0.72)	$(3.74)	$(0.66)
Balance Sheet Data:
Working capital deficit	$(17,677)	$(10,257)	$(9,241)	$(8,222)	$(4,803)	$(957)
Total assets	$60,060	$58,313	$63,263	$58,844	$56,960	$292
Long-term obligations	$3,945	$13,019	$12,876	$13,044	$3,665	$62
Total shareholders’ equity (deficit)(1)	$9,612	$10,549	$9,603	$12,064	$17,021	$(803)

(1)	As described in Note 4 to TEAM America’s Consolidated Financial Statements, TEAM America’s Statements of Operations and of Cash Flows for the year ended December 31, 2000 and TEAM America’s Balance Sheets and Statements of Changes in Shareholders’ Equity at December 29, 2001 and December 31, 2000 have been restated.
(2)	As described in Note 2 to TEAM America’s Consolidated Financial Statements, revenues for 2001 have been reclassified to conform to the 2002 presentation.

VSOURCE SELECTED FINANCIAL DATA

The following selected consolidated financial data is derived from Vsource’s historical financial statements. Information at April 30, 2003 and for the three months ended April 30, 2003 and 2002 is unaudited, but in the opinion of management, includes all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for these dates. The following information is only a summary and you should read it in conjunction with Vsource’s financial statements and notes thereto, which are included in this joint proxy statement/prospectus. In August 2002, Vsource’s shareholders approved a 1-for-20 reverse stock split that became effective on November 20, 2002. All common stock and per share common stock information has been adjusted to reflect the reverse stock split.

	Three Months Ended April 30,		January 31,
	2003	2002	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$4,708	$7,700	$26,546	$12,712	$35	$4	$61
Operating expenses	6,150	8,197	29,296	29,425	27,778	5,153	1,562
Loss from operations	(1,442)	(497)	(2,750)	(16,713)	(27,743)	(5,149)	(1,502)
Extraordinary item – loss on extinguishment of debt	—	—	(6,838)	(340)	—	—	—
Net loss	(1,426)	(1,138)	(11,827)	(20,444)	(27,599)	(5,523)	(1,762)
Basic and diluted weighted average number of common shares outstanding	1,838	1,700	1,734	1,080	801	697	526
Basic and diluted net profit (loss) per share available to common shareholders:
Profit (loss) before extraordinary Item	$(2.29)	$(.67)	$.89	$(20.56)	$(52.55)	$(7.92)	$(3.40)
Extraordinary item	$—	$—	$(3.95)	$(.31)	$—	$—	$—
Net loss	$(2.29)	$(.67)	$(3.06)	$(20.87)	$(52.55)	$(7.92)	$(3.40)

		April 30,	January 31,
		2003	2003	2002	2001	2000	1999
		(In thousands)
Balance Sheet Data:
Cash and cash equivalents		$10,505	$11,152	$4,753	$5,360	$5,124	$60
Property and equipment, net		4,462	4,974	7,232	932	223	23
Total assets		18,597	20,137	16,439	11,261	5,540	1,116
Current liabilities		5,591	5,696	6,222	911	6,501	984
Long-term liabilities		600	900	2,365	—	—	3
Non-redeemable preferred stock		5,368	5,368	11,223	14,229	—	—
Redeemable preferred stock		5,424	2,728	—	—	—	—
Stockholder’s equity (deficit)		1,614	5,445	(3,371)	(3,879)	(961)	129

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(in thousands, except per share data)

The following selected unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data combines the historical financial position and operating results of TEAM America and Vsource after giving effect to the merger, the recapitalization, the debt restructuring, and the issuance of shares to Mr. Nickerson, each as described in this joint proxy statement/prospectus (collectively, the Transactions). The unaudited pro forma condensed combined balance sheet data combines the historical balance sheet data of Vsource at April 30, 2003 and the historical balance sheet data of TEAM America at March 29, 2003, giving effect to the Transactions as if they occurred on April 30, 2003. The unaudited pro forma condensed combined statement of operations data combines the historical statements of operations data of Vsource for the year ended January 31, 2003 and TEAM America for the year ended December 28, 2002 as if the Transactions had taken place as of February 1, 2002 and the historical statement of operations data of Vsource for the three months ended April 30, 2003 and of TEAM America for the three months ended March 29, 2003, respectively, as if the Transactions had taken place as of February 1, 2002.

The unaudited pro forma condensed combined financial data has been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of TEAM America and Vsource included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial data is presented for information purposes only, is not intended to represent or be indicative of the results of operations or financial condition of the combined company that would have resulted if the Transactions had been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial condition of the combined company.

Income Statement Data:	Three months ended April 30, 2003	Year ended January 31, 2003
Revenue	19,097	85,485
Net loss	(2,349)	(15,073)
Basic and diluted net loss per share available to common shareholders	(0.03)	(0.22)
Basic and diluted weighted average number of common shares outstanding	78,184	69,168

Balance Sheet Data:	As of April 30, 2003
Cash and cash equivalents	9,258
Working capital	(5,281)
Customer relationships	9,000
Goodwill	30,365
Total assets	79,793
Long-term debt	12,519
Total shareholders’ equity	28,221

COMPARATIVE PER SHARE DATA

(in thousands, except per share data)

The following table sets forth net loss per share, book value per-share data and shares outstanding at period ends of both TEAM America and Vsource on a historical basis and a pro forma basis.

The historical per share data has been computed by dividing the historical net loss available to common shareholders for the year ended December 28, 2002 and the three months ended March 29, 2003 for TEAM America and the historical net loss available to common shareholders for the year ended January 31, 2003 and the three months ended April 30, 2003 for Vsource, by the historical weighted average shares outstanding of TEAM America and Vsources, respectively, for the respective periods. The book value per share has been computed by dividing TEAM America’s historic shareholders’ equity (deficit) as of December 28, 2002 and March 29, 2003 or by dividing Vsource’s historic shareholders’ equity as of January 31, 2003 and April 30, 2003 by the actual common shares of TEAM America and Vsource, respectively, outstanding as of such dates. The pro forma loss per share data has been computed by dividing the pro forma net loss available to common shareholders for the year ended January 31, 2003 and the three months ended April 30, 2003 by the pro forma weighted average shares outstanding for the respective periods. The pro forma book value per share has been computed by dividing the pro forma shareholders’ equity as of April 30, 2003 by the pro forma common shares outstanding as of April 30, 2003. The following selected unaudited pro forma financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this joint proxy statement/prospectus.

	As of and for the three months ended April 30, 2003
	TEAM America	Vsource	Pro Forma
Basic and diluted net loss per share available to common shareholders	$(0.08)	$(2.29)	$(0.03)
Book value per share at period end	$1.17	$0.87	$0.33
Shares outstanding at period end	8,216	1,863	78,184

	As of and for the year ended January 31, 2003
	TEAM America	Vsource	Pro Forma
Basic and diluted net loss per share available to common shareholders	$(0.38)	$(3.06)	$(0.22)
Shares outstanding at period end	8,216	1,785	78,184

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

TEAM America and Vsource Market Price Information

TEAM America’s common stock is quoted on the Nasdaq SmallCap Market under the symbol “TMOS.” Vsource common stock was quoted on the Nasdaq National Market until December 21, 2001, and is now quoted on the OTC Bulletin Board under the symbol “VSCE.” The following table sets forth, for the periods indicated, the high and low bid prices for TEAM America’s common stock, as reported on the Nasdaq SmallCap Market. The table also presents, for the periods indicated, the high and low bid prices per share of Vsource common stock. In the case of Vsource, the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions, and prices have been adjusted to reflect Vsource’s 1-for-20 reverse stock split that was effected on November 20, 2002.

	TEAM America Common Stock		Vsource Common Stock
Period	High	Low	High	Low
Fiscal 2001:*
First Quarter	$5.06	$2.50	$45.60	$2.40
Second Quarter	$3.54	$2.50	$12.00	$3.40
Third Quarter	$3.30	$2.51	$11.60	$1.60
Fourth Quarter	$5.30	$2.70	$8.80	$2.00

Fiscal 2002:*
First Quarter	$3.98	$2.11	$8.80	$2.80
Second Quarter	$3.60	$1.90	$7.40	$2.40
Third Quarter	$2.50	$0.25	$3.20	$2.00
Fourth Quarter	$0.71	$0.10	$3.75	$1.01

Fiscal 2003:*
First Quarter	$0.58	$0.32	$2.01	$0.50
Second Quarter (through June 30, 2003)	$1.19	$0.42	$2.75	$0.75

*	For TEAM America, the table reflects prices for TEAM America’s fiscal year ended December 29, 2001, December 28, 2002 and the current fiscal year ending December 27, 2003. For Vsource, the chart reflects prices for Vsource’s fiscal year ended January 31, 2002, January 31, 2003 and the current fiscal year ending January 31, 2004.

As of June 30, 2003, there were 244 record holders of TEAM America’s common stock and three record holders of TEAM America Class A Preferred Stock. As of June 30, 2003, there were 882 record holders of record of Vsource common stock, 33 record holders of Vsource Series 1-A Preferred Stock, 11 record holders of Vsource Series 2-A Preferred Stock and 13 record holders of Vsource Series 4-A Preferred Stock. On July 7, 2003, the closing sale price of TEAM America common stock was $0.60, and the last bid price of Vsource common stock was $1.80.

Recent Share Price Data

The following table sets forth the closing price per share of TEAM America common stock as reported on the Nasdaq SmallCap Market and the closing sales price of Vsource common stock as reported on the OTC Bulletin Board on (1) June 11, 2003, the last full trading day before the announcement of the merger agreement and (2) [                ], 2003, the last practicable full trading day before the printing of this joint proxy statement/prospectus. The table also includes the equivalent price per share of Vsource common stock. This equivalent per share price reflects the value of the TEAM America common stock you would receive for each share of your Vsource common stock if the merger was completed on June 11, 2003 and on [                ], 2003.

Date	TEAM America Common Stock			Vsource Common Stock			Equivalent Share Price
June 11, 2003		$1.04			$1.30			$3.28
[ ], 2003	$	[	]	$	[	]	$	[	]

Dividend Policy

TEAM America has never declared or paid cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. If the merger does not occur, TEAM America presently expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business. To date, Vsource has not declared or paid cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future. If the merger does not occur, Vsource presently anticipates that it will retain all future earnings, if any, for use in its operations and the expansion of its business. The merger agreement prohibits both TEAM America and Vsource from declaring or paying dividends on their capital stock before the closing of the merger.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions. These statements include, but are not limited to, forward-looking statements made in this joint proxy statement/prospectus about:

•	the successful completion and anticipated timing of the merger;

•	the expected benefits and synergies (including cost savings) of the merger;

•	the potential market for the combined company’s services;

•	complexities involved in implementing and integrating our services;

•	ability to pay the debt we have incurred;

•	outcomes of pending or threatened litigation; and

•	the anticipated impact of the merger on the combined company’s financial condition and financial performance.

These forward-looking statements reflect current views and expectations about the relevant company’s plans, strategies and prospects, which are based on the information currently available and on current assumptions. Neither TEAM America nor Vsource assumes any obligation to update any forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus.

Moreover, neither TEAM America nor Vsource can give any guarantee that these plans, intentions or expectations will be achieved. You are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors identified in the section entitled “Risk Factors” below and discussed elsewhere in this joint proxy statement/prospectus. In addition, events may occur in the future that neither TEAM America nor Vsource is able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements.

RISK FACTORS

When voting on the merger, you should carefully consider the risks described below and elsewhere in this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to TEAM America and Vsource, or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger, the relevant company and the combined company.

Risks Related to the Merger.

Difficulties encountered in integrating the operations of TEAM America and Vsource may prevent the combined company from realizing benefits from the merger.

The combined company’s long-term strategic plan depends upon timely and effective integration of the operations of TEAM America and Vsource. In order for the combined company to succeed in the BPO and PEO market, it must align strategies and objectives and successfully integrate the business operations of TEAM America and Vsource.

This integration will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical, operational and other integration decisions. The combined company will also need to integrate the employees of the two companies who are spread across the United States and Asia-Pacific. The operations, management and personnel of the two companies may not be compatible. In addition, TEAM America and Vsource may experience disruption in their corporate employee base as a result of uncertainty in connection with the merger. The diversion of management attention and any difficulties or delays encountered in the transition and integration process could have a material adverse effect on the combined company’s business, financial condition and operating results. The failure of TEAM America and Vsource to successfully integrate their operations would significantly harm the business of the combined company and could prevent it from realizing the anticipated benefits of the merger.

Vsource shareholders will receive a fixed number of shares of TEAM America common stock, regardless of the market price of TEAM America common stock. Declines in the market price of TEAM America common stock will reduce the value received by Vsource shareholders in the merger. Increases in the market price of TEAM America common stock will increase the value paid by TEAM America as consideration in the merger.

The number of shares of TEAM America common stock to be issued in the merger to holders of Vsource capital stock is fixed (other than adjustments for any reclassification, stock split, stock dividend or other similar change with respect to TEAM America’s or Vsource’s capital stock occurring before the effective time of the merger). There is no mechanism to adjust the exchange ratio based on changes in the market price of TEAM America or Vsource common stock. As a result, the specific value of TEAM America common stock received by Vsource shareholders upon completion of the merger will depend on the market value of TEAM America common stock at the time of completion of the merger. The market price of TEAM America common stock is subject to fluctuation. Shareholders of TEAM America and Vsource should obtain recent market quotations of TEAM America common stock before they vote on the merger.

TEAM America may not be able to maintain its Nasdaq listing or be successful in pursuing a new listing on Nasdaq after consummation of the merger.

Under Rule 4330(f) of the NASD Marketplace Rules, an issuer must apply for initial inclusion on the Nasdaq following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer, commonly referred to as a “reverse merger.” In determining whether a reverse merger has occurred, Nasdaq will consider all relevant factors, including, but not limited to, changes in the management, board of directors, voting power, ownership and financial structure of the issuer. Nasdaq will also consider the nature of the businesses and the relative size of the Nasdaq issuer and the non-Nasdaq entity. In this case, because the shareholders of Vsource are expected to own approximately 80% of the combined company’s common stock following the merger and because of the changes being made to TEAM America’s board of directors in connection with the merger, it is likely that the Nasdaq staff will consider the merger a “reverse merger” under Rule 4330(f). If this is the case, the combined company will be required to satisfy the requirements for initial inclusion on the Nasdaq SmallCap Market in order to maintain its Nasdaq listing, including a $4.00 minimum bid price. Currently, TEAM America would not satisfy this requirement. Even if the reverse split of our issued and outstanding common stock, as described in the TEAM America Reverse Stock Split Proposal, is approved by the TEAM America shareholders and effected by the combined company’s board of directors, we cannot assure you that we will satisfy the $4.00 minimum bid price. If the combined company does not meet Nasdaq’s listing requirements after completion of the merger, the combined company’s common stock will be delisted from Nasdaq. If the combined company’s common stock was to be delisted, trading, if any, in the common stock may then continue to be conducted on the OTC Bulletin Board upon application by the requisite market makers.

The foregoing may adversely impact the combined company’s stock price, as well as its liquidity and the ability of the combined company’s shareholders to purchase and sell their shares in an orderly manner, or at all. Furthermore, a delisting of the combined company’s shares could damage its general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on the combined company’s business, financial condition and operating results.

Certain officers and directors of Vsource and TEAM America have conflicts of interest that may influence them to support or approve the merger.

Some of the directors and officers of Vsource and TEAM America have interests in the merger that are different from, or in addition to, your interests, including the following:

•	The board of directors of the combined company will consist of seven directors, including S. Cash Nickerson and [ ], who are currently directors of TEAM America, and Phillip E. Kelly, Dennis M. Smith and [ ], who are currently directors of Vsource. In addition, upon consummation of the merger, Mr. Kelly will serve as the Chairman and Mr. Nickerson and Mr. Smith will serve as Vice Chairmen of the combined company;

•	Vsource and TEAM America have agreed that TEAM America’s current Chairman and Chief Executive Officer, Mr. Nickerson, upon shareholder approval and immediately before consummation of the merger, shall receive 1.8 million shares of TEAM America common stock, or the equivalent thereof in convertible securities;

•	Two of TEAM America’s current directors, Daniel J. Jessee and Michael H. Thomas, are officers of the managing general partner of Stonehenge Opportunity Fund, LLC, a significant TEAM America preferred shareholder and note holder that is a party to the recapitalization agreement;

•	Robert G. McCreary III, also a current director of TEAM America, is the chairman of CapitalWorks, LLC, which will receive a fee from TEAM America for its financial services related to the merger;

•	In consideration for agreeing that the proposed merger constitutes a sale under the terms of Vsource’s Certificate of Incorporation that would, among other things, cause all shares of Vsource Series 4-A Preferred Stock to automatically convert into Vsource common stock and cause certain contingent warrants held by Quilvest and CDPQ to become non-exercisable, Quilvest and CDPQ, two of Vsource’s principal shareholders who are represented on the Vsource board of directors by Bruno Seghin, have entered into an agreement with TEAM America which provides that if the combined company negotiates funding with an investor in excess of $20 million following the merger, the combined company will use its best efforts to corporate with Quilvest and CDPQ to allow them to sell up to $7.5 million of their shares in TEAM America in such funding at a per-share price no less than the price at which the combined company raises the primary $20 million;

•	Certain options issued by Vsource and held by Vsource officers and directors will vest as a result of the merger; and

•	Directors and executive officers of TEAM America and Vsource will have customary rights to indemnification following the effective time of the merger, and TEAM America will obtain “tail” insurance coverage for its current directors and officers that will take effect after the merger.

For the above reasons, the directors and officers of TEAM America and Vsource could be more likely to favor the merger than if they did not hold these interests. In addition, Mr. Nickerson, Mr. Kelly, Mr. Smith, Mr. Cantillon, Stonehenge, Quilvest and CDPQ have entered into voting agreements in which they have, among other things, agreed to vote in favor of the merger. Both the TEAM America and Vsource shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

TEAM America and Vsource expect to incur significant costs associated with the merger.

Vsource estimates that it will incur direct transaction costs of approximately $900,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, TEAM America estimates that it will incur direct transaction costs of approximately $800,000 that primarily will be expensed as incurred. TEAM America and Vsource believe the combined company may incur charges to operations, which they cannot currently reasonably estimate, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional merger charges in subsequent periods that may have a material adverse effect on the combined company’s financial position, results of operations or liquidity.

The market price of the combined company may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of TEAM America and Vsource is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by the investing public; or

•	significant TEAM America or Vsource shareholders decide to dispose of their shares following completion of the merger.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel who are critical to the business and operations of the combined company due to, for example, their technical skills, relationships with customers or management expertise. The loss of key personnel could diminish the anticipated benefits of the merger. Despite TEAM America’s and Vsource’s efforts to retain these key employees, the combined company might lose some key employees following the merger. Competition for qualified employees in the PEO and BPO industries is intense. Also, as is common once mergers are announced, competitors and other companies may recruit employees before completing the merger and during the integration process following the closing of the merger. In addition, any real or perceived differences in the policies, career prospects, compensation levels or cultures between Vsource and TEAM America may cause key employees to leave before or after the merger. As a result, employees could leave with little or no prior notice, which could cause delays and disruptions in the effort to integrate the two companies and result in expenses associated with finding replacement employees. Moreover, if TEAM America, Vsource and the combined company after the merger are unable to retain personnel who are critical to the successful integration and future operation of the combined company, they could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs.

The merger may result in loss of TEAM America’s customers.

The PEO industry is very competitive and TEAM America’s competitors may use the merger or the period leading up the merger as an opportunity to solicit some of TEAM America’s customers. Most of TEAM America’s customer contracts are terminable upon 30 days’ notice and, despite TEAM America’s efforts to retain its customers, TEAM America might lose some customers to predatory competitors.

There may be sales of substantial amounts of TEAM America common stock after the merger, which could cause its stock price to fall.

A substantially large number of shares of TEAM America common stock may be sold into the public market within short periods of time following the closing of the merger. Significant shares may be sold by existing Vsource shareholders because of the increased liquidity of the Nasdaq SmallCap Market as opposed to the OTC Bulletin Board, where Vsource’s common stock currently trades. If the shares of TEAM America common stock received by Vsource shareholders in the merger remain listed on the Nasdaq SmallCap Market, a large number of sales in the combined company’s common stock may result in a sharp decline in the stock price. Moreover, significant shares may be sold by existing Vsource and TEAM America shareholders who are currently restricted as affiliates of Vsource or TEAM America but may not be considered affiliates after the merger, which again, may result in a decline in the combined company’s stock price following the merger. The sale of these shares also could impair the combined company’s ability to raise capital through the sale of additional stock. See “Restrictions on Sales of TEAM America Common Stock by Affiliates of Vsource” on page 57.

Failure to complete the merger could have an adverse impact on TEAM America and Vsource and their stock prices.

Many conditions must be met prior to completing the merger, including the approval of TEAM America’s and Vsource’s shareholders. If these conditions are not met, the merger will not be completed. Many of the transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without offsetting benefits from the merger. Since entering into the merger agreement on June 12, 2003, TEAM America and Vsource have made planning and operations decisions on the basis that the merger will be completed. These planning and operating decisions would have been different had TEAM America and Vsource not entered into the merger agreement. If the merger is not completed, TEAM America and Vsource will have incurred a significant amount of non-operating expenses associated with the merger that they otherwise would not have incurred. Consequently, if the merger is not consummated, each of TEAM America’s and Vsource’s financial condition likely will be worse than it would have been had they had never entered into the merger agreement.

In addition, if the merger is terminated and the TEAM America or Vsource board of directors seeks another merger or business combination, there can be no assurance that TEAM America or Vsource will be able to find a partner willing to agree to equivalent or more attractive terms than those that have been negotiated for in the merger.

Failure to complete the merger may require, under specified circumstances, payment of termination fees.

The merger is subject to shareholder approval of both TEAM America and Vsource and other customary conditions. Neither TEAM America nor Vsource can assure its shareholders that they will be able to satisfy their obligations under the merger agreement and consummate the merger. If TEAM America and Vsource fail to consummate the merger, under certain circumstances, either party may be required to pay a significant break-up fee to the other party.

Uncertainty regarding the timing of completion of the merger, or whether it will be completed at all, may cause customers and suppliers to delay or defer doing business with TEAM America and Vsource, which could disrupt their respective operations and result in a loss of, or delay in generating, revenues.

Numerous conditions must be met before completing the merger, some of which are outside the control of TEAM America and Vsource. Accordingly, there may be uncertainty regarding the timing of the completion of the merger, or whether it will be completed at all. This uncertainty may cause customers and suppliers to delay or defer doing business with TEAM America or Vsource, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with TEAM America or Vsource as a result of the proposed merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of TEAM America and Vsource, regardless of whether the merger is ultimately completed.

Risks Related to TEAM America’s Business

In the following section discussing risks facing TEAM America, references to “we,” “us,” “our” and “ours” refers to TEAM America.

If our workers’ compensation and unemployment costs rise, our results of operations and business may suffer.

Our workers’ compensation and unemployment costs could increase as a result of many factors, including increases in the rates charged by the applicable states and private insurance companies and changes in the applicable laws and regulations. Although we believe that historically we have profited from this service, our results of operations and financial condition could be materially adversely affected in the event that our actual workers’ compensation and unemployment costs exceed those billed to our clients. Although, we have the right to pass onto our clients rate increases for those costs, we may be unable to do so to the full extent of the increases, or client terminations may occur if any increases are made. In addition, with respect to any period during which any portion of our workers’ compensation risks were self-insured it is possible that the reserves established to cover these periods will ultimately prove to be inadequate, which would result in increased workers’ compensation costs in future periods.

We have amended our senior revolving credit facility in connection with our failure to satisfy certain financial covenants, and we have agreed to enter into a new credit facility simultaneously with the completion of the merger. We may not be able to meet all of the conditions under the amended credit facility or be able to amend the credit facility if the merger is not completed.

At September 28, 2002, we were in default under our credit facility, and on September 30, 2002, we entered into a forbearance agreement with our lenders. The forbearance period was to end on March 31, 2003, and on March 28, 2003, we entered into an amendment and waiver to that credit facility. In connection with that amendment, the financial covenants were modified in order to bring us into compliance. In the absence of these amendments, we would have been in violation of certain covenants in both the credit facility and the forbearance agreement.

We are currently subject to the modified covenants in the amended credit facility. In addition, in connection with the merger, we are negotiating a new credit facility that will be effective upon completion of the merger. If we are not able to maintain compliance with the covenants of our current facility or to execute the new credit facility, we may have to request additional amendments to these covenants and there can be no assurance that we will be able to obtain such relief. The breach of any of these covenants could result in a default that would permit the lenders under our credit facility to declare all amounts borrowed due and payable, together with accrued and unpaid interest. If there is an acceleration of our credit facility obligations, these lenders could proceed against the collateral securing that indebtedness, which includes all the assets of our business.

If government regulations regarding PEOs are implemented, or if current regulations are changed, our results of operation and financial prospects could be harmed.

Many of the laws related to the employment relationship were enacted before the development of PEO’s and other staffing businesses and many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Our operations are affected by numerous federal, state and local laws and regulations relating to labor, tax, insurance and employment matters. By entering into an employment relationship with employees who work at client locations, we assume some obligations and responsibilities of an employer under these laws. Uncertainties arising under the Internal Revenue Code of 1986, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we provide. The unfavorable resolution of these unsettled issues could have a material adverse effect on our results of operations and financial condition.

While many states do not explicitly regulate PEOs, approximately 21 of the states have enacted laws that have licensing or registration requirements for PEOs, and several additional states are considering such laws. Such laws vary from state to state but generally provide for the monitoring of the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOs. There can be no assurance that we will be able to comply with any such regulations that may be imposed upon us in the future, and our inability to comply with any such regulations could have a material adverse effect on our results of operations and financial prospects.

If the IRS determines that we are not the “employer” for purposes of the participation of worksite employees in our cafeteria plan, our cafeteria plan may lose favorable tax treatment.

The rules for Code section 125 “cafeteria plans” limit participation in such plans to the sponsoring employer’s employees. The application of this participation rule to cafeteria plans of PEO’s in which worksite employees participate has been unclear. If the IRS concludes that PEOs are not “employers” of worksite employees for purposes of the cafeteria plan rules, our cafeteria plan may lose its favorable tax status. The loss of favorable tax status for our cafeteria plan could increase our administrative expenses, increase client dissatisfaction and adversely affect our ability to attract and retain clients and worksite employees, and, thereby, materially adversely affect our financial condition and results of operations. We are unable to predict the impact that the foregoing could have on our administrative expenses, and whether our resulting liability exposure, if any, will relate to past or future operations. Accordingly, we are unable to make a meaningful estimate of the amount, if any, of such liability exposure.

We operate in a highly competitive and fragmented market, and those competitive pressures may have a negative effect on our results of operations and prospects.

The PEO industry is highly competitive and fragmented with limited barriers to entry. We compete in national, regional and local markets with several industry participants that have greater financial and other resources than we have, as well as specialized PEOs with limited operations. We also encounter competition from fee-for-service companies such as payroll processing firms, insurance companies and human resource consultants.

In addition, several of our PEO competitors have recently been acquired by large business services companies, such as Automatic Data Processing, Inc. These companies have substantially greater resources and provide a broader range of services. Accordingly, the PEO divisions of those companies may be able to provide more services at more competitive prices than may be offered by us.

Because our client agreements are short term in nature, our clients may not continue to purchase our services and our business may suffer.

Our standard client agreement generally is for one-year and provides for an on-going relationship thereafter, subject to termination by us or the client upon 30 days’ written notice. Terminations by our clients could have a material adverse effect on our financial condition, results of operations and liquidity.

We may be liable for our clients’ mistreatment of our employees.

Because we are in the business of placing our co-employees in the workplace of our clients, we may be subject to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hours violations and other matters, even if we do not participate in such violations. Although our client agreements generally provide that the client indemnify us for any liability attributable to the client’s failure to comply with its contractual obligations and to the requirements imposed by law, we may not be able to collect on a contractual indemnification claim, and thus may be responsible for satisfying these liabilities.

In addition, since we are co-employers with our clients, worksite employees may be deemed to be our agents, subjecting us to liability for the actions of the worksite employees of our clients.

Our principal shareholders, officers and directors own a controlling interest in our voting stock, and our other shareholders will be unable to affect the outcome of shareholder voting.

Prior to the completion of the merger and the recapitalization, our officers, directors and shareholders with greater than 5% holdings, in the aggregate, own approximately 76% of all outstanding voting stock. Shareholders owning over 70% of our voting stock have agreed to vote in favor of issuing the shares of common stock in the merger and the related proposals. This concentration of ownership may have the effect of impeding any other merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our shares.

If the PEO market does not develop and expand as we anticipate, demand for our services may decline, which would negatively impact our net sales.

Our future success is dependent upon the growth of the PEO market. The PEO market is new and growth is driven by several key factors, including:

•	the continued growth of small and medium-sized business,

•	rising costs of health care and the difficulties of administering competitive health care benefits,

•	rising costs of workers’ compensation insurance coverage, workplace safety programs and employee-related complaints and litigation, and

•	complex regulation of labor and employment issues and the related cost of compliance.

If such factors, and other additional factors, do not continue to drive demand for our services, the market for our services and the growth of our business will be significantly limited. Moreover, if we fail to address the changing market conditions and the key factors that influence our business, sales of our service may decline.

Anti-takeover provisions under Ohio law and in TEAM America’s articles of incorporation and code of regulations make a change in control more difficult.

The merger agreement provides that TEAM America may entertain offers that are considered, under the terms of the merger agreement, to be “superior” to the merger. Pending our proposed reincorporation, however, the provisions of TEAM America’s articles of incorporation and code of regulations and of the Ohio Revised Code, together or separately, could discourage any such potential superior offers and limit the price that parties might be willing to pay for TEAM America’s common stock. Among other things, these provisions:

•	require certain supermajority votes;

•	establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders proposals to be considered at shareholders’ meetings; and

•	divide the board of directors into two classes of directors serving staggered two-year terms.

In addition, the Ohio Revised Code contains provisions that require shareholder approval of any proposed “control share acquisition” of any Ohio corporation at any of three ownership thresholds: 20%, 33 1/3% and 50%. The Ohio Revised Code also contains provisions that restrict certain business combinations and other transactions between an Ohio corporation and interested shareholders.

Our former use of Arthur Andersen LLP as our independent auditor may pose risks to us and will limit your ability to seek potential recoveries from them related to their work.

In April 1, 2002 we dismissed Arthur Andersen LLP, our former independent auditor. In early 2003, we engaged our current independent auditors, Schneider Downs & Co., Inc. On June 15, 2002, Arthur Andersen was convicted on a federal obstruction of justice charge. Our audited consolidated financial statements for the fiscal years ended December 29, 2001 and December 31, 2000 included this proxy statement/prospectus were audited by Arthur Andersen. While Arthur Andersen has previously consented to the inclusion of its audit report for such periods in our reports filed with the SEC, Arthur Andersen is no longer able to reissue a consent to including or incorporating by reference its audit reports relating to such financial statements in our filings with the SEC as may be required under SEC rules. The SEC has provided certain regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement of filing a consent of Arthur Andersen in certain circumstances. Notwithstanding the SEC’s regulatory relief, your ability to seek potential recoveries from Arthur Andersen related to any claims that you may assert as a result of the work performed by Arthur Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Arthur Andersen that are or may be available to satisfy any such claims.

Risks Related to Vsource’s Business

In the following section discussing risks facing Vsource, references to “we,” “us,” “our” and “ours” in this section refers to Vsource.

To date, we have realized revenues that are significantly less than our expenses and have had losses since inception, and there can be no assurance that even after the merger we will achieve profitability.

We had shareholders’ equity of approximately $1.6 million as of April 30, 2003. We have been funded primarily through issuances of debt and equity securities. We have sustained operating losses since inception. We have never been profitable, and we may not be able to become profitable or sustain profitability. As of April 30, 2003, we had cash and cash equivalents totaling $10.5 million, down $0.6 million from $11.1 million at January 31, 2003, mainly reflecting net cash used in operations of approximately $0.6 million.

We are heavily reliant on one customer, and the revenues from this customer are expected to decline significantly

We are heavily reliant on one customer, Gateway Japan Inc., which generated approximately 81% and 67% of our total revenues in the years ended January 31, 2003 and 2002, respectively, and 68% for the three months ended April 30, 2003. We have a three year contract with Gateway to provide support services, which began on November 1, 2001, for Gateway’s warranty obligations to its installed base of end users. Revenues from this customer are set to decline significantly over the remaining term of the contract, as the installed base of end users who will be covered by Gateway’s warranties declines over time. This decline could have a material impact on our revenues and operating results, even if we are successful in reducing costs in line with the decrease in the corresponding revenues. In addition, Gateway has the right on each anniversary of the contract, with our agreement, to revise the minimum volumes of transactions specified in the contract, although it cannot revise our fees per transaction performed unless actual transaction volumes exceed 110% of the minimum volumes specified in the contract. If the actual transaction volumes exceed 110%, then we must negotiate in good faith with Gateway to adjust fees per transaction, hours of operation and performance standards for the following year. Since actual transaction volumes did not exceed 110% of the specified minimum volumes, no changes were required following the first anniversary of the contract. Although Gateway cannot terminate the agreement for convenience during its initial term, Gateway could terminate the agreement for, among other things, material breach, failure to meet specified service levels or if we are unable to reasonably agree on revisions to minimum volumes of transactions for subsequent years of the contract.

The market for business process outsourcing services in the Asia Pacific region, particularly on a regional basis, is new and unproven.

We cannot be certain that there will be a sustainable market for our services. If companies operating in the Asia Pacific region are not willing to outsource the services that we provide, on a large scale or at all, then we will not be able to generate adequate revenues or achieve necessary economies of scale. This could have a material and adverse effect on our business, financial condition and results of operations.

We have limited experience in our business.

Our current business operations consist solely of operations developed since the second half of 2001 or acquired in June of 2001 from NetCel360. Our limited experience in this business could negatively impact our ability to succeed.

Long sale cycles for our services could cause delays in revenue growth.

Because we target large contracts and large multinational companies as our principal customers, our sales cycles for our services often take many months to complete and may vary from contract to contract. As stated in “Risks Related to Economic and Infrastructural Disruptions” below, the outbreak of Severe Acute Respiratory Syndrome (SARS) in Asia during the first quarter of 2003 has further extended our sales cycles. Lengthy sales cycles could cause delays in revenue growth, and result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the internal decision making process of the potential customer and the level of competition that we encounter in our selling activities. Additionally, since the market for outsourcing services in the Asia-Pacific region is relatively new, we believe that we will have to educate many potential customers about the use and benefits of our products and services, which can in turn prolong the sales process.

Complex implementation and integration of our services and products may impede market penetration.

The installation and implementation of some of our services and products, including set-up across multiple countries in the Asia-Pacific region and integration with a client’s systems currently in use, can be a complex, time consuming and expensive process. We anticipate that many of our clients will be large multinational corporations that will require that our products undergo substantial customization to meet their needs. These clients will also likely require that our products be integrated with existing internal legacy systems. We estimate that the installation and integration process may take three to six months, or longer in some cases, depending on the size of the client, the number of countries in which it operates, complexity of a client’s operations and the configurations of its current information technology systems. The time and expense of installation and implementation may deter potential clients from purchasing our services.

Our revenues and operating results are difficult to predict and may be subject to significant fluctuations.

We receive revenues from our outsourcing services in large part from recurring transaction-based fees. The use of each outsourcing service and the number of transactions we actually perform will vary in volume, scope and duration. In addition, some of our client contracts can be terminated by our clients on relatively short notice without cause. As a result, it is possible that expected recurring revenues may be terminated more quickly than anticipated, making them more difficult to predict.

We believe that quarterly revenues, expenses and operating results may vary significantly in the future, that period-to-period comparisons of results of operations may not necessarily be meaningful and that, as a result, these comparisons should not be relied upon as indications of future performance. Due to these and other factors, it is possible that our operating results will be below market analysts’ expectations in some future quarters, which would cause the market price of our stock to decline.

Risks related to economic and infrastructural disruptions.

As a provider of business process outsourcing services, our business is dependent upon the underlying businesses of our clients. Events such as Operation Iraqi Freedom or terrorist attacks similar to those conducted in the United States on September 11, 2001 and in Bali, Indonesia on October 12, 2002 could significantly slow economic growth in the Asia-Pacific region and adversely affect the businesses of our clients, thereby reducing their need or desire for our services. A significant disruption of telecommunications, transportation, mail and other infrastructure could make it difficult and more expensive for us to service our customers in a timely fashion or at all, and for our vendors and service providers to render goods and services to us. As a provider of services that focuses on providing regional solutions, we are particularly vulnerable to disruptions that inhibit travel, communication and commerce between countries. Such a disruption might also result in delays in receiving payments from clients. The outbreak of SARS in Asia in the first quarter of 2003 had an impact on economic growth in Asia, caused some restrictions and significant disruptions in air travel, and had an adverse impact on our business and operations during the first quarter of 2003 as it extended our sales cycle, and may, depending on whether or not the SARS outbreak remains successfully contained, continue to have an adverse impact on our business and operations. Volatility and uncertainty in the world’s stock markets brought about by terrorist and other disruptive events could also impair our ability to raise capital.

We are dependent on a number of vendors and service providers.

We are dependent on a small number of vendors and service providers in delivering our services. In particular, our warranty support services for Gateway rely on arrangements with independent field service providers, parts manufacturers, warehouse providers and shipping companies. Because we currently purchase replacement parts for Gateway products in relatively small quantities, our purchasing power is minimized, which may result in higher parts prices and slower delivery times from the parts manufacturers. Although we believe that we could find alternative vendors and service providers, the transition to alternative vendors and service providers would take a significant amount of time and resources which could materially affect the delivery of our warranty support services and put us in material breach of our agreement with Gateway. In addition, the costs of purchasing parts and services from alternative vendors and service providers could be significantly higher.

We may not be able to compete effectively against our competitors.

We operate in a highly competitive environment. We believe that we compete primarily with the in-house operations of our current and potential clients and our greatest competitive risk is that prospective clients will choose not to outsource their technical, administrative and sales functions and instead elect to continue performing these functions internally, including consolidating their operations in one or more regional shared service centers. In addition, increasing numbers of companies are entering the business process outsourcing industry in the Asia-Pacific region. This industry is relatively new in the region and, as it develops, our competitors may better position themselves to compete in our lines of business and markets. Although, we are not aware of any other company that provides a similar, comprehensive range of business process outsourcing services to our targeted clients across multiple countries in the Asia-Pacific region, we do compete with companies that fall into two basic categories:

•	Companies that provide a much narrower selection of business process outsourcing solutions on a regional or semi-regional basis, including Accenture, Automatic Data Processing, Inc., Electronic Data Systems, PCCW Limited, Scicom Data Services, SITEL Corporation and Teletech Holdings, Inc.; or

•	Companies that provide a broad variety of business process outsourcing solutions, but only in one or two countries, or in multiple countries but on a country-by-country basis, rather than on a regional or semi-regional basis. There are numerous such companies in each of the major markets in the Asia-Pacific region.

These competitors may have greater resources or more advanced technology than we do. Other competitors may emerge in the future with significantly greater financial, technical and marketing resources than we have. These competitors may be in a better position than us to develop current and future services, expand market share and offer services and products that provide significant performance, price, creative or other advantages over those offered by us.

The barriers to enter our business are low.

There are relatively low barriers to entry into our line of business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright proprietary technologies that are superior or substantially similar to our technologies. The costs to develop and provide outsourcing services can be relatively low.

We depend on our key senior management and executive officers to execute our business strategy and could be harmed by the loss of their services.

We believe that successful management and the ability to execute our services will be critical in the success of our business. Therefore, our success depends in large part upon the continued efforts, service and performance of our senior management team and executive officers, and in particular of the following key management executives:

•	Phillip Kelly, our Chairman and Chief Executive Officer;

•	Dennis Smith, our Vice Chairman, Chief Financial Officer and Chief Strategy Officer;

•	Braden Waverley, our President; and

•	Jack Cantillon, our Chief Operating Officer.

We depend on their services because each one of these executives has experience and in-depth knowledge regarding the development, needs, special opportunities, and challenges of our business, and the environment and business activities in our targeted markets. We have employment agreements with these key executives as well with all of our other officers and employees. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations.

We have incurred debt to finance our operations.

We have incurred debt to finance our operations. We received a $3.0 million advance from Gateway in November 2001 in connection with our provision of support services to Gateway, which is being used by Gateway to offset outstanding accounts receivable from Gateway at a monthly rate through October 2004. The balance of this advance was $1.6 million as of June 1, 2003. There is no assurance that we will have sufficient funds to completely repay this advance.

Until the merger is consummated, our major shareholders are party to a shareholders agreement giving them a significant degree of control over us.

Until the merger is completed, shareholders owning more than 80% of our issued and outstanding common stock, on a fully-diluted basis, are parties to a shareholders’ agreement under which they have veto rights over certain corporate actions, including our ability to undertake any merger, reconstruction or liquidation exercise concerning us or any of our subsidiaries. These shareholders also have agreed to vote in favor of the merger. This concentration of ownership may have the effect of impeding any other merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our shares.

Our failure to maintain our rights to use third party intellectual property could adversely affect business.

Portions of our business are substantially dependent upon technology that we license from third parties. In particular, we rely upon third-party technologies and software for our outsourcing services, such as payroll services, customer relationship management and supply chain management. Some of these licenses require us to make recurring payments based on numbers of users or transactions. Other licenses are perpetual licenses absent material breach on our part. We also expect to need new licenses in the future as our business grows, the existing products we license become obsolete, and as technology evolves. We cannot be sure that we will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on our business, financial condition and results of operations.

Third parties may claim that our technology or services, including those which we have licensed from a third-party supplier, infringe their proprietary rights. Although in most cases we are indemnified by our licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert our management’s attention and resources and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either we or our licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, our business, financial condition and results of operations could be materially adversely affected.

System failures and capacity constraints could result in a reduction of demand for our services.

Our ability to provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our hardware, software and network infrastructure. Inadequacies in the performance and reliability of our information systems, or in the external power or communications infrastructure, could result in interruptions in the availability of some or all of our services, lower the volume of transactions or increase response times for effecting a transaction. As the majority of our operations are located in regions of Asia-Pacific where the infrastructure may not be as extensive or reliable as in the United States, we are particularly vulnerable to such disruptions. This could lead to client dissatisfaction, loss of clients and damage to our reputation, which could materially adversely affect our business, financial condition and results of operations.

Although we have not experienced these problems in the past to a material extent, our systems and operations may be vulnerable to damage or interruption from:

•	power loss, telecommunications or network failures, operator negligence, improper operation by employees, physical break-ins and other similar events;

•	unauthorized access or electronic break-ins, or “hacking”; and

•	computer viruses.

Breaches of our security systems could have a materially adverse impact on our business and operations.

A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and client data stored in our information systems. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the willingness of clients to entrust their data to a third party outsourced service provider. Anyone who circumvents our security measures could misappropriate our or our clients’ exclusive information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could theoretically be introduced into our systems, or those of our clients or vendors, which could disrupt our products or services, or make our systems inaccessible to clients or vendors. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of exclusive information, such as personal data and credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business could be seriously impacted if they are not prevented.

We have an incomplete disaster recovery plan.

A significant portion of our information systems is located in our shared services center in Kuala Lumpur, Malaysia. We maintain a small back-up site, but it currently would not support our entire operations if our primary facilities became unusable, and it could take a significant amount of time to get it fully operational. We are currently assessing a more extensive disaster recovery plan. Until the plan is completed, there are risks of localized telecommunications, Internet and systems failure.

Volatility in social, political and economic conditions in the Asia-pacific region may adversely affect our business.

We derive and expect to continue to derive substantially all of our revenues from services conducted in or relating to the Asia-Pacific region. Volatility in social, political and economic conditions in the region may interrupt, limit or otherwise affect our operations and services by affecting our physical operations, creating uncertainty regarding our operating climate and adversely affecting our ability to provide services.

A downturn in general economic conditions in the Asia-Pacific region could materially adversely affect our business, financial condition and results of operations. Beginning in mid-1997, many countries in the region experienced significant economic problems. Following varying degrees of recovery in the region in 1999 and 2000, the economies in many of those countries have recently experienced declining or negative growth rates. We cannot assure you that the current economic conditions in any of these countries will improve or not deteriorate.

We may become subject to burdensome government regulations and legal uncertainties and to claims involving foreign laws and regulations.

We currently have employees, facilities and business operations established in Australia, Hong Kong, Japan, Malaysia, Singapore and the United States. We also anticipate having employees, facilities and operations in other countries and territories in the Asia-Pacific region and offering services in numerous countries in the region regardless of whether we have a physical presence in such countries. As a result, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims from private parties or foreign government agencies based in foreign jurisdictions for violations of their laws. International litigation is often expensive, time consuming and distracting. These claims could be particularly disruptive to our business.

In addition, laws in these jurisdictions may be changed or new laws may be enacted in the future. Uncertainty and new laws and regulations in these jurisdictions could prevent or limit our ability to operate in certain countries, increase our costs of doing business and prevent us from providing our e-business services. Any restrictions could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, there are risks inherent in conducting business in multiple jurisdictions and internationally. These include:

•	challenges in staffing and managing foreign operations;

•	differing technological standards;

•	employment laws and practices in different countries; and

•	potentially adverse tax consequences.

Currency fluctuations could decrease our revenue or increase costs relative to our revenue.

Historically, most of our revenue has been earned in U.S. dollars and significant portions of our expenses and liabilities have been denominated in local currencies, primarily Japanese Yen, Malaysian Ringgit, Australian Dollars, Hong Kong Dollars and Singapore Dollars. As a result, we will be subject to the effects of exchange rate fluctuations with respect to any of these currencies. We do not currently engage in currency hedging activities. Some of the countries or territories in which we currently operate or may operate in the future impose exchange controls. As a result, we may not be able to freely convert the relevant local currencies in the countries and territories in the Asia-Pacific region into U.S. dollars or freely convert U.S. dollars into the relevant local currencies. Any substantial currency fluctuation could adversely affect our business, financial condition and results of operations.

Substantial costs of any securities litigation could divert our limited resources.

We could become a target of securities litigation based upon the volatility of our stock in the marketplace. Litigation of this type could result in substantial costs and divert management’s attention and resources. Over the past three years, our stock has declined steeply from as high as $1,700.00 per share to as low as $0.50 per share (in each case as adjusted to reflect our 1-for-20 reverse stock split which was effected on November 20, 2002), and as of July 7, 2003 the closing price of our common stock was $1.80 per share. Public companies suffering this much stock price volatility are often sued by their shareholders.

Risks Related to the Combined Company after the Merger

In addition to the risks facing TEAM America’s and Vsource’s business, which are expected to continue after the merger unless indicated otherwise, the following section discusses risks facing the combined company following the merger. References to “we,” “us,” “our” and “ours” in this section refer to the combined company following the merger.

Each of TEAM America and Vsource has incurred significant losses since inception, and we expect the combined company to continue to incur losses, which may adversely affect the trading price of the combined company’s common stock.

Since inception, each of TEAM America and Vsource has generated significant operating losses, and we expect the combined company to continue to incur operating losses and negative cash flow from operations. The combined company’s ability to achieve profitability depends upon its ability to increase revenue and decrease expenses, which will be affected by a number of factors, including:

•	success in realizing the benefits of the merger, including cost savings related to expected efficiencies and redundancy eliminations in operating, development, sales, purchasing and administrative functions;

•	ability to minimize the costs of integrating both companies’ business operations and products;

•	maintaining TEAM America’s and Vsource’s current customer relationships and developing new customer relationships;

•	deepening the combined company’s pipeline of sales prospects;

•	expansion of direct and indirect sales channels;

•	ability to offer new products that complement TEAM America’s and Vsource’s existing product line, in order to make its suite of services more attractive to customers;

•	increasing awareness of the combined company’s brand;

•	ability to control expenses; and

•	success in attracting and retaining qualified personnel.

Any failure on the part of the combined company to address such risks or difficulties adequately would result in our failure to achieve profitability and thereby may have an adverse effect on the combined company’s financial condition and common stock trading price.

The combined company will have incurred significant amounts of debt.

After the bank restructuring and recapitalization are complete, the combined company will have total debt of approximately $15.0 million, assuming that $5.0 million of TEAM America’s debt being purchased by Vsource is transferred in its entirety to a third party and remains outstanding. We cannot assure you that we will have sufficient funds to repay these debts.

The combined company may need additional financing in the future.

TEAM America and Vsource expect that additional financing may be required following completion of the merger to fund the combined company’s operations. TEAM America and Vsource do not know whether additional financing will be available when needed, or that, if available, it will obtain financing on terms favorable to the combined company’s shareholders or the combined company.

In connection with completing the merger, Vsource and Team America will incur significant transaction costs and the combined company will be required to deposit approximately $1.5 million of cash with its lenders as collateral to support the combined companies’ borrowing and letter of credit obligations. Further, as described in “Information Regarding TEAM America-Credit Restructuring Related to Merger,” it is a condition to the completion of the merger that Vsource or its designee purchase a portion of TEAM America’s existing senior debt and certain related securities for an aggregate purchase price of $1.6 million. Vsource currently intends to find a third-party investor to purchase this debt. However, if Vsource is not successful in locating a third-party investor, Vsource will be required to use $1.6 million of cash to purchase this debt and these securities in order to complete the merger. The use of the combined company’s existing cash resources for these purposes will make it more likely that the combined company will require additional financing.

The combined company may raise additional financing through public or private equity offerings or debt financings. To the extent the combined company raises additional capital by issuing equity securities, its shareholders may experience dilution. To the extent that the combined company raises additional capital by issuing debt securities, the combined company may incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants.

The combined company’s stock price could be volatile and could decline in the future.

The price of TEAM America common stock and Vsource common stock have each been volatile in the past and will likely continue to fluctuate in the future. The stock market in general and the market for shares of PEO and BPO companies in particular have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the

PEO, BPO and related industries, including TEAM America and Vsource, have experienced dramatic volatility in the market prices of their common stock. TEAM America and Vsource believe that a number of factors, both within and outside their control, could cause the price of the combined company’s common stock to fluctuate, perhaps substantially. These factors include:

•	announcements of developments related to the combined company’s business or its competitors’ businesses;

•	fluctuations in the combined company’s financial results;

•	potential sales of the combined company’s common stock into the marketplace by the combined company and/or shareholders;

•	a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts’ expectations; and

•	the depth of the volume of the combined company’s common stock traded on a daily basis.

We cannot be certain that the market price of the combined company’s common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to the combined company’s performance. Information regarding the market price of TEAM America and Vsource common stock, including their historical trading ranges and the last reported trading prices on a recent date is set forth under the section entitled “Comparative Market Price and Dividend Information.”

It may be difficult for a third party to acquire the combined company after the merger, even if doing so would be beneficial to its shareholders.

Provisions in the combined company’s certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. Further, the combined company will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits it from engaging in a business combination with an interested shareholder for three years after the date of the transaction pursuant to which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control. In addition, the combined company will have a staggered board of directors, and such staggered board of directors will make it difficult for the combined shareholders to change the composition of the board of directors in any one year. Finally, shareholders who will own in the aggregate approximately 50% of the combined company’s outstanding shares of common stock have entered into a shareholders’ agreement that would control their vote in the event of a proposed sale of more than 50% of the combined company’s common stock on a fully-diluted basis.

The combined company will face risks associated with acquisitions, investments, strategic partnerships or other ventures.

As part of its overall business strategy, the combined company may pursue strategic acquisitions or investments as appropriate opportunities arise. These acquisitions or investments would be in businesses, products or technologies that would be expected to provide, supplement or complement the combined company’s services, and/or provide additional industry expertise, a broader client base or an expanded geographic presence. The combined company may not be successful in identifying suitable acquisition, investment or strategic partnership candidates. Even if it does identify suitable candidates, it may not complete those transactions on commercially acceptable terms or on a timely basis, or at all. The combined company may incur indebtedness or issue equity securities to pay for any acquisition or investment, which could have a dilutive effect on its existing shareholders. Any acquisitions and investments involve other risks, such as:

•	the diversion of management’s attention and other resources from other business concerns;

•	expenses, delays and difficulties in assimilating and integrating the operations, technologies, products and personnel of the acquired company;

•	not realizing the anticipated benefits of any acquisition or investment;

•	paying more than the acquired company or investment is worth;

•	the impact on our financial condition due to the timing of the acquisition or investment;

•	the expenses of amortizing the acquired company’s intangible assets and goodwill; and

•	the potential for claims asserted against the acquired business.

If any of these risks are realized, the combined company’s business, financial condition and results of operations could be materially adversely affected.

THE ANNUAL MEETING OF TEAM AMERICA SHAREHOLDERS

In this section, “The Annual Meeting of TEAM America Shareholders,” references to “we,” “us,” “our” and “ours” refer to TEAM America.

General

TEAM America is furnishing this joint proxy statement/prospectus to holders of TEAM America common stock and Class A Preferred Stock in connection with the solicitation of proxies by TEAM America’s board of directors for use at the annual meeting and any adjournment or postponement thereof.

Date, Time and Place

The date, time and place of the annual meeting are as follows:

[Date], 2003

[10:00 a.m.], local time

[                ]

[                ]

[                ]

Record Date

TEAM America has fixed the close of business on [                ], 2003, as the record date for the annual meeting. Only holders of record of TEAM America’s common stock and Class A Preferred Stock at the close of business on the record date are entitled to notice of and to vote at the meeting.

Matters to be Considered at the Meeting

Shares represented by valid proxies in the form enclosed or for which voting instructions have been given to us over the telephone in accordance with the instructions outlined below, received in time for use at the annual meeting and not revoked at or before such meeting, will be voted at the annual meeting. Where you specify a choice as to how your shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

1  FOR Proposal 1: to approve the issuance of up to 62,612,142 shares of TEAM America common stock as contemplated by the Merger Agreement, dated as of June 12, 2003, by and among TEAM America, Beaker Acquisition Co., Inc., a Delaware corporation, and Vsource, Inc., a Delaware corporation (the “TEAM Merger Proposal”);

2.  FOR Proposal 2: to approve the recapitalization of TEAM America and the related amendment to our Third Amended and Restated Articles of Incorporation to opt out of Ohio Revised Code Section 1701.831 (the “Recapitalization Proposal”);

3.  FOR Proposal 3: to approve the reincorporation of TEAM America from Ohio to Delaware through the merger of TEAM America into TEAM Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of TEAM America, and for related changes to TEAM America’s organizational documents (the “Reincorporation Proposal”);

4.  FOR Proposal 4: to authorize the issuance of 1.8 million shares of TEAM America common stock, or the equivalent thereof in convertible securities, to S. Cash Nickerson, to be issued immediately before consummation of the merger (the “Nickerson Proposal”);

5.  FOR Proposal 5: to give the board of directors of TEAM America the authority to implement a reverse stock split after the merger, recapitalization and Delaware reincorporation in a ratio no greater than 1-for-20 (the “Reverse Stock Split Proposal”);

6.  FOR Proposal 6: to elect two directors to hold office until the 2004 Annual Meeting of Shareholders, to elect two directors to hold office until the 2005 Annual Meeting of Shareholders, and to elect three directors to hold office until the 2006 Annual Meeting of Shareholders, and until their successors are duly elected and qualified (the “Election of Directors Proposal”);

7.  FOR Proposal 7: to approve the 2003 Long Term Incentive Plan (the “Incentive Plan Proposal”); and

8.  FOR Proposal 8: to transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Vsource will not be required to complete the merger unless the shareholders of TEAM America approve all of the foregoing proposals. If the merger is not completed, none of the proposals will be implemented.

The board of directors has not yet made a determination to proceed with a reverse split of our issued and outstanding shares of common stock. Such determination will be based on a number of factors, including market conditions, existing and expected trading prices of our common stock and the likely effect of business developments on the market price of our common stock.

Voting Procedures

Shareholders Entitled to Vote

As of the close of business on [                ], 2003, there were [                ] shares of TEAM America common stock outstanding and entitled to vote and 133,240 shares of Class A Preferred Stock outstanding and entitled to vote at the meeting.

Holders of TEAM America common stock are entitled to one vote for each share held as of the record date and the holders of TEAM America Class A Preferred Stock are entitled to 1,973,926 votes. The holders of Class A Preferred Stock vote together with the holders of common stock as a single class. In addition, with respect to the Recapitalization Proposal only, the holders of Class A Preferred Stock also vote as a separate class.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock and Class A Preferred Stock is necessary to constitute a quorum at the annual meeting. Votes of shareholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Any abstentions will be counted for purposes of determining a quorum and will have the same effect as votes against the approval of the proposals considered at the annual meeting.

If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on the matter. Those shares subject to a broker non-vote will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy by the outstanding common stock and Class A Preferred Stock present or represented by proxy and entitled to vote on the matter, voting together as a single class, is required to approve the TEAM Merger Proposal, the Nickerson Proposal and the Incentive Plan Proposal. Broker non-votes are not deemed to be present or represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on the TEAM Merger Proposal, the Nickerson Proposal or the Incentive Plan Proposal. Abstentions, however, are treated as shares present or represented and entitled to vote and have the same effect as a vote against these proposals. The affirmative vote of at least 75% of the votes represented by all outstanding common stock and Class A Preferred Stock entitled to vote on the matter, voting together as a single class, is required to approve the Recapitalization Proposal, the Reincorporation Proposal and the Reverse Stock Split Proposal. In addition, the affirmative vote of a majority of the Class A Preferred Stock voting as a separate class, is required to approve the Recapitalization Proposal. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against these proposals. Under Ohio law, nominees receiving the most votes in the election of directors will be elected, therefore broker non-votes and abstentions will have no effect on the outcome of the election of directors.

Expenses of Proxy Solicitation

The cost of soliciting proxies will be borne by TEAM America. Proxies may be solicited by TEAM America’s directors, officers and regular employees, personally or by telephone, telefax, e-mail or otherwise. None of the directors, officers or employees of TEAM America will be directly compensated for such services.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of our board of directors for use at the annual meeting. You may instruct us on how to vote your shares by either attending our annual meeting in person or mailing the enclosed proxy card back to us. You may also be able to vote by using the Internet or by calling a toll-free number pursuant to the instructions on your proxy card.

Voting by Mail

If you wish to instruct us how to vote your shares by mail, please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive before the vote at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted to approve each of the proposals to be considered at the annual meeting.

Revoking Your Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted:

(a)	by timely delivering to TEAM America a duly executed proxy bearing a later date;

(b)	by timely delivering to TEAM America’s Corporate Secretary a written notice of revocation before the special meeting; or

(c)	by attending the special meeting and voting in person by ballot.

TEAM America’s board of directors does not know of any other matters that are not referred to in this joint proxy statement/prospectus to be presented for action at the annual meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Deadline for Receipt of Shareholder Proposals

We currently intend to hold our 2004 annual meeting in June 2004 and to mail proxy statements relating to the 2004 annual meeting in May 2004. Shareholder proposals intended to be presented at the 2004 annual meeting and included in the proxy statement and form of proxy relating to that meeting must be received by us in writing at our offices in Columbus, Ohio, addressed to our Secretary, by January 30, 2004 in order to be considered timely. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. In addition, the proxy solicited by the board of directors relating to the 2004 annual meeting may confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we receive notice of such proposal by April 1, 2004.

Recommendation of the TEAM America Board of Directors

TEAM America’s board of directors believes that the merger is advisable, fair to you and in your best interest. TEAM America’s board of directors also believes that the Recapitalization Proposal, the Reincorporation Proposal, the Nickerson Proposal, the Reverse Stock Split Proposal, the Election of Directors Proposal and the Incentive Plan Proposal are all advisable and in your best interest as a shareholder of TEAM America.

The TEAM America board of directors recommends that you vote “FOR” the TEAM Merger Proposal, the Recapitalization Proposal, the Reincorporation Proposal, the Nickerson Proposal, the Reverser Stock Split Proposal, the Election of Directors Proposal and the Incentive Plan Proposal.

THE SPECIAL MEETING OF VSOURCE SHAREHOLDERS

In this section, “The Special Meeting of Vsource Shareholders,” references to ”we,” “us,” “our” and “ours” refer to Vsource, Inc. (Vsource).

General

Vsource is furnishing this joint proxy statement/prospectus to holders of Vsource common stock and preferred stock in connection with the solicitation of proxies of Vsource’s board of directors for use at the special meeting of Vsource shareholders and any adjournment or postponement thereof.

Date, Time and Place

The date, time and place of the special meeting are as follows:

[Date], 2003

[10:00 a.m.], local time

[                ]

[                ]

[                ]

Record Date

Vsource has fixed the close of business on [            ], 2003, as the record date for the meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

Matters to be Considered at the Meeting

To approve the merger and related transactions, adopt the merger agreement and transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Voting Procedures

Shareholders Entitled to Vote

As of the close of business on June 30, 2003 there were 1,863,084 shares of Vsource common stock, 1,275,955 shares of Series 1-A Preferred Stock, 367,336 shares of Series 2-A Preferred Stock and 17,364 shares of Series 4-A Preferred Stock outstanding and entitled to vote at the meeting. Each share of Vsource common stock is entitled to one vote, each share of Vsource Series 1-A Preferred Stock is entitled to 0.378 votes, each share of Series 2-A Preferred Stock is entitled to 0.451 votes and each share of Series 4-A Preferred Stock is entitled to 1,000 votes. The holders of Vsource common stock and preferred stock will vote together as a single class at the meeting.

Quorum; Abstention

The required quorum, in person or by proxy, for the transaction of business at the special meeting is a majority of the votes eligible to be cast by the holders of Vsource common stock and preferred stock issued and outstanding on the record date. Shares that are voted “For,” “Against” or “Abstain” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such matter. Abstentions will have the same effect as a vote against the merger and the merger agreement.

Vote Required

The affirmative vote of at least a majority of the outstanding voting power of the Vsource common stock and preferred stock, voting together as a single class is required to approve the proposal to approve the merger and adopt the merger agreement.

Expenses of Proxy Solicitation

The cost of soliciting proxies will be borne by Vsource. Proxies may be solicited by Vsource’s directors, officers and regular employees, personally or by telephone, telefax, e-mail or otherwise. None of the directors, officers or employees of Vsource will be directly compensated for such services.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of our board of directors for use at the special meeting. You may instruct us on how to vote your shares by either attending our special meeting in person or mailing the enclosed proxy card back to us. You may also be able to vote by using the Internet or by calling a toll-free number pursuant to the instructions on your proxy card.

Voting by Mail

If you wish to instruct us how to vote your shares by mail, please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive before the vote at the special meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted to approve each of the proposals to be considered at the special meeting.

Do not send in any stock certificates with your proxy card. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for common stock and preferred stock to former Vsource shareholders as soon as practicable after the completion of the merger.

Revoking your Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted:

(a)	by timely delivering to Vsource a duly executed proxy bearing a later date;

(b)	by timely delivering to Vsource’s Corporate Secretary a written notice of revocation before the special meeting; or

(c)	by attending the special meeting and voting in person by ballot.

Vsource’s board of directors does not know of any other matters that are not referred to in this joint proxy statement/prospectus to be presented for action at the special meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Vsource Board of Directors

The Vsource board of directors believes the merger is advisable, fair to you and in your best interests.

The Vsource board of directors recommends that you vote “FOR” the proposal to approve the merger and adopt the merger agreement.

PROPOSAL 1: THE MERGER

General

This section of the joint proxy statement/prospectus highlights selected information regarding the proposed merger and related transactions and may not contain all of the information that is important to you. We encourage you to read the entire joint proxy statement/prospectus for a complete description of the merger, including the annexes attached hereto.

At the effective time of the merger, Beaker Acquisition Co., Inc., a wholly-owned subsidiary of TEAM America (Merger Sub), will be merged with and into Vsource. Vsource will be the surviving corporation and will continue as a wholly-owned subsidiary of TEAM America. Based on the number of shares of Vsource common stock and TEAM America common stock outstanding as of the record date and the exchange ratios, approximately 62.6 million shares of TEAM America common stock will be issuable pursuant to the merger agreement, representing approximately 80% of the combined company’s common stock outstanding on a fully-diluted basis immediately after the merger.

TEAM America Proposal

TEAM America seeks the approval of its shareholders for the issuance of up to 62,612,142 shares of TEAM America common stock, as contemplated by the merger agreement.

Vsource Proposal

Vsource seeks the approval of its shareholders of the proposed merger of Merger Sub with and into Vsource, as contemplated by the merger agreement, and the adoption and approval of the merger agreement and related transactions.

Background of the Merger

Both Vsource and TEAM America have regularly evaluated different strategies to improve their competitive business positions and enhance their respective stockholder values, including opportunities for combinations with or acquisitions of other companies or their assets, possible partnerships or alliances and other significant transactions.

In the second half of fiscal 2002, Vsource commenced a strategic review of its business. As a result of this review, Vsource management embarked on a number of strategic and tactical initiatives aimed at transforming Vsource into a first-tier global BPO provider. One such initiative was to acquire new customers through merger or acquisition to supplement Vsource’s more traditional methods of customer acquisition, which relied primarily on sales and marketing. By acquiring companies or businesses that delivered services similar or complementary to those provided by Vsource, and consolidating the delivery of those services in its existing shared service centers in Asia, Vsource believed that it could leverage its existing infrastructure to achieve greater economies of scale and thereby reduce the costs of delivering such services. Moreover, if an acquired company or business was previously delivering its services from a high cost environment such as the United States, then additional cost reductions could be realized by delivering those services from Vsource’s lower cost service centers in Asia. By reducing costs, while maintaining or improving quality metrics, Vsource believed that it could improve the operating earnings, service quality and competitiveness of the merger or acquired business.

In the second half of 2002, TEAM America had also commenced a process that eventually led to the merger. In November 2002, TEAM America’s board of directors formed a Finance Committee comprised of non-management directors to oversee TEAM America’s efforts to deal with its capital deficit. Shortly thereafter, TEAM America engaged CapitalWorks, LLC as its financial advisor to seek a potential acquisition, merger candidate or investor. Robert G. McCreary III, a TEAM America director and member of the Finance Committee, is the chairman of CapitalWorks. CapitalWorks is also a significant shareholder of TEAM America.

CapitalWorks contacted over 50 entities, including private equity firms, direct competitors and strategic investor/partners whose interest could include investment in, joint venture with or acquisition of TEAM America. Prior to entering into the merger agreement, with CapitalWorks’ assistance, TEAM America’s management engaged in substantive discussions with several potential investors. This process gave the board of directors a refined perspective on the relative value of TEAM America. CapitalWorks issued a detailed report to the board of directors on May 17, 2003, in which it recommended the Vsource merger as being the best transaction for TEAM America at this time.

After exploring alternatives, Vsource concluded one of the most promising areas for further investigation was the PEO field in the United States, because this business in large part consisted of delivering human resources-related services to customers, a line of business in which Vsource was already engaged. Accordingly, Vsource began to concentrate its search for a merger or acquisition candidate in the PEO business. Assisted by outside consultants, Vsource identified a number of PEO companies and conducted detailed reviews of these companies. Contacts were made with promising candidates, and in the case of TEAM America introduction was made through I. Steven Edelson, a member of Vsource’s board of directors, who knew of TEAM America, through a business relationship with a lawyer at McGuireWoods LLP, TEAM America’s principal outside law firm. Of the companies that expressed interest in pursuing discussions, Vsource considered TEAM America to be the most attractive candidate, based on its analysis of TEAM America’s valuation and operations.

On January 7, 2003 and after entering into a confidentiality agreement as of such date, Dennis M. Smith, Vice Chairman and Chief Financial Officer of Vsource, held a telephone call with S. Cash Nickerson, Chief Executive Officer of TEAM America. On the call, Messrs. Nickerson and Smith expressed an interest in initiating discussions regarding a potential business combination and agreed to exchange information. Shortly thereafter, on January 9, 2003, Mr. Nickerson and Jay Strauss, General Counsel of TEAM America, traveled to Chicago to meet with I. Steven Edelson, a member of Vsource’s board of directors, to follow up on the conversation held with Mr. Smith and to gain further insight into Vsource. Afterwards and throughout January and early February 2003, Mr. Smith and Mr. Nickerson conducted a series of telephone calls, although talks were kept at a general level. During these conversations, Messrs. Smith and Nickerson arranged for a representative of CapitalWorks, to visit Phillip E. Kelly, Vsource’s Chairman and Chief Executive Officer, in San Diego. On February 11, 2003, a representative of CapitalWorks met with Mr. Kelly in San Diego.

On February 20, 2003, Mr. Smith made a trip to the U.S. and met with Mr. Nickerson and other members of the TEAM America senior management team, including Mr. Strauss, Ted Crawford, TEAM America’s President, and Andy Johnson, TEAM America’s Chief Financial Officer, in person in Columbus, Ohio. The meeting built on earlier discussions and focused on understanding each other’s business, management capabilities and the strategic intentions and rationale with respect to a possible merger transaction. At that meeting, it was decided that Mr. Nickerson should meet with Mr. Kelly at their earliest mutual convenience.

Following that meeting and upon his return to Hong Kong, on February 23, 2003, Mr. Smith sent Mr. Nickerson an e-mail requesting detailed information, mostly of a financial nature, that would assist Vsource in evaluating TEAM America. Mr. Nickerson responded with his own information request. On February 28, 2003, Mr. Nickerson had dinner with Mr. Kelly in Las Vegas, where Mr. Kelly was attending a business conference, and their conversation covered strategic reasons for the merger, future plans for the combined company, and the responsibilities of existing management in the combined company.

On March 2, 2003, Mr. Nickerson sent Mr. Kelly an e-mail indicating an interest in continuing discussions on a more detailed level. Mr. Kelly responded similarly, and it was agreed that the parties would exchange detailed information and begin working towards a preliminary set of proposed terms for a potential business combination. On March 5, 2003, a conference call was held to introduce key members of Vsource and TEAM America, including representatives of each company’s legal and finance departments who would be assisting on the transaction. Also participating on that call were representatives of CapitalWorks.

Beginning in March 2003, Vsource, both directly and with the assistance of external advisors, conducted a due diligence investigation of TEAM America. This effort included meetings by members of Vsource’s management team with members of TEAM America’s management team, document review and follow-up questions by representatives of Vsource. On March 20, 2003, Mr. Smith and a member of Vsource’s legal department traveled to Columbus and spent a week on-site reviewing documents and interviewing TEAM America’s senior management. Another on-site due diligence review was conducted during the week of April 21, 2003. Representatives of Vsource’s operation teams met with or spoke to a number of TEAM America personnel and performed an in-depth analysis of TEAM America’s operational processes. In addition, Vsource engaged outside insurance experts, who also visited TEAM America’s headquarters, to review TEAM America’s property and casualty insurance, including worker’s compensation insurance, as well as TEAM America’s employee benefit plans and programs. This insurance and employee benefit review was eventually encapsulated in a due diligence report that was delivered to Vsource on June 2, 2003. Vsource’s due diligence investigation continued through May 2003. Mr. Smith, for his part, remained in Columbus for the better part of April and May, spearheading the due diligence effort and negotiations.

Beginning in early May 2003, TEAM America, both directly and with the assistance of its financial advisors and outside counsel, conducted a due diligence investigation of Vsource. That due diligence investigation continued through May 2003, and included document review in Chicago on May 13 through 15, 2003 of Vsource financial and legal documents requested by TEAM America. TEAM America received a formal due diligence report from McGuireWoods on May 18, 2003, and another report from CapitalWorks on May 17, 2003.

Beginning in April and in parallel to the due diligence efforts noted above, Vsource and TEAM America and their respective financial and legal advisors began negotiating the substantive terms of the merger. The Vsource negotiating team was led by Mr. Smith, and the TEAM America negotiating team was led by Mr. Nickerson. The initial phase of negotiations focused on valuation and transaction structure. Both parties agreed that they wanted a non-taxable, all-stock transaction. Vsource requested that the transaction be structured so that TEAM America would be the acquirer of Vsource’s shares, in large part because such an acquisition would constitute a “qualifying sale” under the terms of Vsource’s Certificate of Incorporation. This would, among other things, cause all shares of Vsource Series 4-A Preferred Stock to automatically convert into Vsource common stock, cause a stockholders’ agreement to which Vsource was a party, and the various restrictions in such agreement, to terminate and cause certain contingent warrants held by Quilvest and CDPQ to become nonexercisable. On April 10, 2003, Messrs. Kelly and Nickerson met in Dallas to visit TEAM America’s sales office and confirm agreement in principle on the proposed preliminary, high-level transaction structure. On April 11, 2003, Vsource and TEAM America entered into a non-binding letter of intent that contained a standstill provision covering both parties through May 7, 2003. The letter of intent also set relative valuations, subject to due diligence review.

On April 29, 2003, McGuireWoods, TEAM America’s outside counsel, distributed a preliminary draft of the merger agreement. On April 29, 2003, Mr. Nickerson met with Mr. Kelly in San Diego. On April 30, 2003, a conference call was held with representatives of PricewaterhouseCoopers and members of Vsource and TEAM America management to discuss preliminary accounting implications of the proposed transaction structure. Vsource and TEAM America also had various discussions with other financial and legal advisors, and determined that the best structure was a reverse triangular merger and that the merger consideration be expressed as a fixed ratio, not subject to adjustment in the form of price collars or bands; this determination was based on a mutual belief that given the relative thinness of both company’s trading volumes a fluctuating exchange ratio could be subject to irregularities that might irrationally deviate from the underlying agreed-upon valuations.

On May 1 and 2, 2003, Mr. Kelly visited with Mr. Nickerson in Columbus. On May 5, 2003, Vsource and TEAM America signed a two-year services agreement pursuant to which Vsource agreed to provide outsourcing services to TEAM America to support its operations. Under this services agreement, Vsource advanced $500,000 to TEAM America to assist TEAM America with the working capital expenditures that it would need to incur in order to meet its obligations during implementation of the contracted services. On May 6, 2003, a dinner was held in Columbus and attended by Vsource and TEAM America team members. Also on May 6, 2003, McGuireWoods distributed a revised draft of a merger agreement. On May 9, 2003, Vsource engaged First Analysis Securities Corporation to render a fairness opinion on the transaction.

On May 12, 2003, representatives of both parties traveled to Chicago for meetings held at the offices of McGuireWoods. At these meetings, which took place through May 15, 2003, Vsource, TEAM America and their respective financial and legal advisors held extensive negotiations, agreeing on, among other matters, board composition of the merged company, senior management composition, specific language setting forth key representations and warranties, the nature of closing conditions, including conditions that would entitle a party to terminate the merger agreement or adopt alternative transaction proposals, and the consequences of such termination rights.

On May 14, 2003, Vsource’s board of directors held a conference call to review the rationale for the transaction, the results of Vsource’s due diligence investigation, the status of negotiations and the outstanding issues. The board of directors authorized Vsource’s management to proceed with negotiations in line with the relative valuations and deal structure presented to the board. Over the days leading to the May 14, 2003 call and afterwards, Mr. Smith had one-on-one conversations with several members of the Vsource board of directors in order to further familiarize them with the potential transaction.

On May 19, 2003, TEAM America’s board of directors met to review the status of the transaction, during which the directors of TEAM America participated in an active discussion and review of the significant issues that had arisen in connection with the transaction. TEAM America’s financial and legal advisors also participated in this meeting. The results of TEAM America’s due diligence investigation of Vsource were discussed. TEAM America’s board of directors approved the transaction subject to confirmation of the preliminary views that had been expressed by its financial and legal advisors, the resolution of a number of specified business and due diligence issues and the finalization of definitive merger documentation in form satisfactory to Messrs. Nickerson and Strauss. On May 20, Mr. Kelly, Mr. Smith and other Vsource personnel made a presentation to TEAM America’s board of directors concerning strategic advantages of the merger. Following the TEAM America board meeting, Mr. Nickerson flew to San Diego, where he held detailed meetings with Mr. Kelly on May 21 and 22, 2003.

On May 23, 2003, McGuireWoods distributed a revised version of the merger agreement and drafts of other transaction documents, including the shareholder voting agreements pursuant to which certain major shareholders for each party would commit to vote in favor of the merger.

In early June, Vsource determined that it would not be able to complete its due diligence until June 30, 2003. However, both parties desired to execute the merger agreement as soon as possible. In light of this issue, Vsource and TEAM America reached an understanding that the formula for determining the ratio of TEAM America common stock to be issued in the transaction could be adjusted if further due diligence, to be conducted through June 30, 2003, determined that certain designated liabilities exceeded agreed to threshold amounts, and the merger agreement was drafted to provide a formula to provide for these possible changes in the exchange ratio.

From June 1 to June 5, 2003, Vsource and its legal advisors and TEAM America and its legal and financial advisors conducted a series of in-person meetings and conference calls to finalize the terms of the definitive merger agreement and other transaction agreements.

On June 4, 2003, TEAM America’s board of directors met again to consider the revised merger agreement and the merger, including the exchange ratio adjustment. At the conclusion of the meeting, the members of TEAM America’s board of directors voted unanimously to approve the revised merger agreement and the merger, and granted members of TEAM America’s management authority to complete the negotiation of the merger agreement provided that the final terms of the merger agreement were not materially different from those presented to the board.

On June 5, 2003, Vsource held a board meeting by conference call to consider the merger agreement and the merger. All directors of Vsource were present at the meeting. First Analysis Securities Corporation made a presentation and provided its indication that the common stock exchange ratio was fair from a financial point of view to Vsource’s common stockholders as of such date and based on information available at that time. Mr. Smith and members of Vsource’s legal team described the proposed terms of the merger agreement and the merger to Vsource’s board of directors. Detail was also provided on the other transaction documents, including the voting agreements. At the conclusion of this meeting, following an extensive discussion and numerous questions from Vsource’s board of directors, the members of Vsource’s board of directors voted unanimously to approve the merger agreement and the merger, and granted members of Vsource’s management authority to complete the negotiation of the merger agreement provided that the final terms of the merger agreement and other transaction agreements were not materially different from those presented to the board.

From June 5 through June 11, 2003, representatives from Vsource, TEAM America and their respective financial and legal advisors participated in a series of conference calls during which they resolved the remaining open issues, including the details of the merger mechanics and the exchange ratio adjustment, and exchanged and reviewed further draft language for the merger agreement, including the final version of the merger agreement, which was distributed on June 11, 2003.

From an early point in its negotiations with TEAM America, Vsource had indicated that a major condition to proceeding with the merger was that TEAM America’s bank debt and shareholder bridge debt be restructured and its Class A Preferred stock be recapitalized, in each case on terms acceptable to Vsource. In conjunction with efforts to finalize the merger agreement, significant attention was spent from May 12 through June 12, 2003 negotiating, drafting and finalizing term sheets with TEAM America’s bank lenders to restructure TEAM America’s bank debt. Simultaneously, an amendment to an outstanding memorandum of understanding with the holder of bridge debt and TEAM America’s preferred shareholders was being negotiated and finalized to restructure such bridge debt and exchange the Class A Preferred Stock for subordinated debt and common stock. The term sheets and the amendment to the memorandum of understanding were all signed on June 12, 2003 in conjunction with the signing of the merger agreement. Copies of the amended memorandum of understanding and the term sheets entered into with TEAM America’s banks and preferred shareholders are attached as exhibits to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Prior to the opening of trading for Vsource common stock on the OTC Bulletin Board and TEAM America common stock on the Nasdaq SmallCap Market on June 12, 2003, Vsource, TEAM America and TEAM America’s subsidiary signed the merger agreement. The voting agreements and other transaction agreements were also executed and delivered contemporaneously with the execution and delivery of the merger agreement. Vsource and TEAM America then announced the merger agreement and other transaction agreements, in separate press releases. On June 16, 2003, TEAM America’s management team conducted an internal conference call regarding the transaction that was open to all of its employees, and on June 18, 2003, Vsource had a similar conference call for its employees.

TEAM America’s Reasons for the Merger

The TEAM America board of directors unanimously approved the merger agreement and recommends that the TEAM America shareholders approve the issuance of common stock in connection with the merger. The decision by the TEAM America board of directors was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company and to the value received by shareholders of TEAM America. These potential benefits include:

•	The combined company will have complementary leadership, a strong combined board, an experienced management team, extensive PEO experience and numerous business contacts that will enhance the conduct of its business.

•	The combined company will have a much stronger balance sheet than TEAM America’s, and TEAM America’s capital deficit is expected to be eliminated upon consummation of the merger.

•	TEAM America’s bank debt will be favorably restructured, as described in “Information Regarding TEAM America—TEAM America Business” starting on page 114.

•	TEAM America’s preferred shareholdings will be favorably restructured, as described in “Proposal 2: The Recapitalization” starting on page 83.

•	The combined company will have the opportunity to execute the roll-up strategy of the PEO industry that TEAM America had envisioned but was unable to execute due to the unavailability of capital.

•	The combined company will be in a position to realize substantially increased margins on its PEO business by virtue of the outsourcing of many back office functions to Vsource’s facilities overseas.

In the course of its deliberations regarding the merger, the TEAM America board of directors reviewed with TEAM America’s management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for TEAM America. The TEAM America board of directors also considered the following factors, among others, in connection with its review and analysis of the merger. The conclusions of the TEAM America board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, the TEAM America shareholders:

•	historical information concerning Vsource’s and TEAM America’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•	the results of the due diligence review of Vsource conducted by TEAM America’s management and its financial and legal advisors.

The TEAM America board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the TEAM America board of directors included:

•	the risk that, because the exchange ratio provides for no adjustment for changes in the market price of TEAM America common stock, the per share value of the consideration to be received by Vsource shareholders on the date of closing might be more than the price immediately before the announcement of the merger due to fluctuations in the market value of TEAM America common stock;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the challenges relating to the integration of the two companies;

•	the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Vsource might not continue with the combined company;

•	the risks relating to Vsource’s business and how they would affect the operations of the combined company;

•	the risk of increasing TEAM America’s rate of cash burn; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page .

The foregoing discussion of information and factors considered by the TEAM America board of directors is not intended to be exhaustive but is believed to include many material factors considered by the TEAM America board of directors. In view of the wide variety of factors considered by the TEAM America board of directors, the TEAM America board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the TEAM America board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the TEAM America board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the TEAM America board of directors unanimously agreed that the merger is fair to, and in the best interests of, the TEAM America shareholders and that TEAM America should proceed with the proposed merger.

In considering the recommendation of the TEAM America board of directors with respect to the merger agreement, TEAM America shareholders should be aware that the directors and officers of TEAM America have interests in the merger that are different from, or are in addition to, the interests of the TEAM America shareholders generally. For further detail see the section entitled “Proposal 1: The Merger—Interests of Certain Persons in the Merger” on page 55.

Vsource’s Reasons for the Merger

Vsource’s board of directors has determined that the proposed merger is advisable and fair to, and in the best interests of, Vsource and its stockholders and authorized Vsource to enter into the merger agreement and related transaction agreements. Vsource’s board of directors took into account a number of factors in its deliberations concerning the merger. In addition, Vsource’s senior management also considered a number of factors when assessing the merger. These factors included, but were not limited to, the following:

•	information concerning the financial performance and condition, results of operations, competitive position, management and business of TEAM America and Vsource before and after giving effect to the merger, such as the business and financial prospects of Vsource were it to remain a stand-alone company compared to the expanded business and financial prospects of a combined organization, which led Vsource’s board of directors to conclude that the opportunity to receive common stock in the combined company could provide Vsource’s stockholders with a better return on their investment than Vsource would as a stand-alone company;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Vsource common stock and TEAM America common stock, and the possibility of a Nasdaq listing, which would enhance the combined company’s ability to rely on the equity markets to raise additional capital, if needed;

•	the opportunity to simplify Vsource’s existing capital structure by causing all preferred stock to be converted into common stock of the combined company which would additionally benefit Vsource by increasing its market capitalization, as calculated based only on shares of common stock outstanding, and benefit Vsource’s stockholders by increasing the public float of common stock;

•	the expectation that the combined company could reduce or eliminate costs through the consolidation of operations, facilities and functions, including relocation to lower-cost offshore facilities, where appropriate;

•	the combined company would have substantially greater resources than Vsource as a stand-alone company;

•	the combined company would have a broader, more diversified sales development pipeline and service offering base than Vsource as a stand-alone company;

•	the combined company would have increased marketing and sales opportunities, including enhanced opportunities in the BPO service market in light of the combined company’s pipeline of services and prospects for new service introductions in the next several years;

•	the complementary service offerings of the two companies;

•	the enhanced financial profile of the combined company, which should better position the combined company to negotiate corporate partnerships and pursue licensing opportunities and potential strategic acquisitions than could Vsource alone;

•	the consideration, as reflected in the exchange ratio, that Vsource stockholders will receive in the merger in light of comparable merger transactions;

•	the belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are good;

•	the analyses of Vsource’s management, financial advisors and legal advisors, which provided significant information to Vsource’s board of directors regarding TEAM America’s business and financial condition;

•	the financial presentation First Analysis Securities Corporation made to Vsource’s board of directors on June 5, 2003 setting forth among other things several valuation methodologies, most of which placed the proposed transaction with TEAM America higher than the median value and the range of values with respect to such methodologies relative to comparable merger transactions, and which collectively and in conjunction with the other factors considered by the board supported the transaction;

•	the opinion of First Analysis Securities Corporation to the effect that, as of June 5, 2003, and based upon and subject to various considerations set forth in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Vsource common stock; and

•	the fact that Vsource had explored a number of strategic alternatives to the merger, including other opportunities to merge or consolidate or remain a stand-alone company.

Vsource’s board of directors and senior management also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the potential benefits of the merger may not be realized;

•	a significant increase in its debt resulting from the assumption of TEAM America’s outstanding debt;

•	the general difficulties of integrating service offerings, technologies and companies, which are further complicated in this instance by geographic considerations;

•	the risk of management and employee disruption associated with the merger;

•	the risk that the merger may not be completed in a timely manner, if at all, notwithstanding the voting agreements obtained from holders representing beneficial ownership of over 80% of Vsource common stock as of June 12, 2003;

•	the fact that the voting agreements and prohibition on solicitation and related provisions in the merger agreement would discourage third parties from seeking to negotiate a superior proposal for the acquisition of Vsource; and

•	the other risks described above under “Risk Factors” beginning on page 21.

This discussion of information and factors considered by the Vsource of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Vsource board of directors. In view of the wide variety of factors considered by the Vsource board of directors, including the various valuation methodologies prepared by First Analysis Securities Corporation as part of rendering its fairness opinion, the Vsource board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. Vsource’s board of directors, however, concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Vsource’s stockholders than other strategic alternatives. After taking into account all of the factors set forth above, the Vsource board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Vsource’s stockholders and that Vsource should enter into the merger agreement.

Business of the Combined Company

Following completion of the merger, the combined company will deliver its services throughout Asia-Pacific, Europe and the United States and expects to have approximately [    ] employees after expected headcount reductions through attrition and targeted job reductions. The combined company will be headquartered in La Jolla, California.

As of April 30, 2003, unaudited pro forma condensed combined total assets of Vsource and TEAM America were approximately $79.8 million. In addition, for the year ended January 31, 2003, unaudited pro forma condensed combined total revenues for Vsource and TEAM America were approximately $85.5 million. These amounts are not intended to represent or be indicative of the amounts that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of the future results of operations or financial condition of the combined company. See the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 73 of this joint proxy statement/prospectus.

Both companies believe that the merger will allow the combined company to distinguish itself in the BPO marketplace through its focus on human resources solutions and customer outsourcing solutions. Vsource and TEAM America believe that the merger will extend the global presence of Vsource in the BPO market, expand its customer base and diversify its service offerings. TEAM America believes that the combined company will allow it to meet better the evolving performance and cost efficiency requirements of its PEO customers who will benefit greatly from Vsource’s installed infrastructure and proven operational expertise. The combined company, Vsource and TEAM America believe, will provide increasingly comprehensive service offerings after the merger, will augment customer penetration, advance its strategy to diversify sales, on both a product and geographic basis, and also create new revenue streams.

Both companies believe that, with a more diversified service mix, an expanded and diversified geographic presence and increased size, scale and financial strength, the combined company will appeal to existing and prospective customers. Following the merger, the combined company will significantly improve TEAM America’s balance sheet, which it believes will give it the financial stability to continue to execute its business strategy. Finally, Vsource and TEAM America expect to realize substantial opportunities for synergies and cost reductions after the integration, through greater economies of scale, consolidation and elimination of duplication in operating, development, sales, purchasing and administrative functions, and transition where appropriate of operations from the higher cost environment of the United States to the lower cost environment of Asia.

Opinion of Vsource’s Financial Advisor

On May 9, 2003, Vsource and First Analysis Securities Corporation executed an engagement letter pursuant to which First Analysis Securities Corporation was engaged to act as Vsource’s financial advisor in connection with the merger. Pursuant to the engagement letter, Vsource retained First Analysis Securities Corporation to render an opinion as to the fairness, from a financial point of view, of the common stock exchange ratio. See “—Background of the Merger” on page 44.

At a meeting of the Vsource board of directors held on June 5, 2003, First Analysis Securities Corporation gave its oral opinion, which opinion was subsequently confirmed in writing, that, as of June 5, 2003, based on and subject to the matters outlined with Vsource’s board of directors, the common stock exchange ratio in the merger was fair from a financial point of view.

The full text of the opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. Holders of capital stock of Vsource are urged to read the opinion in its entirety. The opinion was prepared for the benefit and use of Vsource’s board of directors in its consideration of the merger and does not constitute a recommendation to holders of capital stock of Vsource as to how they should vote at the special meeting in connection with the merger. The opinion does not address the relative merits of the merger and any other transactions or business strategies considered by Vsource’s board of directors as alternatives to the merger or the underlying business decision of the Vsource board of directors to proceed with the merger. The summary of the opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at the opinion set forth in Annex B, First Analysis Securities Corporation, among other things:

•	reviewed the terms of the merger agreement and the associated exhibits thereto in the form of the draft dated June 4, 2003;

•	reviewed Vsource’s Annual Report and Form 10-K for the fiscal year ended January 31, 2003, including the audited financial statements included therein;

•	reviewed Vsource’s press releases and other SEC filings from December 2002 to present;

•	reviewed certain internal financial and operating information, supplied by management, relating to the business, earnings, cash flow and assets of Vsource;

•	conducted discussions with members of the management of Vsource concerning the operations, business strategy, financial performance and prospects for Vsource;

•	discussed with the management of Vsource its view of the strategic rational for the merger;

•	reviewed the historical market prices and trading activity of the common stock of Vsource and TEAM America;

•	reviewed the historical market exchange ratios between the individual shares of common stock of Vsource and TEAM America;

•	compared Vsource with certain public companies that First Analysis Securities Corporation deemed to be comparable to Vsource;

•	compared the financial terms of the merger with the financial terms of selected transactions of companies First Analysis Securities Corporation deemed to be comparable to Vsource; and

•	performed a discounted cash flow analysis of the projected cash flows of Vsource on a stand-alone basis, based on projections provided by Vsource management.

In rendering its opinion, First Analysis Securities Corporation assumed and relied, without responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with First Analysis Securities Corporation. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, First Analysis Securities Corporation had been advised by the management of Vsource that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Vsource as to the future financial performance of Vsource, and First Analysis Securities Corporation relied upon Vsource to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. First Analysis Securities Corporation did not make and was not provided with an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Vsource nor did First Analysis Securities Corporation make any physical inspection of any properties or assets of Vsource. First Analysis Securities Corporation’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated, information made available to First Analysis Securities Corporation as of the date of its opinion, and any material change in such information would require a re-evaluation of its opinion.

Management of Vsource advised First Analysis Securities Corporation that they were not aware of any information or facts that would make the information provided to First Analysis Securities Corporation incomplete or misleading. First Analysis Securities Corporation was informed by Vsource management and it assumed that the merger, the bank refinancing of TEAM America, and the recapitalization of TEAM America will all be consummated in accordance with their terms without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

First Analysis Securities Corporation expressed no opinion regarding the liquidation value of Vsource or of the companies post-merger or any lending terms. Without limiting the generality of the foregoing, First Analysis Securities Corporation did not undertake an independent analysis of any owned or leased real estate, any insurance related or pension related liabilities of TEAM America, and their impact on future cash flow and earnings, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Vsource, TEAM America or its respective affiliates are a party or may be subject and its opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters. First Analysis Securities Corporation assumed that the post-merger entity would have sufficient cash on hand to meet anticipated obligations through at least June 30, 2005; that the liability exposure to TEAM America from workers compensation claims are adequately reflected on TEAM America’s balance sheet; that there will be no impact on the post-merger entity from SARS or any related diseases; and that there will be no material impact to the post-merger entity as a result of option or warrant repricing or constructive repricing issues. First Analysis Securities Corporation made no analysis and expresses no opinion as to any post-merger transaction, if any, with affiliates and related parties.

First Analysis Securities Corporation’s opinion is necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date thereof; events occurring after the date thereof could materially affect the assumptions used in preparing its opinion. First Analysis Securities Corporation did not express any opinion as to the price at which shares of Vsource have traded or may trade following announcement of the merger agreement or at any future time. First Analysis Securities Corporation did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm the opinion.

First Analysis Securities Corporation’s opinion is directed to the board of directors of Vsource and is not intended to be and does not constitute a recommendation to any shareholder of Vsource. First Analysis Securities Corporation was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Vsource might engage.

The preparation of First Analysis Securities Corporation’s opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. While First Analysis Securities Corporation considered many factors, none were dispositive and none were given any particular weight in rendering its opinion. Selecting portions of the analyses or of the summary, without considering the analyses as a whole, could create an incomplete view of the process underlying its opinion.

In connection with the preparation of its opinion, First Analysis Securities Corporation was not authorized by either Vsource or its board of directors to solicit, nor did First Analysis Securities Corporation solicit, third-party indications of interest for the acquisition of all or any part of Vsource. Consequently, First Analysis Securities Corporation expresses no opinion as to whether any alternative transaction might produce consideration for the shareholders of Vsource in an amount exceeding that contemplated in the merger. First Analysis Securities Corporation also took no part in the structuring of the merger or lending terms involved in the merger.

First Analysis Securities Corporation was engaged to render its opinion to the board of directors of Vsource in connection with the merger and will be paid a fee for its opinion. First Analysis Securities Corporation has also, on one other occasion, provided investment banking and other financial services to Vsource for which First Analysis Securities Corporation received compensation. In addition, Vsource has agreed to indemnify First Analysis Securities Corporation against certain liabilities arising out of its engagement.

First Analysis Securities Corporation is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. First Analysis Securities Corporation has not and does not provide investment research of either Vsource or TEAM America. In the ordinary course of its business, First Analysis Securities Corporation and its affiliates may actively trade or hold the securities of Vsource, TEAM America or both companies for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of business, First Analysis Securities Corporation and its affiliates may actively invest in the securities of Vsource, TEAM America or both companies for its own account. First Analysis Securities Corporation does not currently hold any investments in either Vsource or TEAM America. First Analysis Securities Corporation is not affiliated with and has no conflicts of interest with any parties to the merger agreement except as noted above.

The opinion set forth in Annex B was provided for the information of the board of directors of Vsource in their evaluation of the proposed merger. First Analysis Securities Corporation expresses no opinion as to whether the Vsource/TEAM America combination will be profitable post-merger, or whether the two businesses can be easily integrated or whether any cost savings will be realized as a result of the merger.

The opinion of First Analysis Securities Corporation is attached as Annex B to this proxy statement/prospectus. Vsource shareholders are urged to, and should, read the opinion carefully and in its entirety. First Analysis Securities Corporation’s opinion is directed to Vsource’s board of directors and addresses only the fairness of the common stock exchange ratio to Vsource from a financial point of view as of the date of the opinion. First Analysis Securities Corporation’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of capital stock of Vsource as to how to vote at the Vsource special meeting. The summary of the opinion of First Analysis Securities Corporation set forth in this proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement/prospectus.

Interests of Certain Persons in the Merger

When considering the recommendations of the boards of directors of TEAM America and Vsource, you should be aware that certain executive officers and directors of TEAM America and Vsource have interests in the merger and have arrangements that are different from, or are in addition to, those of the shareholders of TEAM America and Vsource, generally. The boards of directors of TEAM America and Vsource were aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

Newly-Appointed Members of the TEAM America Board of Directors.    Following the merger, the board of directors of the combined company will consist of seven directors. Of these seven directors, S. Cash Nickerson and [                ] are currently directors of TEAM America and Phillip E. Kelly, Dennis M. Smith and [                ] are currently directors of Vsource. In addition, upon consummation of the merger, Mr. Kelly will serve as the Chairman and Mr. Nickerson and Mr. Smith will serve as Vice Chairmen of the combined company.

Stock Issuance and Employment Agreement.    TEAM America and S. Cash Nickerson, TEAM America’s current Chief Executive Officer, have agreed on terms of a new employment agreement under which Mr. Nickerson will be employed by the combined company as its Vice Chairman after consummation of the proposed merger. Mr. Nickerson’s base annual salary will be $350,000 with standard benefits and additional perquisites such as an automobile allowance. Mr. Nickerson will retain all of his options under the same terms granted to him by TEAM America. In addition, before the closing of the merger, Mr. Nickerson will be issued 1.8 million shares of TEAM America common stock or the equivalent thereof in convertible securities (approximately 2.3% of the combined company’s total issued and outstanding share capital on a fully diluted basis). Mr. Nickerson’s current employment agreement with TEAM America will terminate upon the consummation of the merger, and the new employment agreement will supercede and replace in its entirety his existing employment agreement. See the discussion below in “Proposal 4: Stock Issuance to Nickerson” on pages 99 to 100.

Interests of TEAM America’s Directors in Related Agreements.    Two of TEAM America’s current directors, Daniel J. Jessee and Michael H. Thomas, are officers of the managing general partner of Stonehenge Opportunity Fund, LLC, a significant TEAM America preferred shareholder and note holder that is a party to the recapitalization agreement discussed below in “Proposal 2: The Recapitalization” on pages 83 to 88. The recapitalization agreement is expected to be consummated immediately before and in connection with the merger. Under the recapitalization agreement, Stonehenge will receive TEAM America common stock and new subordinated note in exchange for its preferred stock and existing note. Similarly, Robert G. McCreary III, also a current director of TEAM America, is the chairman of CapitalWorks, LLC, an investment bank hired to assist TEAM America in connection with possible financings and acquisitions. CapitalWorks will be receiving a fee from TEAM America for its financial services related to the merger.

Stock Options of Vsource Officers and Directors.    Certain options to purchase common stock of Vsource will immediately vest as a result of the merger. Set forth below is a list of the executive officers and directors who own such options. Each of the executive officers and directors listed below also own other options to purchase common stock of Vsource that will continue to be outstanding after the merger, but will become options to purchase common stock of TEAM America.

Name	Title	No. of Options Vesting	Exercise Price
Phillip E. Kelly	Chairman and Chief Executive Officer	500,000	$2.00
Dennis M. Smith	Vice Chairman and Chief Financial Officer	500,000	$2.00
John G. Cantillon	Chief Operating Officer	300,000	$2.00
Braden Waverley	President	175,000	$2.00

Vsource Director’s Interests in Related Agreements.    Bruno Seghin, a member of the Vsource board of directors, is the Managing Director of Quilvest Asia Limited, an affiliate of Quilvest, a preferred shareholder of Vsource and also an affiliate of CDPQ. CDPQ also is a significant preferred shareholder of Vsource. Mr. Seghin is the nominee of CDPQ to serve on the Vsource board of directors. In consideration for agreeing that the proposed merger constitutes a sale under the terms of Vsource’s Certificate of Incorporation that would, among other things, cause all shares of Vsource Series 4-A Preferred Stock to automatically convert into Vsource common stock and cause certain contingent warrants held by Quilvest and CDPQ to become non-exercisable, Quilvest and CDPQ have entered into an agreement with TEAM America providing that if TEAM America negotiates funding in excess of $20 million, TEAM America will use its best efforts to cooperate with Quilvest and CDPQ to allow them to sell up to $7.5 million of their shares in TEAM America received pursuant to the merger in such funding at a per-share price no less than the price at which TEAM America raises the primary $20 million.

Indemnification.    Directors and executive officers of TEAM America and Vsource have customary rights to indemnification against losses incurred as a result of actions or omissions occurring before the effective time of the merger. The combined company intends to maintain such customary rights to indemnification for the foreseeable future following the effective time of the merger. In addition, TEAM America will obtain customary “tail” insurance coverage for a period of six years after consummation of the merger for the directors and officers of TEAM America and Vsource who will not become directors and officers of the combined company.

As a result of these various arrangements, these directors and executive officers of TEAM America and Vsource may be more likely to vote in favor of recommending the approval of the issuance of TEAM America common stock in connection with the merger or the approval of the merger and the adoption of the merger agreement than if they did not hold these interests.

Regulatory Approvals

Neither Vsource nor TEAM America is aware of any regulatory approvals required to consummate the merger other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. We do intend, however, to have shares of common stock of the combined company listed on the Nasdaq SmallCap Market. To do so, we expect that the combined company will need to meet the initial listing requirements for the Nasdaq SmallCap Market, which include a minimum bid price of $4.00 per share. See the Risk Factor relating to our Nasdaq listing on page 21.

TEAM America and Vsource intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all approvals will be obtained.

Accounting Treatment of the Merger

The merger of TEAM America and Vsource will be accounted for as a reverse merger under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. Accordingly, Vsource will be deemed, for accounting purposes, to be the acquirer. Therefore, Vsource will record the fair value of TEAM America’s assets purchased and liabilities assumed based on the fair market value of TEAM America’s outstanding equity securities, including stock options and warrants, at the date of acquisition.

Restrictions on Sales of TEAM America’s Common Stock by Affiliates of Vsource

All shares of TEAM America common stock received by Vsource shareholders in the merger will be freely transferable, except that shares of TEAM America common stock received by persons who are deemed to be “affiliates” of Vsource under the Securities Act of 1933, as amended, at the time of Vsource’s special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Vsource for such purposes generally include individuals or entities that control, are controlled by or are under common control with, Vsource, as the case may be, and include directors and certain executive officers of Vsource. Pursuant to the merger agreement, TEAM America will be entitled to place appropriate legends on the certificates evidencing any TEAM America common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the TEAM America common stock received by the affiliates.

Listing on the Nasdaq SmallCap Market of TEAM America Common Stock to be Issued in the Merger

The shares of TEAM America common stock are currently listed on the Nasdaq SmallCap Market. We believe that Nasdaq will consider the merger a change of control under NASD Marketplace Rule 4330(f) and therefore require the combined company to meet Nasdaq initial listing requirements in order for the combined company’s shares of common stock to continue trading on Nasdaq. In particular, the initial listing requirements include a minimum bid price of $4.00 per share, which TEAM America does not currently meet. If necessary, the combined company is expected to implement a reverse stock split to comply with this requirement. See the Risk Factor relating to our Nasdaq listing on page 21 and “Proposal 5: Reverse Stock Split” on pages 101 to 104.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The following is not a complete statement of all of the terms of the merger agreement. Statements made in this joint proxy statement/prospectus are qualified in their entirety by reference to the more detailed information and terms found in the merger agreement. You are encouraged to read the entire merger agreement before voting your shares.

The Merger; Effective Time; Closing

The merger agreement provides that Beaker Acquisition Co., Inc., a newly-formed, wholly-owned subsidiary of TEAM America, referred to as Merger Sub in the merger agreement, will merge with and into Vsource. Vsource will survive the merger as a wholly-owned subsidiary of TEAM America.

The closing of the merger will occur as soon as practicable after the last of the conditions to the merger has been satisfied or waived, but in no event later than two business days thereafter, or at another time as TEAM America and Vsource agree in writing. At the time of the closing, TEAM America and Vsource will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate or at another time as TEAM America and Vsource agree. We currently expect that the closing of the merger will take place late in the third calendar quarter of 2003. However, because the merger is subject to shareholder approvals and other customary conditions, including the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, we cannot predict exactly when the closing will occur.

Delaware Reincorporation of TEAM America and New Governing Documents of Vsource

Subject to the approval of TEAM America’s shareholders, the merger agreement requires that, before the effective time the merger, TEAM America will merge into one of its wholly-owned subsidiaries to effect a reincorporation from Ohio to Delaware. The Delaware corporation that will be the surviving corporation will have a certificate of incorporation and bylaws in the form of those attached as Exhibits E and F of the merger agreement that is attached to this joint proxy statement/prospectus.

At the effective time of the merger, Vsource will amend and restate its certificate of incorporation and bylaws to be identical to those of Merger Sub.

Merger Consideration

Exchange Ratios

If you are a holder of Vsource capital stock at the effective time of the merger, you will be entitled to receive the following number of shares of TEAM America common stock for each share of Vsource capital stock that you then own:

Vsource Capital Stock Type	Number of TEAM America Common Shares
Common Stock	3.150
Series 1-A Preferred Stock	1.191
Series 2-A Preferred Stock	1.421
Series 4-A Preferred Stock	3,150.298

TEAM America will adjust the exchange ratios to reflect any stock split, reverse stock split, stock dividend, reorganization, recapitalization, classification or other similar change with respect to TEAM America common stock or Vsource capital stock occurring before the effective time of the merger. Otherwise, the exchange ratio for Vsource’s capital stock set forth above is fixed, and there shall be no adjustment to the exchange ratio on account of executing a previously agreed upon recapitalization agreement or the issuance of TEAM America common stock in connection with the employment agreement of S. Cash Nickerson, as described in the merger agreement. As a result, the number of shares of TEAM America common stock that you are entitled to receive in the merger will probably not change between now and the date the merger is completed.

Holders of Vsource capital stock who do not vote in favor of the merger agreement, and who properly demand in writing appraisal for their shares, shall not be entitled to the number of TEAM America common shares as indicated above. These individuals shall be entitled to receive payment of the appraised value of their Vsource capital stock in accordance with Section 262 of the Delaware General Corporation Law. See “—Statutory Appraisal Rights of Vsource Shareholders” on page 70.

Adjustment to Exchange Ratios

The merger agreement provided for an adjustment to the exchange ratios based upon additional due diligence matters that were to be examined after the execution of the merger agreement. The parties did perform the requisite due diligence calculation and determined that the ratios would be adjusted as follows:

Vsource Capital Stock Type	Original Exchange Ratio for TEAM America Common Stock	Adjusted Exchange Ratio for TEAM America Common Stock
Common Stock	3.10	3.150
Series 1-A Preferred Stock	1.172	1.191
Series 2-A Preferred Stock	1.398	1.421
Series 4-A Preferred Stock	3,100	3,150.298

No Fractional Shares

TEAM America will not issue any fractional shares of common stock in the merger. Instead, cash will be paid in lieu of fractional shares of TEAM America common stock based upon the mean closing sale or ask price per share of TEAM America common stock, depending on whether the shares are traded on the Nasdaq SmallCap Market or on the over-the-counter bulletin board, over a ten-day period.

Exchange of Certificates

On the closing of the merger, TEAM America will deposit with [                    ], TEAM America’s exchange agent, or such other institution as TEAM America may select, for the benefit of the holders of shares of Vsource stock, certificates representing the shares of TEAM America common stock to be issued in the merger and an amount of cash for payment in lieu of any fractional shares, except with respect to shareholders who properly sought their statutory appraisal rights.

Promptly after the closing of the merger, the exchange agent will mail to each Vsource shareholder a letter of transmittal and instructions regarding the exchange of Vsource stock certificates for stock certificates representing shares of TEAM America common stock. Upon surrender of a Vsource stock certificate for cancellation to the exchange agent, together with the validly executed letter of transmittal, the Vsource shareholder will receive a certificate representing the whole number of shares of TEAM America common stock to which the shareholder is entitled, together with an amount of cash in lieu of any fractional shares and for any dividends or distributions payable pursuant to the agreement. Should the reverse stock split occur immediately after the closing of the merger, the certificate would be for shares of the combined company on a post-split basis. Surrendered Vsource stock certificates will be canceled.

Vsource shareholders should not forward Vsource stock certificates to the exchange agent until they have received a letter of transmittal. Vsource shareholders should not return Vsource stock certificates with their proxy.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made after the effective time of the merger with respect to TEAM America common stock will be paid to the holders of any unexchanged Vsource stock certificates with respect to the shares of TEAM America common stock represented by such Vsource stock certificates until the holders of the stock certificates surrender them in accordance with the letter of transmittal.

Lost, Stolen or Destroyed Certificates

The exchange agent shall issue certificates representing the shares of TEAM America common stock in exchange for lost, stolen or destroyed certificates; however, if any Vsource stock certificate is lost, stolen or destroyed, a Vsource shareholder must provide an appropriate affidavit certifying that fact. TEAM America may require a Vsource shareholder to deliver a bond as indemnity against any claim that may be made against TEAM America with respect to any lost, stolen or destroyed certificate.

Board of Directors of TEAM America and Vsource After the Merger

The merger agreement provides that, immediately before the effective time of the merger, the current directors of TEAM America will resign. Subsequently, as of the effective time of the merger, the board of directors of the combined company will consist of seven directors who will be divided into three classes. The first class will be comprised of two directors designated by Vsource; the second class shall be comprised of one director designated by TEAM America and one director designated by Vsource; and the third class will be comprised of Phillip E. Kelly, Dennis M. Smith and S. Cash Nickerson. The term of the directors in the first class will expire at the annual meeting of the combined company’s shareholders in year 2004; the term of the directors in the second class will expire at the annual meeting of the combined company’s shareholders in year 2005; and the term of the directors in the third class will expire at the annual meeting of the combined company’s shareholders in year 2006. The term of each director elected thereafter will be three years, and no director may be removed from the combined company’s board of directors, except for cause. For more information, see  “Proposal 6: Election of Directors” on pages 104 to 106.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Vsource and TEAM America.

The representations and warranties made by Vsource relate to various aspects of Vsource’s and its subsidiaries’ businesses, including:

•	organization and good standing as a corporation;

•	investments;

•	capital structure;

•	absence of additional claims on capital stock;

•	power and authorization to enter into the merger agreement and related agreements;

•	accuracy and completeness of filings with the Securities and Exchange Commission;

•	accuracy of financial statements and corporate books and records and absence of undisclosed liabilities;

•	absence of certain changes in the business;

•	tax matters;

•	title to properties and absence of liens and encumbrances;

•	intellectual property matters;

•	compliance with laws;

•	absence of litigation;

•	employee benefit plans;

•	compliance with environmental laws and regulations;

•	certain types of agreements, contracts and commitments;

•	brokerage and finders’ fees and third party expenses incurred in connection with the merger;

•	insurance matters;

•	accuracy and completeness of portions of this joint proxy statement/prospectus;

•	board of director approval and recommendation to shareholders for vote;

•	receipt of fairness opinion;

•	non-applicability of Section 203 of the Delaware General Corporation Law;

•	affiliates; and

•	cash balance.

The representations and warranties of Vsource terminate at the effective time of the merger.

The representations and warranties made by TEAM America and Merger Sub relate to various aspects of their and their subsidiaries’ businesses, including:

•	organization and good standing as a corporation;

•	investments;

•	capital structure;

•	absence of additional claims on capital stock;

•	power and authorization to enter into the merger agreement and related agreements;

•	accuracy and completeness of filings with the Securities and Exchange Commission;

•	accuracy of financial statements and corporate books and records and absence of undisclosed liabilities;

•	absence of certain changes in the business;

•	tax matters;

•	title to properties and absence of liens and encumbrances;

•	intellectual property matters;

•	compliance with laws;

•	absence of litigation;

•	employee benefit plans;

•	compliance with environmental laws and regulations;

•	certain types of agreements, contracts and commitments;

•	brokerage and finders’ fees and third party expenses incurred in connection with the merger;

•	insurance matters;

•	accuracy and completeness of portions of this joint proxy statement/prospectus;

•	board of director approval and recommendation to shareholders for vote; and

•	non-applicability of any Ohio anti-takeover statute or Section 203 of the Delaware General Corporation Law.

The representations and warranties of TEAM America and Merger Sub terminate at the effective time of the merger.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles II and III of the merger agreement entitled “Representations and Warranties of Vsource” and “Representations and Warranties of TEAM and Merger Sub.”

Covenants Related to Conduct of Business Prior to Merger

Each of TEAM America and Vsource has agreed in the merger agreement that, while the merger is pending, it will carry on its business in the usual, regular and ordinary course. Furthermore, each of us has agreed to restrictions that, except as contemplated by the merger agreement, prohibit us and our respective subsidiaries from:

•	waiving any stock repurchase rights, accelerating or amending the exercisability of options or restricted stock, repricing options, or authorizing cash payments in exchange for any options;

•	granting any severance or termination pay;

•	transferring or licensing or extending or amending in any material respect any rights to intellectual property;

•	declaring or paying dividends or reclassifying or issuing any capital stock;

•	acquiring any of our own capital stock;

•	entering into transactions with others involving our capital stock or securities convertible into our capital stock;

•	amending our charter documents;

•	acquiring equity interests in other entities;

•	selling, mortgaging and encumbering any property;

•	incurring indebtedness and assuming or guaranteeing obligations of other parties;

•	adopting or amending any employee benefit plan or increasing the salaries or fringe benefits of our directors, employees or consultants;

•	making any material capital expenditures;

•	modifying, amending or terminating any material contracts;

•	making any change in accounting methods, principles or practices;

•	engaging in any action that would directly or indirectly adversely impact any transaction related to the merger agreement; and

•	taking any action that would breach representations and warranties contained in the merger agreement.

A complete list of these restrictions is set forth in Section 4.1 of the merger agreement entitled “Conduct of Business.”

Additional Agreements and Covenants

In connection with the merger agreement, Vsource and TEAM America made additional agreements and covenants as follows:

No Solicitation by TEAM America or Vsource of Other Offers

Each of TEAM America and Vsource has agreed that, while the merger is pending, it will not solicit or initiate any inquiries or proposals from any other entities regarding (1) the sale of TEAM America’s or Vsource’s business, assets or any of its capital stock, (2) merger, (3) consolidation, (4) business combination or (5) any similar transaction.

However, both TEAM America and Vsource are permitted to engage in negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

•	the board of directors concludes in good faith that the acquisition could result in a “superior proposal” of the type described below;

•	the board of directors determines in good faith that such action is required to comply with its fiduciary obligations to its shareholders under applicable law; and

•	before engaging in any negotiations or providing any information, a confidentiality agreement is received from such person.

A “superior proposal” is a bona fide written proposal made by a third party that:

•	would result in a transaction more favorable to the company and its shareholders from a financial point of view than the transactions contemplated by the merger agreement; and

•	is reasonably capable of being consummated.

In the event of a violation of this covenant by Vsource or TEAM America, certain termination fees may be payable to the other party. See “—Termination of the Merger Agreement” on pages 66 and 67.

Board of Directors’ Covenant to Recommend

TEAM America has agreed that its board of directors will unanimously recommend approval of each of the proposals presented to its shareholders in this joint proxy statement/prospectus. Similarly, Vsource has agreed that its board of directors will unanimously recommend adoption of the merger agreement. However, each board of directors is permitted to withdraw or to modify its recommendation or recommend a superior proposal of the type described above if it determines in good faith that such action is necessary to comply with its fiduciary duties under applicable law.

Even if the board of directors of either company withdraws or modifies its recommendation or recommends a superior proposal, each company is still required to present the merger and related proposals at its shareholder meeting for consideration, unless the merger agreement is otherwise terminated. See “—Termination of the Merger Agreement” on pages 66 and 67.

Stock Options and Warrants

TEAM America and Vsource have agreed to the following actions with respect to Vsource’s stock options and warrants outstanding as of the effective time of the merger:

Vsource’s 2000 stock option plan.    Vsource’s 2000 stock option plan will be canceled at the effective time of the merger. As a result of the merger, all of the options issued under the Vsource 2000 stock option plan will vest and must be exercised within 15 days of the completion of the merger. As of June 30, 2003, none of the options issued under the Vsource 2000 stock option plan are in the money.

Vsource’s 2001 stock option plan.    TEAM America will assume Vsource’s 2001 stock option plan at the effective time of the merger. Each option under the 2001 stock option plan will remain subject to the same terms and will be exercisable for the time period set forth in the applicable option grant agreement, except that (1) each option will be exercisable for a number of shares of TEAM America common stock equal to the number of shares of Vsource common stock into which the Vsource stock option was previously exercisable multiplied by the common stock exchange ratio; and (2) the per-share exercise price for each option will equal the applicable per share exercise price divided by the common stock exchange ratio.

TEAM America will file a registration statement on Form S-8 with the Securities and Exchange Commission as soon as practicable after the effective time of the merger to register the shares of TEAM America common stock issuable in connection with the options granted under Vsource’s 2001 stock option plan.

Employee Stock Purchase Plan.    The Vsource Employee Stock Purchase Plan was suspended as of July 6, 2003 and will be cancelled upon completion of the merger. The combined company may in the future adopt a new employee stock purchase plan.

Warrants.    TEAM America will honor all outstanding Vsource warrant agreements in effect immediately before the effective time of the merger. These agreements will be in full force and effect with the same terms and conditions as existed before the merger. The number of shares issuable upon exercise of such warrants and their exercise price will be adjusted using a similar formula as is used for the 2001 Vsource options.

Listing of TEAM America Common Stock on the Nasdaq SmallCap Market

TEAM America and Vsource have agreed to cooperate to continue the listing of the TEAM America common stock currently issued and outstanding, and to list the shares to be issued or reserved in connection with the proposed merger on the Nasdaq SmallCap Market after the merger. For a more detailed explanation, see “Proposal 1: The Merger – Listing on the Nasdaq SmallCap Market of TEAM America common stock to be Issued in the Merger,” on page 57. We cannot assure you, however, that the combined company’s common stock will continue to be eligible for listing on the Nasdaq SmallCap Market following completion of the merger. Please see the Risk Factor relating to our Nasdaq listing on page 21.

Certain Employee Benefits

TEAM America and Vsource will work together to develop employee benefit and compensation agreements for employees of TEAM America, Vsource and their affiliates. This includes the development of a mutually acceptable Long Term Incentive Plan, which following the proposed merger will allow for grants and awards of up to 22% of the common stock of TEAM America issued and outstanding on a fully diluted basis at the time the calculation is made. For a more detailed description of the Long Term Incentive Plan, see “Proposal 7: 2003 Long Term Incentive Plan” on pages 106 to 111.

Conditions to Closing

Numerous conditions must be satisfied or waived before the merger can be completed. These conditions are divided into three categories and are summarized below.

The obligations of each party to complete the merger are subject to the following conditions:

(a)	the merger agreement and related transactions must have been adopted by the requisite vote of the Vsource shareholders;

(b)	the TEAM America shareholders must have approved by the requisite vote: (i) the recapitalization of TEAM America; (ii) the reincorporation of TEAM America from Ohio to Delaware; (iii) the proposed merger and the issuance of shares of TEAM America common stock in connection with the merger; (iv) the grant of authority to TEAM America’s board of directors to effect a reverse stock split after completion of the merger; and (v) the new Long Term Incentive Plan;

(c)	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC;

(d)	the TEAM America recapitalization plan must have been executed according to the terms and conditions of the previously agreed upon recapitalization agreement;

(e)	the reincorporation of TEAM America from Ohio to Delaware must have been completed;

(f)	no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending; and

(g)	both TEAM America and Vsource must have each received substantially identical written opinions from legal counsel that the proposed merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The obligations of Vsource to complete the merger are subject to the following additional conditions:

(a)	with certain exceptions, the representations and warranties of TEAM America must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger, and Vsource must have received a certificate with respect to the representations and warranties signed by an executive of TEAM America;

(b)	TEAM America must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by TEAM America at or before the completion of the merger, and Vsource must have received a certificate with respect to the performance or compliance signed by an executive of TEAM America;

(c)	no material adverse effect with respect to TEAM America shall have occurred since the date of the signing of the merger agreement;

(d)	TEAM America must have entered into an employment agreement with S. Cash Nickerson on terms and conditions consistent with the term sheet previously agreed upon by both companies;

(e)	TEAM America must have entered into definitive agreements with its lenders on terms and conditions consistent with the term sheet previously agreed upon by both companies and all conditions to complete the restructuring of TEAM America’s bank debt, except for the consummation of the merger, shall have been satisfied;

(f)	the directors of TEAM America must have tendered their resignations immediately before the effective time of the merger; and

(g)	TEAM America must have complied with certain agreements and covenants related to the ownership and maintenance of certain insurance and employee benefit products.

The obligations of TEAM America and Merger Sub to complete the merger are subject to the following additional conditions:

(a)	with certain exceptions, the representations and warranties of Vsource must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger, and TEAM America must have received a certificate with respect to the representations and warranties signed by an executive of Vsource;

(b)	Vsource must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Vsource at or before the completion of the merger, and TEAM America must have received a certificate with respect to the performance or compliance signed by an executive of Vsource;

(c)	no material adverse effect with respect to Vsource shall have occurred since the date of the signing of the merger agreement; and

(d)	shares of Vsource capital stock held by shareholders who have exercised and perfected appraisal rights in accordance with the applicable provisions of Delaware law shall not comprise greater than 10% of the total number of shares of Vsource capital stock outstanding, on a fully-diluted basis, immediately before the closing of the merger.

Each of the conditions listed in the previous two paragraphs may be waived by the party or parties whose obligations to complete the merger are so conditioned.

Termination of the Merger Agreement

The merger agreement may be terminated before the effectiveness of the merger under the following conditions:

(a)	by mutual written consent of TEAM America and Vsource;

(b)	subject to certain conditions, by either TEAM America or Vsource if the merger has not occurred before October 31, 2003;

(c)	by either TEAM America or Vsource if a governmental entity shall have issued a final, nonappealable order, judgment, decree or ruling having the effect of permanently prohibiting the merger or any of the contemplated transactions;

(d)	subject to certain restrictions, by either TEAM America or Vsource if the required approvals of the shareholders of TEAM America or Vsource set forth in the merger agreement have not been obtained;

(e)	by either TEAM America or Vsource, if the Vsource board of directors shall have withheld, withdrawn or modified in a manner adverse to TEAM America its recommendation in favor of approval of the merger and adoption of the merger agreement;

(f)	by either TEAM America or Vsource, if the TEAM America board of directors shall have withheld, withdrawn or modified in a manner adverse to Vsource its recommendation in favor of the issuance of shares of TEAM America’s common stock in connection with the merger and in accordance with the merger agreement;

(g)	by Vsource (i) upon a breach of any representation, warranty, covenant or agreement on the part of TEAM America set forth in the merger agreement, or if any representation or warranty of TEAM America shall have become untrue, in either case such that certain conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a material adverse effect on TEAM America shall have occurred; provided that if any such inaccuracy, breach or material adverse effect is curable before October 31, 2003, then Vsource may not terminate unless such breach remains uncured for 30 days after delivery of written notice from Vsource to TEAM America of such breach and TEAM America continues to exercise commercially reasonable efforts to cure such breach or material adverse effect;

(h)

by TEAM America, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Vsource set forth in the merger agreement, or if any representation or warranty of Vsource shall have become untrue, in either case such that certain conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a material adverse effect on Vsource shall have occurred; provided that if such inaccuracy, breach or material adverse effect is curable before October 31, 2003, then TEAM America may not terminate unless such breach remains uncured for 30 days after delivery of written notice from TEAM America to Vsource of such breach and Vsource continues to exercise commercially reasonable efforts to cure such breach or material adverse effect;

(i)	by either TEAM America or Vsource, if they are unable to agree on the amount of designated liabilities by July 3, 2003;

(j)	by Vsource if (1) TEAM America defaults in any scheduled payment to its senior lenders under their loan agreements with TEAM America, (2) either of TEAM America’s senior lenders exercise any of their respective remedies under their loan agreements with TEAM America, (3) the Hartford Insurance Company draws on the letter of credit posted by TEAM America to secure its obligations under various insurance contracts, or (4) Team America’s senior lender does not sell its loan to Vsource as agreed to and contemplated by its agreement with Vsource other than as a result of any action or inaction of Vsource; or

(k)	by Vsource if TEAM America breaches its covenants to do any of the following by June 30, 2003: (1) to have initiated audits of all TEAM America employee benefit plans intended to qualify under Section 401(a) of the Internal Revenue Code with respect to years 2000 and 2001, (2) to amend the TEAM America 1996 stock option plan to eliminate automatic acceleration of vesting of options granted under the plan upon a change in control, or (3) to provide evidence to Vsource that workers’ compensation coverage is in place for all of its employees and co-employees in all jurisdictions where such coverage is required.

In the event of the termination of the merger agreement by either TEAM America or Vsource, the merger agreement will become void and have no effect, except those provisions related to confidentiality, public disclosure, fees and expenses related to the termination of the merger agreement, and general provisions. In certain cases described below, TEAM America and Vsource must pay to the other party a termination fee of $1.0 million, plus reasonable out-of-pocket expenses, or in some cases reasonable out-of-pocket expenses only, if one of the parties unilaterally terminates the merger agreement.

Termination Fee and Expenses

Vsource must pay TEAM America a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (1) termination of the merger agreement by TEAM America or Vsource as described in paragraph (e) above, or (2) termination of the merger agreement by TEAM America as described in paragraph (d) above as a result of the failure of Vsource to receive the required approval of its shareholders if (x) before such termination there has been announced or commenced an alternative transaction (as defined in the merger agreement) with respect to Vsource, and (y) within 12 months following such termination Vsource has executed an agreement to engage in an alternative transaction. In the absence of an alternative transaction, Vsource must pay TEAM America only its reasonable out-of-pocket expenses if TEAM America terminates the merger agreement pursuant to paragraph (d) above as a result of the failure of Vsource to receive the required approval of its shareholders. The fees and expenses must be paid within ten business days after the occurrence of the events giving rise to the payment obligation. However, Vsource is not required to pay any termination fee or out-of-pocket expenses to TEAM America if (1) immediately before the termination of the merger agreement, TEAM America was in material breach of any of its material obligations set forth in Articles IV or V of the merger agreement, or (2) the TEAM America board or directors has withdrawn or modified its recommendation of the TEAM America proposals included in this joint proxy statement/prospectus in a manner materially adverse to Vsource or has publicly announced its intention to any of the foregoing.

TEAM America must pay Vsource a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (1) termination of the merger agreement by TEAM America or Vsource pursuant to paragraph (f) above; or (2) termination of the merger agreement by Vsource pursuant to paragraph (d) above as a result of the failure of TEAM America to receive the required approval of its shareholders if (x) before such termination there has been announced or commenced an alternative transaction with respect to TEAM America, and (y) within 12 months following such termination TEAM America has executed an agreement to engage in an alternative transaction; or (3) termination of the merger agreement by Vsource pursuant to paragraph (b) above for reasons that include the failure of TEAM America to enter into definitive agreements with its lenders to restructure its debt as required by the merger agreement; or (4) termination of the merger agreement by Vsource pursuant to paragraph (j) above if (x) either of TEAM America’s senior lenders exercise any of their respective remedies under their loan agreements with TEAM America, or (y) TEAM America’s senior lender that has agreed to do so does not sell its loan to Vsource for any reason other than as a result of any action or inaction of Vsource. TEAM America must pay Vsource only its reasonable out-of-pocket expenses if: (1) Vsource terminates the merger agreement pursuant to paragraph (d) above as a result of the failure of TEAM America to receive the required approvals of its shareholders (and in the absence of an alternative transaction); (2) Vsource terminates the merger agreement pursuant to paragraph (b) above as a result of TEAM America’s failure to meet certain closing conditions or pursuant to paragraphs (j) or (k) above; (3) if TEAM America or Vsource terminates the merger agreement pursuant to paragraph (i) above; or (4) if Vsource terminates the merger agreement pursuant to paragraph (g) above as a result of a breach of certain representations and warranties by TEAM America. The fees and expenses must be paid within ten business days after the occurrence of the events giving rise to the payment obligation. However, TEAM America is not required to pay any termination fee or out-of-pocket expenses to Vsource, if (1) immediately before the termination of the merger agreement, Vsource was in material breach of any of its material obligations set forth in Articles IV or V of the merger agreement, or (2) the Vsource board of directors has withdrawn or modified its recommendation of the Vsource proposal included in this joint proxy statement/prospectus in a manner materially adverse to TEAM America or has publicly announced its intention to any of the foregoing.

AGREEMENTS RELATED TO THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus briefly describes agreements related to the merger agreement. These descriptions may not contain all of the information that is important to you. We encourage you to read this entire joint proxy statement/prospectus before voting your shares.

Voting Agreements

On or before June 12, 2003, shareholders of Vsource who collectively own more than 80% of the voting power of Vsource’s capital stock (consisting of both Vsource common stock and preferred stock) entered into voting agreements under which they agreed to vote in favor of the merger and adoption of the merger agreement. The form of Vsource voting agreement is attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the Vsource form of voting agreement carefully.

In addition, on or before June 12, 2003, shareholders of TEAM America who collectively own more than 70% of the voting power of TEAM America’s capital stock (consisting of both TEAM America common stock and preferred stock) entered into voting agreements under which they agreed to vote in favor of each of the TEAM America proposals presented in this joint proxy statement/prospectus. The TEAM America form of voting agreement is attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the TEAM America form of voting agreement carefully.

Credit Facility Restructuring Agreements

On June 30, 2003, TEAM America executed a Fourth Amendment to its Senior Credit Agreement. TEAM America agreed that beginning on July 1, 2003 and continuing on the first day of each month before the consummation of the merger, it would make payments on the Senior Credit Agreement of $100,000, plus accrued interest. TEAM America deposited $100,000 with The Huntington National Bank (Huntington) as cash collateral for its pro-rata share of such payments. TEAM America’s senior lenders have agreed to forebear against the exercise of their remedies under the Senior Credit Agreement until September 30, 2003 in the event that TEAM America misses any such monthly payment; provided that Huntington is required to use the Huntington collateral to satisfy TEAM America’s obligation for its pro-rata share (i.e., $45,000) of each missed monthly payment.

In connection with the merger, TEAM America also executed a term sheet with Huntington National Bank to restructure its senior debt and Vsource executed a binding commitment with TEAM America’s other senior lender to acquire its interest in the existing credit facility. Pursuant to the term sheet, TEAM America agreed to restructure its Senior Credit Agreement upon consummation of the merger. The completion of the restructuring described below is a condition to Vsource’s obligation to complete the merger.

•	Pursuant to a Purchase and Sale Agreement, dated as of June 30, 2003, and subject to the consummation of the merger, one of TEAM America’s senior lenders has agreed to sell to Vsource, or its designee, the lender’s interest in TEAM America’s senior debt, representing approximately $5.0 million in principal amount (referred to herein as the Transferred Debt), 490,090 shares of TEAM America common stock, 10,758 shares of Class A Preferred Stock, including accrued dividends-in-kind thereon, and warrants to purchase 742,148 shares of TEAM America common stock for an aggregate purchase price of $1.6 million. The purchase price will be increased if and to the extent that we fail, before completion of the merger, to make any payments due under the Senior Credit Agreement. Vsource did not agree to purchase the lenders obligations under an outstanding letter of credit in the amount of $508,000. This letter of credit will remain outstanding after the merger. However, we agreed that at the closing we would provide the lender with cash collateral in the amount of the letter of credit to secure our obligation to reimburse the lender for any draws on the letter of credit.

•	Vsource may assign some or all of the Transferred Debt or the other securities purchased from the lender to a third party. Any part of the Transferred Debt that is assigned to a third party whether before or after the closing of the merger will remain outstanding after the merger and will bear interest at the prime commercial lending rate set by our other senior lender plus one percent per annum, will be secured by all of our assets and will be senior in right of repayment to the new subordinated notes and the new Stonehenge note described in the summary of our proposed recapitalization, but subordinate in right of repayment and lien priority to our Restructured Credit Agreement. TEAM America will be permitted to make payments of interest only (but not principal) on the outstanding Transferred Debt until the repayment in full of our Restructured Credit Agreement. Vsource is currently in discussions with third party investors who may be interested in purchasing the Transferred Debt. If Vsource is not able to secure a third party investor, Vsource will be required to purchase the Transferred Debt in order to complete the merger.

•	Pursuant to a term sheet executed with Huntington, and subject to the consummation of the merger, the recapitalization, the sale of the Transferred Debt and the negotiation and execution of definitive documents, Huntington has agreed to refinance a portion of our senior debt into three facilities, the Restructured Credit Agreement: a $4,077,078.79 senior term loan, payable in 48 equal installments, with a final payment of principal and interest, plus a payment of $500,000, due on the 4th anniversary of the consummation of the merger; a $411,300 letter of credit; and a $2.0 million standby letter of credit in favor of The Hartford Insurance Company. The senior term loan will bear interest at the lender’s prime commercial rate plus 1% per annum. The Restructured Credit Agreement will be secured by a lien on all of TEAM America’s assets and the assets of our subsidiaries and will be senior in lien priority and right of payment to all of our other indebtedness for borrowed money. Each of our subsidiaries will guaranty our obligations under the Restructured Credit Agreement. Concurrently with and as a condition precedent to Huntington’s execution of the Restructured Credit Agreement, we will deposit $1.0 million with Huntington as cash collateral for our obligations under the Restructured Credit Agreement. Huntington will also charge us a restructuring fee of $150,000 and a cash management fee of $25,000, which will be due upon closing of the merger. In addition to the terms and conditions described above, the Restructured Credit Agreement will contain customary and appropriate representations and warranties, covenants and events of default.

The completion of the transactions contemplated by the Purchase and Sale Agreement and the Huntington term sheet are subject to numerous closing conditions, including completion of the merger. Therefore, there can be no assurance that we will be successful in completing these transactions and restructuring our Senior Credit Agreement. For more detailed information about the Restructured Credit Agreement, see “Information Regarding TEAM America—TEAM America Business” beginning on page 112.

Recapitalization Agreement

In connection with, and as a condition to, the closing of the merger agreement, the shareholders of TEAM America must approve the recapitalization agreement, which is attached hereto as Annex F. Upon closing of the recapitalization agreement, TEAM America will, in exchange for an outstanding bridge note with a principal amount of $1.5 million held by Stonehenge, issue a new subordinated note with a principal amount of $1,517,000 with a maturity date that is four years after completion of the merger but that may be accelerated if TEAM America’s new credit facility is repaid, other than as a result of a refinancing, to the later of the date of such repayment and July 1, 2006. The new Stonehenge note will be subordinated to TEAM America’s senior debt, which is described above in the summary of our credit facility restructuring agreements and will have a reduced interest rate equal to 2.5% over the senior lender’s prime commercial lending rate. In addition, TEAM America will issue new subordinated notes with an aggregate principal amount of $2.5 million and 5,634,512 shares of common stock in exchange for all of the outstanding Class A Preferred Stock and related warrants held by TEAM America’s preferred holders. Also in connection with the recapitalization agreement, shareholders of TEAM America will be asked to approve an amendment to TEAM America’s current Ohio Articles pursuant to which TEAM America will opt out of certain Ohio anti-takeover requirements and procedures. For more detailed information about the recapitalization and the recapitalization agreement, see “Proposal 2: The Recapitalization” on pages 83 to 88.

Post-Closing Voting Agreement

On or before June 12, 2003, one shareholder of TEAM America and five shareholders of Vsource (who will collectively own 44,754,670 shares, or approximately 57% of the voting power, of the combined company after the merger) entered into a voting agreement to provide for voting procedures among them following the effective date of the merger. Neither TEAM America nor Vsource is a party to the post-merger voting agreement, but based on filings made by the parties to the voting agreement, we believe the principal provisions of the voting agreement deal with how the shareholders would vote at any shareholder meeting in the event that a particular type of financing transaction is proposed to the combined companies’ shareholders. Generally, these financing transactions include the procurement of any senior equity financing, various common stock financings, or sales of more than 50% of the combined companies’ common stock on a fully-diluted basis.

STATUTORY APPRAISAL RIGHTS OF VSOURCE SHAREHOLDERS

Vsource shareholders have the right to dissent from the merger and receive the fair cash value of all their Vsource shares instead of receiving shares of TEAM America common stock in the merger if such shareholders have complied with Section 262 of the Delaware General Corporation Law (DGCL), a copy of which is attached to this joint proxy statement/prospectus as Annex C. Holders of stock options or warrants for Vsource capital stock are not entitled to appraisal rights.

Below is a summary of the steps you must take if you are a Vsource shareholder and you wish to exercise your appraisal rights. This description is not complete and you should read Section 262 of the DGCL. Failure to comply with the procedure set forth in Section 262 may terminate your appraisal rights.

1.	You must make a written demand for appraisal. You must deliver a written demand for appraisal to Vsource, Inc. at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037, Attention: Secretary, before the vote on the merger agreement and the merger is taken at the Vsource shareholders’ meeting. A vote against the merger will not alone constitute a valid demand for appraisal, and you therefore must provide written notice separate from your proxy.

2.

You must refrain from voting for approval of the merger.    You must not vote your shares of Vsource capital stock for approval of the merger agreement and the merger. You can terminate your right to appraisal, even if you previously filed a written demand for appraisal, if you return a signed proxy and

(1) fail to vote against approval of the merger agreement and the merger or (2) fail to note that you are abstaining from voting.

3.	You must continuously hold your Vsource capital stock. You must continuously hold your shares of Vsource capital stock from the date you make the demand for appraisal through the effective date of the merger.

4.	Petition with the chancery court. If you and Vsource cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, either the surviving corporation or any shareholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. The petition should request that the court determine the value of the shares of stock held by all of the shareholders who are entitled to appraisal rights. Vsource has no intention at this time, nor any obligation, to file such a petition. If you and Vsource cannot agree on such a fair cash value and you do not file a petition within 120 days after the effective date of the merger, you will lose your appraisal rights.

5.	Appraisal of shares. If a petition for appraisal is timely filed, the court will determine the shareholders who are entitled to appraisal rights. The court will then determine the fair value of the applicable shares held by the dissenting shareholders, exclusive of any value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining the fair value, the court will consider all relevant factors. The court may determine the fair value to be more than, the same as, or less than the merger consideration. The costs and expenses of the appraisal proceeding may be assessed against Vsource and the dissenting shareholders, as the court deems equitable under the circumstances. However, you may request that the court allocate the expenses of the appraisal action incurred by any shareholder against the value of all of the shares entitled to appraisal.

6.	Withdrawal of demand. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Vsource a written withdrawal of your demand, except that (a) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of Vsource, and (b) an appraisal proceeding in the Delaware Chancery Court cannot be dismissed unless the court approves such dismissal.

Failure to follow the steps required by Section 262 of the DGCL for exercising appraisal rights may result in the loss of such rights (in which event a Vsource shareholder will be entitled to receive the applicable merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Section 262 of the DGCL, Vsource shareholders who are considering objecting to the merger are urged to consult their own legal advisors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to Vsource shareholders. This summary is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply, in whole or in part, to you if you hold options in Vsource capital stock or acquired Vsource capital stock under a compensatory or other employment-related arrangement, or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the U.S., a trader in securities that elects to mark-to-market, a person who holds Vsource capital stock as part of a hedge, straddle or conversion transaction or if you otherwise are a person subject to special treatment under the U.S. federal income tax laws. The following discussion assumes that you held your Vsource capital stock as a capital asset at the effective time of the merger, and only summarizes the consequences of receiving TEAM America common stock in exchange for Vsource capital stock. The following discussion does not describe the consequences of receiving TEAM America common stock for other reasons, such as in consideration for the performance of services.

You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

The obligation of TEAM America to complete the merger is conditioned upon the receipt by TEAM America of the opinion of McGuireWoods LLP, counsel to TEAM America, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Vsource to complete the merger is conditioned upon the receipt by Vsource of the opinion of McDermott, Will & Emery, counsel to Vsource, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If TEAM America’s tax counsel does not issue such an opinion, this condition will be deemed satisfied with respect to both TEAM America and Vsource if McDermott, Will & Emery issues such an opinion to Vsource. An opinion of counsel, however, is not binding on the Internal Revenue Service or the courts and is not a guarantee of any result. Neither Vsource nor TEAM America has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger to you, and there can be no assurance that the Internal Revenue Service or a court will agree with the conclusions set forth in this joint proxy statement/prospectus or the opinions of counsel. Moreover, the tax opinions will be based upon certain facts, representations and assumptions set forth or referred to in the opinions and the continued accuracy and completeness of certain representations made by TEAM America, Vsource and Merger Sub. Provided the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will result in the following U.S. federal income tax consequences to you:

•	You will recognize no gain or loss upon your receipt of TEAM America common stock solely in exchange for the shares of Vsource capital stock you surrender in the merger.

•	Your aggregate tax basis in the shares of TEAM America common stock you receive pursuant to the merger will equal your aggregate tax basis in the shares of Vsource capital stock you surrender in the merger reduced by the basis allocated to any fractional shares for which you receive cash in lieu of shares.

•	Your holding period for the shares of TEAM America common stock you receive pursuant to the merger will include the period during which you held your shares of Vsource capital stock.

•	If you exercise your dissenters’ rights and receive cash for your Vsource capital stock, you will generally recognize capital gain or loss measured by the difference, if any, between the amount of cash you receive and your basis in the Vsource capital stock you surrender for the cash, provided that the cash payment may be treated under certain circumstances as a dividend if you own, actually or constructively, stock in TEAM America after the payment. If you are a non-corporate shareholder, you may be subject to backup withholding on the cash you receive. Backup withholding will not apply to you, however, if you (i) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger or (ii) otherwise establish an exemption from backup withholding. Any amount withheld under these rules will be credited against your U.S. federal income tax liability.

•	If you receive cash in lieu of a fractional share as a result of the merger, you should generally recognize capital gain or loss measured by the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of your adjusted basis allocated to that fractional share.

The preceding discussion does not purport to be a complete analysis or discussion of all potential relevant tax effects to you. Thus, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements combine the historical financial position and operating results of TEAM America and Vsource after giving effect to the merger, the recapitalization, the debt restructuring and the issuance of shares to Mr. Nickerson, each as described in this joint proxy statement/prospectus (collectively, the “Transactions”). As TEAM America and Vsource have different fiscal years, the combined company will adopt the fiscal year end of Vsource, which is January 31. The unaudited pro forma condensed combined balance sheet combines the historical balance sheet of Vsource at April 30, 2003 and the historical balance sheet of TEAM America at March 29, 2003, giving effect to the Transactions as if they occurred on April 30, 2003. The unaudited pro forma condensed combined statements of operations combine the historical statement of operations of Vsource for the year ended January 31, 2003 and of TEAM America for the year ended December 28, 2002 as if the Transactions had taken place as of February 1, 2002 and the historical statement of operations of Vsource for the three months ended April 30, 2003 and of TEAM America for the three months ended March 29, 2003, as if the Transactions had taken place as of February 1, 2002.

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of TEAM America and Vsource included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are presented for information purposes only, are not intended to represent or be indicative of the combined results of operations or financial condition of the combined company that would have resulted if the Transactions had been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF APRIL 30, 2003

(In thousands)

	Historical
	Vsource as of April 30, 2003	TEAM America as of March 29, 2003	Pro Forma Adjustments (see Note 2)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$10,505	$521	$(1,768	) (a)	$9,258
Restricted cash	—	—	508	(a)	508
Accounts receivables and inventories	1,729	1,350	—		3,079
Unbilled receivables	—	10,676	—		10,676
Other current assets	1,651	5,227	(1,172	) (b)	5,706

Total current assets	13,885	17,774	(2,432)		29,227

Property, plant and equipment	4,462	1,800	857	(c)	7,119
Restricted cash, non-current	—	—	1,000	(a)	1,000
Customer relationships	—	—	9,000	(d)	9,000
Other intangible assets	—	853	(853	) (d)	—
Goodwill	—	36,014	(5,649	) (d)	30,365
Other assets	250	3,619	(787	) (b)	3,082

Total assets	$18,597	$60,060	$1,136		$79,793

Liabilities, preferred stock and shareholders’ equity
Current liabilities
Bank debt	$—	$8,540	$(7,407	) (e)	$1,133
Accounts payable, accrued workers’ compensation liability and advances from customers	2,275	5,668	—		7,943
Accrued compensation	—	11,077	—		11,077
Accrued payroll taxes and insurance	—	6,768	—		6,768
Other current liabilities	3,316	3,398	873	(b)	7,587

Total current liabilities	5,591	35,451	(6,534)		34,508

Long-term liabilities
Bank and subordinated debt	—	—	12,519	(e)	12,519
Other long-term liabilities	600	3,945	—		4,545

Total liabilities	6,191	39,396	5,985		51,572

Preferred stock	10,792	9,552	(20,344	) (g)	—
Bridge note	—	1,500	(1,500	) (e)	—
Shareholders’ equity
Common stock and additional paid in capital	85,525	30,413	12,329	(f)	128,267
Accumulated deficit	(83,945)	(20,792)	4,675	(f)	(100,062)
Other shareholders’ equity	34	(9)	(9)		16

Total shareholders’ equity	1,614	9,612	16,995		28,221

Total liabilities, preferred stock and shareholders’ equity	$18,597	$60,060	$1,136		$79,793

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 31, 2003

(In thousands, except per share data)

	Historical
	Vsource for the year ended January 31, 2003	TEAM America for the year ended December 29, 2002	Pro Forma Adjustments (see Note 2)		Pro Forma Combined
Revenues	$26,546	$58,939	$—		$85,485
Cost of revenues	13,236	38,334	4,016	(h)	55,586
Selling, general and administrative expenses	15,561	20,716	—		34,080
			286	(c)
			1,533	(d)
			(4,016	)(h)
Loss on extinguishment of debt	6,838	—	—		6,838
Other operating expenses	499	1,050	—		1,549

Operating loss	(9,588)	(1,819)	(1,819)		(12,568)
Interest income (expense)	(512)	(1,565)	388	(b)	(1,653)
	—	—	36	(e)
Non-cash beneficial conversion feature expense	(1,727)	—			(1,727)
Fair value loss on derivative instruments	—	(107)			(107)

Net loss before tax	(11,827)	(2,833)	(1,395)		(16,055)
Income tax benefit	—	982	—		982

Net loss	$(11,827)	$(1,851)	$(1,395)		$(15,073)

Deemed non-cash dividend to preferred shareholders	(6,526)		6,526	(g)	—
Preferred stock dividend		1,224	(1,224)

Net loss available to common shareholders	$(5,301)	$(3,075)	$(6,697)		$(15,073)

Basic and diluted weighted average number of common shares outstanding (note 3)	1,734	8,169			69,168
Basic and diluted net loss per share available to common shareholders (note 3)	$(3.06)	$(0.38)			$(0.22)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 30, 2003

(In thousands, except per share data)

	Historical
	Vsource for the 3 months ended April 30, 2003	TEAM America for the 3 months ended March 29 2003	Pro Forma Adjustments (see Note 2)		Pro Forma Combined
Revenues	$4,708	$14,389	$—		$19,097
Cost of revenues	2,469	9,996	904	(h)	13,369
Selling, general and administrative expenses	3,625	4,609	—		7,788
			71	(c)
			387	(d)
			(904	) (h)
Amortization of stock-based compensation	56	—	—		56

Operating loss	(1,442)	(216)	(458)		(2,116)
Interest income (expense)	16	(421)	109	(b)	(240)
	—	—	56	(e)	—

Net loss before tax	(1,426)	(637)	(293)		(2,356)
Income tax benefit	—	7	—		7

Net loss	$(1,426)	$(630)	$(293)		$(2,349)
Deemed non-cash dividend to preferred shareholders	2,779	—	(2,779	) (g)	—

Net loss available to common shareholders	$(4,205)	$(630)	$2,486		$(2,349)

Basic and diluted weighted average number of common shares outstanding (note 3)	1,838	8,216			78,184
Basic and diluted net loss per share available to common shareholders (note 3)	$(2.29)	$(0.08)			$(0.03)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The merger will be accounted for as a reverse acquisition as if Vsource acquired TEAM America because the former shareholders of Vsource will own a majority of the combined company. Vsource will account for the merger using the purchase method of accounting. The purchase price used in accounting for the merger will be TEAM America’s market capitalization, including the fair values of outstanding warrants and stock options and shares to be issued as part of its recapitalization and shares to be issued to Mr. Nickerson prior to the merger.

The estimated total purchase price of the merger is as follows (in thousands):

Value of TEAM America common stock	$14,054
Assumption of TEAM America stock options based on fair value	992
Assumption of TEAM America warrants based on fair value	961

16,007
Estimated direct transaction costs	873

Total estimated purchase price	$16,880

The purchase price reflects approximately 15.7 million shares of TEAM America common stock, consisting of the 8.2 million shares of TEAM America common stock outstanding as of June 12, 2003, the issuance of 5.6 million shares of TEAM America common stock issued pursuant to the Recapitalization Agreement and the issuance of 1.8 million shares of TEAM America common stock issued to Mr. Nickerson prior to the merger. The average market price per share of TEAM America common stock used to calculate the purchase price is $0.90, which is the average of the closing prices for a range of trading days (June 10, June 11, June 12, June 13 and June 16, 2003) at and around the announcement date (June 12, 2003) of the proposed merger. Based on the number of TEAM America options outstanding at June 12, 2003, Vsource would assume options to purchase approximately 1.6 million shares of TEAM America common stock at a weighted average exercise price of $4.51. Based on the number of TEAM America warrants outstanding at June 12, 2003, Vsource would assume warrants to purchase approximately 1.1 million shares of TEAM America common stock at a weighted average exercise price of $0.50 per share. The fair value of the outstanding options and warrants was determined using a Black-Scholes valuation model with the following assumptions: dividend yield 0%, expected volatility 161%, risk free rate 1.75% and expected life of 3 years. The actual number of TEAM America common stock, options and warrants to be assumed will be determined based on the actual number of TEAM America common stock, options and warrants outstanding at the completion of the merger.

Under the purchase method of accounting, the total estimated purchase price as shown above is allocated to TEAM America’s net tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the merger. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. Based on a preliminary independent valuation, and subject to material changes upon conclusion of the final valuation, the preliminary estimated purchase price is allocated as follows (in thousands):

Preliminary estimated purchase price allocation:
Net tangible liabilities	$(22,503)
Deferred compensation of TEAM America stock options	18
Amortizable intangible assets:
Customer relationships	9,000
Goodwill	30,365

Total preliminary estimated purchase price	$16,880

Of the total estimated purchase price, a preliminary estimate of $22.5 million has been allocated to net tangible liabilities assumed and approximately $9.0 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations.

Independent valuation specialists are currently conducting an independent valuation in order to assist management of Vsource and TEAM America in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made before the completion of the merger, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of TEAM America that exist as of the date of completion of the merger and could differ materially from the fair values reflected in these unaudited pro forma condensed combined financial statements.

The pro forma condensed combined financial statements reflect a preliminary allocation to goodwill and customer relationships assuming an amortization period of customer relationships of five years. Customer relationships represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by TEAM America. The final purchase price allocation may result in a different amortization period for customer relationships than that presented in these pro forma condensed combined financial statements. Accordingly, a change in the amortization period would impact the amount of annual amortization expense. The following table shows the effect on pro forma loss applicable to common shareholders for a range of useful lives:

Useful life	Three Months Ended April 30, 2003	Year Ended January 31, 2003
	(In thousands)
Five years (as disclosed in these pro forma financial statements)	$(450)	$(1,800)
Seven years	$(321)	$(1,280)
Three years	$(750)	$(3,000)

The combined company will record goodwill of approximately $30.4 million arising from the merger based on the preliminary allocations discussed above. In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from a business combination will not be amortized but instead will be tested for impairment at least annually (or more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

The unaudited pro forma condensed combined financial statements do not include any adjustment for liabilities resulting from integration planning, as management of Vsource and TEAM America are currently in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to TEAM America employees and costs of vacating some facilities of TEAM America that may affect amounts in the pro forma financial statements.

In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in TEAM America’s net tangible and intangible assets which occur before completion of the merger could cause material differences in the information presented.

Pursuant to a Purchase and Sale Agreement, Vsource or its designee has agreed to purchase from one of TEAM America’s senior lenders senior bank debt with a principal amount of $5.0 million (Transferred Debt),

440,090 shares of TEAM America common stock, 10,758 shares of Class A Preferred Stock, including accrued dividends-in-kind thereon, and warrants to purchase 742,148 shares of TEAM America common stock for an aggregate purchase price of $1.6 million. If Vsource retains these securities, after giving effect to the recapitalization agreement, Vsource will own all of the Transferred Debt, 519,989 shares of TEAM America common stock, subordinated notes with a principal amount of approximately $0.2 million, and warrants to purchase 600,000 shares of TEAM America common stock. Vsource has the right to sell its rights under the Purchase and Sale Agreement and the debt, notes and securities purchased thereunder to a third party. The pro forma financial statements assume that the debt, notes and the related securities will be sold to a third party for $1.6 million and the debt and notes will be re-scheduled as long term with other terms and conditions of the debt, notes and related securities remaining unchanged after the merger.

There were no intercompany balances or transactions between TEAM America and Vsource as of and during the periods presented.

No pro forma adjustments were required to conform TEAM America’s accounting policies to Vsource’s accounting policies. Certain reclassifications have been made to conform TEAM America’s historical amounts to Vsource’s presentation.

2.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	Adjustments to record the incurrence of debt issue costs and the resulting amortization cost and providing cash collateral pursuant to the terms of the Restructured Credit Agreement:

	Cash and cash equivalents	Restricted cash, current	Restricted cash, non- current
	(In thousands)
Debt issuance costs	$(260)	$—	$—
Cash collateral	(1,508)	508	1,000

Increase / (decrease)	$(1,768)	$508	$1,000

(b)	Adjustments to reflect certain other current and non-current assets of TEAM America at a preliminary estimate of their fair values, the estimated direct transaction costs incurred by Vsource and TEAM America and the resulting effect to statement of operations:

	Other current assets	Other assets, non- current	Other current liabilities
	(In thousands)
Debt issuance costs	$65	$195	$—
Write-off of debt issuance costs in connection with the Senior Bank Agreement which has been restructured	(200)	(351)	—
Write-off of deferred tax assets reflecting a full valuation allowance	(1,037)	(275)	—
Estimated direct transaction costs incurred by —Vsource —TEAM America	— —	— (356)	873 —

Increase / (decrease)	$(1,172)	$(787)	$873

Debt issuance costs are amortized over a period of four years. Change in related amortization expense are as follows:

	Historical	Pro forma	Decrease
	(In thousands)
—Year ended January 31, 2003	$459	$71	$(388)
—Three months ended April 30, 2003	$128	$16	$(109)

(c)	Adjustments to record the difference between the preliminary estimate of the fair value and the historical amount of TEAM America’s internally developed computer software and the resulting adjustment to depreciation expense, as follows (in thousands):

Historical amount	$443
Preliminary fair value	1,300

Increase	$857

Increase in depreciation:
—Year ended January 31, 2003	$286
—Three months ended April 30, 2003	$71
Estimated useful life	3 years

(d)	Adjustments to reflect the preliminary estimate of the fair value of customer relationships and goodwill and the resulting increase in amortization expense of customer relationships, as follows (in thousands):

	Historical amount	Preliminary fair value	Increase/ (decrease)	Increase/(decrease) in annual amortization	Increase/(decrease) in amortization in the three months ended April 30, 2003
Customer relationships	$—	$9,000	$9,000	$1,800	$450
Other intangible assets	$853	$—	$(853)	(267)	(63)
Goodwill	$36,014	$30,815	$(5,199)	—	—

				$1,533	$387

Customer relationships are amortized over a period of five years on a straight-line basis.

(e)	Adjustments to reflect the recapitalization and the senior credit restructuring including

•	the cancellation of the Stonehenge bridge note, with a carrying value of $1.5 million, and the issuance of a new subordinated note to Stonehenge with a principal amount of $1.517 million.

•	The classification of the Transferred Debt purchased by Vsource from current to non-current assuming that Vsource sells the Transferred Debt to a third party at its purchase price at or before the date of the merger.

•	The restructuring of TEAM America’s Senior Credit Agreement whereby bank debt is rescheduled as a four-year-term-loan with monthly principal repayments of approximately $85,000 giving rise to $1,019,000 of this debt being classified as current.

•	The issuance of $2.5 million of new subordinated notes pursuant to the Recapitalization Agreement

	Bank and subordinated debt, current	Bank and subordinated debt, non- current	Bridge note
	(In thousands)
Exchange of bridge note for Stonehenge subordinated note	$—	$1,517	$(1,500)
Transferred Debt to subordinated note, (note i)	(4,679)	5,033	—
Bank debt to Restructured Credit Facility (note i)	(3,747)	4,448	—
Reclassification of current portion of the Restructured Credit Facility	1,019	(1,019)	—
Issuance of new subordinated notes	—	2,500	—

Increase / (decrease)	$(7,407)	$12,519	$(1,500)

(note i) The carrying values of the Transferred Debt and the existing bank debt are less than the fair values of the subordinated note and the Restructured Credit Facility because the Transferred Debt and the bank debt were originally issued with warrants. The original carrying values of the Transferred Debt and the existing bank debt were reduced by a discount equal to the fair value of the warrants.

Change in related interest expense following the recapitalization and debt restructuring are as follows:

	Historical	Pro forma	Decrease
	(In thousands)
—Year ended January 31, 2003	$664	$628	$(36)
—Three months ended April 30, 2003	$194	$138	$(56)

Interest rates of the new subordinated notes, the new Stonehenge note and the Restructured Credit Facility are variable in nature. A 1/8% increase/decrease in interest rate would increase/decrease the pro forma net loss by approximately $17,000 and $4,000 for the year ended January 31, 2003 and the three months ended April 30, 2003 respectively.

(f)	Adjustments to common stock and additional paid in capital and accumulated deficit:

	Common stock and additional paid in capital	Accumulated deficit
	(In thousands)
To record the conversion of Vsource preferred stock to common stock and the extinguishment of BCF on preferred stock (note i)	$26,910	$(16,117)
To record the estimated value of TEAM America common stock to be issued and the TEAM America stock options and warrants to be assumed in the merger	16,007	—
To record the estimated costs of registering TEAM America common stock issued in connection with the merger	(175)	—
To eliminate TEAM America historical common stock and accumulated deficit	(30,413)	20,792

Increase	$12,329	$4,675

(note i) Vsource preferred stock was issued with beneficial conversion feature (“BCF”) which was recognized as a discount to the carrying value of the stock. Unamortized discount remaining at the date of conversion is recognized as a deemed dividend to preferred stockholders.

(g)	Adjustments to record the conversion of Vsource preferred stock to Vsource common stock pursuant to the merger, the cancellation of TEAM America preferred stock pursuant to the Recapitalization Agreement and the resulting elimination of dividend and deemed dividend to preferred stockholders.

(h)	Adjustment to reflect the reclassification of TEAM America’s salary costs incurred directly in connection with deriving revenues from selling, general and administrative expenses to cost of revenues to conform with Vsource’s presentation.

3.	Pro Forma Loss Per Share

The pro forma basic loss per share is based on the net loss available to common shareholders and the weighted average number of shares of TEAM America common stock outstanding, as adjusted by the shares to be issued in connection with the recapitalization and to Mr. Nickerson and the weighted average number of Vsource common stock outstanding immediately before the merger multiplied by the exchange ratio, as follows:

	Year ended January 31, 2003	Three months ended April 30, 2003
	(In thousands)
Weighted average number of shares of TEAM America common stock	8,169	8,216
TEAM America common stock to be issued in connection with the recapitalization	5,635	5,635
TEAM America common stock to be issued to Mr. Nickerson	1,800	1,800
Weighted average number of Vsource common stock multiplied by the exchange ratio (note i)	53,564	62,533

	69,168	78,184

(i): Weighted average number of shares of Vsource common stock for the purpose of determining loss per share is as follows (in thousands except for exchange ratio):

	Weighted average number of Vsource shares outstanding			Pro forma weighted average number of TEAM America common stock outstanding
	Year ended January 31, 2003	Three months ended April 30, 2003	Exchange ratio	Year ended January 31, 2003	Three months ended April 30, 2003
Common stock	1,734	1,838	3.150	5,463	5,790
Series 1-A preferred stock	1,276	1,276	1.191	1,520	1,520
Series 2-A preferred stock	367	367	1.421	522	522
Series 4-A preferred stock	15	17	3,150.298	46,059	54,701

Increase				53,564	62,533

Because the effect of stock options and warrants would be antidilutive to the combined company, dilutive per share amounts on a pro forma basis are the same as basic per share amounts.

MATERIAL CONTRACTS BETWEEN TEAM AMERICA AND VSOURCE

TEAM America and Vsource (Malaysia) Sdn Bhd, a subsidiary of Vsource, entered into a Services Agreement, dated as of May 1, 2003, pursuant to which Vsource Malaysia provides general outsourcing services to support TEAM America’s professional employer organization operations across the United States, including: (1) payroll services, (2) customer support services, (3) IT hosting and maintenance and (4) corporate financial services. The initial term of the agreement is for two years. The agreement will automatically renew for subsequent one-year periods unless either party notifies the other in writing at least 90 days before the expiration of the then-current term.

Upon executing the agreement, Vsource Malaysia advanced $500,000 to TEAM America to help it with the working capital expenditures that TEAM America needed to incur to meet its obligations during the implementation phase of the contracted services. The advance is repayable in 11 equal monthly installments starting on June 30, 2003, and the parties agreed that no interest will accrue on the advance if it is repaid in full by the applicable due dates.

Vsource Malaysia will charge TEAM America fees for the services in the amount of $166,667 per month, payable beginning on May 31, 2003. The amount of fees will be jointly reviewed in the future to ensure that they are properly aligned with the services Vsource Malaysia renders.

PROPOSAL 2: THE RECAPITALIZATION

Proposal

At the annual meeting, we will ask TEAM America shareholders to approve an amendment to TEAM America’s Ohio Articles to opt out of Section 1701.831 of the Ohio Revised Code (ORC) and to approve the recapitalization agreement and the related issuance of TEAM America common stock.

Background

In connection with various financing transactions previously executed by TEAM America, TEAM America issued shares of its Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Stock and warrants to purchase 1,777,777 shares of common stock to three shareholders: Stonehenge Opportunity Fund, Provident Financial Group and Professional Staff Management. The Class A Preferred Stock that was issued to these three shareholders has accrued dividends-in-kind, which together represents all of the TEAM America Class A Preferred Stock currently outstanding. In addition, in April of 2002, TEAM America received a bridge loan for $1.5 million from Stonehenge Opportunity Fund.

In March 2003, TEAM America and the three preferred shareholders entered into a Memorandum of Understanding that was subsequently amended on June 12, 2003, collectively referred to as the Amended MOU. As required by the Amended MOU, TEAM America and the three preferred shareholders have executed a recapitalization agreement, dated as of July [    ], 2003, which is attached as Annex F. In general, the recapitalization agreement eliminates all of the outstanding preferred stock and warrants in exchange for shares of TEAM America common stock and subordinated debt. It also eliminates the bridge loan in exchange for a new subordinated note. As described in detail below, one of the closing conditions to the consummation of the recapitalization agreement is an amendment to TEAM America’s Ohio Articles whereby TEAM America will opt-out of Ohio Revised Code Section 1701.831, commonly referred to as the “Ohio Control Share Acquisition Act.”

As described in more detail in “Information Regarding TEAM America — TEAM America Business,” before the closing of the recapitalization agreement Vsource or its designee will purchase the Team America common stock, Class A Preferred Stock and warrants currently owned by Provident Financial Group. If Vsource retains these securities, we anticipate that the new subordinated notes and common stock that would otherwise be issued to Provident Financial Group under the recapitalization agreement will be held in treasury. However, if

Vsource sells these securities to a third party investor, the related new subordinated notes and common stock would be issued to that investor.

The Recapitalization Agreement

The following is a summary of the material terms of the recapitalization agreement. A copy of the recapitalization agreement is attached as Annex F to this joint proxy statement/prospectus. The following is not a complete statement of all of the terms of the recapitalization agreement. Statements made in this joint proxy statement/prospectus are qualified in their entirety by reference to the more detailed information and terms found in the recapitalization agreement. You are encouraged to read the entire recapitalization agreement before voting your shares.

Recapitalization; Closing; New Subordinated Notes

The closing of the recapitalization agreement will occur as soon as practicable after the last of the conditions to the recapitalization has been satisfied or waived, or at another time as TEAM America and the preferred shareholders may agree. The recapitalization agreement is expected to close immediately before the completion of the reincorporation and the merger.

At the closing of the recapitalization agreement, TEAM America will issue TEAM America common stock and new subordinated notes to the preferred shareholders in the following amounts:

Preferred Shareholder	Common Stock	Amount of Subordinated Debt
Stonehenge Opportunity Fund, LLC	4,167,295	$1,818,000.00
Vsource (or its assignee) (1)	519,989	227,375.00
Professional Staff Management, Inc.	947,228	454,625.00

(1)	Assumes all of TEAM America’s common stock, Class A Preferred Stock and related warrants held by Provident Financial Group have been transferred to Vsource or its assignee pursuant to the senior debt restructuring.

Each preferred shareholder will surrender its Class A Preferred Stock certificates and its warrants for cancellation and will receive a certificate representing the number of shares of TEAM America common stock and a new subordinated note in the principal amount to which the shareholder is entitled, as indicated in the table above. Surrendered Class A Preferred Stock certificates and warrants and all rights and related interests will be canceled.

The new subordinated notes will bear interest at the prime commercial lending rate set by The Huntington National Bank plus 2.5% per annum with a maturity date that is four years after completion of the merger but that may be accelerated if TEAM America’s new credit facility is repaid, other than as a result of a refinancing, to the later of the date of such repayment and July 1, 2006, at which time all principal, accrued interest and other amounts due pursuant to the new subordinated notes shall become due and payable. The new subordinated notes will be subordinate to TEAM America’s current senior debt and further subordinate to the new Stonehenge note described below. The terms of the senior debt are described more fully below under the heading “Information Regarding TEAM America – Recent Developments.” A copy of the new subordinated note is attached to the recapitalization agreement as Exhibit A. Each preferred holder will execute a subordination agreement in the form attached to the recapitalization agreement as Exhibit B.

Stonehenge Note

At the closing of the recapitalization agreement, TEAM America will cancel the bridge note that it currently has outstanding with Stonehenge and deliver to it a new subordinated debt instrument. The new Stonehenge note will have an original principal amount of $1,517,000, bear interest at the prime commercial lending rate set by The Huntington National Bank plus 2.5% per annum and will mature at the same time the new subordinated notes mature, at which time all principal, accrued interest and other amounts due under the new Stonehenge note shall become due and payable. The new Stonehenge note will be subordinate to TEAM America’s senior debt. The terms of the current senior debt are described more fully below under the heading “Information Regarding TEAM America—TEAM America Business.” A copy of the new Stonehenge note is attached to the recapitalization agreement as Exhibit C.

Stonehenge also will execute a subordination agreement in favor of The Huntington National Bank. A copy of the subordination agreement is attached to the recapitalization agreement as Exhibit B.

Representations and Warranties

The recapitalization agreement contains customary representations and warranties made by TEAM America and the preferred shareholders.

The representations and warranties made by TEAM America include:

•	organization and good standing as a corporation;

•	power and authorization to enter into the recapitalization agreement;

•	capitalization;

•	creation of a legal, valid and binding obligation of TEAM America enforceable against it;

•	non-contravention; and

•	common shares that are properly authorized, fully paid and nonassessable.

The representations and warranties made by the preferred shareholders include:

•	title to Class A Preferred Stock and warrants convertible into common stock;

•	organization and good standing;

•	power and authorization to enter into the recapitalization agreement and related agreements;

•	creation of a legal, valid and binding obligation of the preferred shareholders enforceable against them;

•	non-contravention;

•	accredited investor status;

•	investment intent;

•	understanding that the common stock received is restricted; and

•	understanding of the legend placed on all shares of common stock to be received.

The representations and warranties contained in the recapitalization agreement are not easily summarized. You are urged to carefully read Articles III and IV of the recapitalization agreement entitled “Representations and Warranties of TEAM” and “Representations and Warranties of the Preferred Holders.”

Additional Agreements

Participation Rights

So long as Stonehenge, Vsource (or its assignee, as successor-in-interest of Provident Financial Group pursuant to the senior debt restructuring) or Professional Staff Management still beneficially owns some or all of its common shares that it receives pursuant to the recapitalization agreement, each of them will have the same right to sell its shares of common stock, on a pro rata basis, in connection with an offering by TEAM America, as any directors or officers or shareholders beneficially owning 5% or more of TEAM America’s common stock then-outstanding who participate in an offering of TEAM America common stock. These participation rights are not transferable and will be on terms no less favorable than those of other shareholders receiving any rights to participate in the issuance or offering of TEAM America common stock.

Restrictions on Senior Debt

The holders of a majority of the aggregate outstanding principal amount of the new subordinated notes and the new Stonehenge note, combined, will have the right to object to any increase, and prevent TEAM America from taking any action, that would increase the principal amount of senior debt to an aggregate principal amount greater than $15 million, when included with the outstanding principal amounts of the new subordinated notes and the new Stonehenge note.

Conditions to Closing

Numerous conditions must be satisfied or waived before the recapitalization can be completed. These conditions are divided into three categories and are summarized below.

The obligations of each party to complete the recapitalization are subject to the following conditions:

(a)	the recapitalization agreement and amendment to TEAM America’s Ohio Articles must have been adopted by the requisite vote of the TEAM America shareholders;

(b)	the TEAM America shareholders must have approved by the requisite vote: (1) the TEAM Merger Proposal, (2) the Reincorporation Proposal, (3) the Reverse Stock Split Proposal, (4) the Nickerson Proposal and (5) the Incentive Plan Proposal; and

(c)	no actions by any governmental authority or any other person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the recapitalization.

The obligations of the preferred shareholders to complete the recapitalization are subject to the following additional conditions:

(a)	TEAM America must have delivered to the preferred shareholders a legal opinion;

(b)	TEAM America must have performed in all material respects all of its agreements in the recapitalization agreement required to be performed by TEAM America at or before the completion of the recapitalization;

(c)	the representations and warranties of TEAM America contained in the recapitalization agreement shall be true and correct in all material respects as of the date of the recapitalization agreement and as of the date of the recapitalization closing; and

(d)	TEAM America must have delivered to each of the preferred shareholders an executed copy of the new subordinated note and the new Stonehenge note, if applicable.

The obligation of TEAM America to complete the recapitalization is subject to the following additional conditions:

(a)	each preferred shareholder must have performed in all material respects all of its agreements in the recapitalization agreement required to be performed by the preferred shareholder at or before the completion of the recapitalization;

(b)	the representations and warranties of each of the preferred shareholders contained in the recapitalization agreement shall be true and correct in all material respects as of the date of the recapitalization agreement and as of the date of the recapitalization closing;

(c)	each preferred shareholder must have delivered to TEAM America the certificates representing all of its Class A Preferred Stock and its warrants; and

(d)	Stonehenge must have delivered its bridge note.

Termination of the Recapitalization Agreement

The recapitalization agreement may be terminated by any party if the merger is not consummated by October 31, 2003.

Opting Out of the Ohio Control Share Acquisition Statute

TEAM America proposes to amend its Ohio Articles to opt out of the Ohio Control Share Acquisition Act. The amendment is to insert a new Article TWELFTH, providing as follows:

“Pursuant to Section 1701.831 of the Ohio Revised Code (regarding control share acquisitions), the provisions of such section shall not be applicable to the Corporation.”

A copy of the proposed certificate of amendment, including the certificate to certify the resolutions of TEAM America’s shareholders, to be filed with the Secretary of State of Ohio following shareholder approval is attached as Annex E to this joint proxy statement/prospectus.

The Ohio Control Share Acquisition Act provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition,” which is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power; or

•	a majority or more of the voting power.

An “issuing public corporation” under the statute is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the state of Ohio, and as to which no valid close corporation agreement exists. TEAM America currently meets the definition of an issuing public corporation. Therefore, unless TEAM America opts out of the Ohio Control Share Acquisition Act, the recapitalization would be subject to that statute and impose significant additional notice and filing requirements. Assuming compliance with the notice and information filing requirements prescribed by the Ohio Control Share Acquisition Act, the proposed control share acquisition may take place only if, at a special meeting of shareholders at which at least a majority of the voting power is represented in person or by proxy, the acquisition is approved by both:

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting, and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

(a)	the acquiring shareholder,

(b)	the officers of the corporation and any directors of the corporation who are also employees, and

(c)	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

The Ohio Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations provides that it does not apply. In connection with the recapitalization proposal below, the TEAM America board of directors believes that the protection of the statute is not necessary and that there is effective protection of the interests of TEAM America and its shareholders against the acquisition of controlling share interest that are not approved by the board of directors.

Required Vote

The amendment to the Ohio Articles and the recapitalization agreement must be approved by the affirmative vote of holders representing at least 75% of the shares eligible to vote in an election of directors (including all outstanding common stock and Class A Preferred Stock, voting on an as-converted basis) and the affirmative vote of the holders of a majority of the Class A Preferred Stock voting separately as a class.

Recommendation

Our board of directors has unanimously approved the Recapitalization Proposal and believes that it is in the best interests of TEAM America and its shareholders that the shareholders approve the Recapitalization Proposal.

The board of directors recommends a vote “FOR” this Recapitalization Proposal to approve the amendment to TEAM America’s Third Amended and Restated Articles of Incorporation to opt out of the Ohio Control Share Acquisition Statute and to adopt and approve the recapitalization agreement and the related issuance of TEAM America common stock.

PROPOSAL 3: THE REINCORPORATION

Proposal

At the annual meeting, we will ask TEAM America’s shareholders to consider and vote upon a proposal to reincorporate TEAM America in the state of Delaware by adoption of the Agreement and Plan of Merger and Reorganization, also referred to as the reincorporation agreement, to be entered into by and among TEAM America and TEAM Delaware, attached hereto as Annex G. Shareholder approval of the reincorporation agreement will constitute approval of the reincorporation and all transactions relating to it.

The following discussion summarizes certain aspects of the reincorporation agreement. The summary is not intended to be complete and is qualified in its entirety by reference to the reincorporation agreement and to the Certificate of Incorporation of TEAM Delaware (TEAM Delaware Certificate), a copy of which is attached as Exhibit E to the merger agreement attached as Annex A hereto, and the Bylaws of TEAM Delaware (TEAM Delaware Bylaws), a copy of which is attached as Exhibit F to the merger agreement attached as Annex A hereto.

Background

The board of directors of TEAM America has proposed that the state of incorporation of TEAM America be changed from Ohio to Delaware. The reincorporation would be completed by merging TEAM America with and into its wholly-owned subsidiary, TEAM Delaware, Inc., a Delaware corporation, with TEAM Delaware being the surviving corporation. TEAM Delaware was incorporated in Delaware in July of 2003 specifically for purposes of the reincorporation and has conducted no business and has no material assets or liabilities. The reincorporation will, in effect, cause TEAM America to be reincorporated in Delaware.

On the effective date of the reincorporation, TEAM Delaware will succeed to all of the assets, liabilities and business of TEAM America and will possess all of the rights and powers of TEAM America. Under the terms of the reincorporation agreement, the current officers and directors of TEAM America will become the officers and directors of TEAM Delaware until such time as the merger between Merger Sub and Vsource, as described elsewhere in this joint proxy statement/prospectus, is consummated.

A vote “FOR” the Reincorporation Proposal will constitute approval of (1) the change in TEAM America’s state of incorporation through a merger of TEAM America into TEAM Delaware pursuant to the reincorporation agreement, (2) the TEAM Delaware Certificate, (3) the TEAM Delaware Bylaws, and (4) all other aspects of the Reincorporation Proposal, including the resulting change of TEAM America’s name to Vsource Corporation. A number of changes will be effected as a result of the reincorporation. Such changes are described below under the heading “Comparison of Rights of Shareholders of TEAM America and Shareholders of TEAM Delaware.”

Reasons for the Reincorporation

For many years, Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, Delaware has adopted comprehensive modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have chosen Delaware for their domicile. Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. The favorable business corporation laws of Delaware should benefit TEAM America by allowing it to conduct its affairs in a more flexible and efficient manner.

After considering the advantages and disadvantages of the proposed reincorporation, including the differences between Ohio corporate law and the Delaware General Corporation Law (DGCL), the board of directors has concluded that it is in the best interest of TEAM America and its shareholders to change its domicile from Ohio to Delaware.

Certain Consequences of the Reincorporation

Effective Time.    The reincorporation will take effect at a time to be designated in a Certificate of Ownership and Merger that will be filed with the Secretary of State of Delaware. We anticipate that the effective time of the reincorporation will be within ten days after the Reincorporation Proposal is approved by the shareholders of TEAM America. At the effective time, the separate corporate existence of TEAM America will cease, and shareholders of TEAM America will become shareholders of TEAM Delaware.

Shareholder Rights.    Certain differences in shareholder rights exist under Ohio law and the DGCL, the Ohio Articles, and the TEAM Delaware Certificate, and the Second Amended and Restated Regulations of TEAM America, referred to as the Ohio Regulations, and the TEAM Delaware Bylaws. See “Comparison of Rights of Shareholders of TEAM America and Shareholders of TEAM Delaware” beginning on page 92 for a discussion of the effects of these and other differences between the rights of shareholders under Ohio law and the DGCL.

Conversion of TEAM America Common Stock.    As a result of the reincorporation, each outstanding share of TEAM America common stock will automatically be converted into one share of common stock, $.01 par value per share, of TEAM Delaware.

Certificates.    Upon completion of the reincorporation, holders of shares of TEAM America common stock may, but will not be required to, surrender their certificates representing TEAM America common stock in exchange for certificates representing TEAM Delaware common stock. Upon consummation of the reincorporation, certificates representing shares of TEAM America common stock will be deemed to represent the same number of shares of TEAM Delaware common stock as reflected on such certificates immediately before the reincorporation. Do not send stock certificates to TEAM America with your proxy.

Nasdaq Listing.    TEAM America common stock is listed for trading on the Nasdaq SmallCap Market and, after the reincorporation, we intend to continue to list TEAM Delaware common stock for trading on the Nasdaq SmallCap Market under the same symbol, TMOS, as the shares of TEAM America common stock are currently traded. The shares of TEAM Delaware common stock will continue to be represented by the same CUSIP number that is currently used for TEAM America common stock. There will be no interruption in the trading of TEAM America common stock as a result of the reincorporation. There can be no assurance that the TEAM Delaware common stock will continue to be eligible for listing on the Nasdaq SmallCap Market following completion of the merger. See “Risk Factors—TEAM America may not be able to maintain its Nasdaq listing or be successful in pursuing a new listing on Nasdaq after consummation of the merger” beginning on page 21 for a discussion of items that could impact the ability to continue the listing.

Employee Plans.    TEAM America’s employee benefit plans, including the (1) 1996 Stock Incentive Plan, (2) 2000 Stock Option Plan, and (3) 2003 Long-Term Incentive Plan, if approved by TEAM America’s shareholders as described in the Incentive Plan Proposal included elsewhere in this joint proxy statement/prospectus, will each be continued by TEAM Delaware following the reincorporation. Approval of the proposed reincorporation will result in the adoption and assumption of the plans by TEAM Delaware. As a result of the assumption by TEAM Delaware of the plans, all outstanding options to acquire shares of TEAM America common stock will be converted into options to acquire shares of TEAM Delaware common stock without any change in the terms or conditions of the options.

Accounting Treatment of the Merger.    In accordance with generally accepted accounting principles, TEAM America expects that the reincorporation will be accounted for as a reorganization of entities under common control at historical cost in a manner similar to a pooling of interests. Under this accounting method, the assets and liabilities of the combining entities will be carried forward at their recorded historical book values.

Federal Income Tax Consequences.    The reincorporation is intended to be tax free under the Internal Revenue Code of 1986, as amended. Accordingly, no gain or loss will be recognized by the holders of shares of TEAM America common stock as a result of the reincorporation, and no gain or loss will be recognized by TEAM America or TEAM Delaware. Each former holder of shares of TEAM America common stock will have the same tax basis in TEAM Delaware common stock received by such holder pursuant to the reincorporation as such holder had in the shares of TEAM America common stock held by such holder at the effective time of the reincorporation. Each shareholder’s holding period with respect to TEAM Delaware common stock will include the period during which such holder held the shares of TEAM America common stock, so long as the latter were held by such holder as a capital asset at the effective time. TEAM America has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service with respect to the tax consequences of the reincorporation.

The foregoing is only a summary of certain federal income tax consequences. Shareholders should consult their own tax advisors regarding the federal tax consequences of the reincorporation as well as any consequences under the laws of any other jurisdiction.

Dissenters’ Appraisal Rights

Under Ohio law, TEAM America shareholders who properly exercise and perfect dissenters’ rights with respect to the proposed reincorporation will have the right to receive the fair cash value of their shares (excluding any appreciation or depreciation in market value resulting from the proposed reincorporation). To exercise such rights, TEAM America shareholders must comply with the procedural requirements of ORC Section 1701.85, a copy of which is attached to this joint proxy statement/prospectus as Annex D. Failure to vote against the proposed reincorporation will not constitute a waiver of dissenters’ appraisal rights. The failure to take any of the steps required under ORC Section 1701.85 on a timely basis, however, may result in the loss of dissenters’ rights.

Below is a summary of the steps you must take if you are a TEAM America shareholder and you wish to exercise your appraisal rights. This description is not complete, and you should read ORC Section 1701.85 in its entirety.

1.	You must be a TEAM America shareholder of record. To be entitled to dissenter’s rights as a TEAM America shareholder you must be a record holder of the dissenting shares on [ ], 2003, the record date established for determining those TEAM America shareholders entitled to notice of the shareholders’ meeting called for the purpose of approving the proposed reincorporation.

2.	You must refrain from voting in favor of the proposed reincorporation. You must not vote shares of TEAM America common stock as to which you seek fair cash value in favor of the proposed reincorporation. A vote for the proposed reincorporation is a waiver of your dissenters’ rights under ORC 1701.85. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the proposed reincorporation and will constitute a waiver of dissenters’ rights. Failure to vote for or against the reincorporation does not constitute a waiver of dissenters’ rights.

3.	You must file a written demand. Within ten days after the date of the TEAM America shareholder vote on the proposed reincorporation is taken, you must deliver written demand in compliance with the provisions of ORC Section 1701.85(A)(2). The written demand must set forth the dissenting shareholder’s address, the number and class of shares as to which the shareholder seeks relief and the amount the shareholder claims as the fair cash value of the dissenting shares. TEAM America will not notify shareholders of the expiration of the ten-day notice period.

4.	Deliver certificates for legending upon request. If requested by TEAM America, you must submit your certificates for dissenting shares to TEAM America (or Vsource Corporation after the proposed reincorporation has been effected) within 15 days after you are sent the request for endorsement on the certificates of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you.

5.	File a petition in court. If TEAM America (or Vsource Corporation after the proposed reincorporation has been effected) and the dissenting shareholder cannot agree on the fair cash value of the dissenting shares, then either may, within three months after the date of the service of the demand for fair cash value was made by the dissenting shareholder, file a complaint in the Franklin County, Ohio Court of Common Pleas. If the court determines that the dissenting shareholder is entitled to fair cash value of the dissenting shares, the court will appoint an appraiser or appraisers to make a finding as to the fair cash value of the dissenting shares. The fair cash value will be determined based on what a willing seller who is under no compulsion to sell would be willing to accept and that which a willing buyer who is under no compulsion to purchase would be willing to pay for the dissenting shares. In no event will the fair cash value exceed the amount stated in the written demand by the dissenting shareholder. In computing the fair cash value, any appreciation or depreciation in the market value resulting from the proposed reincorporation will be excluded.

A shareholder’s right to receive the fair cash value of the dissenting shares terminates if (1) the dissenting shareholder does not strictly comply with the requirements of ORC Section 1701.85, (2) the proposed reincorporation is abandoned, (3) the dissenting shareholder withdraws the demand for fair cash value, or (4) TEAM America (or Vsource Corporation) and the dissenting shareholder have not come to an agreement regarding the fair cash value of the Dissenting Shares and neither has filed a complaint with the Ohio Court of Common Pleas within the time period described in Section 1701.85(B).

Failure to follow the steps required by ORC Section 1701.85 for exercising appraisal rights in connection with the proposed reincorporation may result in the loss of the appraisal rights. In view of the complexity of the provisions of ORC Section 1701.85, TEAM America shareholders who are considering objecting to the proposed reincorporation are urged to consult their own legal advisors.

Comparison of Rights of Shareholders of TEAM America and Shareholders of TEAM Delaware

General.    Upon consummation of the reincorporation, the shareholders of TEAM America will become shareholders of TEAM Delaware, and their rights as shareholders will be governed by the TEAM Delaware Certificate and the TEAM Delaware Bylaws. The TEAM Delaware Certificate and the TEAM Delaware Bylaws differ in certain respects from the Ohio Articles and Ohio Regulations. In addition, the rights of TEAM Delaware shareholders will be governed by the DGCL, while the rights of TEAM America’s shareholders are currently governed by Ohio law. The DGCL and Ohio law differ in many respects, and consequently it is not practical to summarize all of these differences.

The following is a summary of significant differences between the Ohio Articles, Ohio Regulations and applicable provisions of Ohio law, on the one hand, and the TEAM Delaware Certificate, TEAM Delaware Bylaws and applicable provisions of the DGCL, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to the TEAM Delaware Certificate and the TEAM Delaware Bylaws, attached as Exhibit E and F to the merger agreement, which is attached as Annex A hereto. TEAM America shareholders are urged to read the full text of the TEAM Delaware Certificate and TEAM Delaware Bylaws. Copies of the Ohio Articles and Ohio Regulations have been attached as exhibits to TEAM America’s filings with the SEC, are available for inspection at the principal executive offices of TEAM America and will be sent to holders of TEAM America common stock upon request.

Amendment of Charter Documents.    The DGCL requires approval by holders of a majority of the voting power of the common stock in order to amend the TEAM Delaware Certificate. The TEAM Delaware Certificate requires the approval of shareholders holding at least 67% of the voting power to approve amendments to Article 4 and Article 11 of the TEAM Delaware Certificate.

To amend an Ohio corporation’s articles of incorporation, Ohio law requires the approval of shareholders holding two-thirds of the voting power of the corporation, or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless otherwise specified in such corporation’s articles of incorporation. The Ohio Articles in Article Seventh specify that the holders of a majority of the voting power of TEAM America, or, when appropriate, any class of shareholders, may amend the Ohio Articles.

Amendment and Repeal of Bylaws and Code of Regulations.    Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the Bylaws of a corporation. The TEAM Delaware Certificate grants the board of directors such power.

Ohio law provides that only shareholders of a corporation have the power to amend and repeal a corporation’s code of regulations. In general, the Ohio Regulations may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of TEAM America present in person or by proxy at an annual or special meeting called for such purpose. Higher percentages apply to the amendment of certain sections of the Ohio Regulations. Please see the Ohio Regulations for specific details.

Classified Board of Directors.    TEAM America’s directors are divided into three classes, with each class containing one-third of the total number of directors as nearly equal in numbers as possible. Directors are elected for a term of three years. Currently, four directors’ terms expire in 2003; four directors’ terms expire in 2004; and two directors’ terms expire in 2005.

The TEAM Delaware Certificate provides that the board of directors shall be divided into three classes of directors with each class to be as nearly equal in number of directors as possible. No director may be removed, other than for cause, before the end of the term for which the director was elected to serve. Thus, at least two shareholder meetings are required to effect a change in the control of the board of directors. The TEAM America board of directors believes that a classified board with staggered terms will help ensure the continuity and stability of management and policies in the future, since a majority of the directors at any time will have prior experience as directors.

If the Reincorporation Proposal is approved, the directors of TEAM America will continue as the directors of TEAM Delaware after the reincorporation is consummated and until their successors have been duly elected and qualified. If the merger is completed, the TEAM Delaware directors will resign, the number of directors will be set at seven and the nominees who are elected at the annual meeting will serve for the terms indicated under “Election of Directors.”

Removal of Directors.    The DGCL provides that unless otherwise specified in its certificate of incorporation, directors of a company that has a classified board may be removed from office by the holders of a majority of the voting power of all outstanding voting stock only for cause. The TEAM Delaware Certificate provides for a classified board and the TEAM Delaware Bylaws provide that directors may be removed for cause by the affirmative vote of the holders of a majority of TEAM Delaware’s voting stock; therefore, directors of TEAM Delaware may be removed only for cause, by the requisite affirmative vote of the holders of a majority of TEAM Delaware’s voting stock.

Ohio law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors. TEAM America directors serve for three-year terms, and one class of the TEAM America board of directors is elected each year. Under the Ohio Regulations, directors may be removed only for cause by 75% of the shares then entitled to vote for the election of directors.

Vacancies on the Board.    The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by a majority of the directors then in office. The TEAM Delaware Certificate provides that newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Ohio law provides that, unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Ohio Regulations provide that, except in cases where a director is removed and such director’s successor is elected by the shareholders, the remaining directors may, by a vote of a majority of their number, fill any vacancy for the unexpired term.

Capitalization.    The authorized capitalization of TEAM Delaware consists of 100,000,000 shares of TEAM Delaware common stock, with a par value of $.01 per share. The board of directors of TEAM Delaware has the authority at any time, and from time to time, to recommend to the TEAM Delaware Shareholders an amendment to the capitalization of TEAM Delaware, which amendment must be approved by the affirmative vote of the holders of at least 67% of the outstanding shares of the capital stock of TEAM Delaware entitled to vote generally in the election of directors.

The authorized capitalization of TEAM America consists of 50,000,000 shares, of which 45,000,000 shares are designated common stock, 2,500,000 shares are designated Class A Preferred Stock, and 2,500,000 shares are designated Class B Preferred Stock, each without par value. TEAM America’s board or directors has the authority at any time, and from time to time, to establish and designate one or more series of preferred stock, to fix the designation and authorized number of shares of each series and the express terms of each such series, to the full extent permitted by Ohio law.

Right to Call Special Meetings of Shareholders.    The DGCL permits special meetings of shareholders to be called by the board of directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. The DGCL does not require that shareholders be given the right to call special meetings. The TEAM Delaware Bylaws provide that special meetings of shareholders of the corporation may be called at any time by the Chairman of the Board, the President, or the board of directors.

Under Ohio law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation’s code of regulations specifies another percentage, which may in no case be greater than 50%, the directors, by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president’s death or disability, the vice president authorized to exercise the authority of the president, have the authority to call special meetings of shareholders. The Ohio Regulations expressly provide that special meetings of shareholders may be called by the President, a Vice President, or by shareholders holding 50% or more of the outstanding shares entitled to vote at the meeting.

Advance Notice Provisions.    The TEAM Delaware Bylaws require advance notice of shareholder nominations for election of directors in the manner provided by the TEAM Delaware Bylaws. The TEAM Delaware Bylaws require that certain detailed procedures be followed in order for shareholders to nominate candidates for election as directors when not done by or at the direction of the Board.

The TEAM Delaware nomination procedure provides that only persons who are nominated by or at the direction of the board of directors, or by a shareholder who has given timely written notice to the Secretary of TEAM America before the meeting at which directors are to be elected, will be eligible for election as directors. Under this nomination procedure, notice to TEAM Delaware from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including name, address, principal occupation, the class and number of shares of TEAM Delaware common stock or other capital stock beneficially owned, the consent of the person to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person.

The Ohio Regulations contain provisions comparable to the advance notice provisions set forth in the TEAM Delaware Bylaws. The Ohio Regulations provide that shareholder nominations for election as directors must be made in compliance with certain advance notice, informational and other applicable requirements. To be considered, a shareholder’s notice of director nomination must be timely. To be timely, the shareholder’s notice must be delivered to or mailed and received by the Secretary of TEAM America not less than 60 or more than 90 days before TEAM America’s annual meeting; provided, however, that in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made to be timely. A shareholder’s notice of director nominations must contain information required by the Ohio Regulations and must be accompanied by the written consent of each proposed nominee to serve as a director of TEAM America, if elected.

The Ohio Regulations also contain a provision stating that any proposal to be brought before any meeting of shareholders by any shareholder must be submitted in writing to the TEAM America Secretary at least 30 days before the date fixed for the meeting at which it is intended that such proposal is to be presented.

Shareholder Action Without a Meeting.    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of shareholders consent to the action in writing. The TEAM Delaware Certificate provides that any action required or permitted to be taken by the shareholders may be effected at an annual or special meeting of shareholders, duly called and held with prior notice and a vote, or the action may be effected by written consent signed by the requisite number of shareholders.

Under Ohio law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat.

Cumulative Voting.    Under the DGCL, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The TEAM Delaware Certificate does not grant such rights.

Under Ohio law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Secretary of State of the State of Ohio, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Ohio Articles have eliminated the right to vote cumulatively in the election of directors, as set forth in Article Eighth.

Provisions Affecting Business Combinations; Fair Price Provisions.    Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an interested shareholder) may not engage in a wide range of business combinations with the corporation for a period of three years following the date the person became an interested shareholder, unless (1) the board of directors of the corporation has approved, before that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder. Under the DGCL, a corporation may choose not to be subject to Section 203 by so specifying in its certificate of incorporation. In addition, unless a corporation affirmatively elects to be governed by Section 203, Section 203 does not apply to a corporation that does not have a class of stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market, or (3) held of record by more than 2,000 shareholders. The TEAM Delaware Certificate is silent as to Section 203. Accordingly, unless TEAM Delaware amends the TEAM Delaware Certificate to elect not to be subject to Section 203, TEAM Delaware will be subject to Section 203 until such time as it no longer meets any of the three standards mentioned above.

ORC Chapter 1704 provides that, unless the articles of incorporation or code of regulations of a corporation otherwise provide, an issuing public corporation may not for three years following the date on which a person becomes an interested shareholder engage in a Chapter 1704 transaction with that interested shareholder unless the Chapter 1704 transaction is approved by the corporation’s board of directors before the time the person becomes an interested shareholder. Chapter 1704 transactions include mergers, consolidations, combinations, liquidations, recapitalizations and other transactions involving 5% of more of the assets or shares of the issuing public corporation or 10% of more of its earning power. After the initial three-year moratorium such transactions are prohibited absent approval by disinterested shareholders or unless the transaction meets certain statutorily defined fair price provisions. The Ohio Articles do not provide otherwise.

Control Share Acquisitions.    Under the Ohio Control Share Statute, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the corporation’s shareholders. A control share acquisition for purposes of Ohio law is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more. The Ohio Articles do not currently provide otherwise; however, if Proposal 2 is approved by the TEAM America shareholders, then the Ohio Articles will be amended immediately before the reincorporation to opt out of the requirements of the Ohio Control Share Statute.

Neither the DGCL nor the TEAM Delaware Certificate contains a comparable provision.

Mergers, Acquisitions and Certain Other Transactions.    The DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The TEAM Delaware Certificate provides that such transactions must be approved by a majority of the outstanding voting power. The DGCL does not require shareholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for business combinations subject to Section 203 of the DGCL. In addition, in certain circumstances, the DGCL permits corporations to adopt a holding company structure without shareholder consent. TEAM Delaware may utilize these provisions of the DGCL in the future although it has no present plan to do so.

Under Ohio law, a merger or consolidation by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the voting power of the corporation unless the corporation’s articles of incorporation provide for approval by a different proportion, but not less than a majority. The Ohio Articles require approval of a majority of the outstanding shares for such transactions.

Constituencies Provisions.    Ohio law permits a director, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation’s shareholders, any of the following: (1) the interests of the corporation’s employees, suppliers, creditors, and customers, (2) the economy of the state and nation, (3) community and societal considerations, and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The DGCL and the TEAM Delaware Certificate contain no comparable provision.

Rights of Dissenting Shareholders.    Under the DGCL, appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (1) with respect to shares of a corporation that are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders (as long as the shareholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders) or (2) if the corporation is the surviving corporation and no vote of its shareholders is required for the merger. The TEAM Delaware Certificate does not provide otherwise. The DGCL does not provide appraisal rights to shareholders who dissent from the sale of all or substantially all of a corporation’s assets or an amendment to the corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide. The TEAM Delaware Certificate does not provide otherwise. Under the DGCL, among other procedural requirements, a shareholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights.

Under Ohio law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation’s articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. Ohio law provides shareholders of an acquiring corporation with appraisal rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. Under Ohio law, a shareholder’s written demand for an appraisal must be delivered to the corporation no later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

Dividends.    Both the DGCL and Ohio law provide that dividends may be paid in cash, property or shares of a corporation’s capital stock. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). Ohio law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

Preemptive Rights of Shareholders.    The DGCL provides that no shareholder shall have preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The TEAM Delaware Certificate does not provide for preemptive rights.

Ohio law provides that, subject to certain limitations and conditions contained in Ohio law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Ohio Articles expressly eliminate any preemptive rights.

Director Liability and Indemnification.    The DGCL allows a Delaware corporation to include in its certificate of incorporation, and the Delaware Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of such director’s fiduciary duties as a director, except liability (1) for any breach of the director’s duty of loyalty to the corporation’s shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and (4) for any transaction from which the director derived an improper personal benefit. The DGCL requires that a director, officer, employee or agent of TEAM Delaware, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of TEAM Delaware, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The DGCL also provides that the indemnification provisions of the statute are not exclusive of any other rights that a person seeking indemnification may have or later acquire under any statute, provision of the TEAM Delaware Certificate and Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. In addition, the DGCL provides that a corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation has the power to indemnify such person against such expense, liability or loss under the DGCL. The TEAM Delaware Certificate provides that TEAM Delaware will indemnify each director and officer to the fullest extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect against all liabilities (including expenses), imposed or reasonably incurred by such Indemnitee in connection therewith. The TEAM Delaware Certificate also provides that expenses incurred by a director or officer in defending an action, suit or proceeding shall be paid by TEAM Delaware upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he is not entitled to be indemnified by TEAM Delaware. The TEAM Delaware Bylaws and the DGCL also provide that the indemnification provisions of the TEAM Delaware Bylaws and the statute are not exclusive of any other right to which a person seeking indemnification and advancement of expenses may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The TEAM Delaware Bylaws expressly provides for the power to maintain insurance with respect to any expense liability or loss.

There is no comparable provision under Ohio law limiting the liability of officers, employees or agents of a corporation, and the Ohio Articles contain no such provision. However, Ohio law has codified the traditional business judgment rule and provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence that an action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation’s shareholders, other factors such as the interests of a corporation’s employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation. See “— Constituencies Provisions.” Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors (as discussed below). The Ohio Regulations provide that TEAM America shall indemnify its directors, officers, employees and agents to the extent permitted by law against costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of such person’s service as a director, officer, employee or agent of TEAM America. Ohio law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

Shareholder Rights Plans.     TEAM America has not implemented a shareholder rights plan, but could do so without further action of its shareholders. TEAM Delaware has no rights plan and would not be able to implement a rights plan without the approval of its shareholders.

Disadvantages of Reincorporation in Delaware

Despite the belief of the TEAM America board of directors as to the benefits to shareholders of the Reincorporation Proposal, it may be disadvantageous to the extent that Delaware law still has some of the anti-takeover provisions that affected TEAM America as an Ohio corporation; thus, Delaware law may still have the effect of discouraging a future takeover attempt that is not approved by the board of directors, but which a majority of the shareholders may deem to be in their best interest or in which shareholders may receive a substantial premium for their shares over the then-current market value or over their cost basis in the shares. As a result, shareholders who might wish to participate in a tender offer may not have an opportunity to do so. In addition, to the extent that the anti-takeover provisions enable the board of directors to resist a takeover or a change in control, they can make it more difficult to change the existing board of directors and management.

Moreover, as further discussed above, the TEAM Delaware Certificate contains a provision limiting director liability under certain circumstances and the TEAM Delaware Certificate and Bylaws contain provisions relating to indemnification of directors and officers. These provisions could operate to the potential disadvantage of the shareholders of TEAM Delaware. For example, their inclusion may have the effect of reducing the likelihood of TEAM Delaware recovering monetary damages from directors as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited TEAM Delaware and its shareholders. In addition, the shareholders of TEAM Delaware will forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to change control of TEAM Delaware.

Abandonment

Notwithstanding a favorable vote of the shareholders, TEAM America reserves the right by action of the TEAM America board of directors to abandon the reincorporation before effectiveness of the reincorporation if it determines that such abandonment is in the best interests of TEAM America. The TEAM America board of directors has made no determination as to any circumstances that may prompt a decision to abandon the reincorporation. In the event the reincorporation is abandoned, TEAM America will continue to operate as an Ohio corporation.

Required Vote

Under the Ohio Articles, the affirmative vote of the holders of at least 75% of the votes represented by the outstanding shares of TEAM America common stock and Class A Preferred Stock, voting as a single class, is required for approval of the reincorporation agreement. The reincorporation agreement may be amended (with certain exceptions), either before or after shareholder approval has been obtained, if in the opinion of TEAM America’s board of directors, circumstances arise that make such action advisable.

Recommendation

TEAM America’s board of directors has unanimously approved the Reincorporation Proposal and believes that it is in the best interests of TEAM America and its shareholders that the shareholders approve the Reincorporation Proposal.

The board recommends that shareholders vote “FOR” the Reincorporation Proposal.

PROPOSAL 4: STOCK ISSUANCE TO NICKERSON

Proposal

At the TEAM America annual meeting, shareholders of TEAM America will be asked to approve the issuance immediately before the consummation of the merger of 1.8 million shares of TEAM America common stock (or “in-the-money” options or other convertible securities to acquire 1.8 million shares of TEAM America common stock, or any combination of shares and options or convertible securities that in the aggregate would result in the same number of shares, which are referred to herein as the Granted Shares) to S. Cash Nickerson, TEAM America’s current Chairman and CEO. In connection with the merger, Mr. Nickerson will be accepting the executive officer position of Vice Chairman of the new combined company, Vsource Corporation.

Background

Simultaneously with the consummation of the merger, TEAM America will enter into an employment agreement with Mr. Nickerson, the terms of which are attached to the merger agreement as Exhibit G. Under this agreement, Mr. Nickerson will be employed at will, subject to specific severance provisions described below, and serve as the Vice Chairman of the combined company. Mr. Nickerson’s base salary will be $350,000, with a target incentive bonus of 100% of his base salary payable upon the achievement of performance targets set by the compensation committee of the combined company’s board of directors. The employment agreement will provide for grants of stock options, restricted stock and participation in stock programs or similar types of compensation plans on the same terms and conditions made available to other members of TEAM America’s senior management. Mr. Nickerson will receive an allowance to relocate to California of $60,000, plus reimbursement of reasonable expenses for the packing and moving of household goods. Mr. Nickerson will also have an auto allowance of $1,000 per month.

The employment agreement may be terminated by Mr. Nickerson voluntarily at any time upon 90 days’ written notice. The agreement may also be terminated by the combined company immediately for actual cause, which shall include a felony crime conviction, gross negligence or dishonesty in the performance of his duties, willful disobedience or willful misconduct, or upon 90 days’ notice for termination by the combined company other than for actual cause. Mr. Nickerson shall receive six months base salary if he is terminated by the combined company without cause, by reason of death or disability, if the contract is not renewed, or if Mr. Nickerson terminates his employment with the combined company because of a reduction in his duties. The employment agreement provides for a one year non-competition period following Mr. Nickerson’s termination of employment with the combined company.

In addition to the execution of the employment agreement, in recognition of Mr. Nickerson’s efforts to bring about the merger between Vsource and TEAM America, his unique knowledge of and management experience with respect to TEAM America, and as an inducement for Mr. Nickerson to remain with TEAM America as Vice Chairman, thereby contributing to the completion of the proposed merger and the success of the merged company, before the merger and subject to the approval of this Nickerson Proposal by the TEAM America shareholders, TEAM America will award Mr. Nickerson the Granted Shares. On or before the merger closing, Mr. Nickerson may recommend to TEAM America’s board of directors one or more TEAM America employees to receive a portion of the Granted Shares in lieu of himself. The Granted Shares so awarded shall be fully vested, and in the case of options or convertible securities, also 100% immediately exercisable by Mr. Nickerson or the applicable designee, before completion of the merger. The employment agreement described above will not contain an initial signing award of shares or options to acquire TEAM America or Vsource Corporation common stock.

Required Vote

TEAM America is submitting the issuance of the Granted Shares to Mr. Nickerson to its shareholders for approval as required by NASD rules governing Nasdaq traded issues. Under these rules, the affirmative vote of a majority of the votes represented by the outstanding common stock and Class A Preferred Stock present or represented by proxy and entitled to vote on the matter, voting together as a single class, is required to approve the issuance of the Granted Shares to Mr. Nickerson.

Recommendation

Our board of directors has unanimously approved the Nickerson Proposal, and believes that it is in the best interests of TEAM America that the shareholders approve the Nickerson Proposal.

The board of directors recommends a vote “FOR” the Nickerson Proposal to approve the issuance of 1.8 million shares of TEAM America common stock, or the equivalent thereof in convertible securities, to S. Cash Nickerson.

PROPOSAL 5: REVERSE STOCK SPLIT

Proposal

TEAM America’s shareholders are being asked to authorize the combined company’s board of directors, in its discretion, to effect a reverse stock split within a range of a 1-for-2 and a 1-for-20 reverse split. If this Reverse Stock Split Proposal is approved by the shareholders, the combined company’s board of directors will be authorized to file an amendment to the combined company’s certificate of incorporation, without further approval or authorization of our shareholders, at any time after the merger and before the next annual meeting of shareholders.

Under the proposed amendment, Article Fourth of the combined company’s certificate of incorporation would be amended by inserting a new paragraph (b), which will read in its entirety as follows:

“Effective as of 5:00 p.m. on the date of the filing of this Second Certificate of Amendment to the Certificate of Incorporation (the ”Effective Time”), each [    ] shares of the Corporation’s outstanding Common Stock will be converted and reconstituted into one share of Common Stock (the “Reverse Split”). No fractional shares shall be issued upon such conversion and reconstitution. Instead, the Corporation will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Corporation’s Common Stock on the Nasdaq SmallCap Market during regular trading hours for the five trading days immediately preceding the Effective Time, which amount is hereby determined to equal the fair market value of the Corporation’s Common Stock upon the Effective Time of the Reverse Split.”

Background

The board of directors has adopted a resolution, subject to shareholder approval, (1) declaring the advisability of a reverse split of TEAM America’s outstanding common stock after the merger in the range of a 1-for-2 to a 1-for-20 reverse stock split; (2) approving a corresponding amendment of the combined company’s certificate of incorporation to effect the reverse split; and (3) authorizing any other action it deems necessary to effect the reverse split without further approval or authorization of the shareholders, at any time after consummation of the merger and before the next annual meeting of shareholders. The combined company’s board of directors may subsequently effect after the merger, in its sole discretion, the reverse split within the range approved by the shareholders.

If approved by the TEAM America shareholders, the reverse split in the amount selected by the combined company’s board of directors would become effective on any date selected by such board of directors after the merger and before the next annual meeting of shareholders. The combined company’s board of directors will not, however, effect a reverse split until after the merger has closed and TEAM America common stock has been issued to the former Vsource shareholders. Accordingly, the reverse stock split will not affect the pro rata share ownership of TEAM America and former Vsource shareholders immediately after the merger. The board of directors both before and after the merger will have the right, even after shareholder approval, to forego or postpone filing of the amendment to the combined company’s certificate of incorporation to effect the reverse split if such action is determined not to be in the best interests of TEAM America and its shareholders. If the reverse split adopted by the shareholders is not subsequently implemented by the combined company’s board of directors and effected before the next annual meeting of shareholders, the reverse split will be deemed abandoned, without any further effect. In such case, the board of directors may again seek shareholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Reasons for the Reverse Split

The reverse split is being proposed to satisfy one of the requirements to maintain the combined company’s listing on the Nasdaq SmallCap Market after the merger while also increasing investor interest in the combined company. We believe that Nasdaq may deem the proposed merger to be a “change of control” transaction pursuant to NASD Marketplace Rule 4330(f), in which case the combined company will be required to satisfy Nasdaq’s initial listing requirements, which include a minimum bid price equal to or greater than $4.00 per share. TEAM America does not currently satisfy this requirement, and as a result, the combined company’s listing application after the merger would not be accepted, and the combined company’s common stock may no longer be traded on the Nasdaq SmallCap Market.

TEAM America’s board of directors believes that a delisting after the merger could adversely affect the combined company’s ability to attract the interest of investors and to maximize shareholder value. In addition, TEAM America’s board of directors believes that the delisting may result in decreased liquidity for the holders of outstanding shares of common stock. If the Reverse Stock Split Proposal is approved, then the combined company’s board of directors will be able to effectuate a reverse stock split, which may make it more likely that the combined company will meet the initial bid price requirement of $4.00 per share and continue trading on the Nasdaq SmallCap Market.

An increase in the per-share price of the combined company’s common stock, which would be expected as a result of a reverse split, may heighten the interest of the financial community in the combined company and broaden the pool of investors that may consider investing in the combined company, potentially increasing the trading volume and liquidity of the combined company’s common stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of the combined company’s common stock increases as a result of the reverse split, some of these concerns may be eliminated. However, many investors will not invest in securities that have a trading price below $5.00 per share, and there can be no assurance that a reverse split will increase the price above that level.

The reduction in the number of outstanding shares of common stock caused by a reverse split is anticipated initially to increase the market price of the common stock. However, because some investors may view the reverse split negatively, there can be no assurance that the market price of the common stock after implementing a reverse split will adjust to reflect the conversion ratio (e.g. if the market price is $1 before a 1-for-5 reverse split and the ratio is one new share for every five shares outstanding there can be no assurance that the market price immediately after the proposed 1-for-5 reverse split will be $5 (5 x $1) or that any price gain will be sustained in the future.

If after the merger, the combined company’s common stock is no longer listed on Nasdaq, the liquidity of the combined company’s common stock and its ability to raise capital could be adversely affected. In this situation, the common stock would probably be traded in the over-the-counter market maintained by the NASD Electronic Bulletin Board and the spread between the bid price and ask price of the shares of common stock is likely to be greater than at present. Shareholders may also experience a greater degree of difficulty in obtaining accurate, timely information concerning pricing and trading volume and in executing trades of the combined company’s common stock.

There is no guarantee that implementing a reverse split immediately following the merger will result in compliance with the Nasdaq initial bid price requirement or that the combined company will meet all of the other requirements for listing. Consequently, the combined company’s common stock may no longer be traded on the Nasdaq SmallCap Market even after a reverse split.

Principal Effects of the Proposed Reverse Split

If the Reverse Stock Split Proposal is approved at the annual meeting and the combined company’s board of directors then elects to effect a reverse split, each outstanding share of the combined company’s common stock as of the record date of the reverse split will immediately and automatically be changed, as of the effective date of the amendment to the combined company’s certificate of incorporation, into the approved portion of one share of common stock. In addition, the number of shares of common stock subject to outstanding options and warrants, and the number of shares reserved for future issuances under our stock plans, will be reduced by the same factor. For example, if the combined company’s board of directors implements a 1-for-5 reverse split, each share of common stock will automatically be changed into one fifth of a share of common stock. No fractional shares of common stock will be issued in connection with any reverse split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to a reverse split will receive cash in lieu of the fractional share as explained more fully below.

If the Reverse Stock Split Proposal is approved at the annual meeting and the combined company’s board of directors, in its discretion, decides to effect a reverse split, the combined company’s board of directors will determine the ratio of such reverse split and fix a record date for determination of shares subject to such reverse split.

Because any implemented reverse split will apply to all issued and outstanding shares of the common stock and outstanding rights to purchase the combined company’s common stock or to convert other securities into the common stock, such reverse split will not alter the relative rights and preferences of our existing shareholders. The reverse split will, however, effectively increase the number of shares of the combined company’s common stock available for future issuances by the combined company’s board of directors.

If the Reverse Stock Split Proposal is approved at the annual meeting and effected by the combined company’s board of directors, some of our shareholders may consequently own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than one hundred shares following any implemented reverse split may be required to pay higher transaction costs should they then determine to sell their shares.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional shares to which a holder of the combined company’s common stock would otherwise be entitled as a result of the reverse split, the combined company will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the common stock on Nasdaq during regular trading hours for the five trading days immediately preceding the effective time of the reverse split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of a reverse stock split is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a reverse stock split may vary as to each shareholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

We believe shareholders will recognize no gain or loss as a result of receiving a reduced number of shares of common stock in a reverse stock split implemented in accordance with this proposal. Shareholders receiving cash in lieu of fractional shares as a result of such a reverse stock split will generally recognize capital gain or loss measured by the difference between the amount of cash received and the basis for the fractional shares. A shareholder’s basis in the reduced number of shares received in a reverse stock split will equal the shareholder’s basis in its old shares of stock reduced by the basis allocated to the fractional shares for which cash is received in lieu of shares. A shareholder’s holding period for the reduced number of shares received in such a reverse stock split will include the period during which the old shares were held.

The combined company should not recognize any gain or loss as a result of implementing a reverse split in accordance with this Reverse Stock Split Proposal.

Board Discretion to Implement a Reverse Split

If the Reverse Stock Split Proposal is approved at the annual meeting, the combined company’s board of directors may, in its sole discretion after the merger, at any time before the next annual meeting of shareholders, authorize a reverse split within the approved range and file an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. The determination by the combined company’s board of directors will be based on a number of factors, including market conditions, existing and expected trading prices for the common stock and the likely effect of business developments on the market price for the common stock.

TEAM America’s board of directors has not yet made a determination to proceed with a reverse split of its issued and outstanding shares of common stock. Notwithstanding approval of the reverse stock split proposal at the annual meeting, the board of directors before or after the merger may, in its sole discretion, determine not to implement any reverse split.

Required Vote

To be approved by the shareholders, the Reverse Stock Split Proposal must receive the affirmative vote of holders of at least 75% of the outstanding shares of TEAM America’s common stock and Class A Preferred Stock, voting together as a class. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against this Reverse Stock Split Proposal.

Recommendation

Our board of directors has unanimously approved the Reverse Stock Split Proposal, and believes it is in the best interests of TEAM America and its shareholders that the shareholders approve the Reverse Stock Split Proposal.

TEAM America’s board of directors recommends a vote “FOR” this Reverse Stock Split Proposal to authorize the combined company’s board of directors, in its discretion, to amend the combined company’s certificate of incorporation to implement a reverse stock split in a ratio no greater than 1-for-20 at any time after the merger and before the next annual meeting of shareholders.

PROPOSAL 6: ELECTION OF DIRECTORS

Background

In the merger agreement, TEAM America and Vsource agreed that, following the merger, the board of directors of the combined company, or Vsource Corporation, would consist of seven members, divided into three classes. In particular, the combined company’s board of directors is expected to consist of two Class I directors with terms expiring at the combined company’s 2004 annual meeting, two Class II directors with terms expiring at the combined company’s 2005 annual meeting, and three Class III directors with terms expiring at the combined company’s 2006 annual meeting. The following table sets forth the names, ages and expected positions with Vsource Corporation, followed by a description of each nominee’s business experience and public company directorships held during the past five years:

Name of Nominee	Age		Position and Offices after the Merger
Class I: Expiring in 2004:
[ ]	[	]	Director
[ ]	[	]	Director

Class II: Expiring in 2005:
[ ]	[	]	Director
[ ]	[	]	Director

Class III: Expiring in 2006:
Phillip E. Kelly	45		Chairman and Chief Executive Officer
S. Cash Nickerson	43		Vice Chairman
Dennis M. Smith	52		Vice Chairman and Chief Financial Officer

Class I Nominees
[name and description]
[name and description]

Class II Nominees
[name and description]
[name and description]

Class III Nominees

Phillip E. Kelly is expected to serve as Chief Executive Officer and Chairman of Vsource Corporation. He has served on the Vsource board of directors and as co-chairman since June 2001 following Vsource’s acquisition of NetCel360 Holdings Limited. He has served as Vsource’s Chief Executive Officer since July 2001, and as Chairman of Vsource’s board of directors since October 2002. Mr. Kelly was a co-founder of NetCel360 and served as the chairman of its board of directors since its inception. From November 1994 to 1998, he served as president of Asia-Pacific for Dell Computer Corporation. Prior to joining Dell, Mr. Kelly worked in several capacities for Motorola, Inc., including as vice president and general manager of Motorola’s Landmobile Products Sector North Asian Division and as vice president and general manager of Motorola’s Western U.S. Division. Mr. Kelly holds a Bachelor of Business Administration from the University of San Diego, California.

S. Cash Nickerson is expected to serve as Co-Vice Chairman of Vsource Corporation. He has served as TEAM America’s Chairman and Chief Executive Officer since December 2000. Mr. Nickerson also served as a Director of TEAM America from 1997 to 1999. Prior to this time, Mr. Nickerson served as the chairman and chief executive officer of Mucho.com from July 1999 to December 2000. Prior to that he was a founder and partner in the law firm of Strauss Nickerson LLP, in Lafayette, California, from 1998 to 2000. From 1995 to 1997, Mr. Nickerson was the President and founder of Workforce Strategies, Inc., which TEAM America acquired in 1997.

Dennis M. Smith is expected to serve as Chief Financial Officer and Co-Vice Chairman of Vsource Corporation. He has served on the Vsource board of directors and as Vice Chairman since June 2001 following Vsource’s acquisition of NetCel360. He has served as Vsource’s Chief Strategy Officer since July 2001 and also as Vsource’s Chief Financial Officer since December 2001. Mr. Smith was a co-founder of NetCel360 and has lived and worked in finance in Asia since 1976. In 1984 he co-founded ChinaVest, one of the earliest and largest independent private equity firms in Asia. Prior to joining ChinaVest, Mr. Smith held senior positions in commercial banking and investment banking with First Chicago Corp. in Hong Kong, Singapore and the Philippines. He holds an M.B.A. degree from Loyola University of Chicago.

If the TEAM America shareholders approve this proposal and the merger becomes effective, then beginning on the effective date of the merger, [                ] and [                ] will serve as Class I directors and their terms will expire at the annual meeting of the combined company’s shareholders in 2004, [                ] and [                ] will serve as Class II directors and their terms will expire at the annual meeting of the combined company’s shareholders in 2005, and Phillip E. Kelly, S. Cash Nickerson and Dennis M. Smith will serve as Class III directors and their terms will expire at the annual meeting of the combined company’s shareholders in 2006. Each director will also serve until his successor has been duly elected and qualified.

Each of these individuals has agreed to serve if elected, and TEAM America has no reason to believe that any of them will be unable to serve. If any of these individuals is unable or declines to serve as a director at or before the time of the annual meeting, proxies will be voted for such other nominee as is then designated by TEAM America’s board of directors in accordance with requirements set forth in the merger agreement.

To facilitate the transition to the new board, each current director of TEAM America is expected to tender a resignation that will become effective at the time of the merger.

If the shareholders of either TEAM America or Vsource fail to approve the merger, or if the merger does not otherwise become effective, the resignations of TEAM America’s current directors will not become effective and the existing TEAM America directors will continue to serve as directors until their successors have been duly elected and qualified.

Required Vote

Under Ohio law, the nominees for election as directors at the annual meeting receiving the greatest number of votes shall be elected.

Board Recommendation

The board of directors recommends a vote “FOR” this Election of Directors Proposal to elect [                ], [                ], [                ], [                ], Phillip E. Kelly, S. Cash Nickerson and Dennis M. Smith as directors of TEAM America in the classes described above upon the conditions described above.

PROPOSAL 7: 2003 LONG TERM INCENTIVE PLAN

In the following section, references to “we,” “us,” “our” and “ours” refers to TEAM America. If this proposal is approved and assuming the merger is consummated, the 2003 Long Term Incentive Plan will be implemented by TEAM America, or Vsource Corporation, which will include Vsource as its wholly-owned subsidiary.

Background

We are seeking stockholder approval of the TEAM America 2003 Long Term Incentive Plan. A copy of the 2003 Incentive Plan is attached hereto as Annex I, and we encourage you to read it for more detailed information. All statements made herein regarding the 2003 Incentive Plan are only intended to summarize the plan and are qualified in their entirety by reference to the plan document itself.

On [                ], our board of directors approved the 2003 Incentive Plan, subject to shareholder approval. Our board of directors believes that the availability of share awards under the new 2003 Incentive Plan will give us the needed compensation flexibility to continue to attract and retain key employees, non-employee directors, and consultants and independent advisors. The 2003 Incentive Plan will increase the ability of the board of directors to adapt the compensation of such individuals to the changing needs of our business and to competitive trends in executive compensation practices. Our board of directors also believes that to more closely align the interests of such individuals with the interests of our shareholders, increased ownership of our common stock by these individuals is essential and desirable.

Summary of the 2003 Incentive Plan

The following is a summary description of the new 2003 Incentive Plan.

Eligibility and Types of Awards.    All employees, non-employee directors, and selected consultants and independent advisors of TEAM America and its subsidiaries are eligible to participate in the new 2003 Incentive Plan. Eligible individuals to whom awards will be granted under the 2003 Incentive Plan will be selected by the committee of TEAM America’s board of directors that administers the 2003 Incentive Plan, as discussed below.

The 2003 Incentive Plan permits the granting of the following types of awards: (1) non-statutory stock options, (2) stock appreciation rights or SARs, (3) stock, which may either be fully vested upon grant or may be subject to forfeiture, and (4) Performance Units, which may be settled in cash or shares of our common stock. Dividends are paid in connection with any award of restricted stock under the 2003 Incentive Plan.

Since the number and identity of employees and other individuals to whom awards may be granted under the new 2003 Incentive Plan and the form of such awards are at the discretion of the committee administering the 2003 Incentive Plan, it is not possible at this time to predict precisely the number or identity of the individuals to whom awards may be granted in the future or the type or size of such awards. We expect, however, that the individuals receiving awards will include officers named in the summary compensation table under the heading “Information Regarding TEAM America—Current Management of TEAM America.” No awards have yet been made under the new 2003 Incentive Plan.

Administration of the 2003 Incentive Plan.    The 2003 Incentive Plan will be administered by our board of directors, which may delegate any or all of its administrative functions to a committee of two or more board members. The committee initially appointed by the board of directors will be the Compensation Committee. This committee has the authority (1) to select employees, non-employee directors and the consultants and independent advisors to whom awards are granted, (2) to determine the size and types of awards granted, (3) to determine the terms and conditions of such awards in a manner consistent with the 2003 Incentive Plan (discussed below), (4) to interpret the 2003 Incentive Plan and any instrument or agreement entered into under the 2003 Incentive Plan, (5) to establish such rules and regulations relating to the administration of the 2003 Incentive Plan as it deems appropriate and (6) to make all other determinations that may be necessary or advisable for the administration of the 2003 Incentive Plan. If not prohibited by the plan, the committee may amend the terms of any award, or substitute new awards for previously-granted awards, including the repricing of options, provided that such amendment or substitution may not impair the rights of any participant with respect to any outstanding award without his consent and provided that no amendment or substitution may be made without shareholder approval if such approval is required to comply with applicable law or requirements of any interdealer quotation system or stock exchange on which our common stock is listed or quoted.

The board of directors may amend, alter or terminate the 2003 Incentive Plan at any time, provided that no such action may impair the rights of a participant with respect to any outstanding award without the participant’s consent and provided that no amendment may be made without shareholder approval if such approval is required to comply with applicable law or requirements of any interdealer quotation system or stock exchange on which our common stock is listed or quoted.

Shares Subject to 2003 Incentive Plan.    Subject to adjustment as described below, the maximum number of shares of common stock that may be issued and outstanding under the 2003 Incentive Plan may not exceed 22% of the total shares of our common stock that are issued and outstanding (calculated on a fully-diluted basis, as adjusted from time to time). For any grant, this limit is determined as of the date the grant would be made. Shares used to settle grants under the Plan may be authorized but unissued or reacquired common stock, including repurchased common stock. For purposes of this limitation, shares issued under the Vsource Inc. 2001 Stock Options/Issuance Plan, the TEAM America Corporation 1996 Stock Incentive Plan, and the Mucho.com 2000 Stock Option Plan (Prior Plans) are to be treated as having been issued under the 2003 Incentive Plan and therefore count against the limit. If any shares subject to any award under the Plan or a Prior Plan are forfeited, or if any award is terminated without issuance of shares or satisfied with other consideration, the shares subject to such award shall again be available for future grants.

Stock Options.    The committee may award options to employees, non-employee directors, consultants and independent advisors. The purchase price per share under any option will be determined by the Plan Administrator (i.e., the board or its appointed committee acting in its capacity as administrator under the 2003 Incentive Plan), and may be less than 100% of the fair market value of a share on the date of grant. The term of each option shall be fixed by the committee; however, no option may have a term extending beyond ten years from the date the option is granted. Options are exercisable during their term as provided by the committee. Options may be exercised by payment of the purchase price, either in cash or check made payable to TEAM America, or in shares valued at the fair market value on the date the option is exercised. An option may also be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the committee shall determine. The committee may accept as payment on the exercise of options a full-recourse interest bearing promissory note secured by the shares to be received upon such exercise. However, a promissory note delivered by a consultant must be secured by collateral other than the purchased shares. If applicable law, including the Sarbanes-Oxley Act of 2002, would prohibit us from making a loan to, or arranging for a loan for, the optionee, the optionee will be prohibited from using a company-arranged broker to effect a cashless exercise of options or making payment of the option exercise price with a promissory note.

The 2003 Incentive Plan gives the Plan Administrator (i.e., the committee) the discretion to grant non-statutory options that are exercisable for unvested shares of our common stock. Should the optionee exercise options to purchase unvested shares and cease to remain in service with TEAM America until the shares have fully vested, we have the right to repurchase any or all of the unvested shares at the exercise price paid per share.

Options are exercisable only by the optionee during his or her lifetime and are not assignable or transferable other than by will or by the applicable laws of inheritance, subject to a limited exception: options may be assigned during the optionee’s lifetime to one or more of the optionee’s family members or to a trust benefiting one or more family members exclusively, or to the optionee’s former spouse pursuant to a domestic relations order.

Stock Appreciation Rights.    A stock appreciation right, or SAR, may be granted to employees in conjunction with all or any part of any option granted under the 2003 Incentive Plan. SARs may also be granted under the Plan without relationship to an option to employees residing in foreign jurisdictions, where the grant of an option is impossible or impracticable because of securities or taxes laws or other governmental regulations.

SARs granted in conjunction with an option, or Tandem SARS, may be granted either at or after the time of grant. A Tandem SAR is only exercisable at the time and to the extent the related option is exercisable. Upon exercise of a Tandem SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date) over the exercise price per share of the related option. However, the Plan Administrator may limit the amount that the Participant will be entitled to receive upon exercise of a Tandem SAR. A Tandem SAR is no longer exercisable upon the forfeiture, termination or exercise of the related option. Stock options are no longer exercisable to the extent a related Tandem SAR has been exercised. Payment by TEAM America upon exercise of a Tandem SAR may be made in cash or shares of common stock, or any combination thereof, as the Plan Administrator shall determine.

A SAR that is not issued in conjunction with an option shall entitle the holder to a cash payment equal to the difference between the base price and the fair market value of a share of common stock on the date of exercise. The base price is the fair market value of a share of common stock on the date of the SAR’s grant.

SARs may not be sold, assigned, transferred, pledged or otherwise encumbered except that a Tandem SAR is transferable to a family member or to a trust benefiting a family member to the extent the related option is transferable.

Restricted Stock.    Under the 2003 Incentive Plan’s Stock Issuance Program, the Plan Administrator may issue shares of common stock to employees, non-employee directors, consultants and independent advisors. The Plan Administrator determines the terms and conditions of any issuance, including the purchase price (if any) of the shares to be issued and any vesting provisions. Restricted stock (i.e., stock awarded that is subject to vesting provisions) may not be disposed of by the recipient until any such restrictions lapse. Upon termination of service during the restricted period, all restricted stock shall be forfeited, subject to exceptions for termination of service due to death or disability, or such other exceptions established by the Plan Administrator. The holder of restricted stock has the right to vote the shares and to receive any regular cash dividends paid on the shares.

Performance Units.    The Plan Administrator may grant Performance Units to employees, either alone or in addition to other awards granted under the Plan. A Performance Unit is a contingent right to receive a share of common stock in the future or cash equal to the fair market value of common stock. For any grant of Performance Units, the Plan Administrator will establish a performance goal and a performance period of not less than one year. The performance goal will be based on one or more performance criteria set forth in the Plan Performance-Based Awards and described below. Except to the extent provided in the grant of Performance Units, an employee’s termination of employment during the performance period or before the performance goals are satisfied will cause the employee to forfeit the Performance Units awarded to such employee. Performance Units may be settled in shares of common stock, cash, or a combination thereof, as determined by the Plan Administrator. If permitted by the Plan Administrator, an employee may elect to defer the receipt of cash or shares of common stock in settlement of Performance Units for a specified period or until a specified event. Performance Units may not be sold, assigned, transferred or pledged or otherwise encumbered.

Adjustments.    In the event of any change in our common stock due to a stock split, stock dividend, recapitalization or other similar change affecting the outstanding common stock as a class, the Plan Administrator may make such adjustments as it deems appropriate to the number, class and option price of shares subject to outstanding options granted under the 2003 Incentive Plan, and in the value of, or number or class of shares subject to other stock-based awards granted or available to be granted under the 2003 Incentive Plan.

Corporate Transactions.    In the event of a Corporate Transaction (i.e., a merger or consolidation in which TEAM America shareholders immediately prior to the transaction hold less than a majority of the voting power of the surviving entity; the sale or transfer of at least a majority of the voting power of TEAM America shares in a single transaction or series of related transactions; or the sale or disposition of substantially all of TEAM America’s assets as a going concern), (1) if a successor corporation does not assume the options/SARs under the 2003 Incentive Plan or substitute new options/SARs for the 2003 Incentive Plan’s options/SARs, all outstanding options and/or SARs shall become exercisable, and the underlying shares of common stock shall become fully vested prior to the consummation of the Corporate Transaction to the extent determined by the Plan Administrator; (2) TEAM America’s repurchase rights for shares of common stock under the 2003 Incentive Plan’s Stock Issuance Program shall terminate automatically and shares subject to such repurchase rights shall vest unless the repurchase rights are assigned to the successor corporation or such accelerated vesting is otherwise precluded by the terms of the stock issuance; (3) unless the Plan Administrator determines otherwise, all Performance Units shall be deemed achieved at the level entitling a Performance Unit recipient to settlement of his or her Performance Units at 100% of the number of Performance Units granted and there shall be a settlement of such Performance Units.

Effective Date; Amendment and Termination.    If approved by the shareholders, the 2003 Incentive Plan will become effective as of the date of its approval. The board of directors has complete authority to terminate, amend or modify the 2003 Incentive Plan without shareholder approval, but no amendment or modification may adversely affect the rights and obligation with respect to any outstanding awards. However, an amendment may require shareholder approval under applicable law, regulations or the rules of an exchange or interdealer quotation system. If not terminated earlier by the board of directors, the 2003 Incentive Plan shall terminate at the earliest to occur of (1) ten years after approval by the board of directors; (2) the date on which all shares available for issuance under the 2003 Incentive Plan shall have been issued as vested shares, or (3) the termination of all outstanding awards in connection with a Corporate Transaction.

Federal Income Tax Consequences

Under current law, the Federal income tax treatment of options and SARs granted under the 2003 Incentive Plan is as set forth below:

Stock Options.    The grant of a non-statutory stock option will have no immediate tax consequences on TEAM America or the recipient. The exercise of such an option will require the holder to include in his or her gross income the amount by which the aggregate fair market value of the acquired shares on the exercise date exceeds the aggregate purchase price paid for such shares. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of an option, the holder will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

TEAM America will be entitled (provided applicable income tax reporting requirements are met) to a deduction at the same time and in the same amount as the optionee is in receipt of income in connection with his or her exercise of an option.

The Plan Administrator has the discretion to grant options that are exercisable for unvested shares of our common stock. Such shares are subject to a repurchase right by TEAM America should the recipient cease to remain in the service of TEAM America (for any reason other than death or disability) while holding the unvested shares. The federal income tax consequences for TEAM America and the optionee of the exercise of options to acquire unvested options are substantially similar to the purchase of shares of restricted stock, described below.

Stock Awards.    The recipient of one or more fully vested shares of our common stock granted under the 2003 Incentive Plan will realize ordinary income in an amount equal to the fair market value of the shares issued or transferred, determined as of the issuance or transfer date (less any amount paid by the recipient for the shares). TEAM America will be entitled to an income deduction at the same time and in the same amount as the amount includable in the recipient’s income. Any subsequent gain or loss recognized by the recipient on a subsequent taxable disposition of the shares will be capital gain or loss.

Restricted Stock Awards.    The recipient of one or more shares granted under the Plan that are subject to a substantial risk of forfeiture will realize ordinary income in an amount equal to the fair market value of any shares issued or transferred, determined as of the date the substantial risk of forfeiture lapses (less any amount paid by the recipient for the shares). TEAM America will be entitled to an income deduction at the same time and in the same amount as the amount includable in the recipient’s income. However, under Section 83 of the Internal Revenue Code (Code), the recipient of shares subject to a risk of forfeiture may elect, within 30 days of the transfer of such shares, to be taxed on the shares at the time of transfer. If such an election is made, the recipient will realize ordinary income in an amount equal to the fair market value of the shares transferred (determined without regard to any forfeiture restrictions that will lapse), determined as of the date of transfer (less any amount paid by the recipient for the shares). TEAM America will be entitled to an income deduction at the same time and in the same amount as the amount includable in the recipient’s income.

SARs.    The grant of SARs will not result in taxable income to the recipient or a tax deduction for TEAM America at the time of grant. Upon the exercise of SARs, an employee recognizes ordinary income equal to the amount of cash received plus the fair market value of any shares issued or transferred. TEAM America is entitled to an income tax deduction in an equal amount.

Performance Units.    The grant of Performance Units will not result in taxable income to the recipient or a tax deduction for TEAM America at the time of grant. Upon the settlement of a Performance Unit, an employee recognizes ordinary income equal to the amount of cash received, plus the fair market value of any shares issued or transferred, determined as of the date of settlement. TEAM America is entitled to an income tax deduction at that time in an equal amount. If permitted by the Plan Administrator, the 2003 Incentive Plan permits an employee to defer the receipt of cash or shares of common stock payable in settlement of Performance Units for a specified period or until a specified event. An employee’s timely election to defer the receipt of cash or shares will defer the employee’s recognition of ordinary income until the year in which the award is paid, at which time the employee will recognize ordinary income equal to the amount of cash received, plus the fair market value of any shares issued or transferred, determined as of the date of settlement. TEAM America will be entitled to an income tax deduction at that time in an equal amount.

Section 162(m) Limit.    Section 162(m) of the Code generally limits a public company’s federal income tax deduction for compensation paid to any of its executive officers to $1,000,000 per year. However, certain “performance-based compensation” paid to such officers is exempt from the $1,000,000 annual deduction limit. The 2003 Incentive Plan is designed to enable TEAM America to provide grants under the Plan to executive officers of TEAM America that will satisfy the requirements of the exception of Section 162(m) for performance-based compensation. The exercise price per share of an option that is intended to constitute performance-based compensation will not be less than 100% of the fair market value of a share of common stock on the option grant date. Any SAR granted in conjunction with an option that is intended to constitute performance-based compensation will be granted only at the time of grant of the related option. For Performance Units and Restricted Stock intended to be performance based compensation, either the granting or vesting of such awards are to be based on one or more the following criteria: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or financial goals, return on stockholders’ equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of TEAM America, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices, reductions in costs or any combination of the foregoing. The maximum aggregate number of shares or share equivalents granted under the Plan in any two-year period to any individual cannot exceed 2,500,000 shares (or share equivalents) of common stock.

TEAM America has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issuable under the 2003 Incentive Plan.

Required Vote

We are submitting the 2003 Incentive Plan to our shareholders for approval as required by NASD rules governing Nasdaq-traded issuers. Under these rules, the affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy, including the outstanding shares of common stock and the Class A Preferred Stock, voting on an as-converted basis, together as a single class, is required to ratify the adoption of the 2003 Incentive Plan.

Recommendation

Our board of directors has unanimously approved the Incentive Plan Proposal and believes it is in the best interests of TEAM America and its shareholders to approve the Incentive Plan Proposal.

The board of directors recommends a vote “FOR” the Incentive Plan Proposal to approve the adoption of the 2003 Long Term Incentive Plan.

INFORMATION REGARDING TEAM AMERICA

In this section, “Information Regarding TEAM America,” references to “we,” “us,” “our” and “the Company” refer to TEAM America.

TEAM America Business

General

We are a business process outsourcing company that specializes in human resource management and administration. Team America was formed in December 2000 through the merger of TEAM America Corporation and Mucho.com, Inc. We currently operate primarily as a professional employer organization or “PEO” throughout the United States. We, through our subsidiaries, provide comprehensive human resource services, including:

•	payroll and payroll administration,

•	benefits administration,

•	on-site and on-line employee and employer communications,

•	employment practices and human resource risk management, and

•	workforce compliance administration.

We provide these services by becoming a co-employer of our clients’ employees.

In addition to these traditional PEO services, we introduced a new suite of products during March 2003 aimed at assisting our clients with employee recruiting and retention issues. We can market these services to our existing clients and to other businesses.

By becoming the co-employer of our clients’ employees, we are able to take advantage of certain economies of scale in the “business of employment” and to pass those benefits on to our clients and worksite employees. As a result, clients are able to obtain, at an economical cost, services and expertise similar to those provided by the human resource departments of large companies. These services provide substantial benefits to both the client and its worksite employees. We believe our services assist business owners by:

•	permitting the client’s managers to concentrate on the client’s core business because of the reduced time and effort that they need to spend dealing with complex human resource, legal and regulatory compliance issues and employee administration; and

•	managing escalating costs associated with unemployment, workers’ compensation, health insurance coverage, worksite safety programs and employee-related litigation.

We also believe that worksite employees benefit from their relationship with us by having access to better, more affordable benefits, enhanced benefit portability, improved worksite safety and employment stability.

We provide our services by entering into a client services agreement, which usually establishes a three-party relationship in which we and the client act as co-employers of the employees who work at the client’s location (worksite employees). We typically charge a comprehensive service fee along with the client services agreement, which is invoiced at the same time as the processing of payroll for the client’s worksite employees.

We believe an increasing trend exists for businesses to outsource non-core activities and functions. Only a relatively small percentage of businesses currently utilize PEOs, although the use of PEOs by small businesses has grown significantly. We believe that these factors, coupled with the ever increasing complexity of the human resource, legal and regulatory framework and the costs associated with implementing the necessary management information systems to deal with these issues, will lead to growth opportunities in the PEO industry.

The Mucho Merger.    On June 16, 2000, TEAM America Corporation entered into an agreement and plan of merger with TEAM Merger Corporation, a wholly-owned subsidiary, and Mucho.com, Inc., under which TEAM Merger Corporation would be merged with and into Mucho.com, and Mucho.com would become a wholly-owned subsidiary of TEAM America Corporation. Under the merger agreement, TEAM America Corporation agreed to acquire all of the stock, including options and warrants, of Mucho.com in exchange for up to 5,925,925 shares of TEAM America Corporation’s common stock. The merger was completed on December 28, 2000.

Under the merger agreement, 3,643,709 shares of common stock were issued, 196,105 shares were reserved for future issuance for Mucho.com options and 1,111,111 shares were placed in escrow. In July 2001, these shares were released from escrow.

At the same time as the merger, we announced an issuer tender offer to all of our existing shareholders. Under the terms of the issuer tender offer, we offered to purchase up to 2,175,492 shares of our common stock, representing 50% of our outstanding common stock on November 10, 2000, at a price of $6.75 per share. In connection with the issuer tender offer, a total of 1,721,850 shares of our common stock were tendered and accepted for payment at $6.75 per share, for a total redemption of $11,622,488.

On December 28, 2000, immediately following the merger, we received a $10 million investment from Stonehenge Opportunity Fund, LLC and Provident Financial Group Inc. for 100,000 shares of our Class A Preferred Stock, which as of June 30, 2003 were convertible into 1,481,481 shares of our common stock. As additional consideration for the purchase of the preferred stock, we issued a warrant to purchase an additional 1,481,481 shares of our common stock at an exercise price of $6.75 per share, exercisable for a period of ten years from December 28, 2000. We also received commitments for up to $18 million of senior secured credit from our senior lenders for refinancing existing debt, paying costs of the merger, funding working capital and acquisitions.

Current Senior Debt:

On September 30, 2002, we entered into an Omnibus Forbearance Agreement with our senior lenders, and on March 29, 2003, we entered into a Third Amendment and Waiver with our senior lenders both of which are discussed below in Management’s Discussion and Analysis of TEAM America’s Financial Condition and Results of Operations. In addition, in connection with entering into the merger agreement we entered into term sheets with each of our senior lenders and subsequently entered into a Fourth Amendment to our Senior Credit Agreement discussed below.

Under our current Senior Credit Agreement, senior debt consists of three separate tranches: a term loan with a principal balance as of June 30, 2003 of $6,000,000 bearing interest at our senior lender’s prime rate plus two percent per annum (currently 6.0%), a second term loan with a current principal balance of $3,060,000 bearing interest at 12% percent per annum and a letter of credit facility with two currently outstanding letters of credit in a total amount of $914,000 and that, if drawn upon, will bear interest at our senior lender’s prime rate plus five percent per annum (currently 9.0%). All tranches currently terminate and are due and payable in full on January 5, 2004. All of the foregoing loans and credit accommodations are collateralized by all of our assets.

Separately, one of our senior lenders has issued a standby letter of credit for our account in the amount of $2.0 million in favor of The Hartford Insurance Company (Hartford) to support certain workers compensation obligations.

On June 30, 2003, we executed a Fourth Amendment to our Senior Credit Agreement. Pursuant to the Fourth Amendment, we agreed that beginning on July 1, 2003 and continuing on the first day of each month before the consummation of the merger, we would make payments of principal of $100,000, plus accrued interest. We have deposited $100,000 with one of our senior lenders as cash collateral for its pro-rata share of such payments. Our senior lenders have agreed to forebear against the exercise of their remedies under the Senior Credit Agreement until September 30, 2003 in the event that we miss any such monthly payment; provided that our senior lender holding cash collateral is required to use the collateral to satisfy our obligation for its pro-rata share ( i.e., $45,000) of each missed monthly payment, and it may charge us a $100,000 fee if the collateral is insufficient to satisfy its pro rata share of any such missed monthly payment. In addition, the combined company will be required to provide cash in the amount of $500,000 to collateralize a letter of credit upon consummation of the merger.

Copies of our Senior Credit Agreement and various amendments and waivers entered into in connection with our Senior Credit Agreement have been filed as exhibits attached hereto or to our annual and quarterly reports filed with the Securities and Exchange Commission. Copies of these documents are available free of charge. See “Where You Can Find More Information” on page 206.

Credit Restructuring Related to the Merger:

In connection with entering into the merger agreement TEAM America also executed a separate term sheet with Huntington National Bank (Huntington) to restructure TEAM America’s senior debt, and Vsource executed a binding commitment with TEAM America’s other senior lender to acquire its interest in the existing credit facility. Pursuant to the term sheet, we agreed to restructure our Senior Credit Agreement upon consummation of the merger. The completion of the restructuring described below is a condition to Vsource’s obligation to complete the merger.

•	Pursuant to a Purchase and Sale Agreement dated as of June 30, 2003, and subject to the consummation of the merger, one of our senior lenders has agreed to sell to Vsource, or its designee, the lender’s interest in our senior debt, representing approximately $5.0 million in principal amount (referred to herein as the Transferred Debt), 440,090 shares of TEAM America’s common stock, 10,758 shares of Class A Preferred Stock, plus accrued dividends-in-kind thereon, and warrants to purchase 742,148 shares of TEAM America common stock for an aggregate purchase price of $1.6 million. The purchase price will be increased if and to the extent that we fail, before completion of the merger, to make any payments due under the Senior Credit Agreement. Vsource did not agree to purchase the lender’s obligations under an outstanding letter of credit in the amount of $508,000. This letter of credit will remain outstanding after the merger. However, we agreed that at the closing we would provide the lender with cash collateral in the amount of the letter of credit to secure our obligation to reimburse the lender for any draws on the letter of credit.

•	Vsource may assign some or all of the Transferred Debt or the other securities purchased from the lender to a third party. Any part of the Transferred Debt that is assigned to a third party whether before or after the closing of the merger will remain outstanding after the merger and will bear interest at the prime commercial lending rate set by our other senior lender plus one percent per annum, will be secured by all of our assets and will be senior in right of repayment to the subordinated notes described in the summary of our proposed recapitalization, but subordinate in right of repayment and lien priority to our Restructured Credit Agreement. We will be permitted to make payments of interest only (but not principal) on the outstanding Transferred Debt until the repayment in full of our Restructured Credit Agreement. Vsource is currently in discussion with third party investors who may be interested in purchasing the Transferred Debt. If Vsource is not able to secure a third party investor, Vsource will be required to purchase the Transferred Debt in order to complete the merger.

•

Pursuant to a term sheet executed with Huntington, and subject to the consummation of the merger, the recapitalization, the sale of the Transferred Debt and the negotiation and execution of definitive documents, Huntington has agreed to refinance a portion of our senior debt into three facilities: a $4,077,078.79 senior term loan bearing interest at Huntington’s prime rate plus one percent per annum, payable in 48 equal installments of principal in the amount of $84,939.14, plus interest accrued thereon, with a final payment of principal and interest, plus a payment of $500,000, due on the 4th anniversary of the consummation of the merger; a $411,300 letter of credit (Huntington’s pro rata portion of the workers compensation letters of credit described below); and the $2.0 million standby letter of credit in favor of Hartford, described above. The definitive documentation for our restructured senior debt will be referred to as the Restructured Credit Agreement. The Restructured Credit Agreement will be secured by a lien on all of our assets and the assets of our subsidiaries and will be senior in lien priority and right of payment to all of our other indebtedness for borrowed money, including the Transferred Debt described above and the new subordinated notes and the new Stonehenge note described in the summary of our proposed recapitalization. Each of our subsidiaries will guaranty our obligations under the Restructured Credit Agreement. Concurrently with and as a condition precedent to Huntington’s execution of the Restructured Credit Agreement, we will deposit $1.0 million with Huntington as cash collateral for our obligations under the Restructured Credit Agreement. Huntington will also charge us a restructuring fee of $150,000 and a cash management fee of $25,000, which will be due upon closing of the merger. In addition to the terms and conditions described above, the Restructured Credit Agreement will contain customary and appropriate representations and warranties, covenants and events of default.

•	After the restructuring is complete, upon consummation of the merger and the recapitalization described under “Proposal 2: The Recapitalization”, we will have $2.9 million of letters of credit outstanding and the following approximate amounts of debt outstanding (in millions):

Indebtedness	Amount
Senior Term Loan	$4.5
Transferred Debt	$5.0	(1)
New Subordinated Notes	$2.5	(2)
New Stonehenge Note	$1.5
Gateway Advance	$1.6

(1)	This assumes that Vsource sells all of the Transferred Debt to a third party. As described above, any portion of the Transferred Debt that is retained by Vsource could be cancelled upon consummation of the merger, in which case it would therefore reduce the amount of Transferred Debt outstanding.
(2)	The new subordinated notes and the new Stonehenge note are being issued pursuant to the recapitalization agreement and are described in more detail in the section “Proposal 2: The Recapitalization” of this joint proxy statement/prospectus. Approximately $227,000 of the new subordinated notes will be issued pursuant to the recapitalization agreement in exchange for the Class A Preferred Stock that Vsource is purchasing pursuant to the Purchase and Sale Agreement described above. Vsource may sell this Class A Preferred Stock in connection with a sale of the Transferred Debt. However, if Vsource does not transfer the Class A Preferred Stock, then upon consummation of the merger this portion of the new subordinated notes could also be cancelled. Vsource is currently in discussions with several investors regarding a potential sale of the Transferred Debt and the other securities purchased pursuant to the Purchase and Sale Agreement and has not yet determined whether it will sell or retain the Transferred Debt and such other securities.

The completion of the transactions contemplated by the Purchase and Sale Agreement and the Restructured Credit Agreement term sheet are subject to numerous closing conditions, including completion of the merger. Therefore, there can be no assurance that we will be successful in completing these transactions and restructuring our Senior Credit Agreement.

Recapitalization.    In March 2003, we entered into a Memorandum of Understanding with our holders of Class A Preferred Stock, in which we agreed to issue new shares of our common stock and new subordinated debt in exchange for shares of our Class A Preferred Stock, outstanding warrants and a bridge note held by Stonehenge. On June 12, 2003, we executed the Amended MOU. On July [    ], we executed the recapitalization agreement with our holders of Class A Preferred Stock, which is attached to this joint proxy statement/prospectus as Annex F. The Amended MOU and the corresponding recapitalization agreement, is expected to be completed immediately before the merger and are discussed elsewhere herein. For a detailed description of the Amended MOU and the recapitalization agreement, see “Proposal 2: The Recapitalization” beginning on page 83.

Restatement of 2001 and 2000 Financial Statements

During the first quarter of 2002, management discovered that the accounting applied to the issuance of preferred stock, common stock and warrants in December 2000 did not comply with Emerging Issues Task Force

(EITF) Issue Nos. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and 00-27 “Application of EITF Issues 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” Accordingly, we restated our 2001 and 2000 financial statements to properly account for these transactions. The restatement, as more fully described in Note 4 to our financial statements for fiscal years 2002 and 2001, increased the net loss for 2000 by approximately $1,047,000, or $0.37 per share. The restatement also adjusted allocation of amounts between preferred stock and common stock as of December 29, 2001 and December 31, 2000. In connection with these adjustments, we filed restated financial statements on Form 10-K/A with the SEC on August 13, 2002.

Acquisitions

On March 13, 2001, we acquired various assets of Professional Staff Management, Inc. The $6,664,000 purchase price included cash of $4,250,000, seller financing of $1,000,000, 74,074 of our common shares, 10,000 shares of 2000 Class A Preferred Stock and 148,148 common stock warrants. Professional Staff Management was based in Salt Lake City, Utah and had clients throughout the United States, but primarily in Utah, Nevada and Ohio.

On March 1, 2002, we acquired various assets and assumed various liabilities of Strategic Staff Management, Inc. The purchase price of $476,000 included cash of $300,000, the assumption of customer deposits of $172,000 and other costs of $4,000. We borrowed $750,000 under our credit facility in connection with this acquisition. Strategic Staff Management operated as a PEO primarily in Nebraska and Iowa.

On May 1, 2002, we purchased certain assets of Inovis Corporation. Under the terms of this transaction, we are required to pay the greater of $1,150,000 or a factor of gross profits generated by the Inovis business over the 24 months beginning May 2002 and ending April 2004. Inovis was based in Atlanta, Georgia and had clients throughout the United States, but primarily concentrated in Georgia.

PEO Industry

The PEO industry began its evolution in the early 1980s largely in response to the burdens placed on small and medium-sized employers by an increasingly complex legal and regulatory environment. While some service providers were available to assist these businesses with specific tasks, PEOs emerged as providers of a more comprehensive range of services relating to the employer/employee relationship. PEO arrangements generally transfer broad aspects of the employer/employee relationship to the PEO. Because PEOs provide employee-related services to a large number of employees, they can achieve economies of scale that allow them to perform employment-related functions more efficiently, provide employee benefits at a level typically available only to large corporations with substantial resources and devote more attention to human resources management.

We believe that growth in the PEO industry has been significant. We believe that the key factors driving demand for PEO services include:

•	trends relating to the growth and productivity of the small and medium-sized business community in the United States, such as outsourcing and a focus on core competencies,

•	the need to provide competitive health care and related benefits to attract and retain employees,

•	the increasing costs associated with health and workers’ compensation insurance coverage, workplace safety programs, employee-related complaints and litigation, and

•	complex regulation of labor and employment issues and the related costs of compliance, including the allocation of time and effort to such functions by owners and key executives.

Increasing recognition and acceptance of PEOs and the co-employer relationship by federal and state governmental authorities have significantly increased the growth of the PEO industry. We, together with other industry leaders, in concert with the National Association of Professional Employer Organizations, have worked with the relevant governmental entities for the establishment of a regulatory framework that would clarify the roles and obligations of the PEO and the client in the “co-employee” relationship. While 47 states have recognized PEOs in their employment laws, many states do not explicitly regulate PEOs. However, 21 states have enacted legislation containing licensing, registration, or certification requirements, and several others are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. State regulation assists in screening insufficiently capitalized PEO operations and, in our view, has the effect of legitimizing the PEO industry by resolving interpretive issues concerning employee status for specific purposes under applicable state law. We have actively supported such regulatory efforts and are currently licensed or registered in 47 of these states. The cost of compliance with these regulations is not material to our financial position or results of operations.

Two federal bills have been introduced, H.R. 2807 and S. 1305, that would formally legislate the regulation of PEOs nationally. Currently, PEOs are subject to a variety of state laws that require us to submit filings, maintain state specific data and incur the expense of auditing certain states separately. We believe that enacted federal legislation will facilitate the development of the PEO industry.

Services

Client Service Teams.    We have five regional directors who oversee a service staff consisting of Human Resource Consultants (HRC) and Human Resource Assistants (HRA). An HRC and/or HRA is assigned to each client. The HRC is responsible for the client’s personnel administration, for coordinating our response to client needs for administrative support and for responding to any questions or problems encountered by the client.

The HRC acts as the principal client contact and typically is on call and in contact with each client throughout the week. This individual serves as the communication link between our corporate departments and the client’s on-site supervisor, who in many cases is the owner of the client’s business. Accordingly, this individual is involved in every aspect of delivery of services to clients. For example, the HRC is responsible for gathering all information necessary to process each payroll of the client and for all other information needed by our human resources, accounting and other departments related to such client and to worksite employees. An HRC also actively participates in hiring, disciplining and terminating worksite employees; administering employee benefits; and responding to employee complaints and grievances.

Core Activities.    We provide professional employer services through six core activities:

•	human resources administration;

•	regulatory compliance management;

•	employee benefits administration;

•	risk management services and employer liability protection;

•	payroll and payroll tax administration; and

•	placement services.

Human Resources Administration.    We provide our clients with a broad range of human resource services including on-going supervisory education and training regarding risk management and employment laws, policies and procedures. In addition, our Human Resources Department handles sensitive and complicated employment issues such as employee discipline, termination, sexual harassment, and wage and salary planning and analysis. We provide a comprehensive employee handbook, including customized, site-specific materials concerning each worksite, to all worksite employees. In addition, we maintain extensive files and records regarding worksite employees for compliance with various state and federal laws and regulations. This extensive record keeping is designed to substantially reduce legal actions arising from lack of proper documentation.

Regulatory Compliance Management.    Under our client agreement, we may assume responsibility for complying with many employment related regulatory requirements. Accordingly, we must comply with numerous federal, state and local laws, including:

•	certain tax, workers’ compensation, unemployment, immigration, civil rights, and wage and hour laws;

•	the Americans with Disabilities Act of 1990;

•	the Family and Medical Leave Act;

•	laws administered by the Equal Employment Opportunity Commission; and

•	employee benefits laws, such as ERISA and COBRA.

We provide bulletin boards to our clients and maintain them for compliance with required posters and notices. We also assist clients in their efforts as employers to comply with and understand other laws and responsibilities under which we do not assume liability and responsibility. For example, while we may provide significant safety training and risk management services to our clients, we may not assume responsibility for compliance with the Occupational Safety and Health Act because the client controls its worksite facilities and equipment.

Employee Benefits Administration.    We offer a broad range of employee benefit programs to our worksite employees. We administer such benefit programs to reduce the administrative responsibilities of our clients for maintaining complex and tax-qualified employee benefit plans. By combining multiple worksite employees, we may take advantage of certain economies of scale in the administration and provision of employee benefits. As a result, we may offer our worksite employees benefit programs that are comparable to those offered by large corporations. We allow eligible worksite and corporate staff employees to participate in our employee benefit programs without discrimination. These programs include life insurance coverage and a cafeteria plan that offers a choice of different health, dental, vision and prescription card coverage. In addition, each eligible employee may participate in a 401(k) retirement plan and a medical and dependent care reimbursement program. We provide each worksite employee the opportunity to purchase group-discounted, payroll-deducted optional life insurance and long-term disability insurance and various other discount programs.

By offering our worksite employees a broad range of large corporation style benefit plans and programs, we believe we can reduce worksite employee turnover, which results in cost savings for our clients. We perform regulatory compliance and plan administration in accordance with state and federal benefit laws.

Risk Management Services and Employer Liability Protection.    Our worksite risk management includes policies and procedures designed to proactively prevent and control costs of lawsuits, fines, penalties, judgments, settlements and legal and professional fees. In addition, worksite risk management controls benefit plan costs by attempting to prevent fraud and abuse by closely monitoring claims. Other risk management programs include effectively processing workers’ compensation and unemployment claims and aggressively contesting any suspicious or improper claims. We believe that such risk management efforts increase our profitability by reducing liability exposure and by increasing the value of the services we provide.

Payroll and Payroll Tax Administration.    We provide our clients with comprehensive payroll and payroll tax administration services. Subject to the client’s obligation to pay, we as the co-employer, assume responsibility for the client’s obligations to make federal and state unemployment and workers’ compensation filings, FICA deposits, child support levies and garnishments, and new hire reports. We receive all payroll information, calculate, process and record all such information, and either issue payroll checks or directly deposit the net pay of worksite employees into their bank accounts. We deliver payroll checks either to the on-site supervisor of the worksite or directly to the worksite employees.

Placement Services.    As a part of the overall employment relationship, we assist our clients in their efforts to hire new employees. As a result of our advertising volume and contracts with newspapers and other media, we can place such advertisements at significantly lower prices than are available to our clients. In addition, in some cases, we do not have to place such advertisements because we already have multiple qualified candidates in a job bank or pool of candidates. We interview, screen and pre-qualify candidates based on criteria established in a job description prepared with the client’s assistance and perform background checks. Depending on the needs of the client, we may test worksite employees for skills, health, and drug-use in accordance with state and federal laws. Following the selection of a candidate, we complete all hiring paperwork and, if the employee is eligible, enroll the employee in benefit programs. We believe that this unique approach in providing such services gives us an advantage over our competitors. These services also enable us to reduce administrative expenses and employee turnover and to avoid hiring unqualified or problematic employees.

Clients

Client Services Agreement.    Our client services agreement generally is for one year and provides for an on-going relationship after such time, subject to termination by us or the client upon 30 days’ written notice.

The client services agreement establishes a comprehensive service fee, which is subject to periodic adjustments to account for changes in the composition of the client’s workforce and statutory changes that affect costs. The client services agreement also establishes the division of responsibilities between us and our client. Under the client services agreement, we are responsible for all personnel administration and we are liable for some employment-related government regulation. In addition, subject to the client’s obligation to pay us, we assume responsibility for payment of salaries and wages of worksite employees and for providing employee benefits to such persons. The client retains the employees’ services and remains liable for compliance with some governmental regulations, which require control of the worksite, daily supervisory responsibility, or are otherwise beyond our ability to assume. We share a third group of responsibilities and liabilities with the client.

Because we are a co-employer, we could incur liability for violations of some employment laws even if we are not responsible for the conduct causing such liability. The client services agreement addresses this issue by providing that the client will indemnify us for liability incurred to the extent the liability is attributable to the client’s conduct. Even though we have a contractual right to indemnification, we may be unable to collect on a claim for indemnification and may ultimately be responsible for satisfying the liability in question. We maintain general insurance coverages, including coverages for our clients, to manage our exposure for these types of claims, and, as a result, settlement costs with respect to this exposure have historically been insignificant to our operating results.

We generally require clients to remit their comprehensive service fees no later than one day before the applicable payroll date by wire transfer or automated clearinghouse transaction. We retain the ability to terminate the client services agreement and the continued employment of the employees upon a client’s failure to pay. The right to terminate the client services agreement, the periodic nature of payroll and the overall quality of the client base has resulted in an excellent overall collection history.

At June 30, 2003, we served approximately 1,200 clients and approximately 9,800 worksite employees resulting in an average of eight worksite employees per client. No single client accounted for more than 1.5% of revenues for the 12 months ended December 28, 2002. As a result of acquisitions in 1997 and 1998, our clientele is geographically diverse. In 1996, approximately 94% of the client base was located in Ohio. At June 30, 2003, less than 30% of the worksite employees were located in Ohio. The client base is broadly distributed throughout a wide variety of industries, but is heavily weighted towards professional, service, light manufacturing and non-profit businesses.

In general, we have benefited from a high level of client retention, resulting in a significant recurring revenue stream. The attrition that we have experienced has typically been caused by a variety of factors, including:

•	sale or acquisition of the client;

•	termination resulting from the client’s inability to make timely payments;

•	client business failure or downsizing; and

•	client non-renewal due to price or service dissatisfaction.

We believe that the risk of a client terminating its relationship with us decreases substantially after the client has worked with us for over one year because of the client’s increased appreciation of our value-added services and because of the difficulties associated with a client reassuming the burdens of being the sole employer. We believe that only a small percentage of nonrenewing clients withdraw due to dissatisfaction with services or to retain the services of a competitor. We did, however, experience an increase in attrition during fiscal 2002 due to our efforts to change our client base to larger metropolitan areas, a change in medical insurance premiums by one of our suppliers and issues faced by clients related to the general downturn in the economy.

Sales and Marketing

We market our services through a direct sales force. Each of our sales personnel enters into an employment agreement that establishes a performance-based compensation program, which currently includes a base salary, sales commissions and a bonus for each new worksite employee enlisted. These employment agreements contain certain non-competition and non-solicitation provisions that prohibit the sales personnel from competing against us. In some states, the non-compete and non-solicit agreements may have limited enforceability. Our sales personnel’s productivity is attributed in part to their experience in fields related to one or more of our core services. The background of our sales personnel includes experience in industries such as information services, health insurance, business consulting and commercial sales. Sales materials emphasize a broad range of high-quality services and the resulting benefits to clients and worksite employees.

Our sales and marketing strategy is to achieve higher penetration in existing markets by increasing sales productivity. We currently generate sales leads from two primary sources: referrals and direct sales efforts. These leads result in initial presentations to prospective clients. Sales personnel gather information about the prospective client and its employees, including job classification, workers’ compensation and health insurance claims history, salary and the desired level of employee benefits. We perform a risk management analysis of each prospective client, which involves a review of such factors as the client’s credit history, financial strength, and workers’ compensation, health insurance and unemployment claims history. Following a review of these factors, we prepare a client proposal for acceptable clients. Stringent underwriting procedures greatly reduce controllable costs and liability exposure.

Competition

The PEO industry is highly fragmented and served by many companies operating in small geographic areas. We believe we are one of the largest PEOs operating on a national scale. Some of our principal competitors, all of which are larger than us, include Administaff, Gevity HR, Inc., TeamStaff, Inc. and PEO divisions of large business service companies like Automated Data Processing, Inc. and Paychex, Inc. We consider our primary competition to be traditional in-house providers of human resource services.

Information Technology

Since October 1995, we have been developing and continue to develop our proprietary integrated information system based on client-server technology using an Oracle™ relational database. The system, called

TEAM Direct™ allows clients to enter and submit payroll data via modem and over the Internet. The system also is used to store and retrieve information regarding all aspects of our business, including human resource administration, regulatory compliance management, employee benefits administration, risk management services, payroll and payroll tax administration, and placement services. As of December 28, 2002, all of our locations were utilizing TEAM Direct™. We believe that this system has the ability to be upgraded and expanded to meet our needs for the foreseeable future.

Our primary information-processing center is located at our corporate headquarters in Columbus, Ohio. Other offices are connected to our centralized system through network services. We use industry-standard software to process payroll and other commercially available software to manage standard business functions such as accounting and finance. We maintain a back-up payroll processing facility in Atlanta, Georgia, and maintain a back up of our TEAM Direct™ PEO operating system. We also maintain a contract with a mobile recovery service as part of our disaster recovery plan for our corporate headquarters.

Corporate Employees

As of June 30, 2003, we had 141 corporate employees located at our headquarters in Columbus, Ohio and at our offices around the country.

PEO Responsibilities

Federal, State and Local Employment Taxes.    We assume the administrative responsibility for the payment of federal, state and local employment taxes related to wages and salaries paid to our employees, including worksite employees. There are three types of federal, state and local employment tax obligations:

•	income tax withholding requirements;

•	social security obligations under FICA; and

•	unemployment obligations under FUTA and SUTA.

Under these Internal Revenue Code sections, the employer has the obligation to withhold and remit the employer portion and, where applicable, the employee portion of these taxes.

Employee Benefit Plans.    We offer various employee benefit plans to our worksite employees. These plans include 401(k) plans, a section 125 plan, group health plans, dental and vision insurance, a group life insurance plan, a group disability insurance plan, and an employee assistance plan. Our corporate employees also participate in these plans.

Generally, employee benefit plans must comply with the provisions of the Code and ERISA. To qualify for favorable tax treatment under the Code, a qualified retirement plan (which would include our 401(k) plans) must be established and maintained for the exclusive benefit of the sponsoring employer’s employees (exclusive benefit rule). In addition, qualified retirement plans must satisfy other requirements under the Code. These requirements generally prohibit discrimination in favor of highly compensated employees with respect to the availability of, and the benefits, rights and features offered under the plan.

The application of the exclusive benefit rule to “single-employer” plans sponsored by PEOs in which worksite employees participate has been unclear. In April 2002, the IRS issued Revenue Procedure 2002-21. This revenue procedure describes steps that may be taken by a PEO to convert a single employer defined contribution plan (such as a 401(k) plan) to a multiple employer plan. Under Rev. Proc. 2002-21, if a PEO converts its single-employer defined contribution plan in accordance with Rev. Proc. 2002-21, the IRS will not attempt to disqualify the plan solely on the grounds that the plan violates or violated the exclusive benefit rule because worksite employees participate in the plan. Our current, active 401(k) defined contribution savings plan has been established and is being maintained as a multiple employer plan. We also maintain a “frozen” retirement plan, which is a plan that no longer accepts new contributions, that is not a multiple employer plan. We have adopted procedures consistent with Rev. Proc. 2003-21 so that all worksite employees covered by our single employer plan will participate in a multiple employer plan.

Workers’ Compensation.    Workers’ compensation is a state mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries, illnesses and deaths. In exchange for providing workers’ compensation coverage for employees, employers are not subject to litigation by employees for benefits in excess of those provided by the relevant state statute. In most states, the extensive benefits coverage (for both medical cost and lost wages) is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds or employer self-insurance. Workers’ compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. These laws establish the rights of workers to receive benefits and to appeal benefit denials.

As a creation of state law, workers’ compensation is subject to change by the state legislature in each state and is influenced by the political processes in each state. Four states, including Ohio, have mandated that employers receive coverage only from state operated funds. Although Ohio maintains such a “state fund,” it does allow employers that meet certain criteria to self-insure for workers’ compensation purposes. We maintained a self-insured workers’ compensation program for most of our Ohio corporate and worksite employees from July 1999 through May 2002 and maintained a high retention workers’ compensation policy covering most of our non-Ohio employees until December 31, 2002. We record workers’ compensation expense for the historical loss sensitive programs based upon the estimated ultimate total cost of each claim, plus an estimate for incurred but unreported claims. Under the Ohio self-insured program, we were self-funded up to $250,000 per occurrence through December 31, 2001 and $500,000 per occurrence for the period January 1, 2002 through May 31, 2002 and purchased private insurance for individual claims in excess of that amount. Effective June 1, 2002, our Ohio worksite employees became insured through the Ohio Bureau of Workers’ Compensation Program, a fully insured program, where premiums represent the maximum cost.

Under our insured program for non-Ohio employees that was in existence for 2002 and prior years, we have a per-claim retention limit of $500,000 for the first two occurrences and $250,000 for each later occurrence. For the insurance program covering the period July 1, 1999 through September 30, 2000, the aggregate cap is estimated to be $4,176,000. For the insurance program covering the period October 1, 2000 through December 31, 2001, the aggregate cap is estimated to be $4,950,000. For the insurance program covering the period January 1, 2002 through December 31, 2002, the aggregate cap is estimated to be $9,000,000.

We participate in fully insured workers’ compensation programs provided by Cedar Hill Zurich, various other regional insurers and state workers’ compensation funds. Under these programs, the premiums paid to these insurers represent our maximum cost. However, since we have been self-insured or participated in programs with significant retentions of risk, we have established reserves to cover these liabilities. There can be no assurance that these reserves will be sufficient to cover our ultimate loss for claims during these periods. We have obtained workers’ compensation coverage on a guaranteed cost basis for virtually all worksite employees, so that the premiums for any program represent our maximum liability.

Other Employer Related Requirements.    As an employer, we must comply with a wide variety of federal and state laws and regulations governing employer-employee relationships, including the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Occupational Safety and Health Act and comprehensive state and federal civil rights laws and regulations, including those prohibiting discrimination and sexual harassment. The definition of employer may be broadly interpreted under these laws.

Responsibility for complying with various state and federal laws and regulations is allocated by agreement between our clients and us, or, in some cases, compliance is a joint responsibility. Because we act as a co-employer of worksite employees for many purposes, we could incur liability for violations of laws even though we are not responsible for the conduct causing such liability. The standard client agreement provides that the client will indemnify us for liability incurred both as a result of an act of negligence of a worksite employee under the direction and control of the client and to the extent the liability is attributable to the client’s failure to comply with any law or regulation for which it has specified contractual responsibility. However, there can be no assurance that we will be able to enforce such indemnification, and may therefore be ultimately responsible for satisfying the liability in question.

Properties

We lease office facilities in Columbus, Ohio, Las Vegas, Nevada, Dallas and Midland, Texas, Atlanta, Georgia, Salt Lake City, Utah and Bethesda, Maryland. Our corporate headquarters are located in Columbus, Ohio, in two leased buildings that house our executive offices and operations for central Ohio worksite employees. We use other leased offices to service local PEO operations. We believe that our current facilities are adequate for our current needs and that additional suitable space will be available as required.

Legal Proceedings

We are not involved in any material pending legal proceedings, other than ordinary routine litigation incidental to our business. We do not believe that any such pending legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial results.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 28, 2002:

	Number of Shares to be Issued Upon Exercise of Options	Weighted Average Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,289,000	$5.93	523,000

TEAM America Selected Financial Data

The following table presents selected financial data of TEAM America as of and for the period from July 8, 1999 to December 31, 1999, as of and for the years ended December 28, 2002, December 29, 2001 and December 31, 2000 and for the three months ended March 29, 2003 and March 30, 2002. Quarterly information is unaudited, but in the opinion of management, includes all adjustments necessary for a fair presentation of the financial condition and results of operations as of and for these dates. This financial data should be read in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement/prospectus. On December 2000, TEAM America and Mucho.com, Inc were parties to a reverse merger in which Mucho.com was the surviving entity. Therefore, the reported results for 1999 and 2000 are those of Mucho.com, Inc.

	Three Months ended March 29, 2003	Three Months ended March 30, 2002	Year Ended December 28, 2002	Year Ended December 29, 2001(1)	Year Ended December 31, 2000(1)	Period from Inception to December 31, 1999
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(2)	$14,389	$13,549	$58,939	$57,036	$51	$—
Cost of Services	9,996	8.927	38,334	37,167	—	—

Gross Profit	4,393	4.622	20,605	19,869	51	—

Expenses:
Administrative salaries	2,702	2,822	11,377	10,743	5,651	883
Other selling, general and administrative expenses	1,606	2.206	7,925	7,588	2,468	271
Depreciation and amortization	317	302	1,414	2,808	262	20
Restructuring charges	(16)	—	738	1,834	654	—
Systems and operations development costs	—	302	312	—	—	—

Total operating expenses	4,609	5.632	21,766	22,973	9,035	1,174

Loss from operations	(216)	(1,010)	(1.161)	(3,104)	(8,984)	(1,174)
Interest expense	(421)	(212)	(1,672)	(1,051)	(512)	(80)
Income tax benefit (expense)	(7)	—	982	(35)	—	—

Net loss	(630)	(1,222)	(1,851)	(4,190)	(9,496)	(1,254)
Deemed dividend(1)	—	—	—	—	(1,047)
Preferred stock dividend	—	(295)	(1,224)	(1,100)	—	—

Net loss attributable to common shareholders	$(630)	$(1,517)	$(3,075)	$(5,290)	$(10,543)	$(1,254)
Net loss per common share basic and diluted(1)	$(0.08)	$(0.19)	$(0.38)	$(0.72)	$(3.74)	$(0.66)
Balance Sheet Data:
Working capital deficit	$(17,677)	$(10,257)	$(9,241)	$(8,222)	$(4,803)	$(957)
Total assets	$60,060	$58,313	$63,263	$58,844	$56,960	$292
Long-term obligations	$3,945	$13,019	$12,876	$13,044	$3,665	$62
Total shareholders’ equity (deficit) (1)	$9,612	$10,549	$9,603	$12,064	$17,021	$(803)

(1)	As described in Note 4 to our Consolidated Financial Statements, our Statements of Operations and of Cash Flows for the year ended December 31, 2000 and our Balance Sheets and Statements of Changes in Shareholders’ Equity at December 29, 2001 and December 31, 2000 have been restated.
(2)	As described in Note 2 to our Consolidated Financial Statements, revenues for 2001 have been reclassified to conform to the 2002 presentation.

Management’s Discussion and Analysis of TEAM America’s Financial Condition and Results of Operations

In this section, “Management’s Discussion and Analysis of TEAM America’s Financial Condition and Results of Operations,” references to “we,” “us,” “our,” and “ours” refer to TEAM America and its consolidated subsidiaries.

You should read the following discussion and analysis in conjunction with “TEAM America Selected Financial Data” and our Consolidated Financial Statements and related Notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, including statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this joint proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed below and in the section entitled “Risk Factors” as well as those discussed elsewhere in this joint proxy statement/prospectus. See the section entitled “Forward-Looking Statements” at page 20. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this joint proxy statement/prospectus. We do not assume any obligation to revise forward-looking statements.

Overview

We have operated as a PEO actively since 1986 as TEAM America. We participated in a reverse merger with Mucho.com (based in Lafayette, California) on December 28, 2000, which had operated as an Online Business Center since July 1999.

PEO revenue is recognized as service is rendered. The PEO revenue consists of charges by TEAM America for the administrative service fees, health insurance, workers’ compensation charges and employer paid unemployment insurance. These charges, along with gross payroll, payroll taxes and retirement benefits are invoiced to the client at the time of each periodic payroll. We negotiate the pricing for our various services for each individual client based on factors such as market conditions, client needs and services requested, the client’s workers’ compensation experience, credit exposure and the required resources to service the account. Because the pricing is negotiated separately with each client and varies according to circumstances, our revenue, and therefore our gross margin, will fluctuate based on our client mix. Costs of services in our Statement of Operations reflect the type of revenue being generated. Costs of services include health insurance, workers’ compensation insurance and unemployment insurance costs. We maintained a self-insured workers’ compensation program for most of our Ohio employees from July 1999 through May 2002 and maintained a high retention workers’ compensation policy covering most of our non-Ohio employees or all other states (AOS) until December 31, 2002. Effective June 1, 2002, our Ohio worksite employees became insured through the Ohio Bureau of Workers’ Compensation Program, which is a fully insured program, where premiums represent the maximum cost. We participate in fully insured workers’ compensation programs provided by Cedar Hill Zurich, various other regional insurers and state workers’ compensation funds. Under these programs, our maximum cost is represented by the premiums paid to these insurers. We do not provide workers’ compensation coverage to non-employees of TEAM America. The AOS workers’ compensation insurance program provider was The Hartford Insurance Company for the period July 1999 through December 2002.

For historical loss sensitive programs, we record in cost of services a monthly charge based upon our estimate of the year’s ultimate fully developed losses plus the fixed costs charged by the insurance carrier to support the program. This estimate is established each quarter based in part upon information provided by our insurers, internal analysis and our insurance broker. Our internal analysis includes a quarterly review of open claims and review of historical claims and losses related to the workers’ compensation programs. While management uses available information, including nationwide loss ratios, to estimate ultimate losses, future adjustments may be necessary based on actual losses.

As of March 29, 2003, management determined the adequacy of the workers’ compensation reserves to be reasonable. However, since these reserves are for losses that have not been sufficiently developed due to the relatively young age of these claims, and variables such as timing of payments are uncertain or unknown, actual results may vary from current estimates. We will continue to monitor the development of these reserves, the actual payments made against the claims incurred, the timing of these payments and adjust the reserves as deemed appropriate.

We bill our clients at fixed rates determined when the contract is negotiated with the client. The fixed rates include charges for workers’ compensation based upon our assessment of the costs of providing workers’ compensation to the client. If our costs for workers’ compensation are greater than the costs included in the client’s contractual rate, we may be unable to recover these excess charges from the clients. We reserve the right in our contracts to increase the workers’ compensation charges on a prospective basis only.

On March 1, 2002, we acquired certain assets and assumed certain liabilities of Strategic Staff Management, Inc. The purchase price of $476,000 included cash of $300,000, the assumption of customer deposits of $172,000 and other costs of $4,000. We borrowed $750,000 under our Credit Facility in connection with this acquisition. Strategic Staff Management operated as a PEO primarily in Nebraska and Iowa.

On May 1, 2002, we purchased certain assets of Inovis Corporation. Under the terms of this transaction, we are required to pay the greater of $1,150,000, or a factor of gross profits generated by the Inovis business over the 24 months beginning May 2002 and ending April 2004. Inovis was based in Atlanta, Georgia and had clients throughout the United States, but primarily concentrated in Georgia.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reports and amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer bad debts, workers’ compensation reserves, income taxes, and contingencies and litigation. We base our estimates on historical experience and on other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition.    We bill our clients on each payroll date for,

•	the actual gross salaries and wages, related employment taxes and employee benefits of our worksite employees,

•	actual advertising costs associated with recruitment,

•	workers’ compensation and unemployment service fees, and

•	an administrative fee.

Our administrative fee is computed based upon either a fixed fee per worksite employee or an established percentage of gross salaries and wages (subject to a guaranteed minimum fee per worksite employee), negotiated at the time the client service agreement is executed. Our administrative fee varies by client based primarily upon the nature and size of the client’s business and our assessment of the costs and risks associated with the employment of the client’s worksite employees. Accordingly, our administrative fee income will fluctuate based on the number and gross salaries and wages of worksite employees, and the mix of client fee income will fluctuate based on the mix of total client fee arrangements and terms. Although most contracts are for one year and renew automatically, we and our clients generally have the ability to terminate the relationship with 30 days’ notice.

We bill our clients for workers’ compensation and unemployment costs at rates that vary by client based upon the client’s claims and rate history. The amount billed is intended to (1) cover payments we have made for insurance premiums and unemployment taxes; (2) cover our cost of contesting workers’ compensation and unemployment claims, and other related administrative costs; and (3) compensate us for providing such services to clients.

We have an incentive to minimize our workers’ compensation and unemployment costs because we bear the risk that our actual costs will exceed those billed to our clients, and conversely, we profit if we effectively manage such costs. We believe that this risk is mitigated by the fact that our standard client agreement provides that we, at our discretion, may adjust the amount billed to the client to reflect changes in our direct costs, including statutory increases in employment taxes and insurance. Any such adjustment that relates to changes in direct costs is effective as of the date of the changes, and all changes require 30 days’ prior notice.

In accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” we recognize amounts billed to clients for administrative fees, health insurance, workers’ compensation and unemployment insurance as revenue as we acts as a principal with regard to these matters. Amounts billed for gross payrolls (less employee health insurance contributions), employer taxes and 401(k) matching are recorded net as we are deemed to act only as an agent in these transactions. We recognize in our balance sheet the entire amounts billed to clients for gross payroll and related taxes, health insurance, workers’ compensation, unemployment insurance and administrative fees as unbilled receivables, on an accrual basis, any such amounts that relate to services performed by worksite employees that have not yet been billed to the client at the end of an accounting period. The related gross payroll and related taxes and costs of health insurance, workers’ compensation and unemployment insurance are recorded as accrued compensation at the end of an accounting period.

Because the acquisition of TEAM America Corporation occurred on December 28, 2000, we recognized no revenue or expenses related to the PEO business segment before 2001. Unbilled revenues on the balance sheet at December 31, 2000 represent amounts generated by TEAM America Corporation before the acquisition and billed to clients after the acquisition.

Workers’ Compensation.    We maintained a self-insured workers’ compensation program for most of our Ohio employees from July 1999 through May 2002 and maintained a high retention workers’ compensation policy covering most of our non-Ohio employees until December 31, 2002. We record workers’ compensation expense for the loss sensitive programs based upon the estimated ultimate total cost of each claim, plus an estimate for incurred but not reported claims. Under the Ohio self-insured program, we were self-funded up to $250,000 per occurrence through December 31, 2001 and $500,000 per occurrence for the period January 1, 2002 through May 31, 2002 and purchased private insurance for individual claims in excess of that amount. Effective June 1, 2002, our Ohio worksite employees became insured through the Ohio Bureau of Workers’ Compensation Program, which is a fully insured program, where premiums represent the maximum cost.

Under our historical insured program for non-Ohio employees, we have a per-claim retention limit of $500,000 for the first two occurrences and $250,000 for later occurrences. For the insurance program covering the period July 1, 1999 through September 30, 2000, the aggregate cap is estimated to be $4,176,000. For the insurance program covering the period October 1, 2000 through December 31, 2001, the aggregate cap is estimated to be $4,950,000. For the insurance program covering the period January 1, 2002 through December 31, 2002, the aggregate cap is estimated to be $9,000,000.

In addition to providing the claims expense under the plan, as described above, we were required to “pre-fund” a portion of the estimated claims under the non-Ohio program. The amounts “pre-funded” are used by the insurance carrier to pay claims. The amount “pre-funded” is measured at various periods in the insurance contract to determine, based upon paid and incurred claims history, whether we are due a refund or owe additional funding. We have obtained workers’ compensation coverage on a guaranteed cost basis for virtually all worksite employees, so that the premiums for any program represent our maximum liability.

Goodwill.    Effective December 30, 2001, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, we no longer amortize goodwill, but are required to test for impairment on an annual basis and at interim periods if factors are present that may indicate that the carrying value of the reporting unit is greater than its fair value. We have determined that we operate as a single reporting unit, therefore, any potential goodwill impairment is measured at the corporate level.

In connection with the adoption of SFAS No. 142, management, in determining its methodology for measuring fair value, assessed that our market price may not be reflective of fair value due to various factors, including that our officers, directors and significant shareholders own a controlling interest in our common shares and, as a result, that the market may be illiquid at times with regard to the remaining shares since our shares are thinly traded. To assess our fair value, management determined that a number of measures should be considered, including but not limited to, our market capitalization, our market capitalization plus a “control” premium, discounted projected earnings before interest, depreciation and amortization (EBITDA), multiples of sales and EBITDA as compared to other industry participants and comparison of historical transactions.

SFAS No. 142 required that we adopt an annual date at which we would test for impairment of goodwill. In connection with the adoption of this statement, we chose the end of the third quarter as our date to test for such impairment. At the end of the third quarter of fiscal year 2002, management determined that no impairment existed using the following calculations and assumptions:

•	The common shareholders’ equity at the end of the third quarter of 2002 was $9,481,000.

•	Calculations and assumptions used in the determination of fair value included the following:

•	Our market capitalization based on the closing price of our common shares on September 27, 2002 was $0.70 per share. Using this market price, our market capitalization at the end of the third quarter of fiscal year 2002 was approximately $5,751,000.

•	Market capitalization plus a “control” premium assumed to be 20% was approximately $6,901,000.

•	We prepared a discounted EBITDA analysis based upon our forecast EBITDA (before restructuring charges) for 2002 and applying certain growth factors for 2003 through 2007. The significant assumptions used in these calculations included:

•	Fiscal year 2003 EBITDA was estimated assuming a gross margin similar to 2002 and certain changes in our business, including the impact of 2002 restructuring.

•	Management assumed the following annual growth rates in gross margin: 2004-10%, 2005-8%, 2006-6% and 2007-4%. Corporate payroll and selling, general and administrative expenses were assumed to remain at similar levels relative to gross margin.

•	A 20% discount rate was used as well as a 20% “control” premium.

•	Using the above assumptions, the discounted EBITDA was calculated to be approximately $35,760,000. To arrive at a value attributable to the common shares, management reduced this amount by our outstanding senior debt of $8,744,000 and the amount for preferred shareholders of $9,235,000. The residual amount of $17,781,000 was used as the estimate of our fair value under this methodology.

In assessing our fair value at the end of the third quarter of 2002, management determined that our market capitalization was not reflective of fair value as the common stock price dropped precipitously immediately following a Nasdaq required press release describing Nasdaq’s initial determination that we were not in compliance with Nasdaq listing requirements and were therefore subject to delisting. These events were caused by our filing of our second quarter Form 10-Q without an independent auditor’s review, due to the demise of Arthur Andersen LLP, and our related restatement of our 2001 and 2000 financial statements as described in Note 4 if our Consolidated Financial Statements for the years ended December 28, 2002 and December 29, 2001, included herein. In accordance with this process, the Nasdaq appended an “E” to our trading symbol, noting the failure to comply with continued listing requirements and potential delisting. Following our press release, our common stock price dropped from $1.36 to $0.45 per share. For the period from July 1, 2002 up to the date of the press release, the common stock had traded in the range of $1.36 to $2.50. In management’s judgment, the drop in the stock price is a temporary event related to the potential delisting and not due to fundamental changes in the business. The appended “E” was removed in mid-April 2003. Since the removal of the appended “E”, our common stock has traded in the range of $0.42 to $1.19.

Based upon management’s determination that the market capitalization was not necessarily reflective of fair value, the other measurement factors were heavily considered in this analysis, the most significant being the discounted EBITDA model that yielded a value of approximately $17,781,000. To reconcile this back to the market capitalization, management assessed the market price, $1.36, immediately before the press release regarding delisting and the average market price, $1.54, for the quarter. Based on each of these measures, our market capitalization would have been $11,173,000 using the market price of $1.36 per share and $12,652,000 using the average price of $1.54 per share for the third quarter of 2002.

After assessing all of the information regarding fair value as outlined above, management determined that as of the end of the third quarter, no impairment charge of goodwill was required. If we had used only our market capitalization as a measure of fair value, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $3,484,000.

During the fourth quarter of 2002 and the first quarter of 2003, management, as required by SFAS No. 142, assessed whether or not events or circumstances had occurred after our annual measurement date that would more likely than not reduce our fair value below our carrying amount. Based upon its assessment, management determined that there were no factors after the third quarter that would more likely than not reduce our fair value. Management believes that during the fourth quarter of 2002 and the first quarter of 2003 positive developments occurred, including improvement in EBITDA, the signing of a Forbearance Agreement with our banks and the execution of the merger agreement with Vsource. Additionally, management assessed that the stock price had continued to trade in a range of approximately $0.40 per share to $0.70 per share after the third quarter. Consistent with their conclusions at the end of the third quarter, management determined that the market price was not reflective of fair value due to the appended “E” denoting potential delisting of our common shares and, therefore, was not an indicator that potential impairment may exist.

Management will continue to assess the potential indicators of impairment, including our common stock price during 2003. Should the market price of our common stock not improve, management believes that this test may be performed as early as the second quarter of 2003. Had management performed the same test of fair value as of the end of the year that was applied at the end of the third quarter, management believes that the results would have been similar to those described above for the third quarter. Accordingly, management does not believe that this test would have resulted in an impairment charge. Had an interim impairment test been required and had management used our market capitalization to measure fair value at March 29, 2003, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $5,504,000.

There can be no assurance that future goodwill impairment tests, including interim tests as may be required, will not result in a charge to future operations.

Further, there can be no assurance that the SEC Staff will not have different views related to if our stock price is reflective of an active market and that the use of market price should have been used in the valuation of goodwill. As previously stated, the use of only quoted market price to determine any goodwill impairment would have resulted in a minimum impairment charge of approximately $5,504,000 at March 29, 2003.

During 2001, we recognized $1,783,000 of amortization expense related to goodwill. Had we adopted SFAS No. 142 as of the beginning of 2001, $1,783,000 of amortization expense would not have been recognized and net loss would have decreased by $1,783,000 and loss per share attributable to common shareholders would have decreased by $0.24 per share.

Three Months Ended March 29, 2003 Compared to Three Months Ended March 30, 2002

The following table presents certain information related to our results of operations for the three months ended March 29, 2003 and March 30, 2002:

	(000’s omitted except for per share amounts)
	March 29, 2003	March 30, 2002	% Change
	(Unaudited)	(Unaudited)
Revenues	$14,389	$13,549	6.2%
Gross Profit	4,393	4,622	-5.0%
Operating Expenses	4,609	5,632	-18.2%
Operating Loss	(216)	(1,010)	-78.6%
Net Loss	(630)	(1,222)	-48.4%
Net Loss Attributable to Common Shareholders	(630)	(1,517)	-58.5%
Net Loss Per Share Attributable to Common Shareholders	(0.08)	(0.19)	-57.9%

Revenues

Consolidated revenues were $14,389,000 for the three months ended March 29, 2003 compared to $13,549,000 for the three months ended March 30, 2002, which is an increase of $840,000, or 6.2%. The increase in revenue is attributable to an increase in the average number of worksite employees paid to 11,583 from 11,284, or 2.65%. Additionally, the mix of worksite employees changed in 2003 with a higher concentration being in our core urban markets, which generate higher revenues due to an average higher-per-employee payroll.

Costs of Services/Gross Profit

For the three months ended March 29, 2003, costs of services were $9,996,000, or 69.47% of revenues, compared to costs of services of $8,927,000, or 65.89% of revenues, for the three months ended March 30, 2002. Gross profit for the three months ended March 29, 2003 was $4,393,000, or 30.53% of revenues, compared to $4,622,000, or 34.11% of revenues, for the three months ended March 30, 2002. Gross profit and gross profit margin decreased in 2003 primarily due to earning a lower margin on workers’ compensation, due to our decision to exit the historic loss-sensitive programs and procure fully-insured programs for our worksite employees.

Operating Expenses

For the three months ended March 29, 2003, consolidated operating expenses were $4,609,000, or 32.03% of revenues, compared to $5,632,000, or 41.57% of revenues, for the three months ended March 30, 2002. This decrease of $1,023,000 is due to decreases in corporate payroll and payroll related costs of $120,000; decreases in other selling, general and administrative costs of $600,000; systems and operations development costs of $302,000, which were partially offset by an increase in depreciation and amortization expense of $15,000. A significant portion of the reduction in corporate payroll costs and in selling, general and administrative expenses were a result of the 2002 restructuring efforts, including office closures after the first quarter of 2002.

Operating Loss

For the three months ended March 29, 2003, consolidated operating loss was $216,000 compared to a consolidated operating loss of $1,010,000 for the three months ended March 30, 2002. The decrease in operating loss is a result of the changes in gross profit and operating expenses discussed above.

Interest Expense

For the three months ended March 29, 2003, net interest expense was $421,000 compared to $212,000 for the three months ended March 30, 2002. The increase in net interest expense is due to an increase in interest on bank debt and other financing arrangements of $193,000, a decrease in interest due to capital leases of $1,000, resulting in an increase in interest expense, net of $209,000. This increase was partially offset by a change in the fair value of an interest rate swap instrument of $26,000.

The increase in interest expense on bank debt and other financing arrangements is primarily due to increased average borrowings under our credit facility.

Income Tax Expense

For the three months ended March 29, 2003 and March 30, 2002, no provision for federal income taxes has been recorded.

Net Loss and Loss Per Share Attributable to Common Shareholders

The net loss for the three months ended March 29, 2003 was $630,000 compared to a net loss of $1,222,000 for the three months ended March 30, 2002. During the three months ended March 30, 2002, we recorded preferred stock dividends of $295,000. Net loss attributable to common shareholders was $630,000, or $0.08 per share, for the three months ended March 29, 2003 and $1,517,000, or $0.19 per share, for the three months ended March 30, 2002.

The weighted average number of shares used in the calculation of loss attributable to common shareholders for the three months ended March 29, 2003 and March 30, 2002, excludes options, warrants and the convertible preferred stock, as their inclusion would be anti-dilutive.

Fiscal Year 2002 Compared to Fiscal Year 2001

Revenues

For the fiscal year ended December 28, 2002, our total revenues increased by $1,903,000, or 3.34%, as compared to the fiscal year ended December 29, 2001. This higher revenue is a result of the combination of our efforts during 2002 and 2001 to focus our sales efforts in certain major metropolitan markets, where clients represent lower risk and have higher gross margin potential and the revenue added by two market acquisitions, which was partially offset by a decline in worksite employees in our existing client base at the beginning of the year. As a result of the above factors, the average number of paid worksite employees during 2002 decreased to 12,849 from 14,154 in 2001, or a reduction of 9.22%. At the same time, the average revenue per worksite employee increased to $4,587 in 2002 from $4,030 in 2001, representing an increase of 13.82%.

During 2002, we added incremental worksite employees through our acquisitions of Strategic Staff Management and Inovis. From their respective dates of acquisition, Strategic Staff Management contributed 712 and Inovis contributed 2,008 average worksite employees. On an annualized basis, revenues per worksite employee for Strategic Staff Management were $3,687 and for Inovis were $7,732. Excluding the effect of these acquisitions, average paid worksite employees decreased to 10,917 from 14,154, or 22.87%, while the revenue per worksite employee increased to $4,618 from $4,030, or 14.59%.

Cost of Revenue/Gross Profit

For the fiscal year ended December 28, 2002, gross profit was $20,605,000, or 34.96% of revenues, compared to the fiscal year ended December 29, 2001 in which gross profit was $19,869,000, or 34.84% of revenues, representing an increase in gross profit of $736,000, or 3.70%. This increase in gross profit is primarily attributable to our focus on lower risk higher margin business in major metropolitan markets. Gross margin per average paid worksite employees increased to $1,604 in 2002 from $1,404 in 2001, resulting in an increase of $200, or 14.25%. The annualized gross profit per average paid worksite employee for the clients acquired through the Strategic Staff Management acquisition was $784 and for the Inovis acquisition it was $1,058. Excluding the impact of these acquisitions, gross profit per average paid worksite employee increased by $311, or 22.15%, to $1,715 in 2002.

Operating Expenses

For the fiscal year ended December 28, 2002, total operating expenses were $21,766,000, or 36.93% of revenues, compared to $22,973,000, or 40.28% of revenues, for the fiscal year ended December 29, 2001. This decrease of $1,207,000, or 5.25%, is due to a decrease in depreciation and amortization expense of $1,394,000 and a decrease in restructuring costs charges of $1,096,000 partially offset by increases in corporate administrative salaries of $634,000, an increase in other selling, general and administrative expenses of $337,000 and certain expenses related to systems development of $312,000.

Depreciation and amortization expense decreased primarily as a result of the elimination of amortization expense related to goodwill. During 2001, we recorded $1,783,000 of goodwill amortization expense that was not recognized in 2002. This decrease was offset by additional amortization expense incurred during 2002 as a result of the acquisitions of Strategic Staff Management and Inovis. During 2002, we recorded $211,000 of amortization expense related to customer relationships acquired in those acquisitions.

We continued our efforts to reduce costs in 2002 through the consolidation of operating centers and the associated elimination of corporate positions. During 2002, we recognized $738,000 of restructuring costs associated with these efforts compared to $1,834,000 in 2001. The 2002 restructuring costs include $158,000 paid in employee severance, $199,000 related to employee relocation and $381,000 for leases related to sales and services offices, as well as a payroll processing center that closed during the year.

Corporate administrative salaries were $11,377,000, or 19.30% of revenues, in 2002 compared to $10,743,000, or 18.84% of revenues, in 2001, representing an increase of $634,000, or 5.90%. During 2002, we reduced our corporate payroll headcount from 209 at the beginning of the year to 174 at the end of the year. A significant portion of this reduction was attributable to the consolidation of sales and service offices and the closing of a payroll processing center. These consolidations took place during the fourth quarter 2002; therefore, a significant portion of the savings were not realized in 2002. Additionally, we primarily operated the Inovis acquisition as a stand-alone business from the date of acquisition, May 2002, through its integration into our operating systems in November 2002. This resulted in additional headcount and payroll dollars through 2002.

Other selling, general and administrative expenses were $7,925,000, or 13.45% of revenues, in 2002 compared to $7,588,000, or 13.3% of revenues, in 2001, representing an increase of $337,000, or 4.44%.

Significant increases in selling, general and administrative expense categories included professional fees of $413,000, banking fees of $140,000, rent of $130,000, other consulting fees of $106,000, corporate insurance of $82,000, investor relations of $78,000 and marketing costs of $49,000. These increases were partially offset by decreases in bad debt expense of $156,000, temporary labor of $68,000 and information technology consulting of $39,000.

Professional fees increased primarily due to our change in auditors during the year, as well as costs associated with restating our 2001 and 2000 financial statements. Additional professional fees were also incurred as a result of the potential Nasdaq delisting. Rent and marketing costs increased primarily as a result of having a full year of operations in Dallas, Texas compared to only three months in fiscal year 2001, as well as the addition of markets in Omaha, Nebraska and Atlanta, Georgia through acquisitions. Banking fees increased as a result of additional cost incurred related to cash collections from clients associated primarily with moving a substantial number of clients from Automated Clearing House collection to wire. Other consulting fees increased primarily due to costs associated with various advisors regarding capital raises and/or strategic opportunities. Corporate insurance increased due to related premium increases.

The reduction in bad debt expense is primarily attributable to concerted efforts on our behalf to adhere to strict financial underwriting criteria, as well to eliminate credit risk due to the changing demographics of our book of business. Temporary labor and information technology consulting costs decreased primarily as a result of no significant systems charges or issues such as those incurred in 2001 surrounding the implementation of the Great Plains accounting system.

Restructuring and Other Costs

We incurred $738,000 of restructuring costs during 2002 compared to $1,834,000 in 2001. The 2002 restructuring was primarily focused on our consolidation of operations and the associated relocation of key personnel, as well as the resultant rationalization of our workforce. In connection with this restructuring, we closed several sales and service offices, as well as a payroll processing center. The major components of this restructuring charge included relocation costs of $199,000, employee severance of $158,000 and costs associated with building leases of $381,000.

Because of the problems associated with the implementation of the Great Plains accounting system in 2001, we hired an outside consultant to assist in the assessment of and to make recommendations regarding improvements to our information systems and processes. We incurred $312,000 of costs associated with this project.

Operating Loss

For the fiscal year ended December 28, 2002, our operating loss was $1,161,000 compared to $3,104,000 for the fiscal year ended December 29, 2001. This improvement of $1,943,000 was attributable to the combination of factors discussed in Gross Profit and Operating Expenses above.

Interest Expense

For the fiscal year ended December 28, 2002, we incurred $1,565,000 of interest expense compared to $863,000 for the fiscal year ended December 29, 2001. The increase in net interest expense of $702,000 is attributable to interest on the bridge note of $81,000, amortization of warrants issued in connection with the bridge note of $105,000, increased interest associated with capital leases of $74,000, an increase in interest associated with an interest rate swap instrument of $128,000 and an increase in amortization of deferred financing costs of $371,000 offset by other changes, net of $49,000.

The increase in amortization of deferred financing costs is primarily attributable to amounts we paid related to entering into an Omnibus Forbearance Agreement on September 30, 2002. These costs included legal fees, consulting fees and a $100,000 forbearance fee. As the term of the Forbearance Agreement was six months, we are amortizing these costs over that period.

In connection with our credit facility, we were required to enter into an interest rate swap agreement. This instrument has not been designated as a hedge. Accordingly, changes in the fair value of this instrument are recorded as a gain or loss in our financial statements. We recorded expense representing losses due to the change in fair value of this instrument of $107,000 during 2002 and $188,000 during 2001.

Income Tax Benefit

For the fiscal year ended December 28, 2002, we recorded a federal income tax benefit of $1,067,000. We incurred certain state and local income tax expense of approximately $85,000. The tax provision in the fiscal year ended December 29, 2001 related entirely to state and local taxes. The significant change in federal income taxes for 2002 is primarily due to a change in tax law during 2002 that allowed the carryback of net operating losses for five years as opposed to the prior law of three years. This change in tax law allowed us to carryback our net operating losses and recover previously paid taxes. We continue to carry net deferred tax assets related to certain temporary differences. A valuation allowance has been provided for all deferred tax assets related to net operating loss carryforwards. Management believes that it is more likely than not that the remaining deferred tax assets are realizable primarily through various tax planning strategies.

Net Loss and Loss Per Share Attributable to Common Shareholders

We incurred a net loss of $1,851,000 in our fiscal year ended December 28, 2002 compared to $4,190,000 in our fiscal year ended December 29, 2001. This improvement is due to the factors described above. We recorded preferred stock dividends of $1,224,000 during fiscal year 2002 and $1,100,000 during fiscal year 2001. After the preferred stock dividend, we had a net loss attributable to common shareholders of $3,075,000, or $0.38 per share, for the fiscal year ended December 28, 2002 and $5,290,000, or $0.72 per share, for the fiscal year ended December 29, 2001.

The weighted average number of shares used in the calculation of per share loss attributable to common shareholders for the fiscal years ended December 28, 2002 and December 29, 2001, excludes options, warrants and convertible preferred stock, as their inclusion would be anti-dilutive.

Fiscal Year 2001 Compared to Fiscal Year 2000

Revenues

Our revenue changed substantially from the 2000 and 1999 fiscal years. Our reported results for 1999 were those of the Mucho.com Internet operations based in Lafayette, California. Accordingly, no meaningful comparison can be made on our overall results for fiscal years 2001 to 2000.

Our revenues for the fiscal year ended December 2001 were $57,036,000, of which $78,000 was related to the Mucho.com Internet operations. This compares to Mucho.com’s reported revenue for fiscal year 2000 of $51,000, which represents an increase of 52.9%. The Mucho.com Internet operations were closed in Lafayette, California by December 29, 2001.

Cost of Revenue/Gross Profit

Costs of services for fiscal year 2001 were $37,167,000. As a percentage of revenue, cost of services for fiscal year 2001 was 65.16%.

Gross profits were $19,869,000 for fiscal year 2001. Gross profits, as a percentage of revenue, were 34.84% for the fiscal year 2001. We incurred additional expenses as a result of the events surrounding the September 11th tragedy. These expenses, totaling $149,000, were primarily due to additional charges associated with the delivery of payroll by ground and other available means due to the problems associated with air freight around the country.

Operating Expenses

Selling, general and administrative expenses for fiscal 2001 amounted to $7,588,000, or 13.30% of revenue. We incurred expenditures of $250,000 to open a new Dallas office, integration costs of $683,000 related to

Professional Staff Management, costs of $150,000 related to the closure of offices in Boise, Memphis, Orlando, and Orem, UT, and additional IT consulting and programming capacity to expand our processing capabilities as we continued to integrate new books of business and open new offices during the 2002 fiscal year. Difficulties associated with previous accounting software platforms along with the implementation challenges associated with our new platform caused us to file our third quarter 10-Q late and to incur additional expenses of approximately $300,000. We implemented a new accounting platform to help prevent this type of delay from occurring in the future.

Depreciation and amortization was $2,808,000 in fiscal year 2001 primarily due to amortization of goodwill from the acquisitions of TEAM America in December 2000 and Professional Staff Management in March 2001, offset by a reduction in depreciation expense from assets that were fully depreciated in fiscal year 2001.

In conjunction with the integration of the TEAM America acquisition, we incurred $1,834,000 of restructuring charges. The charges related primarily to exit costs associated with the on-line business center, including the relocation of certain key executives, employee severance and the write-down of impaired assets. Total restructuring costs were 3.22% of revenues.

Interest Expense

Interest expense in fiscal year 2001 was $1,051,000 as our indebtedness reached $9,049,000. Including letters of credit with regard to our workers’ compensation programs in Ohio and with The Hartford Insurance Company, our total indebtedness was approximately $11,000,000.

Income Tax Benefit

Income tax expense for fiscal year 2001 was $35,000. We have substantial net operating losses carried forward from Mucho.com that, while limited in the amount that can be used in one individual year by Internal Revenue Code provisions, will permit us to reduce our tax expense in the future based upon our generating operating income.

Net Loss

Net loss for fiscal year 2001 was $4,190,000. Our 2001 fiscal year was characterized by a downturn in the economic climate, the tragic events of September 11th and the aftermath of a hardening insurance market. These market dynamics provided management with challenges as it undertook plans to transition our book of business to a lower risk profile. Our workers’ compensation manual rate dropped from $3.20 to $2.84 per $100 of payroll year over year. This reduction, as well as the introduction of a new pricing structure, allowed us to increase our gross margin from $1,186 to $1,404 per worksite employee, representing an increase of approximately 18%. Historically, the number of worksite employees is positively correlated to changes in the employment rate. This suggests that as the percentage of the country or region’s available workforce becomes employed increases then our worksite employees will increase as well. This important factor will be a good indicator of the change in our revenue and worksite employee count in the future.

Liquidity and Capital Resources for the Three Months Ended March 29, 2003

Net cash provided by operating activities was $2,452,000 for the three months ended March 29, 2003 compared to net cash used in operating activities of $4,304,000 for the three months ended March 30, 2002. The increase in cash provided by operating activities was primarily due to the timing of cash receipts. At March 29, 2003, we had received $1,930,000 for clients’ payrolls to be paid on Monday, March 31, 2003, while at March 30, 2002, most client payrolls for March 31, 2002 had already been paid since March 31, 2002 was a Sunday.

Net cash used in investing activities was $35,000 for the three months ended March 29, 2003 compared to $409,000 for the three months ended March 30, 2002. The primary use of cash for investing activities during the three months ended March 30, 2002 was $300,000 for the acquisition of customer relationship rights from Strategic Staff Management and a related non-competition agreement. We purchased property and equipment of $35,000 during the three months ended March 29, 2003. Property and equipment additions during the three months ended March 30, 2002 were $109,000.

Net cash used in financing activities during the three months ended March 29, 2003 was $1,896,000 compared to net cash provided by financing activities during the three months ended March 30, 2002 of $3,266,000. The primary use of cash during the three months ended March 29, 2003 was for the pay down of checks drawn in excess of bank balances of $1,696,000, compared to checks drawn in excess of bank balances of $2,903,000 for the three months ended March 30, 2002. Other changes included the decrease in the payment of notes payable and short-term borrowings from $320,000 for the three months ended March 30, 2002 to $57,000 for the three months ended March 29, 2003, which was offset by an increase in payments on capital lease obligations, which increased from $67,000 for the three months ended March 30, 2002 to $119,000 for the three months ended March 29, 2003. The checks drawn in excess of bank balances is primarily a timing function related to our cash inflows from clients being distributed between electronic payments and cash payments and the majority of client related cash outflows being paid electronically. We used the $750,000 borrowed under our credit facility for the Strategic Staff Management transaction during the three months ended March 30, 2002.

Senior Debt Restructurings

On September 30, 2002, we entered into an Omnibus Forbearance Agreement with our senior lenders, and on March 29, 2003, we entered into a Third Amendment and Waiver with our lenders. In addition, in connection with entering into the merger agreement we entered into term sheets with each of our senior lenders and subsequently entered into a Fourth Amendment to our Senior Credit Agreement.

Pursuant to those term sheets we agreed to restructure our Senior Credit Agreement upon consummation of the merger. The completion of the restructuring described below is a condition to Vsource’s obligation to complete the merger.

•	Pursuant to a Purchase and Sale Agreement dated as of June 30, 2003, and subject to the consummation of the merger, one of our senior lenders has agreed to sell to Vsource, or its designee, the lender’s interest in our senior debt, representing approximately $5.0 million in principal amount (referred to herein as the Transferred Debt), 440,090 shares of TEAM America common stock, 10,758 shares of Class A Preferred Stock, including accrued dividends-in-kind thereon, and warrants to purchase 742,148 shares of TEAM America common stock for an aggregate purchase price of $1.6 million. The purchase price will be increased if and to the extent that we fail, before completion of the merger, to make any payments due under the Senior Credit Agreement. Vsource did not agree to purchase the lenders obligations under an outstanding letter of credit in the amount of $508,000. This letter of credit will remain outstanding after the merger. However, we agreed that at the closing we would provide the lender with cash collateral in the amount of the letter of credit to secure our obligation to reimburse the lender for any draws on the letter of credit.

•	Vsource may assign some or all of the Transferred Debt or the other securities purchased from the lender to a third party. Any part of the Transferred Debt that is assigned to a third party, whether before or after the closing of the merger, will remain outstanding after the merger and will bear interest at the prime commercial lending rate set by our other senior lender plus one percent per annum, will be secured by all of our assets and will be senior in right of repayment to the new subordinated notes and the new Stonehenge note described in the summary of our proposed recapitalization, but subordinate in right of repayment and lien priority to our Restructured Credit Agreement. We will be permitted to make payments of interest only (but not principal) on the outstanding Transferred Debt until the repayment in full of our Restructured Credit Agreement. Vsource is currently in discussions with third party investors who may be interested in purchasing the Transferred Debt. If Vsource is not able to secure a third party investor, Vsource will be required to purchase the Transferred Debt in order to complete the merger.

•	Pursuant to a term sheet executed with Huntington, and subject to the consummation of the merger, the recapitalization, the sale of the Transferred Debt and the negotiation and execution of definitive documents, Huntington has agreed to refinance a portion of our senior debt into three facilities: a $4,077,078.79 senior term loan bearing interest at Huntington’s prime rate plus one percent per annum, payable in 48 equal installments of principal in the amount of $84,939.14, plus interest accrued thereon, with a final payment of principal and interest due plus a payment of $500,000, due on the 4th anniversary of the consummation of the merger; a $411,300 letter of credit and the $2.0 million standby letter of credit. The definitive documentation for our restructured senior debt will be referred to as the Restructured Credit Agreement. The Restructured Credit Agreement will be secured by a lien on all of our assets and the assets of our subsidiaries and will be senior in lien priority and right of payment to all of our other indebtedness for borrowed money, including the Transferred Debt described above and the new subordinated notes and the new Stonehenge note described in the summary of our proposed recapitalization. Each of our subsidiaries will guaranty our obligations under the Restructured Credit Agreement. Concurrently with and as a condition precedent to Huntington’s execution of the Restructured Credit Agreement, we will deposit $1.0 million with Huntington as cash collateral for our obligations under the Restructured Credit Agreement. Huntington will also charge us a restructuring fee of $150,000 and a cash management fee of $25,000, which will be due upon closing of the merger. In addition to the terms and conditions described above, the Restructured Credit Agreement will contain customary and appropriate representations and warranties, covenants and events of default.

The completion of the transactions contemplated by the Purchase and Sale Agreement and the Huntington term sheet are subject to numerous closing conditions, including completion of the merger. Therefore, there can be no assurance that we will be successful in completing these transactions and restructuring our Senior Credit Agreement.

Recapitalization

In connection with various financing transactions that we executed previously, we issued shares of our Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Stock and warrants to purchase 1,777,777 shares of common stock to three shareholders: Stonehenge Opportunity Fund, Provident Financial Group and Professional Staff Management. The Class A Preferred Stock that was issued to these three shareholders has accrued dividends-in-kind, which together represents all of our Class A Preferred Stock currently outstanding. In addition, in April of 2002, we received a bridge loan for $1.5 million from Stonehenge Opportunity Fund.

In March 2003, we and the three preferred shareholders entered into a Memorandum of Understanding that was subsequently amended on June 12, 2003, or the Amended MOU. Pursuant to the terms set forth in the Amended MOU, we and the three preferred shareholders executed a recapitalization agreement, dated as of [July             , 2003]. In general, the recapitalization agreement eliminates all of the outstanding preferred stock and warrants in exchange for 5,634,512 shares of our common stock and $2.5 million of new subordinated notes while also eliminating the bridge loan in exchange for a new subordinated note with Stonehenge.

The closing of the recapitalization agreement will occur as soon as practicable after the last of the conditions to the recapitalization has been satisfied or waived, or at another time as we and the preferred shareholders may agree. The recapitalization agreement is expected to close immediately before the completion of the reincorporation and consummation of the merger.

The new subordinated notes will bear interest at the prime commercial lending rate set by The Huntington National Bank plus 2.5% per annum with a maturity date that is four years after completion of the merger but that may be accelerated if TEAM America’s new credit facility is repaid, other than as a result of a refinancing, to the later of the date of such repayment and July 1, 2006, at which time all principal, accrued interest and other amounts due under the new subordinated notes shall become due and payable. The new subordinated notes will be subordinate to our current senior debt and further subordinate to the new Stonehenge note.

At the closing of the recapitalization agreement, we will cancel the bridge note that we currently have outstanding with Stonehenge and deliver to it a new subordinated debt instrument. The new Stonehenge note will have an original principal amount of $1,517,000.00, bear interest at the prime commercial lending rate set by The Huntington National Bank plus 2.5% per annum and will have a maturity date of June 30, 2007, which may accelerate to be as early as June 30, 2006 in certain situations, at which time all principal, accrued interest and other amounts due under the new Stonehenge note shall become due and payable. The new Stonehenge note will be subordinate to our current senior debt.

We continue to operate with a significant working capital deficit and experience pressure on our business due to the overall weak national economy. In addition, we were not in compliance with certain financial covenants under our amended credit facility. To address these issues, we executed restructurings of our operations throughout 2002 and are continuing the implementation of cost-savings strategies in 2003.

Our failure to continue to control costs may have a significant negative impact on our ability to generate sufficient cash from operations during 2003. Accordingly, we may require additional capital sources to fund operations. Failure to raise such capital, if required, or complete the merger will result in a material adverse effect on our future financial condition and future results of operations.

Liquidity and Capital Resources for Fiscal Year Ended December 28, 2002 and December 29, 2001

Net cash used in operating activities was $3,452,000 for the fiscal year ended December 28, 2002 compared to net cash provided by operating activities of $664,000 for the fiscal year ended December 29, 2001. This decrease in cash flow from operations of $4,116,000 is primarily due to an increase in accounts receivable of $3,036,000 and increases in prepaid expenses and other assets of $1,122,000, offset by an increase in accounts payable and other liabilities of $1,451,000. Changes in the mode of payments by clients have caused increases in accounts receivable. In connection with our entrance into the Omnibus Forbearance Agreement with our lenders, we agreed to reduce the number of clients that pay via Automated Clearinghouse transactions. While we converted many of our larger clients to payment by wire, payment by wire is uneconomical for many of our smaller clients. Accordingly, many smaller clients now pay by check which has caused accounts receivable to increase due to the timing of deposits of such checks. Additionally, for fiscal year 2001, we received $1,490,000 of prepayments related to client payrolls after year-end, which reduced the unbilled receivables. For fiscal year 2002, we received $756,000 of prepayments related to client payrolls after year-end. This difference is due to month-end payrolls, December 31, falling on Monday after the December 29, 2001 year-end but not falling until Tuesday for the year ended December 28, 2002. Consequently, a substantial portion of those payrolls were paid before year-end in fiscal 2001. The increase in prepaid expenses and other assets is caused by payments made related to our workers’ compensation programs. Deposits made for future claims payment under our loss sensitive workers’ compensation program for the program years 1999 – 2002 increased by $1,008,000 during fiscal year 2002. Additionally, because of our transition from loss sensitive workers’ compensation programs to fully insured programs for fiscal 2003, we made substantial deposit and prepayments to participate in such programs. These deposits and prepayments were $810,000 as of December 28, 2002. No such corresponding deposit or prepayments were required at December 29, 2001.

Net cash used in investing activities was $765,000 for the fiscal year ended December 28, 2002 compared to $5,688,000 for the fiscal year ended December 29, 2001. The primary use of cash for investing activities for fiscal year 2002 was $300,000 for the acquisition of customer relationship rights from Strategic Staff Management and a related non-compete agreement and $250,000 for the acquisition of certain assets of Inovis. During fiscal year 2001, we used $4,250,000 related to the acquisition of Professional Staff Management. We incurred $215,000 in property and equipment additions during fiscal year 2002 and $1,438,000 during fiscal year 2001. We funded other equipment additions during 2002 primarily through capital leases.

Net cash provided by financing activities in 2002 was $2,770,000 compared to net cash used in financing activities in 2001 of $4,454,000. The net cash provided by financing activities during fiscal year 2002 was $1,696,000 from checks drawn in excess of bank balances, $750,000 from borrowing under our bank credit facility, $1,500,000 from a bridge loan and $500,000 from the issuance of common stock. The sources of cash were offset by financing uses of cash of $900,000 of payments on bank debt, $320,000 payments on capital leases and $456,000 payment of financing costs. The checks drawn in excess of bank balances primarily correspond to a timing function related to our cash inflows from clients, distributed between electronic payments and cash payments, and the majority of our cash outflows for worksite employees payrolls and tax remittances being paid electronically. We used the $750,000 borrowed under our bank credit facility for the Strategic Staff Management acquisition. We used the proceeds of the $1,500,000 bridge loan and the $500,000 from the issuance of common stock for working capital purposes. The net cash flow used in financing activities for fiscal year 2001 was primarily the payment of $11,622,000 related to a stock repurchase in connection with the TEAM America and Mucho.com reverse merger transaction and $755,000 in financing costs associated with the same transaction. During 2001 we made two draws totaling $8,250,000 under our Credit Facility. We borrowed $4,000,000 in January 2001 under the credit facility for the TEAM America and Mucho.com merger. In March 2001, we borrowed an additional $4,250,000 for our acquisition of Professional Staff Management.

In connection with borrowing $750,000 in March 2002, we, together with our lenders agreed to temporarily reduce the credit facility from $18,000,000 to $14,000,000. As of December 28, 2002, we had outstanding loans against the credit facility of $8,728,000 and outstanding letters of credit of $914,000.

As a result of the Strategic Staff Management transaction completed March 1, 2002, and the Inovis transaction completed May 1, 2002, we have added incremental gross margin to our operations, which contribute to cash flow from operations. In addition to the incremental gross margin from these transactions, we are continually evaluating our operating expenses and we are implementing various cost-saving measures, including the active restructuring of corporate payroll costs.

On April 9, 2002, we entered into a Bridge Agreement and Common Stock Purchase Agreement with one of our 2000 Class A Preferred Shareholders or the purchaser. Under the terms of these agreements, the purchaser acquired 166,667 shares of common stock for $500,000. In addition, the purchaser provided us with a short-term bridge note of $1,500,000, which was due August 9, 2002, and bore interest at 15% per annum.

Inflation.

Inflation and changing prices have not had a material effect on our net revenues and results of operations in the last three fiscal years, as we have been able to modify our prices and cost structure to respond to inflation and changing prices.

Impact of Recently Issued Accounting Pronouncements.

On May 1, 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 is effective for our fiscal year beginning December 29, 2002. Adoption of this statement did not impact our results of operations or financial condition.

On July 30, 2002, the FASB issued Statement of Financial Account Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” that is applicable to exit or disposal activities initiated after December 31, 2002. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This standard does not apply where SFAS 144 is applicable. Adoption of this statement did not impact our results of operations or financial condition.

On May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for our quarter beginning June 29, 2003. Adoption of this statement is not expected to be material to our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We believe that our exposure to market risk associated with our financial statements is not material.

Current Management of TEAM America

The following information describes the current management of TEAM America in effect before the merger. Information regarding the directors being nominated for election in connection with the merger at the our annual meeting can be found in this prospectus/joint proxy below in “Proposal 6: Election of Directors” on  page 104.

Directors

For a description of the directors after the merger, see “Proposal 6: Election of Directors” on page 104.

Meetings, Committees, and Compensation of the Board of Directors

A total of eight meetings of our board of directors were held during 2002. Each of the directors attended 75% or more of the meetings of the directors held while the respective director was in office. In addition, our board of directors took action by written consent on one occasion during 2002.

We have an audit committee and a compensation committee. The board of directors formed the audit and compensation committees at its first meeting following the completion of our initial public offering in December 1996.

Audit Committee. The audit committee, which consists of Messrs. Robbins, Chairman and Mancuso and Ms. Faulkner, is charged with the responsibility of reviewing our financial information, both external and internal, so as to ascertain that our overall audit coverage is satisfactory and appropriate and that an adequate system of internal financial control has been implemented and is being effectively followed. The board of directors adopted a written charter for the audit committee on June 8, 2000. The audit committee met ten times in 2002.

Compensation Committee. The compensation committee, which consisted of Messrs. Mancuso (Chairman), McCreary, and Tetzlaff in 2002, considers and formulates recommendations to the board with respect to all aspects of compensation to be paid to our executive officers subject to the provisions of the applicable employment agreements, undertakes such evaluations and makes such reports as are required by then applicable rules of the Securities and Exchange Commission and performs and exercises such other duties and powers as shall from time to time be designated by action of the board of directors. The compensation committee met four times and took action once by written consent during 2002.

Non-employee directors receive $1,500 for each board of directors and committee meeting attended, plus out-of-pocket expenses incurred in connection with attending meetings. The chairmen of the audit committee and compensation committee are paid a monthly retainer of $1,000 for their services. Directors who are employees do not receive any separate compensation for their services as directors. Non-employee directors also receive 10,000 stock options in exchange for serving on the board of directors and 3,500 stock options for each committee on which they serve.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Common Stock.    The following table describes information, as of June 30, 2003, regarding the beneficial ownership of common stock by:

•	each person or entity known by us who beneficially owns more than five percent of our outstanding common stock,

•	each of our current directors and the nominees to be a director,

•	our named executive officers, and

•	all current directors and executive officers as a group.

As of June 30, 2003, there were 8,236,698 shares of common stock outstanding. Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Owned(2)
José C. Blanco, Director	256,475 (3)	3.06%
Ted A. Crawford, President and COO	14,400 (4)	*
Crystal Faulkner, Director	52,500 (5)	*
Daniel J. Jessee, Director	3,885,433 (6)	41.18%
Andrew H. Johnson, Executive VP, CFO, Treasurer and Director	20,300 (7)	*
Phillip E. Kelly, Director Nominee	0	*
Joseph Mancuso, Director	91,408 (8)	1.10%
Robert G. McCreary III, Director	648,430 (9)	7.86%
S. Cash Nickerson, Chairman and CEO	2,223,577 (10)	26.63%
James D. Robbins, Director	18,500 (11)	*
Dennis M. Smith, Director Nominee	0	*
Jay R. Strauss, Executive VP, Chief Legal Officer, Secretary and Director	222,929 (12)	2.70%
Theodore R. Tetzlaff, Director	27,608 (13)	*
Michael H. Thomas, Director	3,881,933 (14)	41.16%
Stonehenge Opportunity Fund LLC (5% Shareholder)	3,871,933 (15)	41.10%
CapitalWorks, LLC (5% Shareholder)	634,930 (16)	7.71%
Kevin T. Costello (5% Shareholder)	720,900 (17)	8.45%
All Directors and Executive Officers as a group (12 Persons)	7,471,560 (18)	75.50%

*	Represents less than 1% of our outstanding shares of common stock.

(1)	The address of each director and officer listed in the table, except Mr. Crawford, is 100 East Campus View Boulevard, Suite 170, Columbus, Ohio 43235. The address for Mr. Crawford is 130 East Wilson Bridge Rd, Worthington, Ohio 43085. The address for Stonehenge is 191 West Nationwide Boulevard, Columbus, Ohio 43215. The address for CapitalWorks is 1111 Superior Avenue, Suite 970, Cleveland, Ohio 44114. The address for Mr. Costello is 5352 Dunniker Park Drive, Dublin, Ohio 43017. The address for Messrs. Kelly and Smith is 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares. The percentages of beneficial ownership shown assume the exercise or conversion of all preferred convertible stock, options, warrants and other securities convertible into common stock held by such person or entity currently exercisable within 60 days of June 30, 2003 but not the exercise or conversion of preferred convertible stock, options, warrants and other convertible securities held by other holders of such securities.

(3)	Includes 145,238 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(4)	Includes 12,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(5)	Includes 51,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(6)	Includes 13,500 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003. Also includes shares beneficially owned by Mr. Jessee in his capacity as an officer of the managing general partner of Stonehenge. Stonehenge owns (1) 1,245,030 shares of common stock, (2) warrants convertible into 1,185,185 shares of common stock within 60 days of June 30, 2003, and (3) 97,316 shares of Class A Series 2000 Preferred Stock that are convertible into 1,441,718 shares of common stock within 60 days of June 30, 2003. Mr. Jessee shares voting and investment power with respect to all of these shares. See Note 15.
(7)	Includes 20,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(8)	Includes 20,500 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003. Also includes (1) 52,908 shares beneficially owned by Mr. Mancuso in his capacity as the custodian for his minor children; and (2) 18,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003 held by the CEO Club, Inc., a non-for-profit membership association for which Mr. Mancuso is the CEO. Mr. Mancuso shares voting and investment power with his minor children for the 52,908 shares held by his children.
(9)	Includes 13,500 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003. Also includes 634,930 shares beneficially owned by Mr. McCreary in his capacity as chairman of CapitalWorks, LLC. CapitalWorks is the general partner of Short Vincent Partners, LP (SVP, LP) and the managing member of SVP Co-Investors LLC (SVP Co. LLC). SVP, LP directly holds 335,000 shares of common stock. SVP Co. LLC directly holds 299,930 shares of common stock. Mr. McCreary shares voting and investment power with respect to all of these shares.
(10)	Includes 112,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003. Also includes 21,750 shares beneficially owned by Mr. Nickerson and held in custodial accounts for the benefit of family members.
(11)	Includes 13,500 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(12)	Includes 31,455 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(13)	Includes 13,500 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(14)	Includes 10,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003. Also includes shares beneficially owned by Mr. Thomas in his capacity as an officer of the managing general partner of Stonehenge. Stonehenge directly holds (1) 1,245,030 shares of common stock, (2) warrants convertible into 1,185,185 shares of common stock within 60 days of June 30, 2003, and (3) 97,316 shares of Class A Series 2000 Preferred Stock that are convertible into 1,441,718 shares of common stock within 60 days of June 30, 2003. Mr. Thomas shares voting and investment power with respect to all of these shares. See Note 15.
(15)	Includes (1) 1,245,030 shares of common stock, (2) warrants convertible into 1,185,185 shares of common stock within 60 days of June 30, 2003, and (3) 97,316 shares of Class A Series 2000 Preferred Stock that are convertible into 1,441,718 shares of common stock within 60 days of June 30, 2003. These shares are also beneficially owned by, and Stonehenge shares voting and investment power with, Messrs. Jessee and Thomas.
(16)	Includes 634,930 shares beneficially owned by CapitalWorks in its capacity as the general partner of SVP, LP and the managing member of SVP Co. LLC. SVP, LP directly holds 335,000 shares of common stock. SVP Co. LLC directly holds 299,930 shares of common stock. These shares are also beneficially owned by, and CapitalWorks shares voting and investment power with, Mr. McCreary. See Note 9.

(17)	Includes 290,000 shares subject to options to purchase common stock exercisable within 60 days of June 30, 2003.
(18)	Includes a total of 1,659,378 shares subject to options and warrants to purchase common stock by all directors and officers as a group exercisable within 60 days of June 30, 2003.

Preferred Stock.    The Class A Preferred Stock votes as a single class with the common stock, with each share of the Series 2000 Preferred entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share).

The following table sets forth certain information as of June 30, 2003, regarding the beneficial ownership of the Class A Preferred Stock by:

•	each person or entity who beneficially owns more than five percent of the outstanding Series 2000 Preferred,

•	each of the current directors and nominees to be a director,

•	our named executive officers, and

•	all current directors and executive officers as a group.

As of June 30, 2003, there were 133,240 shares of Class A Preferred Stock outstanding. Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Preferred Stock Owned(2)
José C. Blanco	0		*
Ted A. Crawford	0		*
Crystal Faulkner	0		*
Daniel J. Jessee	97,316	(3)	73.04%
Andrew H. Johnson	0		*
Phillip E. Kelly	0		*
Joseph Mancuso	0		*
Robert G. McCreary III	0		*
S. Cash Nickerson	0		*
James D. Robbins	0		*
Dennis M. Smith	0		*
Jay R. Strauss	0		*
Theodore R. Tetzlaff	0		*
Michael H. Thomas	97,316	(4)	73.04%
Stonehenge Opportunity Fund LLC	97,316	(5)	73.04%
Provident Financial Group, Inc.	12,135		9.11%
Professional Staff Management, Inc.	23,789		17.85%
Kevin T. Costello	0		*
All Directors and Executive Officers as a group (12 Persons)	97,316		73.04%

*	Represents less than 1% of our outstanding shares of Series 2000 Preferred.

(1)	The address of each director and officer listed in the table, except Mr. Crawford, is 100 East Campus View Boulevard, Suite 170, Columbus, Ohio 43235. The address for Mr. Crawford is 130 East Wilson Bridge Rd, Worthington, Ohio 43085. The address for Stonehenge is 191 West Nationwide Boulevard, Columbus, Ohio 43215. The address for Provident Financial Group is One East Fourth Street, Cincinnati, Ohio 45202. The address for Professional Staff Management is C/O ABS Capital, 505 Sansome Street, Suite 1550, San Francisco, California 94111. The address for Mr. Costello is 5352 Dunniker Park Drive, Dublin, Ohio 43017. The address for Messrs. Kelly and Smith is 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares. “Percent of Preferred Stock Owned” is calculated on the basis of the number of Series 2000 Preferred shares outstanding on June 30, 2003. There were no outstanding convertible securities, options or warrants that convert into Series 2000 Preferred as of June 30, 2003.
(3)	Mr. Jessee is the beneficial owner of these shares solely through his capacity as an officer of the managing general partner of Stonehenge. Mr. Jessee shares voting and investment power with respect to all of these shares.
(4)	Mr. Thomas is the beneficial owner of these shares solely through his capacity as an officer of the managing general partner of Stonehenge. Mr. Thomas shares voting and investment power with respect to all of these shares.
(5)	These shares are also beneficially owned by, and Stonehenge shares voting and investment power with, Messrs. Jessee and Thomas.

Executive Officers

The following table sets forth certain information with respect to each of our current executive officers:

Name of Officer	Age	Position and Offices with TEAM America
Ted A. Crawford	38	President and Chief Operating Officer
Andrew H. Johnson	38	Executive Vice President, Chief Financial Officer, Treasurer and Director
S. Cash Nickerson	43	Chairman and Chief Executive Officer
Jay R. Strauss	58	Executive Vice President, Chief Legal Officer, Secretary, and Director

Biographical information with respect to Mr. Nickerson is presented above under “Business Experience of Nominees for Director.”

Mr. Johnson has served as a director since March 2003, as our Executive Vice President, Chief Financial Officer and Treasurer since September 2002 and as our Chief Accounting Officer from January 2002 to August 2002. His current term as a director expires at the 2004 Annual Meeting. Before joining us, Mr. Johnson was the founder and a consultant of Future in Focus, LLC, a company advising clients in the areas of corporate finance, from April 2001 to December 2001. From April 2000 to March 2001, Mr. Johnson served as chief financial officer of Purchasing First, Inc., an Internet technology company. Prior to that, Mr. Johnson served as director, Middle Market Advisory Services for PricewaterhouseCoopers LLP. Mr. Johnson has been a certified public accountant since 1989.

Mr. Strauss has served as a director and our Secretary since 2001 and as our Chief Legal Officer and Executive Vice President of Law and Human Resources since December 2000. His current term as a director expires at the 2005 Annual Meeting. Mr. Strauss served as the Chief Legal Officer and director of Mucho.com from July 1999 until December 2000. Before this time, Mr. Strauss was a founder and partner in the law firm of Strauss Nickerson LLP, in Lafayette, California, from August 1998 to July 2000. Mr. Strauss practiced law with the firm of Foley, McIntosh, Frey, Claytor and Strauss, in Lafayette, California, from 1990 to August 1998.

Ted Crawford has served as our President and Chief Operating Officer since September 2002. He started in September 2001 as Vice President of Sales and was promoted in May 2002 to Executive Vice President of Sales and Service. Previously, Mr. Crawford was the Vice President—Sales of CSI, Inc., a professional employer organization and wholly-owned subsidiary of Master Service, Inc., from February 2000 to August 2002, the President of Alliance 1, a sales and marketing company, from June 1999 to January 2000, and District Sales Manager for Administaff, Inc., a professional employer organization, from October 1997 to May 1999.

Executive Compensation

The following table displays information concerning our annual and long-term compensation of the chief executive officer and the top executive officers as of the end of fiscal year 2002 (based upon compensation) whose total salary and bonus for fiscal year 2002 exceeded $100,000 (together, the Named Executives).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Other Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus					Securities Underlying Options/SARs (#)
S. Cash Nickerson Chairman and Chief Executive Officer(1)	2002 2001 2000	$ $	353,519 332,292 —	$ $	25,000 95,000 —	$ $	25,474 370,620 —	(2) (3)	— 50,000 —

José C. Blanco(4)	2002 2001 2000	$ $	223,615 236,971 —		— — —	$ $	23,729 93,308 —	(5) (6)	— — 145,238

Ted A. Crawford President	2002 2001 2000	$ $	162,115 32,308 —		$6,000 —		$62,153 — —	(7)	75,000 10,000 —

Andrew H. Johnson Chief Financial Officer and Treasurer	2002 2001 2000		$138,711 — —		$25,000 — —		$9,102 — —	(8)	45,000 — —

Jay R. Strauss Chief Legal Officer and Executive Vice President	2002 2001 2000	$ $	181,865 178,927 —	$ $	17,500 5,000 —		$113,679 — —	(9)	— 25,000 26,455

(1)	Mr. Nickerson was elected Chief Executive Officer on December 28, 2000.
(2)	Represents additional perquisites and personal benefits, including car allowance of $8,000 and health care insurance premiums of $7,719, incurred by Mr. Nickerson and paid by TEAM America.
(3)	Represents additional perquisites and personal benefits, including relocation expenses of $332,847, incurred by Mr. Nickerson and paid by TEAM America.
(4)	Mr. Blanco’s employment with TEAM America was terminated effective January 31, 2003.
(5)	Represents additional perquisites and personal benefits, including car allowance of $13,000 and health care insurance premiums of $8,462, incurred by Mr. Blanco and paid by TEAM America.
(6)	Represents additional perquisites and personal benefits, including relocation expenses of $73,815, incurred by Mr. Blanco and paid by TEAM America.
(7)	Represents additional perquisites and personal benefits, including relocation expenses of $47,527, incurred by Mr. Crawford and paid by TEAM America.
(8)	Represents additional perquisites and personal benefits, including health care insurance premiums of $6,314, incurred by Mr. Johnson and paid by TEAM America.
(9)	Represents additional perquisites and personal benefits, including relocation expenses of $103,575, incurred by Mr. Strauss and paid by TEAM America.

The following table sets forth certain information concerning options granted during 2002 to the Named Executives:

STOCK OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for option Term(1) (2)
Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal 2002	Exercise Price Per Share	Expiration Date	5%	10%
S. Cash Nickerson	—	—	—	—	—	—
José C. Blanco	—	—	—	—	—	—
Ted A. Crawford	50,000	41.7%	$2.90	05/01/12	$91,190	$231,093
Ted A. Crawford	25,000	20.8%	$0.54	11/14/12	$8,490	$21,516
Andrew H. Johnson	45,000	37.5%	$0.54	11/14/12	$15,282	$38,728
Jay R. Strauss	—	—	—	—	—	—

(1)	The dollar amounts in these columns are the product of (1) the difference between (a) the product of the per-share market price at the date of the grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded annually over the term of the option (ten years) and (2) the per-share exercise price of the option and (b) the number of shares underlying the grant at fiscal year-end.
(2)	The appreciation rates stated are arbitrarily assumed and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value that may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in our industry and market area, competition and economic conditions, over which the optionee may have little or no control.

The following table sets forth certain information concerning the value of unexercised stock options held as of December 28, 2002 by the Named Executives:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
S. Cash Nickerson	0	0	112,000	40,000	$0	$0
José C. Blanco	0	0	145,238	0	$0	$0
Ted A. Crawford	0	0	2,000	83,000	$0	$0
Andrew H. Johnson	0	0	20,000	25,000	$0	$0
Jay R Strauss	0	0	31,455	20,000	$0	$0

(1)	Represents the total gain that would be realized if all in-the-money options held at year-end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per-share option exercise price and per-share fair market value at year-end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option. As of the end of fiscal year 2002, there were no in-the-money options outstanding.

Employment Contracts, Termination of Employment, and Change in Control Agreements

Effective December 1, 2002, Mr. Nickerson executed an employment agreement with us under which he agreed to serve as chief executive officer. His employment is “at-will.” Under the terms of the agreement, Mr. Nickerson received an annual base salary of $350,000, plus incentive compensation in an amount equal to 100% of his annual based salary based upon achievement of an EBITDA objective. For fiscal year 2002, the EBITDA objective was not reached. Subsequent EBITDA objectives will be set by the board’s compensation committee. Under the agreement, Mr. Nickerson will also receive a bonus of $100,000 plus 100,000 qualified stock options with an exercise price of $0.60 if we complete a sale, merger or major refinance transaction in fiscal year 2003. In June 2003, our board of directors determined that Mr. Nickerson was entitled to this bonus based upon the bank restructuring associated with the Third Amendment and waiver to our Senior Credit Agreement and execution of the merger agreement. Upon receiving the cash bonus, Mr. Nickerson loaned us $100,000, which is payable to Mr. Nickerson upon demand. If Mr. Nickerson’s employment is terminated for cause, we will pay Mr. Nickerson the compensation and benefits due under his employment agreement through the date of such termination. If Mr. Nickerson’s employment is terminated for reasons other than for cause, Mr. Nickerson is entitled to severance equal to 150% of his base salary, payable immediately. Mr. Nickerson’s employment agreement contains certain non-solicitation provisions that prohibit him from soliciting our clients or customers for his own benefit during his employment and for a period of three years after termination of his employment and that prevent him from competing with us during his employment and during any period in which he is being paid severance.

We executed an employment agreement with Mr. Blanco, effective December 2000, under which he agreed to serve as executive vice president of finance and chief financial officer for a period of one year and, unless terminated in accordance with the terms of the agreement, on each anniversary date of the agreement, the term thereof will be automatically extended for one additional year. Under the terms of the agreement, Mr. Blanco received an annual base salary of $225,000 in 2002, plus incentive compensation in an amount equal to 50% of his annual base salary upon achievement of an EBITDA objective. For the fiscal year 2002, the EBITDA objective was not reached. Under the agreement, if Mr. Blanco’s employment is terminated for cause, we must pay Mr. Blanco the compensation and benefits due under his employment agreement through the date of such termination. If Mr. Blanco’s employment is terminated for reasons other than for cause, Mr. Blanco is entitled to severance equal to one year’s base salary. Mr. Blanco’s employment agreement also contains certain non-solicitation provisions that prohibit him from soliciting our clients or customers for his own benefit for a period of three years after termination of his employment. Mr. Blanco’s employment was terminated effective January 31, 2003. The terms of his severance are currently being negotiated.

Effective September 23, 2002, we executed a new employment agreement with Mr. Crawford, superceding his employment agreement dated May 1, 2002, under which he agreed to serve as president. His employment is “at-will.” Under the terms of the agreement, Mr. Crawford received an annual base salary of $240,000, plus 10,000 qualified options (in addition to the 50,000 qualified options awarded on May 1, 2002), plus incentive compensation in an amount equal to 50% of his annual base salary upon achievement of an EBITDA objective. For fiscal year 2002, the EBITDA objective was not reached. Subsequent EBITDA objectives will be set by the board’s compensation committee. Under the agreement, if Mr. Crawford’s employment is terminated for cause, we are obligated to pay Mr. Crawford the compensation and benefits due under his employment agreement through the date of such termination. If Mr. Crawford’s employment is terminated for reasons other than for cause, Mr. Crawford is entitled to severance equal to six month’s base salary, unless his employment is terminated for reasons other than for cause within six months of a “change of control,” in which event he will receive severance equal to 12 month’s salary. Mr. Crawford’s employment agreement contains certain non-solicitation provisions that prohibit him from soliciting our clients or customers for his own benefit during his employment and for a period of three years after termination of his employment and that prevent him from competing with us during his employment and during any period with respect to which he is being paid severance.

Effective September 23, 2002, we executed a new agreement with Mr. Johnson, superceding his employment agreement dated December 4, 2001, under which he agreed to serve as chief financial officer and treasurer. His employment is “at-will.” Under the terms of the agreement, Mr. Johnson received an annual base salary of $180,000, beginning April 1, 2003, plus 25,000 qualified options and 20,000 non-qualified options, both to be issued a fair market value, plus incentive compensation in an amount based upon performance as evaluated by the chief executive officer and the chair of the audit committee. Under the agreement, if Mr. Johnson’s employment is terminated for cause, we are obligated to pay Mr. Johnson the compensation and benefits due under his employment agreement through the date of such termination. If Mr. Johnson’s employment is terminated for reasons other than for cause, Mr. Johnson is entitled to severance equal to six month’s base salary, unless his employment is terminated for reasons other than for cause within six months of a “change of control,” in which event he will receive severance equal to 12 month’s salary. Mr. Johnson’s employment agreement contains certain non-solicitation provisions that prohibit him from soliciting our clients or customers for his own benefit during his employment and for a period of three years after termination of his employment and that prevent him from competing with us during his employment and during any period with respect to which he is being paid severance.

Effective December 1, 2002, we executed a revised employment agreement with Mr. Strauss (superceding his employment agreement dated December 28, 2000) under which he agreed to serve as executive vice president of law and human resources and general counsel. His employment is “at-will.” Under the terms of the agreement, Mr. Strauss received an annual base salary of $196,560, plus incentive compensation in an amount equal to 50% of his annual base salary upon achievement of an EBITDA objective. For fiscal year 2002, the EBITDA objective was not reached. Subsequent EBITDA objectives will be set by the board’s compensation committee. Under the agreement, if Mr. Strauss’s employment is terminated for cause, we will pay Mr. Strauss the compensation and benefits due under his employment agreement through the date of such termination. If Mr. Strauss’s employment is terminated for reasons other than for cause, Mr. Strauss is entitled to severance equal to 12 month’s base salary, unless his employment is terminated for reasons other than for cause within six months of a “change of control,” in which event he will receive severance equal to 18 month’s base salary. Mr. Strauss’s employment agreement contains certain non-solicitation provisions that prohibit him from soliciting our clients or customers for his own benefit during his employment and for a period of three years after termination of his employment and that prevent him from competing with us during his employment and during any period with respect to which he is being paid severance.

Certain Relationships

Ms. Faulkner is a principal in the accounting firm of Cooney, Faulkner & Stevens, LLC. Cooney, Faulkner & Stevens received fees for tax services provide to us in the amount of $78,650 in fiscal year 2002. In addition, Cooney, Faulkner & Stevens has entered into our standard client agreement. Ms. Faulkner did not directly receive over $75,000 in compensation as a result of the fees paid to Cooney, Faulkner & Stevens. We have provided and expect to continue to provide, professional employer organization services to Cooney, Faulkner & Stevens upon terms and conditions no more favorable than those generally provided to our other clients.

In November 2002, we engaged CapitalWorks, LLC to perform certain investment banking services; Mr. McCreary is Chairman of CapitalWorks. The dollar amount of fees paid to CapitalWorks in fiscal year 2002 did not exceed 5% of CapitalWorks’ annual gross revenues.

Theodore R. Tetzlaff, a director and member of the compensation committee, is a partner in the law firm of McGuireWoods LLP, managing partner of its Chicago office and member of its governing board of partners. We retain McGuireWoods to provide us with legal services. The dollar amount of fees we paid to McGuireWoods in fiscal year 2002 did not exceed 5% of McGuireWoods’ annual gross revenues.

Dividend Policy of TEAM America

We have never declared nor paid any cash dividends on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

Report of Compensation Committee

The Compensation Committee

The compensation committee consists of and Messrs. McCreary, Mancuso (Chairman) and Tetzlaff.

Compensation Policies

Our compensation program is designed to attract and retain highly qualified executive officers and managers and to motivate them to maximize our earnings and shareholder returns. Our executive and key personnel compensation consists of two principal components: (1) cash compensation, consisting of a base salary and, in certain cases, commissions on sales to clients and/or a bonus which is based upon our operating performance, and (2) stock options. Stock options are intended to encourage key employees to remain employed with us by providing them with a long-term interest in our overall performance as reflected by the performance of the market for our common stock.

The compensation of our executive officers, other than the chief executive officer, is established annually by the chief executive officer in consultation with the compensation committee, subject to the provisions of any applicable employment agreements. See “Executive Compensation—Employment Agreements.” In establishing the compensation of executive officers, various factors are considered, including the executive officer’s individual scope of responsibilities, the quality of his or her performance in discharging those responsibilities and our financial performance as a whole.

CEO Compensation

As described above, we currently have an employment agreement with Mr. Nickerson. Mr. Nickerson’s compensation was set by the compensation committee based on a number of factors, including: salaries paid to other executives in similar positions at similar companies, Mr. Nickerson’s experience, Mr. Nickerson’s past performance, the compensation committee’s subjective perception of Mr. Nickerson’s performance and his historical and anticipated future contributions to our success. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

The compensation committee met and agreed Mr. Nickerson’s base salary for 2002 would be $350,000. In addition, the compensation committee agreed to pay Mr. Nickerson a bonus for 2002 in the amount of $25,000.

The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m), which bars a deduction to any publicly held corporation for compensation paid to a “covered employee” in excess of $1,000,000 per year. Generally, we intend that compensation paid to covered employees shall be deductible to the fullest extent permitted by law. The 1996 Incentive Stock Plan and our 2000 Stock Option Plan, as defined and described in this proxy statement, are intended to qualify under Section 162(m).

THE COMPENSATION COMMITTEE

Joseph Mancuso (Chairman)

Robert G. McCreary, III

Theodore R. Tetzlaff

Report of Audit Committee

The audit committee consists of Messrs. Robbins, Chairman, and Mancuso and Ms. Faulkner. Each member of the audit committee meets the independence standards and financial literacy requirements as established by Nasdaq.

In fulfilling its responsibilities, the committee recommended to the board the selection of Ernst & Young LLP to serve as our independent public accountants for 2002 after the board of directors dismissed Arthur Andersen LLP. Although there were no disagreements between us and Ernst & Young, Ernst & Young resigned effective as of December 6, 2002. The audit committee subsequently recommended, and the board of directors engaged, Schneider Downs & Co., Inc., to serve as our independent public accountants. Schneider Downs & Co. has audited our financial statements for fiscal year ended December 28, 2002.

The primary responsibility of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities relating primarily to the quality and integrity of our financial reporting processes and reports, it systems of internal accounting and controls, and the independent audit of our financial statements. Management is responsible for preparing the financial statements, and the outside auditor is responsible for auditing those financial statements.

In fulfilling its oversight responsibilities, the audit committee reviewed the financial statements in the annual report on Form 10-K with management and the outside auditors, including their judgment about the quality and appropriateness of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the audit committee discussed with the outside auditors any matter required to be communicated under generally accepted auditing standards by Auditing Standards 61, as amended. The audit committee also discussed with the outside auditors the auditors’ independence from management and our company including the matters in the formal written statement required by the Independence Standards Board Standard No. 1.

The audit committee discussed with our outside auditors the overall scope and plan for their audit of our consolidated financial statements for the year ended December 28, 2002. The audit committee met separately with the outside auditors, with and without management present, to discuss the results of their audits, including the integrity, adequacy, and effectiveness of the accounting and financial reporting processes and controls, and the overall quality of our reporting.

Based upon its work and the information received in the inquiries outlined above, the committee is satisfied that its responsibilities under the charter for the period ended December 28, 2002, were met and that our financial reporting and audit processes are functioning effectively. Further, in reliance on the reviews and discussions outlined above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in our annual report on Form 10-K for the year ended December 28, 2002.

THE AUDIT COMMITTEE

Crystal Faulkner

Joseph Mancuso

James D. Robbins (Chairman)

Independent Public Accountants

The audit committee has not selected or recommended an independent public accountant for 2003. The committee is waiting for the results of the annual shareholder meeting to see whether or not the merger is approved before it selects an appropriate independent public accountant.

Schneider Downs & Co., Inc. was the principal independent accountant for TEAM America for the fiscal year ended December 28, 2002.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

TEAM America, Inc. received a letter dated December 6, 2002 from Ernst & Young LLP stating that the client-auditor relationship between the parties had ceased. As a result, Ernst & Young had resigned as our independent accountant effective December 6, 2002. Our audit committee was informed of this letter from  Ernst & Young.

Ernst & Young did not issue a report on our financial statements for the past two fiscal years. The report by our prior principal accountant, Arthur Andersen LLP, for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

TEAM America had no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

After the resignation of Ernst & Young as our independent auditors, we engaged a new principal accountant to audit our financial statements effective January 10, 2003. The new independent public accountant is Schneider Downs & Co., Inc.

Compensation Committee Interlocks and Insider Participation

Messrs. McCreary, Mancuso and Tetzlaff served as members of the compensation committee in 2002. The members of the compensation committee are not employees or former employees of our company. Mr. Lawrence McLernon, who was a member of our board of directors and resigned effective March 7, 2002, was also a member of the compensation committee until he resigned.

Fees of the Independent Public Accountants For Fiscal 2002

The following table shows the aggregate fees billed to us by Schneider Downs & Co., Inc., our independent public accountants, for services rendered during the fiscal year ended December 28, 2002.

DESCRIPTION OF FEES	AMOUNT
Audit Fees (1)	$244,526
Financial Information Systems Design and Implementation Fees	0
All Other Fees (2)	0

(1)	Includes fees for audits for fiscal 2002, financial statements and reviews of the related quarterly financial statements.
(2)	The audit committee of our board of directors has considered whether the rendering of such non-audit services by Schneider Downs & Co., Inc. is compatible with maintaining the principal accountant’s independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and change in beneficial ownership of our common stock. Such officers and directors are required by SEC regulations to furnish to Team America copies of all Section 16(a) reports that they file. Except for the following Section 16(a) filings, to our knowledge, all of our officers and directors complied with the Section 16(a) filing requirements: (1) Ted Crawford was inadvertently late in filing an initial report on Form 3; (2) Ted Crawford was inadvertently late in filing a Form 4 for options granted in September 2002; (3) Andrew Johnson was inadvertently late in filing a Form 4 for options granted in December 2002; and (4) each of Crystal Faulkner, William Johnston (former director), Robert McCreary III, Joseph Mancuso, James Robbins, Theodore Tetzlaff and Michael Thomas was inadvertently late in filing a Form 5 for options granted in May 2002.

Performance Graph

The following graph compares the cumulative total shareholder return of our common stock from December 10, 1996 (the date we become a public company), until December 31, 2002, with the cumulative total return of (a) the Nasdaq Stock Market – US Index and (b) the S&P SmallCap 600 Services (Commercial and Consumer) Index. The graph assumes the investment of $100 in our common stock, the Nasdaq Stock Market-US Index and the S&P SmallCap 600 Services (Commercial and Consumer) Index. The initial public offering price of our common stock was $12.00 per share, and the closing price of the shares on the first day of trading was $12.25.

[INSERT PERFORMANCE GRAPH]

INFORMATION REGARDING VSOURCE

In this Section, references to “we,” “us,” “our,” “Vsource” and the “Company” refer to Vsource, Inc. and its subsidiaries. We maintain our executive offices at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037. Our telephone number is (858) 551-2920 and our website is at www.vsource.com.

Vsource’s Business

Overview

Vsource’s mission is to be the market leader in providing Fortune 500 and Global 500 companies with seamless, customizable and comprehensive business process outsourcing solutions into and across the Asia-Pacific region. Business process outsourcing is the outsourcing by a company of certain business and operational functions by hiring third-party vendors such as Vsource to perform those functions on their behalf. If such functions are not outsourced, then a company would need to perform those functions internally, using its own personnel, infrastructure and resources.

We offer sophisticated business process outsourcing solutions to our clients. Our solutions and operating systems are designed so that Fortune 500 and Global 500 companies can confidently rely on us to operate important technical, administrative and sales functions on their behalf in multiple countries across Asia. Our business process outsourcing services help clients in reducing the complexities involved with operating in Asia and lowering their costs of operating in the region.

We offer a range of business process outsourcing solutions to our clients including:

•	Warranty Solutions—a broad range of after-sales and customer support functions including telephone, web and e-mail technical support, comprehensive warranty and product support, parts dispatch and management, multi-lingual helpdesk, field services, on-site fix and reverse logistics;

•	Human Resource Solutions—payroll processing, expense claims processing and administration, statutory reporting and filing, employee helpdesk, online reports, accounting and corporate reporting, and payment solutions;

•	Sales Solutions—demand generation through sales and marketing, development of market channels to support the sales of our clients’ products and services across the Asia-Pacific region, and execution of the sales of such products and services; and

•	Vsource Foundation Solutions™—general business process outsourcing services comprising of turn-key customer relationship management, supply chain management, and financial administration.

Vsource’s business process outsourcing solutions are designed to bundle key operating know-how and processes together in a single package. For instance, our warranty solutions enable us to provide warranty and other after-sales support to our clients through the integration of our customer relationship management, supply chain management and financial administration functions into one package. The key components of our business process outsourcing solutions are:

•	customer relationship management;

•	financial and payroll administration;

•	supply chain management; and

•	sales management.

We support our clients’ operations in most major countries across the Asia-Pacific region from shared service centers located in Kuala Lumpur, Malaysia and Osaka, Japan. We also provide business process outsourcing solutions to one of our client’s operations in Europe. We also have sales and administrative offices in California, Australia, Hong Kong and Singapore. Our largest customer is Gateway Japan Inc., and our other clients include ABN Amro, Agilent Technologies, EMC and Network Appliance.

Vsource was originally incorporated in Nevada in 1980 and re-incorporated in Delaware in November 2000. On June 22, 2001, we purchased substantially all of the assets of NetCel360 Holdings Limited, a provider of business process outsourcing solutions, in an all-stock deal. Our revenues in the fiscal years ended January 31, 2003 and 2002 were $26.5 million and $12.7 million, respectively. We significantly improved our liquidity and capital resources in October 2002 and January 2003 by raising $7.5 million through the sale of Series 4-A Preferred and related warrants while simultaneously extinguishing approximately $7.4 million in principal amount of debt by issuing shares of Series 4-A Preferred in exchange for such debt.

Industry Background

Managing a global business today is highly complex. Multinational companies are faced with many challenges in the execution of their business strategies across the world. A key challenge is attracting, maintaining and managing the human talent required to deliver professional and operating skills reliably and seamlessly across multi-national borders. In particular, these companies frequently face the need for support services in areas which are important, but not core competencies, for their particular business model. Globally, managers face a combination of challenges including (1) increasing regulatory complexity; (2) a need to maintain best-practices; and (3) a lack of scale in their operations. For managers of Fortune 500 and Global 500 companies operating across multiple countries in the Asia-Pacific region, these challenges are exacerbated by the complexities of operating in and across countries with different languages, regulations, currencies, business practices and cultural nuances. These complexities make it even more difficult and costly to deliver internal corporate functions than in a homogeneous market such as the United States.

In the United States, and to a lesser extent, in Europe, many companies have looked to outsource specialized business processes. Until recently, this phenomenon has been far less evident in the Asia-Pacific region. However, globalization and the development of new enabling technologies such as the internet have resulted in an emerging demand for business process outsourcing services in the Asia-Pacific region in much the same way that these services are being used in other major markets.

According to the Gartner Group, the total worldwide business process outsource market will grow from $119 billion in 2000 to $234 billion in 2005, representing a compound annual growth rate of 14.4%. According to International Data Corporation, $5 billion was spent on outsourcing services (including information systems outsourcing and processing services) in Asia-Pacific excluding Japan in 1999 and is expected to exceed $10 billion by 2004.

Vsource’s Strategy

Vsource’s strategy is to focus on Fortune 500 and Global 500 companies with substantial operations across multiple countries in the Asia-Pacific region. Many of these companies utilize business process outsourcing services in the United States and/or Europe, but we believe that few have initiated the use of these services in the Asia-Pacific region because, until recently, a regional solution has not been available. We believe that our approach, which requires substantial investment in sales and marketing to acquire clients because our target clients are the world’s largest companies, allows us to establish highly integrated, tailored and long-term solutions, generating both initial and recurring revenue streams.

We deliver our business process outsourcing solutions to multiple clients on a regional basis from shared services centers, rather than on a country-by-country basis using separate, duplicative facilities in each country. Our shared service centers utilize a sophisticated technology-based infrastructure integrating transaction processing and customer support functions to deliver our solutions on a regional basis, which allows us to achieve economies of scale which, in turn, help us to save costs for ourselves and our clients. Each of our business process outsourcing solutions integrates multiple functions together with our people, processes and technology for the delivery of a complete and integrated solution to our client. The goal is to provide our clients with a seamless, centralized integrated solution and a single point of accountability through Vsource.

Vsource Solutions

Vsource offers its clients four solutions, which we call Vsource Versatile Solutions™, to handle their technical, administrative and sales functions:

•	Warranty solutions;

•	Human resource solutions;

•	Sales solutions; and

•	Vsource Foundation Solutions.

Warranty solutions.    We manage after-sales service for clients on a regional basis to reduce our clients’ cost of providing support for service or warranty obligations and to provide a single point of accountability. Our warranty solutions are comprised of:

•	Warranty services;

•	Parts dispatch and management;

•	Field services and on-site repair;

•	Customer contact centers; and

•	Return of faulty parts to manufacturers or repair centers to replace such faulty parts, including management of any warranty support provided by such manufacturers.

Human resource solutions.    We manage clients’ payroll and expense claims activities on a regional basis to reduce the cost of operations, improve controls and data management under a regional umbrella and provide a single point of accountability. Our payroll and claims solution uses an online self-service approach, and includes the following service elements:

•	Payroll processing;

•	Employee self service assistance;

•	Payments;

•	Statutory reporting and filing;

•	Accounting and reporting;

•	On-line pay slips, annual earnings statements and other reports to employees;

•	On-line reports to management; and

•	Employee care assistance in local languages.

Sales solutions.    In addition to “back-end” services such as warranty solutions and human resource solutions, Vsource assists clients with “front-end” services to support their sales activities including sales administration, marketing and sales support to help generate demand and the creation of new direct distribution channels across the Asia-Pacific region, to augment our clients’ traditional country-based distribution strategies. Our sales solution includes the following:

•	Total sales solution—complete sales solution across the Asia-Pacific region, including sales force management, development and execution of direct distribution channels, and fully integrated sales administration and support;

•	Team sales—integrated administration and support for our clients’ sales team requirements including order processing, coordination with manufacturing supply chain, lead generation and qualification, and development of marketing and sales materials; and

•	Direct sales—direct sales of clients’ products across the Asia-Pacific region through the Internet, email, telephone and fax.

Vsource Foundation Solutions.    For clients that do not require a comprehensive business process outsourcing solution encompassing multiple functions in a single solutions package, but only need one component of that solution, we offer the following general business process outsourcing services. We call these services Vsource Foundation Solutions, which can be delivered on a stand-alone basis rather than as a part of a bundled solution. Vsource Foundations Solutions include the following service elements:

•	Customer relationship management;

•	Financial administration; and

•	Supply chain management.

The Vsource Value Proposition

We believe that Vsource’s business process outsourcing solutions add immediate and long-term value to our clients by reducing the costs associated with delivering these functions. We simplify client operations by providing a single point of accountability for each of these solutions. As a result, our clients can focus on their core competencies and related activities that drive their businesses, including brand development, product development, marketing, pricing, manufacturing and public relations. Our business process outsourcing solutions have the following key distinctive attributes:

Single Point of Accountability; Elimination of Duplication.    Our business process outsourcing solutions provide our clients with centralized functions that are essential to the regional operation of their business in the Asia-Pacific region. Typically, our clients would be required to build, own and operate these activities internally or seek separate vendors in each country in which they operate to deliver services for only that specific country. Most companies do not operate shared service centers across the Asia-Pacific region and instead build duplicative facilities in each country in which they operate. As such, their cost of providing functions from potentially duplicative facilities in multiple countries tends to be higher than would be the case in home markets where these functions are outsourced or centralized. Where vendor support is required, target clients are typically forced to select different vendors from each country rather than working through a single vendor because few vendors in the Asia-Pacific region currently provide a proven regional solution. Our solutions give our clients a single point of accountability for the regional delivery of services and uniform service standards across the multiple and varied countries of the Asia-Pacific region.

Shared Service Multi-User Platform.    All of Vsource’s solutions are delivered from its shared service centers in Malaysia and Japan. The markets in many individual countries in the Asia-Pacific region may be too small to justify the investment required by a client to build the necessary operations to handle after-sales service or payroll and claims operations in just that country. Typically, the costs of providing these essential external and internal services are high due to the high cost of doing business in major cities in the Asia-Pacific region such as Hong Kong, Singapore, Sydney and Tokyo, as well as the need for duplicative facilities and personnel in each country. Our business process outsourcing solutions utilize our shared service centers in Malaysia and Japan, which are configured to be leveraged across multiple client users. This multi-user platform permits us to deliver equal or better standards of service at lower fully-loaded costs.

Scalable Technology Infrastructure.    Our advanced technology platform can be expanded to accommodate greater volumes of transactions and has been designed to permit a combination of multiple service solutions into a single platform that readily integrates with our clients’ information systems. This technology infrastructure improves reliability and processing time and cost, while insuring transparency of operating performance and results to our clients.

Internet Delivery.    Technology utilizing the Internet has significantly improved the flow of information across borders globally, and in the Asia-Pacific region in particular. The Internet has enabled us to build our business process outsourcing solutions and to deliver a service that is cost competitive and transparent to our clients. Each of our business process outsourcing solutions employs robust on-line functionality to facilitate customer service and transparent operating performance to our clients.

Experienced, Highly Motivated Workforce and Management Team.    We believe that our highly skilled, diverse and well-trained workforce is one of our greatest assets. Vsource’s management has extensive and distinguished operating experience in the Asia-Pacific region generally, and in the operation of shared service operating models, in particular. We strive to develop leadership and client service excellence at all levels of our organization. We seek to hire individuals with significant industry experience, exposure to best practices demanded by Fortune 500 and Global 500 clients, and an extensive understanding of operating within and across geographic borders within the Asia-Pacific region. Vsource’s executive officers maintain a significant ownership stake that, as of January 31, 2003, represented over 22% of its total issued and outstanding common stock on a fully-diluted basis, including convertible securities but excluding stock options issued under our stock option plan. In addition, all of our full-time employees have an ownership interest in Vsource via option grants and participation in our employee stock purchase plan. We believe that these equity stakes significantly help in motivating our team to provide what we believe to be world class levels of client service.

Service Delivery

Vsource delivers its business process outsourcing solutions through an infrastructure of shared service centers based in Malaysia and Japan utilizing online, web-enabled technology systems, best in class enterprise-grade software applications, and third party service providers. Our business is based on leveraging shared resources to provide best practices while achieving economies of scale, which we believe permits us to provide our clients with business process outsourcing solutions of equal or better quality at significantly lower costs.

Shared Service Centers.    We operate two shared service centers: one in Kuala Lumpur, Malaysia and one in Osaka, Japan. The personnel, systems and technology we use to manage our clients’ transactions or customer support functions are based in these locales. From these two locations, we are able to provide language support in all of the major languages and dialects in the Asia-Pacific region, including all key Chinese dialects, Japanese, Korean, Bahasa Malaysia, Bahasa Indonesia, Thai and English.

Technology.    Our technology and network infrastructure uses a multi-level, modular architecture, which emphasizes scalability, flexibility, adaptability, security, reliability and availability. Our systems and applications utilize industry standard programming languages, protocols and components, such as XML, CORBA, Java, JSP, C++ and VB. We connect to our clients’ and vendors’ systems through standard interfaces using a middleware product from Vitria. Our core engines are based on widely used platforms such as Oracle8i, MSQL 7, Oracle9i, IIS, and IPlanet. The applications and software are powered by IBM AIX, Sun Solaris, Linux, Windows NT and Windows 2000 based systems, and in addition, we utilize EMC’s Symmetrix System for storage and Cisco products for networking. Our customer relationship management facilities in Malaysia and Japan use Avaya Definity and Nortel Meridian computer telephony integration call center technologies, respectively; which are further integrated with customer relationship management software applications such as Siebel and Oracle 11i enterprise resource planning system.

Customer Relationship Management.    Vsource’s comprehensive business process outsourcing solutions, including warranty solutions and sales solutions, utilize our comprehensive online customer relationship management capabilities for customer support and contact. Customer relationship management is also provided as a stand-alone service as one of our Vsource Foundation Solutions. Customer relationship management services are delivered from shared service centers in Malaysia and Japan and include:

•	telephone, fax and email support 24 hours a day, 7 days a week;

•	fully integrated, real-time online order entry and support systems for online users who want assisted browsing and online ordering assistance;

•	Internet and inbound and outbound telephone sales (including sales of other products or upgrades of a purchased product);

•	Product configuration and validation;

•	Multi-level technical support;

•	Customer service;

•	Multi-language support; and

•	Field service dispatch.

Financial Administration.    We provide financial administration functions to support the delivery of our comprehensive business process outsourcing solutions, including human resource solutions and sales solutions. We also provide financial administration as a stand-alone service as one of our Vsource Foundation Solutions. These functions can be delivered in multiple countries and multiple currencies across most major countries in the Asia-Pacific region. Certain payments functions are provided with support from internationally recognized financial institutions and accounting firms. The functions include:

•	Payment and payment processing;

•	Financial reporting;

•	Credit, collections and general accounting;

•	Accounts payable;

•	Fixed assets; and

•	Billing.

Supply Chain Management.    Our comprehensive business process outsourcing solutions, including warranty solutions and sales solutions, utilize our supply chain management capabilities to support the logistics, fulfillment and supply chain management needs of our clients and coordinate their logistics activities across the Asia-Pacific region. We also provide supply chain management as a stand-alone service as one of our Vsource Foundation Solutions.

Sales Management.    We provide sales management functions to support the delivery of our sales solutions. These functions include:

•	Order processing;

•	Lead generation and qualification;

•	Sales force management and administration; and

•	Sales channel development.

Clients and Contracts

Vsource’s clients generally sign a master services contract that governs the basic terms and conditions applicable to all of our offered solutions, pursuant to which a client can then purchase specific solutions from time to time under separate statements of work. These statements of work may contain additional terms and conditions applicable to that particular solution. Our contracts with Gateway and Agilent Technologies, however, are specific to the solution being purchased.

Most of our contracts, and statements of work, have minimum terms of two years. Most contracts automatically renew for subsequent one-year terms, while other contracts will be renewed only upon mutual agreement of the parties. Generally, our clients may terminate their contracts for convenience upon specified periods of notice, but they will usually be required to pay us a termination fee that helps us to recover our upfront investment costs and a certain portion of our expected profit. Gateway may not terminate its contract for convenience. Consistent with industry practice, many of our client contracts contain specified performance standards applicable to key elements of our services. If our performance falls below the applicable standards, the client is entitled to terminate the contract, and in some cases a client may deduct amounts from our fees. As is also consistent with industry practice, our client contracts are terminable for our excessive performance failure, material uncured breach or insolvency.

Sales and Marketing

Vsource’s sales cycle begins with a disciplined client screening process. A key consideration in our client screening process is to focus on Fortune 500 and Global 500 companies who (i) have sizable operations across multiple countries in the Asia-Pacific region, (ii) will generate significant volumes of transactions through our system and (iii) are committed to outsourcing for their own business reasons to focus on core competencies, cost reductions, and quality improvement.

Due to the need for our clients to have a high degree of trust in our ability to execute reliably for them on a long-term basis, a large percentage of our sales efforts are driven by relationships built by our executive management. We also have a small staff of dedicated sales professionals whose primary role is to identify potential clients, assess our compatibility with those clients and negotiate and document our contracts. We are also considering adding to the sales team in order to focus greater resources on expanding our client pipeline. Members of the sales team are located in San Diego, San Jose, Chicago, Australia, Hong Kong, Japan, Malaysia and Singapore.

We have focused our marketing efforts on promoting the benefits of outsourcing technical, administrative and sales functions, and on creating awareness that there is now a regional outsourcing solution available to Fortune 500 and Global 500 companies operating in the Asia-Pacific region. We are positioning Vsource as being uniquely qualified to deliver regional business process outsourcing services throughout the Asia-Pacific region and establishing ourselves as the leader in this new market primarily through market research, public relations activities, seminars, speaking engagements and direct sales contacts.

Intellectual Property

Vsource currently has trademark registrations in the United States and the European Community for the mark “VSOURCE”. We also use our logo, “Vsource Versatile Solutions” and “Vsource Foundation Solutions” as trademarks. We have not secured registrations for any of these trademarks in the United States or in any other country. We cannot guarantee that we will be able to secure registrations of our marks domestically or in any foreign country. Our inability to register and protect marks could require us to stop using them or to share them with others, which could cause confusion in the marketplace and harm our business.

We currently hold various Internet domain names, including www.Vsource.com and www.Vsource2U.com. In addition, we have been authorized by Gateway Japan Inc. to use the domain name Gateway2U.com during the term of our support services agreement with Gateway in connection with providing technical support to Gateway’s customers in the Asia-Pacific region. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business or into which we choose to expand. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights continues to evolve. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our intellectual property and other proprietary rights.

We do not hold any patents. Although we own some proprietary software and have developed proprietary processes and methodologies for delivering our solutions, we also rely significantly upon technologies licensed from third parties such as Comex, Concur, Oracle, Ramco, Siebel and Vitria to deliver our outsourcing solutions. Some of these licenses are perpetual licenses absent material breach on our part, while others require payment of recurring fees based on number of user licenses or number of transactions performed. We expect to need new licenses in the future as our business grows, the existing products we license become obsolete, and as technology evolves. We cannot be sure that we will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on our business, financial condition and results of operations.

Third parties may claim that our technology or services, including those which we have licensed from a third-party supplier, infringe their proprietary rights. Although in most cases we are indemnified by our licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert our management’s attention and resource and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either us or our licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, our business, financial condition and results of operations could be materially adversely affected.

Competition

We believe that Vsource competes primarily with the in-house operations of its current and potential clients and that its greatest competitive risk is that prospective clients will choose not to outsource their technical, administrative and sales functions and instead elect to continue performing these functions internally, including consolidating their operations in one or more regional shared service centers. Although we are not aware of any other company that provides a similar, comprehensive range of business process outsourcing services to our targeted clients across multiple countries in the Asia-Pacific region, we do compete with companies that fall into two basic categories:

•	Companies that provide a much narrower selection of business process outsourcing solutions on a regional or semi-regional basis, including Accenture, Automatic Data Processing, Inc., Electronic Data Systems, PCCW Limited, Scicom Data Services, SITEL Corporation and Teletech Holdings, Inc.; or

•	Companies that provide a broad variety of business process outsourcing solutions, but only in one or two countries, or in multiple countries but on a country-by-country basis, rather than on a regional or semi-regional basis. There are numerous such companies in each of the major markets in the Asia-Pacific region.

Employees

Vsource considers its relations with employees to be very good. None of Vsource’s employees are represented by a labor union or under any collective bargaining agreement. As of March 31, 2003, Vsource had approximately 274 full-time employees, 215 of whom were located in Kuala Lumpur.

Properties

Vsource’s corporate headquarters are located in La Jolla, California, where we have leased 3,056 square feet of space through May 31, 2006. We also have a sales office, with 1,735 square feet of space in San Diego, California, and this space is leased through November 30, 2004. Our principal shared customer service centers are located in Kuala Lumpur, Malaysia and Osaka, Japan. The Malaysia facility occupies 26,010 square feet of office space and the lease runs through March 9, 2003. We also lease an additional 2,040 square feet in Kuala Lumpur under a short term lease that is scheduled to expire on September 30, 2003. The Japan facility occupies 8,680 square feet of office space and the lease expires on January 31, 2005. Finally, we lease small furnished executive suites in Singapore, and Sydney, Australia, both of which are on a six-month renewable lease term.

Legal Proceedings

In October 2001, two holders of Series 2-A convertible preferred stock lawsuits filed lawsuits against Vsource before the United States District Court for the Northern District of Illinois entitled Crestview Capital Fund, LLP v. Vsource, Inc., Case No. 01 C 7833, and Abrahams v. Vsource, Inc., Case No. 01 C 7831. On January 3, 2002, our motion to transfer these cases to the Central District of California was granted. Both lawsuits allege that we failed to register the underlying common stock under the Securities Act of 1933, an obligation allegedly undertaken in connection with the original sale of those securities. Plaintiffs seek to recover at least $850,000 and $200,000, plus interest, respectively, plus attorneys’ fees and costs. We are responding to discovery motions at this stage of the proceedings and it is difficult to determine the outcome of this litigation or the range of a potential loss with any degree of certainty; however, we deny any and all liability and intend to vigorously defend against these charges.

Vsource Selected Historical Financial Data

The following selected consolidated financial data is derived from Vsource’s historical financial statements. Information at April 30, 2003 and for the three months ended April 30, 2003 and 2002 is unaudited, but in the opinion of management, includes all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for these dates. The following information is only a summary and you should read it in conjunction with Vsource’s financial statements and notes thereto, which are included in this joint proxy statement/prospectus. In August 2002, Vsource’s shareholders approved a 1-for-20 reverse stock split that became effective on November 20, 2002. All common stock and per share common stock information has been adjusted to reflect the reverse stock split.

	Three Months Ended April 30,		January 31,
	2003	2002	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$4,708	$7,700	$26,546	$12,712	$35	$4	$61
Operating expenses	6,150	8,197	29,296	29,425	27,778	5,153	1,562
Loss from operations	(1,442)	(497)	(2,750)	(16,713)	(27,743)	(5,149)	(1,502)
Extraordinary item—loss on extinguishment of debt	—	—	(6,838)	(340)	—	—	—
Net loss	(1,426)	(1,138)	(11,827)	(20,444)	(27,599)	(5,523)	(1,762)
Basic and diluted weighted average number of common shares outstanding	1,838	1,700	1,734	1,080	801	697	526
Basic and diluted net profit (loss) per share available to common shareholders:
Profit (loss) before extraordinary
Item	$(2.29)	$(0.67)	$0.89	$(20.56)	$(52.55)	$(7.92)	$(3.40)
Extraordinary item	$—	$—	$(3.95)	$(0.31)	$—	$—	$—
Net loss	$(2.29)	$(0.67)	$(3.06)	$(20.87)	$(52.55)	$(7.92)	$(3.40)

	April 30, 2003	January 31,
		2003	2002	2001	2000	1999
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,505	$11,152	$4,753	$5,360	$5,124	$60
Property and equipment, net	4,462	4,974	7,232	932	223	23
Total assets	18,597	20,137	16,439	11,261	5,540	1,116
Current liabilities	5,591	5,696	6,222	911	6,501	984
Long-term liabilities	600	900	2,365	—	—	3
Non-redeemable preferred stock	5,368	5,368	11,223	14,229	—	—
Redeemable preferred stock	5,424	2,728	—	—	—	—
Stockholder’s equity (deficit)	1,614	5,445	(3,371)	(3,879)	(961)	129

Management’s Discussion and Analysis of Vsource’s Financial Condition and Results of Operations

Overview

Vsource’s fiscal year ends on January 31 of the following calendar year. Unless otherwise indicated, references to “2001,” “2002,” “2003” and “2004” relate to the fiscal years ended January 31, 2001, 2002, 2003 and 2004, respectively, rather than calendar years.

Our primary source of revenues is fees earned from delivering business process outsourcing solutions such as warranty solutions, human resource solutions and Vsource Foundation Solutions. The main source of our revenue (approximately 81% in 2003) is the provision of warranty solutions to Gateway under a three-year support services agreement (Support Services Agreement) to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region. We also derive revenues from the sales of products through our sales solutions.

Quarter ended April 30, 2003.    For the quarter ended April 30, 2003, revenues decreased by 38.9% to $4.71 million from $7.70 million for the same year-ago period. Most of our revenues during this quarter were generated from the provision of warranty solutions to Gateway under the Support Services Agreement. Because Gateway terminated its operations in the region in fiscal year 2001 and therefore is not selling any new products in Asia, revenues from the Support Services Agreement are declining sequentially as the installed base of end users who will be covered by Gateway’s warranties declines over time. The outbreak of Severe Acute Respiratory Syndrome (SARS) in Asia during the first quarter of fiscal year 2004 disrupted the operations of clients and prospective clients, and impeded the ability of our sales staff to meet with prospective clients, adversely affecting our ability to expand opportunities with existing clients and acquire new clients to offset the declining revenues from Gateway.

Our costs of revenues for the first quarter of fiscal year 2004 decreased by $1.54 million, or 38.5%, to $2.47 million from $4.01 million in the first quarter of fiscal year 2003, as we were generally successful in reducing operating costs in line with reductions in revenues. However, our operating loss increased by 190.1% from $0.50 million during the first quarter of fiscal year 2003 to $1.44 million in the first quarter of fiscal year 2004, exceeding the rate of decline in our revenues, as we were unable to reduce our selling, general and administrative expenses as quickly as our revenues. Excluding insurance proceeds of $0.46 million that were received during the first quarter of fiscal year 2003, however, operating losses would have increased by only 50.1%, from $0.96 million in the first quarter of fiscal year 2003 to $1.44 million in the first quarter of fiscal year 2004.

Year ended January 31, 2003.    Our revenues in 2003 increased to $26.5 million from $12.7 million in fiscal year 2002, representing an increase of 109%. Our operating loss decreased to $2.8 million in 2003 from $16.7 million in 2002, primarily as the result of the doubling of our revenue to $26.5 million while maintaining operating costs at approximately the same level as fiscal year 2002. The cost reduction was achieved through the elimination of research and development expenses to $0 in fiscal year 2003 from $2.3 million in fiscal year 2002, the reduction in impairment of long-lived assets to $0 in 2003 from $4.1 million in fiscal year 2002, and a decrease in non-cash stock-based compensation, to $1.0 million in fiscal year 2003 from $3.1 million in fiscal year 2002. The decline in research and development expenses reflects the change in our business following the acquisition of NetCel360 from a developer of software products to a business process outsourcing service provider that relies primarily on technology licensed from third-parties. These decreases were offset in part by a 51% increase in our cost of revenues, from $8.8 million in fiscal year 2002 to $13.2 million in 2003, and a 39% increase in our selling, general and administrative expenses, from $11.2 million in fiscal year 2002 to $15.6 million in fiscal year 2003. These increases in costs reflect the change in our business from a developer of software products to a business process outsourcing service provider and the increase in revenues arising from this change, although in each case the rate of increase was less than the rate of increase in our revenues. During fiscal year 2003, we received $0.5 million from an insurance claim for a burglary in our warehouse in Malaysia. This further reduced our operating loss in fiscal year 2003.

Funding

Private Placement.    On October 25, 2002, Vsource completed a private placement of preferred stock and warrants for $7.5 million in cash and caused certain holders of our other preferred securities and warrants (including notes, in the principal amount of approximately $7.4 million that were scheduled to mature on June 30, 2003, exchangeable into preferred securities), to exchange their preferred securities and warrants for a new class of preferred stock. In connection with, and as a precondition to, the private placement, we were obligated to offer all of the eligible remaining holders of our preferred securities and warrants an opportunity to exchange their preferred securities and warrants for a new class of Series 4-A convertible and redeemable preferred stock. This exchange offer commenced on November 21, 2002 and concluded on January 6, 2003, with $117,106 in principal amount of exchangeable notes and preferred stock and warrants being exchanged for the new class of Series 4-A convertible and redeemable preferred stock.

In connection with, and as required by the private placement, and pursuant to shareholder approval which was given at our last annual meeting of shareholders on August 16, 2002, our board of directors approved on October 21, 2002 a 1-for-20 reverse stock split of all of our issued and outstanding common stock, par value $0.01 per share. The reverse stock split became effective on November 20, 2002. The reverse stock split did not cause a reduction in the authorized number of shares of common stock available under our certificate of incorporation. All share and per share data for Vsource in this joint proxy statement/prospectus give retroactive effect to such reverse stock split. $250,000 of the private placement purchase price that was withheld by the purchasers pending the completion of the reverse stock split was paid to us following completion of the reverse stock split.

Future Funding.    We had an accumulated deficit of approximately $83.9 million as of April 30, 2003 that has been funded primarily through issuances of debt and equity securities. We have sustained operating losses since inception. In 2003, we generated net cash of $0.4 million from operating activities, used $0.7 million in investing activities and obtained $6.7 million from financing activities (mainly from the private placement, see above) that resulted in an increase in cash of $6.4 million. During the three months ended April 30, 2003, we used net cash of $0.6 million from operating activities and $0.05 million in investing activities that resulted in a decrease in cash of $0.65 million.

We expect revenues from our main customer Gateway to decline significantly over the remaining term of the Support Services Agreement, as the installed base of end users who will be covered by Gateway’s warranties declines. We believe, however, that we can successfully reduce costs related to the services provided to Gateway in line with the decline in the corresponding revenues over the remaining term of the contract. Management is actively soliciting new business for the Company but negotiation periods of 12 to 18 months are common with the complexity of implementation of our services across multiple Asian countries. The outbreak of Severe Acute Respiratory Syndrome (SARS) in Asia during the first quarter of fiscal year 2004 disrupted the operations of clients and prospective clients, and impeded the ability of our sales staff to meet with prospective clients, adversely affecting our ability to expand opportunities with existing clients and acquire new clients to offset the declining revenues from Gateway.

Critical Accounting Policies and Estimates

Vsource prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue and costs recognition.

Gateway Support Services Agreement

Revenue.    Under the Support Services Agreement, there are variable and fixed component to our fee based upon predetermined monthly transaction volumes. If the predetermined monthly transaction volume is exceeded, incremental transactions are charged on a monthly basis at the agreed rates per transaction specified in the Support Services Agreement. Fees are payable by Gateway on a monthly basis with fixed revenues recognized on an accrual basis while variable revenues are recognized when incremental transactions are performed.

Costs.    Major costs incurred in relation to the Support Services Agreement are payroll, third-party vendor and facility rental costs, which are recognized as incurred in order to match the related effort in serving the Support Services Agreement. In addition, we incur inventory costs in repairing or replacing components in Gateway’s customers’ computers. We obtained a significant amount of inventory from Gateway at nominal value in order to support our obligations under the Support Services Agreement but such inventory was insufficient to meet all our repair and replacement needs and so we also purchase additional inventory as required. We recognize such additional inventory costs on a LIFO basis in each accounting period.

Impairment of long-lived assets.

We assess the impairment of long-lived assets, identifiable intangibles and related goodwill and enterprise level goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	Technical obsolescence;

•	Significant negative industry or economic trends; or

•	Significant decline in our market capitalization relative to net book value for a sustained period.

When we determine that the carrying value of an asset may not be recoverable based upon the existence of one or more of the above or other indicators, we assess recoverability of its carrying value by comparison to the future undiscounted cash flows it is expected to generate. If an asset is impaired, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to commensurate with the risk inherent in our current business model.

We have significant amounts of computer equipment and software assets, which are more prone to impairment due to technical obsolescence or business changes. However, our management is of the opinion that there are no indicators that these assets are impaired.

Results of Operations

	Three months ended April 30,		Years ended January 31,
	2003	2002	2003	2002	2001
	(in thousands)		(in thousands)
Revenue from
Services	$4,558	7,627	$25,462	$9,940	$35
Products	150	73	1,084	2,772	—

	4,708	7,700	26,546	12,712	35
Revenue from
Warranty solutions	$3,323	$6,742	$21,451	$8,486	$—
Human resource solutions	246	154	755	118	—
Vsource Foundation Solutions	400	409	1,655	1,323	—
Sales solutions	739	395	2,685	2,785	35

	$4,708	$7,700	26,546	12,712	35

Cost and expenses:
Cost of revenue from
Services	2,371	3,897	12,404	6,159	—
Products	98	115	832	2,631	—

	2,469	4,012	13,236	8,790
Cost of revenue from
Warranty solutions	1,363	3,187	$9,263	$3,588	$—
Human resource solutions	360	237	971	199	—
Vsource Foundation Solutions	280	280	1,081	2,372	—
Sales solutions	466	308	1,921	2,631	—

	2,469	4,012	13,236	8,790	—

Selling, general and administrative expenses	3,625	4,136	15,561	11,171	3,853
Research and development expenses	—	—	—	2,269	6,222
Amortization of stock-based compensation	56	513	963	3,116	17,703
Insurance proceeds in respect of loss of inventory	—	(464)	(464)	—	—
Impairment of long-live assets	—	—	—	4,079	—
Loss on extinguishment of debt	—	—	6,838	340	—

Total costs and expenses, net	6,150	8,197	36,134	29,765	27,778

Operating loss	(1,442)	(497)	(9,588)	(17,053)	(27,743)

Interest income	16	17	72	127	156
Interest expense	—	(184)	(584)	(694)	(12)
Non-cash beneficial conversion feature expense	—	(474)	(1,727)	(2,824)	—

Net loss	$(1,426)	$(1,138)	(11,827)	(20,444)	(27,599)

Net loss available to common shareholders	$(4,205)	$(1,138)	$(5,301)	$(22,539)	$(42,095)

Results of Operations for the Three Months ended April 30, 2003 Compared to the Three Months ended April 30, 2002

Revenue decreased to $4.71 million for the first quarter of fiscal year 2004, from $7.70 million for the same period one year ago, a decrease of $2.99 million or 38.9%. Services revenue decreased 40.2% in the first quarter of fiscal year 2004 to $4.56 million compared to $7.63 million from the same period a year ago, while product revenue increased 105.5% to $0.15 million compared to $0.07 million from the same period a year ago. Although some components of our services increased during this period, they were not enough to off-set a decline in revenues from our warranty solutions. Our ability to expand opportunities with existing clients and acquire new clients to offset the declining warranty solutions revenues was hampered by the outbreak of SARS in the Asia-Pacific region during the first quarter of fiscal year 2004, as the operations of clients and prospective clients were disrupted and it became more difficult for our sales staff to meet with prospective clients.

The principal cause of the decline in services revenues was a decline in warranty solutions revenues, which decreased by 50.7% to $3.32 million in the first quarter of fiscal year 2004 from $6.74 million in the same year-ago period. In the first quarter of fiscal year 2004, revenues from warranty solutions represented 72.9% of our services revenues and 70.6% of our total revenue, compared to 88.4% of our services revenues and 87.6% of our total revenues in the first quarter of 2003. Almost all of our warranty solutions revenues were generated under the Support Services Agreement to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region. Because Gateway terminated its operations in the region in 2001 and therefore is not selling any new products in Asia, revenues from the Support Services Agreement are declining sequentially as the installed base of end users who will be covered by Gateway’s warranties declines over time.

The decline in warranty solutions revenues was partially off-set by increases in revenues from human resource solutions and sales solutions. In the first quarter of fiscal year 2004, human resource revenues increased by 59.7% from $0.15 million in the first quarter of 2003 to $0.25 million in the first quarter of fiscal year 2004, as we continued to ramp up payroll solutions for existing clients such as Agilent and began delivering claims reimbursement solutions to new clients such as EMC. Revenues from human resource solutions represented 5.2% of our total revenues in the first quarter of fiscal year 2004, compared to 2.0% in the first quarter of 2003. Vsource Foundation Solutions revenues remained stable, as we generated revenues of $0.40 million in the first quarter of fiscal year 2004, in line with the first quarter of 2003. We continued to deliver customer relationship management services to clients such as Network Appliance and ABN AMRO.

In the first quarter of fiscal year 2004, revenues from sales solutions increased by 87.1% to $0.74 million from $0.40 million in the first quarter of 2003, increasing from 5.1% of our total revenues in the first quarter of 2003 to 15.7% in the first quarter of fiscal year 2004. Sales solutions revenues are comprised of service revenues and product revenues. Sales solutions generated service revenues of $0.60 million in the first quarter of fiscal year 2004, compared to $0.32 million in the same year-ago period. This 82.9% increase was primarily attributable to increased sales of extended warranties and out-of-warranty repairs of Gateway products, as the number of end users covered by their original warranty from Gateway declined. Sales solutions generated product revenues of $0.15 million in the first quarter of fiscal year 2004, compared to $0.07 million in the same year-ago period. This 105.5% increase was principally attributable to our sale of Palm products following our appointment as an authorized Palm telesales agent in December 2002 and higher prices charged for replacement parts sold to out-of-warranty Gateway end users in the first quarter of fiscal year 2004.

Cost of Revenue

During the first quarter of fiscal year 2004, cost of revenues consisted primarily of employee-related costs, subcontracting costs, and parts and repair costs associated with providing customers with goods and services. Other costs of revenue included freight, duties, telecommunications and onsite support. In accordance with our deferred revenue treatment on set-up revenues generated from implementation of our solutions, we also defer the costs relating to such set-ups and amortize those costs for a period identical to the period for which revenue is deferred. Therefore, there can be a timing difference between when the costs are actually incurred, from when they are recognized.

In general, we were successful in reducing operating costs in line with reduced revenues. Cost of revenues for the first quarter of fiscal year 2004 decreased to $2.47 million from $4.01 million for the same period a year ago, a decrease of $1.54 million, or 38.5%, which matched the 38.9% decline in our total revenues during these periods. Services cost of revenue decreased 39.2% in the first quarter of fiscal year 2004 to $2.37 million, which was slightly less than the 40.2% decline in service revenues during the same periods, while product cost of revenue declined 14.8% to $0.10 million, compared to an increase of 105.5% in product revenues. The decrease in product cost of revenue, even though product revenues increased significantly, was due to lower prices paid by us for the replacement parts that we in turn sold to out-of-warranty Gateway end users.

Total cost of revenues in the first quarter of fiscal year 2004 represented 52.4% of total revenues, which was in line with the same period a year ago. Cost of services revenue in the first quarter of fiscal year 2004 represented 50.4% of our total revenues and 52.0% of service revenues, remaining consistent with the percentages in the same period a year ago. Cost of products revenue in the first quarter of fiscal year 2004 represented 2.1% of our total revenues, a slight increase from 1.5% in the same period a year ago.

In the first quarter of fiscal year 2004, cost of revenue from warranty solutions represented 41.0% of same-segment revenues and 29.0% of our total revenues, compared to 47.3% and 41.4%, respectively, in fiscal year 2003. The decreases in cost as a percentage of same-segment revenue and total revenue reflected our ability to run our warranty solutions business more efficiently and reduce costs, particularly sub-contractor costs, quickly as warranty solutions revenues declined.

Cost of revenue from human resource solutions constituted 146.3% of same segment revenues and 7.6% of total revenues in the first quarter of fiscal year 2004, compared to 153.9% and 3.1%, respectively, in the same period in fiscal year 2003. The fact that cost of revenue exceeded same-segment revenues was the result of our continued build-out of infrastructure and operations to support this line of business. The decrease in cost as a percentage of same-segment revenue, however, demonstrated that we were able to benefit from economies of scale resulting from providing our solutions to a larger base of clients, while the increase in cost as a percentage of total revenue reflected the growth in human resource revenues as a percentage of total revenues.

In the first quarter of fiscal year 2004, cost of revenue from Vsource Foundation Solutions represented 70.0% of same-segment revenues and 5.9% of our total revenues, compared to 68.5% and 3.6%, respectively, in the same period in fiscal year 2003. The increase in cost as a percentage of total revenues reflected the growth of Foundation solutions in our revenue composition.

Cost of revenues from sales solutions constituted 63.1% of same-segment revenues and 9.9% of total revenues in the first quarter of fiscal year 2004, compared to 78.0% and 4.0%, respectively, in the same period in fiscal year 2003. The decrease in cost as a percentage of same-segment revenues was the result of the reduced costs to service the one-time fix revenue in sales solutions, while the increase in cost as a percentage of total revenue reflected the growth in sales solutions as a percentage of total revenues.

Selling, General and Administrative Expenses

During the first quarter of fiscal year 2004, selling, general and administrative expenses consisted primarily of employee-related costs, such as salaries of administrative and support personnel, benefits and commissions; travel expenses; recruitment expenses, promotional and advertising expenses; insurance premiums; rental expenses; and costs relating to certain other third-party professional services. Our selling, general and administrative expenses in the first quarter of fiscal year 2004 were mainly comprised of employee-related expenses of $1.65 million, outside professional services expenses of $0.32 million, depreciation of $0.39 million, rental expenses of $0.21 million and insurance expenses of $0.20 million.

Selling, general and administrative expenses decreased to $3.63 million for the first quarter of fiscal year 2004 from $4.14 million for the same period in fiscal year 2003, a decrease of $0.51 million or 12.4%. During the first quarter of fiscal year 2004, selling, general and administrative expenses represented 77.0% of total revenues, compared to 53.7% during the first quarter of fiscal year 2003. Although we were able to reduce these expenses to some degree, the rate of decline did not match the rate of decline in either our total revenues or in our cost of revenues, as we believed that maintaining our current levels of sales and marketing staff and senior management was important to acquiring new revenues to replace the declining revenues from our warranty solutions business.

Insurance Proceeds with Respect to Loss of Inventory

Insurance proceeds of $0.46 million were received in the first quarter of fiscal year 2003 with respect to inventory stolen from our warehouse in Malaysia in January 2002.

Interest Expense

Interest expense for the first quarter of fiscal year 2004 was $0 compared to $0.18 million in the same period a year ago. The reduction was due to the extinguishment of Series A convertible notes and Series B-1 exchangeable notes, on which 10% per annum interest was payable, during the third and fourth quarters of fiscal year 2003. As of the end of the first quarter of fiscal year 2004, we had no outstanding interest-bearing debt.

Non-Cash Beneficial Conversion Feature Expense

We did not incur any non-cash beneficial conversion feature expense during the first quarter of fiscal year 2004 as compared to $0.47 million the same period a year ago. This expense arose from our issuance of Series A convertible notes and Series B-1 exchangeable notes, which were convertible into our common stock at a price below the fair market value of our common stock on the respective commitment dates of the securities. This expense was recognized in accordance with Emerging Issues Task Force (“EITF”) 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” and EITF 00-27 “Application of EITF Issue 98-5”. The Series A convertible notes and Series B-1 exchangeable notes were extinguished during the third and fourth quarters of fiscal year 2003.

Basic Weighted Average Number of Common Stock Outstanding

The weighted average number of shares of 1,838,111 for the first quarter of fiscal year 2004 increased from 1,700,432 for the first quarter of fiscal year 2003, an increase of 137,679 shares. These increases mainly resulted from the conversion of Series 1-A convertible preferred stock into 45,736 shares of common stock and conversion of Series 4-A convertible preferred stock 4-A into 78,000 shares of common stock during the first quarter of fiscal year 2004.

Results of Operations for the Year ended January 31, 2003 Compared to the Year ended January 31, 2002

Revenue

Our revenue in fiscal year 2003 was derived primarily from two sources: (1) services revenue, derived primarily from our warranty solutions for Gateway, human resource solutions and Vsource Foundation Solutions, and (2) product revenue, derived from our sales solutions. Revenues are recognized in accordance with the policies set forth in “Critical Accounting Policies and Estimates” above.

In fiscal year 2003, total revenues increased to $26.5 million from $12.7 million in fiscal year 2002, an increase of $13.8 million, or 109%, primarily due to our provision of warranty solutions to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region, which commenced on November 1, 2001. Services revenue increased 156% in fiscal year 2003 to $25.5 million compared to $9.9 million in fiscal year 2002, reflecting our first full year of providing warranty solutions to Gateway and the growth of our human resource solutions, including the first full year of delivery of such solutions to Agilent. The increase in services revenue was partially off-set by a decline in products revenue, which declined 61% to $1.1 million in fiscal year 2003 compared to $2.8 million in fiscal year 2002 due to the termination in November 2001 of our arrangement with Gateway Manufacturing to resell personal computers (Reseller Agreement).

In fiscal year 2003, product revenue was derived principally from the sale of computer parts to end customers, as compared to fiscal year 2002 when product revenue was comprised of the sale of personal computers.

In fiscal year 2003, revenues from warranty solutions represented 81% of our total revenues, compared to 67% in fiscal year 2002. Warranty solutions revenues increased by 153% to $21.4 million in fiscal year 2003 from $8.5 million in fiscal year 2002, reflecting our first full year of delivering warranty solutions to Gateway. We did not start delivering these solutions until November 2001.

Revenues from human resource solutions constituted 3% of our total revenues in fiscal year 2003, compared to 1% in fiscal year 2002. Human resource revenues increased by 540% to $0.8 million in fiscal year 2003 from $0.1 million in fiscal year 2002, reflecting our first full year of delivering human resource solutions to Agilent, which we began delivering in November 2001, and the acquisition of new clients.

In fiscal year 2003, revenues from Vsource Foundation Solutions represented 6% of our total revenues, compared to 10% in fiscal year 2002. Vsource Foundation Solutions revenues increased by 25% to $1.7 million in fiscal year 2003 from $1.3 million in fiscal year 2002, reflecting the continued delivery of customer relationship management services to clients such as Network Appliance and the acquisition of new clients such as ABN AMRO.

Revenues from sales solutions constituted 10% of our total revenues in fiscal year 2003, compared to 22% in fiscal year 2002. Sales solutions revenues, which in fiscal year 2003 were comprised of sales of products, such as computer parts and Palm personal digital assistants, and the sales of services, such as extended warranties and one-time fixes, decreased by 4% to $2.7 million in fiscal year 2003 from $2.8 million in fiscal year 2002. In fiscal year 2002, sales solution revenues were principally comprised of sales of Gateway personal computers.

Cost of Revenue

Cost of revenue consisted primarily of costs related to employees, sub-contractors, replacement parts, depreciation, freight, duties, telecommunications and other expenses that were associated with providing clients with goods and services. In accordance with our deferred revenue treatment on set-up revenues generated from implementation of our solutions, we also defer the costs relating to such set-ups and amortize those costs for a period identical to the period for which revenue is deferred. Therefore, there can be a timing difference from when the costs are actually incurred, to when they are recognized.

Cost of revenue increased to $13.2 million by 51% for fiscal year 2003 from $8.8 million in fiscal year 2002, reflecting the growth in our business and revenues. The rate of increase in our cost of revenue was significantly exceeded by the rate of increase in our revenues, which increased by 109% from fiscal year 2002 to fiscal year 2003. In addition, fiscal year 2003 represented our first full year of providing business process outsourcing services, because in fiscal year 2002, we were only active in the business process outsourcing business for seven months following our acquisition of NetCel360.

Total cost of revenue in fiscal year 2003 represented 50% of total revenues, compared to 69% in fiscal year 2002, as we benefited from improved economies of scale resulting from the growth of our business. Cost of services revenues in fiscal year 2003 represented 47% of our total revenues and 49% of service revenues, representing declines from 48% and 62%, respectively, in fiscal year 2002, even though services revenues as a percentage of total revenues increased significantly to 96% in fiscal year 2003 from 78% in fiscal year 2002, further evidencing the benefits of economies of scale. Cost of products revenues in fiscal year 2003 represented 3% of our total revenues, compared to 21% in fiscal year 2002, which was consistent with the decline in products revenues as a percentage of total revenue to 4% in fiscal year 2003 from 22% during fiscal year 2002.

In fiscal year 2003, cost of revenue from warranty solutions represented 43% of same-segment revenues and 35% of our total revenues, compared to 42% and 28%, respectively, in fiscal year 2002. The slight increases in cost as a percentage of same-segment revenue and total revenue reflected the significant growth in our infrastructure and operations required to support Gateway’s warranty obligations.

Cost of revenue from human resource solutions constituted 127% of same segment revenues and 4% of total revenues in fiscal year 2003, compared to 169% and 2%, respectively, in fiscal year 2002. The fact that cost of revenue exceeded same-segment revenues was the result of our continued build-out of infrastructure and operations to support this line of business. The decrease in cost as a percentage of same-segment revenue, however, demonstrated that we were able to benefit from economies of scale resulting from providing our solutions to a larger base of clients, while the increase in cost as a percentage of total revenue reflected the growth in human resource revenues as a percentage of total revenues.

In fiscal year 2003, cost of revenue from Vsource Foundation Solutions represented 65% of same-segment revenues and 4% of our total revenues, compared to 179% and 19%, respectively, in fiscal year 2002. The decrease in cost as a percentage of same segment revenues was the result of the economies of scale realized from continuation of several client contracts and acquisition of several new clients. The decrease in cost as a percentage of total revenues, which exceeded the decrease in same-segment revenues as a percentage of total revenues, reflected the improved economies of scale arising from providing our solutions to a larger base of clients.

Cost of revenue from sales solutions constituted 72% of same-segment revenues and 7% of total revenues in fiscal year 2003, compared to 94% and 21%, respectively, in fiscal year 2002. The decrease in cost as a percentage of same-segment revenues and total revenues was the result of the reduced infrastructure required to sell the types of products and services sold by us in fiscal year 2003 compared to the personal computers resold by us in fiscal year 2002.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consisted primarily of employee-related costs that are not directly related to providing goods or services, such as salaries of administrative and support personnel, benefits and commissions, rent, insurance premiums and costs relating to certain other outside services.

The increase in selling, general and administrative expenses to $15.6 million for fiscal year 2003 from $11.2 million in fiscal year 2002 was due primarily to a significant increase in headcount to support the significant growth of our business and revenues. As a percentage of revenues, however, selling, general and administrative expenses declined from 88% of total revenues in fiscal year 2002 to 59% in fiscal year 2003, reflecting the improved economies of scale realized from the growth of our business and revenues.

Research and Development Expenses

Research and development expenses declined to $0 in fiscal year 2003 from $2.3 million in fiscal year 2002, reflecting the change in our business following the acquisition of NetCel360, from a developer of software products to a business process outsourcing service provider that relies primarily on technology licensed from third-parties. A significant majority of the research and development expenses incurred in fiscal year 2002 were incurred in the first half of fiscal year 2002, before we decided to discontinue several software development projects due to the slow rate of customer acceptance, the need for additional functionalities, uncertainty as to whether we would be able to develop a commercially viable product and uncertainty as to whether there would be market acceptance of such product.

Amortization of Stock-based Compensation

Amortization of stock-based compensation is related to the issuance of stock options to employees with an exercise price below the fair market value of the underlying stock at the date of measurement. The decrease to $1.0 million in fiscal year 2003 from $3.1 million in fiscal year 2002, a difference of $2.2 million (69%), was due to less options having been granted at below fair market value and the narrower gap between fair market value and exercise price of the options.

Insurance Proceeds with Respect to Loss of Inventory

Insurance proceeds of $0.5 million were received in April 2002 with respect to inventory stolen from our warehouse in Malaysia in January 2002. This amount was after deducting costs associated with the purchase of inventory stolen and incidental costs.

Impairment of Long-lived Assets

No impairment of goodwill was incurred in fiscal year 2003. We incurred an impairment charge on goodwill of $4.1 million pertaining to the acquisition of Online Transaction Technologies, Inc. (OTT) in fiscal year 2002. After our management elected in fiscal year 2002 to slow down the development of technologies acquired from OTT, we evaluated the long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with these assets. We determined that goodwill did not continue to represent the value originally attributed to these assets. As a result, the assets were reduced to their net recoverable amount of $0.

Operating Loss

As a result of the foregoing, we had an operating loss in fiscal year 2003 of $2.8 million, which was significantly less than our operating loss of $16.7 million in fiscal year 2002.

Interest Expense

Interest expense decreased to $0.6 million in fiscal year 2003 from $0.7 million in fiscal year 2002. This was primarily due to the early extinguishment of $7.4 million in principal amount of convertible debt instruments in October 2002 and an additional $0.2 million in principal amount of convertible debt instruments in January 2003.

Non-cash Beneficial Conversion Feature Expense

In fiscal year 2003, we recognized a $1.7 million non-cash expense relating to our Series A convertible notes (Series A Notes), Series B-1 Notes and Series B-1 Warrants issued in conjunction with the Series B-1 Notes, upon issuance. The expense, which arose from a beneficial conversion feature resulting from the fact that such convertible securities could be converted into our common stock at an amount below its market price on the commitment date of the securities, was recognized in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” and EITF 00-27 “Application of EITF Issue 98-5”. The

decrease from $2.8 million in fiscal year 2002 to $1.7 million in fiscal year 2003 was due to the early extinguishment in October 2002 and January 2003 of these convertible debt instruments, which would otherwise mature on June 30, 2003.

Extraordinary Item—Loss on Extinguishment of Debt

In fiscal year 2003, we recognized a loss on extinguishment of debt of $6.8 million, which resulted from the exchange of our Series A Notes and Series B-1 Notes on October 25, 2002 and January 15, 2003 for shares of our Series 4-A Preferred. The resulting loss was accounted for as an extraordinary item in accordance with Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” However, a recent accounting pronouncement FASB Statement No. 145, of “Rescission FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” as of April 30, 2003 when adopted will require such losses not be treated as extraordinary. The impact of the adoption of this standard is set out in Note 2 to the financial statements.

Net Loss

As a result of the foregoing, we had a net loss in fiscal year 2003 of $11.8 million in fiscal year 2003, which was significantly less than our net loss of $20.4 million in fiscal year 2002.

Deemed Non-cash Dividend to Preferred Shareholders

In fiscal year 2003, we had a credit of $6.5 million for deemed non-cash dividend to preferred shareholders, arising primarily from the exchange of Series 2-A Preferred and Series B and Series B-1 Warrants for Series 4-A Preferred. The credit represented the excess of the carrying value of these securities over the fair value of the Series 4-A Preferred issued for the exchange. In fiscal year 2002, the deemed dividend was $2.1 million, representing the amortization of beneficial conversion feature on the issuance of preferred stock.

Net Loss Available to Common Shareholders

Net loss available to common shareholders is computed from net loss after extraordinary item and adding or deducting deemed non-cash dividend to preferred shareholders. As a result of the $6.5 million in deemed dividend credit in fiscal year 2003 we had a net loss available to common shareholders of $5.3 million, or $3.06 per basic and diluted share in fiscal year 2003, compared to $22.5 million, or $20.87 per basic and diluted share, in fiscal year 2002 after deducting $2.1 million in deemed dividends.

Results of Operations for the Year ended January 31, 2002 Compared to the Year ended January 31, 2001

We have not discussed our results of operations below on the basis of segment data because we did not prepare segment reporting in fiscal year 2001, as before the quarter ended July 31, 2001, our principal business was the development and sale of a technology solution and therefore we do not believe that such discussion would be meaningful.

Revenue

Revenue in fiscal year 2002 was derived primarily from two sources: (i) distribution services revenue, derived primarily from the distribution of Gateway products in Hong Kong and Singapore, and (ii) business process outsourcing revenue, derived primarily from our warranty solutions for Gateway, human resource solutions and Vsource Foundation Solutions.

In fiscal year 2002, revenues increased to $12.7 million from $0.04 million in fiscal year 2001, an increase of $12.66 million, primarily due to two new contracts, the Reseller Agreement with Gateway Manufacturing and the Support Services Agreement with Gateway. The Reseller Agreement was in effect from July 1, 2001 to November 1, 2001, when it was terminated as part of Gateway Manufacturing’s termination of its operations in the Asia-Pacific region. We generated total revenues of $2.7 million under the Reseller Agreement.

Effective November 1, 2001, we began to provide warranty solutions under the Support Services Agreement to support Gateway’s warranty obligations with respect to its installed base of customers in the Asia-Pacific region. Revenues of $35,000 in fiscal year 2001 were derived from the sale of procurement software and our application service provider business. Both of these lines of business were discontinued in fiscal year 2002.

Cost of Revenue

Cost of revenue increased to $8.8 million for fiscal year 2002 from $0 in fiscal year 2001. The costs of goods for fiscal year 2002 were derived from the distribution of Gateway Manufacturing products, personnel and rental costs for distribution of Gateway Manufacturing products, personnel costs from providing warranty solutions under the Support Services Agreement and other expenses that were directly related to our business process outsourcing services, inclusive of personnel, technology and outside vendor agreements. In fiscal year 2001, we were primarily focused on selling procurement software and being an application service provider, but we never achieved meaningful sales of the products that were under development. Therefore, there was no cost of revenue associated with such products.

Selling, General and Administrative Expenses

The increase in selling, general and administrative expenses to $11.2 million for fiscal year 2002 from $3.8 million in fiscal year 2001 was due primarily to the significant increase in headcount arising from our change in business model following the acquisition of substantially all of the assets of NetCel360 and significant growth of our business following such acquisition. Being a business process outsource services provider and supporting significantly higher revenues, we had significantly higher staffing requirements than those typically required for software development. We also incurred higher costs associated with being a public company after losing our small business issuer designation. Furthermore, there were increased costs resulting from our contesting the delisting of our common stock from the Nasdaq National Market. The increase in selling, general and administration expenses amounted to $3.8 million in fiscal year 2001 was attributable to our growth that year and the acquisition costs related to the acquisition of OTT, which was acquired in fiscal year 2001.

Research and Development Expenses

Research and development expenses consisted primarily of employee-related costs and operating expenses associated with the operation of our research and development facility in Los Angeles. During fiscal year 2002, we incurred research and development expenses of $2.3 million in connection with the development of our procurement software and the technologies acquired from OTT. A significant majority of these expenses were incurred in the first half of fiscal year 2002, before we decided to discontinue the development of such procurement software and the technologies we acquired from OTT due to the slow rate of customer acceptance, the need for additional functionalities, uncertainty as to whether we would be able to develop a commercially viable product and uncertainty as to whether there would be market acceptance of such product. As a result of the termination of these lines of business, our research and development expenses were significantly less than in fiscal year 2001, when they were $6.2 million. As technical feasibility of products under development was unproven, costs could not be capitalized and were expensed as incurred in fiscal year 2002 and fiscal year 2001.

Non-cash Stock-based Compensation

Non-cash stock-based compensation is related to the issuance of stock options to employees with an exercise price below the fair market value of the underlying stock at the date of measurement. The decrease to $3.1 million in fiscal year 2002 from $17.7 million in fiscal year 2001, a difference of $14.6 million (82%), was due to the cancellation of 99,098 stock options of employees that left the employment of Vsource before their vesting period had fully expired, which was partially offset by the issuance of 985,024 new options at an exercise price below fair market value at the date of grant, which had a corresponding charge of $2.2 million in fiscal year 2002. The increase to $17.7 million in fiscal year 2001 was due to the employment of a substantial number of new employees during fiscal year 2001, most of whom were granted options with exercise prices below the fair market value on the date of measurement.

Impairment of Long-lived Assets

We incurred an impairment charge on goodwill of $4.1 million pertaining to the acquisition of OTT in fiscal year 2002. No impairment of goodwill was incurred for fiscal year 2001. After our management elected in fiscal year 2002 to slow down the development of technologies acquired from OTT, we evaluated the long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with these assets. We determined that goodwill did not continue to represent the value originally attributed to these assets. As a result, the assets were reduced to their net realizable value of $0. We took a $2.2 million charge in the first quarter of fiscal year 2002 in connection with the decision to slow down the development of the technologies acquired from OTT. In the second quarter of fiscal year 2002, we took another charge of $1.9 million for the remaining balance, as management then decided to completely discontinue the development of the technologies due to uncertainty as to whether we would be able to develop a commercially viable product and uncertainty as to whether there would be market acceptance of such product.

Operating Loss

As a result of the foregoing, we had an operating loss in fiscal year 2002 of $16.7 million, which was significantly less than our operating loss of $27.7 million in fiscal year 2001.

Interest Expense

Interest expense increased to $694,000 in fiscal year 2002 from $12,000 in fiscal year 2001. This was primarily due to the interest accruing on the convertible debt instruments in the principal amount of $15.4 million issued or assumed during fiscal year 2002, which carried interest rates ranging between 5% and 10% per annum.

Non-cash Beneficial Conversion Feature Expense

We recognized a $2.8 million non-cash expense relating to our bridge loan, Series A Notes, Series B Notes and Series B Warrants issued in conjunction with the Series B Notes, upon issuance. The expense, which arose from a beneficial conversion feature resulting from the fact that such convertible securities could be converted into our common stock at an amount below its market price on the commitment date of the securities, was recognized in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” and EITF 00-27 “Application of EITF Issue 98-5”.

Extraordinary Item—Loss on Extinguishment of Debt

We recognized a loss on extinguishment of debt of $0.3 million, which resulted from the repayment of our Series B Notes on December 28, 2001. The resulting loss was accounted for as an extraordinary item in accordance with Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt”.

Net Loss

As a result of the foregoing, we had a net loss in fiscal year 2002 of $20.4 million, a decline of $7.2 million from our net loss of $27.6 million in fiscal year 2001 (there was no extraordinary item in fiscal year 2001).

Deemed Non-cash Dividend to Preferred Shareholders

In fiscal year 2002, we had deemed non-cash dividend to preferred shareholders of $2.1 million, representing the amortization of beneficial conversion feature on the issuance of preferred stock. This amount represented a significant reduction from the deemed dividend of $14.5 million in fiscal year 2001, arising from amortization of the embedded beneficial conversion feature of the Series 1-A Preferred and Series 2-A Preferred issued in fiscal year 2001.

Net Loss Available to Common Shareholders

As a result of the foregoing, in fiscal year 2002 we had a net loss available to common shareholders of $22.5 million, or $20.87 per basic and diluted share, compared to $42.1 million, or $52.55 per basic and diluted share, in fiscal year 2001. Before the extraordinary item of $0.3 million for loss on extinguishment of debt, we had a net loss available to common shareholders of $22.2 million, or $20.56 per basic and diluted share, in fiscal year 2002, compared to a net loss available to common shareholders before extraordinary item of $22.5 million, or $20.56 per basic and diluted share, in fiscal year 2002. There was no extraordinary item in fiscal year 2001.

Liquidity and Capital Resources

As of the Three Months ended April 30, 2003.

Vsource’s cash totaled $10.51 million as of April 30, 2003, compared to $11.15 million at January 31, 2003, a decrease of $0.64 million or 5.8%. As of April 30, 2003, we had working capital of $8.29 million. To date, we have financed our operations primarily through preferred stock financing and issuances of debt. For the three months ended April 30, 2003, we did not generate positive cash flow from operating activities.

Net cash used by operating activities was $0.64 million for the first three months of fiscal year 2004, as compared to $1.53 million for the same period one year ago. The $0.64 million in cash used by operating activities consisted of $0.78 million in operating loss after adjustment for non-cash items. Changes in working capital contributed a positive $0.14 million to operating cash flow. As of April 30, 2003, the only significant contractual obligations or commercial commitments outstanding consisted of our future minimum facility lease commitments, which totaled $0.95 million in aggregate, of which $0.35 million will be paid out in fiscal year 2004, $0.46 million in 2005, $0.11 million in 2006 and $0.03 million thereafter.

We have no off-balance sheet arrangements that could significantly reduce our liquidity. Management believes that we have adequate funding for existing operations for at least the next 12 months.

As of the Year ended January 31, 2003.

Vsource’s cash and cash equivalents totaled $11.2 million as of January 31, 2003, as compared to $4.8 million as of January 31, 2002 and $5.4 million as of January 31, 2001. As of January 31, 2003, we had working capital of $9.2 million, long-term liabilities of $0.9 million and shareholders’ equity of $5.4 million. To date, we have financed our operations primarily through preferred stock financings and issuances of debt, and beginning in the fourth quarter of fiscal year 2002, we generated cash from operating activities. During fiscal year 2002, we received a $3 million advance from Gateway under the Support Services Agreement, which will be used to offset outstanding accounts receivable from Gateway at a monthly rate from May 2002 through October 2004. The balance of this advance as of January 31, 2003 amounted to $2.1 million.

Net cash provided by operating activities was $0.4 million in fiscal year 2003, and net cash used in operating activities was $5.8 million in fiscal year 2002 and $9.6 million in fiscal year 2001. Net cash provided by operating activities in fiscal year 2003 consisted primarily of $11.8 million net loss and $0.9 million changes in working capital components, offset by non-cash charges of $13.1 million primarily related to depreciation and amortization, stock based compensation, beneficial conversion feature charges and loss on extinguishment of debt. Net cash used in fiscal year 2002 consisted primarily of a $20.4 million net loss, offset by non-cash charges of $14.1 million primarily related to depreciation and amortization, the write-off of goodwill, stock based compensation and beneficial conversation feature charges. Net cash used in operating activities in fiscal year 2001 consisted primarily of a $27.6 million net loss, offset by a non-cash charge of $17.9 million.

Net cash used in investing activities was $0.7 million in fiscal year 2003, $0.8 million in fiscal year 2002 and $1.2 million in fiscal year 2001. Net cash used in investing activities for fiscal year 2003 was primarily related to the acquisition of property and equipment and the provision of a letter of credit required as a guarantee by one of the customers. In fiscal year 2002, net cash used in investing activities was primarily related to the acquisition of property and equipment and the acquisition of the assets of NetCel360, net of cash acquired. In fiscal year 2001, net cash used in investing activities was related to the acquisition of fixed assets and the acquisition of OTT, less cash acquired.

Net cash provided by financing activities was $6.7 million in fiscal year 2003, $5.9 million in fiscal year 2002 and $11.0 million in fiscal year 2001. Net cash provided by financing activities in fiscal year 2003 came from the sale of Series 4-A Preferred, offset by cost of issuance of $0.6 million, repayment of $53,000 in principal amount of Series B-1 Notes and the redemption of $0.1 million of Series 1-A Preferred. In fiscal year 2002, net cash provided by financing activities came from the sale of $3.3 million in principal amount of Series A notes for cash, the sale of $4.3 million in principal amount of Series B Notes for cash, and the sale of $2.9 million in principal amount of Series B-1 Notes, offset by repayment of $4.5 million in principal and accrued interest of the Series B Notes. In fiscal year 2001, net cash provided by financing activities was mainly from the issuance of 1,672,328 shares of Series 2-A Preferred for cash.

As of January 31, 2003, we had 17,442 shares of our Series 4-A Preferred outstanding. If we do not meet one or more certain conditions by March 31, 2006, then each holder of our Series 4-A Preferred shall have the right, at any time after March 31, 2006 and on or before September 30, 2006, to require us to purchase all but not less than all of the Series 4-A Preferred held by such holder at a price per share equal to the original issue price, which is $2,000, plus an amount equal to 50% of that per-share price. Based on the number of Series 4-A Preferred outstanding as of January 31, 2003, the redemption sum would amount to $52.3 million. If the merger is completed, each share of Series 4-A Preferred will be converted into the right to receive 2,150.298000000 shares of TEAM America common stock, and we would no longer be subject to the required purchase.

As of January 31, 2003, the only significant contractual obligations or commercial commitments outstanding consisted of our future minimum lease commitments totaling $1.5 million, of which $0.7 million will be paid out in fiscal year 2004, $0.7 million in 2005 and $0.1 million thereafter. (See Note 9 to the Notes to the Consolidated Financial Statements for further details.)

Recent Accounting Pronouncements

On April 30 2002, the Financial Accounting Standard Board (FASB) issued FASB Statement No. 145 (SFAS 145), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 30, 2002. Among other provisions, SFAS 145 rescinds SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The impact of the provisions of SFAS 145 when it comes into effect is the loss on extinguishment of debt of $6.8 million for the year ended January 31, 2003 and $0.3 million for the year ended January 31, 2002 will not be classified under extraordinary item. The resulting impact on net loss before extraordinary item and earnings per share of Vsource, adjusted for the reverse stock split on November 20, 2002 is shown in the following table:

	Years ended January 31,
	2003	2002
Loss before extraordinary item:
Reported	$(4,989)	$(20,104)
Pro forma (effect of SFAS 145) Basic and diluted net profit (loss) per share available to common shareholders	$(11,827)	$(20,444)
Profit (loss) before extraordinary item:
Reported	$0.89	$(20.56)
Pro forma (effect of SFAS 145)	$(3.06)	$(20.87)

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for our fiscal year 2003. The interim disclosure requirements are effective for the first quarter of our fiscal year 2004. We have decided not to adopt the fair value method of accounting for stock-based compensation.

Effective prospectively for all arrangements entered into in fiscal periods beginning after June 15, 2003, EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company adopted EITF Issue 00-21 in the year ended January 31, 2003, and it had no significant impact on its financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the Statement as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company’s financial statements beginning after June 15, 2003. The Company is currently assessing the impact that this statement will have on the Company’s financial position or disclosures.

Disclosure about Market Risk

Interest Rate Risk

Vsource’s exposure to market risk for changes in interest rates relates primarily to its cash on deposit with high quality financial institutions. While we are exposed with respect to interest rate fluctuations in many countries, our interest income is most sensitive to fluctuations in the general level of U.S. interest rates. In this regard, changes in U.S. interest rates affect the interest earned on our cash. However, changes in interest income will not have a material impact on our financial results, as we derived only $0.1 million from interest income in fiscal year 2003.

Foreign Currency Risk

As a business that derives most of its revenues from operations in the Asia-Pacific region, Vsource faces exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as business practices evolve and could seriously harm our financial results. Substantially all of our revenues are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our services more expensive and therefore reduce the demand for our services. Reduced demand for our services could seriously harm our financial results. Currently, we do not hedge against any foreign currencies and, as a result, could incur unanticipated gains or losses.

We incur expenses in foreign currencies, principally Malaysian Ringgit and Japanese Yen. Our Japanese Yen and Malaysian Ringgit-denominated expenses represented approximately 22% and 45%, respectively, of our total cash expenses for the year ended January 31, 2003. The Malaysian Ringgit currently has a fixed exchange rate to the U.S. dollar and there is no exchange exposure at present although there is no assurance that such fixed exchange rate will be maintained in the future.

Our exposure to market risk has not changed materially since January 31, 2003.

Security Ownership of Certain Beneficial Owners and Management of Vsource

Common Stock

The following table sets forth certain information, as of June 30, 2003, regarding the beneficial ownership of Vsource common stock by (1) all persons or entities who beneficially own 5% or more of Vsource common stock, (2) each of our current directors, (3) the executive officers listed in the Summary Compensation Table below, and (4) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of June 30, 2003, there were 1,863,084 shares of common stock outstanding.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)
Greater Than Five Percent Beneficial Owners
BAPEF Investments XII Ltd.(4)	5,248,159	75.4%	23.8%
Victoria Road, St. Peter Port
Guernsey, Channel Islands

Capital International Asia CDPQ Inc.(5)	3,000,000	61.7%	13.6%
1155 René-Lévesque Blvd. West
Suite 4000
Montreal, Canada

Mercantile Capital Partners, I LP(6)	3,411,516	64.7%	15.5%
1372 Shermer Road
Northbrook, IL 60062

Current Directors
I. Steven Edelson(7)	4,062,294	69.2%	18.4%
1372 Shermer Road
Northbrook, IL 60062

Jean Salata(8)	0	0%	0%
Victoria Road, St. Peter Port
Guernsey, Channel Islands

Robert N. Schwartz, Ph.D(9)	5,388	*	*
770 Paularino Avenue
Costa Mesa, CA 92626

Bruno Seghin(10)	0	*	*
1155 René-Lévesque Blvd. West
Suite 4000
Montreal, Canada

Phillip E. Kelly(11)	2,795,715	64.1%	12.7%
7855 Ivanhoe Avenue
Suite 200
La Jolla, CA 92037

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)

Dennis M. Smith(12)	966,598	35.8%	4.4%
Unit 501, AXA Centre
151 Gloucester Road, Wanchai
Hong Kong

Executive Officers Who Are Not Directors
John G. Cantillon(13)	2,263,059	54.8%	10.3%
Level 12, Menara HLA
No. 3, Jalan Kia Peng
Kuala Lumpur, Malaysia

William R. DeKruif(14)	0	*	*
138636 San Sabastian Way
Poway, CA 92064

Mark R. Harris(15)	15,862	*	*
37th Floor, Singapore Land Tower
50 Raffles Place
Singapore 048623

Jack Poon(16)	39,961	2.1%	*
Unit 501, AXA Centre
151 Gloucester Road, Wanchai
Hong Kong

Braden N. Waverley(17)	75,000	2.7%	*
7855 Ivanhoe Avenue
Suite 200
La Jolla, CA 92037

Current directors and executive officers as a group (10 persons)(18)	6,818,361	58.7%	30.9%

*	Less than 1%.
(1)	Except as otherwise indicated, we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to their shares. The number of shares shown as beneficially owned by any person or entity includes all preferred convertible stock, options, warrants and other convertible securities currently exercisable by that person or entity within 60 days of June 30, 2003.
(2)	The percentages of beneficial ownership shown assume the exercise or conversion of all preferred convertible stock, options, warrants and other securities convertible into common stock held by such person or entity currently exercisable within 60 days of June 30, 2003 but not the exercise or conversion of preferred convertible stock, options, warrants and other convertible securities held by other holders of such securities.
(3)	Based on a total of 22,098,953 shares of common stock outstanding on a fully-diluted basis as of June 30, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 30, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.
(4)	Includes 5,094,000 shares of common stock issuable upon conversion of 5,094 shares of Series 4-A Preferred Stock. BAPEF serves as an investment vehicle for a private equity fund composed of several limited partnerships and is the beneficial owner of all shares of common stock reported in the table above. Pursuant to an Amended Schedule 13D filed with the SEC on October 25, 2002, Mrs. Constance A.E. Helyar and Mr. Andrew W. Guille are the only directors of BAPEF. Mr. Salata, a member of our Board of Directors, is the founding Managing Partner of Baring Private Equity Partners Asia, a unit of ING Group, which is the investment adviser to the Baring Asia private equity program, including BAPEF.

(5)	Consists of 3,000,000 shares of common stock issuable upon conversion of 3,000 shares of Series 4-A Preferred Stock. These shares are also beneficially owned by Caisse de depot et placement du Quebec (CDP), a legal entity created by a special act of the Legislature of the Province de Quebec, which owns 100% of Capital International CDPQ Inc. (CDP International), a Canadian corporation, which is in turn owns 100% of Capital International Asia CDPQ Inc. (as noted, referred to herein as CDPQ), also a Canadian corporation. In an Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group” within the meaning of Section 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Mr. Seghin, a member of our Board of Directors, is the Managing Director of CDP Asia Partners, Inc. and previously was the Managing Partner of Quilvest Asia Limited, an affiliate of CDP Asia.
(6)	Includes 3,387,000 shares of common stock issuable upon conversion of 3,387 shares of Series 4-A Preferred Stock. Also includes 24,516 shares of common stock issuable upon exercise of a Series 2-A Preferred warrant. These shares are also beneficially owned by (a) Mercantile Capital Group, LLC (MCG), the general partner of MCP, (b) Mercantile Capital Management Corp. (MCM), a manager of MCG, (c) Michael A. Reinsdorf, a member of MCP and a member of the Investment Committee of MCM, (d) Nathaniel C. A. Kramer, a member of MCG and a managing member of the Investment Committee of MCM, and a managing member of Mercantile Asia, LLC (MA, LLC) and (e) I. Steven Edelson, a member of our Board of Directors. Mr. Edelson is (a) a managing member of Mercantile Equity Partners III, LLC (MEP, LLC), and a trustee of the Edelson Family Trust dated September 17, 1997, a managing member of MEP, LLC, (b) a member of MCG, and (c) a member of the Investment Committee of MCM. Mr. Edelson is also a managing member of MA, LLC. MA, LLC is the general partner of Mercantile Asia Investors, L.P., which is the managing member of Asia Investors Group, LLC, which is the general partner of AIG, LP, which is the managing member of AIIG. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003. See Note 7 for detail on shares beneficially owned by Mr. Edelson and AIIG.
(7)	Includes shares beneficially owned by Mr. Edelson in his capacity as (a) a managing member of Mercantile Equity Partners III, LLC (MEP, LLC), and a trustee of the Edelson Family Trust dated September 17, 1997, who is also a managing member of MEP, LLC, (b) a member of MCG, (c) a member of the Investment Committee of MCM, and (d) a managing member of Mercantile Asia, LLC (MA, LLC). MCG is the general partner of MCP. MEP, LLC is the general partner of Mercantile Equity Partners III, L.P. (MEP, LP). MEP, LP directly holds 91,161 shares of Series 1-A convertible preferred stock (“Series 1-A Preferred Stock”), which are convertible into 34,458 shares of common stock. See Note 6 for detail on shares beneficially owned by MCP. MA, LLC is the general partner of Mercantile Asia Investors, L.P., which is the managing member of Asia Investors Group, LLC, which is the general partner of Asia Investing Group, LP (AIG, LP), which is the managing member of Asia Internet Investment Group I, LLC (AIIG). AIIG directly holds (a) 17,349 shares of common stock, and (b) 401 shares of Series 4-A Preferred Stock which are currently convertible into 401,000 shares of common stock. In addition, Mr. Edelson is also the trustee of the Mercantile Companies Inc. Money Purchase Plan which holds 3,838 shares of Series 1-A Preferred Stock which are convertible into 1,450 shares of common stock. Also includes 202,521 shares of common stock issuable upon exercise of Mr. Edelson’s stock options. See Note 6.
(8)	See Note 4.
(9)	Includes 3,281 shares of common stock issuable upon exercise of Mr. Schwartz’s stock options.
(10)	See Note 5.

(11)	Includes 1,905,000 shares of common stock issuable upon conversion of 1,905 shares of Series 4-A Preferred. Also includes 592,803 shares of common stock issuable upon exercise of Mr. Kelly’s stock options.
(12)	Includes 383,000 shares of common stock issuable upon conversion of 383 shares of Series 4-A Preferred Stock. Also includes 452,390 shares of common stock issuable upon exercise of Mr. Smith’s stock options.
(13)	Includes 2,053,000 shares of common stock issuable upon conversion of 2,053 shares of Series 4-A Preferred Stock. Also includes 210,059 shares of common stock issuable upon exercise of Mr. Cantillon’s stock options.
(14)	No longer employed by us. Mr. DeKruif left Vsource in December 2002.
(15)	Includes 14,251 shares of common stock issuable upon exercise of Mr. Harris’ stock options.
(16)	Includes 26,233 shares of common stock issuable upon exercise of Series B and Series B-1 warrants. Also includes 13,728 shares of common stock issuable upon exercise of Mr. Poon’s stock options.
(17)	Consists of shares of common stock issuable upon exercise of Mr. Waverley’s stock options.
(18)	Includes shares held directly, as well as shares held jointly with family members, held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. Also includes an aggregate of 1,564,033 shares of common stock issuable upon exercise of stock options held by all nominee directors and current executive officers as a group.

Preferred Stock

Series 1-A Convertible Preferred Stock

Vsource’s Series 1-A Preferred Stock votes as a single class with the common stock and the Series 2-A convertible preferred stock (the Series 2-A Preferred Stock) and Series 4-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 1-A Preferred Stock is currently convertible into approximately 0.378 shares of common stock. If the merger is completed, each share of Series 1-A Preferred will be converted into the right to receive 1.191 shares of TEAM America common stock.

The following table sets forth certain information as of June 30, 2003, regarding the beneficial ownership of Vsource’s Series 1-A Preferred Stock by (1) all persons or entities who beneficially own 5% or more of our outstanding Series 1-A Preferred Stock, (2) each of our current directors, (3) the executive officers listed in the Summary Compensation Table below, and (4) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of June 30, 2003, there were 1,275,955 shares of Series 1-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 1-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
Greater Than Five Percent Beneficial Owners
787, LLC	191,918	15.0%	*
9919 S.E. Fifth Street
Bellevue, WA 98004

Jefferies Employees Merchant Banking Fund LLC	136,318	10.7%	*
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 1-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
Denmore Investments Ltd	115,151	9.0%	*
One World Financial Center
200 Liberty St., Tower A
New York, NY 10281

U.S. West Internet Ventures	115,151	9.0%	*
1801 California St., Suite 5100
Denver, CO 80202

Mercantile Equity Partners III L.P.(2)	91,161	7.1%	*
1372 Shermer Road
Northbrook, IL 60062

PPM America Private Equity	90,705	7.1%	*
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

Current Directors
I. Steven Edelson(3)	94,999	7.4%	*
1372 Shermer Road
Northbrook, IL 60062

Current directors and executive officers as a group (1 person)(3)	94,999	7.4%	*

*	Less than 1%.
(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 1-A Preferred Stock held by such person or entity and is based on a total of 22,098,953 shares of common stock outstanding on a fully-diluted basis as of June 30, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 30, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.
(2)	These shares are also beneficially owned by (a) MEP, LLC, its general partner, (b) Michael A. Reinsdorf, as a managing member of MEP, LLC, and (c) Mr. Edelson. See Note 3.
(3)	Mr. Edelson is the beneficial owner of these shares solely through his capacity as (a) a managing member of MEP, LLC and a trustee of the Edelson Family Trust dated September 17, 1997, which is also a managing member of MEP, LLC, and (b) the trustee of the Mercantile Companies Inc. Money Purchase Plan which holds 3,838 shares of Series 1-A Preferred Stock. Mr. Edelson disclaims beneficial ownership of all these shares except to the extent of his pecuniary interest in these shares.

Series 2-A Convertible Preferred Stock

Vsource’s Series 2-A Preferred Stock votes as a single class with the common stock and Series 1-A Preferred Stock and Series 4-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 2-A Preferred Stock is currently convertible into approximately 0.451 shares of common stock. If the merger is completed, each share of Series 2-A Preferred will be converted into the right to receive 1.421 shares of TEAM America common stock.

The following table sets forth certain information as of June 30, 2003, regarding the beneficial ownership of Vsource’s Series 2-A Preferred Stock by (1) all individuals known to beneficially own 5% or more of our outstanding Series 2-A Preferred Stock, (2) each of our current directors, (3) the executive officers listed in the Summary Compensation Table below, and (4) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of June 30, 2003, there were 367,336 shares of Series 2-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 2-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
Greater Than Five Percent Beneficial Owners
Crestview Capital Fund LP	132,605	36.1%	*
c/o Dillion Capital
3000 Dundee Road, Suite 105

The Mabinogi LLC	63,183	17.2%	*
c/o Chartwell Capital Management
922 Plaza 600 Building
600 Stewart Street
Seattle, CA 98101

PPM America Private Equity Fund LP	40,952	11.1%	*
Attn: Brian Gallagher
225 West Wacker Drive
Chicago, IL 60606

Martin A Cooper Defined Pension Plan	39,002	10.6%	*
10412 Whipple Street
Toluca Lake, CA 91602

Peconic Fund Ltd	39,002	10.6%	*
666 Third Avenue, 26th Floor
New York, NY 10017

Richard L. Abrahams	31,201	8.5%	*
1725 Lilly Court
Highland Park, IL 60035

Current directors and executive officers as a group (0 persons)	0	*	*

*	Less than 1%.
(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 2-A Preferred Stock held by such person or entity and is based on a total of 22,098,953 shares of common stock outstanding on a fully-diluted basis as of June 30, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 30, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

Series 4-A Convertible Preferred Stock

Vsource’s Series 4-A Preferred Stock votes as a single class with the common stock, Series 1-A Preferred Stock and Series 2-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 4-A Preferred Stock is currently convertible into 1,000 shares of common stock. If the merger is completed, each share of Series 4-A Preferred will be converted into the right to receive 3,150.298 shares of TEAM America common stock.

The following table sets forth certain information as of June 30, 2003, regarding the beneficial ownership of Vsource’s Series 4-A Preferred Stock by (i) all individuals known to beneficially own 5% or more of our outstanding Series 4-A Preferred Stock, (ii) each of our current directors, (iii) the executive officers listed in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of June 30, 2003, there were 17,364 shares of Series 4-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 4-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
BAPEF Investments XII Ltd.(2)	5,094	29.3%	23.0%
Victoria Road, St. Peter Port
Guernsey, Channel Islands

Capital International Asia CDPQ Inc.(3)	3,000	17.3%	13.6%
1155 René-Lévesque Blvd. West
Suite 4000
Montreal, Canada

Mercantile Capital Partners I LP(4)	3,387	19.5%	15.3%
1372 Shermer Road
Northbrook, IL 60062

CURRENT DIRECTORS
I. Steven Edelson(5)	3,387	19.5%	15.3%
1372 Shermer Road
Northbrook, IL 60062

Phillip E. Kelly	1,905	11.0%	8.6%
7855 Ivanhoe Avenue
Suite 200
La Jolla, CA 92037

Dennis M. Smith	383	2.2%	1.7%
Unit 501, AXA Centre
151 Gloucester Road, Wanchai
Hong Kong

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
John G. Cantillon	2,053	11.8%	9.3%
Level 12, Menara HLA
No. 3, Jalan Kia Peng
Kuala Lumpur, Malaysia

Current and directors and executive officers as a group (4 persons)	7,728	44.5%	35.0%

*	Less than 1%.
(1)

The percentages of beneficial ownership assume the conversion into common stock of all Series 4-A Preferred Stock held by such person or entity and is based on a total of 22,098,953 shares of common stock outstanding on a fully-diluted basis as of June 30, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 30, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with the private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

(2)	Pursuant to an Amended Schedule 13D filed with the SEC on October 25, 2002, Mrs. Constance A.E. Helyar and Mr. Andrew W. Guille are the only directors of BAPEF. Mr. Salata, a member of our Board of Directors, is the founding Managing Partner of Baring Private Equity Partners Asia, a unit of ING Group, which is the investment adviser to the Baring Asia private equity program, including BAPEF.
(3)	In an Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group” within the meaning of Section 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Mr. Seghin, a member of our Board of Directors, is the Managing Director of CDP Asia Partners, Inc. and previously was the Managing Partner of Quilvest Asia Limited, an affiliate of CDP Asia.
(4)	These shares are also beneficially owned by (a) MCG, the general partner of MCP, (b) MCM, a manager of MCG, (c) Michael A. Reinsdorf, a member of MCP and a member of the Investment Committee of MCM, and (d) Mr. Edelson, a member of our Board of Directors.

Management of Vsource

Executive Officers

The following table sets forth certain information with respect to the current executive officers of Vsource:

Name	Age	Office with Vsource
Phillip E. Kelly	45	Chief Executive Officer
Dennis M. Smith	52	Chief Financial Officer and Chief Strategy Officer
John (“Jack”) G. Cantillon	38	Chief Operating Officer
Braden N. Waverly	36	President
Mark Harris	33	Vice President
Jack Poon	37	Vice President

Phillip E. Kelly has served on Vsource Board of Directors and as Co-Chairman of the Board of Directors since June 2001, following its acquisition of NetCel360 Holdings Limited. He has served as our Chief Executive Officer since July 2001, and as Chairman of the Board of Directors since October 2002. Mr. Kelly was a co-founder of NetCel360 and served as the Chairman of its Board of Directors since its inception. Pursuant to the terms of the Shareholders Agreement dated as of October 25, 2002 between Vsource and the shareholders party thereto, Vsource is obligated to nominate Mr. Kelly, so long as he remains an employee of Vsource or its subsidiaries, for election to the Board of Directors as Chairman, and each of the shareholders that is party to the Shareholders Agreement is obligated to use its reasonable efforts to cause Mr. Kelly to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. This obligation will cease upon completion of the merger. From November 1994 to 1998, he served as President of Asia-Pacific for Dell Computer Corporation. Prior to joining Dell, Mr. Kelly worked in several capacities for Motorola, Inc., including as vice president and general manager of Motorola’s Landmobile Products Sector North Asian Division and as vice president and general manager of Motorola’s Western U.S. Division. Mr. Kelly holds a Bachelor of Business Administration from the University of San Diego, California.

Dennis M. Smith has served on our Board of Directors and as Vice Chairman since June 2001, following our acquisition of NetCel360. He has served as our Chief Strategy Officer since July 2001 and also as our Chief

Financial Officer since December 2001. Mr. Smith was a co-founder of NetCel360 and has lived and worked in finance in Asia since 1976. Pursuant to the terms of the Shareholders Agreement, we are obligated to nominate Mr. Smith, so long as he remains an employee of Vsource or its subsidiaries, for election to our Board of Directors as Vice-Chairman, and each of the shareholders that is party to the Shareholders Agreement is obligated to use its reasonable efforts to cause Mr. Smith to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. This obligation will cease upon completion of the merger. In 1984 he co-founded ChinaVest, one of the earliest and largest independent private equity firms in Asia. Prior to joining ChinaVest, Mr. Smith held senior positions in commercial banking and investment banking with First Chicago Corp. in Hong Kong, Singapore and the Philippines. He holds an MBA degree from Loyola University of Chicago. Mr. Cantillon has served as our Chief Operating Officer since October 2001. Prior to that, he served as a Senior Vice President of Vsource from July 2001, and was a Senior Vice President of NetCel360 from April 2001 to June 2001. Prior to joining NetCel360, Mr. Cantillon was with Dell Computers Asia-Pacific and Japan from May 1996 until April 2001 in various senior management positions, most recently as Corporate Director and Head of the Dell-online E-commerce Group for Dell Computers Asia-Pacific and Japan.

Braden N. Waverley has served as our President since August 2002. Before that, he was with Dell Computer Corporation from February 1996 to August 2001, where he was most recently Vice President and General Manager in the company’s Canadian operations. At Dell, Mr. Waverley also held marketing and general management posts for Dell’s business throughout Asia-Pacific. Prior to Dell, Mr. Waverley co-founded Paradigm Research, a management consulting firm specializing in business process automation and redesign strategies. Earlier, Mr. Waverley held several management positions at Motorola, Inc. Mr. Waverley holds a bachelor’s degree in political science, international relations and economics from University of Wisconsin at Madison, and a master’s of business administration in marketing and operations management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mark Harris has served as our Vice President of Payroll and Claims Solutions since September 2001. He joined Vsource in July 2001 as our Vice President, Finance. Prior to that, he held various finance-related positions with NetCel360. Prior to joining NetCel360 in February 2001, Mr. Harris spent six years with PricewaterhouseCoopers (PwC), with a specific emphasis on technology-related companies. Mr. Harris also served in the London-based division of PwC’s Europe Technology Practice, preceded by tenure at PwC’s Silicon Valley office as member of the Venture Capital and Software IPO Leadership Team. Mr. Harris holds a Bachelor of Science in Business Administration with an emphasis in Accounting from California Polytechnic State University, San Luis Obispo, California.

Jack Poon served as Vice President of Corporate Finance between January 2002 and December 2002, and presently serves as a Company Vice President handling a variety of strategic matters. Since he joined NetCel360 in February 2001, Mr. Poon held various positions at NetCel360 and then Vsource, including serving as Vice President of Business Development and Corporate Planning. Prior to joining NetCel360, Mr. Poon spent four years at Motorola serving in various functions from May 1996 to February 2001. Mr. Poon holds a Bachelor of Science, Summa Cum Laude, in Electrical Engineering from the University of Washington, a Master of Science, Magna Cum Laude, in Electrical Engineering from the California Institute of Technology and a Master of Science, Magna Cum Laude, in Engineering Management from Stanford University.

Executive Compensation

The following summary compensation table sets forth information regarding the compensation for the last three completed fiscal years of (1) the two persons who served as Vsource’s Chief Executive Officers during the most recent fiscal year; (2) the most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of January 31, 2003, and whose total annual salary and bonus for the most recent fiscal year exceeded $100,000; and (3) two other executive officers who would have been among the highest paid executive officers if they had been executive officers as of January 31, 2003.

Summary Compensation Table

Name and Principal Position		Annual Compensation				Long-Term Compensation
	Fiscal Year Ended January 31	Salary		Bonus		Restricted Stock Awards	Securities Underlying Options/ SARs (1)	All Other Compensation
Phillip E. Kelly	2003		$226,300		$170,047	0	640,543		$71,898	(2)
Chief Executive Officer	2002		$106,789		$1,000	0	430,260		$126,914	(3)
	2001		$0		$0	0	0		$0

Dennis M. Smith	2003		$176,625		$123,666	0	608,324		$194,797	(4)
Chief Financial Officer	2002		$102,417		$1,000	0	306,733		$120,036	(5)
	2001		$0		$0	0	0		$0

John G. Cantillon	2003		$156,269		$70,852	0	451,375		$29,034	(6)
Chief Operating Officer	2002		$91,936		$10,216	0	125,851		$17,286	(6)
	2001		$0		$0	0	0		$0

*Braden N. Waverly	2003		$92,100		$—	0	312,500		$1,000	(8)
President	2002		$0		$0	0	0		$0
	2001		$0		$0	0	0		$0

**William R. DeKruif	2003		$147,531		$36,844	0	1,250		$13,034	(7)
Vice President of Foundation Solutions	2002 2001	$ $	100,375 0	$ $	1,000 0	0 0	12,500 0	$ $	1,004 0	(8)

Jack Tai-On Poon	2003		$148,273		$38,501	0	7,500		$1,539	(9)
Vice President	2002		$93,400		$12,675	0	11,020		$1,026	(9)
	2001		$0		$0	0	0		$0

Mark R. Harris	2003		$127,324		$27,736	0	15,750		$0
Vice President of Payroll & Claims Solutions	2002 2001	$ $	62,626 0	$ $	12,882 0	0 0	13,750 0	$ $	0 0

*	Joined in August 2002.
**	William R. DeKruif left in December 2002.
(1)	Throughout this report, the number of shares underlying options granted are adjusted for the 20:1 post-reverse split on November 20, 2002.
(2)	Includes the following paid by Vsource on behalf of or to Mr. Kelly: (a) $12,549 in overseas housing allowance, (b) $45,448 for international tax equalization benefits and associated tax filing fee, (c) $1,410 in Hong Kong Mandatory Provident Fund contribution, (d) $657 401(k) Plan contribution, (e) $7,016 in health insurance premiums, and (f) $4,818 in travel expenses for spouse.
(3)	Includes the following paid by Vsource on behalf of or to Mr. Kelly: (a) $45,186 in overseas housing allowance, (b) $63,839 for international tax equalization benefits and associated tax filing fee, (c) $680 in Hong Kong Mandatory Provident Fund contribution, (d) $14,176 in health insurance premiums, and (e) $3,036 in relocation expenses.
(4)	Includes the following paid by Vsource on behalf of or to Mr. Smith: (a) $141,925 in housing allowance, (b) $18,817 in education allowance for one of Mr. Smith’s children, (c) $8,333 for a tax filing fee, (d) $1,538 in Hong Kong Mandatory Provident Fund contribution, and (e) $24,183 in health insurance premiums for Mr. Smith and certain of his family members.
(5)	Includes the following paid by Vsource on behalf of or to Mr. Smith: (a) $83,961 in housing allowance, (b) $16,566 in education allowance for one of Mr. Smith’s children, (c) $12,311 for a tax filing fee, (d) $936 in Hong Kong Mandatory Provident Fund contribution, and (e) $6,265 in health insurance premiums for Mr. Smith and certain of his family members.

(6)	Includes the following paid by Vsource on behalf of or to Mr. Cantillon: (a) $26,034 in composite allowance, and (b) $3,000 in housing allowance.
(7)	Represents $1,955 contributions for 401(k) Plan paid by Vsource and $11,080 leave pay.
(8)	Represents 401(k) Plan contributions paid by Vsource.
(9)	Represents Hong Kong Mandatory Provident Fund contribution paid by Vsource.

Options

The following table sets forth certain information with respect to each of the executive officers of Vsource listed in the Summary Compensation Table above concerning individual grants of options to purchase common stock made during fiscal year 2003. Since January 31, 2003, we have granted options to three current executive officers and directors to purchase an aggregate of 267,710 shares of our common stock.

Option Grants In Last Fiscal Year

(Individual Grants)

Name	Number of Securities Underlying Options Granted (3)	Percentage of Total Options Granted to Employees in Fiscal 2002(4)	Exercise Price Per Share(5)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)(2)
						5%	10%
Phillip E. Kelly	4,743	0.2%	$2.00	02/20/12	(6)	18,327	34,802
Chief Executive Officer	43,800	1.7%	$2.00	07/11/12	(7)	212,051	389,545
	92,000	3.6%	$4.20	07/11/12	(8)	243,005	615,822
	500,000	19.7%	$2.00	01/21/13	(9)	628,895	1,593,742

Dennis M. Smith	4,724	0.2%	$2.00	02/20/12	(10)	18,254	34,662
Chief Financial Officer	34,600	1.4%	$2.00	07/01/12	(11)	167,511	307,723
	69,000	2.7%	$4.20	07/11/12	(12)	182,254	461,867
	500,000	19.7%	$2.00	01/21/13	(13)	628,895	1,593,742

John G. Cantillon	75,750	3.0%	$4.20	07/11/12	(14)	200,083	507,049
Chief Operating Officer	25,625	1.0%	$2.00	08/15/12	(15)	40,579	94,972
	350,000	13.8%	$2.00	01/21/13	(16)	440,226	1,115,620

*Braden N. Waverley	137,500	5.4%	$2.20	08/15/12	(17)	190,241	482,107
President	175,000	6.9%	$2.00	01/21/13	(18)	220,113	557,810

**William R. DeKruif	1,250	0.0%	$2.20	09/03/12	(19)	1,729	4,383
Vice President of Foundation Solutions

Jack Tai-On Poon	2,500	0.1%	$3.60	02/20/12	(20)	5,660	14,344
Vice President	5,000	0.2%	$2.20	09/03/12	(21)	6,918	17,531

Mark R. Harris	3,750	0.1%	$2.20	09/03/12	(22)	5,188	13,148
Vice President of Payroll & Claims Solutions	12,000	0.5%	$2.00	01/21/13	(23)	15,093	38,250

*	Joined in August 2002.
**	William R. DeKruif left Vsource in December 2002 and his options have now expired.
(1)	The dollar amounts in these columns are the product of (1) the difference between (a) the product of the per-share market price at the date of the grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded annually over the term of the option (ten years) and (2) the per-share exercise price of the option and (b) the number of shares underlying the grant at fiscal year-end.

(2)	The appreciation rates stated are arbitrarily assumed and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value that may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in our industry and market area, competition and economic conditions, over which the optionee may have little or no control.
(3)	Number of shares underlying options granted are adjusted on 20:1 post-reverse split on November 20, 2002.
(4)	Based on an aggregate of 2,535,790 options granted to directors and employees of Vsource in Fiscal 2003, including the executive officers listed in the Summary Compensation Table above.
(5)	Exercise price has been adjusted to reflect 20:1 post-reverse split on November 20, 2002.
(6)	On February 20, 2002, Mr. Kelly was granted options to purchase 4,743 shares of common stock at an exercise price of $2.00 per share, vesting 75% on February 20, 2002, and the rest vesting in two equal quarterly installments beginning March 20, 2002. The fair market value of our common stock on the grant date was $3.60 per share.
(7)	On July 11, 2002, Mr. Kelly was granted options to purchase 43,800 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $4.20 per share.
(8)	On July 11, 2002, Mr. Kelly was granted options to purchase 92,000 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share.
(9)	On January 21, 2003, Mr. Kelly was granted options to purchase 500,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(10)	On February 20, 2002, Mr. Smith was granted options to purchase 4,724 shares of common stock at an exercise price of $2.00 per share, vesting 75% on February 20, 2002, and the rest vesting in two equal quarterly installments beginning March 20, 2002. The fair market value of our common stock on the grant date was $3.60 per share.
(11)	On July 11, 2002, Mr. Smith was granted options to purchase 34,600 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $4.20 per share.
(12)	On July 11, 2002, Mr. Smith was granted options to purchase 69,000 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share.
(13)	On January 21, 2003, Mr. Smith was granted options to purchase 500,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(14)	On July 11, 2002, Mr. Cantillon was granted options to purchase 75,750 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share.
(15)	On August 15, 2002, Mr. Cantillon was granted options to purchase 25,625 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $2.20 per share.

(16)	On January 21, 2003, Mr. Cantillon was granted options to purchase 350,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(17)	On August 15, 2002, Mr. Waverley was granted options to purchase 137,500 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on February 15, 2003, and the balance in ten equal quarterly installments beginning on May 15, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(18)	On January 21, 2003, Mr. Waverley was granted options to purchase 175,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(19)	On September 3, 2002, Mr. DeKruif was granted options to purchase 1,250 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share. Each of these options have now been forfeited as a consequence of Mr. DeKruif’s resignation.
(20)	On February 20, 2002, Mr. Poon was granted options to purchase 2,500 shares of common stock at an exercise price of $3.60 per share, vesting in 16.67% on August 20, 2002, and the balance in ten equal quarterly installments beginning on November 20, 2003. The fair market value of our common stock on the grant date was $3.60 per share.
(21)	On September 3, 2002, Mr. Poon was granted options to purchase 5,000 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(22)	On September 3, 2002, Mr. Harris was granted options to purchase 3,750 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(23)	On January 21, 2003, Mr. Harris was granted options to purchase 12,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.

The following table sets forth certain information with respect to each of the executive officers of Vsource listed in the Summary Compensation Table above concerning unexercised options to purchase common stock held as of the end of the fiscal year ended January 31, 2003. None of these executive officers exercised any options to purchase common stock during the fiscal year.

Fiscal Year-End Option/SAR Values

	Number of Securities Underlying Unexercised Options at January 31, 2003		Value of Unexercised In-the-Money Options January 31, 2003(1)
Name	Exercisable(2)	Unexercisable(2)	Exercisable	Unexercisable
Phillip E. Kelly	471,643	598,567	$56,051	$—
Chief Executive Officer

Dennis M. Smith	339,674	574,800	$17,768	$—
Chief Financial Officer

John G. Cantillon	117,955	459,271	$—	$—
Chief Operating Officer

*Braden N. Waverley	—	312,500	$—	$—
President

**William R. DeKruif	9,375	4,375	$—	$—
Vice President of Foundation Solutions

Jack Tai-On Poon	8,812	9,708	$806	$—
Vice President

Mark R. Harris	8,250	21,250	$—	$—
Vice President of Payroll & Claims Solutions

*	Joined in August 2002.
**	William R. DeKruif left Vsource in December 2002 and his options have now expired.
(1)	Value is calculated in accordance with SEC rules by subtracting the exercise price per share for each option from the fair market value of the underlying common stock as of January 31, 2003, and multiplying that difference by the number of shares of common stock subject to the option. The fair market value of one share of common stock as of January 31, 2003, was $1.75.
(2)	Number of shares underlying options granted are adjusted to reflect the 20:1 reverse split effected on November 20, 2002.

Equity Compensation Plan Information

The following table sets forth certain information as of January 31, 2003 about Vsource’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

	Number of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of common stock remaining available for future issuance under equity compensation plans (excluding common stock reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,795,531	$2.40	1,587,361
Equity compensation plans not approved by security holders(2)	27,394	$15.74	12,356

Total	3,822,925	$2.50	1,599,717

(1)	Consists of two plans: (a) our 2001 Stock Options/Stock Issuance Plan (2001 Plan) and (b) our Employee Stock Purchase Plan. Both plans were approved by shareholders at our fiscal year 2001 annual meeting. The maximum number of shares of common stock that may be issued under the 2001 Plan cannot exceed 20% of the total shares of common stock outstanding at the time the calculation is made (including, on an as-converted basis, all convertible preferred stock, warrants, options and other convertible securities that are exercisable) but in no event will the maximum number of shares of common stock which may be issued under this plan as incentive stock options exceed 1,000,000. As of January 31, 2003, based on the 20% calculation, the maximum number of shares issuable under the 2001 Plan was 31,171,733. The maximum number of shares of common stock that may be purchased under our Employee Stock Purchase Plan is 350,000. During fiscal year 2003, 15,641 shares of common stock were purchased pursuant to the Employee Stock Purchase Plan.

(2)	In July 2000, we approved a stock option plan (2000 Plan). The 2000 Plan has not been approved by our shareholders. The 2000 Plan authorizes the grant of incentive stock options and non-statutory stock options covering an aggregate of 39,750 shares of common stock (subject to limitations of applicable laws, and adjustment in the event of stock dividends, stock splits, reverse stock splits and certain other corporate events). The 2000 Plan expires on July 6, 2010, unless it is terminated earlier or suspended by the Board of Directors. The 2000 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974. We do not intend to issue any further options under the 2000 Plan.

Vsource Certain Relationships and Related Transactions

NetCel360 Acquisition

On June 22, 2001, Vsource acquired substantially all of the assets of NetCel360 Holdings Limited (NetCel360). In connection with the acquisition, we issued a total of 185,489 shares of our common stock to NetCel360 (Consideration Shares). We also assumed approximately $3.7 million of bridge financing (Bridge Loan), $1.25 million in principal amount of which we discharged by issuing Series A convertible notes (Series A Convertible Notes) in exchange and the remainder of which we discharged on December 18, 2001 by issuing 580,998 shares of our common stock.

In connection with completing the acquisition, Mr. Kelly was appointed our Co-Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Kelly was the Chief Executive Officer and Chairman of NetCel360. As a result of Mr. Kelly’s direct ownership interest in NetCel360, he received 26,270 Consideration

Shares. At the time of the acquisition, Mr. Kelly held $1.9 million in principal amount of the Bridge Loan. On June 25, 2001, we repaid to Mr. Kelly $200,000 in principal amount and accrued interest of the Bridge Loan, and Mr. Kelly surrendered $767,414 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $767,414. On December 15, 2001, Mr. Kelly purchased an additional $135,783 in principal and accrued interest of the Bridge Loan from other holders of the Bridge Loan for $67,892 in cash. We discharged our remaining obligations to Mr. Kelly under the Bridge Loan on December 18, 2001 by converting the remaining balance of Mr. Kelly’s Bridge Loan into 271,642 shares of our common stock in accordance with the terms of the Bridge Loan.

In connection with completing the acquisition, Mr. Smith was appointed our Vice Chairman and Chief Strategy Officer. In December 2001, he was also appointed as our Chief Financial Officer. Prior to the acquisition, Mr. Smith was NetCel360’s Vice Chairman. As a result of Mr. Smith’s direct ownership interest in NetCel360, he received 10,630 Consideration Shares. At the time of the acquisition, Mr. Smith held $774,632 in principal amount of the Bridge Loan. On June 25, 2001, he surrendered $239,031 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $239,031. On December 1, 2001, Mr. Smith sold $121,957 in principal and accrued interest of the Bridge Loan for a cash purchase price of $121,957. On December 15, 2001, Mr. Smith then purchased an additional $49,460 in principal and accrued interest of the Bridge Loan from other holders of the Bridge Loan for $49,460 in cash. We discharged our remaining obligations to Mr. Smith under the Bridge Loan on December 18, 2001 by converting the remaining balance of Mr. Smith’s Bridge Loan into 120,578 shares of our common stock in accordance with the terms of the Bridge Loan.

AIIG has informed us that as a result of its direct ownership interest in NetCel360, it received 5,984 Consideration Shares. At the time of the acquisition, AIIG held $294,012 in principal amount of the Bridge Loan. On July 13, 2001, AIIG surrendered $251,160.58 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $251,160.58. We discharged our remaining obligations to AIIG under the Bridge Loan on December 18, 2001 by converting the remaining balance of AIG’s Bridge Loan into 11,365 shares of our common stock in accordance with the terms of the Bridge Loan. Mr. Edelson, a member of our Board of Directors, is a controlling person of the managing member of the general partner of the managing member of AIIG.

BAPEF has informed us that as a result of its direct ownership interest in NetCel360, it received 48,306 Consideration Shares. At the time of the acquisition, BAPEF held $409,920 in principal amount of the Bridge Loan. We discharged our obligations to BAPEF under the Bridge Loan on December 18, 2001 by converting the balance of BAPEF’s Bridge Loan into 105,853 shares of our common stock in accordance with the terms of the Bridge Loan. BAPEF beneficially owns more than five percent of our total outstanding shares.

Financing Agreements

On June 25, 2001, Vsource entered into a Convertible Note Purchase Agreement pursuant to which it sold Series A Convertible Notes to a group of lenders including Mr. Kelly, Mr. Smith, Mr. Cantillon, MCP, AIIG and BAPEF. The Series A Convertible Notes bore interest at a rate of 10% per annum and were scheduled to mature on June 30, 2003. In addition, these notes were convertible, at the holder’s option, into shares of our Series 3-A Preferred Stock, which, in turn, were convertible at the holder’s option into shares of our common stock.

The following table sets forth the principal amount of Series A Convertible Notes purchased by each of Mr. Kelly, Mr. Smith, Mr. Cantillon, AIIG, MCP and BAPEF on June 25, 2001.

Purchaser	Series A Convertible Notes
Phillip E. Kelly	$767,414
Dennis M. Smith	239,031
John G. Cantillon	1,000,000
Asia Internet Investment Group I, LLC	251,151
Mercantile Capital Partners I, L.P.	1,300,000
BAPEF Investments XII Ltd.	1,000,000

The Series A Convertible Notes noted above are no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

On July 12, 2001, we entered into the Series B Agreement pursuant to which we sold exchangeable promissory notes (Series B Exchangeable Notes) and Series B Warrants to a group of purchasers including Mr. Kelly, Mr. Cantillon and BAPEF. The Series B Exchangeable Notes accrued interest at a rate of 10% per annum and were to mature on June 30, 2003. The Series B Warrants have an exercise price of $2.00 per share and expire on July 12, 2006. In addition, the purchasers of the Series B Exchangeable Notes received upon issuance a transaction fee of 2.5% of the total principal amount of their Series B Exchangeable Notes. We used the proceeds from the sale of the Series B Exchangeable Notes and Series B Warrants to secure a letter of credit supporting our reseller arrangements with Gateway Manufacturing, Inc. In accordance with the terms of the Series B Agreement, following the termination of such letter of credit when Gateway terminated those reseller arrangements, we repaid the Series B Exchangeable Notes in full on December 28, 2001. As described further below, Messrs. Kelly and Cantillon each elected to have half of the outstanding balance of their respective Series B Exchangeable Notes, including accrued interest, repaid in cash ($402,630 and $268,419, respectively) and the other half repaid through surrender for Series B-1 Exchangeable Notes, and BAPEF elected to have the entire amount of its Series B Exchangeable Notes repaid through surrender for Series B–1 Exchangeable Notes.

The following table sets forth the principal amount of Series B Exchangeable Notes purchased by each of Mr. Kelly, Mr. Cantillon and BAPEF on July 12, 2001 and the number of shares of common stock issuable upon exercise of the Series B Warrants purchased by them on that date.

Purchaser	Series B Exchangeable Notes	Series B Warrants
Phillip E. Kelly	$768,750	192,187
John G. Cantillon	512,500	128,125
BAPEF Investments XII Ltd.	2,050,000	512,500

The Series B Notes and Series B Warrants noted above are also no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

On January 31, 2002, pursuant to the Series B-1 Agreement, we issued $2.9 million in principal amount of exchangeable promissory notes (the “Series B-1 Exchangeable Notes”) and Series B-1 Warrants to holders of Series B Exchangeable Notes (including Mr. Kelly, Mr. Cantillon and BAPEF) who elected to surrender some or all of the principal and accrued interest on their respective Series B Exchangeable Notes in exchange for Series B-1 Exchangeable Notes and Series B-1 Warrants. The Series B-1 Exchangeable Notes accrued interest at a rate of 10% per annum and had a scheduled maturity date of June 30, 2003. The Series B-1 Exchangeable Notes were convertible into Series A Convertible Notes if the Series B-1 Exchangeable Notes were not repaid before August 15, 2002. As noted previously, Series A Convertible Notes were convertible, at the holder’s option, into shares of our Series 3-A Preferred Stock, which, in turn, were convertible, at the holder’s option, into shares of our common stock. Unlike the Series B Exchangeable Notes, the proceeds of the Series B-1 Exchangeable Notes were used by us for general corporate purposes. The Series B-1 Warrants have an exercise price of $2.00 per share and expire on January 30, 2007.

The following table sets forth the principal amount of Series B-1 Exchangeable Notes received by each of Mr. Kelly, Mr. Cantillon and BAPEF upon surrender of their Series B Exchangeable Notes on January 31, 2002 and the number of shares of common stock issuable upon exercise of the Series B-1 Warrants purchased by them on that date.

Purchaser	Series B-1 Exchangeable Notes	Series B-1 Warrants
Phillip E. Kelly	$402,629	100,657
John G. Cantillon	268,420	67,104
BAPEF Investments XII Ltd.	2,147,357	536,840

The Series B-1 Exchangeable Notes and Series B-1 Warrants noted above are also no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

Private Placement and Exchange

On October 25, 2002, Vsource completed a private placement, pursuant to which it issued 3,750 shares of Series 4-A Preferred Stock and warrants to purchase 1,250,000 shares of common stock to CDPQ for a total purchase price of $7.5 million. These warrants have an initial exercise price of US$0.01 per share. These warrants are only exercisable between April 1, 2005 and March 30, 2006 but only if neither of the following has occurred (1) a Liquidity Date (as such term is defined in the warrants) has occurred before January 31, 2005, or (2) we have achieved specific consolidated net income thresholds. The holders of these warrants will not be entitled to any voting rights or any other rights as a Shareholder until they are duly exercised for shares of common stock. As affirmed in a filing with the Securities and Exchange Commission on October 25, 2002, Quilvest, an entity otherwise independent of CDPQ that acquired 750 shares of Series 4-A Preferred Stock in the private placement, and CDPQ have agreed to coordinate their voting and disposition of Series 4-A Preferred Stock. CDPQ and Quilvest have agreed that the merger will constitute a liquidity date under the warrants. Therefore, upon consummation of the merger, the warrants will not be exercisable.

In connection with the private placement, and as required by CDPQ as a precondition to its purchase, we caused Messrs. Kelly, Smith, Cantillon, BAPEF and MCP, to exchange their holdings of Series A Convertible Notes, Series B Exchangeable Notes, Series B-1 Exchangeable Notes, Series B Warrants, Series B-1 Warrants and Series 2-A Preferred Stock for shares of Series 4-A Preferred Stock, as follows:

•	Mr. Kelly was issued 1,905 shares of Series 4-A Preferred Stock in exchange for (a) $767,414 principal amount of Series A Convertible Notes, (b) $404,629 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 192,187 shares of common stock and (d) Series B-1 Warrants to purchase 100,657 shares of common stock;

•	Mr. Smith was issued 383 shares of Series 4-A Preferred Stock in exchange for $239,031 principal amount of Series A Convertible Notes;

•	Mr. Cantillon was issued 2,053 shares of Series 4-A Preferred Stock in exchange for (a) $1,000,000 principal amount of Series A Convertible Notes, (b) $268,420 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 128,125 shares of common stock, and (d) Series B-1 Warrants to purchase 67,104 shares of common stock;

•	BAPEF was issued 5,094 shares of Series 4-A Preferred Stock in exchange for (a) $1,000,000 principal amount of Series A Convertible Notes, (b) $2,147,357 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 512,500 shares of common stock, and (d) Series B-1 Warrants to purchase 536,840 shares of common stock;

•	MCP was issued 3,387 shares of Series 4-A Preferred Stock in exchange for (a) $1,300,000 principal amount of Series A Convertible Note and (b) 624,025 shares of Series 2-A Preferred Stock; and

•	AIIG was issued 401 shares of Series 4-A Preferred Stock in exchange for $251,151 principal amount of Series A Convertible Note.

The following table sets forth number of shares of Series 4-A Preferred Stock issued to Messrs. Kelly, Smith, Cantillon and BAPEF and MCP in connection with the private placement and exchange consummated on October 25, 2002. Also included are the shares of Series 4-Preferred Stock sold to CDPQ and Quilvest

Name of Holder	Number of Shares of Series 4-A Preferred Stock
Phillip E. Kelly	1,905
Dennis M. Smith	383
John G. Cantillon	2,053
BAPEF Investments XII Ltd.	5,094
Mercantile Capital Partners I, L.P.	3,387
Asia Internet Investment Group I, LLC	401
Capital International Asia CDPQ Inc.	3,000
Quilvest Asian Equity Ltd.	750

Employment Contracts, Termination of Employment, and Change in Control Agreements

Edelson Compensation Agreement.    Vsource has agreed with Mr. Edelson on a director’s compensation agreement pursuant to which, in consideration for his service on our Board of Directors, Mr. Edelson receives an annual service fee of $120,000, which has been paid monthly commencing from June 22, 2001. Payments to Mr. Edelson under this agreement ceased in June 2003.

In accordance with this agreement, we paid a total of $106,691 in fees during fiscal year 2003 and through June 30, 2002 $54,585 in fees in fiscal year 2004. Also in accordance with this agreement, we granted Mr. Edelson stock options to purchase that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to two percent of our outstanding common stock as of February 15, 2002, calculated on a fully diluted basis (the “Edelson Option”). Pursuant to the Edelson Option, we granted Mr. Edelson stock options to purchase a total of 155,621 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Edelson Option have fully vested as of March 31, 2003. Finally, in accordance with this agreement we also granted Mr. Edelson an option to purchase 25,000 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003.

Kelly Employment Agreement.    Mr. Kelly is party to an employment agreement with one of Vsource’s subsidiaries, dated as of January 1, 2003. Under this agreement, Mr. Kelly receives a base salary of $262,800 per year, which increases to $350,400 per year effective August 1, 2003, and is eligible for a target incentive bonus equal to 133.3% (decreases to 100% effective August 1, 2003) of the base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under previous employment agreements, which were superceded by the present agreement, we were obligated to grant Mr. Kelly that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to four percent of our outstanding common stock, as of February 15, 2002, calculated on a fully diluted basis (the “Kelly Option”). Pursuant to the Kelly Option, we granted Mr. Kelly stock options to purchase a total of 311,241 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Kelly Option have fully vested as of March 31, 2003. Under the now superceded employment agreements, we also granted Mr. Kelly another option to purchase 87,600 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003. Under the current employment agreement, if Mr. Kelly is assigned to a location outside of the United States, Mr. Kelly is eligible for a housing allowance to be determined by prevailing market rates in the city of assignment and as appropriate for CEOs. Alternatively, if Mr. Kelly is assigned within the United States, we must reimburse Mr. Kelly for reasonable travel expenses incurred by his spouse accompanying him on business-related trips to Asia Pacific, up to a maximum of $6,000 per month. We are also obligated to provide him with an executive automobile. Mr. Kelly’s employment agreement has an initial term that expires on June 21, 2003, and renews automatically for one-year periods unless either party gives notice of termination not less than 90 days before the end of the existing term. We may terminate Mr. Kelly’s employment agreement with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Kelly’s employment upon 90 days notice.

Smith Employment Agreement.    Mr. Smith is party to parallel employment agreements with two of Vsource’s subsidiaries, each dated as of June 22, 2001. Under these agreements, Mr. Smith receives in the aggregate a base salary of $133,125 per year and is eligible for a target incentive bonus equal to 100% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under the agreements, we were obligated to grant Mr. Smith that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to three percent of our outstanding common stock, as of February 15, 2002, calculated on a fully diluted basis (the “Smith Option”). Pursuant to the Smith Option, we granted Mr. Smith stock options to purchase a total of 233,431 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Smith Option have fully vested as of March 31, 2003. Under the agreements, we also granted Mr. Smith another option to purchase 66,563 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003. Under the agreements, we have agreed to reimburse Mr. Smith for all housing expenses up to HK$85,000 per month (approximately $10,900 per month) and all tuition costs of one child. Mr. Smith’s employment agreements have an initial term that expires on June 22, 2003, and renew automatically for one-year periods unless either party gives notice of termination not less than 90 days before the end of the existing term. We may terminate Mr. Smith’s employment agreement with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Smith’s employment upon 90 days notice.

Cantillon Employment Agreement.    Mr. Cantillon is party to parallel employment agreements with two of Vsource’s subsidiaries, each dated January 1, 2003. Under these agreements, Mr. Cantillon receives an aggregate base salary of $153,800 per year, which increases to $205,000 per year effective September 1, 2003, and is eligible for a target incentive bonus equal to 100% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. We also provide Mr. Cantillon with a housing reimbursement of $3,000 per month. Mr. Cantillon’s employment agreements each have an initial term that expires on January 1, 2005, and renew automatically for one-year periods unless either party gives notice of termination not less than 90 days before the end of the existing term. We may terminate Mr. Cantillon’s employment agreements with cause upon the happening of certain specified events and the board of directors may, at its discretion, terminate Mr. Cantillon’s employment upon 90 days notice.

Waverly Employment Agreement.    Mr. Waverley is party to an employment agreement with one of Vsource’s subsidiaries, dated as of August 15, 2002. Under this agreement, Mr. Waverley receives a base salary of $200,000 per year and is eligible for a target incentive bonus equal to 75% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under his employment agreement, Mr. Waverley was also issued options to purchase 137,500 shares of common stock, that vest over three years with an exercise price of $2.20, the fair market value at the time of grant. We also provide Mr. Waverley with an international consultant to advise him on his income tax preparation and to prepare his annual tax returns. Mr. Waverley’s employment agreement has an initial term that expires on August 15, 2005, and renews automatically for one-year periods unless either party gives notice of termination not less than 90 days before the end of the existing term. We may terminate Mr. Waverley’s employment agreement with cause upon the happening of certain specified events and the board of directors may, at its discretion, terminate Mr. Waverley’s employment upon 90 days notice. In the event Mr. Waverley is terminated other than for actual cause (as defined in the employment agreement), his options continue to vest for a six-month period following the date of such termination. Further, in the case where Mr. Waverley terminates his employee for certain specified reasons within the first year, his options shall continue to vest for a one-year period following the date of termination. In these instances, termination other than for actual cause or by Mr. Waverley for specified reasons within the first year, Mr. Waverley is also entitled to a lump sum termination payment equal to expenses, vacation pay and bonus awarded but not paid owed Mr. Waverley through the separation date plus 25% of his then base salary.

DESCRIPTION OF TEAM AMERICA CAPITAL STOCK

Authorized Stock

The authorized capital stock of TEAM America consists of (1) 45,000,000 shares of common stock, without par value; (2) 2,500,000 shares of Class A Voting Preferred Stock, without par value; and (3) 2,500,000 shares of Class B Non-Voting Preferred Stock. Following the closing of the recapitalization agreement and the reincorporation, immediately before the merger, the authorized capital stock of TEAM America will only consist of 100,000,000 shares of common stock, par value $.01 per share.

Common Stock

Of the authorized common stock, 8,245,898 shares are outstanding as of June 30, 2003 (excluding 2,552,602 shares of treasury stock). Subject to the prior rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends, if and when declared by the TEAM America board of directors, from funds legally available to be distributed. Shares of common stock are also entitled to share ratably in all of TEAM America’s assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of TEAM America subject to any liquidation preference of then-outstanding shares of preferred stock. Holders of the common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of the common stock are entitled to one vote per share on all matters that they are entitled to vote upon at meetings of shareholders or upon actions taken by written consent pursuant to Ohio corporate law. The holders of common stock do not have cumulative voting rights. All of the shares of the common stock currently issued and outstanding are, and any shares of common stock to be issued upon the consummation of the merger will be, when paid for in accordance with the terms of the merger agreement, validly issued, fully paid and nonassessable. TEAM America has not paid any cash dividends to holders of its common stock and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends is currently contingent upon approval of TEAM America’s Class A preferred shareholders and its lenders.

Preferred Stock

TEAM America preferred stock consists of two classes: Class A and Class B. The only difference between the two classes is that Class A Preferred Stock has voting rights while Class B Preferred Stock does not have voting rights. Within each class of preferred stock, the TEAM America board of directors has the authority, without further action by the holders of the outstanding common stock to: (1) issue and designate preferred stock from time to time in one or more series; (2) fix the number of shares and their stated value, if different from the par value, of shares constituting any series; and (3) fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, special voting rights, rights and terms of redemption (including any sinking fund provisions), the redemption price and the liquidation preference of such class or series. TEAM America presently has one series of preferred stock outstanding, designated as “Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares” (Class A Preferred Stock), and consisting of 125,000 shares. The rights and preferences of the Class A Preferred Stock are set forth in TEAM America’s Ohio Articles filed with the Secretary of State of the State of Ohio. No series of Class B Preferred Stock are outstanding, and TEAM America has no present plans to issue any other class or series of preferred stock.

All of the shares of the Class A Preferred Stock are currently issued and outstanding and held by three shareholders. In connection with the merger, TEAM America will complete a recapitalization of its capital structure that will, among other things, exchange all of the Class A Preferred Stock for TEAM America common stock. As a result, at the time the merger is consummated, TEAM America will have no preferred shareholders. See “Proposal 2: The Recapitalization” on pages 83.

COMPARISON OF RIGHTS OF HOLDERS OF VSOURCE STOCK TO HOLDERS OF TEAM AMERICA COMMON STOCK (POST-REINCORPORATION)

Vsource is incorporated under the laws of the state of Delaware, and TEAM America will also be incorporated under the laws of the state of Delaware after the reincorporation is complete, if the Reincorporation Proposal is approved by the TEAM America shareholders at their annual meeting. If the merger is completed, holders of Vsource capital stock will become holders of TEAM America’s common stock, and the rights of former Vsource shareholders will be governed by Delaware law and TEAM America’s amended certificate of incorporation and amended bylaws. Since both TEAM America and Vsource will be incorporated under Delaware law, however, the rights of holders of Vsource capital stock will not be materially altered by the merger. Therefore, this section only describes material differences between the rights of holders of TEAM America common stock and Vsource capital stock under the companies’ respective certificates of incorporation and bylaws after the reincorporation.

Provisions of TEAM America’s current Ohio Articles and Code of Regulations are not discussed in this section because the merger will not be consummated if the Reincorporation Proposal is not approved. While TEAM America and Vsource believe that the comparisons discussed in this section address the material differences, it may not contain all of the information that is important to Vsource shareholders. This summary does not purport to be a complete statement of the rights of holders of shares of TEAM America common stock under applicable Delaware law or TEAM America’s post-reincorporation certificate of incorporation or bylaws, or a comprehensive comparison with the rights of the holders of shares of Vsource capital stock under applicable Delaware law or Vsource’s certificate of incorporation or bylaws, or a complete description of the specific provisions referred to in this section. Shareholders should carefully read this entire document and the documents referred to in this section for a more complete understanding of the differences between the rights of TEAM America shareholders and those of Vsource shareholders.

Although the material terms of the bylaws of TEAM America and Vsource are summarized below, you are encouraged to read the text of TEAM America’s bylaws attached as Exhibit F to the merger agreement, attached hereto as Annex A, and Vsource’s bylaws attached hereto as Annex J. TEAM America’s and Vsource’s shareholders should also refer to the section entitled “The Annual Meeting of TEAM America Shareholders” and “Proposal 5: Reverse Stock Split” for a description of the amendment to TEAM America’s certificate of incorporation that may occur immediately after the effective date.

Authorized Capital Stock

TEAM America is currently authorized to issue up to 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. After shareholder approval, and upon consummation of the recapitalization and the merger, the number of authorized shares of TEAM America common stock will be increased to 100,000,000. There will be no authorized shares of any preferred stock for TEAM America.

Vsource is authorized to issue up to 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. Vsource has made certain designations of its preferred stock: (1) 2,802,000 shares have been designated as Series 1-A Convertible Preferred Stock; (2) 1,672,328 shares have been designated as Series 2-A Convertible Preferred Stock; (3) 500,000 shares have been designated as Series 3-A Convertible Preferred Stock; and (4) 25,000 shares have been designated as Series 4-A Convertible Preferred Stock.

Comparison of Certificate of Incorporation and Bylaws of TEAM America and Vsource

Date of Annual Shareholder Meetings

Under both TEAM America’s and Vsource’s bylaws, the annual meeting of shareholders is required to be held on such a date and at such a time as may be designated from time to time by the board of directors. Vsource’s bylaws also specifically state that the meeting shall be within thirteen months of the last annual meeting of shareholders.

Special Meetings

TEAM America’s bylaws state that special meetings of TEAM America’s shareholders may only be called by the chairman of the board, the president or the board of directors. Shareholders may not call a special meeting.

Under Vsource’s bylaws, the board of directors, chief executive officer or president may call special meetings of shareholders at any time. Similar to TEAM America, shareholders may not call a special meeting.

Notice Requirements for Meetings

Under TEAM America’s bylaws, written notice of the place, date and hour of the meeting shall be given to each shareholder entitled to vote. Shareholders also shall be given the purpose or purposes for which the meeting is called in the case of a special meeting. The written notice must be given not less than 10 nor more than 60 days before the date of the meeting.

Under Vsource’s bylaws, written notice of the place, date, and time of the meeting shall be given to each shareholder not less than 10 nor more than 60 days before the date of the meeting.

Business and Nominations Properly Brought Before the Annual or Special Meeting of Shareholders.

TEAM America’s bylaws do not contain a specific provision regarding bringing normal business properly before an annual or special meeting of shareholders. There is a provision, however, regarding shareholder nominations for director. This provision requires that any nomination for director made by someone other than the board of directors or nominating committee must be made in writing and delivered or mailed to the corporation at least 120 days before the anniversary date of the corporation’s proxy statement for the previous year’s annual meeting of shareholders. The notice must contain certain information, and any nominations not made pursuant to the rules may be disregarded by the chairman of the meeting.

Vsource’s bylaws do not contain a specific notice provision regarding shareholders bringing business before a meeting or director nominations.

Consent of Shareholders Without a Meeting

Under both corporations’ bylaws, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, if a consent in writing describing the action so taken is signed by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

Both corporations’ bylaws also provide that a record date to determine the shareholders who are entitled to consent to corporate actions in writing without a meeting may be fixed by the corporation’s board of directors no more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed and no prior action of the board of directors is required, then the record date is the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to the respective corporation through its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation.

Size of the Board

TEAM America’s bylaws provide that the size of TEAM America’s board of directors shall not be less than three and shall be fixed from time to time by action of the board of directors. Upon the merger, TEAM America’s board will consist of seven directors who will be divided into three classes with staggered terms.

Under Vsource’s bylaws, the board of directors shall consist of seven members.

Removal of Directors

TEAM America’s bylaws provide that a member of the board of directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of TEAM America’s outstanding shares entitled to vote at an election of directors.

Vsource’s bylaws are silent regarding the removal of directors.

Vacancies on the Board

TEAM America’s bylaws provide that vacancies on the board of directors may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum, or by a plurality of the votes cast at a meeting of shareholders.

Under Vsource’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum.

Meetings of Directors

TEAM America’s bylaws provide that the board of directors must hold an annual meeting immediately following the annual meeting of shareholders. Other regular meetings may be held at such times as the board of directors may determine.

Vsource’s bylaws provide for regular meetings of the board of directors but do not require the board to hold an annual meeting.

Special Meeting of Directors

TEAM America’s bylaws provide that a special meeting of the board of directors may be called by or at the request of the chief executive officer or by one-third of the members of the board of directors. Notice must be given at least five business days before the time fixed for the special meeting if by mail or 24 hours before the time fixed for the special meeting if by fax, e-mail or oral communication.

Vsource’s bylaws have the similar provisions to the provisions described above except that there is no provision for notice by oral communication.

Quorum of the Board for the Transaction of Business

TEAM America’s bylaws state that a majority of the entire board of directors constitutes a quorum for the transaction of business.

Vsource’s bylaws provide that at least three directors of the whole board of directors must be present to constitute a quorum; however, a quorum cannot be less than one-third of the total number of directors.

Amendment of the Bylaws

The bylaws of TEAM America may be amended by the shareholders by written consent or at a shareholder meeting by the affirmative vote of a majority of the stock entitled to vote at such meeting. The bylaws may also be amended by the board of directors by unanimous written consent or at any board meeting by the affirmative vote of a majority of the total number of directors.

Vsource’s bylaws may be amended by the board of directors or by the shareholders at any meeting.

Indemnification of Director’s Liability

Under both TEAM America’s post-reincorporation certificate of incorporation and bylaws, and Vsource’s certificate of incorporation and bylaws, each corporation is required to indemnify all persons it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the fullest extent permitted by Delaware law. In addition, the personal liability of the corporations’ directors is eliminated to the fullest extent permitted by law, except for (1) any breach of a director’s duty of loyalty; (2) any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit.

In addition, both corporations’ bylaws permit them to purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such director or officer whether or not the respective corporation would have the power to indemnify such director or officer against such liability.

Creditor Arrangement

TEAM America’s certificate of incorporation has a provision that allows any equity court in Delaware to bind all of the creditors or the shareholders of the corporation, if TEAM America enters into a compromise or arrangement between any of its creditors or shareholders. If three-fourths of the creditors or shareholders of the corporation agree to any compromise or arrangement, and the Delaware court sanctions the compromise or arrangement, then the reorganization will be binding on all of the creditors or shareholders of the corporation.

Vsource’s certificate of incorporation does not have a similar provision regarding potential reorganizations.

Required Shareholder Vote for Certain Financings and Sales

TEAM America’s certificate of incorporation requires the approval by a majority of the shareholders of the corporation, voting as a single class at a special meeting, in order to authorize, issue or sell any shares of capital stock or any securities that are convertible, exercisable, or exchangeable for shares of capital stock, that are senior or superior with respect to dividends or upon liquidation to capital stock then outstanding. In addition, a majority of the shareholders of the corporation, voting as a single class, must approve any authorization or issuance of new shares of common stock at a price of less than $0.75 per share, except for certain types of approved issuances described more fully in the certificate of incorporation. Finally, the a majority of the shareholders of the corporation, voting as a single class, must approve any sale of more than 50% of the corporation’s common stock on a fully-diluted basis if other specified conditions are met. For a more complete description of each of the above types of transactions, please read the applicable provisions in TEAM America’s certificate of incorporation.

Vsource’s certificate of incorporation does not have a similar provision regarding shareholder approval of certain transactions.

Anti-Takeover Effects of Certain Provisions of DGCL and the TEAM America and Vsource Certificates of Incorporation and Bylaws

Delaware Interested Shareholder Statute.    Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

(1)	before such date, the board of directors approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

(2)	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

(3)	on or after the consummation date of the particular transaction, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of the corporation’s shareholders holding at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an “interested shareholder” is generally a person who, together with affiliates and associates of such person:

(1)	owns 15% or more of outstanding voting stock; or

(2)	is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three years.

Unless a corporation affirmatively elects to be governed by Section 203, Section 203 does not apply to a corporation unless such corporation has a class of stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The Nasdaq Stock Market, or (3) held of record by more than 2,000 shareholders. TEAM America’s certificate of incorporation is silent as to the applicability of Section 203. Accordingly, TEAM America will be subject to Section 203 until such time as it no longer meets one of the three standards mentioned above.

Vsource’s certificate of incorporation is also silent as to the applicability of Section 203. Since Vsource’s common stock is not listed on a national securities exchange of the Nasdaq Stock Market and Vsource does not currently have 2000 record holders, Section 203 is not currently applicable to Vsource.

Staggered Board.    The TEAM America certificate of incorporation includes a section that requires the terms of its board of directors to be staggered. This means that not all of the directors who serve on the board are elected at the same time. TEAM America’s board is divided into three classes, and each class is elected to a three-year term. Thus, at each annual meeting, the term for only one class of directors expires, and shareholders only elect directors to fill the seats of the directors whose terms are expiring.

This provision makes it more difficult for another corporation or individual to attempt to fill the board of directors with its nominees.

Vsource’s certificate of incorporation does not include a staggered board. All of the directors who serve on Vsource’s board of directors are elected at the same time, when their terms expire.

Vsource Preferred Stock

Vsource currently has outstanding shares of Series 1–A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock. All of Vsource’s Preferred Stock is currently convertible into shares of Vsource common stock and is entitled to liquidation preferences in certain circumstances. In the merger, all shares of Vsource preferred stock will be exchanged for shares of TEAM common stock. Holders of Series 1-A Preferred Stock will receive 1.191 shares of TEAM America common stock for each share of Series 1-A owned. Holders of Series 2-A Preferred Stock will receive 1.421 shares of TEAM America common stock for each share of Series 2-A owned. Holders of Series 4-A Preferred Stock will receive 3,150.298 shares of TEAM America common stock for each share of Series 4-A owned.

TRANSFER AGENT

The transfer agent for our common stock is the [                                        ].

NASDAQ SMALLCAP MARKET LISTING

Our common stock is listed on the Nasdaq SmallCap Market under the symbol ”TMOS.” See the Risk Factor relating to our Nasdaq listing on page 21.

LEGAL MATTERS

The validity of the shares of TEAM America common stock offered by this joint proxy statement/prospectus will be passed upon for TEAM America by McGuireWoods LLP, Chicago, Illinois. McGuireWoods LLP and McDermott, Will & Emery, counsel to Vsource, will deliver opinions regarding certain federal income tax consequences of the merger, to TEAM America and Vsource, respectively.

EXPERTS

The consolidated financial statements of TEAM America, Inc. as of and for the year ended December 28, 2002 have been included in the Registration Statement on Form S-4 and this joint proxy statement/prospectus in reliance upon the report of Schneider Downs & Co., Inc., independent auditors, appearing elsewhere, and upon the authority of said firm as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, audited TEAM America’s consolidated financial statements as of and for the years ended December 29, 2001 and December 31, 2000, which have been included in the Registration Statement on Form S-4 and this joint proxy statement/prospectus in reliance upon the report of Arthur Andersen LLP included elsewhere herein. Arthur Andersen LLP did not, however, reissue its report for TEAM America’s Annual Report on Form 10-K for the year ended December 28, 2002. TEAM America has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to naming it as an expert and as to having audited the consolidated financial statements of TEAM America as of and for the years ended December 29, 2001 and December 31, 2000 and including its audit reports in this joint proxy statement/prospectus. The absence of such consent may limit your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated or necessary to make the statements in the consolidated financial statements not misleading.

The consolidated financial statements of Vsource as of January 31, 2003 and 2002 and for each of the two years in the period ended January 31, 2003 included in this Registration Statement on Form S-4 and this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as expert in auditing and accounting. The consolidated financial statements of Vsource, Inc. as of and for the year ended January 31, 2001 have been included in the Registration Statement on Form S-4 and this joint proxy statement/prospectus in reliance upon the report of Grant Thornton LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Representatives of Schneider Downs & Co. are expected to be present at the Annual Meeting of TEAM America shareholders with the opportunity to make statements if they so desire and are also expected to be available to respond to appropriate questions.

We know of no matters to be presented at either shareholder meeting other than the matters described in this document. If any other matters come before the meetings, however, it is intended that the holders of the proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

We currently intend to hold the 2004 Annual Meeting of Shareholders for the combined company in June 2004 and to mail proxy statements relating to the 2004 annual meeting in May 2004. Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the combined companies’ proxy statement and for consideration at the 2004 annual meeting of shareholders by submitting their proposals to the combined company in a timely manner. The deadline for timely receipt of shareholder proposals is January 30, 2004.

If TEAM America does not receive notice of any matter to be considered for presentation at the 2004 meeting, although not included in the proxy statement, by April 23, 2004, management proxies may confer discretionary authority to vote on the matters presented at the annual meeting by a shareholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934, as amended. All shareholder proposals should be marked to the attention of Corporate Secretary, TEAM America, Inc., 100 E. Campus View Blvd., Suite 170, Columbus, Ohio 43235.

WHERE YOU CAN FIND MORE INFORMATION

TEAM America and Vsource file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the following public reference facility maintained by the SEC:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding both TEAM America and Vsource. The address of the SEC Web site is http://www.sec.gov.

Reports, proxy statements and other information concerning TEAM America may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

TEAM America has filed a registration statement under the Securities Act with the SEC with respect to the TEAM America common stock to be issued to Vsource shareholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of TEAM America filed as part of the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals being considered at the TEAM America annual meeting and the Vsource special meeting. TEAM America and Vsource have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than [                    ], 2003, and neither the mailing of the joint proxy statement/prospectus to TEAM America and Vsource shareholders nor the issuance of TEAM America common stock in the merger shall create any implication to the contrary.

INFORMATION ON WEB SITES

Information on any TEAM America or Vsource Internet Web site is not part of this document, and you should not rely on that information in deciding whether to approve the matters being considered at the TEAM America annual meeting or the Vsource special meeting.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 29, 2003 AND DECEMBER 28, 2002

(000’s omitted except for share amounts)

	March 29, 2003	December 28, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$521	$—
Receivables:
Trade, net of allowance for doubtful accounts of $152 and $142, respectively	1,350	2,127
Unbilled revenues	10,676	12,813
Other receivables	21	185
Income tax receivable	1,207	1,207

Total receivables	13,254	16,332

Prepaid expenses	2,962	3,122
Deferred income tax asset	1,037	1,037

Total Current Assets	17,774	20,491

PROPERTY AND EQUIPMENT, NET	1,800	1,994

OTHER ASSETS:
Goodwill, net	36,014	36,014
Other intangible assets, net	853	945
Deferred income tax asset	275	275
Other	3,344	3,544

Total Other Assets	40,486	40,778

Total Assets	$60,060	$63,263

See Notes to Condensed Consolidated Financial Statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 29, 2003 AND DECEMBER 28, 2002

(000’s omitted except for share amounts)

	March 29,	December 28,
	2003	2002
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,730	$2,545
Checks drawn in excess of bank balances	—	1,696
Debt	8,540	771
Capital lease obligations	255	303
Accrued compensation	11,077	12,203
Accrued payroll taxes and insurance	6,768	6,564
Accrued workers’ compensation liability	2,938	2,252
Other accrued expenses	3,143	3,398

Total Current Liabilities	35,451	29,732

LONG-TERM LIABILITIES:
Debt, less current portion	—	8,128
Capital lease obligations, less current portion	392	463
Accrued workers’ compensation liability, less current portion	1,668	2,241
Client deposits and other liabilities	1,885	2,044

Total Liabilities	39,396	42,608

CONVERTIBLE PREFERRED STOCK, FACE AMOUNT OF $11,000	9,552	9,552
BRIDGE NOTE	1,500	1,500

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, no par value, 45,000,000 shares authorized, 10,955,410 issued	45,189	44,552
Deferred compensation	(9)	(11)
Accumulated deficit	(20,792)	(20,162)

	24,388	24,379
Less—Treasury stock, 2,739,782 shares, at cost	(14,776)	(14,776)

Total Shareholders’ Equity	9,612	9,603

Total Liabilities and Shareholders’ Equity	$60,060	$63,263

See Notes to Condensed Consolidated Financial Statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 29, 2003 AND MARCH 30, 2002

(000’s omitted except per share amounts)

	March 29, 2003	March 30, 2002
	(Unaudited)	(Unaudited)
REVENUES	$14,389	$13,549

COST OF SERVICES	9,996	8,927

GROSS PROFIT	4,393	4,622

OPERATING EXPENSES:
Administrative salaries	2,702	2,822
Other selling, general and administrative expenses	1,606	2,206
Restructuring charges	(16)	—
Systems and operations development costs	—	302
Depreciation and amortization	317	302

Total operating expenses	4,609	5,632

OPERATING LOSS	(216)	(1,010)
Interest expense, net	(421)	(212)

LOSS BEFORE INCOME TAXES	(637)	(1,222)
Income tax expense (benefit)	(7)	—

NET LOSS	(630)	(1,222)
Preferred stock dividends	—	(295)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(630)	$(1,517)

Basic and diluted net loss per common share	$(0.08)	$(0.19)
Weighted average number of shares used in per share computation	8,216	8,059

See Notes to Condensed Consolidated Financial Statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 29, 2003 AND MARCH 30, 2002

(000’s omitted)

	March 29,	March 30,
	2003	2002
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(630)	$(1,222)
Adjustments to reconcile net loss to net cash used in operating activities, excluding the impact of acquisitions:
Depreciation and amortization	317	302
Amortization of financing costs	197	44
Bad debt expense	60	60
Gain in fair market value of derivative	(26)	(42)
Change in other assets and liabilities	2,534	(3,446)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,452	(4,304)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(35)	(109)
Cash used in acquisitions of intangible assets	—	(300)

NET CASH USED IN INVESTING ACTIVITIES	(35)	(409)

CASH FLOW FROM FINANCING ACTIVITIES:
Checks drawn in excess of bank balances	(1,696)	2,903
Proceeds from bank borrowings	—	750
Notes payable and short-term borrowing repaid	(57)	(320)
Payments on capital lease obligations	(119)	(67)
Payments of financing costs	(24)	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,896)	3,266

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	521	(1,447)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	—	1,447

CASH AND EQUIVALENTS, END OF PERIOD	$521	$—

Supplemental disclosure of cash flow information:
Interest paid	$186	$209
Income tax (refunded) paid, net	$(19)	$91

See Notes to Condensed Consolidated Financial Statements.

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the three-month period ended March 30, 2002, the Company accrued preferred stock dividends payable in-kind equivalent of $295,000 in connection with the $11,000,000 face value of preferred stock.

During the three-month period ended March 30, 2002, the Company acquired $14,000 of property and equipment under capital leases.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN

SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 29, 2003

(000’s omitted except for share amounts)

	Common Stock Issued		Deferred Compensation	Treasury Stock	Accumulated Deficit
	Number	Value				Total
Balance at December 28, 2002	10,955,410	$44,552	$(11)	$(14,776)	$(20,162)	$9,603
Amortization of deferred compensation	—	—	2	—	—	2
Issuance of warrants to purchase common stock	—	637	—	—	—	637
Net loss	—	—	—	—	(630)	(630)

Balance at March 29, 2003	10,955,410	$45,189	$(9)	$(14,776)	$(20,792)	$9,612

See Notes to Condensed Consolidated Financial Statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS

TEAM America, Inc. (the “Company”), an Ohio corporation, is a Business Process Outsourcing (“BPO”) Company specializing in human resources. TEAM America is a leading provider of Professional Employment Organization (“PEO”) services in Ohio, Texas, Utah, Nevada, Oregon, Idaho, Tennessee, Mississippi, Georgia and California. The Company, through its subsidiaries, offers its services to small to medium-sized businesses. These services include payroll, benefits administration, on-site and online employee and employer communications and self-service, employment practices and human resources risk management, and workforce compliance administration.

The Company was formed by the December 28, 2000 merger of TEAM America Corporation and Mucho.com, Inc. in a transaction accounted for under the purchase method of accounting as a reverse acquisition. Mucho.com, Inc. was treated as the acquiring company for accounting purposes because its shareholders controlled more than 50% of the post-transaction combined company. The historical earnings per share and share amounts of the Company have been retroactively restated for all periods presented in these consolidated financial statements to give effect to the conversion ratio utilized in the merger with TEAM America Corporation. As a result, all share amounts and losses per share are presented in TEAM America Corporation equivalent shares.

NOTE 2—LIQUIDITY AND FINANCIAL CONDITION

The Company continues to operate with a significant working capital deficit and experiences pressure on the business due to the overall weak national economy. In addition, the Company was not in compliance with certain financial covenants under its amended credit facility as of March 29, 2003. In order to address these issues, management executed restructurings of the Company’s operations throughout 2002 and is continuing the implementation of cost-savings strategies in 2003.

Management continues to believe that in order to provide a platform for growth, whether internally-generated growth or through acquisitions, the Company must continue to pursue additional sources of capital as well as other strategic alternatives. The Company has been exploring opportunities to raise capital for the past 12 months. Management believes that as a result of the Company’s continued improvement in operating results, its continued focus on cost reduction and containment, as well as its restructuring of its Credit Facility and Preferred Stock Agreements, that additional opportunities to raise capital may be available. Management is in active discussions and negotiations with respect to such capital infusions and/or potential merger partners. Management will continue to pursue these discussions.

The Company continues to evaluate strategic alternatives. These alternatives include the potential disposition of business operations in non-core markets, as well as alternative ways to further reduce operating costs, including outsourcing key tasks to low-cost providers.

Failure by the Company to continue to control costs may have a significant negative impact on the Company’s ability to generate sufficient cash from operations during 2003. Accordingly, additional capital sources may be required to fund operations. Failure to raise such capital, if required, or complete other strategic alternatives may result in a material adverse effect on the future financial condition and the future results of operations of the Company.

NOTE 3—ACCOUNTING POLICIES

Goodwill

Effective December 30, 2001, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, the Company no longer amortizes goodwill, but is required to test for impairment

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on an annual basis and at interim periods if certain factors are present that may indicate that the carrying value of the reporting unit is greater than its fair value. The Company has determined that it operates as a single reporting unit; therefore, any potential goodwill impairment is measured at the corporate level.

In connection with the adoption of SFAS No. 142, management, in determining its methodology for measuring fair value, assessed that its market price may not be reflective of fair value due to various factors, including that the Company’s officers, directors and significant shareholders own a controlling interest in the Company’s common shares and, as a result, that the market may be illiquid at times with regard to the remaining shares as such shares are thinly traded. Accordingly, in order to assess fair value of the Company, management determined that a number of measures should be considered, including but not limited to, market capitalization of the Company, market capitalization of the Company plus a “control” premium, discounted projected earnings before interest, depreciation and amortization (EBITDA), multiples of sales and EBITDA as compared to other industry participants and comparison of historical transactions.

SFAS No. 142 required that the Company adopt an annual date at which it would test for impairment of goodwill. In connection with the adoption of this statement, the Company chose the end of the third quarter as its date to test for such impairment. At the end of the third quarter of fiscal year 2002, management determined that no impairment existed using the following calculations and assumptions:

•	The common shareholders’ equity of the Company at the end of the third quarter of 2002 was $9,481,000.

•	Calculations and assumptions used in the determination of fair value included the following:

•	Market capitalization of the Company based on the closing price of the Company’s common shares on September 27, 2002 was $0.70 per share. Using this market price, the Company’s market capitalization at the end of the third quarter of fiscal year 2002 was approximately $5,751,000.

•	Market capitalization plus a “control” premium (assumed to be 20%) was approximately $6,901,000.

•	The Company prepared a discounted EBITDA analysis based upon the Company’s forecasted EBITDA (before restructuring charges) for 2002 and applying certain growth factors for 2003 through 2007. The significant assumptions used in these calculations included:

•	Fiscal year 2003 EBITDA was estimated assuming a gross margin similar to 2002 and certain changes in the Company’s business, including the impact of 2002 restructuring.

•	Management assumed the following annual growth rates in gross margin: 2004—10%, 2005—8%, 2006—6% and 2007—4%. Corporate payroll and selling, general and administrative expenses were assumed to remain at similar levels relative to gross margin.

•	A 20% discount rate was used as well as a 20% “control” premium.

•	Using the above assumptions, the discounted EBITDA was calculated to be approximately $35,760,000. In order to arrive at a value attributable to the common shares, management reduced this amount by the Company’s outstanding senior debt of $8,744,000 and the amount for preferred shareholders of $9,235,000. The residual amount of $17,781,000 was used as the estimate of fair value of the Company under this methodology.

For purposes of these calculations, the Company used its historic or forecast net loss/income and added to such amounts depreciation and amortization expense, interest expense and income taxes using historic of forecast amounts, as appropriate, to calculate EBITDA.

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In assessing the Company’s fair value at the end of the third quarter of 2002, management determined that the Company’s market capitalization was not reflective of fair value as the common stock price dropped precipitously immediately following a NASDAQ required press release describing NASDAQ’s initial determination that the Company was not in compliance with NASDAQ listing requirements and was therefore subject to delisting. These events were caused by the Company’s filing of its second quarter Form 10-Q without an independent auditor’s review, due to the demise of Arthur Andersen LLP, and the Company’s related restatement of its 2001 and 2000 financial statements as described in its Annual Report on Form 10-K for fiscal year 2002. In accordance with this process, the NASDAQ appended an “E” to the Company’s trading symbol, noting the failure to comply with continued listing requirements and potential delisting. Following the Company’s press release, the Company’s common stock price dropped from $1.36 to $0.45 per share. For the period from July 1, 2002 up to the date of the press release, the common stock had traded in the range of $1.36 to $2.50. Accordingly, in management’s judgment, the drop in the stock price was a temporary event related to the potential delisting and not due to fundamental changes in the business. The appended “E” was removed in mid-April and management expects that the stock price will slowly adjust to better reflect the Company’s fair value and underlying business.

Based upon management’s determination that the market capitalization was not necessarily reflective of fair value, the other measurement factors were heavily considered in this analysis, the most significant being the discounted EBITDA model that yielded a value of approximately $17,781,000. In order to reconcile this back to the market capitalization, management assessed the market price ($1.36) immediately prior to the press release regarding delisting and the average market price ($1.54) for the quarter. Based on each of these measures, the market capitalization of the Company would have been $11,173,000 using the market price of $1.36 per share and $12,652,000 using the average price of $1.54 per share for the third quarter of 2002.

After assessing all of the information regarding fair value as outlined above, management determined that as of the end of the third quarter, no impairment charge of goodwill was required. Had the Company used only the market capitalization of the Company as a measure of fair value, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $3,484,000.

During the first quarter of 2003, management, as required by SFAS No. 142, assessed whether or not events or circumstances had occurred subsequent to the Company’s annual measurement date that would more likely than not reduce the fair value of the Company below its carrying amount. Based upon its assessment, management determined that there were no factors subsequent to the third quarter that would more likely than not reduce the fair value of the Company. Moreover, management assessed that the stock price had continued to trade in a range of approximately $0.40 per share to $0.70 per share subsequent to the third quarter. Consistent with their conclusions at the end of the third quarter, management determined that the market price was not reflective of fair value due to the appended “E” denoting potential delisting of its common shares and, therefore, was not an indicator that potential impairment may exist.

Management will continue to assess the potential indicators of impairment, including the Company’s common stock price during 2003. Should the market price of the Company’s common stock not improve, management believes that this test may be performed as early as the second quarter of 2003. Had management performed the same test of fair value as of the end of the first quarter 2003 that was applied at the end of the third quarter 2002, management believes that the results would have been similar to those described above for the third quarter 2002. Accordingly, management does not believe that this test would have resulted in an impairment charge. Had an interim impairment test been required and had management used only the market capitalization of the Company to measure fair value at March 29, 2003, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $5,504,000.

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There can be no assurance that future goodwill impairment tests, including interim tests as may be required, will not result in a charge to future operations.

Further, there can be no assurance that the Staff of the United States Securities and Exchange Commission will not have different views in respect to whether the Company’s stock price is reflective of an active market and that the use of only market price should have been used in the valuation of goodwill. As previously stated, the use of quoted market price to determine any goodwill impairment would have resulted in a minimum impairment charge of approximately $5,504,000 at March 29, 2003.

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for the fiscal years beginning after June 15, 2002. Adoption of this statement had no impact on the Company’s consolidated financial statements.

On May 1, 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 is effective for the Company’s fiscal year beginning December 29, 2002. Adoption of this statement had no impact on the Company’s consolidated financial statements.

On July 30, 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” that is applicable to exit or disposal activities initiated after December 31, 2002. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This standard does not apply where SFAS No. 144 is applicable. The Company adopted this statement in its first quarter 2003. Adoption of this statement had no significant impact on the Company’s results of operations or financial condition.

NOTE 4—LOSS PER SHARE

Loss per share was determined in accordance with SFAS No. 128. There were no differences to reconcile net (loss) for basic and diluted earnings per share purposes.

NOTE 5—PRO-FORMA RESULTS

The following table sets forth the pro-forma results of operations for the three-month period ended March 30, 2002.

The pro-forma results of operations from the three-month period ended March 30, 2002 include the unaudited results of TEAM America, Inc. and the pro-forma results of SSMI and Inovis as if they were acquired by TEAM America as of December 29, 2001. The primary adjustments from the historical results of the acquired entities include amortization of other intangibles and interest expense.

(000’s omitted except for share amounts) Three Months Ended March 30, 2002
Revenue	$16,297
Net loss	$(1,070)
Net loss attributable to common shareholders	$(1,365)
Basic and diluted loss per common share	$(0.17)
Weighted average number of shares outstanding	8,059,000

NOTE 6—CREDIT FACILITY

On March 28, 2003, the Company entered into a Third Amendment and Waiver to its Senior Credit Facility (the “Bank Agreement”).

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of the Bank Agreement, the Company and its senior lenders agreed to amend the Senior Credit Facility as follows:

•	The outstanding amounts under the Senior Credit Facility of $8,728,000 were restructured into three separate tranches. Tranche A representing a $6,000,000 Term Loan, Tranche B representing a $3,060,000 Balloon Loan and Tranche C representing $914,000 of outstanding letters of credit. Tranche B includes certain costs associated with the Senior Credit Facility, including accrued interest of $132,000, a forbearance fee of $100,000 and a renewal fee of $100,000.

•	The Senior Credit Facility is senior to the $1,500,000 subordinated note issued in satisfaction of the Bridge Note discussed below under the Preferred Agreement.

•	The maturity of the Senior Credit Facility is January 5, 2004.

•	The interest rate on each tranche is: Tranche A – the Provident Bank Prime Commercial Lending Rate plus two percent (6.25% at March 28, 2003); Tranche B – 12%, eight percent payable in cash and four percent payable-in-kind; and Tranche C (if drawn) – the Provident Bank’s Prime Lending Rate plus five percent (9.25% at March 28, 2003).

•	Tranche A requires principal payments of $100,000 per month beginning July 2003, Tranche B is due at maturity and Tranche C is due immediately upon any draw under the letters of credit.

In addition to the above terms, the Company issued to the banks 1,080,000 warrants to purchase common stock of the Company at a price of $0.50 per share. These warrants expire in seven years. The Bank Agreement states that no new indebtedness may be incurred under the facility and that any future acquisitions are subject to consent of the banks. As a result of the issuance of these warrants, the Company has recorded a discount to the related debt instruments for fair value of the warrants using the Black-Scholes pricing model. The total fair value of the warrants issued of $637,000 will be amortized, as interest expense, over the new life of the debt instruments.

The Senior Credit Facility is collateralized by all of the assets of the Company.

The Senior Credit Facility, as amended, contains certain monthly financial covenants, the most stringent of which are monthly earnings before interest, taxes, depreciation and amortization and a fixed charge coverage ratio. The Company was not in compliance with these covenants during the first quarter 2003.

At March 29, 2003, the Company’s outstanding indebtedness under its Senior Credit Facility, as amended, is:

Tranche A	$6,000,000
Tranche B	3,060,000

Total	9,060,000
Current	9,060,000

Non-Current	$—

NOTE 7—INCOME TAXES

At December 28, 2002, the Company had net operating loss carryforwards (NOL’s) available for federal tax purposes of approximately $12,000,000. Certain of these NOL’s are subject to annual limits and begin to expire in 2019; accordingly, no provision for federal taxes has been provided for the periods ended March 29, 2003 or March 30, 2002. At March 29, 2003, the income tax benefit is due to state and local income taxes.

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—STOCK-BASED COMPENSATION

The Company adopted the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”) effective December 2002. SFAS 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS 148 and SFAS 123, the Company continues to apply the accounting provisions of Accounting Principles Board (“APB”) Opinion Number 25, “Accounting for Stock Issued to Employees,” and related interpretations, with regard to the measurement of compensation cost for options granted under the Company’s stock option plans. No employee compensation expense has been recorded as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company’s pro-forma information, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123 is as follows:

	Periods Ended
	March 29, 2003	March 30, 2002
Net loss attributable to common shareholders, as reported	$(630)	$(1,517)
Less: Stock-based compensation expense	(30)	(31)

Pro-forma net loss	$(660)	$(1,548)

Net loss attributable to common shareholders:
As reported	$(0.08)	$(0.19)

Pro-forma	$(0.08)	$(0.19)

NOTE 9—RESTRUCTURING RESERVES

During 2002, the Company recorded certain charges related to the restructuring of its operations. These charges included relocation costs, employee severance and costs to exit contractual agreements (primarily office leases). At December 28, 2002, the Company had recorded as a current liability in accrued expenses approximately $196,000 related to these charges, primarily related to office leases.

During the first quarter of 2003, the Company charged against these reserves approximately $40,000. Additionally, the Company settled one office lease obligation for less than the amount estimated at December 28, 2002 and accordingly reversed $16,000. At March 29, 2003, restructuring reserves of approximately $140,000 are included as other accrued expenses.

NOTE 10—CONTINGENCIES

At March 29, 2003, the Company has recorded a $482,000 reserve for certain tax contingencies. The estimated amount of possible loss in excess of these reserves is $318,000.

The Company has ongoing litigation matters pertaining to worksite employees and other legal matters that have arisen in the ordinary course of business. The Company provides reserves for estimated future costs to defend the Company and/or the estimated amount to be paid if the award or payment is probable and estimable. Management believes these claims will not have a material adverse effect on the results of operations or financial condition of the Company.

TEAM AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—PREFERRED STOCK RESTRUCTURING

On March 28, 2003, the Company and its preferred shareholders entered into a Memorandum of Understanding through which they agreed to restructure the preferred shareholders’ investment in the Company, subject to approval by the Company’s shareholders, as follows:

•	The $1,500,000 Bridge Note that was to be paid to the preferred shareholders from proceeds of an equity financing if a financing had occurred prior to August 9, 2002, will be converted into subordinated debt with an interest rate accruing at 14%, which shall be subordinated to the Senior Credit Facility (the “Subordinated Debt”). The Subordinated Debt will be due June 30, 2006 along with all accrued interest.

•	The Series 2000 Class A Preferred Shares will be exchanged by the holders for:

—	$2,500,000 of Class B Series 2003 Preferred Shares that will have a dividend rate of 14% and be non-voting shares. This dividend will be accrued and paid in kind. These shares will maintain a liquidation preference equal to par value plus accrued and unpaid dividends. The holders of these shares may, at any time, after the third anniversary of the issuance of such shares and with the consent of holders of no fewer than two-thirds of the shares, require the Company to redeem all or any portion of such shares at par value plus accrued and unpaid dividends;

—	Warrants to purchase 2,400,000 common shares of the Company at an exercise price of $0.50 per share. These warrants will expire 10 years following issuance; and

—	4,800,000 common shares of the Company.

In accordance with the Memorandum of Understanding, no preferred dividends have been declared for the period ended March 29, 2003.

The following table shows the pro-forma capitalization of the Company as of March 29, 2003 assuming the above transactions were consummated as of that date:

	Period Ended March 29, 2003	Pro-Forma Adjustments		Pro-Forma
	(Unaudited)	(Unaudited)		(Unaudited)
Bank debt	$8,423	$—		$8,423
Other current liabilities	27,028	—		27,028

Total Current Liabilities	35,451	—		35,451
Other non-current liabilities	3,945	—		3,945

Subordinated debt	—	1,500	(a)	1,500
Series 2003 Preferred Stock	—	2,500	(b)	2,500
Preferred stock	9,552	(9,552	)(b)	—
Bridge note	1,500	(1,500	)(a)	—
Shareholders’ equity	9,612	7,052	(b)	16,664

Total Liabilities and Shareholders’ Equity	$60,060			$60,060

(a)	Exchange Bridge Note for Subordinated Debt
(b)	Exchange existing preferred for $2,500,000 new preferred; 4,800,000 common shares (assumed fair value of $1.03 per share); 2,800,000 warrants (assumed fair value of $0.59 per share) and reversal of previously recorded beneficial conversion feature ($1,047,000).

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders

    of TEAM America, Inc. and Subsidiaries

Worthington, Ohio

We have audited the accompanying consolidated balance sheet of TEAM America, Inc. and Subsidiaries as of December 28, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of TEAM America, Inc. and Subsidiaries as of December 28, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 3 to the financial statements, effective December 30, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

The consolidated financial statements of TEAM America, Inc. and Subsidiaries as of December 29, 2001 and December 31, 2000 and for the years then ended, before the restatement described in Note 4 and the reclassifications of revenue described in Note 2, were audited by other auditors who have ceased operations and whose report dated March 27, 2002 expressed an unqualified opinion on those statements. We audited the adjustments described in Note 4 and the reclassification described in Note 2 that were applied to restate the 2001 and 2000 and reclassify the 2001 consolidated financial statements, respectively, and in our opinion, such adjustments and reclassifications are appropriate and have been properly applied. However, we were not engaged to audit or apply any procedures to the 2001 or 2000 consolidated financial statements of the Company, other than with respect to such adjustments and reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

/s/    SCHNEIDER DOWNS & CO., INC.

Columbus, Ohio

March 21, 2003, except for Note 17 for which

the date is March 28, 2003

Report of Independent Public Accountants

To the Board of Directors of TEAM Mucho, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of TEAM Mucho, Inc. (an Ohio corporation) and subsidiaries as of December 29, 2001 and December 31, 2000, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of TEAM Mucho, Inc. (then doing business as Mucho.com) as of December 31, 1999 and for the period from inception (July 8, 1999) to December 31, 1999 were audited by other auditors whose report dated July 26, 2000, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TEAM Mucho, Inc. and subsidiaries, as of December 29, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN LLP

Columbus, Ohio

March 27, 2002

THIS IS A COPY OF THE AUDIT REPORT PREVIOUSLY FILED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE TEAM MUCHO, INC. FILING ON FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THIS FILING ON FORM 10-K.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 28, 2002 AND DECEMBER 29, 2001

(000’S OMITTED, EXCEPT FOR SHARE AMOUNTS)

	2002	2001
ASSETS
CURRENT ASSETS:
Cash	$—	$1,447
Receivables:
Trade, net of allowance for doubtful accounts of $142 and $392, respectively	2,127	1,036
Unbilled receivables	12,813	9,893
Other receivables	185	1,404
Income tax receivable	1,207	—

Total receivables	16,332	12,333

Prepaid expenses	2,002	600
Workers’ compensation deposits—current	1,120	1,283
Deferred income tax asset	1,037	1,497

Total current assets	20,491	17,160

PROPERTY AND EQUIPMENT, NET	1,994	2,580

OTHER ASSETS:
Goodwill, net (see Note 3)	36,014	35,238
Other intangible assets, net	945	150
Deferred income tax asset	275	784
Workers’ compensation deposits—noncurrent	2,686	1,515
Other	858	1,417

Total other assets	40,778	39,104

Total assets	$63,263	$58,844

(Continued on next page)

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

AS OF DECEMBER 28, 2002 AND DECEMBER 29, 2001

(000’S OMITTED, EXCEPT FOR SHARE AMOUNTS)

	2002	2001
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,545	$2,325
Checks drawn in excess of bank balances	1,696	—
Capital lease obligations	303	296
Bank debt	771	1,250
Accrued compensation	12,203	10,338
Accrued payroll taxes and insurance	6,564	6,475
Accrued workers’ compensation liability	2,252	1,750
Other accrued expenses	3,398	2,948

Total current liabilities	29,732	25,382
LONG-TERM LIABILITIES:
Bank debt, less current portion	8,128	7,631
Capital lease obligations, less current portion	463	547
Accrued workers’ compensation liability, less current portion	2,241	2,879
Client deposits and other liabilities	2,044	1,987

Total liabilities	42,608	38,426

CONVERTIBLE PREFERRED STOCK, face amount of $11 million	9,552	8,354
BRIDGE NOTE	1,500	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, no par value: 45,000,000 shares authorized; 10,955,410 and 10,788,743 issued at December 28, 2002 and December 29, 2001, respectively	44,552	43,947
Deferred compensation	(11)	(20)
Accumulated deficit	(20,162)	(17,087)

	24,379	26,840
Less—Treasury stock, 2,739,782 common shares, at cost, at December 28, 2002 and December 29, 2001	(14,776)	(14,776)

Total shareholders’ equity	9,603	12,064

Total liabilities and shareholders’ equity	$63,263	$58,844

The accompanying notes to consolidated financial statements are an  integral part of these consolidated balance sheets.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 31, 2000

(000’S OMITTED EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

	Year Ended December 28, 2002	Year Ended December 29, 2001	Year Ended December 31, 2000
		(see Notes 2 and 4)	(see Note 4)
REVENUES	$58,939	$57,036	$51

COST OF SERVICES	38,334	37,167	—

GROSS PROFIT	20,605	19,869	51

OPERATING EXPENSES:
Administrative salaries	11,377	10,743	5,651
Other selling, general and administrative expenses	7,925	7,588	2,468
Depreciation and amortization (see Note 3)	1,414	2,808	262
Restructuring charges	738	1,834	654
Systems and operations development costs	312	—	—

Total operating expenses	21,766	22,973	9,035

OPERATING LOSS	(1,161)	(3,104)	(8,984)
Interest expense, net	(1,565)	(863)	(512)
Fair value loss on derivative instruments	(107)	(188)	—

LOSS BEFORE INCOME TAXES	(2,833)	(4,155)	(9,496)
Income tax benefit (expense)	982	(35)	—

NET LOSS	(1,851)	(4,190)	(9,496)
Deemed dividend	—	—	(1,047)
Preferred stock dividends	(1,224)	(1,100)	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,075)	$(5,290)	$(10,543)

NET LOSS PER SHARE:
Basic	$(0.38)	$(0.72)	$(3.74)
Diluted	$(0.38)	$(0.72)	$(3.74)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,169,382	7,342,508	2,816,501
Diluted	8,169,382	7,342,508	2,816,501

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 31, 2000

(000’S OMITTED, EXCEPT FOR SHARE AMOUNTS)

	Common Stock Issued		Deferred Compensation	Treasury Stock	Accumulated Deficit	Shareholders’ Equity
	Number	Stock
Balance, December 31, 1999	1,976,393	$451	$—	$—	$(1,254)	$(803)
Issuance of common stock	1,086,597	5,553	—	—	—	5,553
Issuance of common stock for services	606,219	1,212	—	—	—	1,212
Conversion of debt to equity	349,500	1,077	—	—	—	1,077
Issuance of warrants	—	127	—	—	—	127
Grant of qualified and non-Qualified options	—	710	(28)	—	—	682
Acquisition of TEAM America Corporation	4,984,849	30,352	—	(14,747)	—	15,605
Issuance of common stock and warrants related to preferred stock offering	600,000	3,064	—	—	—	3,064
Discount on preferred stock attributable to beneficial conversion feature	—	1,047	—	—	(1,047)	—
Net loss	—	—	—	—	(9,496)	(9,496)

Balance, December 31, 2000	9,603,558	43,593	(28)	(14,747)	(11,797)	17,021
Issuance of common stock in connection with the acquisition of assets	74,074	241	—	—	—	241
Release of contingent common shares, treated as stock dividend	1,111,111	—	—	—	—	—
Issuance of common stock warrants	—	113	—	—	—	113
Amortization of deferred compensation	—	—	8	—	—	8
Acquisition of treasury stock	—	—	—	(29)	—	(29)
Convertible preferred stock dividend	—	—	—	—	(1,100)	(1,100)
Net loss	—	—	—	—	(4,190)	(4,190)

Balance, December 29, 2001	10,788,743	43,947	(20)	(14,776)	(17,087)	12,064
Issuance of common stock	166,667	500	—	—	—	500
Issuance of common stock warrants	—	105	—	—	—	105
Amortization of deferred compensation	—	—	9	—	—	9
Convertible preferred stock dividend	—	—	—	—	(1,224)	(1,224)
Net loss	—	—	—	—	(1,851)	(1,851)

Balance, December 28, 2002	10,955,410	$44,552	$(11)	$(14,776)	$(20,162)	$9,603

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 31, 2000

(000’S OMITTED)

	Year Ended December 28, 2002	Year Ended December 29, 2001	Year Ended December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,851)	$(4,190)	$(9,496)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,414	2,808	262
Write-down of property and equipment related to restructuring	—	261	477
Amortization of financing costs	542	127	—
Bad debt expense	240	368	—
Compensation expense on grant of stock options and other non cash compensation	9	8	682
Loss on derivative	108	188	—
Changes in assets and liabilities, excluding the impact of acquisitions:
Income tax receivable	(1,207)	—	—
Accounts receivable	(3,036)	(518)	(1)
Prepaid expenses and other assets	(1,122)	679	(93)
Accounts payable	94	371	1,523
Accrued liabilities	1,357	562	596

Net cash provided by (used in) operating activities	(3,452)	664	(6,050)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(215)	(1,438)	(766)
Acquisitions, net of cash acquired	(550)	(4,250)	2,364

Net cash (used in) provided by investing activities	(765)	(5,688)	1,598

CASH FLOWS FROM FINANCING ACTIVITIES:
Checks drawn in excess of bank balances	1,696	—	—
Proceeds from bank debt	750	8,250	—
Payments on bank debt	(900)	(201)	—
Proceeds from Bridge Note	1,500	—	—
Stock repurchase	—	(11,622)	—
Purchase of treasury stock	—	(29)	—
Proceeds from issuance of common stock	500	38	5,553
Proceeds from issuance of common stock and preferred stock and detachable warrants	—	—	9,425
Proceeds from loans payable to related party	—	—	955
Payment of loans payable to related party	—	—	(561)
Payment of financing costs	(456)	(755)	—
Payment on capital lease obligations	(320)	(135)	(69)

Net cash provided by (used in) financing activities	2,770	(4,454)	15,303

Net (decrease) increase in cash	(1,447)	(9,478)	10,851
CASH, beginning of period	1,447	10,925	74

CASH, end of period	$—	$1,447	$10,925

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$931	$777	$54

Income taxes paid (refunded), net	$(978)	$194	$—

TEAM AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 31, 2000

(000’S OMITTED)

Supplemental Schedule of Noncash Investing and Financing Activities

During 2002, the Company acquired certain assets of Inovis Corporation. In connection with this transaction, the Company recorded $104,000 of property and equipment, $605,000 of other intangible assets, $491,000 of goodwill and assumed liabilities of $50,000.

The Company acquired certain assets of PSMI on March 13, 2001. Included in the purchase price was $1,000,000 of seller financing. See Note 5 for further discussion.

During 2002 and 2001, the Company declared $1,224,000 and $1,100,000, respectively, of dividends in-kind to holders of convertible preferred stock.

In 2000, in connection with the issuance of common stock and preferred stock with detachable warrants, the Company recorded a deemed dividend to preferred shareholders of $1,047,000.

During 2000, the Company acquired TEAM America Corporation in a transaction accounted for as a reverse acquisition. As a result of this transaction, the Company acquired the outstanding common stock of TEAM America Corporation for $15,605,000. See Note 5 for additional information.

During 2002, 2001 and 2000, the Company acquired $243,000, $748,000 and $207,000, respectively, of property and equipment under capital leases.

During 2000, the Company satisfied accrued interest through the issuance of warrants valued at $249,000.

During 2000, the Company satisfied accounts payable for services performed through the issuance of common stock valued at $1,212,000.

In December 2000, in conjunction with the acquisition of TEAM America Corporation, $955,000 of debt was converted to equity.

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 28, 2002 AND DECEMBER 29, 2001

(1)    NATURE AND SCOPE OF BUSINESS

TEAM America, Inc. (the “Company”), (formerly known as TEAM Mucho, Inc.), an Ohio corporation, is a Business Process Outsourcing (“BPO”) Company specializing in human resources. TEAM America is a leading provider of Professional Employment Organization (“PEO”) services throughout the United States. The Company, through its subsidiaries, offers its services to small to medium-sized businesses. These services include payroll, benefits administration, on-site and online employee and employer communications and self-service, employment practices and human resources risk management, and workforce compliance administration.

The Company was formed by the December 28, 2000 merger of TEAM America Corporation and Mucho.com, Inc. in a transaction accounted for under the purchase method of accounting as a reverse acquisition. Mucho.com, Inc. was treated as the acquiring company for accounting purposes because its shareholders controlled more than 50% of the post transaction combined company. The historical earnings per share and share amounts of the Company have been retroactively restated for all periods presented in these consolidated financial statements to give effect to the conversion ratio utilized in the merger with TEAM America Corporation. As a result, all share amounts and losses per share are presented in TEAM America Corporation equivalent shares.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Principles of Consolidation

The consolidated financial statements include TEAM America, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to the reserve for workers’ compensation claims and estimates used in testing for potential goodwill impairment.

Revenue Recognition

The Company bills its clients on each payroll date for (i) the actual gross salaries and wages, related employment taxes and employee benefits of the Company’s worksite employees, (ii) actual advertising costs associated with recruitment, (iii) workers’ compensation and unemployment service fees and (iv) an administrative fee. The Company’s administrative fee is computed based upon either a fixed fee per worksite employee or an established percentage of gross salaries and wages (subject to a guaranteed minimum fee per worksite employee), negotiated at the time the client service agreement is executed. The Company’s administrative fee varies by client based primarily upon the nature and size of the client’s business and the Company’s assessment of the costs and risks associated with the employment of the client’s worksite employees. Accordingly, the Company’s administrative fee income will fluctuate based on the number and gross salaries and wages of worksite employees, and the mix of client fee income will fluctuate based on the mix of total client fee arrangements and terms. Although most contracts are for one year and renew automatically, the Company and its clients generally have the ability to terminate the relationship with 30 days’ notice.

The Company bills its clients for workers’ compensation and unemployment costs at rates that vary by client based upon the client’s claims and rate history. The amount billed is intended (i) to cover payments made by the Company for insurance premiums and unemployment taxes, (ii) to cover the Company’s cost of contesting workers’ compensation and unemployment claims, and other related administrative costs and (iii) to compensate the Company for providing such services. The Company has an incentive to minimize its workers’ compensation and unemployment costs because the Company bears the risk that its actual costs will exceed those billed to its clients, and conversely, the Company profits in the event that it effectively manages such costs. The Company believes that this risk is mitigated by the fact that its standard client agreement provides that the Company, at its discretion, may adjust the amount billed to the client to reflect changes in the Company’s direct costs, including without limitation, statutory increases in employment taxes and insurance. Any such adjustment that relates to changes in direct costs is effective as of the date of the changes, and all changes require 30 days’ prior notice.

In accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company recognizes amounts billed to clients for administrative fees, health insurance, workers’ compensation and unemployment insurance as revenues as the Company acts as a principal with regards to these matters. Amounts billed for gross payrolls (less employee health insurance contributions), employer taxes and 401(k) matching are recorded net as the Company is deemed to act only as an agent in these transactions. The Company recognizes in its balance sheet the entire amounts billed to clients for gross payroll and related taxes, health insurance, workers’ compensation, unemployment insurance and administrative fees as unbilled receivables. The related gross payroll and related taxes and costs of health insurance, workers’ compensation and unemployment insurance are recorded as accrued compensation at the end of an accounting period.

As a result of the application of EITF 99-19, the amounts previously reported for 2001 have been reclassified to conform to the current year presentation. As a result of this reclassification, revenues and cost of services for 2001 were each reduced by amounts previously recorded gross for worksite employee payroll, wages and related payroll taxes of $394,026,000.

Because the acquisition of TEAM America Corporation occurred on December 28, 2000, the Company recognized no revenue or expenses related to the PEO business segment prior to 2001. Unbilled revenues on the balance sheet at December 31, 2000 represent amounts generated by TEAM America Corporation prior to the acquisition and billed to clients after the acquisition.

Segment Information

During 2000, the Company operated entirely in the online business segment. As a result, the consolidated statements of operations are composed entirely of the results of this business segment. With the acquisition of TEAM America Corporation, the Company entered the PEO business segment. During 2001, the Company wound down and merged the operations of its online business into the operations of its PEO business. Accordingly, the Company operates in a single segment providing PEO services to small and mid-sized businesses.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of accounts receivable. The Company provides its services to its clients based upon an evaluation of each client’s financial condition. Exposure to losses on receivables is primarily dependent on each client’s financial condition. The Company mitigates such exposure by requiring certain clients to make deposits and/or provide letters-of-credit or by obtaining personal guarantees from the principals of certain of its clients. Exposure to credit losses is monitored by the Company, and allowances for anticipated losses are established when necessary.

Property and Equipment

Property and equipment is recorded at cost and is depreciated over the estimated useful lives of the related assets primarily using the straight-line method. Additions and betterments for property and equipment over certain minimum dollar amounts are capitalized. Repair and maintenance costs are expensed as incurred. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:

Computer hardware and software	3–5 years
Software development costs	3 years
Furniture, fixtures and equipment	5–7 years

Property and equipment and related accumulated depreciation as of December 28, 2002 and December 29, 2001 are as follows (000’s omitted):

	2002	2001
Computer hardware and software	$3,273	$2,918
Furniture, fixtures and equipment	625	509
Leasehold improvements	95	127

	3,993	3,554
Less: accumulated depreciation and amortization	(1,999)	(974)

	$1,994	$2,580

Leasehold improvements and capital leases are depreciated or amortized over the shorter of the lease term or their estimated useful lives.

Software development costs relate primarily to the Company’s internet-based enhancements to its proprietary software, TEAM Direct, and are accounted for in accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”. During 2002 and 2001, the Company capitalized $58,000 and $869,000, respectively, related to these enhancements. In the fourth quarter of 2001, the Company decided to exit the online business center and in doing so evaluated the future use of certain assets and determined that certain items would not be integrated with TEAM Direct. Accordingly, $231,000 of previously capitalized costs was written off as a restructuring charge.

Fair Value of Financial Instruments

The carrying amount of current assets and liabilities, bank debt and capital lease obligations approximate their fair value because of the immediate or short-term maturity of these financial instruments. There is no quoted market price for the Company’s preferred stock; however, based on the December 28, 2002 trading price of the Company’s common stock, on an as-converted basis, the preferred stock would have had a value of approximately $831,000.

Income Taxes

Income taxes are accounted for using the asset and liability approach for financial reporting. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation and Awards

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation (“SFAS 123”) for all stock-based compensation to employees and directors. Under the provisions of this standard, employee and director stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income.

The Company has elected to account for stock-based compensation and awards under the provisions of APB 25. Under APB 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the option. The Company is required to implement the provisions of SFAS 123 for stock-based awards to those other than employees and directors. Stock-based compensation and award expense for all equity instruments is recognized based on the related vesting periods.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 28, 2002, December 29, 2001 and December 31, 2000 was approximately $100,000, $88,000 and $32,000, respectively.

Loss per Share

For the years ended December 28, 2002, December 29, 2001 and December 31, 2000, 1,736,000, 1,796,000 and 1,818,000 options, and 1,737,000, 1,705,000 and 1,501,000 warrants, with a weighted average price of $4.55, $4.37 and $5.99 for the options, and $6.54, $6.75 and $6.75 for the warrants, respectively, are excluded from the calculation of diluted loss per share because their effect is anti-dilutive. Additionally, preferred stock convertible into approximately 1,481,000 shares of common stock was excluded from the calculation of diluted loss per share because its effect is anti-dilutive. As a result, no reconciliation between weighted average shares used for the calculation of basic loss per share and weighted average shares used for the calculation of diluted loss per share is necessary.

Fiscal Year

During 2001, the Company changed its year-end from a calendar year to a fiscal year ending on the Saturday closest to December 31. As prior periods reflect only the results of Mucho.com, Inc., this change did not have a material effect on the comparability of results.

Reclassifications

Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to the 2002 financial statement presentation. See “Revenue Recognition” discussion within this footnote.

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for the fiscal years beginning after June 15, 2002. Management does not expect the impact of SFAS No. 143 to be material to the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting to the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and establishes a single accounting model for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Adoption of this statement had no impact on the Company’s results of operations or financial condition.

On May 1, 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 is effective for the Company’s fiscal year beginning December 29, 2002. The Company is in the process of evaluating what impact, if any, this standard will have on the Company’s financial statements.

On July 30, 2002, the FASB issued Statement of Financial Account Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” that is applicable to exit or disposal activities initiated after December 31, 2002. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This standard does not apply where SFAS No. 144 is applicable. The Company plans to adopt this statement in its first quarter 2003. Management does not anticipate that this statement will have a significant impact on the Company’s results of operations or financial condition.

(3)    GOODWILL

Effective December 30, 2001, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, the Company no longer amortizes goodwill, but is required to test for impairment on an annual basis and at interim periods if certain factors are present that may indicate that the carrying value of the reporting unit is greater than its fair value. The Company has determined that it operates as a single reporting unit, therefore, any potential goodwill impairment is measured at the corporate level.

In connection with the adoption of SFAS No. 142, management, in determining its methodology for measuring fair value, assessed that its market price may not be reflective of fair value due to various factors, including that the Company’s officers, directors and significant shareholders own a controlling interest in the Company’s common shares and, as a result, that the market may be illiquid at times with regard to the remaining shares as such shares are thinly traded. Accordingly, in order to assess fair value of the Company, management determined that a number of measures should be considered, including but not limited to, market capitalization of the Company, market capitalization of the Company plus a “control” premium, discounted projected earnings before interest, depreciation and amortization (EBITDA), multiples of sales and EBITDA as compared to other industry participants and comparison of historical transactions.

SFAS No. 142 required that the Company adopt an annual date at which it would test for impairment of goodwill. In connection with the adoption of this statement, the Company chose the end of the third quarter as its date to test for such impairment. At the end of the third quarter of fiscal year 2002, management determined that no impairment existed using the following calculations and assumptions:

•	The common shareholders’ equity of the Company at the end of the third quarter of 2002 was $9,481,000.

•	Calculations and assumptions used in the determination of fair value included the following:

•	Market capitalization of the Company based on the closing price of the Company’s common shares on September 27, 2002 was $0.70 per share. Using this market price, the Company’s market capitalization at the end of the third quarter of fiscal year 2002 was approximately $5,751,000.

•	Market capitalization plus a “control” premium assumed to be 20% was approximately $6,901,000.

•	The Company prepared a discounted EBITDA analysis based upon the Company’s forecast EBITDA (before restructuring charges) for 2002 and applying certain growth factors for 2003 through 2007. The significant assumptions used in these calculations included:

•	Fiscal year 2003 EBITDA was estimated assuming a gross margin similar to 2002 certain changes in the Company’s business, including the impact of 2002 restructuring.

•	Management assumed the following annual growth rates in gross margin: 2004 – 10%, 2005 – 8%, 2006 – 6% and 2007 – 4%. Corporate payroll and selling, general and administrative expenses were assumed to remain at similar levels relative to gross margin.

•	A 20% discount rate was used as well as a 20% “control” premium.

•	Using the above assumptions, the discounted EBITDA was calculated to be approximately $35,760,000. In order to arrive at a value attributable to the common shares, management reduced this amount by the Company’s outstanding senior debt of $8,744,000 and the amount for preferred shareholders of $9,235,000. The residual amount of $17,781,000 was used as the estimate of fair value of the Company under this methodology.

In assessing the Company’s fair value at the end of the third quarter of 2002, management determined that the Company’s market capitalization was not reflective of fair value as the common stock price dropped precipitously immediately following a NASDAQ required press release describing NASDAQ’s initial determination that the Company was not in compliance with NASDAQ listing requirements and was therefore subject to delisting. These events were caused by the Company’s filing of its second quarter Form 10-Q without an independent auditor’s review, due to the demise of Arthur Andersen LLP, and the Company’s related restatement of its 2001 and 2000 financial statements as described in Note 4. In accordance with this process, the NASDAQ appended an “E” to the Company’s trading symbol, noting the failure to comply with continued listing requirements and potential delisting. Following the Company’s press release, the Company’s common stock price dropped from $1.36 to $0.45 per share. For the period from July 1, 2002 up to the date of the press release, the common stock had traded in the range of $1.36 to $2.50. Accordingly, in management’s judgment, the drop in the stock price is a temporary event related to the potential delisting and not due to fundamental changes in the business. Management believes that shortly following a timely filing of this Form 10-K, the appended “E” will be removed.

Based upon management’s determination that the market capitalization was not necessarily reflective of fair value, the other measurement factors were heavily considered in this analysis, the most significant being the discounted EBITDA model that yielded a value of approximately $17,781,000. In order to reconcile this back to the market capitalization, management assessed the market price ($1.36) immediately prior to the press release regarding delisting and the average market price ($1.54) for the quarter. Based on each of these measures, the market capitalization of the Company would have been $11,173,000 using the market price of $1.36 per share and $12,652,000 using the average price of $1.54 per share for the third quarter of 2002.

After assessing all of the information regarding fair value as outlined above, management determined that as of the end of the third quarter, no impairment charge of goodwill was required. Had the Company used only the market capitalization of the Company as a measure of fair value, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $3,484,000.

During the fourth quarter of 2002, management, as required by SFAS No. 142, assessed whether or not events or circumstances had occurred subsequent to the Company’s annual measurement date that would more likely than not reduce the fair value of the Company below its carrying amount. Based upon its assessment, management determined that there were no factors subsequent to the third quarter that would more likely than not reduce the fair value of the Company. Management believes that during the fourth quarter positive developments occurred, including improvement in EBITDA and the signing of a Forbearance Agreement with its banks. Moreover, management assessed that the stock price had continued to trade in a range of approximately $0.40 per share to $0.70 per share subsequent to the third quarter. Consistent with their conclusions at the end of the third quarter, management determined that the market price was not reflective of fair value due to the appended “E” denoting potential delisting of its common shares and, therefore, was not an indicator that potential impairment may exist.

Management will continue to assess the potential indicators of impairment, including the Company’s common stock price during 2003. If after removal of the appended “E” to the Company’s trading symbol, the common stock price does not positively change, management believes that the declined stock price may then be an indicator of potential impairment and will perform an interim test at that time. Should the market price of the

Company’s common stock not improve, management believes that this test may be performed as early as the second quarter of 2003. Had management performed the same test of fair value as of the end of the year that was applied at the end of the third quarter, management believes that the results would have been similar to those described above for the third quarter. Accordingly, management does not believe that this test would have resulted in an impairment charge. Had an interim impairment test been required and had management used only the market capitalization of the Company to measure fair value at December 28, 2002, an impairment charge would have been required. Management estimates that the minimum required charge under this market capitalization methodology would have been approximately $5,413,000.

There can be no assurance that future goodwill impairment tests, including interim tests as may be required, will not result in a charge to future operations.

Further, there can be no assurance that the Staff of the United States Securities and Exchange Commission will not have different views in respect to whether the Company’s stock price is reflective of an active market and that the use of only market price should have been used in the valuation of goodwill. As previously stated, the use of quoted market price to determine any goodwill impairment would have resulted in a minimum impairment charge of approximately $5,413,000 at December 28, 2002.

During 2001, the Company recognized $1,783,000 of amortization expense related to goodwill. Had the Company adopted SFAS No. 142 as of the beginning of 2001, $1,783,000 of amortization expense would not have been recognized and net loss would have decreased by $1,783,000 and loss per share attributable to common shareholders would have decreased by $0.24 per share.

(4)    RESTATEMENT

In accordance with EITF Nos. 98-5 “Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and 00-27 “Application of EITF Issue 98-5, Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Convertible Instruments” and related standards, when a company issues convertible preferred stock with a beneficial conversion feature (“BCF”), the value of the beneficial conversion feature must be accounted for as a deemed dividend. The beneficial conversion feature is computed as the intrinsic value of the spread between the quoted market price of the common stock and the implicit conversion price of the preferred stock.

As described in Note 6, in connection with the reverse acquisition of Team America Corporation by Mucho.com on December 28, 2000, the Company issued 100,000 2000 Class A Preferred Shares with detachable warrants to purchase 1,481,481 common shares and 600,000 common shares for total net proceeds of $9,425,000. The proceeds of this issuance were originally assigned to the common shares based upon the quoted market price on the date of the transaction, the warrants based upon their estimated fair value and the residual amount, net of expenses to the preferred stock. At the time of issuance, the Company concluded that there was no beneficial conversion feature associated with the preferred stock and accordingly no deemed dividend was recorded. This was based on the belief by management, that the quoted market price of the common shares was artificially inflated due to a concurrent tender offer at $6.75 per share.

Recently, the Company has become aware that the United States Securities and Exchange Commission (“SEC”) has insisted that the quoted market price be used in determining the value of a beneficial conversion feature. As a result, the Company has reassessed its conclusion regarding the treatment of this transaction in 2000 and is restating its 2000 and 2001 financial statements to reflect the required changes. During the process of recalculating the fair value of the issued securities, the Company noted an error in its original calculation of the fair value of the associated warrants and is correcting the allocation of the net proceeds based upon the restated relative fair values of the securities issued. As a result of the corrections, the allocation of the net proceeds based upon the restated relative fair values, and the calculation of the beneficial conversion feature, the Company has determined that a deemed dividend of $1,047,000 should have been recorded in the period ended December 31, 2000. As a result of recording the beneficial conversion feature the following table summarizes the restatement of the Company’s Statement of Operations for the year ended December 31, 2000 (000’s omitted, except per share amounts):

Net loss, as originally reported	$(9,496)
Deemed dividend	(1,047)
Net loss attributable to common shareholders, as restated	$(10,543)
Net loss per share, as originally reported	$(3.37)
Net loss attributable to common shareholders, as restated	(3.74)

In addition to the change in loss attributable to common shareholders, the reallocation of the net proceeds resulted in reclassification of amounts from Common Stock to Preferred Stock. These changes are summarized in the following table (000’s omitted):

Allocation of net proceeds	As originally reported	As restated
Preferred stock, face amount $10 million	$3,625	$6,361
Common stock	3,000	2,175
Warrants	2,800	889

Total	$9,425	$9,425

As a result of the reallocation of net proceeds and the recording of a deemed dividend the Company has restated its December 29, 2001 and December 31, 2000 balance sheets as follows (000’s omitted):

	As originally reported	As restated
December 29, 2001 Balance Sheet Impact:
Preferred Stock	$5,618	$8,354
Common Stock	$45,636	$43,947
Deferred Compensation	(20)	(20)
Accumulated Deficit	(16,040)	(17,087)

	29,576	26,840
Less: Treasury Stock	(14,776)	(14,776)

Total Shareholders’ Equity	$14,800	$12,064

December 31, 2000 Balance Sheet Impact:
Preferred Stock	$3,625	$6,361
Common Stock	$45,282	$43,593
Deferred Compensation	(28)	(28)
Accumulated Deficit	(10,750)	(11,797)

	34,504	31,768
Less: Treasury Stock	(14,747)	(14,747)

Total Shareholders’ Equity	$19,757	$17,021

No changes were required to the Statement of Operations for the year ended December 29, 2001.

(5)    ACQUISITIONS

On March 1, 2002, the Company acquired certain assets and assumed certain liabilities of Strategic Staff Management, Inc. (SSMI). The purchase price of $476,000 included cash of $300,000, the assumption of customer deposits of $172,000 and other costs of $4,000. The purchase price was allocated to the assets acquired based on their relative fair values. In connection with this transaction, the Company recorded $426,000 of intangible assets related to customer relationships, which is being amortized over seven years, the estimated useful life of such relationships, and $50,000 in a non-compete agreement, which is being amortized over five years, the term of the agreement.

On May 1, 2002, the Company purchased certain assets of Inovis. Under the terms of this transaction, the Company is required to pay the greater of $1,150,000 (the “Minimum Price”) or a factor of gross profits generated by the Inovis business over the 24 months beginning May 2002 and ending April 2004. Additionally, the Company agreed to assume $50,000 of liabilities. Inovis is based in Atlanta, Georgia and has clients throughout the United States, but primarily concentrated in Georgia.

The Company paid $250,000 at closing and recorded an account payable to Inovis of $950,000, $700,000 of this amount is classified as a current liability and included in other accrued expenses on the accompanying balance sheet. The remaining $250,000 is classified as a non-current liability. In connection with this transaction, the Company recorded $104,000 of property and equipment, $605,000 of customer contracts/relationships and $491,000 of goodwill. The customer contracts/relationships are included in other intangibles in the accompanying balance sheet and are being amortized over the estimated useful life of the contracts/relationship of seven years. The amortization expense is being recorded based on the relative amounts of estimated annual cash flows over the life of the contracts/relationships.

On March 13, 2001, the Company acquired certain assets and assumed certain liabilities of Professional Staff Management, Inc. (PSMI). The acquisition was accounted for using the purchase method of accounting.

Total cash and stock consideration for this acquisition was (000’s omitted, except for share amounts):

Cash	$4,250
Seller financing	1,000
Common shares of TEAM Mucho, Inc. (74,074 shares)	241
Convertible preferred stock (10,000 shares)	925
Warrants (148,148 common shares)	75
Direct expenses of the acquisition	84

$6,575

The purchase price including net liabilities assumed of $89,000 was allocated to the assets acquired based on their relative fair market values with the excess allocated to goodwill. Goodwill of $6,664,000 was recorded related to this transaction and was being amortized over 20 years during 2001.

On December 28, 2000, the Company completed the acquisition of TEAM America Corporation, a professional employer organization. The acquisition was accounted for under the purchase method of accounting as a reverse acquisition, whereby the legal target (Mucho.com, Inc.), was treated as the acquiring company for accounting purposes because its shareholders controlled more than 50% of the post transaction combined company. The historical earnings per share and share amounts of the Company have been retroactively restated for all periods presented in these consolidated financial statements to give effect to the conversion ratio utilized in the merger with TEAM America Corporation. As a result, all share amounts and earnings per share are presented in TEAM America Corporation equivalent shares.

No results of operations of TEAM America Corporation are included in the 2000 statement of operations as the acquisition of TEAM America Corporation occurred on December 28, 2000.

Total consideration paid for this acquisition was (000’s omitted, except for share and per share amounts):

	Number of Shares or Options	Value
TEAM America Corporation common stock owned by Mucho.com, Inc. control group prior to date of acquisition at historical cost of $6.34 per share	1,296,044	$8,221
Other TEAM America Corporation common stock outstanding at fair market value of $5 per share	1,341,439	6,707
TEAM America stock options acquired at fair market value	850,637	677
Direct expenses related to acquisition	—	1,664

Total purchase price	3,488,120	$17,269

The purchase price was allocated to the assets acquired based on the preliminary evaluation of relative fair market values with the excess allocated to goodwill. Original goodwill of $26,732,000 was recorded as a result of the initial purchase price allocation and was amortized using the straight-line method over 20 years. During 2001, final purchase accounting was completed requiring additional goodwill of $3,625,000 to be recorded. At December 31, 2000, 1,111,111 shares of TEAM Mucho, Inc. common stock were contingently issuable related to this acquisition and were not included in total shares outstanding. Upon action of the Company’s Board of Directors, these shares were released from escrow to the Mucho.com, Inc. shareholders on July 27, 2001. Because this transaction was accounted for as a reverse acquisition, these shares were accounted for as a stock dividend.

Concurrent with the acquisition of TEAM America Corporation by the Company, TEAM America Corporation made a tender offer to its shareholders to purchase up to 50% of the outstanding TEAM America Corporation common shares at $6.75 per share. A total of approximately 1,722,000 shares were tendered for a total cost of approximately $11,622,000. This liability was shown on the December 31, 2000 consolidated balance sheet as “stock repurchase obligation” in current liabilities. In January 2001 this obligation was settled. Tendered shares, plus shares held in treasury stock by TEAM America Corporation prior to the acquisition, are reflected as treasury stock on the post acquisition consolidated balance sheets.

The following table presents unaudited condensed pro forma operating results as if TEAM America Corporation, PSMI, SSMI and Inovis Corporation had been acquired as of January 1, 2000. These results are not necessarily an indication of operating results that would have occurred had the Company actually operated the business during the periods indicated (000’s omitted except for per share amounts):

	2002	2001	2000
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$62,728	$73,725	$83,325
Net loss	(1,862)	(3,941)	(7,584)
Net loss attributable to common shareholders	(3,086)	(5,061)	(9,704)
Loss per share:
Basic	$(0.38)	$(0.68)	$(1.24)
Diluted	$(0.38)	$(0.68)	$(1.24)

The pro forma net loss attributable to common shareholders includes pro forma preferred dividends of approximately $1,073,000 in 2000.

(6)    WORKERS’ COMPENSATION

The Company has maintained a self-insured workers’ compensation program for its Ohio employees since July 1999 and has a high retention workers’ compensation policy covering most of its non-Ohio employees. The Company records workers’ compensation expense based on the estimated total cost of each claim, plus an estimate for incurred but not reported (IBNR) claims. Under the Ohio Self-Insurance Program, the Company is self-funded up to $250,000 per occurrence and purchases private insurance for individual claims in excess of that amount.

Under its insured program for non-Ohio employees, the Company has a per claim retention limit of $250,000 per occurrence and maintains an aggregate maximum claims limit. For the insurance program covering the period October 1, 2000 through December 31, 2001, the aggregate cap was $4,950,000 and for the period January 1, 2002 through December 31, 2002, approximately $9,000,000.

In addition to providing the claims expense under the AOS programs, as described above, the Company is required to “pre-fund” a portion of the estimated claims. The amounts “pre-funded” are used by the insurance carrier to pay claims. The amount “pre-funded” is measured at various periods in the insurance contract to determine, based upon paid and incurred claims history, whether the Company is due a refund or owes additional funding. As of December 28, 2002 and December 29, 2001, the Company has recorded in its consolidated balance sheets the following related to workers’ compensation insurance reserves (000’s omitted):

	2002	2001
Ohio workers’ compensation reserves, net of claims paid	$323	$469
Non-Ohio workers’ compensation reserves, net of claims paid	3,038	3,850

	3,361	4,319
Less: long-term portion	(2,241)	(2,879)

Workers’ compensation reserves, current	$1,120	$1,440

Total amount pre-funded	$3,806	$2,798

Receivable from insurance carrier	$—	$628

In connection with these workers’ compensation programs, the Company is required to post certain collateral with the insurance carrier. As of December 28, 2002, certain of these requirements were fulfilled by letters of credit drawn under the Company’s existing credit facility. Letters of credit in the amount of $500,000 and $414,000 were available to be drawn as collateral for the non-Ohio October 2000 through December 31, 2001 programs and the Ohio program, respectively. In addition to these, a letter of credit in the amount of $2,000,000 has been posted with respect to the 2002 AOS program. This letter of credit was secured by certain shareholders of the Company and is collateralized by shares of common stock of the Company owned by such shareholders (see Note 12).

(7)    SHAREHOLDERS’ EQUITY

The Company is authorized to issue 50,000,000 shares, consisting of 45,000,000 common shares, without par value, 2,500,000 Class A Voting Preferred Shares, and 2,500,000 Class B Nonvoting Preferred Shares. The Board of Directors is authorized to fix the terms of the Class A and Class B Preferred Stock prior to the issuance of each such series.

As part of its master lease agreement with a lessor of its capital equipment, the Company issued warrants to purchase up to approximately 7,000 shares of common stock for $7.09 per share, which was the market value of the stock when the agreement was executed. The warrants will be issued quarterly in arrears based on the dollar amount of equipment leased to the Company. At December 31, 2000, warrants to purchase 2,853 shares had been earned and issued. The warrants were exercisable for one year from the date of issuance.

The Company has designated 125,000 of the Class A Voting Preferred Shares, without par value, as the “Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares” (the “Series A Shares”). These shares were initially issued with a mandatory redemption feature. Effective January 1, 2001, the preferred shareholders and the Company agreed to eliminate the mandatory redemption feature. In connection with the elimination of the mandatory redemption feature, the preferred stock purchase agreement was amended such that the Company is committed to complete a secondary offering of common stock, in which the preferred shareholders may participate, prior to June 28, 2004. In the event that the Company fails to complete the secondary offering, the Company will be in default of its obligations to the preferred shareholders and the preferred shareholders will be entitled to liquidated damages.

The Company has entered into a Put Option Agreement with the preferred shareholders. Under the terms of this agreement, the preferred shareholders may, under certain conditions, have the right to put these shares back to the Company.

Other significant terms of the Series A Shares include the following:

•	Annual cumulative dividends in an amount equal to 9.75%, payable quarterly in cash, beginning January 1, 2003, and payable in-kind prior to that date.

•	In the event of liquidation or winding up of the Company, a liquidation preference over the common stock.

•	The right to convert, in whole or in part, at any time, into the number of shares of common stock of the Company (1,973,926 at December 28, 2002) determined by dividing the aggregate liquidation amount (as defined in the Preferred Stock Agreement, but $13,324,000 as of December 28, 2002) by the conversion price (as defined in the Preferred Stock Agreement, but $6.75 as of December 28, 2002).

•	The right to designate two members of the Board of Directors of the Company.

On December 28, 2000, in connection with the acquisition of TEAM America Corporation (see note 3), the Company issued 100,000 Series A Preferred Shares, warrants to purchase 1,481,481 shares of common stock of the Company at $6.75 per share, which expire December 28, 2010 and 600,000 shares of common stock for total net proceeds of $9,425,000. The proceeds of this issuance were partially used to fund the stock repurchase obligation. The net proceeds were allocated to the preferred stock, common stock and warrants, based on their relative fair values as follows (000’s omitted):

Preferred Stock with face amount of $10 million	$6,361
Warrants	889
Common Stock	2,175

Total	$9,425

In March 2001, the Company issued an additional 10,000 Series A Shares and warrants to purchase 148,148 shares of common stock of the Company at $6.75 per share, which expire December 28, 2010, for $1,000,000 in connection with the acquisition of the assets of PSMI. The proceeds were allocated $75,000 to warrants and $925,000 to preferred stock, based on their relative fair values.

At December 28, 2002 and December 29, 2001, the Company had accrued preferred stock dividends payable in-kind equivalent to $2,324,000 and $1,100,000, respectively. Also during 2001, the Company incurred $32,000 of costs to amend the terms of the preferred stock agreement.

In the year ended December 31, 2000, the Company recorded a deemed dividend to preferred shareholders of $1,047,000.

Concurrent with the acquisition of TEAM America Corporation by the Company, TEAM America Corporation made a tender offer to purchase up to 50% of the outstanding TEAM America Corporation common shares at $6.75 per share. A total of approximately 1,722,000 shares were tendered for a total cost of approximately $11,622,000. This obligation was settled in January 2001. These shares are reflected as treasury stock in the Company’s balance sheet.

(8)    COMMITMENTS

The Company leases office facilities and certain office equipment under long-term agreements expiring through 2007, which are accounted for as operating leases. The future minimum lease payments as of December 28, 2002 are as follows (000’s omitted):

2003	$1,171
2004	893
2005	683
2006	632
2007 and thereafter	564

$3,943

Rent expense under all operating leases was $1,255,000, $1,141,000 and $139,000 for the years ended December 28, 2002, December 29, 2001 and December 31, 2000, respectively. Included in the above table are amounts that have been accrued through the Company’s restructuring reserve. See Note 14.

The Company leases certain equipment under capital leases. The cost of assets under capital leases was $1,308,000 and $1,065,000 at December 28, 2002 and December 29, 2001, respectively. Accumulated depreciation on these assets was $557,000 and $229,000 at December 28, 2002 and December 29, 2001, respectively.

Future minimum commitments under capital leases as of December 28, 2002 are as follows (000’s omitted):

2003	$357
2004	302
2005	169
2006	34
2007 and thereafter	—

Total minimum lease payments	862
Less: amount representing interest	(96)

766
Less: current portion	(303)

$463

(9)    CREDIT FACILITY AND DEBT OBLIGATIONS

Term debt at December 28, 2002 and December 29, 2001 consists of the following (000’s omitted):

	2002	2001
Borrowings under the Credit Agreement (due through 2006)	$8,728	$7,799
Seller financing	—	800
Amounts due finance company, unsecured, interest rate 6.2%, due through 2002	171	282

	8,899	8,881
Less: current portion	(771)	(1,250)

Non-current portion	$8,128	$7,631

The bank debt has been classified in accordance with the Third Amendment to the Credit Agreement that was executed at March 28, 2003 (see Note 17).

Concurrent with the acquisition of TEAM America Corporation, the Company entered into a credit agreement (the “Credit Agreement”) which originally provided up to $18,000,000 as a senior revolving credit facility. The Credit Agreement provided for an initial advance of $4,000,000, which was made to the Company on January 3, 2001. The Credit Agreement also provided for acquisition loans up to an aggregate of $14,000,000 and for the issuance of letters of credit of up to $2,000,000. The total credit under the facility including aggregate borrowings and letters of credit was not to exceed $18,000,000.

In March 2001, the Company made a $4,250,000 draw against the acquisition loan in connection with the PSMI acquisition. As part of the PSMI acquisition, seller financing was supported with a $1,000,000 letter of credit that expired July 13, 2002.

In March 2002, the Company made a $750,000 draw against this Credit Facility in connection with the SSMI acquisition.

At September 28, 2002, the Company was in default under its Credit Facility related to two financial covenants. As of September 30, 2002, the Company and its senior lenders entered into an Omnibus Forbearance and Modification Agreement (the “Forbearance”), which ends on the earlier of March 31, 2003 or the date of Forbearance Default, as defined in the Forbearance (the “Forbearance Period”). Under the terms of the Forbearance, the senior lenders forbear from exercising any other rights or remedies available to them with regards to the covenant violations under the credit agreement. In connection with the Forbearance, the Company is obligated to pay interest only on a monthly basis as required under the terms of the credit agreement. All unpaid principal and interest is due and payable on April 1, 2003. During the Forbearance Period, interest will accrue at the default rate of prime plus four (8.25% at December 28, 2002), but the Company is only required to pay interest monthly at a rate of prime plus one (5.25% at December 28, 2002). In addition to the payment of principal and interest, the Company is required to pay a $100,000 Forbearance Fee at the end of the Forbearance Period. The terms of the Forbearance include monthly financial covenants that must be maintained by the Company, the most stringent being the maintenance of minimum monthly Earnings Before Interest, Taxes, Depreciation and Amortization.

The Forbearance also precludes the Company from (i) making any distributions with respect to its preferred and/or common shares; (ii) making any payments with respect to indebtedness which has been subordinated to the Credit Facility; (iii) making any pay increases or loans to executive officers; and (iv) making any payment not in the ordinary course of business. Additionally, the Company may not make any acquisitions that require capital outlays during the Forbearance Period without lenders approval. The Company is required to engage a financial consultant to conduct an analysis of the Company’s cash flow projections and to provide a written report to the lenders regarding such analysis.

As a result of the default and Forbearance, the Company’s debt outstanding under the Credit Facility is classified in the Company’s balance sheet as a current liability at December 28, 2002.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended, requires that the Company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

In July 2001, the Company entered into an interest rate swap. The following is a summary of the fair value gain/(loss) of the Company’s swap, based upon the estimated amount that the Company would receive (or pay) to terminate the contracts as of December 29, 2001. The fair values are based on quoted market prices for the same or similar instruments. The Company has not met all the conditions to make the interest rate swap an effective hedge for accounting purposes. Accordingly, the change in the fair value of the swap is recorded in the consolidated statement of operations.

	Notional Amount	Fair Value Gain/(Loss)

Interest rate swaps	$5,327,000	$(296,000)

In August 2000, the Company issued a convertible note for $955,000 which bore interest at the rate of 9% per annum with all principal and interest due on the earlier of December 31, 2000 or the closing of the acquisition of TEAM America Corporation. Prior to December 31, 2000, the holder of the note converted the note and all accrued but unpaid interest into 349,500 shares of common stock of the Company.

The holder of the convertible note was also issued a warrant to purchase up to 13,401 shares of common stock at $7.09 per share, which was the then-estimated fair market value of the stock. The warrant was exercisable for one year from the date of issuance. The fair value of the warrant was estimated to be $100,000 at the date of grant. The warrant was exchanged for stock in 2000. The Company incurred debt issuance costs of approximately $723,000 related to the Credit Agreement, which are being amortized over the term of the Credit Agreement.

(10)    EMPLOYEE BENEFIT PROGRAMS

The following plans were assumed as part of the acquisition of TEAM America:

Cafeteria Plans

The Company sponsors Section 125 cafeteria plans that include a fully insured health, dental, vision and prescription card program. The plans are offered to full-time employees. Entrance to the plan is the first day of the month following 30 days of service.

401(k) Retirement Plans

The Company sponsors 401(k) retirement plans that cover all corporate full-time employees. Entrance to the plan is the first day of the month following ninety days of service. During the years ended December 28, 2002 and December 29, 2001, the Company provided matching contributions under its 401(k) plan at a rate of 25% of the employees’ contribution, up to a maximum of 6%. Total contributions to this plan were $56,000 and $32,000 for the years ended December 28, 2002 and December 29, 2001, respectively.

Other Programs

Other available employee benefit programs include health, life, accidental death and dismemberment insurance, disability insurance, and medical and dependent care reimbursement programs. Benefits under such programs are funded by the Company’s employees and clients.

(11)    STOCK OPTION PLANS

The Company established the 2000 Stock Plan in January 2000 and assumed the TEAM America Corporation Incentive Stock Plan upon acquisition of TEAM America Corporation. The TEAM America Corporation Stock Plan was established on December 10, 1996. These plans are collectively referred to as “the Plans.” The Plans provide for the granting, at the discretion of the Board of Directors of: (a) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, to employees, officers and directors and (b) options not intended to so qualify to employees, officers, consultants and directors.

Options granted to employees and officers generally vest 20% per year over five years; options granted to directors fully vest after one year. Options generally have a ten-year exercise period and are issued with an exercise price equal to the fair market value of Company common stock on the date of grant.

The Company has granted non-qualified options in connection with acquisitions and employment agreements with key executives of the acquired businesses and to officers and key employees of the Company. During 2000, non-qualified options were granted to employees under the Plans to purchase shares at $0.47, which was below the fair market value at the date of grant. In connection with these grants, compensation expense of $9,000, $8,000 and $7,000 has been recorded for fiscal 2002, 2001 and 2000, respectively, and $11,000 remains at December 28, 2002 to be amortized over the remaining vesting period. Also during 2000, non-qualified options were granted to an officer of the Company to purchase up to 600,000 shares at $3.875, which was below the fair market value at the date of grant. The options vested upon grant. The $675,000 difference between the grant price and the fair market value was recorded as compensation expense.

A summary of changes in the stock option plans for the periods ended December 28, 2002 and December 29, 2001 is as follows:

	Number of Options		Weighted-Average Price
	2002	2001	2002	2001
Options outstanding, beginning of year	1,896,089	1,868,368	$4.37	$5.99
Options granted	120,000	450,000	1.52	4.18
Options exercised	—	(727)	—	0.47
Options cancelled/surrendered	(279,359)	(421,552)	4.35	$7.04

Options outstanding, end of year	1,736,730	1,896,089	$4.55	$4.37

Options exercisable, end of year	1,289,022	1,224,870	$5.93	$7.04

Shares available for future grant, end of year	522,618	586,770

Shares reserved for issuance under stock option plans	1,811,640	1,811,640

Weighted average fair value of options granted during the year			$0.68	$1.80

The following table summarizes information concerning outstanding and exercisable options as of December 28, 2002:

Exercise Price Range	Number of Shares	Expiration Dates Range	Exercisable at December 28, 2002
$9.35 to $10.50	58,936	05/05—01/08	56,125
$6.75 to $8.50	307,807	09/07—10/11	254,607
$3.03 to $5.38	1,087,000	12/08—09/11	795,700
$3.00 and less	282,987	02/05—11/12	182,590

	1,736,730		1,289,022

At December 28, 2002, the weighted average remaining contractual life of all options outstanding under the Plans was approximately 7.5 years.

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations in accounting for its stock-based compensation arrangements because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models in valuing employee stock options. Under APB 25, no compensation expense has been recognized because the exercise price of the Company’s employee stock options has equaled the market price of the underlying stock on the date of grant.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2002	2001
Risk-free interest rate	2.5%	4.0%
Expected dividend yield	0.0%	0.0%
Expected volatility	30.0%	31.0%
Weighted average expected life (in years)	10	10

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS No. 123, follows:

	2002	2001
Pro forma net loss attributable to common shareholders (000’s omitted)	$(3,207)	$(5,369)
Pro forma net loss per share attributable to common shareholders	$(0.39)	$(0.73)

(12)    RELATED PARTY TRANSACTIONS

In November 2002, the Company retained an investment bank of which a significant shareholder and member of the Board of Directors is a principal. During 2002, the Company paid the investment bank $50,000. Additionally, this party will earn a success fee upon the occurrence of certain events.

On April 3, 2002, the Company posted, outside of its Credit Facility discussed in Note 9, a $2,000,000 Letter of Credit as collateral relating to its 2002 Workers’ Compensation Program for non-Ohio employees. In connection with this transaction, certain officers and shareholders of the Company pledged shares of Company common stock as collateral with the lending institution for the letters of credit. The Company paid a $60,000 fee to the officers and shareholders in connection with this transaction. The decline in market value of the shares of the Company’s common stock collateralizing the letter of credit caused a default on the letter of credit. The letter of credit agreement is also subject to the Forbearance Agreement.

On April 9, 2002, the Company entered into a Bridge Agreement and Common Stock Purchase with one of its Series A Preferred Shareholders (the “Purchaser”). Under the terms of these agreements, the Purchaser acquired 166,667 shares of common stock of the Company at $3.00 per share for a total purchase price of $500,000. In addition, the Purchaser provided a short-term bridge note of $1,500,000 to the Company which was due August 9, 2002 and bears interest of 15% per annum. In connection with this transaction, the Company issued a warrant to the Purchaser to purchase 100,000 shares of common stock at $3.00 per share. In accordance with the terms of the agreement, this note can only be paid out of financing occurring before August 9, 2002. Since no such financing occurred, this note has been classified as mezzanine equity in the accompanying balance sheet. Ongoing discussions with the Purchaser as to the ultimate disposition of this note may result in a reclassification of this financial instrument in the Company’s balance sheet. Certain officers and shareholders of the Company have guaranteed the repayment of $500,000 of this note.

The Company has clients that are owned by members of the Board of Directors. The Company also has paid professional fees, office rent and other services to entities owned or controlled by officers or members of the Board of Directors.

During 2002 and 2001, the Company contracted with firms, whose principals were members of the Board of Directors, for legal services and for tax preparation and advice. The costs incurred for these services were $165,000 and $386,000 in 2002 and 2001, respectively. The Company had accounts payable of $17,000 and $77,000 to related parties at December 28, 2002 and December 29, 2001, respectively.

In 1999, a shareholder made a loan of $500,000 to the Company, which accrued interest at 9% per annum. In relation to the loan, the Company issued a warrant to the shareholder to acquire up to 50,000 shares of the Company’s stock at no cost. Interest expense of $61,000 was recorded for the period ended December 31, 1999 in connection with the warrant. In March 2000, the Company paid $277,000 in cash to the shareholder, issued approximately 116,000 shares of its common stock valued at approximately $3.80 per share in exchange for the note and the warrant, and recorded interest expense of $127,000.

In 1999, a shareholder made a demand loan to the Company. In March 2000, as additional consideration for the loan, the Company issued two warrants to acquire up to 16,000 shares of common stock at a price of $3.80 per share, which were exercisable within a ten-year period. In July 2000, the Company issued at no cost 2,400 shares of its common stock valued at approximately $7.10 per share in exchange for one warrant to purchase 4,000 shares. In December 2000, the Company issued at no cost 7,300 shares of its common stock valued at approximately $7.10 per share in exchange for the other warrant for the remaining 12,000 shares. For the year ended December 31, 2000, the Company had recorded interest expense of $34,500 for the conversion of these two warrants.

During the year ended December 31, 2000, the Company recorded interest expense of $57,000 to provide for the cost of the conversion of the warrant for 4,000 shares and the eventual conversion of the warrant for the remaining 12,000 shares of common stock.

Certain officers and members of the Board of Directors of the Company are shareholders or principals of firms from which the Company contracted for legal services, and of TEAM America Corporation, which provided the co-employment of essentially all the staff of the Company during 2000. During the year ended December 31, 2000, the Company incurred charges for legal services of $46,000.

At December 31, 2000, the Company had an account receivable of $117,000 from a partnership, which is partially owned by an officer of the Company. During 2001, the partnership filed bankruptcy and accordingly this receivable was written off as uncollectible.

(13)    INCOME TAXES

Deferred income tax assets and liabilities represent amounts taxable or deductible in the future. These taxable or deductible amounts are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable amount for the period plus or minus the change during the period in deferred tax assets and liabilities. The income tax benefit recorded for 2002 is primarily attributable to net operating loss carrybacks and a related reversal of valuation allowance. No federal provision for income taxes for fiscal years 2001 and 2000 has been provided due to operating losses in the two periods. The provision recorded in 2001 represents state income taxes. Deferred tax assets and liabilities are as follows (000’s omitted):

	2002	2001
Deferred income tax assets (liabilities):
Depreciation and amortization	$(621)	$549
Workers’ compensation	896	1,152
Other	—	28
Net operating loss carryforward	4,052	3,962

Total long-term deferred tax asset	4,327	5,691
Valuation allowance	(4,052)	(4,907)

Total long-term deferred tax assets, net	$275	$784

Workers’ compensation	$448	$576
Allowance for doubtful accounts	61	157
Severance	197	306
Restructuring costs	124	—
Other accrued liabilities	207	646

Total short-term deferred tax assets	1,037	1,685
Valuation allowance	—	(188)

Total short-term deferred tax assets, net	$1,037	$1,497

The Company has considered the realizability of its deferred tax assets and liabilities and has recorded valuation allowances, as appropriate, to reduce its deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized. At December 28, 2002, the Company has net operating loss carryforwards available for federal tax purposes of approximately $12,000,000, which begin to expire in 2019. The use of these net operating loss carryforwards is limited on an annual basis, according to Internal Revenue Code guidelines.

The following table reconciles the federal tax provision:

	2002	2001	2000
Tax benefit—federal	$(963)	$(1,413)	$(3,229)
State tax expense (benefit), net of federal benefit	85	(197)	(570)
Permanent differences, net	500	603	171
Prior year revision of deferred taxes	439	—	—
Valuation allowance	(1,043)	1,042	3,628

Tax provision	$(982)	$35	$—

(14)    RESTRUCTURING CHARGES

During the last quarter of 2000, the Company began to restructure in contemplation of its acquisition of TEAM America Corporation. The primary purpose of this restructuring was to position the Company to focus on the opportunities to be derived from integrating the Company’s internet technology with TEAM America Corporation’s PEO business and the opportunities for cross-promotion between TEAM America Corporation’s client and worksite employee base and the Company’s online business center. As a result of this shift, certain assets utilized in the online business segment were determined to be impaired. Additionally, certain exit costs were accrued related to leased office space no longer being utilized, employee severance, and costs to break contractual agreements with vendors.

During the year ended December 29, 2001, the Company incurred additional restructuring costs, in conjunction with the TEAM America Corporation acquisition, primarily related to relocation of certain key executives in connection with exiting its headquarters in California, employee severance, the write-down of impaired assets and other asset write-offs. These relocations were made in order to allow the Company to focus on its PEO business and to exit its online business center business. All such costs were expensed when incurred.

During 2002, the Company continued to restructure its operations in order to obtain necessary efficiencies throughout the organization. This restructuring included office closures, reducing corporate headcount and relocating several key individuals to its Columbus, Ohio headquarters.

A summary of expenses included in the restructuring costs line item of the consolidated statement of operations are as follows (000’s omitted):

	2002	2001	2000
Relocation costs	$199	$533	$—
Employee severance	158	973	49
Write-down of impaired assets	—	261	477
Costs to exit contractual agreements	381	—	100
Other	—	67	28

	$738	$1,834	$654

(15)    CONTINGENCIES

The Internal Revenue Service (“IRS”) has been conducting a Market Segment Study since 1994, focusing on selected PEOs (not including the Company), in order to examine the relationships among PEOs, worksite employees and owners of client companies. The Company has limited knowledge of the nature, scope and status of the Market Segment Study because it is not a part thereof, and the IRS has not publicly released any information regarding the study to date. In addition, TEAM America’s 401(k) retirement plan (the “Plan”) was audited for the year ended December 31, 1992, and, as part of that audit the IRS regional office has asked the IRS national office to issue a Technical Advice Memorandum (“TAM”) regarding whether or not the Company is the employer for benefit plan purposes. The Company has stated its position in a filing with the IRS that it is the employer for benefit plan purposes.

On May 13, 2002, the IRS released guidance applicable solely to the tax-qualified status of defined contribution retirement plans maintained by PEOs. In that guidance, the IRS declared that it would not assert a violation of the exclusive benefit rule under Section 401(a) of the Internal Revenue Code if a PEO that maintains a single employer defined contribution retirement plan for worksite employees takes certain remedial action by the last day of the first plan year beginning on or after January 1, 2003. The Company maintains a frozen single employer defined contribution retirement plan benefiting certain worksite employees and intends to take remedial action to qualify for the relief provided under the IRS guidance within the applicable deadline.

At December 28, 2002, the Company has recorded a $482,000 reserve for certain tax contingencies. The estimated amount of possible loss in excess of these reserves is $218,000.

The Company has ongoing litigation matters pertaining to worksite employees and other legal matters that have arisen in the ordinary course of business. The Company provides reserves for estimated future costs to defend the Company and/or the estimated amount to be paid if the award or payment is probable and estimable. Management believes these claims will not have a material adverse effect on the results of operations or financial condition of the Company.

(16)    QUARTERLY FINANCIAL INFORMATION (Unaudited, 000’s omitted, except per share amounts)

The quarterly revenues for all periods have been reclassified to conform to the Company’s 2002 presentation. The 2001 and 2000 information has been restated as described in Note 4.

	March 30	June 29	September 28	December 28
YEAR ENDED DECEMBER 28, 2002:
Revenues	$13,549	$15,142	$15,332	$14,916
Gross profit	$4,622	$5,159	$5,269	$5,555
Operating income (loss)	$(1,010)	$(246)	$221	$(126)
Net income (loss) available/attributable for/to common shareholders	$(1,517)	$(1,123)	$(555)	$437
Basic net income (loss) per share available/attributable for/to common shareholders	$(0.19)	$(0.14)	$(0.07)	$0.01
Diluted net income/(loss) per share available/attributable for/to common shareholders	$(0.19)	$(0.14)	$(0.07)	$0.01

	March 31	June 30	September 30	December 31
YEAR ENDED DECEMBER 29, 2001:
Revenues	$14,115	$15,071	$13,776	$14,074
Gross profit	$4,029	$5,261	$5,511	$5,068
Operating income (loss)	$(98)	$68	$(235)	$(2,839)
Net income (loss) available/attributable for/to common shareholders	$(508)	$(478)	$(1,011)	$(3,293)
Basic net income (loss) per share available/attributable for/to common shareholders	$(0.07)	$(0.07)	$(0.14)	$(0.41)
Diluted net income (loss) per share available/attributable for/to common shareholders	$(0.07)	$(0.07)	$(0.14)	$(0.41)

	March 31	June 30	September 30	December 31
YEAR ENDED DECEMBER 31, 2000:
Revenues	$—	$—	$41	$10
Gross profit	$—	$—	$41	$10
Operating (loss)	$(2,135)	$(2,456)	$(1,761)	$(2,632)
Net income (loss) available/attributable for/to common shareholders	$(2,276)	$(2,510)	$(1,818)	$(3,939)
Basic net income (loss) per share available/attributable for/to common shareholders	$(0.89)	$(0.86)	$(0.64)	$(1.54)
Diluted net income (loss) per share available/attributable for/to common shareholders	$(0.89)	$(0.86)	$(0.64)	$(1.54)

The Company incurred restructuring costs during the years ended December 28, 2002 and December 29, 2001 that impact the above quarterly information. The costs were charged to operations in each of the years as follows:

	March 30	June 29	September 28	December 28
YEAR ENDED DECEMBER 28, 2002:
Restructuring costs	$—	$241	$29	$468

	March 31	June 30	September 30	December 31
YEAR ENDED DECEMBER 29, 2001:
Restructuring costs	$41	$34	$309	$1,450

(17)    Subsequent Events

Restructuring of Bank Debt and Preferred Stock

On March 28, 2003, the Company entered into certain agreements with its bank group and its 2000 Class A Preferred Shareholders. The Company entered into a Third Amendment and Waivers to its Senior Credit Facility (the “Bank Agreement”) and a Memorandum of Understanding (the “Preferred Agreement”) with its 2000 Class A Preferred Shareholders.

Bank Agreement

The Company and its senior lenders agreed to amend the Senior Credit Facility as follows:

•	The outstanding amounts under the Senior Credit Facility of $8,728,000 were restructured into three separate tranches. Tranche A representing a $6,000,000 Term Loan, Tranche B representing a $2,728,000 Balloon Loan and Tranche C representing $914,000 of outstanding letters of credit.

•	The Senior Credit Facility is senior to the $1,500,000 subordinated note issued in satisfaction of the Bridge Note (discussed below under Preferred Agreement).

•	The maturity of the Senior Credit Facility is January 5, 2004.

•	The interest rate on each tranche is: Tranche A—the Provident Bank Prime Commercial Lending Rate plus two percent (6.25% at March 28, 2003); Tranche B—12%, eight percent payable in cash and four percent payable-in-kind; and Tranche C (if drawn)—the Provident Bank’s Prime Lending Rate plus five percent (9.25% at March 28 2003).

•	Tranche A requires principal payments of $100,000 per month beginning July 2003, Tranche B is due at maturity and Tranche C is due immediately upon any draw under the letters of credit.

In addition to the above terms, the Company issued to the banks 1,080,000 warrants to purchase common stock of the Company at a price of $0.50 per share. These warrants expire in seven years. The Bank Agreement states that no new indebtedness may be incurred under the facility and that any future acquisitions are subject to consent of the banks.

The Senior Credit Facility is collateralized by all of the assets of the Company.

Preferred Agreement

The Company and its 2000 Class A Preferred Shareholders agreed to restructure the preferred shareholders’ investment in the Company as follows:

•	The $1,500,000 Bridge Note that was to be paid from proceeds of an equity financing that would occur prior to August 9, 2002, will be converted into subordinated debt with an interest rate accruing at 14%, which shall be subordinated to the Senior Credit Facility (the “Subordinated Debt”). The Subordinated Debt will be due June 30, 2006 along with all accrued interest.

•	The 2000 Class A Preferred Shares will be exchanged by the holders for:

- $2,500,000 Class B Series 2003 Preferred Shares which will have a dividend rate of 14% and be non-voting shares. This dividend will be accrued and paid-in-kind. These shares will maintain a liquidation preference equal to par value plus accrued and unpaid dividends. The holders of these shares may, at any time, after the third anniversary of the issuance of such shares and with the consent of holders of no fewer than two-thirds of the shares, may require the Company to redeem all or any portion of such shares at par value plus accrued and unpaid dividends;

- Warrants to purchase 2,400,000 common shares of the Company at an exercise price of $0.50 per share. These warrants expire in 10 years; and

- 4,800,000 common shares of the Company.

The following table shows the pro forma capitalization of the Company as of December 28, 2002 assuming the above transactions were consummated as of that date:

	Year Ended December 28, 2002	Pro Forma Adjustments		Pro Forma
		(unaudited)		(unaudited)
Bank debt	$600	$—		$600
Other current liabilities	29,132	—		29,132

Total Current Liabilities	29,732	—		29,732
Bank debt, non-current	8,128	(8,128	)(a)	$—
Bank debt, Term Loan A	—	5,400	(a)	5,400
Bank debt—Term Loan B	—	2,728	(a)	2,728
Other non-current liabilities	4,748	—		4,748

Total Non-Current Liabilities	12,876			12,876
Subordinated debt	—	1,500	(c)	1,500
Series 2003 Preferred Sock	—	2,500	(d)	2,500
Preferred stock	9,552	(9,552	)(d)	—
Bridge note	1,500	(1,500	)(c)	—
Other—common	—	—		—
Shareholders’ equity	9,603	270	(b)	—
		700	(d)	—
	—	6,352	(d)	16,925

Total Liabilities and Shareholders’ Equity	$63,263			$63,533

(a)	Exchange existing Bank Credit Facility for Term Loan A and Term Loan B
(b)	Issue warrants to bank (1,080,000 at an assumed fair value of $0.25 per share)
(c)	Exchange Bridge Note for Subordinated Debt
(d)	Exchange existing preferred for $2,500,000 new preferred; 4,800,000 common shares; 2,800,000 warrants (assumed fair value of $0.25 per share)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

    of TEAM America, Inc. and subsidiaries:

Worthington, Ohio

We have audited in accordance with auditing standards generally accepted in the United States the consolidated financial statements of TEAM America, Inc. and Subsidiaries included in this Form 10-K, and have issued our report thereon dated March 21, 2003 except for Note 17 for which the date is March 28, 2003. Our audit was made for the purposes of forming an opinion on those statements taken as a whole. The schedule listed in the index is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/    SCHNEIDER DOWNS & CO., INC.

Columbus, Ohio

March 21, 2003

TEAM AMERICA, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

As of December 28, 2002

	Beginning Balance	Additions	Deductions	Ending Balance
December 28, 2002
Allowance for doubtful accounts
Accounts receivable—trade	$392,000	$240,000	$(490,000)	$142,000
Restructuring reserve
Other accrued expenses	$1,023,000	$738,000	$(895,000)	$866,000

Valuation and Qualifying Accounts

As of December 29, 2001

	Beginning Balance	Additions	Deductions	Ending Balance
December 29, 2001
Allowance for doubtful accounts
Accounts receivable—trade	$200,000	$368,000	$(176,000)	$392,000
Restructuring reserve
Other accrued expenses	$654,000	$1,834,000	$(1,465,000)	$1,023,000

(2)    The following financial statement schedules for the Company are filed as part of this report:

Schedule II—Valuation and Qualifying Accounts

PART I—FINANCIAL INFORMATION

Item 1.    Financial Statements

VSOURCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	April 30, 2003	January 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,505	$11,152
Restricted cash	151	150
Accounts receivable, net	1,309	1,522
Inventory	420	490
Prepaid expenses	227	337
Other current assets	1,273	1,262

Total current assets	13,885	14,913
Property and equipment, net	4,462	4,974
Restricted cash, non-current	250	250

Total assets	$18,597	$20,137

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,038	$1,134
Accrued expenses	3,316	3,333
Advances from customers, current	1,237	1,229

Total current liabilities	5,591	5,696
Advances from customer, non-current	600	900

Total long-term liabilities	600	900

The accompanying notes are an integral part of these condensed consolidated financial statements.

VSOURCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	April 30, 2003	January 31, 2003
	(Unaudited)
Commitments and contingencies (note 9)
Non-redeemable Preferred Stock
Preferred stock Series 1-A ($0.01 par value, 2,802,000 shares authorized; 1,275,955 shares issued and outstanding as of April 30 and January 31, 2003) (Aggregate liquidation value is $ 3,190 as of April 30 and January 31, 2003)	3,140	3,140
Preferred stock Series 2-A ($0.01 par value, 1,672,328 shares authorized; 367,336 shares issued and outstanding as of April 30 and January 31, 2003) (Aggregate liquidation value is $ 2,355 as of April 30 and January 31, 2003)	2,228	2,228

	5,368	5,368
Redeemable Preferred Stock
Preferred stock Series 4-A ($0.01 par value, 25,000 shares authorized; 17,364 and 17,442 shares issued and outstanding as of April 30 and January 31, 2003, respectively) (Aggregate liquidation value is $34,728 and $34,884 as of April 30 and January 31, 2003, respectively) (Aggregate redemption value is $52,092 and $52,326 as of April 30 and January 31, 2003, respectively)	5,424	2,728

Total preferred stock	10,792	8,096

Sharesholders’ equity
Common stock ($0.01 par value, 500,000,000 shares authorized; 1,863,084 and 1,785,094 shares issued and outstanding as of April 30 and January 31, 2003, respectively)	19	18
Additional paid-in capital	85,506	85,424
Deferred stock based compensation	(38)	(94)
Accumulated deficit	(83,945)	(79,740)
Other comprehensive income (loss)	72	(163)

Total shareholders’ equity	1,614	5,445

Total liabilities, preferred stock and shareholders’ equity	$18,597	$20,137

The accompanying notes are an integral part of these condensed consolidated financial statements.

VSOURCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share data)

(Unaudited)

	Three months ended April 30,
	2003	2002
Revenue from
Services	$4,558	$7,627
Products	150	73

	4,708	7,700

Costs and expenses:
Cost of revenue from
Services	2,371	3,897
Products	98	115

	2,469	4,012
Selling, general and administrative expenses	3,625	4,136
Amortization of stock-based compensation	56	513
Insurance proceeds from loss of inventory	—	(464)

Total costs and expenses, net	6,150	8,197

Operating loss	(1,442)	(497)
Interest income	16	17
Interest expense	—	(184)
Non-cash beneficial conversion feature expense	—	(474)

Net loss	$(1,426)	$(1,138)

Net loss available to common shareholders (see Note 5)	$(4,205)	$(1,138)

Basic and diluted weighted average number of common shares outstanding (see Note 6)	1,838,111	1,700,432

Basic and diluted net loss per share available to common shareholders (see Note 6)	$(2.29)	$(0.67)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VSOURCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three months ended April 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(1,426)	$(1,138)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	590	763
Interest expense	—	184
Bad debt writeback	—	(10)
Loss on disposal of property and equipment	2	72
Amortization of stock-based compensation	56	513
Amortization of beneficial conversion feature on convertible debt	—	474
Changes in working capital components	136	667

Net cash (used in) provided by operating activities	(642)	1,525
Cash flows from investing activities:
Purchase of property and equipment	(45)	(221)
Proceeds from sale of property and equipment	—	150

Net cash used in investing activities	(45)	(71)
Cash flows from financing activities:
Proceeds from borrowings	—	50

Net cash provided by financing activities	—	50
Effect of exchange rates on cash	40	(158)

Net increase (decrease) in cash and cash equivalents	(647)	1,346
Cash and cash equivalents at beginning of period	11,152	4,753

Cash and cash equivalents at end of period	$10,505	$6,099

The accompanying notes are an integral part of these condensed consolidated financial statements.

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

1.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Vsource, Inc. (“Vsource” or the “Company”) as of April 30, 2003 and January 31, 2003 and for the three month periods ended April 30, 2003 and 2002, respectively, have been prepared on substantially the same basis as the Company’s annual consolidated financial statements and should be read in conjunction with the Company’s Annual Report on Form 10-K, and any amendments thereto for the year ended January 31, 2003. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to present fairly the financial information included herein. Certain prior period information has been reclassified to conform to the current period presentation.

The unaudited consolidated results for interim periods are not necessarily indicative of expected results for the full fiscal year.

Future Funding

The Company had an accumulated deficit of approximately $83.95 million as of April 30, 2003 that has been funded primarily through issuances of debt and equity securities. The Company has sustained operating losses since inception. During the three months ended April 30, 2003, the Company used net cash of $0.64 million from operating activities and $0.05 million in investing activities that resulted in a decrease in cash of $0.65 million. Nonetheless, the Company’s management believes that the Company has adequate funding from recent financings for it to continue in operation for at least 12 months. Therefore, the Company has prepared its financial statements on a going concern basis.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from these estimates and assumptions made.

Concentration of Revenue/Credit Risk

For the three months ended April 30, 2003, one customer, Gateway Japan Inc. (“Gateway”), accounted for 68% of total revenue. No other customer accounted for more than 10% of revenue during the three months ended April 30, 2003. The revenue from Gateway is expected to fall over time as the installed base of Gateway’s customers under warranty declines. The Company believes that the resulting concentration of credit risk in accounts receivables is substantially mitigated by its ongoing credit evaluation process and the high level of creditworthiness of its customers. The Company performs ongoing credit evaluations of its customers and sets conditions and limits the amount of credit extended when deemed necessary. The Company generally does not require collateral from its customers.

As of April 30, 2003, Gateway, accounted for 72% of accounts receivable. As of January 31, 2003, the same customer, Gateway, accounted for 79% of accounts receivable. In addition, as of April 30, 2003, the Company had a customer advance balance of $1.8 million from Gateway which is used to offset outstanding accounts receivable from Gateway at a monthly rate through October 2004.

2.    Recent Accounting Pronouncements

On April 30 2002, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 30,

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2002. Among other provisions, SFAS 145 rescinds SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt”. Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Company has adopted SFAS 145 with effect from this fiscal year.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. Vsource has decided not to adopt the fair value method of accounting for stock-based compensation but has complied with the required disclosure of the pro forma effect (See Note 8).

Effectively prospectively for all arrangements entered into in fiscal periods beginning after June 15, 2003, Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables”, addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company adopted EITF  Issue 00-21 in the year ended January 31, 2003 and it had no significant impact on its financial position and results of operations.

3.	Other Current Assets

	April 30, 2003	January 31, 2003
	(in thousands)
Other current assets:
Deferred costs	$739	$590
Deposits	493	328
Other receivables	41	344

	$1,273	$1,262

4.	Restricted Cash

Restricted cash represents deposits with a bank to secure standby letters of credit established for the benefit of certain customers.

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

5.	Net Loss Available to Common Shareholders

The following table is a calculation of net loss available to common shareholders:

	Three months ended April 30,
	2003	2002
	(in thousands)
Net loss	$(1,426)	$(1,138)
Less: Deemed non-cash dividend to preferred shareholders	(2,779)	—

Net loss available to common shareholders	$(4,205)	$(1,138)

$2.78 million was recorded as deemed dividend to preferred shareholders as a result of both the amortization of beneficial conversion feature and the accretion of the redemption value on the Series 4-A convertible preferred stock issued in the fiscal year ended January 31, 2003.

6.	Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average shares of common stock and potential common shares outstanding during the period. Potential common shares outstanding consist of dilutive shares issuable upon the exercise of outstanding options and warrant to purchase common stock as computed using the treasury stock method. Because the Company had a net loss for the three months ended April 30, 2003 and 2002, potential common shares outstanding are excluded from the computation of diluted net loss per share as their effect is anti-dilutive.

7.	Comprehensive Loss

The difference between net loss and comprehensive loss for the Company arising from foreign currency translation adjustments is as follows:

	Three months ended April 30,
	2003	2002
	(in thousands)
Net loss	$(4,205)	$(1,138)
Other comprehensive income (loss)
Foreign currency translations	$235	$(158)

Comprehensive loss	$(3,970)	$(1,296)

8.	Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the company records expense for employee stock compensation plans equal to the excess of the market price of the underlying Vsource shares at the date of grant over the exercise price of the stock-related award, if any (known as the intrinsic value). The intrinsic value of the stock-based compensation issued to

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

employees as of the date of grant is amortized on a straight-line basis to compensation expense over the vesting period. In addition, no compensation expense is recorded for purchases under the Employee Stock Purchase Plan (the “Purchase Plan”) in accordance with APB Opinion No. 25.

The following table summarizes the pro forma operating results of the Company had compensation cost for stock options granted under its stock option plans and for employee stock purchases under the Purchase Plan been determined in accordance with the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”.

	Three months ended April 30,
	2003	2002
	(in thousands, except per share data)
Net loss as reported	$(1,426)	$(1,138)
Add: Stock-based employee compensation expense included in reported net income	56	513
Less: Total stock-based employee compensation expense determined under fair value method for all awards	(604)	(1,146)

Net loss	$(1,974)	$(1,771)

Basic and diluted net loss available to common shareholders per share
As reported	$(2.29)	$(0.67)
Pro forma	$(2.59)	$(1.04)

9.	Contingencies

In October 2001, two lawsuits were filed against Vsource by holders of Series 2-A Preferred before the United States District Court for the Northern District of Illinois entitled Crestview Capital Fund, LLP v. Vsource, Inc., Case No. 01 C 7833, and Abrahams v. Vsource, Inc., Case No. 01 C 7831. On January 3, 2002, the Company’s motion to transfer these cases to the Central District of California was granted. Both lawsuits allege that the Company failed to register the underlying common stock under the Securities Act of 1933, an obligation allegedly undertaken in connection with the original sale of those securities. Plaintiffs seek to recover at least $850,000 and $200,000, plus interest, respectively, plus attorney’s fees and costs. The Company is responding to discovery motions at this stage of the proceedings and it is difficult to determine the outcome of this litigation or the range of a potential loss with any degree of certainty; however, the Company denies any and all liability and intends to vigorously defend against these charges.

10.	Segment Data

The Company generally offers its services as comprehensive solutions and manages its sales and operations to deliver these solutions. The Company’s business segments are organized into four solutions: warranty solutions, including comprehensive warranty and after-sales service and support; human resource solutions; sales solutions; and Vsource Foundation SolutionsTM, which are general business process outsourcing solutions, including customer relationship management (CRM), supply chain management (SCM) and financial administration, delivered on a stand-alone basis rather than as components in an integrated solution.

The Company evaluates its segments based on revenues generated by each of its solutions and gross margin. Gross margin is calculated after cost of revenue charges directly attributable to the segment. Costs excluded from

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

the segments primarily consist of selling, general and administrative expenses and other special charges including loss on impairment of long-lived assets, insurance proceeds from loss of inventory, interest charges and amortization of beneficial conversion feature expense.

The following table sets forth summary information by segment for the three-month periods ended April 30, 2003 and 2002:

	Three months ended April 30, 2003
	Segment Revenue	Segment Gross Margin
	(in thousands)
Warranty solutions	$3,323	$1,960
Human resource solutions	246	(114)
Vsource Foundation Solutions	400	120
Sales solutions	739	273

Total	$4,708	$2,239

	Three months ended April 30, 2002
	Segment Revenue	Segment Gross Margin
	(in thousands)
Warranty solutions	$6,742	$3,555
Human resources solutions	154	(83)
Vsource Foundation Solutions	409	129
Sales solutions	395	87

Total	$7,700	$3,688

A reconciliation of consolidated segment gross margin to consolidated loss for the three month periods ended April 30, 2003 and 2002 is as follows:

	Three months ended April 30,
	2003	2002
	(in thousands)
Consolidated segment gross margin	$2,239	$3,688
Consolidated selling, general and administrative expenses	(3,625)	(4,136)
Amortization of stock-based compensation	(56)	(513)
Insurance proceeds from loss of inventory	—	464
Interest expense and interest income	16	(167)
Non cash beneficial conversion feature expense	—	(474)

Net loss	$(1,426)	$(1,138)

11.	Subsequent Events

On June 12, 2003, the Company entered into a merger agreement with TEAM America, Inc., a business process outsourcing company specializing in human resources based in the United States. Under the terms and

VSOURCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

conditions of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, the Company will merge with a wholly-owned subsidiary of TEAM America and stockholders of Vsource will receive newly issued shares of TEAM America common stock based on the following exchange ratios:

•	3.10 shares of TEAM America common stock for each share of Vsource common stock;

•	1.172 shares of TEAM America common stock for each share of Vsource’s Series 1-A convertible preferred stock;

•	1.398 shares of TEAM America common stock for each share of Vsource’s Series 2-A convertible preferred stock; and

•	3,100 shares of TEAM America common stock for each share of Vsource’s Series 4-A convertible preferred stock.

Assuming consummation of the merger agreement and based on the unadjusted exchange ratios, the Company’s stockholders will own approximately 80% and TEAM America stockholders approximately 20% of the merged company, which will operate under the name Vsource Corp. The merger agreement provides, however, that these exchange ratios may be increased by up to 24% based on the outcome of a review of certain due diligence matters, which could change the post-closing ownership of the merged company to up to 83% held by our stockholders and down to 17% held by TEAM America stockholders. The transaction is expected to be tax-free to stockholders of both companies for U.S. federal income tax purposes.

The merger is expected to close in the third quarter of 2003. Completion of the transaction is subject to a number of closing conditions, including restructuring of TEAM America’s credit facility, recapitalization of TEAM America’s Class A Preferred Stock, related warrants and bridge notes, reincorporation of TEAM America from Ohio to Delaware, agreement on any proposed changes in the exchange ratios as described above and satisfaction of customary closing conditions, including obtaining the necessary TEAM America and Vsource stockholder approval. A copy of the merger agreement, including certain exhibits, was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2003.

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders of

Vsource, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Vsource, Inc. and its subsidiaries at January 31, 2003 and 2002, and the results of their operations and their cash flows for each of the two years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers

Hong Kong

April 8, 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Vsource, Inc.

We have audited the accompanying consolidated statements of operations, shareholders’ equity (deficit) and cash flows of Vsource, Inc. (a Delaware corporation) and subsidiaries for the year ended January 31, 2001. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Vsource, Inc. and subsidiaries for the year ended January 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the previously issued January 31, 2001 financial statements included in Form 10-K for such year, the Company had sustained substantial losses from operations since inception, has used, rather than provided, cash from operations and had an accumulated deficit of approximately $52 million. Continued losses were projected for the next fiscal year. And, at that time, the Company had no proven plan for generation of material revenue. These factors, and others, raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue operations was subject to its ability to secure additional capital to meet its obligations and to fund operations. Management’s plans in regard to these matters were also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Grant Thornton LLP

Los Angeles, California

April 13, 2001 (except for Note 11, as to

which the date is September 24, 2001.)

VSOURCE, INC.

CONSOLIDATED BALANCE SHEETS

	January 31,
	2003	2002
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$11,152	$4,753
Restricted cash	150	61
Accounts receivable, net	1,522	2,886
Prepaid expenses	337	597
Inventories	490	—
Other current assets	1,262	910

Total current assets	14,913	9,207

Property and equipment, net	4,974	7,232
Restricted cash, non-current	250	—

Total assets	$20,137	$16,439

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,134	$1,706
Accrued expenses	3,333	3,610
Advances from customers – current	1,229	906

Total current liabilities	5,696	6,222

Convertible Notes Payable	—	7,497
Discount on convertible notes	—	(7,232)
Advances from customer – non-current	900	2,100

Total long term liabilities	900	2,365

Commitments and contingencies (Note 9)
Non-redeemable preferred stock:
Preferred stock Series 1-A ($0.01 par value, 2,802,000 shares authorized; 1,275,955 and 1,703,741 shares issued and outstanding as of January 31, 2003 and 2002, respectively) (Aggregate liquidation value is $3,190 and $4,259 as of January 31, 2003 and 2002, respectively)	3,140	4,151
Preferred stock Series 2-A ($0.01 par value, 1,672,328 shares authorized; 367,336 and 1,174,669 shares issued and outstanding as of January 31, 2003 and 2002, respectively) (Aggregate liquidation value is $2,355 and $7,530 as of January 31, 2003 and 2002, respectively)	2,228	7,072

	5,368	11,223
Redeemable preferred stock:
Preferred stock Series 4-A ($0.01 par value, 25,000 shares authorized; 17,442 and 0 shares issued and outstanding as of January 31, 2003 and 2002, respectively) (Aggregate liquidation value is $34,884 and $0 as of January 31, 2003 and 2002, respectively) (Aggregate redemption value is $52,326 and $0 as of January 31, 2003 and 2002, respectively) (Note 11)	2,728	—

Total preferred stock	8,096	11,223

Shareholders’ equity (deficit):
Common stock ($0.01 par value, 500,000,000 shares authorized; 1,785,094 and 1,652,234 shares issued and outstanding as of January 31, 2003 and 2002, respectively)	18	17
Additional paid-in-capital	85,424	71,705
Deferred stock based compensation	(94)	(831)
Accumulated deficit	(79,740)	(74,439)
Other comprehensive income	(163)	177

Total shareholders’ equity (deficit)	5,445	(3,371)

Total liabilities, preferred stock and shareholders’ equity (deficit)	$20,137	$16,439

The accompanying notes are an integral part of these Consolidated Financial Statements

VSOURCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended January 31,
	2003	2002	2001
	(in thousands, except per share data)
Revenue from
Services	$25,462	$9,940	$35
Products	1,084	2,772	—

	26,546	12,712	35
Cost and expenses:
Cost of revenue from
Services	12,404	6,159	—
Products	832	2,631	—

	13,236	8,790	—
Selling, general and administrative expenses	15,561	11,171	3,853
Research and development expenses	—	2,269	6,222
Amortization of stock-based compensation (Note 2)	963	3,116	17,703
Insurance proceeds in respect of loss of inventory	(464)	—	—
Impairment of long-lived assets	—	4,079	—

Total costs and expenses	29,296	29,425	27,778

Operating loss	(2,750)	(16,713)	(27,743)
Interest income	72	127	156
Interest expense	(584)	(694)	(12)
Non-cash beneficial conversion feature expense	(1,727)	(2,824)	—

Loss before extraordinary item	(4,989)	(20,104)	(27,599)
Extraordinary item – loss on extinguishment of debt	(6,838)	(340)	—

Net loss	$(11,827)	$(20,444)	$(27,599)

Net loss available to common shareholders (Note 3)	$(5,301)	$(22,539)	$(42,095)

Basic and diluted weighted average number of common shares outstanding	1,734	1,080	801

Basic and diluted net loss per share available to common shareholders:
Profit (loss) before extraordinary item	$0.89	$(20.56)	$(52.55)
Extraordinary item	(3.95)	(0.31)	—

Net loss	$(3.06)	$(20.87)	$(52.55)

The accompanying notes are an integral part of these Consolidated Financial Statements.

VSOURCE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT)

	Common Shares		Additional Paid-in Capital	Deferred Stock Based Compensation	Notes Receivable	Accumulated Deficit	Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Stock	Amount
	(in thousands, except for shares data)
Balance at January 31, 2000	790,359	$8	$10,796	$(1,781)	$(179)	$(9,805)	—	$(961)
Issuance of notes related to issuance of stock					(248)			(248)
Conversion of preferred stock	33,053	—	2,812					2,812
Acquisition of OTT	54,469	1	4,057					4,058
Issuance of common stock upon conversion of demand notes	3,282	—	164					164
Deemed non-cash dividend and beneficial conversion feature			14,496			(14,496)		—
Compensation related to:
options granted for services			11,943	(6,684)				5,259
warrants issued for services			10,966					10,966
Issuance of stock for services	413	—	319					319
Expired and forfeited options			(2,660)	2,660				—
Exercise of stock options	10,467	—	1,351					1,351
Exercise of warrants	4,903	—	—					—
Net loss						(27,599)	—	(27,599)

Balance at January 31, 2001	896,946	$9	$54,244	$(5,805)	$(427)	$(51,900)	—	$(3,879)
Net loss						(20,444)		(20,444)
Comprehensive income							177	177
Deemed non-cash dividend and beneficial conversion feature			2,095			(2,095)		—
Conversion of preferred stock	45,768	1	2,998					2,999
Issuance of common stock on:
Acquisition of NetCel360	138,715	1	1,011					1,012
Acquisition of domain name	750	—	4					4
Bridge loan conversion	580,998	6	2,318					2,324
Compensation related to:
Options granted for services			2,879	202				3,081
Options granted under Restricted Stock Purchase Plan			666	(35)				631
Expired and forfeited options			(4,807)	4,807				—
Exercise of warrants	4,395	—	—					—
Return of shares related to notes receivable-shareholder	(15,000)	—	(99)		427			328
Beneficial conversion feature on convertible debt			11,408					11,408
Issuance of warrants with convertible notes			1,964					1,964
Beneficial conversion feature on extinguishment of convertible debt			(2,976)					(2,976)

Balance at January 31, 2002	1,652,572	$17	$71,705	$(831)	$—	$(74,439)	$177	$(3,371)
Net loss						(11,827)		(11,827)
Comprehensive loss							(340)	(340)
Fractional shares arising on reverse stock split	(58)							—
Issuance of common stock on:
— Acquisition of NetCel360	46,774	—	463					463
— Employee Stock Purchase Plan	15,641	—	32					32
— Conversion of preferred stock	67,021	1	955					956
— Exercise of stock options	3,144	—	1					1
Options granted for services			226	737				963
Issuance of warrants and notes			50					50
Issuance of Series 4-A preferred stock and warrants under private placement			7,400					7,400
Redemption of Series 1-A preferred stock			(284)			481		197
Exchange of notes for Series 4-A preferred stock			9,623					9,623
Exchange of Series 2-A preferred stock to Series 4-A preferred stock			(2,769)			7,343		4,574
Exchange of warrants for Series 4-A preferred stock			(1,371)			1,366		(5)
Deemed non-cash dividend (Note 3)						(2,664)		(2,664)
Stock issuance costs			(607)					(607)

Balance at January 31, 2003	1,785,094	$18	$85,424	$(94)	$—	$(79,740)	$(163)	$5,445

The accompanying notes are an integral part of these Consolidated Financial Statements.

VSOURCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31,
	2003	2002	2001
	(in thousands)
Cash flows from operating activities:
Net loss	$(11,827)	$(20,444)	$(27,599)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,909	2,379	150
Impairment of long-lived assets	—	4,079	—
Interest expense on convertible notes exchanged	578	—	—
Bad debt writeback	(20)	—	—
Notes receivable—write-off	—	579	—
Loss on disposal of property and equipment	105	768	—
Amortization of stock-based compensation	963	3,116	4,644
Compensation expense on warrants issued	—	—	10,966
Services paid with equity	—	—	2,093
Amortization of beneficial conversion feature on convertible debt	1,727	2,824	—
Loss on extinguishment of debt	6,838	340	—
Others	—	(26)	—
Changes in working capital components:
Accounts receivable	1,364	(2,364)	—
Inventory	(490)	—	—
Accounts payable	(572)	(306)	140
Advance from customers	(877)	3,006	—
Others	(348)	210	49

Net cash provided by (used in) operating activities	350	(5,839)	(9,557)
Cash flows from investing activities:
Purchase of property and equipment	(769)	(777)	(690)
Proceeds from sale of property and equipment	312	44	—
Advances to related parties	—	—	(91)
Letter of credit	(250)	—	—
Costs relating to purchase of acquired companies, net of cash amounts acquired	—	(106)	(407)

Net cash used in investing activities	(707)	(839)	(1,188)
Cash flows from financing activities:
Proceeds from issuance of common stock	33	—	191
Proceeds from issuance of preferred stock	7,400	—	10,790
Costs of issuance	(607)	—	—
Proceeds from borrowings and convertible notes	50	10,387	—
Repayment of convertible notes and preferred stock	(167)	(4,251)	—
Repayment of borrowings	—	(200)	—

Net cash provided by financing activities	6,709	5,936	10,981
Effect of exchange rates	47	135	—

Net increase (decrease) in cash and cash equivalents	6,399	(607)	236
Cash and cash equivalents at beginning of period	4,753	5,360	5,124

Cash and cash equivalents at end of period	$11,152	$4,753	$5,360

Supplemental cash flow information
Cash paid for interest	$6	$304	$—
Cash paid for taxes	—	6	2
Non-cash financing and investing activities
Conversion of debt to equity	—	2,324	6,002
Exchange of debt to Series 4-A Preferred stock	8,379	—	—
Common stock issued to purchase of acquired companies	463	1,012	4,058
Beneficial conversion feature of:
Series 4-A Preferred Stock	18,462	—	—
Bridge loan	—	1,913	—
Convertible notes	40	9,496	—
Issuance of warrants with the convertible notes	10	1,964	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    The Company

Vsource, Inc. (“Vsource” or the “Company”) was originally incorporated in Nevada in October 1980 and re-incorporated in Delaware in November 2000. The Company is a provider of business process outsourcing services to companies operating into and across the Asia-Pacific region.

The Company offers sophisticated outsourcing solutions to its clients.

The Company’s service offerings include:

•	Warranty Solutions — a broad range of after-sales and customer support functions including telephone, web and email technical support, comprehensive warranty and product support, parts dispatch and management, multi-lingual helpdesk, field services, on-site fix and reverse logistics;

•	Human Resource Solutions — payroll processing, expense claims processing and administration, statutory reporting and filing, employee helpdesk, online reports, accounting and corporate reporting, and payment solutions;

•	Sales Solutions — demand generation through sales and marketing, development of market channels to support the sales of the Company’s clients’ products and services across the Asia-Pacific region, and execution of the sales of such products and services; and

•	Vsource Foundation Solutions™ — general business process outsourcing services comprising of turn-key customer relationship management, supply chain management, and financial administration.

The Company supports clients’ operations in most major countries across the Asia-Pacific region from shared service centers located in Kuala Lumpur, Malaysia and Osaka, Japan. The Company also provides business process outsourcing solutions to one customer’s operations in Europe.

Funding

Private Placement

On October 25, 2002, the Company completed a private placement of preferred stock and warrants for $7.5 million in cash and caused certain holders of its other preferred securities and warrants (including notes, in the principal amount of approximately $7.4 million that were scheduled to mature on June 30, 2003, exchangeable into preferred securities), to exchange their preferred securities and warrants for a new class of preferred stock. In connection with and as a precondition to the private placement, the Company was obligated to offer all of the eligible remaining holders of its preferred securities and warrants an opportunity to exchange their preferred securities and warrants for a new class of Series 4-A convertible and redeemable preferred stock. This exchange offer commenced on November 21, 2002 and concluded on January 6, 2003, with $117,106 in principal amount of exchangeable notes and preferred stock and warrants being exchanged for the new class of Series 4-A convertible and redeemable preferred stock.

Future Funding

The Company had an accumulated deficit of approximately $79.7 million as of January 31, 2003 that has been funded primarily through issuances of debt and equity securities. The Company has sustained operating losses since inception. In 2003, the Company generated net cash of $0.4 million from operating activities, used $0.7 million in investing activities and obtained $6.7 million from financing activities (mainly from the private placement, see above) that resulted in an increase in cash of $6.4 million. As a result of this recent financing and exchange of debt for preferred equity, the Company’s management believes that the Company has adequate

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

funding for it to continue in operation for at least 12 months. Therefore, the Company has prepared its financial statements on a going concern basis.

Stock Split

In connection with and as required by the private placement, and pursuant to stockholder approval which was given at the Company’s last annual meeting of stockholders on August 16, 2002, the Company’s Board of Directors approved a 20-to-1 reverse stock split of all of the Company’s issued and outstanding common stock, par value $0.01 per share. The reverse stock split became effective on November 20, 2002. The reverse stock split did not cause a reduction in the authorized number of shares of common stock available under the Company’s certificate of incorporation. The par value of the common stock after the split remained at $0.01 per share. Shareholders’ equity has been restated to give retroactive recognition to the reverse stock split for all periods presented by reclassifying from common stock to additional paid-in capital the par value of the number of shares that were eliminated as a result of the reverse stock split. In addition, all references in the financial statements and notes to the number of shares and per share amounts, stock option data and market prices have been restated to reflect this reverse stock split.

Risks and Uncertainties

The majority of the Company’s revenues are generated by one customer, Gateway under a three-year support services agreement which expires in October 2004. Revenues from the support services agreement with Gateway accounted for approximately 81% of the Company’s total revenues for 2003. Gateway has contracted with the Company to provide support services for Gateway’s warranty obligations to its installed base of end users. Revenues from this agreement are set to decline significantly over the remaining term of the contract, as the installed base of end users who will be covered by Gateway’s warranties drops over time. This decline could have a material impact on the Company’s revenues and operating results, even if the Company is successful in reducing costs in line with the decrease in the corresponding revenues. The Company believes, however, that it can successfully reduce costs related to the services provided to Gateway in line with the decline in the corresponding revenues over the remaining term of the contract.

2.    Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year ends on January 31. Unless otherwise indicated, all references to years relate to fiscal years rather than calendar years.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the Company’s accounts and the accounts of its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior year consolidated financial statement balances have been reclassified to conform to the 2003 presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts revenues and expenses during the reporting period. Actual results could differ from estimates and assumptions made.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company believes that the concentration of credit risk in accounts receivable is substantially mitigated by the Company’s credit evaluation process and the high level of creditworthiness of its customers. The Company performs ongoing credit evaluations of its customers and sets conditions and limits the amount of credit extended when deemed necessary. The Company generally does not require collateral from its customers. As of January 31, 2003, one customer, Gateway, accounted for 79% of accounts receivable. As of January 31, 2002, the same customer, Gateway, accounted for 84% of accounts receivable. In addition, as of January 31, 2003, the Company had a customer advance balance of $2.1 million from Gateway which is used to offset outstanding accounts receivable from Gateway at a monthly rate through October 2004.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries, where the functional currency is the local currency, are translated using exchange rates in effect at the end of the period, and revenue and costs are translated using average exchange rates for the period. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in the results of operations for those operations whose functional currency is the U.S. dollar, and as a separate component of shareholders’ equity for those operations whose functional currency is the local currency.

Cash and Cash Equivalents

Cash consists of cash on hand and amounts deposited with high quality financial institutions. Cash equivalents are highly liquid instruments including cash in money market current accounts which are interest-bearing, capital guaranteed and without any withdrawal restrictions.

Inventories

Inventories are valued at the lower of cost or market value. Cost is generally determined using LIFO (last-in, first-out) method. The carrying cost of inventories approximates current cost.

Property and Equipment

Property and equipment are stated at cost. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Computer hardware	2-5 years
Computer software	5 years
Office equipment, furniture and fixtures	5 years
Motor vehicle	3 years

Depreciation for leasehold improvements is provided using the straight-line method over the shorter of the estimated useful lives of the respective assets or the remaining lease term. Depreciation expense for 2003, 2002 and 2001 was $2.7 million, $1.9 million and $0.1 million, respectively.

The Company recorded $0.1 million for loss on disposal of property and equipment for 2003. In 2002, the Company recorded $0.8 million for loss on disposal of property and equipment when its facilities in Bothell, Washington, and Ventura and Los Angeles, California, were closed.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-lived Assets

The Company reviews long-lived assets, certain identifiable intangible assets and goodwill related to these assets for impairment. For assets to be held and used, including acquired intangibles, the Company initiates a review whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable and annually for goodwill and other intangible assets not subject to amortization. Recoverability of an asset is measured by comparison of its carrying value to the future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying value exceeds the projected discounted future operating cash flows. Assets to be disposed of and for which management has committed a plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

Intangible Assets

The Company had no intangible assets during 2003. Goodwill and other intangible assets with indefinite useful lives are not amortized. Intangible assets with finite useful lives are amortized over their useful lives generally on a straight-line method.

Prior to the adoption by the Company of SFAS No. 142 “Goodwill and other Intangible” in 2003, intangible assets, principally goodwill, were amortized on the straight-line method over their estimated useful lives of three years. Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired. The Company assessed the carrying amounts of intangible assets for impairment when circumstances indicated the carrying amounts of the assets may not be recoverable. Carrying values were reviewed for impairment whenever events or changes in circumstances indicated that the carrying amounts of intangible assets may not be recoverable. Amortization of goodwill and intangible assets for 2002 and 2001 was $0.5 million and $0.9 million, respectively.

As part of the acquisition of Online Transactions Technologies, Inc. (“OTT”) (see Note 10), the Company recorded goodwill of $4.6 million, and was amortizing it over three years. For the year ended January 31, 2002, the Company determined in accordance with the above, that the goodwill did not continue to carry the value originally anticipated. As a result, the assets have been fully reduced to $0 and the Company recorded $4.1 million as an impairment of goodwill.

Restricted Cash

Restricted cash represents deposits with a bank to secure standby letters of credit established for the benefit of certain customers (see Note 9).

Advance from Customers

Customer prepayments are deferred (classified as a liability) and recognized over future periods based on customer-dictated terms of settlement against outstanding accounts receivable. The Company received a $3.0 million advance from Gateway under a support services agreement, which is used to offset outstanding accounts receivable from Gateway at a monthly rate from May 2002 through October 2004. As of January 31, 2003, the balance of the advance was $2.1 million.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed or determinable and collectibility is probable or reasonably assured.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Support Services Agreements

The Company provides support services throughout the Asia-Pacific region on behalf of customers. These services include call center operations, repair work for products covered by the manufacturer’s original warranty and helpdesk functions. Under these contracts, the Company generally receives specified monthly fees (“Fixed Revenues”) over the terms of the contracts, which are based on a specified number of support transactions in a specified period of time (“Fixed Transactions”). For each support transaction performed by the Company (“Incremental Transaction”) in excess of the Fixed Transactions for a specified period, additional fees are payable by customers, based on a predetermined fee for each Incremental Transaction (“Variable Revenues”). Fixed Revenues are recognized on an accruals basis, as payments fall due. Variable Revenues are recognized as Incremental Transactions are performed.

Other Business Process Outsourcing Agreements

The Company accounts for revenues under its other business process outsourcing agreements with its clients under the guidance of SAB No. 101 and also EITF 00-3 and 00-21. This type of agreement generally has two main revenue sources: set-up fees during the implementation period when the Company performs set-up procedures to facilitate delivery of its services and subsequent monthly charges for use of these services.

The Company defers and recognizes set-up fees from this type of agreement on a straight-line basis over the initial term of the contract or the expected period during which the specified services will be performed, with costs related to implementation being deferred and recognized on the same basis. Monthly transaction fees under this type of agreement are accounted for separately and are recognized on a monthly basis.

Reseller Agreements

Revenues from reseller agreements are recognized when products are shipped to customers. Shipping and handling costs are included in cost of goods sold. The Company has recognized revenue as the amount invoiced to customers under the guidance of EITF 99-19 “Reporting Revenue Gross as a Principal versus net as an Agent”, because the Company is responsible for fulfillment, including taking and accepting orders, the Company sets the price of the products to the ultimate customers, and the Company bears inventory and credit risk.

Shipping and handling

Costs related to shipping and handling are included in the cost of revenue from products for all periods presented.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses for 2003, 2002 and 2001 were $16,000, $0.1 million and $0.9 million, respectively.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles in the United States are included in comprehensive income (loss) but are excluded from net income (loss), as these amounts are recorded directly as an adjustment to shareholders’ equity, net of tax. The Company’s other comprehensive income (loss) is composed of unrealized gains and losses on foreign currency translation adjustments.

Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the company records expense for employee stock compensation plans equal to the excess of the market price of the underlying Vsource shares at the date of grant over the exercise price of the stock-related award, if any (known as the intrinsic value). The intrinsic value of the stock-based compensation issued to employees as of the date of grant is amortized on a straight-line basis to compensation expense over the vesting period. In addition, no compensation expense is recorded for purchases under the Employee Stock Purchase Plan (the “Purchase Plan”) in accordance with APB Opinion No. 25. This plan is described in Note 12.

The following table summarizes the pro forma operating results of the Company had compensation cost for stock options granted under its stock option plans and for employee stock purchases under the Purchase Plan been determined in accordance with the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”.

	Year ended January 31,
	2003	2002	2001
	(in thousands, except for per share data)
Net loss as reported	$(11,827)	$(20,444)	$(27,599)
Add: Stock-based employee compensation expense included in reported net income	963	3,116	17,703
Less: Total stock-based employee compensation expense determined under fair value method for all awards	(2,646)	(4,145)	(18,516)
Net loss	$(13,510)	$(21,473)	$(28,412)
Basic and diluted net loss available to common shareholders per share
As reported	$(3.06)	$(20.87)	$(52.55)
Pro forma	$(4.03)	$(21.82)	$(53.57)

The pro forma disclosures provided are not likely to be representative of the effects on reported net income for future years due to future grants and the vesting requirements of the stock options.

The weighted average fair value of stock options granted during 2003, 2002 and 2001 was $2.05, $5.00 and $284.80, respectively. The weighted average fair value of these stock options was estimated using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

	Year ended January 31,
	2003	2002	2001
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	161%	218%	161%
Risk-free rate of return	3.1%	4.6%	6%
Expected life (years)	3.5	2.5	10

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss Available to Common Shareholders

The following table is a calculation of net loss available to common shareholders (in thousands):

	For the Year Ended January 31,
	2003	2002	2001
Net loss	$(11,827)	$(20,444)	$(27,599)
Add (Less): Deemed non-cash dividend to preferred shareholders
Credit arising on exchange	9,190	—	—
Deemed non-cash dividend	(2,664)	(2,095)	(14,496)

	6,526	(2,095)	(14,496)

Net loss available to common shareholders	$(5,301)	$(22,539)	$(42,095)

The credit of $9.2 million arose from the exchange of Series 2-A Preferred and Series B and Series B-1 warrants for Series 4-A convertible preferred stock in connection with the exchange. The credit represents the excess of the carrying value over the fair value of the Series 4-A convertible preferred stock issued for the exchange.

$2.7 million was recorded as deemed dividend to preferred shareholders on the Series 4-A convertible preferred stock issued in the year ended January 31, 2003.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average shares of common stock outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average shares of common stock and potential common shares outstanding during the year. Potential common shares outstanding consist of dilutive shares issuable upon the exercise of outstanding options and warrant to purchase common stock as computed using the treasury stock method. Because the Company had a net loss in each of 2003, 2002 and 2001, potential common shares outstanding are excluded from the computation of diluted net loss per share as their effect is anti-dilutive.

The following table is a calculation of the number of shares of common stock outstanding for the purpose of earnings per share calculation, after giving retroactive effect to the 20-to-1 reverse stock split that was completed on November 20, 2002 (see Note 12). Loss per share disclosed in the financial statements is calculated on a post-split basis.

	2003	2002	2001
Basic and diluted weighted average number of common shares outstanding
Pre-split	34,681,200	21,598,714	16,020,510
Post-split	1,734,060	1,079,936	801,025

As of January 31, 2003, there were potential shares of common stock outstanding of 21.5 million shares. These shares were not considered in calculating diluted net loss per share, because their effect was anti-dilutive.

Segment Data

The Company reports segment data based on the management approach which designates the internal reporting that is used by the Company for making operating decisions and assessing performance as the source of the Company’s reportable operating segments.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

On April 30 2002, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 30, 2002. Among other provisions, SFAS 145 rescinds SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt”. Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The impact of the provisions of SFAS 145 when it comes into effect is the loss on extinguishment of debt of $6.8 million for the year ended January 31, 2003 and $0.3 million for the year ended January 31, 2002 will not be classified under extraordinary item. The resulting impact on net loss before extraordinary item and earnings per share, adjusted for the reverse stock split on November 20, 2002 is shown in the following table:

	Year ended January 31,
	2003	2002
Loss before extraordinary item
Reported	$(4,989)	$(20,104)
Pro forma (effect of SFAS 145)	(11,827)	(20,444)
Basic and diluted net profit (loss) per share available to common shareholders
Reported	$0.89	$(20.56)
Pro forma (effect of SFAS 145)	$(3.06)	$(20.87)

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. Vsource has decided not to adopt the fair value method of accounting for stock-based compensation.

Effectively prospectively for all arrangements entered into in fiscal periods beginning after June 15, 2003, Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables”, addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company adopted EITF Issue 00-21 in the year ended January 31, 2003 and it had no significant impact on its financial position and results of operations.

4.    Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short maturities.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Consolidated Balance Sheet Details

	January 31,
	2003	2002
	(in thousands)
Accounts receivable:
Trade accounts receivable	$1,529	$2,993
Allowance for doubtful accounts	(7)	(107)

	$1,522	$2,886

Other current assets:
Deferred costs	$590	$282
Deposits	328	429
Other receivables	344	199

	$1,262	$910

Property and equipment:
Computer hardware	$3,763	$3,119
Computer software	3,668	3,800
Office equipment, furniture and fixtures	656	759
Leasehold improvements	655	1,218
Motor vehicle	15	15

	8,757	8,911
Accumulated depreciation	(3,783)	(1,679)

	$4,974	$7,232

Accrued expenses:
Staff accruals	$1,451	$958
Accrued interest	—	308
Accrual for subcontract costs	591	1,144
Deferred revenue	546	308
Other accruals	745	892

	$3,333	$3,610

6.    Private Placement and exchange of convertible notes

The issuance of the Company’s new class of preferred stock, namely the Series 4-A Preferred, pursuant to the private placement and the exchange (Note 1) gave rise to a beneficial conversion feature (“BCF”) as such preferred stock could be converted into common stock at an amount below its market price. The Company accounts for such BCF under the recognition and measurement principles of Emerging Issues Task Force (“EITF”) 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” and EITF 00-27 “Application of EITF Issue 98-5”. $7.4 million was recorded to additional paid-in capital for the preferred stocks and warrants issued from the private placement.

Additionally, the preferred securities, notes and warrants that were exchanged for Series 4-A Preferred or redeemed for cash were initially issued with BCF. As required by EITF 98-5 and EITF 00-27, the Company allocated a portion of the reacquisition price for the repurchase of the BCF. The portion of the reacquisition price to be allocated is measured as the intrinsic value of the BCF at the original issuance date for preferred securities

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and warrants and at the extinguishment date for notes. The excess of the carrying value of the notes and preferred securities and warrants over the fair value of the Series 4-A Preferred issued in the exchange, is considered as extraordinary loss and deemed dividend respectively.

The following table summarizes the impact of the private placement and the exchange on the Company’s results for the period ended January 31, 2003 and financial position as of January 31, 2003 (in thousands):

	Additional paid-in capital Beneficial conversion feature		Warrants	Credit arising on exchange	Loss on extinguishment
	Addition	Reacquisition		(Note 3)
Private Placement
—Series 4-A Preferred	3,904
—Warrants			3,496
Exchange for Series 4-A Preferred
—Series 2-A Preferred	1,653	(4,422)		7,343
—Series A Notes	7,811	(1,822)			(4,359)
—Series B-1 Notes	4,762	(1,128)			(2,458)
—Series B and B-1 warrants	333	(46)	(1,658)	1,366
Redemption for cash
—Series 1-A Preferred		(284)		481
—Series B-1 Notes					(21)

	$18,463	$(7,702)	$1,838	$9,190	$(6,838)

These transactions are described more fully in Notes 7, 8, 10 and 11.

7.    Convertible Notes Payable

Bridge Loan Financing

The Company assumed $3.7 million in principal amount of a bridge loan facility when it acquired NetCel360 in 2002. Phillip Kelly and Dennis Smith, the founders of NetCel360, together held approximately $2.66 million of the bridge loan, of which $1.26 million was subsequently converted into Series A Notes (as described below). In connection with the acquisition of NetCel360, the lenders agreed to amend the terms of the bridge loan facility to permit the Company, at its discretion, to discharge all principal and accrued interest due under the bridge loan by delivering shares of common stock at a conversion price of $4.00 per share. On December 18, 2001, the Company issued 580,998 shares of common stock to these lenders to discharge its obligations under the bridge loan.

A deemed discount existed at the date of issue of the bridge loan, due to the resultant beneficial conversion options. In accordance with EITF 98-5 and EITF 00-27, the deemed discount of $1.9 million for the fair value assigned to the convertible feature was amortized over the period from May 24, 2001 to December 18, 2001.

Series A Notes

On June 25, 2001, the Company issued convertible promissory notes, referred to herein as the Series A Notes, in the principal amount of $4.56 million to purchasers under a convertible note purchase agreement. In connection with the private placement completed on October 25, 2002, all of these outstanding securities were exchanged for Series 4-A Preferred Stock. The Series A Notes pay interest at a rate of 10% per year

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(compounded quarterly) and had a maturity date of June 30, 2003. The Series A Notes were convertible into shares of the Company’s Series 3-A convertible preferred stock, referred to herein as the Series 3-A Preferred, at a conversion price of $60 per share. The Series 3-A Preferred became convertible into shares of the Company’s common stock on January 16, 2002. The number of shares of common stock to be issued upon conversion of each share of Series 3-A Preferred is determined by dividing the sum of $60 plus all accrued and unpaid dividends on each share of Series 3-A Preferred to be converted, by $2.00, the conversion price. The conversion price is subject to adjustment as a result of stock splits, reverse stock splits, recapitalizations or similar transactions.

A deemed discount existed at the date of issue of the Series A Notes, due to the resultant beneficial conversion options. In accordance with EITF 98-5 and EITF 00-27, the deemed discount of $4.5 million for the fair value assigned to the beneficial conversion option of the Series A Notes was originally being amortized over the period from June 25, 2001 to June 30, 2003. Upon extinguishment of the Series A Notes in 2003, the Company reversed $1.8 million of non-cash beneficial conversion feature from additional paid in capital.

Series B Notes and Warrants

On July 12, 2001, the Company issued exchangeable promissory notes, referred to herein as the Series B Notes, in the principal amount of $4.25 million and warrants, referred to herein as the Series B Warrants, to purchase approximately 1.1 million shares of the Company’s common stock, to purchasers under an Exchangeable Note Purchase Agreement. The Series B Notes were repaid in full on December 28, 2001 through a combination of cash repayment and exchange for Series B-1 Notes described below. In connection with the private placement and exchange completed on October 25, 2002 and the exchange offer completed on January 6, 2003, all of the outstanding Series B Warrants, except for Series B Warrants to purchase 210,842 shares of common stock, were exchanged for shares of Series 4-A Preferred.

A deemed discount existed at the date of issue of Series B Notes, due to both the fair value of attached warrants and the resultant beneficial conversion options. In accordance with EITF 98-5 and EITF 00-27, the deemed discount of $1.3 million for the fair value assigned to the warrants and the deemed discount due to the beneficial conversion option of $2.7 million are being amortized over the period from July 12, 2001 to June 30, 2003.

The fair value of the warrants was determined using the Black-Scholes pricing model using the following assumptions: a 5-year expected life, volatility factor of 160%, risk free rate of 6.15%, and no expected dividend yield.

Series B-1 Notes and Warrants

On January 31, 2002 and February 18, 2002, pursuant to the Exchangeable Note and Warrant Purchase Agreement, the Company issued exchangeable promissory notes, referred to herein as the Series B-1 Notes, in the aggregate principal amount of $3.0 million and warrants, referred to herein as the Series B-1 Warrants, to purchase approximately 747,299 shares of the Company’s common stock to purchasers of the Series B-1 Notes. Series B-1 Notes in principal amount of $2.9 million used in exchange of Series B Notes with the balance received in cash. In connection with the private placement completed on October 25, 2002, Series B-1 Notes in principal amount of $2.8 million were exchanged for Series A Notes which in turn were converted into Series 3-A Preferred, which along with Series B-1 Warrants to purchase 704,601 shares of common stock, were exchanged for Series 4-A Preferred. Furthermore, in connection with the exchange offer concluded on January 6, 2003, the Series B-1 Notes with principal and accrued and unpaid interest in the amount of $101,783 were

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exchanged, along with Series B-1 Warrants to purchase 22,565 shares of common stock, for Series 4-A Preferred. One holder of a Series B-1 Note with a principal amount of $53,684 elected not to participate in the exchange offer and was repaid in full in cash on January 30, 2003. The Series B-1 Notes earned interest at a rate of 10% per year (compounded quarterly), had a maturity date of June 30, 2003 and were exchangeable for Series A Notes described above. The Series A Notes are convertible into shares of Series 3-A Preferred, which are convertible into shares of common stock. Series B-1 Warrants to purchase 20,131 shares of common stock remain outstanding as of January 31, 2003.

A deemed discount existed at the date of issue of Series B-1 Notes, due to both the fair value of attached warrants and the resultant beneficial conversion options. In accordance with EITF 98-5 and EITF 00-27, the deemed discount of $0.6 million for the fair value assigned to the warrants and the deemed discount due to the beneficial conversion option of $2.3 million was amortized over the period from January 31, 2002 to June 30, 2003. The fair value of the warrants was determined using the Black-Scholes pricing model using the following assumptions: a 1.4 year expected life, volatility factor of 80%, risk free rate of 5%, and no expected dividend yield.

Discount on Convertible Notes and Bridge Loan and Beneficial Conversion Features

In conjunction with the assumption of the bridge loan, the sales of Series A Notes, the Series B Notes and the Series B-1 Notes and the issuance of warrants (described in note 8 – Warrants), the Company recorded a discount totaling $13.4 million for the issue of warrants and the beneficial conversion features of the bridge loan, convertible notes and exchangeable notes which were recorded as additional paid in capital during 2002 and an additional $50,000 during 2003 as follows (in thousands):

	Beneficial conversion features	Warrants	Total
Bridge loan	$1,913	$—	$1,913
Series A Notes	4,483	—	4,483
Series B Notes	2,723	—	2,723
Series B Warrants	—	1,325	1,325
Series B-1 Notes	2,330	—	2,330
Series B-1 Warrants	—	649	649

	$11,449	$1,974	$13,423

Upon extinguishment of the Series B Notes in December 2001, the Company reversed $2.98 million of non-cash beneficial conversion feature from additional paid in capital. The extinguishment resulted in an extraordinary loss of $0.3 million in 2002.

Upon extinguishment of the Series A notes and Series B-1 exchangeable notes resulting from the exchange of such notes for Series 4-A Preferred in connection with the exchange, the Company reversed $2.9 million of non-cash beneficial conversion feature from additional paid in capital. The extinguishment resulted in an extraordinary loss of $6.8 million in 2003.

Upon exchange of the Series B and Series B-1 warrants for Series 4-A Preferred in connection with the exchange, the Company reversed $0.1 million of non-cash beneficial conversion feature from additional paid in capital and recorded a credit arising on the exchange of $1.4 million (see Note 3).

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party interests in bridge loan and convertible notes

Executive officers and affiliates of the Company held the following principal amounts of convertible notes (in thousands):

	January 31,
	2003	2002
Series A Notes (1)(2)	$—	$4,558
Series B-1 Notes (2)	—	2,818

	$—	$7,376

(1)	This amount includes principal amounts held by Mercantile Capital Partners I, L.P., of which Mr. I. Steven Edelson, a Director on the Company’s Board of Directors, is a member of the general partner, and Asia Internet Investment Group I, L.P., of which Mr. Edelson is a manager of the general partner. Also includes amounts held by Mr. Kelly, the Company’s Chief Executive Officer, Mr. Smith, the Company’s Chief Financial Officer, and Mr. Cantillon, the Company’s Chief Operating Officer.
(2)	This amount includes principal amounts held by BAPEF Investments XII, Limited, of which Mr. Jean Salata, a Director on the Company’s Board of Directors, is the managing partner of the investment adviser of the investment fund which wholly owns BAPEF Investments XII, Limited. Also includes amounts held by Mr. Kelly, the Company’s Chief Executive Officer, and Mr. Cantillon, the Company’s Chief Operating Officer.

8.    Warrants

In December 2000, the Company terminated a strategic relationship with U.S. West, Inc. (now known as Qwest Communications) of Denver, Colorado, to which the two firms had agreed to make the Company’s Virtual Source Network procurement application available to Qwest’s business customers. In exchange for services to be rendered and a nominal amount of cash, the Company had granted to Qwest 30,000 warrants with a three-year term, at an exercise price of $100. The terms of the distribution and marketing agreement were renewable each year; however, it was subject to cancellation by either party giving notice of its intent to terminate the agreement. The warrants were granted in the third quarter of the fiscal year 2001 when the Company’s stock was valued at $350 per share, resulting in a charge to the Company of $8.4 million. The Company recognized the full balance as a marketing expense in the year ended January 31, 2001 due to the cancellation of this arrangement.

As a condition of entering into the exchangeable note purchase agreements for the Series B Notes and the Series B-1 Notes described in Note 7, the Company agreed to issue warrants to purchase 1.8 million shares of the Company’s common stock. The Series B Warrants issued in connection with the Series B Notes have an exercise price of $2.00 per share and expire on July 12, 2006. The Series B-1 Warrants issued in connection with the Series B-1 Notes have an exercise price of $2.00 per share and expire on either January 30, 2007 or February 17, 2007. The Company also issued warrants to Jefferies & Company, Inc. to purchase 10,000 shares of common stock, which warrants have an exercise price of $2.00 and are exercisable until July 5, 2006, as consideration for providing financial advisory services to the Company in connection with the acquisition of NetCel360. In connection with the private placement and exchange completed on October 25, 2002, Series B Warrants and Series B-1 Warrants to purchase 1.5 million shares of the Company’s common stock were exchanged for Series 4-A Preferred. On January 6, 2003, Series B Warrants and Series B-1 Warrants to purchase a total of 41,783 shares of the Company’s common stock were exchanged for Series 4-A Preferred. Series B Warrants and Series B-1 warrants to purchase a total of 230,973 shares of the Company’s common stock remain outstanding as of January 31, 2003.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the private placement completed on October 25, 2002, the Company issued warrants to purchase 1,250,000 shares of the Company’s common stock at an exercise price of $0.01. The warrants are only exercisable between April 1, 2005 and March 30, 2006 but only if neither of the following has occurred (i) a Liquidity Date (as such term is defined in the warrants) has occurred before January 31, 2005, or (ii) the Company has achieved specific consolidated EBITDA thresholds. The holders of these warrants will not be entitled to any voting rights or any other rights as a stockholder until they are duly exercised for shares of common stock.

The Company has also issued warrants in connection with the Company’s Series 1-A and 2-A Preferred and various warrants in connection with payment of services.

The following table summarizes information about warrant transactions for 2003, 2002 and 2001:

	Number of Shares of Common Stock			Weighted-Average Exercise Price Per Share
	Year ended January 31,			Year ended January 31,
	2003	2002	2001	2003	2002	2001
Warrants outstanding at beginning of the period	1,885,760	86,671	6,000	$7.13	$127.40	$40.00
Granted	1,262,500	1,815,174	86,671	0.03	2.00	127.40
Exercised	—	(6,000)	(6,000)	—	40.00	40.00
Cancelled	—	(10,085)	—	—	120.07	—
Converted	(1,579,202)	—	—	2.00	—	—

Warrants outstanding at end of the period	1,569,059	1,885,760	86,671	6.59	7.13	127.40

Warrants exercisable at end of the period	319,059	1,885,760	86,671	$32.35	$7.13	$127.40

9.    Commitments and Contingencies

Operating Leases

We lease our operating facilities under non-cancelable operating leases that expire at various dates through 2006. Certain of these leases contain renewal options. Rent expense was $1.0 million in 2003, $1.1 million in 2002 and $0.2 million in 2001. As of January 31, 2003, future minimum lease commitments were as follows (in thousands):

For the Years Ending January 31,
2004	$469
2005	400
2006	47

$916

Commitments

At January 31, 2003, the Company had standby letters of credit with a maximum potential future payment to $0.4 million. These standby letters of credit are secured by way of a deposit, of an equivalent value, to the bank.

Litigation

In October 2001, two lawsuits were filed against Vsource by holders of Series 2-A Preferred before the United States District Court for the Northern District of Illinois entitled Crestview Capital Fund, LLP v. Vsource,

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inc., Case No. 01 C 7833, and Abrahams v. Vsource, Inc., Case No. 01 C 7831. On January 3, 2002, the Company’s motion to transfer these cases to the Central District of California was granted. Both lawsuits allege that the Company failed to register the underlying common stock under the Securities Act of 1933, an obligation allegedly undertaken in connection with the original sale of those securities. Plaintiffs seek to recover at least $850,000 and $200,000, plus interest, respectively, plus attorney’s fees and costs. The Company is responding to discovery motions at this stage of the proceedings and it is difficult to determine the outcome of this litigation or the range of a potential loss with any degree of certainty; however, the Company denies any and all liability and intends to vigorously defend against these charges.

10.    Acquisitions

Acquisition of OTT

On December 14, 2000, the Company entered into an Agreement and Plan of Merger with OTT Acquisition Corp., a California corporation, OTT, Colin P. Kruger and Michael Shirman (the “Merger Agreement”). On January 22, 2001, the transaction closed in accordance with the Merger Agreement. The merger was accounted for as a purchase and as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The aggregate purchase price payable at closing was 54,469 shares of the Company’s common stock. The number of shares was calculated based upon a specific formula in the Merger Agreement. The purchase price was subject to adjustment based on reductions or increases in the net book value of the assets of OTT from September 30, 2000 through closing. In accordance with Accounting Principles Board Opinion 16, the total recorded value of the shares issued was based on the average market price of the Company’s stock for a stated period both before and after the Company’s announcement of the acquisition. The Company recorded $4.6 million as goodwill as a result of the acquisition of OTT. During the year ended January 31, 2002, the Company determined based on the estimates of expected undiscounted cash flows, the assets and the goodwill relating to the OTT merger did not continue to carry the value originally anticipated. As a result, the assets were fully reduced to $0 and the Company recorded $4.1 million as an impairment of goodwill for the year ended January 31, 2002.

Acquisition of Assets of NetCel360

On June 22, 2001, pursuant to the Acquisition Agreement dated May 24, 2001 between the Company and NetCel360, as amended by the Amendment to Acquisition Agreement, dated June 22, 2001 (the “Acquisition Agreement”), the Company purchased substantially all of the assets of NetCel360, including 100% of most of its subsidiaries (collectively, the “NetCel360 Corporations”), in exchange for 185,489 shares of common stock of the Company. This purchase price was determined after negotiations between the Company and NetCel360. Based on the average closing price from May 23, 2001 to May 29, 2001, the shares had an average fair market value of $1.3 million. The NetCel360 Corporations were providers for outsourcing services and distribution services to Fortune 500 and Global 500 companies in the Asia-Pacific region.

Excluding NetCel360 Corporation’s cash balance of $0.5 million, the net assets acquired had a fair market value of $1.7 million, which had been reduced by a negative goodwill of $0.7 million offset against property and equipment, and was allocated as follows (in thousands):

Property and equipment, net	$8,159
Other assets	992
Liabilities assumed	(7,478)

$1,673

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase price was allocated to the assets acquired, including tangible assets and liabilities assumed based upon the fair value of such assets and liabilities on the date of acquisition and was based on the Company’s estimates of fair value with the excess assets written down for negative goodwill. The other assets consisted primarily of accounts receivable and other tangible assets. The liabilities assumed consisted primarily of accounts payable, trade liabilities and amount payable to employees.

11.    Preferred Stock

Non-Redeemable Preferred Stock

Effective February 24, 2000, the Company authorized 5,000,000 shares of preferred stock. The preferred stock is divided into series. The Series 1-A Preferred, consists of 2,802,000 shares, the Series 2-A Preferred, consists of 1,672,328 shares, the Series 3-A Preferred consists of 500,000 shares and the Series 4-A Preferred consists of 25,000 shares.

The Company allocated the net proceeds of $6.9 million from the issuance of the Series 1-A Preferred to an embedded beneficial conversion feature. The deemed non-cash discount resulting from the allocation was fully amortized through retained earnings at issuance.

In the event of any liquidation or dissolution, either voluntary or involuntary, the holders of the Series 1-A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds, to the holders of the common stock by reason of their ownership thereof, a preference amount per share consisting of the sum of (A) $2.50 for each outstanding share of Series 1-A Preferred, and (B) an amount equal to declared but unpaid dividends on such shares, if any. Each share of Series 1-A Preferred shall be convertible at any time after the date of issuance of such shares, into such number of fully paid shares of Common Stock as is determined by dividing the Original Issue Price by the then applicable Conversion Price, in effect on the date the certificate evidencing such share is surrendered for conversion. Each share of Series 1-A Preferred, subject to the surrendering of the certificates of the Series 1-A Preferred, shall be automatically converted into shares of common stock at the then effective Conversion Price, immediately upon closing of a public offering of the Company’s common stock with an aggregate gross proceeds of at least $10.0 million and a per share price of at least five dollars, or at the election of the holders of a majority of the outstanding shares of Series 1-A Preferred.

The holder of each share of Series 1-A Preferred shall have the right to that number of votes equal to the number of shares of common stock, which would be issued upon conversion of the Series 1-A Preferred. Holders of the Series 1-A Preferred are entitled to noncumulative dividends, if declared by the Board of directors, of $0.20 per share annually. Under certain circumstances, such as stock splits or issuances of common stock at a price less than the issuance price of the Series 1-A Preferred, these shares are subject to stated Series 1-A Conversion Price adjustments. There were 1,275,955 shares of Series 1-A Preferred issued and outstanding at January 31, 2003 with an aggregate liquidation value of $3.2 million. As a result of issuances during the year ended January 31, 2003 of common stock or securities convertible into common stock at a price less than the issuance price of the Series 1-A Preferred and the 20-for-1 reverse stock split that occurred on November 20, 2002, the conversion price of the Series 1-A Preferred was adjusted to $6.60 per share as of November 20, 2002.

Upon redemption of 115,959 Series 1-A Preferred for cash during the year ended January 31, 2002, the Company reversed $0.3 million of non-cash beneficial conversion feature from additional paid in capital and recorded a credit arising on the exchange of $0.5 million (see Note 3 – Net loss available to common shareholders).

Series 2-A Preferred

During the period August 28, 2000 to September 18, 2000, the Company sold 1,672,328 shares of Series 2-A Preferred with a conversion feature of $6.41 per shares and received $10.7 million, less offering costs. Each

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchaser also received a warrant to purchase common stock at an exercise price of $6.41 per share, with a five-year term. An aggregate of 7,278 such warrants were issued. In connection with the sales of the Series 2-A Preferred, the Company issued warrants to purchase an aggregate of 7,244 shares of common stock at exercise prices ranging from $128.20 to $133.80 as additional finder’s fees, commissions and other services in connection with the offering.

The Company allocated $7.6 million of the net proceeds from the issuance of the Series 2-A Preferred to additional paid-in capital as required by an embedded beneficial conversion feature. The deemed non-cash discount resulting from the allocation was fully amortized through retained earnings at issuance.

In the event of any liquidation or dissolution, either voluntary or involuntary, the holders of the Series 2-A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds, to the holders of the common stock by reason of their ownership thereof, a preference amount per share consisting of the sum of (A) $6.41 for each outstanding share of Series 2-A Preferred, and (B) an amount equal to declared but unpaid dividends on such shares, if any. Each share of Series 2-A Preferred shall be convertible at any time after the date of issuance of such shares, into such number of fully paid shares of common stock as is determined by dividing the original issue price by the then applicable conversion price (the Series 2-A Conversion Price), in effect on the date the certificate evidencing such share is surrendered for conversion. Each share of Series 2-A Preferred, subject to the surrendering of the certificates of the Series 2-A Preferred, shall be automatically converted into shares of common stock at the then effective Series 2-A Conversion Price, immediately upon closing of a public offering of the Company’s common stock with an aggregate gross proceeds of at least $20.0 million and a per share price of at least thirteen dollars, or at the election of the holders of a majority of the outstanding shares of Series 2-A Preferred.

Under certain circumstances, such as stock splits or issuances of common stock at a price less than the original issue price of the Series 2-A Preferred, these shares are subject to stated Series 2-A Conversion Price adjustments. There were 367,336 shares of Series 2-A Preferred issued and outstanding at January 31, 2003 with an aggregate liquidation value of $2.4 million. As a result of issuances during the year ended January 31, 2003 of common stock or securities convertible into common stock at a price less than the issuance price of the Series 2-A Preferred and the 20-for-1 reverse stock split that occurred on November 20, 2002, the conversion price of the Series 2-A Preferred was adjusted to $14.20 per share as of November 20, 2002.

Exchange of Series 1-A and Series 2-A Preferred

During the year ended January 31, 2003, 311,827 shares of Series 1-A Preferred and 46,802 shares of Series 2-A Preferred were converted into 67,021 shares of common stock, 115,959 shares of Series 1-A Preferred were exchanged for cash and 760,531 shares of Series 2-A Preferred were exchanged for 1,583 shares of Series 4-A Preferred. During the year ended January 31, 2002, 733,613 shares of Series 1-A Preferred and 181,747 shares of Series 2-A Preferred were converted into 915,360 shares of common stock. During the year ended January 31, 2001, 364,646 shares of Series 1-A Preferred and 296,411 shares of Series 2-A Preferred were converted into shares of common stock.

Upon exchange of the Series 2-A Preferred for Series 4-A Preferred in connection with the exchange, the Company reversed $4.4 million of non-cash beneficial conversion feature from additional paid in capital and recorded a credit arising on the exchange of $7.3 million (see Note 6 – Private Placement and exchange of convertible notes).

Series 4-A Preferred

On October 25, 2002, in a private placement the Company issued and sold 3,750 shares of Series 4-A Preferred, and warrants to acquire 1,250,000 shares of common stock, in exchange for an aggregate purchase

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

price of $7.5 million. In connection with and as a condition to the private placement, certain holders of the Company’s preferred securities (including notes, in the principal amount of approximately $7.4 million that were scheduled to mature on June 30, 2003, exchangeable into preferred securities) and warrants exchanged all of their preferred securities and warrants for a total of 16,973 shares of our Series 4-A Preferred. The Company was required under the purchase agreement to offer a similar exchange to all remaining holders of its preferred securities (including notes exchangeable into preferred securities) and warrants. The exchange offer commenced on November 21, 2002 and concluded on January 6, 2003, with $117,106 in principal amount of exchangeable notes and preferred stock and warrants being exchanged for an aggregate of 469 new shares of Series 4-A Preferred. As a result of the initial sale of Series 4-A Preferred and the aforementioned exchange, there are 17,442 shares of Series 4-A Preferred and warrants to purchase 1,250,000 shares of the Company’s common stock issued and outstanding as of January 31, 2003.

The holder of each share of Series 4-A Preferred shall have the right to one vote for each share of common stock to which such Series 4-A Preferred could then be converted, and with respect to such vote, the holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock.

If a Liquidity Date (as defined below) has not occurred prior to March 31, 2006, then each holder of the Series 4-A Preferred shall have the right, at any time after March 31, 2006 and on or before September 30, 2006, to require the Company to purchase all but not less than all of the Series 4-A Preferred Stock held by such holder at a price per share (payable in cash or by promissory note) equal to the original issue price (as adjusted for stock splits, stock dividends, combinations and the like), plus an amount equal to 50% of that per share price. The Company recognizes periodic accretions as a deemed dividend, using the effective interest method, such that the carrying amount of the Series 4-A Preferred will equal the mandatory redemption amount at the latest mandatory redemption date.

The term “Liquidity Date” means, in summary, the earliest to occur of:

•	the date on which the common stock issuable upon conversion of the Series 4-A Preferred Stock held by two of the major investors (the “Major Investors”) can be distributed or resold without restriction to members of the general public pursuant to an effective registration statement, following, or in conjunction with, the completion of a Qualifying Offering (as defined below),

•	the date on which the Major Investors are able to publicly sell all of its issued or issuable common stock pursuant to an effective registration statement covering such shares or in any three month period pursuant to Rule 144 under the Securities Act of 1933, provided that a Qualifying Offering has occurred,

•	the date of the closing of a sale of more than 50% of the common stock on a fully diluted basis for a purchase price per share at least equal to the price that would yield an internal rate of return of 30% to the Major Investors. A sale meeting these requirements is called a Qualifying Sale (a “Qualifying Sale”), and

•	the date of the closing of a sale of all or substantially all of our assets for consideration that results in distributions per share to the Major Investors of proceeds from such sale equivalent to the consideration that would be received in a Qualifying Sale.

The term “Qualifying Offering” means, in summary, a firm commitment public offering of the common stock to members of the general public. The public offering price of the Qualifying Offering cannot be less than the price that would yield an internal rate of return of 30% to the Major Investors, and the aggregate net proceeds (after deductions of underwriters’ commissions and offering expenses) to the Company must exceed US$20,000,000.

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A deemed discount existed at the date of issue of the Series 4-A Preferred, due to both the fair value of the attached warrants and the resultant beneficial conversion features. In accordance with EITF 98-5 and EITF 00-27, the deemed discount of $3.5 million for the fair value assigned to the warrants and the deemed discount due to the beneficial conversion features of $18.2 million are being amortized over the period from October 25, 2002 to March 31, 2006. The fair value of the warrants was determined using the Black-Scholes pricing model using the following assumptions: a 3.4-year expected life, volatility factor of 211%, risk-free rate of 5% and no expected dividend yield. In the event of the Company’s liquidation or dissolution, either voluntary or involuntary, the holders of Series 4-A Preferred shall be entitled to receive, after distribution of all amounts due to the holders of Series 1-A Preferred, Series 2-A Preferred and Series 3-A Preferred but prior and in preference to any distribution of any of the Company’s assets or surplus funds to the holders of its common stock, a preference amount. The preference amount per share of Series 4-A Preferred is equal to the sum of (a) the original issue price, which initially is $2,000 (as adjusted for stock splits, stock dividends, combinations and the like), plus (b) an amount equal to all declared but unpaid dividends on such share, if any, but only to the extent of the Company’s retained earnings. A liquidation, dissolution or winding up of the Company is deemed to include the acquisition of the Company or a sale of all or substantially all of its assets, unless, in each case, the shareholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity.

The Series 4-A Preferred is convertible at the option of the holder into such number of shares of our common stock as determined by multiplying the number of shares of Series 4-A Preferred by $2,000 and then dividing such amount by the conversion price, which is initially $2.00 per share.

Related Party interests in preferred stock

Executive officers and affiliates of the Company held the following number of preferred stock:

	January 31,
	2003	2002
Series 1-A Preferred (1)	94,999	94,999
Series 4-A Preferred (2) (3) (4) (5)	16,973	—

	111,972	94,999

(1)	This amount includes shares held by Asia Internet Investment Group I, L.P., of which Mr. I. Steven Edelson, a Director on the Company’s Board of Directors, is manager of the general partner.
(2)	This amount includes shares held by Mercantile Capital Partners I, L.P., of which Mr. I. Steven Edelson, a Director on the Company’s Board of Directors, is a member of the general partner.
(3)	This amount includes shares held by BAPEF Investments XII, Limited, of which Mr. Jean Salata, a Director on the Company’s Board of Directors, is the managing partner of the investment adviser of the investment fund which wholly owns BAPEF.
(4)	This amount includes shares held by Capital International Asia CDPQ Inc. and Quilvest Asian Equity Ltd., of which Mr. Bruno Seghin, a Director on the Company’s Board of Directors, is the Managing Director of CDP Asia Partners, Inc. and previously was the Managing Partner of Quilvest Asia Limited, an affiliate of CDP Asia.
(5)	This amount includes shares held by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Stock Options

Stock Options Plans

In November 2001, the Company’s 2001 Stock Option/Stock Issuance Plan (the “2001 Plan”) was adopted by the stockholders of the Company. The 2001 Plan allows for the issuance of incentive stock options, non-statutory stock options and shares of common stock for either the immediate purchase of shares or as a bonus for services rendered, up to a maximum number of shares of the Company’s common stock equal to 20% of the total shares of common stock outstanding at the time the calculation is made, including, on an as-converted basis, all convertible preferred stock, convertible debt securities, warrants, options and other convertible securities that are exercisable (but in the case of incentive stock option, no more than 1,000,000 shares of common stock). Options are generally granted for a term of ten years and generally vest over periods ranging from one to three years. The Company has granted various non-qualified stock options to key executives, management and other employees at exercise prices equal to or below the market price at the date of grant.

In July 2000, the Company approved a stock option plan (“2000 Plan”). The 2000 Plan authorizes the grant of Incentive Stock Options and Non-statutory Stock Options covering an aggregate of 39,750 shares of the Company’s common stock (subject to limitations of applicable laws, and adjustment in the event of stock dividends, stock splits, reverse stock splits and certain other corporate events). The 2000 Plan expires on July 6, 2010, unless it is terminated earlier or suspended by the board. The Plan is not subject to any provisions of the Employee Retirement Income Security act of 1974. The Company does not intend to issue any further options under the 2000 Plan.

The following summarizes activities under the stock option plans:

	Number of Options			Weighted-Average Exercise Price Per Share
	Year ended January 31,			Year ended January 31,
	2003	2002	2001	2003	2002	2001
Options outstanding at beginning of the period	1,375,393	92,266	82,163	$4.02	$51.40	$17.00
Granted
– at above fair market value	—	—	16,960	—	—	182.60
– at fair market value	2,409,875	397,201	—	2.34	5.27	—
– at below fair market value	125,915	985,025	35,714	2.00	1.78	52.60
Exercised	(3,143)	—	(10,467)	0.20	—	18.40
Forfeited	(85,115)	(99,099)	(32,104)	21.25	31.88	44.80

Options outstanding at end of the period	3,822,925	1,375,393	92,266	2.50	4.02	51.40

Options vested/exercisable at end of the period	1,313,726	700,555	53,270	$2.49	$4.90	$24.80

The following summarizes information for stock options outstanding as of January 31, 2003:

Exercise price	Number of options	Weighted-average exercise price	Weighted-average remaining contractual life
$0.20	115,819	$0.20	8.8
$2.00 – 2.20	3,059,274	$2.02	9.6
$3.40 – 4.80	390,337	$4.07	9.3
$5.80 – 11.80	255,101	$6.39	8.5
$37.40 – 75.00	2,394	$56.90	6.1

	3,822,925

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation charges were recorded as follows:

	For the Year Ended January 31,
	2003	2002	2001
Selling, general and administrative expenses	$963	$2,287	$12,271
Research and development expenses	—	829	5,432

	$963	$3,116	$17,703

Employee Stock Purchase Plan

In November 2001, the shareholders of the Company approved the Purchase Plan, which provides (after adjustment to reflect the Company’s November 20, 2002 reverse stock split) for the issuance of a maximum of 350,000 shares of common stock. Eligible employees can have up to 10% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company’s common stock at certain plan-defined dates. The price of common stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the common stock on the commencement date and specified purchase date of each six-month offering period. The first six-month period under the Purchase Plan ended on December 31, 2002, and a total of 15,641 shares of common stock was purchased by plan participants during this period at a purchase price of $2.074 (85% of closing price at end of plan period of $2.44). The Company does not recognize non-cash stock-based compensation expense related to employee purchase rights under this plan in accordance with APB Opinion No. 25. There are over 330,000 shares of common stock available for future purchases under the Purchase Plan.

The Company received minimal tax benefits on the exercise of non-qualified stock options during 2003.

13.    401(k) Plan

The Company sponsors a 401(k) (“401(k) Plan”) employee savings plan under which eligible U.S. employees may choose to defer a portion of their eligible compensation on a pre-tax basis, subject to certain IRS limitations. The 401(k) Plan qualifies under Section 401(k) of the United States Internal Revenue Code of 1986, as amended. Participants may elect to defer 1% to 14% of their eligible compensation. For the year ended December 31, 2002, the maximum contribution by each participant was subject to the federal law limitation of $11,000. A participant’s maximum deferral percentage and/or dollar amount may also be limited by other applicable IRS limitations. Matching contributions are made by the Company in an amount equal to 100% of the participant’s contribution up to a maximum of 3% of such participant’s annual eligible compensation, subject to certain regulatory and plan limitations. Contributions are subjected to tax only upon withdrawal from the 401(k) Plan and subject to penalties under certain circumstances. Participant contributions are 100% vested immediately and are not subject to forfeiture. The employer matching contributions are vested at 100% after 2 years of employee service. Matching contributions were not material for 2003.

14.    Income Taxes

The components of loss before income taxes are as follows (in thousands):

	January 31,
	2003	2002
Loss subject to U.S. income taxes only	$(11,432)	$(9,975)
Loss subject to foreign income taxes	(395)	(10,469)

Net loss	$(11,827)	$(20,444)

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The deferred tax assets and liabilities were comprised of the following (in thousands):

	January 31,
	2003	2002
Deferred tax assets:
—net operating loss carryforward	$13,894	$16,624
—employee compensation	—	527
—others	—	159

Gross deferred tax assets	13,894	17,310

Deferred tax liabilities	—	—

Gross deferred tax liabilities	—	—

Net deferred tax assets	13,894	17,310
Valuation allowance	(13,894)	(17,310)

	$—	$—

The Company has reduced its net deferred tax assets by a valuation allowance. The net deferred tax assets at January 31, 2003, principally apply to state, local, and foreign tax loss carryforwards that, in the opinion of management, are more likely than not to expire before the Company can use them.

As of January 31, 2003, the Company had U.S. federal, state and foreign net operating loss carryforwards of approximately $35.9 million, $24.9 million and $2.1 million respectively, available to offset future regular alternative minimum and foreign taxation income, if any.

Approximately $33.5 million and $23.5 million, respectively of the Company’s U.S. federal and state loss carryforwards were losses incurred on or before June 22, 2001. Change of ownership of more than 50% occurred on June 22, 2001, thus according to the United States tax laws, utilization of losses occurred before June 22, 2001 is subject to an annual limitation of $323,700 up to 20 years, totaling $6.5 million. The United States Federal and State loss carryovers will expire between 2011 and 2021. Foreign operating loss carryforwards are available indefinitely.

The Company and all its subsidiaries in all geographical regions are governed by the respective local income tax laws with statutory rates ranging from 0% to 35%.

The Company’s subsidiary in Malaysia is granted tax holiday on December 20, 2000 by the Malaysian Tax Authorities for a period of five years with an extension of another five years if certain conditions are met.

15.    Segment Data

Prior to the quarter ended July 31, 2001, the Company’s principal business was the development and sale of a technology solution. As such, the Company did not prepare segment reporting. For the period from June 22, 2001 to January 31, 2002, the Company’s business segments were financial services, customer relationship management (CRM), supply chain management (SCM), professional services and distribution services. The Company then evaluated its segments based on revenue from third parties and gross margin.

For 2003, segment results reflect changes made in the organization and reporting of the Company’s business segments. The Company revised its business segments to conform with the way in which it offers services to its clients. The Company generally offers its services as comprehensive solutions and manages its sales and operations to deliver these solutions. In November 2001, the Company commenced offering its warranty solution

VSOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to its biggest customer, Gateway. The majority of its revenues are now derived from this solution. The Company’s new business segments are organized into four solutions: warranty solutions, including comprehensive warranty and after-sales service and support; human resource solutions, including payroll and expense claims processing; sales solutions; and Vsource Foundation Solutions, which are general business process outsourcing solutions, including CRM, SCM and financial administration, delivered on a stand-alone basis rather than as components in an integrated solution. Accordingly, financial data for prior periods has been restated to conform to the current presentation.

The Company evaluates its segments based on revenues generated by each of its solutions and gross margin. Gross margin is calculated after cost of revenue charges directly attributable to the segment. Costs excluded from the segments primarily consist of selling, general and administrative expenses and other special charges including loss on impairment of long-lived assets, insurance proceeds from loss of inventory, interest charges and amortization of beneficial conversion feature expense. Geographically, the majority of the Company’s material property and equipment reside in Malaysia. Management does not review the assets of the Company by geographical region.

The following table sets forth summary information by segment for the years ended January 31, 2003 and 2002 (in thousands):

	2003		2002
	Segment Revenue	Segment Gross Margin	Segment Revenue	Segment Gross Margin
Warranty solutions	21,451	12,188	$8,486	4,898
Human resource solutions	755	(216)	118	(81)
Vsource Foundation Solutions	1,655	574	1,323	(1,049)
Sales solutions	2,685	764	2,785	154

Total	26,546	13,310	12,712	3,922

A reconciliation of consolidated segment gross margin to consolidated loss for the years ended January 31, 2003 and 2002 is as follows (in thousands):

	2003	2002
Consolidated segment gross margin	13,310	$3,922
Consolidated selling, general and administrative expenses	(16,524)	(16,556)
Impairment of long-lived assets	—	(4,079)
Insurance proceeds from loss of inventory	464	—
Net interest expense	(512)	(567)
Non cash beneficial conversion feature expense	(1,727)	(2,824)

Loss before extraordinary item	(4,989)	(20,104)

The Company’s customers are mainly large US corporations to which the Company provides services throughout the Asia-Pacific region from shared service centers in Kuala Lumpur, Malaysia and Osaka, Japan. Customers are generally invoiced centrally in United States dollars for such services. Therefore, it is not practical to analyze the Company’s revenues in the Asia-Pacific region by individual country.

Geographic revenue is as follows (in thousands):

Revenues	2003	2002	2001
Asia-Pacific/Japan	$26,496	$12,710	$—
Europe	50	—	—
United States	—	2	35

	$26,546	$12,712	$35

Annex A

MERGER AGREEMENT

BY AND AMONG

VSOURCE, INC., a Delaware corporation,

TEAM AMERICA, INC., an Ohio corporation

AND

BEAKER ACQUISITION CO., INC., a Delaware corporation

DATED AS OF JUNE 12, 2003

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A	Form of Vsource Stockholder Voting Agreement
Schedule A-1	Certain Vsource Stockholders
Exhibit B	Form of TEAM Stockholder Voting Agreement
Schedule B-1	Certain TEAM Stockholders
Exhibit C	TEAM Memorandum of Understanding
Exhibit D	Bank Documents
Exhibit E	Form of Certificate of Incorporation of TEAM (post-reincorporation)
Exhibit F	Form of Bylaws of TEAM (post-reincorporation)
Exhibit G	Nickerson Term Sheet

A-iii

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is made and entered into as of June 12, 2003, among TEAM America, Inc., an Ohio corporation (“TEAM”), Beaker Acquisition Co., Inc., a Delaware corporation and a wholly-owned, first-tier subsidiary of TEAM (“Merger Sub”), and Vsource, Inc., a Delaware corporation (“Vsource”).

RECITALS

A. The respective Boards of Directors of TEAM, Merger Sub and Vsource have approved this Agreement, and declared advisable the merger of Merger Sub with and into Vsource (the “Merger”) upon the terms and subject to the conditions of this Agreement.

B. For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

C. Concurrently with the execution of this Agreement, and as a condition and inducement to TEAM’s willingness to enter into this Agreement, certain stockholders of Vsource listed on Schedule A-1 are entering into a Voting Agreement with TEAM in the form of Exhibit A (each, a “Vsource Stockholder Voting Agreement”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Vsource’s willingness to enter into this Agreement, certain stockholders of TEAM listed on Schedule B-1 are entering into a Voting Agreement with Vsource in the form of Exhibit B (each, a “TEAM Stockholder Voting Agreement”).

E. Concurrently with the execution of this Agreement and as a condition and inducement to Vsource’s willingness to enter into this Agreement, certain stockholders of TEAM have entered into a binding Memorandum of Understanding (the “TEAM MOU”) relating to a Recapitalization Agreement with TEAM (the “TEAM Recap Agreement”) in the form of Exhibit C.

F. Concurrently with the execution of the Agreement, and as a condition and inducement to TEAM’s and Vsource’s willingness to enter into this Agreement, The Provident Bank and The Provident Financial Group, Inc. have entered into a binding buy-out commitment and the Huntington National Bank has entered into a non-binding term sheet, all of which are attached hereto as Exhibit D (the “Provident Documents” and the “Huntington Term Sheet” respectively, and collectively, the “Bank Documents”), that set forth, among other things, the terms of a lending relationship with TEAM upon the consummation of the Merger and that are to be documented in definitive agreements (collectively, the “Financing Agreements”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Delaware Reincorporation of TEAM. On or before the Closing Date (as defined herein), TEAM shall be merged with and into a Delaware corporation (“TEAM-Delaware”) pursuant to an Agreement and Plan of Merger, with TEAM-Delaware as the surviving corporation, and which Delaware corporation shall have a certificate of incorporation and bylaws in the forms attached hereto as Exhibits E and F, respectively. Unless the context requires otherwise, in this Agreement, TEAM and TEAM-Delaware are referred to as “TEAM.”

1.2 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (“Delaware Law”), at the Effective Time (as defined herein), Merger Sub shall be merged with and into Vsource, the separate corporate existence of Merger Sub shall cease, and Vsource shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of TEAM. The surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time such filing is accepted by the Delaware Secretary of State (or such later time as may be agreed in writing by Vsource and TEAM and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). Unless the Agreement is terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of McGuireWoods, LLP, Chicago, Illinois at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Vsource shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vsource, Inc.”

(b) At the Effective Time, the Bylaws of Vsource shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

(c) Except as otherwise agreed by the parties, the Certificate of Incorporation of TEAM, as in effect immediately prior to the Effective Time shall continue in effect without change or amendment, except that Article I of the Certificate of Incorporation of TEAM shall be amended to and restated in its entirety to read as follows: “The name of the corporation is Vsource Corp.”

(d) The Bylaws of TEAM, as in effect immediately prior to the Effective Time, shall continue in effect without change or amendment.

1.5 Directors and Officers.

(a) The directors of TEAM immediately prior to the Effective Time shall resign as of the Effective Time. Vsource shall designate two TEAM Class I directors, the term of which directors shall expire at TEAM’s 2004 Annual Meeting. TEAM shall designate one TEAM Class II director and Vsource shall designate one

TEAM Class II director, the term of which directors shall expire at TEAM’s 2005 annual meeting. Vsource and TEAM shall provide notice of their respective director designees to the other party with sufficient time so as to include their names and required information in the Joint Proxy Statement (as defined below) prior to mailing. The TEAM Class III directors (the term of which directors shall expire at TEAM’s 2006 annual meeting) shall be Phillip Kelly, Dennis Smith, and S. Cash Nickerson. The foregoing directors of TEAM shall be referred to herein as the “Initial TEAM Directors”. TEAM shall include the Initial Team Directors in the Joint Proxy Statement and shall take all reasonable actions and use its reasonable best efforts to ensure that the Initial TEAM Directors are elected by the TEAM stockholders to take office as of the Effective Time.

(b) At the Effective Time, the TEAM Board of Directors shall take all necessary action so that the officers of TEAM immediately after the Effective Time shall be the same officers of TEAM prior to the Effective Time, with the exception that Phillip Kelly shall be Chairman and Chief Executive Officer, Dennis Smith shall be Vice Chairman and Chief Financial Officer, and S. Cash Nickerson shall be Vice Chairman and President.

(c) The initial directors of the Surviving Corporation shall be the Initial TEAM Directors. The initial officers of the Surviving Corporation shall be the officers of Vsource immediately prior to the Effective Time, until their respective successors are duly appointed.

(d) Each director and officer of TEAM and the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and Bylaws of TEAM and the Surviving Corporation, respectively, until the director’s or officer’s respective death, resignation, or removal or until the director’s or officer’s successor is duly elected and qualified.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Vsource or the holders of any of the following securities:

(a) Conversion of Vsource Common Stock. Each share of common stock, par value $0.01 per share (“Vsource Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Vsource Common Stock to be canceled pursuant to Section 1.6(e), will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 3.10 (the “Common Stock Exchange Ratio”) shares of common stock, without par value, of TEAM (“TEAM Common Stock”) upon surrender of the certificate representing such share of Vsource Common Stock in the manner provided in Section 1.7. No fraction of a share of TEAM Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Vsource Common Stock that is considered to be Vsource Restricted Stock (as defined in Section 1.9) shall be subject to the provisions of Section 1.9.

(b) Conversion of Vsource Series 1-A Convertible Preferred Stock. Each share of Vsource Series 1-A Convertible Preferred Stock (the “Vsource Series 1-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 1.172 (the “Series 1-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(c) Conversion of Vsource Series 2-A Convertible Preferred Stock. Each share of Vsource Series 2-A Convertible Preferred Stock (the “Vsource Series 2-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 1.398 (the “Series 2-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(d) Conversion of Vsource Series 4-A Convertible Preferred Stock. Each share of Vsource Series 4-A Convertible Preferred Stock (the “Vsource Series 4-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 3,100 (the “Series 4-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(e) Cancellation of Vsource-Owned and TEAM-Owned Stock. Each share of Vsource Capital Stock (as defined below) held by Vsource or owned by Merger Sub, TEAM or any direct or indirect wholly-owned subsidiary of Vsource or of TEAM immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Stock Options, Rights and Warrants; Employee Stock Purchase Plan. All options, rights or warrants to purchase Vsource Common Stock then outstanding under (i) Vsource’s 2001 Stock Options/Stock Issuance Plan (the “Vsource 2001 Plan”), (ii) Vsource’s 2000 stock option plan (the “Vsource 2000 Plan”), (iii) Vsource’s Employee Stock Purchase Plan (the “Vsource ESPP”), and (iv) those warrant agreements set forth on Part 2.2(b) of the Vsource Disclosure Letter (collectively, the “Warrant Agreements”), shall be treated as set forth in Section 5.9 of this Agreement.

(g) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(h) Adjustments to Exchange Ratio. Each Exchange Ratio shall be adjusted to reflect appropriately the effect of any change in the outstanding shares of capital stock of TEAM or Vsource or securities convertible into or exchangeable for capital stock of TEAM or Vsource, including any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into TEAM Common Stock or Vsource Common Stock), reorganization, recapitalization, classification or other like change with respect to TEAM Common Stock or Vsource Common Stock or a record date with respect to any of the foregoing occurring on or after the date hereof and prior to the Effective Time; provided, however, that there shall be no adjustment to any Exchange Ratio pursuant to this Section on account of either the consummation of the TEAM Recap Agreement or the issuance of TEAM common stock pursuant to the Nickerson Term Sheet (as defined below), provided that each of the TEAM Recap Agreement and the employment agreement with S. Cash Nickerson (the “Nickerson Employment Agreement”) are consummated in accordance with the terms and conditions set forth in the TEAM MOU and the Nickerson Term Sheet, respectively.

(i) Adjustment to Exchange Ratios for Designated Liabilities. On or before June 30, 2003, the respective Chief Financial Officers of TEAM and Vsource shall deliver to the other Chief Financial Officer a certificate (each, a “Designated Liability Certificate”) stating the Designated Liabilities (as that term is defined in Part 1.6(i) of the TEAM Disclosure Letter) as of June 30, 2003, and the calculation thereof. As more particularly defined in Part 1.6(i) of the TEAM Disclosure Letter, the Designated Liabilities will be based on the outcome of a review of due diligence matters and may include, without limitation, liabilities related to workers compensation insurance exposure, Taxes, TEAM Employee Plans, and litigation matters. The parties shall work together in good faith to resolve any disagreement in the amount or calculation of the Designated Liabilities. The amount of the Designated Liabilities shall not become binding upon the parties unless and until Vsource and TEAM each provides written notice to the other party of its acceptance a joint Designated Liabilities Certificate, as the same may have been revised to reflect the discussions or agreements between the parties. If the Designated Liabilities becomes binding upon the parties, and the amount of the Designated Liabilities exceeds $500,000, then for each $1 that the Designated Liabilities exceeds $500,000 (A) the Common Stock Exchange Ratio will be increased by 0.0000003, (B) the Series 1-A Exchange Ratio will be increased by 0.0000001134, (C) the Series 2-A Exchange Ratio will be increased by 0.0000001353, and (D) the Series 4-A Exchange Ratio will be increased by 0.0003; provided, however, that in no event shall any Exchange Ratio be increased by more than 24.2% pursuant to this

Section. TEAM and Vsource each agrees to provide, and to cause its respective advisors and agents to provide, all information and documents requested by the other party in connection with preparation of its Designated Liability Certificate, the review of the other party’s Designated Liability Certificate and any negotiations in connection therewith. Notwithstanding this Section 1.6(i), both parties shall continue to have the right to terminate this Agreement pursuant to the terms of Section 7.1, including Sections 7.1(g) and 7.1(h).

(j) Notwithstanding any provision of this Agreement to the contrary, shares of Vsource Capital Stock that are outstanding immediately prior to the Effective Time and that are held by persons who shall not have voted in favor of this Agreement and the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the TEAM Common Stock or cash, as the case may be, set forth in Sections 1.6(a)-(d) (the “Merger Consideration”). Such persons shall be entitled to receive payment of the appraised value of such Vsource Capital Stock in accordance with the provisions of Section 262 of Delaware Law, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon upon surrender of the certificate therefor in the manner provided hereunder.

1.7 Exchange of Certificates.

(a) Exchange Agent. TEAM shall select an institution reasonably acceptable to Vsource to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Fund. At or prior to the Effective Time, TEAM shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of TEAM Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Vsource Capital Stock. TEAM shall make such deposits with the Exchange Agent as are sufficient from time to time to pay cash in lieu of fractional shares pursuant to Section 1.7(e) and dividends and other distributions pursuant to Section 1.7(d). Such shares of TEAM Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto are hereinafter referred to as the “Exchange Fund.” Except as provided in Section 1.7(i), the Exchange Fund will only be used for the purposes set forth in this Agreement.

(c) Exchange Procedures. Promptly after the Effective Time, TEAM shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Vsource Capital Stock which were converted into the right to receive shares of TEAM Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as TEAM and Vsource may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of TEAM Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of TEAM Common Stock (after aggregating all shares of Vsource Capital Stock surrendered by such holder) into which such holder is entitled pursuant to Sections 1.6(a)-(d) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section l.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TEAM Common Stock into which such shares of Vsource Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section l.7(e) and any dividends or distributions payable pursuant to Section l.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of TEAM Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Vsource Capital Stock that is not registered in the transfer records of Vsource, a certificate representing the proper number of shares of TEAM Common Stock may be issued to a transferee if the Certificate representing such shares of Vsource Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Distributions With Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by TEAM in respect of the TEAM Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all TEAM Common Stock to be issued pursuant to this Agreement. No dividends or other distributions declared or made after the date of this Agreement with a record date at or after the Effective Time with respect to TEAM Common Stock will be paid to the holders of any unsurrendered Certificates with respect to the shares of TEAM Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or TEAM shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of TEAM Common Stock to which such holder is entitled pursuant to Section l.7(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of TEAM Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of TEAM Common Stock.

(e) Fractional Shares of TEAM Common Stock.

(i) No certificates, scrip, book-entry credit, or other evidence of shares of TEAM Common Stock representing fractional shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of shares of TEAM Common Stock.

(ii) Notwithstanding any other provision of this Agreement, each holder of Vsource Common Stock whose stock is exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of TEAM Common Stock (after aggregating all fractional shares of TEAM Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of TEAM Common Stock multiplied by (y) a price equal to the average of the closing sale prices of TEAM Common Stock on the Nasdaq SmallCap Market, regular session, for the ten consecutive trading days immediately following the Effective Time, or if the TEAM Common Stock is not trading on the Nasdaq SmallCap Market, a price equal to the average of the daily closing ask price on the over-the-counter bulletin board for the ten consecutive trading days immediately following the Effective Time.

(f) Required Withholding. Each of the Exchange Agent, TEAM and the Surviving Corporation shall  be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person, including any holder or former holder of Vsource Capital Stock or Vsource Options or Vsource Warrants such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of TEAM Common Stock into which the shares of Vsource Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that TEAM may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of TEAM Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim, that may be made against TEAM, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, TEAM, Merger Sub, Surviving Corporation nor any officer, director or agent of any of the foregoing shall be liable to a holder of shares of TEAM Common Stock or Vsource Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Vsource Capital Stock six months after the Effective Time shall be delivered to TEAM, upon demand, and any holders of Vsource Capital Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to TEAM for the shares of TEAM Common Stock, any cash in lieu of fractional shares of TEAM Common Stock to which they are entitled pursuant to Section 1.7(e), and any dividends or other distributions with respect to TEAM Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed TEAM Common Stock (or funds with respect to fractional shares) payable with respect to such shares of Vsource Capital Stock shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

1.8 No Further Ownership Rights in Vsource Common Stock. All shares of TEAM Common Stock issued upon the surrender for exchange of shares of Vsource Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections l.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Vsource Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Vsource Capital Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Restricted Stock. If any shares of Vsource Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Vsource upon any termination of the stockholder’s employment, directorship or other relationship with Vsource (or any affiliate of Vsource) under the terms of any restricted stock purchase agreement or other agreement with Vsource that does not by its terms provide that such repurchase option, risk, of forfeiture or other condition lapses upon consummation of the Merger (“Vsource Restricted Stock”), then the shares of TEAM Common Stock issued upon the conversion of such shares of Vsource Restricted Stock in the Merger will to the extent provided in the related agreement continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of TEAM Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Vsource shall take commercially reasonable actions to ensure that, from and after the Effective Time, TEAM is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Part 1.9 of the Vsource Disclosure Letter lists all Vsource Restricted Stock.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Vsource and Merger Sub, the officers and directors of Vsource and Merger Sub will take all such lawful and necessary action. TEAM shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VSOURCE

As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Vsource’s (A) Annual Report on Form 10-K for the year ending January 31, 2003, or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled “risks and uncertainties,” “forward-looking statements” or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Vsource to TEAM dated as of the date hereof (the “Vsource Disclosure Letter”) (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Vsource represents and warrants to TEAM and Merger Sub as follows:

2.1 Organization; Subsidiaries.

(a) Vsource and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Vsource and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Vsource.

(b) Neither Vsource nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Vsource Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Vsource. Part 2.1(b) also sets forth a list and the fair market value as of the date hereof any of such passive investments that have a fair market value as of the date hereof in excess of $250,000. Part 2.1(b) of the Vsource Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Vsource’s direct or indirect equity interest therein. Neither Vsource nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3) under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Vsource, nor any of its subsidiaries, has at any time been a general partner of any general partnership, limited partnership or other entity.

(c) Vsource has delivered or made available to TEAM a true and correct copy of the Certificate of Incorporation and Bylaws of Vsource and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the “Vsource Charter Documents”), and each such instrument is in full force and effect. Neither Vsource nor any of its subsidiaries is in violation of any of the provisions of the Vsource Charter Documents.

2.2 Vsource Capitalization.

(a) The authorized capital stock of Vsource consists solely of (i) 500,000,000 shares of common stock, of which there were 1,863,086 shares issued and outstanding as of the close of business on March 31, 2003, and

(ii) 5,000,000 shares of preferred stock. Of the preferred shares, (w) 2,802,000 shares have been designated as Vsource Series 1-A Preferred, of which 1,275,955 are issued or outstanding, (x) 1,672,328 shares have been designated as Vsource Series 2-A Preferred, of which 367,336 are issued or outstanding, (y) 500,000 shares have been designated Series 3-A Convertible Preferred Stock (“Vsource Series 3-A Preferred”), of which no shares are issued or outstanding, and (z) 25,000 shares have been designated as Vsource Series 4-A Preferred (together with the Vsource Series 1-A, Series 2-A and Series 3-A Preferred, the “Vsource Preferred Stock”) of which 17,364 are issued or outstanding. Vsource Common Stock and the Vsource Preferred Stock shall be collectively referred to in this Agreement as “Vsource Capital Stock.” All outstanding shares of Vsource Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Vsource or any Contract to which Vsource is a party or by which it is bound. As of the date of this Agreement, there are 15,000 shares of Vsource Common Stock held in treasury by Vsource. Except as disclosed in Part 1.9 of the Vsource Disclosure Letter, there are no shares of Vsource Restricted Stock issued or outstanding. Each share of Vsource Series 1-A, 2-A, and 4-A Preferred is convertible into 0.378, 0.451 and 1,000 shares, respectively, of Vsource Common Stock (in each case, without accounting for or considering any liquidation preference).

(b) As of the close of business on March 31, 2003, (i) 27,394 shares of Vsource Common Stock are subject to issuance pursuant to outstanding options to purchase Vsource Common Stock under the Vsource 2000 Plan and all other outstanding Vsource options not issued pursuant to the Vsource 2001 Plan, (ii) 3,761,916 shares of Vsource Common Stock are subject to issuance pursuant to outstanding options to purchase Vsource Common Stock under the Vsource 2001 Plan, (iii) 367,497 shares of Vsource Common Stock are subject to issuance pursuant to outstanding warrants under the Vsource Warrant Agreements (together with the options set forth in clauses (i) and (ii) above, the “Vsource Options”), and (iv) 334,359 shares of Vsource Common Stock are reserved for future issuance under the Vsource ESPP. The transactions contemplated by this Agreement will not result in an increase in the number of shares issuable (a) under outstanding Vsource options, other than pursuant to Section 5.9 of this Agreement, and (b) under outstanding Vsource warrants, other than increasing the number of shares that may be purchased under the applicable Vsource Warrant Agreement to an amount obtained by multiplying the existing warrants by the Common Stock Exchange Ratio. Part 2.2(b) of the Vsource Disclosure Letter sets forth the following information with respect to each Vsource Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Vsource Common Stock subject to such Vsource Option; (iii) the exercise price of such Vsource Option; (iv) the date on which such Vsource Option was granted or assumed; (v) the vesting schedule of such Vsource Option, (vi) the date on which such Vsource Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, Vsource has made available to TEAM accurate and complete copies of (i) the Vsource 2000 and 2001 Plans; (ii) the Vsource ESPP; (iii) the Vsource Warrant Agreements; and (iv) the form of all stock option agreements evidencing Vsource Options. Other than the Vsource Options described in Part 2.2(b) of the Vsource Disclosure Letter, there are no options outstanding to purchase shares of Vsource Common Stock. All shares of Vsource Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, there are no Contracts of any character to which Vsource is bound obligating Vsource to accelerate the vesting of any Vsource Option as a result of the Merger. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, there are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Vsource or any of its subsidiaries, and any such stock appreciation, profit participating, “phantom stock,” or other similar plans or Contracts will terminate on or prior to the Closing.

(c) All outstanding shares of Vsource Common Stock, all outstanding Vsource Options, and all outstanding shares of capital stock of each subsidiary of Vsource have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3).

2.3 Obligations With Respect to Capital Stock. Except as described in Section 2.2(a) of this Agreement and in Parts 1.9 and 2.2(b) of the Vsource Disclosure Letter and Vsource Common Stock reserved for issuance upon conversion of the Vsource Preferred Stock or upon exercise or conversion of the Vsource Options, there are no equity securities, partnership interests or similar ownership interests of any class of Vsource equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Vsource owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Vsource that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Vsource, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.3 of the Vsource Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Vsource or any of its subsidiaries is a party or by which it is bound obligating Vsource or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Vsource or any of its subsidiaries or obligating Vsource or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Vsource nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Registration Rights Agreements listed on the Vsource Form 10-K for the year ended January 31, 2003, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” antitakeover plan or other agreement or understanding to which Vsource is a party or by which it is bound with respect to any equity security of any class of Vsource or with respect to any equity security, partnership interest or similar ownership interest of any class or any of its Subsidiaries. Stockholders of Vsource will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger, provided such stockholder complies with the requirements thereof.

2.4 Authority, Non-Contravention.

(a) Vsource has all requisite corporate power and authority to enter into this Agreement, the Vsource Stockholder Voting Agreements and the TEAM Stockholder Voting Agreements (collectively, the “Vsource Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Vsource Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vsource, subject only to the filing of the Certificate of Merger pursuant to Delaware Law and the approval by Vsource’s stockholders of this Agreement and the Merger (the “Vsource Proposal”). The affirmative vote of the holders of a majority of the aggregate outstanding shares of Vsource Common Stock and Vsource Preferred Stock (on an as-converted basis) is sufficient for Vsource’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Vsource is required in connection with the consummation of the transactions contemplated hereby. Each of the Vsource Transaction Documents has been duly executed and delivered by Vsource and, assuming the due execution and delivery by TEAM, Merger Sub, and the applicable TEAM stockholders, constitutes the valid and binding obligation of Vsource, enforceable against Vsource in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of the Vsource Transaction Documents by Vsource does not, and the performance of the Vsource Transaction Documents by Vsource will not, subject to obtaining approval of the Vsource Proposal and compliance with the requirements set forth in Section 2.4(c), (i) conflict with or violate the Vsource Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to Vsource or any of its subsidiaries or by which Vsource or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Vsource’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Vsource or any of its subsidiaries pursuant to, any Contract to which Vsource or any of its subsidiaries or its or any of their respective assets are bound or affected, except for any such breach, default, impairment, alteration, rights or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation. Part 2.4(b) of the Vsource Disclosure Letter list all consents, waivers and approvals under any of Vsource’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, that, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on, Vsource, TEAM or the Surviving Corporation as a result of the Merger.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Vsource or any of its subsidiaries in connection with the execution and delivery of this Agreement or the TEAM Stockholder Voting Agreements or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Vsource is qualified to do business, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the effectiveness of the Registration Statement (as defined in Section 2.17), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to or have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation.

2.5 SEC Filings; Vsource Financial Statements.

(a) Vsource has filed all certifications, forms, reports and documents required to be filed by Vsource with the SEC since January 1, 2003, and has made available to TEAM such forms, reports and documents in the form filed with the SEC. All such required certifications, forms, reports and documents, including those that Vsource may file subsequent to the date hereof, are referred to herein as the “Vsource SEC Reports.” As of their respective dates, the Vsource SEC Reports, (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Vsource SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Vsource SEC Report. None of Vsource’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Vsource SEC Reports (the “Vsource Financials”), including each Vsource SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules  and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q or 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of Vsource and its subsidiaries as at the respective dates thereof and the consolidated results of Vsource’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, or are subject to, normal and recurring year-end adjustments, which in the aggregate were or are not material. The balance sheet  of Vsource contained in Vsource SEC Reports as of January 31, 2003 is hereinafter referred to as the “Vsource Balance Sheet.” Except to the extent it would not be reasonably likely to have a Material Adverse Effect, the Vsource Balance Sheet reflects all indebtedness and other liabilities (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured) of Vsource and its subsidiaries as of the date of the Vsource Balance Sheet. Except as disclosed in the Vsource Financials, since the date of the Vsource Balance Sheet, neither Vsource nor any of its subsidiaries has incurred any indebtedness or other liabilities required under GAAP to be set forth on a balance sheet (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured), except for liabilities (i) incurred since the date of the Vsource Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Vsource has heretofore furnished to TEAM a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but which are required to be filed to agreements, documents or other instruments which previously had been filed by Vsource with the SEC pursuant to the Securities Act or the Exchange Act.

2.6 Absence of Certain Changes or Events. Since the date of the Vsource Balance Sheet, other than as set forth in Vsource SEC Reports filed after the date of the Vsource Balance Sheet and prior to the date hereof, there has not been (i) any Material Adverse Effect with respect to Vsource, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Vsource’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Vsource or any of its subsidiaries of any of Vsource’s or its subsidiaries’ capital stock or any other securities of Vsource or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their preexisting stock option or purchase agreements, (iii) any split, combination or reclassification of any of Vsource’s or any of its subsidiaries’ capital stock, (iv) other than as disclosed to TEAM by Vsource, any granting by Vsource or any of its subsidiaries of any increase in compensation or fringe benefits or payment, or any bonus to any of their directors or employees, in any case, in excess of 10 percent of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by Vsource or any of its subsidiaries of any increase in severance or termination pay or any entry by Vsource or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Vsource of the nature contemplated hereby, (vi) any material change or alteration in the policy of Vsource or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by Vsource or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by Vsource or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract, (ix) any material change by Vsource in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by Vsource or any of its subsidiaries of any of their material assets including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material changes in the ability of the officers of Vsource to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

2.7 Taxes.

(a) Except as would not be reasonably likely to have a Material Adverse Effect on Vsource, Vsource and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes (as defined below) required to be filed by or on behalf of Vsource and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and Vsource and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b) Vsource and each of its subsidiaries have withheld all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”) and other Taxes required to be withheld, and Vsource and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c) Neither Vsource nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Vsource or any of its subsidiaries, nor has Vsource or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Vsource or any of its subsidiaries by any Tax authority is presently in progress, nor has Vsource or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Vsource or any of its subsidiaries has been proposed formally or informally by any Tax authority to Vsource or any of its subsidiaries or any representative thereof.

(f) Neither Vsource nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Vsource Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Vsource, other than any liability for unpaid Taxes that may have accrued since the date of the Vsource Balance Sheet in connection with the operation of the business of Vsource and its subsidiaries in the ordinary course.

(g) There is no agreement, plan or arrangement to which Vsource or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Vsource or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Vsource or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither Vsource nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Vsource or its subsidiaries.

(i) Neither Vsource nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than among Vsource and its wholly-owned subsidiaries.

(j) Except as may be required as a result of the Merger, Vsource and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing, pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(k) None of Vsource’s or its subsidiaries’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(l) Vsource stock has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Vsource distributed any subsidiary corporation stock in a transaction qualifying under Section 355 of the Code within the last two years.

(m) Vsource is not aware of any fact, circumstance, plan or intention on the part of Vsource that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.8 Title and Operation of Properties.

(a) Part 2.8 of the Vsource Disclosure Letter lists all real property owned by Vsource or any of its subsidiaries and all real property leases to which Vsource or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $50,000, or provide for annual payments in excess of $50,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Vsource or any of its subsidiaries that is reasonably likely to have a Material Adverse Effect on Vsource.

(b) Vsource or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the Vsource Financials as being owned by Vsource or any of its subsidiaries and to all the property and assets acquired after the date thereof by Vsource or one of its subsidiaries which are material to Vsource (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Vsource Financials and except for encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such Vsource Financials and to all leasehold estates acquired after the date thereof by Vsource or one of its subsidiaries which are material to Vsource (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to Vsource’s knowledge, the lessor.

2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith, (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated throughout the world, (viii) all privacy, publicity and any similar or equivalent rights throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Vsource Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Vsource or one of its subsidiaries.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Vsource Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Vsource or one of its subsidiaries.

(a) No material Vsource Intellectual Property or product or service of Vsource or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by Vsource or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such Vsource Intellectual Property.

(b) Each material item of Vsource Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Vsource Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Vsource Registered Intellectual Property, except, in each case as would not materially adversely affect such item of Vsource Registered Intellectual Property.

(c) Vsource or one of its subsidiaries (i) owns or has license (sufficient for the conduct of its business as currently conducted) to each material item of Intellectual Property used in the business of Vsource and its subsidiaries and (ii) owns and has good and exclusive title to, or has an exclusive license, to each material item of Vsource Intellectual Property, free and clear of any material Encumbrance.

(d) Since January 1, 2002, neither Vsource nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Vsource Intellectual Property, to any third party.

(e) Part 2.9(e) of the Vsource Disclosure Letter lists all material contracts, licenses and agreements to which Vsource or its subsidiaries is a party, (i) with respect to material Vsource Intellectual Property licensed to any third party, or (ii) pursuant to which a third party licenses any material Intellectual Property to Vsource or any of its subsidiaries.

(f) To Vsource’s knowledge, the operation of the business of Vsource and its subsidiaries as such business currently is conducted, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Neither Vsource nor any of its subsidiaries has received notice from any third party that the operation of the business of Vsource or any of its subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of Vsource, no person is infringing or misappropriating any Vsource Intellectual Property nor has any person since January 1, 2002, infringed or misappropriated any material Vsource Intellectual Property.

2.10 Compliance with Laws.

(a) Neither Vsource nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to Vsource or any of its subsidiaries or by which Vsource or any of its subsidiaries or any of their respective properties is bound or affected. To Vsource’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Vsource or any of its subsidiaries against Vsource or any of its subsidiaries, nor, to Vsource’s knowledge has any Governmental Entity indicated an intention to conduct an investigation of Vsource or any of its subsidiaries. There is no currently effective Legal Requirement binding upon Vsource or any of its subsidiaries that has or could reasonably be expected to have a Material Adverse Effect on Vsource.

(b) Vsource and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Vsource and its subsidiaries as currently conducted (collectively, the “Vsource Permits”) and are in material compliance with the terms of the Vsource Permits, except where the failure to hold or be in compliance with such permit, license, variance, exemption, order or approval would not be reasonably likely to have a Material Adverse Effect on Vsource.

2.11 Litigation. Except for the litigation described in Part 2.11 of the Vsource Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Vsource, threatened against, relating to or affecting Vsource or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation following the Merger. All claims, suits, actions or proceedings required to be disclosed in Part 2.11 of the Vsource Disclosure Letter are covered by insurance (subject to applicable deductibles), the applicable insurers have been properly notified and no denial of coverage or reservation of rights by such insurers has occurred or been asserted. No Governmental Entity has at any time challenged or questioned in a writing delivered to Vsource or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of Vsource or any of its subsidiaries to conduct its business as currently conducted. Except for the litigation described in Part 2.11 of the Vsource Disclosure Letter, as of the date hereof, to the knowledge of Vsource, no event has occurred, and no claim, dispute or other condition or circumstance exists that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Vsource or any of its subsidiaries to seek indemnification from Vsource or such subsidiary.

2.12 Employee Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.12(a)(i) below (which definition shall apply only to Sections 2.12, 3.12 and 5.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with Vsource within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the Department of Labor;

(iv) “Employee” shall mean any current, former, or retired employee, officer, or director of TEAM or Vsource, as the case may be, or any Affiliate thereof, and, for purposes of Sections 2.12, 2.13, 3.12 and 3.13, the term Employee shall also include any current, former or retired employee of any other person as to whom TEAM or Vsource, as the case may be, or any Affiliate thereof, is a co-employer (“Co-Employee”);

(v) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between TEAM or Vsource, as the case may be, or any Affiliate thereof, and (i) any Employee, requiring annual or one-time payments in excess of $100,000, or (ii) any consultant requiring annual or one-time payments in excess of $100,000;

(vi) “Employee Plan” shall mean any plan, program, policy, practice, contracts, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by TEAM or Vsource, as the case may be, or any Affiliate thereof, for the benefit of any Employee (for the avoidance of doubt, “Employee Plan” does not include “Employee Agreements”);

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Vsource Employee Plan that has been adopted or maintained by Vsource or any of its Affiliates, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) that is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Part 2.12 of the Vsource Disclosure Letter contains an accurate and complete list of each Vsource Employee Plan. Neither Vsource nor any of its Affiliates have any plan or commitment to establish any new Vsource Employee Plan, to modify any Vsource Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Vsource Employee Plan or Employee Agreement to the requirements of any applicable law, including Rev. Proc. 2002-21, in each case as previously disclosed to TEAM in writing, or as required by this Agreement), or to enter into any Vsource Employee Plan or Employee Agreement.

(c) Documents. Vsource has provided to TEAM, (i) correct and complete copies of all documents embodying each Vsource Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Vsource Employee Plan, (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Vsource Employee Plan or related trust, (iv) if the Vsource Employee Plan is funded, the most recent annual and periodic accounting of Vsource Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Vsource Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Vsource Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL given or received since January 1, 2002, with respect to any Vsource Employee Plan, and (vii) all material written agreements and contracts relating to each Vsource Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

(d) Employee Plan Compliance

(i) Vsource or one of its Affiliates has performed in all material respects all obligations required to be performed by Vsource or its Affiliates under each Vsource Employee Plan. None of Vsource or its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each Vsource Employee Plan. Each Vsource Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Each Vsource Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Fund Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and no event has occurred that would materially adversely affect the status of such determination letter or the qualified status of such Plan.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Vsource Employee Plan.

(iv) There are no actions, suits or claims pending, or, to the knowledge of Vsource, threatened (other than routine claims for benefits) against any Vsource Employee Plan or against the assets of any Vsource Employee Plan.

(v) Each Vsource Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TEAM, Vsource or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

(vi) There are no audits, inquiries or proceedings pending by the IRS or DOL with respect to any Vsource Employee Plan, and neither Vsource nor any Affiliate has received any written notice from the IRS or DOL threatening any such audit, inquiry or proceeding.

(vii) Neither Vsource nor any Affiliate is subject to any penalty or tax with respect to any Vsource Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(viii) All contributions due from Vsource or any Affiliate with respect to any of the Vsource Employee Plans have been made as required under ERISA or have been accrued on the Vsource Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

(e) Pension Plans. Neither Vsource nor any Affiliate does now or has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer Plans. At no time has Vsource or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

(g) No Post-Employment Obligations. No Vsource Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and Vsource has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit Employees of Vsource or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Vsource, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA with respect to any of the Vsource’s Employee Plans, covered employees, or qualified beneficiaries.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Vsource Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Employment Matters. Vsource and each of its subsidiaries, (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws, (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or to Vsource’s knowledge, threatened or reasonably anticipated claims or actions against Vsource or any of its subsidiaries under any workers’ compensation policy or long-term disability policy. To Vsource’s knowledge, no Employee of Vsource or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Vsource or any of its subsidiaries and disclosing to Vsource or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

(k) Labor. No work stoppage or labor strike against Vsource or any of its subsidiaries is pending, or to Vsource’s knowledge, threatened. None of the directors and officers of Vsource has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Vsource, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Vsource. Neither Vsource nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Vsource nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by Vsource or any of its subsidiaries.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance within its terms and conditions and with the requirements prescribed by any and all Legal Requirements applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Vsource Balance Sheet. Except for applicable Legal Requirements, no condition exists that would prevent Vsource or TEAM from terminating or amending any International Employee Plan at any time for any reason.

(m) Application to Co-Employees. Neither Vsource nor any of its Affiliates currently have, or have had since June 30, 2001, any Co-Employees.

2.13 Environmental Matters. Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation, (i) no underground storage tanks, and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976 as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of Vsource or any of its subsidiaries or any affiliate of Vsource, or, to Vsource’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Vsource or any of its subsidiaries has at any time owned, operated, occupied or leased, (ii) neither Vsource nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (iii) neither Vsource nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.14 Certain Agreements. Except as filed by Vsource with the SEC prior to the date hereof, or listed in Part 2.14 of the Vsource Disclosure Letter, neither Vsource nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of Vsource’s Board of Directors, other than those that are terminable by Vsource or any of its subsidiaries on no more than thirty days’ notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit Vsource’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or that effectively limit Vsource’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or that would so limit Vsource or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

(e) any Contract currently in force relating to the disposition or acquisition by Vsource or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Vsource has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Vsource’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignments, or other similar Contracts entered into the ordinary course of business consistent with past practice;

(g) any Contract with any (i) officer, (ii) director, (iii) holder of 5 percent or more of the Vsource Capital Stock, or (iv) subsidiary, in any case of (i), (ii) and (iv), of Vsource or any subsidiary of Vsource;

(h) any executed but not fully-performed Contract providing for capital expenditures by Vsource or its subsidiaries in excess of $50,000;

(i) any Contract pursuant to which the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will constitute an event that will or may result in any material payment, acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits; or

(j) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on Vsource.

(k) The Contracts required to be disclosed in the Vsource Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 2.9 and any other “material contract” (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) of Vsource or any of its subsidiaries (collectively, the “Vsource Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be reasonably likely to have a Material Adverse Effect on Vsource. Except as disclosed in Part 2.14 of the Vsource Disclosure Letter, neither Vsource nor any of its subsidiaries, nor to Vsource’s knowledge, any other party thereto, is in material breach, violation or default thereunder, and neither Vsource nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted any of the terms or conditions of any Vsource Contract except for such breaches that would not be reasonably likely to have a Material Adverse Effect on Vsource.

2.15 Brokerage and Finders’ Fees. Neither Vsource nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.16 Insurance. Part 2.16 of the Vsource Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by Vsource or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as are reasonably sufficient for the conduct of the business of Vsource and its subsidiaries, including to cover the replacement cost of the fixed assets used in Vsource’s and its subsidiaries’ businesses, and all such policies and bonds (or substantially similar policies or bonds) have been in continual effect since January 1, 2001. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Vsource has not, and will not prior to the Effective Time, reach the coverage limit of any such policy or bond. All premiums due and payable under all such policies have been paid and Vsource and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Vsource, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The execution, delivery and performance of the Vsource Transaction Documents will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Vsource’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, cancellation of, or result a material premium increase to, any such policies or bonds. To the knowledge of Vsource, Vsource has reported to the applicable insurers all occurrences that may give rise to a claim under any such policies or bonds.

2.17 SEC Disclosure Documents. The information supplied by Vsource for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by TEAM with the SEC in connection with the issuance of TEAM Common Stock in the Merger (the “Registration Statement”) shall not at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Vsource for inclusion or incorporation by reference in the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the “Joint Proxy Statement/Prospectus”) shall not on the date the Joint Proxy Statement/Prospectus is mailed to Vsource’s and TEAM’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The proxy statement included in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to Vsource or any of its affiliates, officers or directors should be discovered by Vsource that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Vsource shall promptly inform TEAM. Notwithstanding the foregoing, Vsource makes no representation or warranty with respect to any information supplied by TEAM or Merger Sub that is contained in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of Vsource has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of, Vsource and its stockholders and has approved the Vsource Transaction Documents, and (ii), subject to Section 5.4, declared the advisability of the Merger and recommends that the stockholders of Vsource approve and adopt this Agreement and approve the Merger in accordance with the terms hereof.

2.19 Fairness Opinion. Vsource’s Board of Directors has received a written opinion from First Analysis Securities Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Common Stock Exchange Ratio is fair to Vsource’s common stockholders from a financial point of view, and has delivered to TEAM a copy of such opinion.

2.20 Delaware Law Section 203. The restrictions contained in Section 203 of Delaware General Corporation Law applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. To Vsource’s knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

2.21 Affiliates. Part 2.21 of the Vsource Disclosure Letter is a complete list of those persons who may be deemed to be, in Vsource’s reasonable judgment, affiliates of Vsource within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Vsource SEC Reports, since the date of Vsource’s last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Vsource Pursuant to item 404 of Regulation S-K promulgated by the SEC.

2.22 Cash Balance. As of the earlier of (i) immediately prior to the Effective Time, or (ii) October 31, 2003, Vsource and its wholly-owned subsidiaries shall collectively have an aggregate balance of at least $5,000,000 in immediately available funds in their bank accounts, which amount shall be unencumbered and not contractually reserved or committed for any purpose; except for $650,000 that secures Vsource’s obligations under its outstanding letters of credit, provided, however, that such $5,000,000 requirement shall be reduced by any amounts paid by Vsource to any of TEAM’s lenders prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF TEAM AND MERGER SUB

As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in TEAM’s (A) Annual Report on Form 10-K for the year ending December 28, 2002, or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled “risk factors,” “forward-looking statements” or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by TEAM to Vsource dated as of the date hereof (the “TEAM Disclosure Letter”) (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), TEAM and Merger Sub represent and warrant to Vsource as follows:

3.1 Organization of TEAM and Merger Sub.

(a) TEAM and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted. TEAM and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TEAM.

(b) Neither TEAM nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1(b) of the TEAM Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of TEAM. Part 3.1(b) also sets forth a list and the fair market value as of the date hereof any of such passive investments that have a fair market value as of the date hereof in excess of $250,000. Part 3.1(b) of the TEAM Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and TEAM’s direct or indirect equity interest therein. Neither TEAM nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3) under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither TEAM, nor any of its subsidiaries, has at any time been a general partner of any general partnership, limited partnership or other entity.

(c) TEAM has delivered or made available to Vsource a true and correct copy of the Certificate of Incorporation and Bylaws of TEAM and Merger Sub, and similar governing documents of each of their subsidiaries, each as amended to date (collectively, the “TEAM Charter Documents”), and each such instrument is in full force and effect. None of TEAM, Merger Sub or any of their subsidiaries is in violation of any of the provisions of the TEAM Charter Documents.

3.2 TEAM and Merger Sub Capitalization.

(a) The authorized capital stock of TEAM consists solely of (i) 45,000,000 shares of common stock, of which there were 8,236,698 shares issued and outstanding as of the close of business on April 17, 2003, (ii) 2,500,000 Class A Voting Preferred Shares, and (iii) 2,500,000 Class B Nonvoting Preferred Shares. Of the Class A Voting Preferred Shares, 125,000 shares have been designated Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares, of which 125,000 are issued and outstanding and an additional 8,240 shares are required to be issued as dividends upon approval of the TEAM Board of Directors. No other Class A or Class B Preferred Shares have been designated or issued. All outstanding shares of TEAM capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Code of Regulations of TEAM (prior to the reincorporation in Delaware) or the Certificate of Incorporation or Bylaws of TEAM (after the reincorporation in Delaware) or any Contract to which TEAM is a party or by which it is bound. As of the date of this Agreement, there are 2,552,702 shares of TEAM Common Stock held in treasury by TEAM. There are no shares of TEAM common stock that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares (“TEAM Restricted Stock”) may be forfeited or repurchased by TEAM upon any termination of the stockholder’s employment, directorship or other relationship with TEAM.

(b) As of the close of business on December 28, 2002, (i) an aggregate of 1,736,730 shares of TEAM common stock are subject to issuance, pursuant to outstanding options to purchase TEAM common stock under the TEAM 1996 Incentive Stock Plan (the “TEAM 1996 Plan”) and the TEAM 2000 Stock Option Plan (the “TEAM 2000 Plan”), and (iii) 2,809,628 shares of TEAM common stock are subject to issuance pursuant to outstanding warrants under (x) the Securities Purchase Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC, and Provident Financial Group, Inc. (1,629,628 warrants); (y) the Warrant Agreement associated with the Bridge Agreement, dated as of April 9, 2002, by and between TEAM Mucho, Inc. and Stonehenge Opportunity Fund, LLC (100,000 warrants); and (z) the Third Amendment to Credit Agreement, dated as of March 28, 2003, that amends the Credit Agreement dated as of December 28, 2000, by and among Team America, Inc., The Provident Bank, and The Huntington National Bank (1,080,000 warrants) (collectively, the “TEAM Warrant Agreements” and, together with the options set forth in clauses (i) and (ii) above, the “TEAM Options”). Other than the warrants issued to TEAM preferred stockholders which will be canceled in connection with the transactions contemplated by this Agreement, the transactions contemplated by this Agreement will not result in an increase in the number of shares issuable pursuant to any TEAM Option or TEAM Warrant Agreement. Part 3.2(b) of the TEAM Disclosure Letter sets forth the following information with respect to each TEAM Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of TEAM common stock subject to such TEAM Option; (iii) the exercise price of such TEAM Option; (iv) the date on which such TEAM Option was granted or assumed; (v) the vesting schedule of such TEAM Option, (vi) the date on which such TEAM Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. TEAM has made available to Vsource accurate and complete copies of (i) the TEAM 1996 and 2000 Plans; (ii) the TEAM Warrant Agreements; and (iii) the form of all stock option agreements evidencing TEAM Options. There are no options outstanding to purchase shares of TEAM common stock other than pursuant to the TEAM 1996 and 2000 Plans or the TEAM Warrant Agreements. All shares of TEAM common stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the TEAM Disclosure Letter, there are no Contracts of any character to which TEAM is bound obligating TEAM to accelerate the vesting of any TEAM Option as a result of the Merger. There are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to TEAM or any of its subsidiaries.

(c) All outstanding shares of TEAM Common Stock, all outstanding TEAM Options, and all outstanding shares of capital stock of each subsidiary of TEAM have been issued in compliance with (i) all securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

(d) The authorized capital stock of Merger Sub consists of shares of common stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held directly by TEAM. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries.

(e) Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(f) The TEAM Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

3.3 Obligations With Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of TEAM equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities TEAM owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of TEAM that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of TEAM, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which TEAM or any of its subsidiaries is a party or by which it is bound obligating TEAM or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of TEAM or any of its subsidiaries or obligating TEAM or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither TEAM nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Registration Rights Agreements listed on the TEAM Form 10-K for the year ended 2002, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” antitakeover plan or other agreement or understanding to which TEAM is a party or by which it is bound with respect to any equity security of any class of TEAM or with respect to any equity security, partnership interest or similar ownership interest of any class or any of its Subsidiaries. Stockholders of TEAM will be entitled to appraisal rights under Section 1701.85 of the Ohio Revised Code in connection with the merger of TEAM with and into TEAM Delaware, provided such stockholder complies with the requirements thereof.

3.4 Authority, Non-Contravention.

(a) TEAM has all requisite corporate power and authority to enter into this Agreement, the TEAM Stockholder Voting Agreements, the Vsource Stockholder Voting Agreement, the TEAM MOU, the TEAM Recap Agreement, the Bank Documents and the Financing Agreements (collectively, the “TEAM Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the TEAM Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TEAM and Merger Sub, subject only to:

(i) the execution and delivery of the Financing Agreements;

(ii) the approval by TEAM’s stockholders of the following:

(1) the recapitalization of TEAM pursuant to the TEAM Recap Agreement (the “Recap Proposal”), including, if necessary, an amendment to TEAM’s then-existing Articles of Incorporation to reflect the Recap Proposal,

(2) the reincorporation of TEAM as a Delaware corporation under the terms to be set forth  in the Joint Proxy Statement, including, without limitation, the change of the name of the corporation and the increase, if necessary in the number of authorized shares of common stock under TEAM’s Charter Documents to effect the transactions contemplated by this Agreement (the “Reincorporation Proposal”),

(3) the Merger and the issuance of shares of TEAM Common Stock by virtue of the Merger (the “Merger Proposal”),

(4) the grant of authority to the TEAM Board to amend its Charter Documents to implement a reverse stock split after the Effective Time under the terms to be set forth in the Joint Proxy Statement (the “Reverse Split Proposal”),

(5) the issuance to S. Cash Nickerson of TEAM stock or options under the terms and conditions of the Nickerson Term Sheet (the “Nickerson Proposal”), and

(6) the new Long Term Incentive Plan (as described in Section 5.13(a)) (the “LTIP Proposal” and, collectively with the proposals set forth in items (1) through (5) above, the “TEAM Proposals”);

(iii) the filing of the amendment to TEAM’s Articles of Incorporation pursuant to Ohio law in accordance with the TEAM Recap Agreement;

(iv) the filing of the Certificate of Merger pursuant to Ohio law and Delaware Law in connection with the reincorporation of TEAM as a Delaware corporation;

(v) the filing of the Certificate of Merger pursuant to Delaware Law in connection with the Merger;

(vi) the filing of the amendment to TEAM’s Certificate of Incorporation reflecting the reverse stock split; and

(vii) the filing of the amendments to TEAM Charter Documents to reflect the applicable changes in the name of the corporation.

(b) Each of the TEAM Transaction Documents has been (or, with respect to the TEAM Recap Agreement and the Financing Agreements, will be) duly executed and delivered by TEAM and, assuming the due execution and delivery by Vsource and the applicable Vsource stockholders, constitutes (or will constitute) the valid and binding obligation of TEAM, enforceable against TEAM in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Except for the affirmative vote of the holders of shares of TEAM Common Stock and TEAM Preferred Stock as set forth below, no other approval of any holder of any securities of TEAM is required in connection with the consummation of the transactions contemplated hereby:

(i) Recap Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors and affirmative vote of a majority of shares of Class A Voting Preferred Shares.

(ii) Reincorporation Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors.

(iii) Merger Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(iv) Reverse Split Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors.

(v) Nickerson Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(vi) LTIP Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(c) The execution and delivery of the TEAM Transaction Documents by TEAM does not, and the performance of the TEAM Transaction Documents by TEAM will not, subject to obtaining the approval of the TEAM Proposals and compliance with the requirements set forth in Section 3.4(d), (i) conflict with or violate the TEAM Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to TEAM or any of its subsidiaries or by which TEAM or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TEAM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of TEAM or any of its subsidiaries pursuant to, any Contract to which TEAM or any of its subsidiaries or its or any of their respective assets are bound or affected, except for any such breach, default, impairment, alteration, rights or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation. Part 3.4(c) of the TEAM Disclosure Letter list all consents, waivers and approvals under any of TEAM’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, that, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on TEAM, Vsource or the Surviving Corporation as a result of the Merger.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person, is required to be obtained or made by TEAM or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Vsource Stockholder Voting Agreements or the consummation of the Merger, except for (i) the filings referred to in sub-section (a) above with the respective offices of the Secretaries of State of Delaware and Ohio and appropriate documents with the relevant authorities of other states in which TEAM is qualified to do business, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to or have a Material Adverse Effect on TEAM, Vsource or the Surviving Corporation.

3.5 SEC Filings; TEAM Financial Statements.

(a) TEAM has filed all certifications, forms, reports and documents required to be filed by TEAM with the SEC since January 1, 2003 and has made available to TEAM such forms, reports and documents in the form filed with the SEC. All such required certifications, forms, reports and documents including those that TEAM may file subsequent to the date hereof) are referred to herein as the “TEAM SEC Reports.” As of their respective dates, the TEAM SEC Reports, (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TEAM SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed TEAM SEC Report. None of TEAM’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the TEAM SEC Reports (the “TEAM Financials”), including each TEAM SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of TEAM and its subsidiaries as at the respective dates thereof and the consolidated results of TEAM’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, or are subject to, normal and recurring year-end adjustments, which in the aggregate were or are not material. The balance sheet of TEAM contained in TEAM SEC Reports as of December 28, 2002 is hereinafter referred to as the “TEAM Balance Sheet.” Except to the extent it would not be reasonably likely to have a Material Adverse Effect, the TEAM Balance Sheet reflects all indebtedness and other liabilities (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured) of TEAM and its subsidiaries as of the date of the TEAM Balance Sheet. Except as disclosed in the TEAM Financials, since the date of the TEAM Balance Sheet, neither TEAM nor any of its subsidiaries has incurred any indebtedness or other liabilities required under GAAP to be set forth on a balance sheet (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured), except for liabilities (i) incurred since the date of the TEAM Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) TEAM has heretofore furnished to Vsource a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but which are required to be filed to agreements, documents or other instruments which previously had been filed by TEAM with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Since the date of the TEAM Balance Sheet, other than as set forth in TEAM SEC Reports filed after the date of the TEAM Balance Sheet and prior to the date hereof, there has not been (i) any Material Adverse Effect with respect to TEAM, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of TEAM’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by TEAM or any of its subsidiaries of any of TEAM’s or its subsidiaries’ capital stock or any other securities of TEAM or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their preexisting stock option or purchase agreements, (iii) any split, combination or reclassification of any of TEAM’s or any of its subsidiaries’ capital stock, (iv) any granting by TEAM or any of its subsidiaries of any increase in compensation or fringe benefits or payment, or any bonus to any of their directors or employees, in any case, in excess of 10 percent of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by TEAM or any of its subsidiaries of any increase in severance or termination pay or any entry by TEAM or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving TEAM of the nature contemplated hereby, (vi) any material change or alteration in the policy of TEAM or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by TEAM or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by TEAM or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract, (ix) any material change by TEAM in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by TEAM or any of its subsidiaries of any of their material assets including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material changes in the ability of the officers of TEAM to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

3.7 Taxes.

(a) Except and as would not be reasonably likely to have a Material Adverse Effect on TEAM, TEAM and each of its subsidiaries have timely filed all federal, state, local and foreign Returns relating to Taxes required to be filed by or on behalf of TEAM and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and TEAM and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b) TEAM and each of its subsidiaries have withheld all federal and state income Taxes, Taxes pursuant to FICA and other Taxes required to be withheld, and TEAM and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c) Neither TEAM nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against TEAM or any of its subsidiaries, nor has TEAM or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of TEAM or any of its subsidiaries by any Tax authority is presently in progress, nor has TEAM or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by TEAM or any of its subsidiaries has been proposed formally or informally by any Tax authority to TEAM or any of its subsidiaries or any representative thereof.

(f) Neither TEAM nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the TEAM Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to TEAM, other than any liability for unpaid Taxes that may have accrued since the date of the TEAM Balance Sheet in connection with the operation of the business of TEAM and its subsidiaries in the ordinary course.

(g) There is no agreement, plan or arrangement to which TEAM or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of TEAM or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which TEAM or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither TEAM nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by TEAM or its subsidiaries.

(i) Neither TEAM nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than among TEAM and its wholly-owned subsidiaries.

(j) Except as may be required as a result of the Merger, TEAM and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing, pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(k) None of TEAM’s or its subsidiaries’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(l) TEAM stock has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has TEAM distributed any subsidiary corporation stock in a transaction qualifying under Section 355 of the Code within the last two years.

(m) TEAM is not aware of any fact, circumstance, plan or intention on the part of TEAM that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

3.8 Title and Operation of Properties.

(a) Part 3.8 of the TEAM Disclosure Letter lists all real property owned by TEAM or any of its subsidiaries and all real property leases to which TEAM or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $50,000, or provide for annual payments in excess of $50,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against TEAM or any of its subsidiaries that is reasonably likely to have a Material Adverse Effect on TEAM.

(b) TEAM or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the TEAM Financials as being owned by TEAM or any of its subsidiaries and to all the property and assets acquired after the date thereof by TEAM or one of its subsidiaries that are material to TEAM (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the TEAM Financials and except for encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such TEAM Financials and to all leasehold estates acquired after the date thereof by TEAM or one of its subsidiaries that are material to TEAM (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to TEAM’s knowledge, the lessor.

3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“TEAM Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, TEAM or one of its subsidiaries.

“TEAM Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, TEAM or one of its subsidiaries.

(a) No material TEAM Intellectual Property or product or service of TEAM or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by TEAM or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such TEAM Intellectual Property.

(b) Each material item of TEAM Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such TEAM Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such TEAM Registered Intellectual Property, except, in each case as would not materially adversely affect such item of TEAM Registered Intellectual Property.

(c) TEAM or one of its subsidiaries, (i) owns or has license (sufficient for the conduct of its business as currently conducted) to each material item of Intellectual Property used in the business of TEAM and its subsidiaries, and (ii) owns and has good and exclusive title to, or has an exclusive license to, each material item of TEAM Intellectual Property, free and clear of any material Encumbrance.

(d) Since January 1, 2002, neither TEAM nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material TEAM Intellectual Property, to any third party.

(e) Part 3.9(e) of the TEAM Disclosure Letter lists all material contracts, licenses and agreements to which TEAM or its subsidiaries is a party, (i) with respect to material TEAM Intellectual Property licensed to any third party, or (ii) pursuant to which a third party licenses any material Intellectual Property to TEAM or any of its subsidiaries.

(f) To TEAM’s knowledge, the operation of the business of TEAM and its subsidiaries as such business currently is conducted does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Neither TEAM nor any of its subsidiaries has received notice from any third party that the operation of the business of TEAM or any of its subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of TEAM, no person is infringing or misappropriating any TEAM Intellectual Property nor has any person since January 1, 2002, infringed or misappropriated any TEAM Intellectual Property.

3.10 Compliance with Laws.

(a) Neither TEAM nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to TEAM or any of its subsidiaries or by which TEAM or any of its subsidiaries or any of their respective properties is bound or affected. To TEAM’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to TEAM or any of its subsidiaries against TEAM or any of its subsidiaries, nor, to TEAM’s knowledge has any Governmental Entity indicated an intention to conduct an investigation of TEAM or any of its subsidiaries. There is no currently effective Legal Requirement binding upon TEAM or any of its subsidiaries that has or could reasonably be expected to have a Material Adverse Effect on TEAM.

(b) TEAM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of TEAM and its subsidiaries as currently conducted (collectively, the “TEAM Permits”) and are in material compliance with the terms of the TEAM Permits, except where the failure to hold or be in compliance with such permit, license, variance, exemption, order or approval would not be reasonably likely to have a Material Adverse Effect on TEAM.

3.11 Litigation. Except as set forth in Part 3.11 of the TEAM Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of TEAM, threatened against, relating to or affecting TEAM or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on TEAM, Merger Sub or the Surviving Corporation following the Merger. All claims, suits, actions or proceedings required to be disclosed in Part 3.11 of the TEAM Disclosure Letter are covered by insurance (subject to applicable deductibles), the applicable insurers have been properly notified and no denial of coverage or reservation of rights by such insurers has occurred or been asserted. No Governmental Entity has at any time challenged or questioned in a writing delivered to TEAM or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of TEAM or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, to the knowledge of TEAM, no event has occurred, and no claim, dispute or other condition or circumstance exists that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of TEAM or any of its subsidiaries to seek indemnification from TEAM or such subsidiary.

3.12 Employee Benefit Plans.

(a) Schedule. Part 3.12 of the TEAM Disclosure Letter contains an accurate and complete list of each TEAM Employee Plan. Other than the LTIP, neither TEAM nor any of its Affiliates have any plan or commitment to establish any new TEAM Employee Plan, to modify any TEAM Employee Plan or TEAM Employee Agreement (except to the extent required by law or to conform any such TEAM Employee Plan, or TEAM Employee Agreement to the requirements of any applicable law, including Rev. Proc. 2002-21, in each case as previously disclosed to Vsource in writing, or as required by this Agreement), or to enter into any TEAM Employee Plan or TEAM Employee Agreement.

(b) Documents. TEAM has provided to Vsource, (i) correct and complete copies of all documents embodying each TEAM Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each TEAM Employee Plan, (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each TEAM Employee Plan or related trust, (iv) if the TEAM Employee Plan is funded, the most recent annual and periodic accounting of TEAM Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each TEAM Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to TEAM Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL given or received since January 1, 2002 with respect to any TEAM Employee Plan, and (vii) all material written agreements and contracts relating to each TEAM Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

(c) Employee Plan Compliance

(i) TEAM or one of its Affiliates has performed in all material respects all obligations required to be performed by TEAM or its Affiliates under each TEAM Employee Plan. None of TEAM or its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each TEAM Employee Plan. Each TEAM Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Each TEAM Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Fund Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and no event has occurred that would materially adversely affect the status of such determination letter or the qualified status of such Plan.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any TEAM Employee Plan.

(iv) There are no actions, suits or claims pending, or, to the knowledge of TEAM, threatened (other than routine claims for benefits) against any TEAM Employee Plan or against the assets of any TEAM Employee Plan.

(v) Each TEAM Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TEAM or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

(vi) There are no audits, inquiries or proceedings pending by the IRS or DOL with respect to any TEAM Employee Plan, and neither TEAM nor any Affiliate has received any written notice from the IRS or DOL threatening any such audit, inquiry or proceeding.

(vii) Neither TEAM nor any Affiliate is subject to any penalty or tax with respect to any TEAM Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(viii) All contributions due from TEAM or any Affiliate with respect to any of the TEAM Employee Plans have been made as required under ERISA or have been accrued on the TEAM Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

(d) Pension Plans. Neither TEAM nor any Affiliate does now or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(e) Multiemployer Plans. At no time has TEAM or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

(f) No Post-Employment Obligations. No TEAM Employee Plan or TEAM Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and TEAM has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(g) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit Employees of TEAM or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect TEAM, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the TEAM’s Employee Plans, covered employees, or qualified beneficiaries.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event, under any TEAM Employee Plan, Employee Agreement, trust or loan, that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) Employment Matters. TEAM and each of its subsidiaries, (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws, (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or to TEAM’s knowledge, threatened or reasonably anticipated claims or actions against TEAM or any of its subsidiaries under any workers’ compensation policy or long-term disability policy. To TEAM’s knowledge, no Employee of TEAM or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by TEAM or any of its subsidiaries and disclosing to TEAM or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

(j) Labor. No work stoppage or labor strike against TEAM or any of its subsidiaries is pending, or to TEAM’s knowledge, threatened. None of the directors and officers of TEAM has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of TEAM, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on TEAM. Neither TEAM nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither TEAM nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by TEAM or any of its subsidiaries.

(k) International Employee Plan. TEAM has no International Employee Plans.

3.13 Environmental Matters.

Except as would not be reasonably likely to have individually, or in the aggregate, a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation, (i) no underground storage tanks, and no amount of any Hazardous Material are present as a result of the actions of TEAM or any of its subsidiaries or any affiliate of TEAM, or to TEAM’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that TEAM or any of its subsidiaries has at any time owned, operated, occupied or leased, (ii) neither TEAM nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (iii) neither TEAM nor any of its subsidiaries has engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

3.14 Certain Agreements. Neither TEAM nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of TEAM’s Board of Directors, other than those that are terminable by TEAM or any of its subsidiaries on no more than thirty days’ notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit TEAM’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or that effectively limit TEAM’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or that would so limit TEAM or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

(e) any Contract currently in force relating to the disposition or acquisition by TEAM or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which TEAM has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than TEAM’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignments, or other similar Contracts entered into the ordinary course of business consistent with past practice;

(g) any Contract with any (i) officer, (ii) director, (iii) holder of 5 percent or more of the capital stock of TEAM, or (iv) subsidiary, in any case of (i), (ii) and (iv), of TEAM or any subsidiary of TEAM;

(h) any executed but not fully-performed Contract providing for capital expenditures by TEAM or its subsidiaries in excess of $50,000;

(i) any Contract pursuant to which the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will constitute an event that will or may result in any material payment, acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits; or

(j) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on TEAM.

(k) The Contracts required to be disclosed in the TEAM Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 3.9 and any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of TEAM or any of its subsidiaries (collectively “TEAM Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be reasonably likely to have a Material Adverse Effect on TEAM. Neither TEAM nor any of its subsidiaries, nor to TEAM’s knowledge, any other party thereto, is in material breach, violation or default thereunder, and neither TEAM nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted any of the terms or conditions of any TEAM Contract except for such breaches that would not be reasonably likely to have a Material Adverse Effect on TEAM.

3.15 Brokers and Finders’ Fees. Neither TEAM nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.16 Insurance.

(a) Part 3.16 of the TEAM Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by TEAM or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as are reasonably sufficient for the conduct of the business of TEAM and its subsidiaries, including to cover the replacement cost of the fixed assets used in TEAM’s and its subsidiaries’ businesses, and all such policies and bonds (or substantially similar policies and bonds) have been in continual effect since January 1, 2001. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. TEAM has not, and will not prior to the Effective Time, reach the coverage limit of any such policy or bond. All premiums due and payable under all such policies have been paid and TEAM and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of TEAM, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The execution, delivery and performance of the TEAM Transaction Documents will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TEAM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, cancellation of, or result in a material premium increase to, any such policies or bonds. TEAM has reported to the applicable insurers all occurrences that, in TEAM’s reasonable judgment, may give rise to a claim under any such policies or bonds.

(b) TEAM has obtained coverage for third-party workers’ compensation insurance with respect to TEAM and each of its subsidiaries in every jurisdiction where such coverage is required. Except as disclosed in Part 3.16(b) of the TEAM Disclosure Letter, there have been no workers compensation claims that are not covered by insurance against TEAM or any of its subsidiaries, or to TEAM’s knowledge, any of TEAM’s clients, arising from occurrences on or after January 1, 2003. Any incurred-but-not-reported workers compensation claims individually or in the aggregate arising after January 1, 2003 will not have a Material Adverse Effect on TEAM.

(c) TEAM’s reserves for workers’ compensation under its loss sensitive programs for the period October 1, 1999, through December 31, 2002 have been calculated using actual claims data provided by TEAM’s insurance carriers, and applying loss development factors estimated using information such as nationwide loss ratios and historic company data. TEAM’s current workers’ compensation reserves are such that an increase in actual workers’ compensation expense would not have a Material Adverse Effect on TEAM.

3.17 SEC Disclosure Documents. The information supplied by TEAM for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by TEAM with the SEC in connection with the issuance of TEAM Common Stock in the Merger shall not at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by TEAM for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not on the date the Joint Proxy Statement/Prospectus is mailed to TEAM’s and Merger Sub’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The proxy statement included in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to TEAM or any of its affiliates, officers or directors should be discovered by TEAM that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, TEAM shall promptly inform Vsource. Notwithstanding the foregoing, TEAM makes no representation or warranty with respect to any information supplied by Vsource that is contained in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of TEAM has, as of the date of this Agreement,  (i) determined that the Merger is fair to, and in the best interests of, TEAM and its stockholders, and has approved the TEAM Transaction Documents, and (ii) declared the advisability of the Merger and recommends that the stockholders of TEAM approve and adopt this Agreement and approve the Merger in accordance with the terms hereof.

3.19 Takeover Statutes. Assuming the approval of the TEAM Proposals by the TEAM stockholders in accordance with the provisions of Section 3.4(b) of this Agreement, no Ohio Takeover Statute shall prohibit the consummation of the Merger or the other transactions contemplated hereby. The restrictions contained in Section 203 of Delaware General Corporation Law applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. To TEAM’s knowledge, no other Takeover Statute applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE IV

COVENANTS OF VSOURCE AND TEAM

4.1 Conduct of Business. Except as expressly contemplated by this Agreement or as set forth in Part 4.1 of the Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Vsource and TEAM and each of their respective subsidiaries shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts (other than unsecured trade debt that it will pay consistent with past practice or debt subject to the TEAM Recap Agreement which will be treated in accordance with that Agreement) and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with whom it has business dealings. In addition, each party will promptly notify the other party of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing except as expressly contemplated by this Agreement, or except as set forth in Part 4.1 of the Disclosure Letter, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither party shall do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options or restricted stock; or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to the other party, or adopt any new severance plan;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Intellectual Property, other than non exclusive licenses in the ordinary course of business and consistent with past practice;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of itself or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship of any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery or sale of (i) shares of Vsource or TEAM common stock pursuant to the exercise of Vsource or TEAM Options, respectively, outstanding on the date hereof, (ii) shares of Vsource Common Stock issuable to participants in the Vsource ESPP consistent with the terms thereof and (iii) shares of Vsource and TEAM common stock pursuant to the exercise of rights under the TEAM Warrant Agreements or the Vsource Warrant Agreements outstanding on the date hereof; provided, however, that TEAM may enter into the TEAM Recap Agreement consistent with the terms and conditions set forth in the TEAM MOU and in accordance with Section 5.16(c) herein;

(g) Cause, permit or propose any amendments to its Charter Documents (or similar governing instruments of any of its subsidiaries) other than as contemplated by this Agreement;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to its business or that of its subsidiaries;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it or any of its subsidiaries; enter into any “keep well” or other Contract to maintain any financial statement condition; or enter into any arrangement having the economic effect of any of the foregoing other than the daily book overdrafts related to the timing of cash receipts and payments consistent with past practice; provided, however, that TEAM may enter into the Financing Agreements consistent with the terms and conditions set forth in the Bank Documents and in accordance with Section 5.16(c) herein;

(k) Adopt or amend (other than any amendment required by law or regulation) any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; provided, however, that TEAM may enter into the Nickerson Employment Agreement consistent with the terms and conditions set forth on the term sheet attached hereto as Exhibit G (the “Nickerson Term Sheet”) and in accordance with Section 5.16(c) herein;

(l) Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to the other party;

(m) Materially modify, amend or terminate any Contract or other material Contract to which it or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

(n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(o) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(p) Take any action that would cause any representation or warranty to become untrue or inaccurate; or

(q) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statement; Registration Statement; Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, Vsource and TEAM will prepare and file with the SEC the Joint Proxy Statement, and TEAM will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus; provided, however, that neither TEAM nor Vsource shall be required to make any such filing until the Financing Agreements and the TEAM Recap Agreement have been executed by the parties thereto and Vsource shall not be required to make any such filing until TEAM has complied with the covenants contained in Section 5.17. Each of Vsource and TEAM will respond to any comments of the SEC; will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and will cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Vsource and TEAM will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Vsource and TEAM each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 5.1.

(b) No amendment or supplement to the Joint Proxy Statement or Registration Statement will be made by Vsource or TEAM without the approval of the other party, which approval will not be unreasonably withheld or delayed. Each of Vsource and TEAM will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Joint Proxy Statement, the Registration Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, a nd the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement or any Other Filing. Each of Vsource and TEAM will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filing, TEAM or Vsource, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, or mailing to stockholders of TEAM or Vsource, such amendment or supplement.

(c) The Joint Proxy Statement will include (x) the unanimous recommendation of the TEAM Board o

f Directors in favor of the TEAM Proposals (except that notwithstanding anything to the contrary contained in this Agreement, the TEAM Board may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal (as defined in Section 5.4 of this Agreement) to the extent that the TEAM Board determines, in good faith, after consultation with, and with the advice of, outside legal counsel, that such action is necessary for the TEAM Board to comply with its fiduciary duties to its stockholders under applicable law) and (y) the unanimous recommendation of the Vsource Board of Directors in favor of the Vsource Proposal (except that notwithstanding anything to the contrary contained in this Agreement, the Vsource Board may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal (as defined in Section 5.4 of this Agreement) to the extent that the Vsource Board determines, in good faith, after consultation with, and with the advice of, outside legal counsel, that such action is necessary for the Vsource Board to comply with its fiduciary duties to its stockholders under applicable law).

5.2 Meetings of Stockholders.

(a) Promptly after the date hereof, TEAM will take all action necessary in accordance with applicable law and the TEAM Charter Documents, to convene and hold the TEAM stockholders’ meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the TEAM Proposals. Unless the TEAM Board withdraws, modifies or refrains from making the recommendation set forth in Section 5.1(c) or recommends a Superior Proposal in accordance with Section 5.1(c), TEAM will use its reasonable best efforts to solicit from its stockholders proxies in favor of the TEAM Proposals and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the NASD or applicable law.

(b) Promptly after the date hereof, Vsource will take all action necessary in accordance with applicable law and the Vsource Charter Documents, to convene and hold the Vsource stockholders’ meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Vsource Proposal. Unless the Vsource Board withdraws, modifies or refrains from making the recommendation set forth in Section 5.1(c) or recommends a Superior Proposal, either in accordance with Section 5.1(c), Vsource will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Vsource Proposal and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals.

5.3 Confidentiality; Access to Information.

(a) Confidentiality Agreement. The parties acknowledge that Vsource and TEAM have previously executed a Confidentiality Agreement, dated as of January 7, 2003. TEAM and Vsource agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Vsource will afford TEAM and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Vsource during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Vsource, as TEAM may reasonably request. TEAM will afford Vsource and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of TEAM during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of TEAM as Vsource may reasonably request. Each party will instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. No information or knowledge obtained in any investigation pursuant to this Section 5.3 by either TEAM or Vsource in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained in this Agreement.

5.4 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, TEAM and Vsource and their subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment bank, attorney or other advisor or representative (collectively “Representatives”) retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any proposals that constitute, or could reasonably be expected to result in, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation pursuant to a tender offer) or similar transaction or series of transactions involving TEAM or Vsource, respectively, other than the transactions contemplated by this Agreement (any of the foregoing proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that nothing in this Agreement shall prevent TEAM or its Board of Directors or Vsource or its Board of Directors or its Representatives from furnishing nonpublic information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by TEAM or Vsource after the execution of this Agreement from a person or entity whose initial contact with TEAM or Vsource may have been solicited by TEAM or Vsource, respectively, prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of TEAM or Vsource, respectively, if and only to the extent that (1) the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, concludes in good faith, after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), (2) the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, determines in good faith, after consultation with, and the advice of, its outside legal counsel that such action is required in order for the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, to comply with its fiduciary obligations to its stockholders under applicable law, and (3) prior to furnishing any such nonpublic information to, or entering into any such discussions, with such person or group, receives from such person or group an executed confidentiality agreement containing terms no less favorable that those contained in the Confidentiality Agreement. A “Superior Proposal” means a bona fide, written Acquisition Proposal for all of the outstanding capital stock of TEAM or Vsource, as the case may be (the “Target”), that is on terms which a majority of the Target’s Board of Directors determines in good faith (after consultation with a financial advisor and taking into account all the terms and conditions of the Acquisition Proposal) (i) would result in a transaction, if consummated, that would be more favorable to the Target and its stockholders (in their capacities as stockholders) from a financial point of view (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposed and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of the other party prior to the end of the three business-day-period referred below) and (ii) is reasonably capable of being consummated, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Target’s Board of Directors, reasonably capable of being financed by the person making such Acquisition Proposal; provided, however, that before accepting or recommending any Acquisition Proposal (including a Superior Proposal) the Target must provide the other party to this Agreement with at least three business days notice of its intention to accept such Acquisition Proposal, specifying the material terms and conditions of the Acquisition Proposal and identity of the person making the Acquisition Proposal.

(b) Nothing contained in this Agreement shall prohibit TEAM or its Board of Directors or Vsource or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(c) TEAM and Vsource agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal.

(d) TEAM and Vsource shall notify the other party promptly (but in no event later than the next business day) after receipt of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records or any request for a waiver or release under any standstill or similar agreement, by any person that has made an Acquisition Proposal. The notice shall indicate the terms and conditions of the proposal or request and the identity of the person making such proposal or request. Each of TEAM and Vsource, as the case may be, shall keep the other party informed, on a reasonably current basis, of the status (including amendments or proposed amendments) of any Acquisition Proposal or request.

5.5 Public Disclosure. TEAM and Vsource will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the National Association of Securities Dealers, Inc. (“NASD”) and the Nasdaq SmallCap Market System. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Requirements. Each of TEAM, Merger Sub and Vsource will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted thereby) necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirement imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. TEAM will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable to the issuance of shares of TEAM Common Stock pursuant hereto. Vsource will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the issuance of shares of TEAM Common Stock pursuant hereto. Each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Notwithstanding the foregoing, the parties acknowledge that Vsource is not required to purchase the Provident debt under the Provident Documents, and that any failure by Vsource to do so will not be a breach of this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, TEAM and Vsource will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 Notification of Certain Matters. Each of Vsource and TEAM will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Vsource, TEAM or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Vsource shall give prompt notice to TEAM of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Vsource to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. TEAM shall give prompt notice to Vsource of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of TEAM or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.9 Vsource Options and ESPP.

(a) 2000 Plan. TEAM shall not assume, nor shall Vsource take any action to cause TEAM to assume, the Vsource 2000 Plan or any options issued under the Vsource 2000 Plan (the “Vsource 2000 Options”). All Vsource 2000 Options shall be treated in accordance with the second to last sentence of Section 11(b) of the Vsource 2000 Plan.

(b) 2001 Plan. At the Effective Time, TEAM shall assume the Vsource 2001 Plan and any options issued under the Vsource 2001 Plan (the “Vsource 2001 Options”) and the Board of Directors of TEAM shall become the Plan Administrator, as such term is defined in the Vsource 2001 Plan. At the Effective Time, the Plan Administrator shall take all necessary actions to implement the adjustment mechanisms contained in Article I, Section V(C) of the 2001 Plan to provide that each Vsource 2001 Option will continue to have, and be subject to, substantially the same terms and conditions set forth in the Vsource 2001 Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Vsource 2001 Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of TEAM Common Stock equal to the product of the number of shares of Vsource Common Stock that were issuable upon exercise of such Vsource 2001 Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of TEAM Common Stock and (ii) the per share exercise price for the shares of TEAM Common Stock issuable upon exercise of such Vsource 2001 Option will be equal to the quotient determined by dividing the exercise price per share of Vsource Common Stock at which such Vsource 2001 Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Vsource or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Vsource 2001 Options after the Effective Time.

(c) ESPP. Vsource shall take all necessary actions to provide that on July 6, 2003, (i) Vsource’s Employee Stock Purchase Plan (the “ESPP”) shall be suspended, and (ii) all payroll deductions related to the ESPP shall be suspended and all amounts allocated to each participant’s account under the ESPP shall be used to purchase common shares of Vsource pursuant to the terms of the ESPP and all unused amounts shall be refunded to such participant, without interest.

(d) Warrants. Each Vsource Warrant Agreement in effect immediately prior to the Effective Time shall remain and continue in full force and effect following the Effective Time in accordance with its terms and conditions.

(e) Reservation of Shares. TEAM will reserve sufficient shares of TEAM Common Stock for issuance under Section 5.10 and under Section 1.6 hereof.

5.10 Form S-8. TEAM will file a registration statement on Form S-8 for the shares of TEAM Common Stock issuable with respect to Vsource 2001 Options as soon as is reasonably practicable after the Effective Time and will maintain the effectiveness of such registration statement on a basis comparable to registration statements applicable to other outstanding stock options of TEAM.

5.11 Indemnification.

(a) From and after the Effective Time, TEAM will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of TEAM and Vsource pursuant to any indemnification obligations of TEAM or Vsource with respect to each of its respective directors and officers prior to the Effective Time (all TEAM and Vsource directors and officers are referred to herein as the “Indemnified Parties”) and any indemnification provisions under TEAM’s or Vsource’s Charter Documents as in effect on the date hereof, in each case subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Vsource as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Vsource, unless such modification is required by law.

(b) For a period of six years after the Effective Time, TEAM will, and will cause the Surviving Corporation to, maintain in effect, if available, directors and officers liability insurance covering those persons who are currently covered by TEAM’s and Vsource’s directors and officers liability insurance policy on terms comparable to the most favorable terms applicable to the current directors and officers of TEAM and Vsource for all events occurring prior to the Effective Time; provided, however, that in no event will TEAM or the Surviving Corporation be required to expend in excess of 200% of the annual aggregate premium currently paid by TEAM and Vsource for such coverage (or such coverage as is available for such 200% of such annual premium).

(c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit TEAM, Vsource, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and TEAM, and shall be enforceable by the Indemnified Parties.

5.12 Nasdaq Listing. As soon as practicable after the execution of this Agreement, TEAM and Vsource will cooperate in the preparation and filing of an application for listing on the Nasdaq SmallCap Market the shares of TEAM Common Stock currently issued and outstanding and the shares of TEAM Common Stock to be issued, and those required to be reserved for issuance, in connection with the Merger. TEAM shall continue the inclusion of TEAM Common Stock on the Nasdaq SmallCap Market until the Effective Time.

5.13 Certain Employee Benefits.

(a) As soon as practicable after the execution of this Agreement, TEAM and Vsource shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for the employees of TEAM, Vsource and their Affiliates following the Merger. As soon as practicable after the execution of this Agreement, TEAM and Vsource shall confer and work together in good faith to agree upon a mutually acceptable Long Term Incentive Plan (the “LTIP”) for TEAM and Vsource employees upon the consummation of the Merger, that shall have available for grants and awards under the LTIP of up to 22% of the common stock issued and outstanding from time to time of TEAM following the Merger (less any options outstanding under TEAM’s Option Plans and the Vsource 2001 Option Plan).

(b) With respect to matters described in this Section 5.13, TEAM and Vsource will use all reasonable efforts to consult with each other (and consider in good faith the advice of the other party) prior to sending any notices or other communication materials to its Employees.

5.14 Section 16 Matters. Provided that Vsource delivers to TEAM the Section 16 Information (as defined below) in a timely fashion, TEAM and Vsource shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Vsource Common Stock (including derivative securities with respect to Vsource Common Stock) or acquisitions of TEAM Common Stock (including derivative securities with respect to TEAM Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Vsource Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Vsource Insiders, the number of shares of Vsource Capital Stock held by each such Vsource Insider and expected to be exchanged for TEAM Common Stock in connection with the Merger, and the number and description of the Vsource Options held by each such Vsource Insider and expected to be converted into options for TEAM Common Stock in connection with the Merger. “Vsource Insiders” shall mean those officers and directors of Vsource who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to TEAM.

5.15 Vsource Affiliates; Restrictive Legend. TEAM will give stop transfer instructions to its transfer agent with respect to any TEAM Common Stock received pursuant to the Merger by any Vsource Affiliate, and there will be placed on the certificates representing such TEAM Common Stock, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT OR (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL REASONABLY

ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

5.16 Other Agreements.

(a) TEAM MOU and TEAM Recap Agreement. Without the prior written consent of Vsource, TEAM shall not amend, modify or supplement the TEAM MOU, or waive any rights with respect thereto, except to prepare and enter into the TEAM Recap Agreement under terms and conditions consistent with the TEAM MOU and with such other terms and conditions as are customary with agreements of that type.

(b) Bank Documents and Financing Agreements. Without the prior written consent of Vsource, TEAM shall not amend, modify or supplement the Bank Documents, except to prepare and enter into the Financing Agreements under terms and conditions consistent with the Bank Documents and with such other terms and conditions as are customary with agreements of that type.

(c) Vsource Consent. TEAM shall provide Vsource with draft copies of the Nickerson Employment Agreement, the Financing Agreements and the TEAM Recap Agreement. TEAM shall not enter into the agreements described in the preceding sentence without the prior consent of Vsource, which consent shall not be unreasonably withheld, so long as the terms and conditions of the Nickerson Employment Agreement, the Financing Agreements and the TEAM Recap Agreement are consistent with the terms and conditions of the Nickerson Term Sheet, the Bank Documents and the TEAM MOU, respectively, and with such other terms and conditions as are customary with agreements of each type.

5.17 Other TEAM Covenants. No later than June 30, 2003, TEAM shall (a) have initiated audits of all TEAM Employee Plans intended to qualify under Section 401(a) of the Code with respect to the years 2000 and 2001, to the extent such audits are required by applicable Legal Requirements, (b) amend the TEAM 1996 Plan to eliminate automatic acceleration of vesting of options granted under such Plan upon a change in control, and (c) provide evidence to Vsource that workers compensation coverage is in place for all of its employees and co-employees as of such date in all jurisdictions where such coverage is required.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Vsource Stockholder Approval. The Vsource Proposal shall have been duly approved by the requisite vote of the stockholders of Vsource under applicable law and the Vsource Charter Documents.

(b) TEAM Stockholder Approval. The TEAM Proposals shall each have been duly approved by the requisite vote of the stockholders of TEAM under applicable law, the TEAM Charter Documents, and the rules and regulations of the NASD.

(c) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(d) TEAM Recapitalization. The TEAM recapitalization shall have been completed in accordance with the terms and conditions of the TEAM Recap Agreement.

(e) TEAM Reincorporation. TEAM shall have completed its reincorporation in the State of Delaware.

(f) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(g) Tax Opinions. TEAM and Vsource shall each have received substantially identical written opinions from their respective tax counsel, in form and substance reasonably acceptable to TEAM or Vsource, as the case may be, dated as of the Closing Date, and based upon reasonably requested letters from TEAM, Merger Sub and Vsource and certain facts and assumptions set forth in the opinion to effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of TEAM and Vsource will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided that if TEAM’s tax counsel does not issue such an opinion this condition shall be deemed to be satisfied with respect to TEAM and Vsource if Vsource’s tax counsel issues such an opinion. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

6.2 Additional Conditions to the Obligations of Vsource. The obligation of Vsource to consummate and effect the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Vsource:

(a) Representations and Warranties. Each representation and warranty of TEAM and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties that address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except that any statements in a representation or warranty that expressly include a standard of materiality shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the TEAM Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Vsource shall have received a certificate with respect to the foregoing signed on behalf of TEAM by the Chief Executive Officer or Chief Financial Officer of TEAM.

(b) Agreements and Covenants. TEAM and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Vsource shall have received a certificate to such effect signed on behalf of TEAM by the Chief Executive Officer or Chief Financial Officer of TEAM.

(c) Material Adverse Effect. No Material Adverse Effect with respect to TEAM shall have occurred since the date of this Agreement and be continuing.

(d) Nickerson Employment Agreement. TEAM shall have entered into the Nickerson Employment Agreement on terms and conditions consistent with the Nickerson Term Sheet.

(e) Financing Agreements. TEAM shall have entered into definitive agreements with its lenders on terms and conditions consistent with the Bank Documents and all other conditions required to complete such transactions (other than the consummation of the Merger) shall have been satisfied.

(f) Resignation of TEAM Directors. The directors of TEAM immediately prior to the Effective Time shall have tendered their resignations.

(g) Certain Covenants. TEAM and Merger Sub shall have performed or complied in all respects with the agreements and covenants set forth in Section 5.17 and all insurance required to be maintained pursuant to Section 5.17 shall have been maintained in full force and effect through the Closing.

6.3 Additional Conditions to the Obligations of TEAM and Merger Sub. The obligations of TEAM and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by TEAM:

(a) Representations and Warranties. Each representation and warranty of Vsource contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except that any statements in a representation or warranty that expressly include a standard of materiality shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Vsource Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). TEAM shall have received a certificate with respect to the foregoing signed on behalf of Vsource by the Chief Executive Officer or Chief Financial Officer of Vsource.

(b) Agreements and Covenants. Vsource shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to  the Closing Date, and TEAM shall have received a certificate to such effect signed on behalf of Vsource by the Chief Executive Officer or Chief Financial Officer of Vsource.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Vsource shall have occurred since the date of this Agreement and be continuing.

(d) Dissenters. Holders of Vsource Capital Stock representing no more than 10% of the Vsource Common Stock on a fully diluted basis (based on the conversion ratio set forth in Section 2.3) shall have properly exercised and perfected dissenter or appraisal rights with respect to the transactions contemplated by this agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Vsource or TEAM have been obtained:

(a) by mutual written consent duly authorized by the Boards of Directors of TEAM and Vsource;

(b) by either Vsource or TEAM if the Merger shall not have been consummated by October 31, 2003 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

(c) by either Vsource or TEAM if a Governmental Entity shall have issued an order, judgment, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the contemplated transactions, which order, judgment, decree, ruling or other action is final and nonappealable;

(d) by either Vsource or TEAM, if the required approvals of the stockholders of TEAM or the stockholders of Vsource contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required votes at a meeting of stockholders duly convened therefore, or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain such party’s stockholder approval shall have been caused by (i) the action or failure to act by such party and such action or failure to act constitutes a breach by such party of this Agreement or (ii) a breach of a Voting Agreement by a stockholder of such party;

(e) by either Vsource or TEAM, if the Vsource Board shall have withheld, withdrawn or modified in a manner adverse to TEAM its recommendation in favor of adoption and approval of this Agreement and approval of the Merger in accordance with Section 5.1(c);

(f) by either Vsource or TEAM, if the TEAM Board shall have withheld, withdrawn or modified in a manner adverse to Vsource its recommendation in favor of the issuance of shares of TEAM Common Stock by virtue of the Merger in accordance with Section 5.1(c);

(g) by Vsource (i) upon a breach of any representation, warranty, covenant or agreement on the part of TEAM set forth in this Agreement, or if any representation or warranty of TEAM shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on TEAM shall have occurred; provided that if such inaccuracy in TEAM’s representations and warranties or breach by TEAM, or Material Adverse Effect on TEAM, is curable prior to the Outside Date by TEAM through the exercise of TEAM’s commercially reasonable efforts, then Vsource may not terminate this Agreement under this Section 7.1(g) unless such breach remains uncured for 30 days after delivery of written notice from Vsource to TEAM of such breach, provided TEAM continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on TEAM (it being understood that Vsource may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by TEAM or Material Adverse Effect on TEAM is cured during such 30-day period, or if Vsource shall have materially breached this Agreement);

(h) by TEAM, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Vsource set forth in this Agreement, or if any representation or warranty of Vsource shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Vsource shall have occurred; provided that if such inaccuracy in Vsource’s representations and warranties or breach by Vsource, or Material Adverse Effect on Vsource, is curable prior to the Outside Date by Vsource through the exercise of Vsource’s commercially reasonable efforts, then TEAM may not terminate this Agreement under this Section 7.1(h) unless such breach remains uncured for 30 days after delivery of written notice from TEAM to Vsource of such breach, provided Vsource continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Vsource (it being understood that TEAM may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Vsource or Material Adverse Effect on Vsource is cured during such 30-day period, or if TEAM shall have materially breached this Agreement);

(i) by either TEAM or Vsource if the parties are unable to agree on the amount of the Designated Liabilities by July 3, 2003; provided, however, that for any such termination to be effective, the party desiring to terminate the agreement must provide written notice thereof to the other party no later than the close of business by July 8, 2003;

(j) by Vsource if (i) TEAM defaults in any scheduled payment to either The Provident Bank (“Provident”), or Huntington National Bank (“Huntington”) under their loan agreements with TEAM, (ii) either Provident or Huntington exercise any of their respective remedies under their loan agreements with TEAM, (iii) the Hartford Insurance Company or its successors or assigns draws on the letter of credit posted by TEAM to secure its obligations under various insurance contracts, or (iv) Provident for any reason does not sell its loan to Vsource or its designees or permitted assignees as contemplated in the Provident Documents; provided, however, that the right to terminate this Agreement under this Section 7.1(j)(iv) shall not be available to Vsource where Provident’s failure to sell its loan shall have been caused by Vsource’s action or failure to act and Provident was ready, willing and able to sell its loan as contemplated in the Provident Documents; or

(k) by Vsource if TEAM breaches Section 5.17 or upon a failure to comply with Section 6.2(g).

7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of TEAM, Merger Sub, Vsource or any of their officers, directors or agents, except (i) as set forth in Section 5.3, Section 5.5, this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall remain in force and survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that TEAM and Vsource shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing with the SEC of the Joint Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; provided, further, that for purposes of Sections 7.3(b), (c), (d) and (e), the term “reasonable out of pocket expenses” shall include (i) the reasonable fees, cost and expenses incurred in connection with the negotiation, documentation and execution of this Agreement, all Exhibits hereto and all related agreements, including the final documentation thereof, (ii) due diligence investigation expenses, (iii) fees and expenses incurred in relation to the preparation, printing and filing with the SEC of the Joint Proxy Statement (including any preliminary materials related thereto), and (iv) any deposits or fees paid to any of TEAM’s lenders after the date hereof and prior to the Closing.

(b) Vsource Payment. Vsource shall pay TEAM a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by TEAM or Vsource pursuant to Section 7.1(e), or (ii) the termination of this Agreement by TEAM pursuant to Section 7.1(d) as a result of the failure of Vsource to receive the required approval by the stockholders of Vsource at the Vsource Stockholders’ Meeting if (in the case of Section (ii)), (x) prior to such termination there shall have been announced, proposed or commenced an Alternative Transaction (as defined below) with respect to Vsource, and (y) within 12 months following such termination Vsource shall have executed an agreement to engage in an Alternative Transaction. The fees, if applicable, payable pursuant to this Section 7.3(b) shall be paid within ten business days after the first to occur of the events (inclusive of any applicable cure period) described in Section 7.3(b)(i) or (ii) above; provided, however, that in no event shall Vsource be required to pay any termination fee, if applicable, to TEAM, if (i) immediately prior to the termination of this Agreement, TEAM was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the TEAM Board shall have withdrawn or modified its recommendation of the TEAM Proposals in a manner materially adverse to Vsource or shall have publicly announced its intention to any of the foregoing.

(c) TEAM Payment. TEAM shall pay Vsource a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by TEAM or Vsource pursuant to Section 7.1(f), or (ii) the termination of this Agreement by Vsource pursuant to Section 7.1(d) as a result of the failure of TEAM to receive the required approval by the stockholders of TEAM at the TEAM Stockholders’ Meeting if (in the case of Section (ii)), (x) prior to such termination there shall have been announced, proposed or commenced an Alternative Transaction (as defined below) with respect to TEAM, and (y) within 12 months following such termination TEAM shall have executed an agreement to engage in an Alternative Transaction, or (iii) the termination of this Agreement by Vsource pursuant to Section 7.1(b) for reasons that include the failure to satisfy the condition set forth in Section 6.2(e), or (iv) the termination of this Agreement by Vsource pursuant to Sections 7.1(j)(ii) or 7.1(j)(iv). The fees, if applicable, payable pursuant to this Section 7.3(c) shall be paid within ten business days after the first to occur of the events (inclusive of any applicable cure period) described in Section 7.3(c)(i) or (ii) above; provided, however, that in no event shall TEAM be required to pay any termination fee, if applicable, to Vsource, if (i) immediately prior to the termination of this Agreement, Vsource was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the Vsource Board shall have withdrawn or modified its recommendation of the Vsource Proposal in a manner materially adverse to TEAM or shall have publicly announced its intention to any of the foregoing.

(d) Out of Pocket Expenses Payment by TEAM. TEAM shall pay Vsource reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by Vsource pursuant to Section 7.1(d) for failure to satisfy the condition set forth in Section 6.1(b); or (ii) the termination of this Agreement by Vsource (A) pursuant to Sections 7.1(j) or 7.1(k), or (B) pursuant to Section 7.1(b) for failure to satisfy the conditions set forth in Sections 6.1(d), 6.2(d), 6.2(f) or 6.2(g); or (iii) the termination of this Agreement by either TEAM or Vsource pursuant to Section 7.1(i); or (iv) the termination of this Agreement by Vsource pursuant to Section 7.1(g) with respect to a breach by TEAM of the representations and warranties contained in Sections 3.5, 3.6, 3.10, 3.11, or 3.16. The fees, if applicable, payable pursuant to this Section 7.3(d) shall be paid within ten business days after the first to occur of the events described in Section 7.3(d)(i) or (ii) above; provided, however, that in no event shall TEAM be required to pay any out of pocket expenses, if applicable, to Vsource, if (i) immediately prior to the termination of this Agreement, Vsource was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the Vsource Board shall have withdrawn or modified its recommendation of the Vsource Proposal in a manner materially adverse to TEAM or shall have publicly announced its intention to any of the foregoing.

(e) Out of Pocket Expenses Payment by Vsource. Vsource shall pay TEAM reasonable out of pocket expenses upon the termination of this Agreement by TEAM pursuant to Section 7.1(d) for failure to satisfy the condition set forth in Section 6.1(a). The fees, if applicable, payable pursuant to this Section 7.3(e) shall be paid within ten business days after the occurrence of the event described above; provided, however, that in no event shall Vsource be required to pay any out of pocket expenses, if applicable, to TEAM, if (i) immediately prior to the termination of this Agreement, TEAM was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the TEAM Board shall have withdrawn or modified its recommendation of the TEAM Proposals in a manner materially adverse to Vsource or shall have publicly announced its intention to any of the foregoing.

(f) Alternative Transaction. For the purposes of this Agreement, “Alternative Transaction” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Vsource, TEAM or its respective affiliates, as the case may be, pursuant to which the stockholders of Vsource, TEAM or its respective affiliates immediately preceding such transaction hold less than 40% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Vsource, TEAM or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 40% of the aggregate fair market value of Vsource’s, TEAM’s or its respective affiliate’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Vsource, TEAM or its respective affiliates), directly or indirectly, of beneficial ownership (or a right to acquire beneficial ownership) of shares representing in excess of 40% of the voting power of the then-outstanding shares of capital stock of Vsource or TEAM.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of TEAM and Vsource; provided, after any such approval, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or the NASD requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of TEAM, Merger Sub and Vsource. The agreement of TEAM to any amendment shall be deemed to be the agreement of Merger Sub to such amendment.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that TEAM may not extend for the benefit of Merger Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of TEAM to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Vsource, TEAM and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to TEAM or Merger Sub, to;

TEAM America, Inc.

100 E. Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

with a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive, Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

(b)	if to Vsource, to;

Vsource, Inc.

16875 West Bernardo Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

with a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

8.3 Interpretation; Certain Defined Terms.

(a) When a reference is made in this Agreement to Exhibits, such references shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the word “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of an entity,” such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, other than Sections 2.12, 3.12 and 5.13, the term “affiliates” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person.

(c) For purposes of this Agreement, the term “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

(d) For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(e) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession within the past year, including personal files of such individual, (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or in such knowledge could be obtained from reasonable inquiry of the individuals who directly report to the disclosure officers or any individuals employed by such party charged with senior administrative or operational responsibility for such matters for such party.

(f) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to (1) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, or (2) the ability of the parties hereto to consummate the Merger with the time frame the Merger would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstances or effect set forth in (l) or (2) above, directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity capital stock.

(g) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, firm or other enterprise, association, organization, entity or Governmental Entity

(h) For purposes of this Agreement, “subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Vsource Disclosure Letter and the TEAM Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11.

8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application or such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11 Waiver of Jury Trial. TEAM, Vsource and Merger Sub hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this agreement or the actions of TEAM, Vsource, or Merger Sub in the negotiation, administration, performance and enforcement hereof.

***** Signature page follows *****

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized respective officers as of the date first written above.

TEAM America, Inc., an Ohio corporation

/S/ S. CASH NICKERSON
By: Its:	S. Cash Nickerson Chief Executive Officer

Beaker Acquisition Co., Inc., a Delaware corporation

/S/ JAY R. STRAUSS
By: Its:	Jay R. Strauss Secretary

Vsource, Inc., a Delaware corporation

/S/ DENNIS M. SMITH
By: Its:	Dennis M. Smith Vice Chairman and Chief Financial Officer

EXHIBIT A

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.

AND VSOURCE, INC.

FORM OF VSOURCE STOCKHOLDER VOTING AGREEMENT

Vsource Stockholder Voting Agreement

This Voting Agreement, effective as of June             , 2003, (this “Agreement”), is entered into by and among TEAM America, Inc., an Ohio corporation (“TEAM”), Vsource, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company whose signature appears on the signature page hereof (“Company Stockholder”).

RECITALS

WHEREAS, TEAM, Beaker Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Merger Agreement, of even date herewith (together with any amendments thereto that do not materially adversely affect the Company Stockholder, the “Merger Agreement”); and

WHEREAS, as a condition and inducement to TEAM and Merger Sub entering into the Merger Agreement and incurring the obligations set forth therein, Company Stockholder has agreed to vote and to cause to be  voted all shares of Vsource Capital Stock now owned or hereafter acquired by Company Stockholder, for and in favor of the merger of the Company with and into Merger Sub contemplated by the Merger Agreement (the “Merger”), and has agreed to the other terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

(a) “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Vsource Capital Stock, including the right to vote, and the right to possession of Vsource Capital Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

(b) “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

2. VOTING OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Vsource Capital Stock, however called, or in connection with any written consent of the holders of Vsource Capital Stock, Company Stockholder will appear at the meeting or otherwise cause the shares of Vsource Capital Stock now owned or hereafter acquired by Company Stockholder (the “Company Shares”) to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement and this Agreement, including all of the Vsource Proposals, and any actions required in furtherance thereof and hereof, (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger, (c) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (d) against any action involving the

Company or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

Solely with respect to the matters described in this Section, for so long as this Agreement has not been terminated pursuant to its terms, Company Stockholder hereby irrevocably appoints TEAM as his, her or its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Company Shares solely on the matters described in this Section, and in accordance therewith. Company Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

3. CONDITIONS TO OBLIGATIONS OF COMPANY STOCKHOLDER. The obligations of Company Stockholder as set forth in Section 2 above shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Company Stockholder, in writing, exclusively by Company Stockholder:

(a) The TEAM Recap Agreement shall have been entered into by and among TEAM and certain of its shareholders substantially in accordance with the terms of the TEAM MOU.

(b) TEAM shall have entered into the Financing Agreements with its lenders substantially in accordance with the terms of the Bank Term Sheet.

4. RESTRICTION ON DISPOSITION OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of his, her or its Company Shares or any interest therein. The restrictions contained in this Section 4 shall not apply to (a) a Disposition under Company Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by Company Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s) so long as, in each case, the transferee(s) deliver to TEAM and Merger Sub an executed written instrument agreeing to be bound by the term of this Agreement as if such transferee(s) were Company Stockholder.

5. RESTRICTION PROXIES AND NON-INTERFERENCE. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit his, her or its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of Company Stockholder contained herein untrue or incorrect or would result in a breach by Company Stockholder of its obligations under this Agreement. Company Stockholder further agrees not to enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER. Company Stockholder hereby represents and warrants to, and agrees with, TEAM and Merger Sub as follows:

(a) OWNERSHIP OF SHARES. Company Stockholder is the sole record and beneficial owner of that number of shares of Vsource Capital Stock set forth next to Company Stockholder’s name on SCHEDULE I attached hereto (other than to the extent that (i) shares held by an entity may be deemed to be beneficially owned by certain persons in control of such entity and (ii) all or a portion of Company Stockholder’s shares may be held by a broker in street name). On the date hereof, such Company Shares constitute all of the shares of Vsource Capital Stock owned of record or beneficially by Company Stockholder and all of the shares of Vsource Capital Stock that the Company Stockholder has the right to vote, either directly or indirectly. Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) AUTHORIZATION. Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate or otherwise) and full legal right to execute and deliver this Agreement and perform its obligations hereunder. Company Stockholder (if a natural person) has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Company Stockholder and constitutes a valid and binding agreement enforceable against Company Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other person, is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated hereby or compliance by Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of Company Stockholder (if not a natural person), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or by which Company Stockholder or any of his, her or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to Company Stockholder or any of his, her or its properties or assets.

(d) NO ENCUMBRANCES. Company Stockholder owns his, her or its Company Shares free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder and (ii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

(e) RELIANCE BY VSOURCE, TEAM AND MERGER SUB. Company Stockholder understands and acknowledges that Vsource, TEAM and Merger Sub are entering into the Merger Agreement in reliance upon Company Stockholder’s execution and delivery of, and compliance with, this Agreement.

(f) STOCKHOLDER CAPACITY. If Company Stockholder is or becomes during the Term a director of the Company, Company Stockholder makes any agreement or understanding herein in his or her capacity as a stockholder of the Company and not as a director.

(g) QUALIFYING SALE. If Company Stockholder is a holder of the Company’s Series 4-A Convertible Preferred Stock, Company Stockholder acknowledges and agrees that the Merger shall be deemed to be a “Qualifying Sale,” as that term is defined and used in the Certificate of Designation applicable to the Series 4-A Stock (the “Series 4-A Certificate”) and the related warrants and other agreements (the “Series 4-A Documents”), and that, therefore, the related Stockholder’s Agreement and all other rights and obligations under the terms of the Series 4-A Documents that are intended to terminate upon the occurrence of a Qualifying Sale on a Liquidity Date (as that term is defined and used in the Series 4-A Certificate) shall be terminated at the Effective Time.

7. TERMINATION. This Agreement will terminate upon the earlier of (a) the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

8. MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) CERTAIN EVENTS. Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Company Shares and shall be binding upon any person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) CHANGE IN VSOURCE CAPITAL STOCK. In the event of a stock dividend or distribution, or any change in the Vsource Capital Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

(d) ACQUISITION OF ADDITIONAL COMPANY SHARES. Company Stockholder agrees to promptly notify TEAM and Vsource of the number of shares of Vsource Capital Stock acquired by Company Stockholder, if any, after the date of this Agreement.

(e) WAIVER OF APPRAISAL RIGHTS. Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have.

(f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by Company Stockholder without the prior written consent of TEAM and Vsource. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

(h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

(i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

(j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Cook County, Illinois, (ii) agrees that any action or proceeding shall be brought exclusively in such court, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

(k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to TEAM or Merger Sub, to:

TEAM America, Inc.

100 East Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

With a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive

Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

If to Company Stockholder:

At his, her or its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

If to Vsource:

Vsource, Inc.

16875 West Bernado Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

With a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

(l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

(m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

9. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TEAM AMERICA, INC.

By:
Its:

VSOURCE, INC.

By:
Its:

[Company Stockholder]

By:
Its:
Address:

SCHEDULE I

Holdings of Shares

Shareholder	Holdings

Schedule A-1

Certain Vsource Stockholders

1.	Capital International Asia CDPQ, Inc.

2.	Quilvest Asian Equity Ltd.

3.	Mercantile Capital Partners I, LP

4.	BAPEF Investments XII Ltd.

5.	John G. Cantillon

6.	Phillip E. Kelly

7.	Dennis M. Smith

8.	Asia Internet Investment Group I, LIC (AIIG)

EXHIBIT B

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF TEAM STOCKHOLDER VOTING AGREEMENT

TEAM Stockholder Voting Agreement

This Voting Agreement, effective as of June     , 2003, (this “Agreement”), is entered into by and among Vsource, Inc., a Delaware corporation (“Vsource”), TEAM America, Inc., an Ohio corporation (“TEAM” or the “Company”), and the stockholder of the Company whose signature appears on the signature page hereof (“Company Stockholder”).

RECITALS

WHEREAS, Vsource, Beaker Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Merger Agreement, of even date herewith (together with any amendments thereto that do not materially adversely affect the Company Stockholder, the “Merger Agreement”); and

WHEREAS, as a condition and inducement to Vsource entering into the Merger Agreement and incurring the obligations set forth therein, Company Stockholder has agreed to vote and to cause to be voted all shares of TEAM capital stock (“TEAM Capital Stock”) now owned or hereafter acquired by Company Stockholder, for and in favor of the merger of the Company with and into Merger Sub contemplated by the Merger Agreement (the “Merger”), and has agreed to the other terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

(a) “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of TEAM Capital Stock, including the right to vote, and the right to possession of TEAM Capital Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

(b) “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

2. VOTING OF TEAM CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of TEAM Capital Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Company Stockholder will appear at the meeting or otherwise cause the shares of TEAM Capital Stock now owned or hereafter acquired by Company Stockholder (the “Company Shares”) to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement and this Agreement, including all of the TEAM Proposals, and any actions required in furtherance thereof and hereof, (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger, (c) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (d) against any action involving the Company or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

Solely with respect to the matters described in this Section, for so long as this Agreement has not been terminated pursuant to its terms, Company Stockholder hereby irrevocably appoints Vsource as his, her or its proxy (which proxy is irrevocable and which appointment is coupled with an interest) to vote all Company Shares solely on the matters described in this Section, and in accordance therewith. Company Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

3. CONDITIONS TO OBLIGATIONS OF COMPANY STOCKHOLDER. The obligations of Company Stockholder as set forth in Section 2 above shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Company Stockholder, in writing, exclusively by Company Stockholder:

(a) The Company shall have entered into the Financing Agreements with its lenders substantially in accordance with the terms of the Bank Term Sheet.

4. RESTRICTION ON DISPOSITION OF TEAM CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of his, her or its Company Shares or any interest therein. The restrictions contained in this Section 4 shall not apply to (a) a Disposition under Company Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by Company Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s) so long as, in each case, the transferee(s) deliver to Vsource an executed written instrument agreeing to be bound by the term of this Agreement as if such transferee(s) were Company Stockholder.

5. RESTRICTION PROXIES AND NON-INTERFERENCE. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit his, her or its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of Company Stockholder contained herein untrue or incorrect or would result in a breach by Company Stockholder of its obligations under this Agreement. Company Stockholder further agrees not to enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER. Company Stockholder hereby represents and warrants to, and agrees with, Vsource as follows:

(a) OWNERSHIP OF SHARES. Company Stockholder is the sole record or beneficial owner of that number of shares of TEAM Capital Stock set forth next to Company Stockholder’s name on SCHEDULE I attached hereto (other than to the extent that (i) shares held by an entity may be deemed to be beneficially owned by certain persons in control of such entity and (ii) all or a portion of Company Stockholder’s shares may be held by a broker in street name). On the date hereof, such Company Shares constitute all of the shares of TEAM Capital Stock owned of record or beneficially by Company Stockholder and all of the shares of TEAM Capital Stock that Company Stockholders has the right to vote, either directly or indirectly. Except as described on SCHEDULE I, Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) AUTHORIZATION. Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate or otherwise) and full legal right to execute and deliver this Agreement and perform its obligations hereunder. Company Stockholder (if a natural person) has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Company Stockholder and constitutes a valid and binding agreement enforceable against Company Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other person, is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated hereby or compliance by Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of Company Stockholder (if not a natural person), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or by which Company Stockholder or any of his, her or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to Company Stockholder or any of his, her or its properties or assets.

(d) NO ENCUMBRANCES. Company Stockholder owns his, her or its Company Shares free  and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder, (ii) bona fide pledges of such shares as described on SCHEDULE I attached hereto and (iii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

(e) RELIANCE BY VSOURCE, COMPANY AND MERGER SUB. Company Stockholder understands and acknowledges that Vsource, the Company and Merger Sub are entering into the Merger Agreement in reliance upon Company Stockholder’s execution and delivery of, and compliance with, this Agreement.

(f) STOCKHOLDER CAPACITY. If Company Stockholder is or becomes during the Term a director of the Company, Company Stockholder makes any agreement or understanding herein in his or her capacity as a stockholder of the Company and not as a director.

7. TERMINATION. This Agreement will terminate upon the earlier of (a) the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

8. MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) CERTAIN EVENTS. Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Company Shares and shall be binding upon any person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder’s heirs, guardians, administrators or successors.

Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) CHANGE IN TEAM CAPITAL STOCK. In the event of a stock dividend or distribution, or any change in the TEAM Capital Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

(d) ACQUISITION OF ADDITIONAL COMPANY SHARES. Company Stockholder agrees to promptly notify the Company and Vsource of the number of shares of TEAM Capital Stock acquired by Company Stockholder, if any, after the date of this Agreement.

(e) WAIVER OF APPRAISAL RIGHTS. Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger, the TEAM Recapitalization, the reincorporation of the Company into Delaware, or any other transaction contemplated by the Merger Agreement that Company Stockholder may have.

(f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by Company Stockholder without the prior written consent of the Company and Vsource. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

(h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

(i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement of any provisions thereof.

(j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Cook County, Illinois, (ii) agrees that any action or proceeding shall be brought exclusively in such court, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

(k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to the Company or Merger Sub, to:

TEAM America, Inc.

100 E. Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

With a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive

Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

If to Company Stockholder:

At his, her or its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

If to Vsource:

Vsource, Inc.

16875 West Bernardo Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

With a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

(l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

(m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

9. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TEAM AMERICA, INC.

By:
Its:

VSOURCE, INC.

By:
Its:

[Company Stockholder]

By:
Its:
Address:

SCHEDULE I

Holdings of Shares

Shareholder	Holdings

Schedule B-1

Certain TEAM Stockholders

1.	Stonehenge Opportunity Fund, LLC

2.	CapitalWorks

3.	S. Cash Nickerson

4.	Jay R. Strauss

5.	David Holbrooke

6.	Kevin T. Costello

7.	Professional Staff Management, Inc.

8.	James C. Tharin

9.	The Provident Financial Group, Inc.

10.	Graham Sampson

EXHIBIT C

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

TEAM MEMORANDUM OF UNDERSTANDING

AMENDMENT TO MEMORANDUM OF UNDERSTANDING

This AMENDMENT TO MEMORANDUM OF UNDERSTANDING (this “Amendment”), dated as of June     , 2003, by and among TEAM America, Inc., an Ohio corporation (“Team”), Stonehenge Opportunity Fund, LLC, a Delaware limited liability company (“SOF”), Provident Financial Group, Inc., an Ohio corporation (“PFG”), and Professional Staff Management, Inc., a Utah corporation (“PSMI”), amends that certain Memorandum of Understanding, dated as of March 27, 2003 (the “MOU”), and executed by Team, SOF, PFG and PSMI. Capitalized terms contained in this Amendment and not otherwise defined herein shall have the same meaning as in the MOU.

RECITALS

(a)	Team has executed a Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Team, Vsource, Inc., a Delaware corporation (“Vsource”), and a wholly-owned subsidiary of Team (the “Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, (i) Team is to reincorporate in Delaware by forming a new wholly-owned subsidiary Delaware corporation (“Team Newco”) and merging Team into Team Newco, with Team Newco being the surviving corporation (the “Reincorporation Transaction”), and then (ii) the Merger Sub is to merge with and into Vsource, with Vsource being the surviving entity as a wholly-owned subsidiary of Team Newco, and the holders of the capital stock of Vsource are to receive capital stock of Team Newco, in a reverse triangular merger structure (the “Merger”). The Reincorporation Transaction and the ensuing Merger are expected to close on or before October 31, 2003 (such closing referred to herein as the “Merger Closing”).

(b)	The Restructuring of Team’s Senior Credit Agreement closed on March 28, 2003. At the Merger Closing, it is expected that there will be a further restructuring of the Senior Credit Agreement consistent with the term sheet attached hereto as Exhibit A (the “Further Credit Restructuring”).

(c)	In light of the foregoing, the Preferred Holders and Team now desire to amend the MOU as set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledge, the parties agree in this Amendment as follows:

1.	The first sentence of Paragraph 1.3 of the MOU is modified to provide that the interest rate on the Subdebt Note will be 150 basis points per annum over the rate set in the Further Credit Restructuring, compounded annually. In addition, the Subdebt Note shall be entitled to rights comparable to those set forth in Paragraph 2.6 of this Amendment. All other terms of said Paragraph 1.3 remain in effect.

2.	All references to “New Preferred Shares” in the MOU are amended to delete such references, and Paragraph 2 of the MOU is deleted and replaced in its entirety with the following:

“2.	At the Recap Closing, each of the Preferred Holders agrees to surrender its shares of Class A Preferred and its Old Warrants, including all rights and powers related thereto, in exchange for both (i) the consideration referred to in Section 3 hereof and (ii) a New Subordinated Note (each an “NSN”) having the following terms:

2.1	The original principal amount of the NSN received by SOF will be $1,818,000.00. The original principal amount of the NSN received by PFG will be $227,375.00. The original principal amount of the NSN received by PSMI will be $454,625.00.

2.2

Each NSN will accrue interest commencing at the Recap Closing at an annual rate of 150 basis points over the rate set in the Further Credit Restructuring. The interest shall accrue at the applicable rate but shall not be paid in cash to the holders of the NSNs until all of the

Senior Obligations and all of the obligations under the Subdebt Note are paid in full, or the holders of such Senior Obligations and the Subdebt Note agree otherwise.

2.3	The NSNs will be subordinate to the same extent as provided in Section 1.1 of the MOU and, in addition, will be subordinate to the Subdebt Note.

2.4	Each NSN will have a maturity date of July 1, 2006, at which time all principal, accrued interest and other amounts due thereunder will become due and payable.

2.5	Among other provisions protective of the payees of the NSNs, the NSNs (and/or the other Definitive Documents) will contain language providing for the following: (i) cognovit/confession of judgment; (ii) waiver of the right to a jury trial; and (iii) cross-default with the Subdebt Note.

2.6	Until the NSNs and the Subdebt are paid in full, the holder or holders of a majority of the aggregate outstanding principal amount of the NSNs and Subdebt Note will be allowed to object to any increase, and prevent Team from taking any action, that would increase the principal amount of senior debt (i.e., any indebtedness senior in priority or right of payment to the Subdebt Note or the NSNs) (the “Senior Debt”) to an aggregate principal amount which, when combined with the outstanding principal amount of the NSNs and Subdebt Note, would be greater than $15,000,000 (such amount referred to as the “Threshold Amount”). If Team proposes to take any action that would increase the total Senior Debt after the proposed increase to equal or exceed the Threshold Amount, then Team shall immediately notify in writing the then outstanding holders of the NSNs and Subdebt of the proposed increase in Senior Debt (the “Proposal Notice”). The holders of not less than a majority of the aggregate outstanding principal amount of the NSNs and Subdebt Note must object in a writing delivered to Team to such proposed increase in Senior Debt within ten (10) business days of receiving the Proposal Notice (the “Objection”). If Team does not timely receive the Objection, then the outstanding holders of the NSNs and Subdebt will be deemed to have approved such proposed increase in Senior Debt.

3.	The second sentence of Paragraph 3 of the MOU is deleted in its entirety and the following language is inserted in lieu thereof:

“At the Recap Closing, each of the Preferred Holders, as additional consideration for the surrender of its Old Warrants, will receive the following common shares of Team: SOF will receive 606,857 common shares, PFG will receive 75,899 common shares, and PSMI will receive 151,756 common shares (collectively, the “Additional New Common Shares”). In the event that Team undergoes an issuance or offering of shares of its Common Stock after the Merger Closing (a “Subsequent Common Stock Offering”) pursuant to which any members of management or stockholders beneficially owning 5% of more of the then outstanding Common Stock are given the opportunity to sell some or all of his, her or its shares of Common Stock in connection with such Subsequent Common Stock Offering, then each of SOF, PFG and PSMI, to the extent SOF, PFG or PSMI, as applicable, still beneficially owns its New Common Shares and Additional New Common Shares, shall be provided the same pro rata sale rights for its New Common Shares and Additional New Common Shares in such Subsequent Common Stock Offering on terms no less favorable to the recipients thereof than those of any other stockholder of Team participating in such Subsequent Common Stock Offering (the “Participation Rights”). The Participation Rights shall not be transferable. At the Recap Closing, the Registration Rights Agreement, dated as of December 28, 2000, among Team, SOF and PFG, shall be terminated.”

4.	References in the MOU to the New Warrants are amended to delete such references, and Paragraph 4 of the MOU is deleted in its entirety and the following is inserted in lieu thereof: “[Intentionally omitted.]”.

5.	The first sentence of Paragraph 5 of the MOU is amended to delete the following language: “and O.R.C. Chapter 1704”. All other terms of said Paragraph 5 remain in effect.

6.	Paragraph 6 of the MOU is deleted in its entirety and the following is inserted in lieu thereof: “[Intentionally omitted.]”. The Board of Directors of Team following the Merger will be as provided for in the Merger Agreement.

7.	Section (c) of Paragraph 11 of the MOU is deleted and the following is inserted in lieu thereof: “(c) the failure of the Closing Conditions, as defined below, to be met on or before October 31, 2003”. All other terms of said Paragraph 11 remain in effect.

8.	The words “the terms of the New Preferred Shares and the New Warrants” in the first sentence of Paragraph 12 of the MOU are deleted and the following is inserted in lieu thereof: “the NSNs”.

9.	The second sentence of Paragraph 12 of the MOU is deleted in its entirety and the following is inserted in lieu thereof:

“Upon the execution and delivery of this MOU by the parties hereto, counsel for Team shall commence drafting the Definitive Documents, subject to review and approval by counsel for SOF.”

10.	The fourth sentence of Paragraph 12 of the MOU is deleted in its entirety and the following is inserted in lieu thereof:

“Without limiting the generality of the foregoing, the Closing Conditions will include the taking of the actions of the directors and shareholders of Team as referred to herein, a requirement that the Merger Closing occur immediately subsequent to the Recap Closing, the contemporaneous or prior closing of the Further Credit Restructuring and the delivery to SOF, PFG and PSMI of a legal opinion addressed to them in form and substance reasonably satisfactory to SOF rendered by outside Ohio legal counsel to Team reasonably satisfactory to SOF, dated the date of the Recap Closing, to the following effects: (i) the Definitive Agreements have been duly authorized, executed and delivered by Team and are enforceable against Team (subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity), without conflict with Team’s governing documents, other material agreements or applicable law; (ii) the New Common Shares and Additional New Common Shares issued in the Recapitalization are duly authorized and are validly issued and outstanding, fully paid and non-assessable; (iii) any amendments to Team’s Articles of Incorporation have been validly adopted, approved and effected; and (iv) such other matters of law as SOF may reasonably request.”

11.	Except as provided in this Amendment, the MOU remains in full force and effect. In the event that the Merger Closing does not occur by October 31, 2003, this Amendment shall be of no force and effect, except as to the modification to Paragraph 11 Section (c) of the MOU set forth above in Paragraph 7.

12.	Each party hereto represents and warrants that it has the requisite authority to enter into this Amendment, and that this Amendment is binding upon and enforceable against such party. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio, without regard to conflicts of law principles.

13.	Team represents, warrants and covenants that, following the Reincorporation Transaction, all obligations of Team hereunder shall be, and shall be deemed for all purposes to be, obligations of Team Newco.

14.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

15.	Any controversy or claim arising out of or relating to this Amendment shall be settled in accordance with Paragraph 17 of the MOU.

***** signature page follows *****

IN WITNESS WHEREOF, this Amendment is duly executed by the parties as of the date first written above.

TEAM AMERICA, INC.

By:
Name:
Title:

STONEHENGE OPPORTUNITY FUND, LLC

By:
Name:
Title:

PROVIDENT FINANCIAL GROUP, INC.

By:
Name:
Title:

PROFESSIONAL STAFF MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT D

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

BANK DOCUMENTS

TERM SHEET

From:	The Huntington National Bank

To:	Team America, Inc.

Date:	June 11, 2003

Re:	Team America Restructure

This term sheet (“Term Sheet”) describes the terms of the restructure of outstanding credit facilities between Team and Lender (the “Restructure”):

Effective Date:	The Restructure outlined below will become effective upon closing of the Merger (the “Closing”).

Borrowers:	Team America, Inc., an Ohio corporation (“Team”) and Vsource, Inc., a Delaware corporation (“Vsource”), which will be a 100% subsidiary by way of a reverse triangular merger (the “Merger”).

Guarantors:	All of the subsidiaries of Team and Vsource (“Guarantors”).

Lender:	The Huntington National Bank (“Huntington” or “Lender”).

Designee:	A party or parties (“Designee”) designated by Vsource to purchase concurrent with and not prior to the Closing of the Restructure (“Purchase Agreement”) The Provident Bank’s (“Provident”) pro rata share of the Term A and Term B loan facilities (“Subordinated Debt”) arising under the Third Amendment to Credit Agreement dated March 28, 2003 among Huntington, Provident and Team (“Third Amendment”). The identity of Designee and the form and content of the Purchase Agreement shall be subject to Huntington’s review and approval, which shall not be unreasonably withheld.

Facilities:	The facilities (“Facilities”) to be extended to Borrowers by Lender will be as follows:

(i) $4,077,078.79 senior term loan (the “Term Loan”). The Term Loan amount is intended to include all amounts due and owing to Lender pursuant to the terms of the Third Amendment and may be adjusted, if necessary, upon confirmation of such amount by Lender;

(ii) $411,300 standby letter of credit facility (the “First LC Facility”); and

(iii) $2,000,000 standby letter of credit facility, which is further described below (the “Second LC Facility”).

Second LC Facility	Lender and Team hereby acknowledge that the Second LC Facility is evidenced by a certain Standby Letter of Credit and Addendum thereto, each dated April 3, 2002, and documents related thereto (the “Letter of Credit Agreement”) pursuant to which Lender issued a Letter of Credit in favor of The Hartford Insurance Company in the amount of $2,000,000 (the “Hartford Letter of Credit”). The Second LC Facility is secured by those certain Stock Pledge Agreements of Steven C. Nickerson, Jose Blanco, and Stonehenge Opportunity Fund, LLC. Except as provided in the next following sentence, nothing herein shall be construed to amend or modify the terms of the Second LC Facility.

Additionally, the parties hereby agree that the Second LC Facility (i) shall be further secured by any security agreements executed in favor of Lender in connection with the Restructure; and (ii) shall be senior to the Subordinated Debt.

Subordinated Debt:

To induce Lender to extend the Facilities to Borrowers, Designee shall agree to enter into a subordination agreement to provide for the subordination of (i) the Subordinated Debt to the Facilities; and (ii) all liens on the Collateral granted to Designee to the liens on the Collateral granted to Lender. The form and content of the subordination agreement shall be satisfactory to Lender in its absolute discretion and shall contain standard intercreditor and subordination provisions regarding payment and collection, provided, however, the duration of the standstill period shall be until all amounts owing to Huntington shall have been indefeasibly paid in full.

Designee will assign the rights to the Subordinated Debt to Lender which will remain in existence until all amounts payable to Lender under the Facilities and the Huntington Payment have been indefeasibly paid in full (the “Assignment”). The Assignment will be re-assigned by Lender to Designee (inclusive of principal and accrued interest amounts due under the Subordinated Debt) upon payment of all amounts due to Lender under the Facilities, provided, however, Lender shall have a priority right to receive payment in an amount equal to $500,000 (“Huntington Payment”).

Borrower shall not make any distribution of funds on any Subordinated Debt until such time as the Facilities have been indefeasibly paid in full and the transactions contemplated by this Term Sheet with respect to the Facilities shall have been irrevocably terminated; provided, however, Borrower may pay and Designee may receive regularly scheduled payments of interest at a rate not to exceed Prime plus one percent (1%) per annum on the $1,600,000 tranche of the Subordinated Debt so long as no event of default shall have occurred and be continuing.

Collateral:

At Closing, Borrowers will provide cash collateral as security in respect of the Facilities in an amount equal to $1,000,000, which may decline on a dollar for dollar basis, as the exposure to Lender under the Facilities reduces below $1,000,000.

Borrowers will provide a cash collateral deposit by June 18, 2003 in an amount equal to $100,000 (“Cash Deposit”) with Lender as further security for the monthly principal payments payable to Lender commencing on July 1, 2003.

Lender will also have first priority liens on and security interests in all tangible and intangible real and personal property of Borrowers and Guarantors, including but not limited to, accounts receivable, inventory, equipment, customer lists, franchise rights, trademarks and contract rights, and all other tangible and intangible real and personal property of Borrowers and Guarantors now owned or hereafter acquired, as well as first priority liens on 100% of the common stock of all Guarantors and Vsource (the “Collateral”).

No other creditors will be permitted to have liens on or security interests in the Collateral for the Facilities, except for (i) usual and customary purchase money security interests; and (ii) cash collateral deposited with The Provident Bank as security for the Provident letter of credit facility in an amount equal to $508,000.

The Subordinated Debt shall be permitted to have a subordinated second lien on the Collateral. Borrowers and Guarantors may not provide additional collateral for the benefit of Designee without also providing such collateral for the benefit of Lender.

Purpose:	To refinance credit facilities now in place with Team.

Term Loan Interest Rate:	A variable rate equal to Huntington’s Prime Commercial Lending Rate (“Prime”) plus one percent (1%).

Warrants:	The Warrant Certificates (as defined in the Third Amendment) shall be issued to Lender no later than June 16, 2003.

Lender’s warrant shares shall be registered in conjunction with the first post-Merger registration by Borrowers.

Final Maturity:	The Term Loan shall mature forty-eight (48) months after the Closing.

Amortization:	Term Loan—Forty-eight (48) equal monthly payments of principal in the amount of $84,939.14 plus interest.

First LC Facility and Second LC Facility—in the event of a draw, amounts outstanding will be repaid in six equal quarterly payments beginning one quarter after the date of the draw. Notwithstanding the foregoing, all outstanding draws shall be paid in full no later than Final Maturity.

Guarantors:	All subsidiaries of Team and Vsource.

Lender Fees:	Facility fee of $150,000 (“Facility Fee”) payable on Closing to Lender.

Previously contracted and fully earned cash management fee of $25,000 payable on Closing to Lender.

Expenses:

Borrowers shall reimburse Lender for all out-of-pocket costs and expenses incurred by  it in connection with the financing transactions set forth herein, whether or not such transactions are consummated and on an on-going basis after consummation, including, without limitation, appraisal fees, consultant fees, legal fees, UCC and other lien search fees, filing fees, recording costs and other costs in connection with the perfection of liens and security interests.

Borrower shall also pay outstanding legal fees of Lender’s legal counsel in (i) an amount not less than $25,000 on or before June 20, 2003; and (ii) an aggregate amount of $55,000 on or before July 20, 2003.

Borrower shall pay the legal fees of Huntington’s legal counsel as they accrue weekly.

Representations And Warranties:

Customary and appropriate representations and warranties shall be contained in the loan documents, including without limitation, due organization and authorization, enforceability, financial condition, no material adverse changes, clear title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens, full disclosure and the accuracy of all representations and warranties.

Covenants:

Those covenants contained in the Credit Agreement dated December 28, 2000, as amended by First, Second and Third Amendments thereto (the “Existing Agreement”), among Huntington, Provident and Team, except that the financial covenants set forth therein shall be adjusted as necessary in order to reflect the combined operations of Team and Vsource after giving effect to the Merger.

In addition, such other covenants which Lender determines to be necessary and appropriate, including without limitation a liquidity ratio, shall also be required.

Events of Default:

Customary and appropriate events of default (subject to customary and appropriate grace periods) shall be contained in the loan documents, including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and “changes of control.”

Closing Date:	On or before September 30, 2003.

Documentation:

All documentation shall be in a form and content satisfactory to Huntington and to Vsource and their respective legal counsel in their absolute discretion and shall contain standard conditions required in such documents, including, without limitation, the terms hereof. Borrowers and Guarantors shall duly execute and deliver such instruments, documents, certificates, opinions, assurances, and do such other acts and things as Lender may reasonably request, to effect the purpose of the transaction described herein.

Conditions
Precedent:

No Default or Event of Default (as defined therein) shall have occurred and be continuing under the Third Amendment.

As of the Closing Date, the Merger shall have been consummated (i) substantially in accordance with the merger agreement previously provided to, and approved by, Lender; and (ii) in full compliance with all applicable laws. No amendments to the merger agreement shall have occurred which materially affect Lender.

As of the Closing Date, Borrower and the other parties thereto shall have executed and consummated the Recapitalization Agreement contemplated by the Memorandum of Understanding dated March 27, 2003, among Parent, Stonehenge Opportunity Fund, LLC, Provident Financial Group, Inc. and Professional Staff Management, Inc.

Huntington has reviewed and approved the terms and conditions of the Terms for Sale of Loan Participation and Equity Interests Relating to Team America, Inc. dated June 11, 2003 between Provident and Team (“Provident Term Sheet”). The form and content of all definitive documentation executed in connection with the Provident Term Sheet (together with the Provident Term Sheet, the “Provident Documents”) shall be subject to Huntington’s review and approval, which shall not be unreasonably withheld. Once approved by Huntington, the Provident Documents shall not be amended without Huntington’s written consent.

As of the Closing Date, Borrowers shall have reimbursed Lender for all of its out-of-pocket expenses incurred through such date, including but not limited to legal fees and disbursements.

To the extent that Borrowers fail to timely make any payment of principal, interest, charges, costs or expenses that is or becomes due to Lender under the Existing Agreement or any documents related thereto, other than this Term Sheet, Lender shall forbear from exercising its rights and remedies arising solely as a result of any such failure to pay said amounts as and when due; provided, however, that the foregoing shall not constitute a waiver of, and shall not preclude the exercise of, any right, power or remedy granted to

Bank (under the Existing Agreement or otherwise, or as provided by law) as a result of any other default or failure to comply in all respects with the terms of provisions of the Existing Agreement; and provided, further that in the event Borrowers fail to timely make any such payments, Lender shall assess a separate forbearance fee in an amount equal to $100,000 for each and every such missed or late payment (“Restructure Forbearance Fee”). Any amounts not paid as and when due and the total Restructure Forbearance Fee assessed shall be added to those amounts which are due and payable by Borrowers to Lender at Closing. Lender shall apply the amounts paid by Borrowers to Lender at Closing first to the payment of any such Restructure Forbearance Fee, then to the satisfaction of the missed payments, prior to satisfaction of any other amounts owing to Lender.

The foregoing provisions shall be set forth in a Fourth Amendment to Credit Agreement which shall be executed and delivered by Borrowers to Lender and Provident not later than June 18, 2003 which Fourth Amendment shall (i) specify that the Cash Deposit shall be the exclusive security of Lender, and (ii) amend Section 2.7(b)(i) of the Existing Agreement to provide that the Restructure Forbearance Fee shall be payable after payment of principal as provided in subsection 2.7(i)(c) thereof and prior to any payment to Borrowers as provided in subsection 2.7(i)(d) thereof.

Mutual Releases:	Borrowers and S. Cash Nickerson, on the one hand, and Lender, on the other will execute mutual releases of all claims arising prior to the date of this Term Sheet.

Other:	In the event that the post-Merger company obtains additional equity capital following Closing in an amount of at least $10 million, 20% of the proceeds from the new equity capital will be applied to reduce the Term Loan facility.

If the foregoing is acceptable to you, please indicate your acceptance of and agreement to the terms hereof by signing in the appropriate space below no later than close of business June 11, 2003 and returning to Huntington the enclosed duplicate originals of this Term Sheet.

The Huntington National Bank

By:	/S/ MICHAEL R. CROSS
Name: Michael R. Cross
Its: Senior Vice President

ACCEPTED THIS 11TH DAY OF JUNE, 2003

Team America, Inc.

By:	/S/ S. CASH NICKERSON
Name: S. Cash Nickerson
Its: Chairman and CEO

[insert logo here]

June 12, 2003

Dennis M. Smith

Vice Chairman & Chief Financial Officer

Vsource, Inc.

16875 Bernardo Drive

Suite 250

San Diego, California 92127

Re: Commitment to Sell Participation in Loans to, and Equity Securities of, Team America, Inc.

Dear Mr. Smith:

You have requested that The Provident Bank (“Provident Bank”) provide Vsource, Inc. (the “Company”) with a commitment to sell to the Company its interest in the $6,000,000 Term A Loan and the $3,060,175.88 Term B Loan (collectively, the “Loans”) currently outstanding under the Credit Agreement dated as of December 28, 2000, as amended (the “Credit Agreement”), among Team America, Inc. and Mucho.com, Inc., as Borrowers, and Provident Bank, as Agent and a Lender, and The Huntington National Bank, as a Lender.

You have also requested that Provident Financial Group, Inc. (“PFGI”) simultaneously provide the Company with a commitment to sell to the Company all shares of Common Stock, Series A Preferred Stock and Warrants to purchase shares of Common Stock of Team America, Inc. held by PFGI and all right, title and interest of PFGI in and to that certain Memorandum of Understanding, as amended, more fully described in the Term Sheet referred to herein (collectively, the “Equity Securities”).

Provident Bank and PFGI are pleased to provide their respective commitments to sell to the Company (or its permitted assignee) all of Provident Bank’s interest in the Loans and PFGI’s interest in the Equity Securities (the “Transactions”) on the terms described in the terms attached to and made part hereof (the “Term Sheet”). The terms of the Transactions will be documented in such definitive agreements, instruments, certificates and documents as are customary for comparable transactions and such other terms which the Company, Provident Bank and PFGI agree upon in the exercise of commercially reasonable good faith negotiations (collectively, the “Transaction Documents”). The Transaction Documents shall supersede this letter.

Provident Bank and PFGI are willing to accept the Purchase Price (as defined in the Term Sheet) solely in connection with and in the context of the Transactions and such Purchase Price shall not be deemed to be an admission of value of the interests being sold or underlying collateral for any other purpose.

The obligations of Provident Bank and PFGI to consummate the Transactions are subject to the Company’s acceptance of this letter as provided below and compliance with all the other conditions of this letter and the Term Sheet. After receiving the Company’s acceptance, Provident Bank and PFGI shall cause their counsel to prepare the definitive Transaction Documents.

The Company (a) acknowledges that the consummation of the Transactions is a condition precedent to the closing of each of the MOU Amendment and the Merger Agreement, (b) agrees that, for purposes of the Stockholder Voting Agreement executed by PFGI in connection with the Merger Agreement, the Transactions constitute a permitted Disposition under such Stockholder Voting Agreement and PFGI’s vote can only be exercised in favor of a transaction which results in the consummation of the Transactions contemplated hereby, and (c) agrees that the effectiveness of PFGI’s signatures on the MOU Amendment and Stockholder Voting Agreement are expressly contingent upon this acceptance of this letter by the Company.

The Company hereby indemnifies and holds harmless Provident Bank, PFGI and each director, officer, employee, agent and affiliate thereof (each, an “Indemnified Person”), from and against any and all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this letter, the Term Sheet or the Transactions contemplated hereby to the extent arising from the acts or omissions of the Company or its permitted assigns (other than the Company’s decision to terminate the Merger Agreement or not complete the Transactions), including without limitation the reasonable fees and disbursements of Provident Bank’s and PFGI’s inside and outside counsel, but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a final nonappealable judgment of a court. Neither Provident Bank nor PFGI shall be responsible or liable to the Company or any other person or entity, including but not limited to Team America, Inc. or its subsidiaries or their respective successors and assigns, for any damages, consequential or otherwise, which may be incurred or alleged as a result of this letter, the Term Sheet or any of the Transactions contemplated hereby. The Company’s obligations under this paragraph shall survive any termination of this letter except that upon the execution of the definitive Transaction Documents the terms of such Transaction Documents shall supersede these provisions.

This letter and the Term Sheet are delivered to the Company on the condition that Provident’s and PFGI’s identity be kept confidential and not to be shown to, or discussed with, any third party other than potential assignees of the Company’s rights and the parties referred to in the Term Sheet from whom consents and releases are required (the “Transaction Parties”), including any financial institution, other than (i) on a confidential or need-to-know basis with the Company’s and the Transaction Parties’ directors, officers, employees, counsel and other advisors, or (ii) as required by law, including but not limited to, securities laws applicable to the Company or any of the Transaction Parties; provided that any disclosure required by law shall be made only after notice to Provident Bank and PFGI and the exercise of reasonable efforts to minimize such disclosure to the maximum extent permitted by law. Provident Bank and PFGI acknowledge and agree that the Company is required to publicly file a copy of this letter, the Term Sheet and the Transaction Documents with the Securities and Exchange Commission.

This letter is for the Company’s benefit only and, except for the Company’s permitted assigns, no other person, including but not limited to the Transaction Parties, may obtain any rights under this letter or be entitled to rely or claim reliance on this letter’s terms and conditions. This letter may be assigned by the Company to a party or parties approved in writing by The Huntington Bank; provided that such assignment shall not affect or release any liability of Vsource, Inc. under this letter.

The Company will reimburse Provident Bank and PFGI for all the fees and expenses of Provident Bank’s and PFGI’s outside counsel incurred in representing Provident Bank and PFGI in the Transactions, such fees to be based upon, among other things, the hourly rates customarily charged by the attorneys and paralegals performing services for Provident Bank and PFGI. Expenses shall include all costs and disbursements incurred by such counsel, including postage, courier services, photocopying charges, telephone and fax charges and other customary disbursements related to comparable transactions. The legal fees and expenses described above shall be payable by the Company whether or not a closing ever takes place; provided that, such reimbursement obligation shall not exceed $25,000.

Provident Bank, PFGI and the Company hereby irrevocably waive any right to trial by jury in any claim, demand, action, or cause of action arising under this commitment letter, the Term Sheet, any transaction relating thereto, or any other instrument, document or agreement executed or delivered in connection therewith, and acknowledge that the foregoing waiver is knowing and voluntary.

If the agreement evidenced by this letter and the Term Sheet incorporated herein is acceptable, please indicate your acceptance by signing and returning a copy of this letter prior to 9:00 a.m. (EDST) on June 12, 2003, and paying the Deposit specified in the Term Sheet pursuant to the enclosed wire transfer instructions for our receipt prior to 5:00 p.m. (EDST) on June 13, 2003.

We look forward to working with you on successfully completing these Transactions. We will begin documenting the Transactions after we have received this letter countersigned by you and the Deposit.

This offer will expire on June 12, 2003 at 9:00 a.m. (EDST) unless a signed copy of this letter is delivered in the manner specified above, or on June 13, 2003 at 5:00 p.m. (EDST) unless the Deposit is delivered in the manner specified above. If this offer is accepted, definitive documentation will be provided by Provident and PFGI to the Company for the Company’s review on or prior to June 17, 2003. If such documents are so timely provided and Provident and PFGI negotiate promptly and in good faith and definitive documents are not executed on or before 5:00 p.m. (EDST) on June 30, 2003, this commitment will expire and Provident Bank and PFGI will have no liability or further obligation.

Sincerely,

THE PROVIDENT BANK

By:	/s/ Stephen P. Wood
Name:	Stephen P. Wood
Title:	Senior Vice President

PROVIDENT FINANCIAL GROUP, INC.

By:	/s/ James L. Gertie
Name:	James L. Gertie
Title:	Executive Vice President

Agreed and accepted with the intent to be  legally bound:

Vsource, Inc.

By:	/s/ Dennis M. Smith
Dennis M. Smith
Vice Chairman & Chief Financial Officer

[insert logo here]

TERMS FOR

SALE OF LOAN PARTICIPATION AND

EQUITY INTERESTS RELATING TO

TEAM AMERICA, INC.

Loans :	$6,000,000 Term A Loan, $3,060,175.88 Term B Loan (the “Loans”) and $914,000 Letter of Credit Facility under the Credit Agreement dated as of December 28, 2000, as amended (the “Credit Agreement”), among Team America, Inc. (“Team America”) and Mucho.com, Inc., as Borrowers, and The Provident Bank (“Provident”), as Agent and a Lender, and
The Huntington National Bank (“Huntington”), as a Lender.

Loan Participation Percentage:	55.5555556%

Equity Securities:	All shares of Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares of Team America held by Provident Financial Group, Inc. (“PFGI”), all Warrants to purchase Common Shares of Team America held by PFGI and all of PFGI’s right, title and interest in the Memorandum of Understanding dated as of March 27, 2003 (the “MOU”), among Team America, Stonehenge Opportunity Fund, LLC, PFGI and Professional Staff Management, Inc., as amended by the MOU Amendment hereinafter defined (collectively, the “Equity Securities”).

Seller:	Provident as to its Participation Percentage of the Loans. PFGI as to the Equity Securities.

Purchaser:	Vsource, Inc., a Delaware corporation, and its permitted assigns (“Purchaser”).

Purchase Price:	At Closing, Purchaser shall pay $1,600,000 to Provident in immediately available funds (the “Purchase Price”). Provident Bank and PFGI are willing to accept the Purchase Price solely in connection with and in the context of the transactions described herein, including the release referred to herein (the “Transactions”), and such Purchase Price shall not be deemed to be an admission of value of the interests being sold or underlying collateral for any other purpose.

Deposit:	Upon its execution of the cover letter transmitting these Terms, Purchaser shall pay $100,000 to Provident as a non-refundable good faith deposit, payable in immediately available funds (the “Deposit”). The Deposit shall be credited to the Purchase Price at Closing. If the Closing does not occur on or before the Closing Date, the Deposit shall not be credited to the Purchase Price. If for any reason the Transaction is not completed, Vsource’s sole liability to Provident shall be the Deposit, Vsource’s agreement to reimburse Provident for up to $25,000 in legal fees and expenses and certain indemnification obligations contemplated by that certain letter dated the date hereof among Provident, PFGI and Vsource.

Letters of Credit:

The existing letters of credit issued by Provident under the Credit Agreement in favor of The Hartford Insurance Company and the Ohio Bureau of Workers Compensation (the “Existing Letters of Credit”) shall be replaced by separate substitute letters of credit issued concurrently by each of Provident and Huntington for their respective pro rata shares of the liability under the Existing Letters of Credit (the “Substitute Letters of Credit”). Provident’s Substitute Letters of Credit shall be 100% secured at all times by a cash collateral account transferred to and owned by Provident free and clear of encumbrances, liens and security interests. Provident’s Substitute Letters of Credit shall be non-renewable, shall not exceed Provident’s portion of the stated amounts of the replaced Existing Letters of Credit and shall expire no later than June 30, 2004 (the “Maturity Date”). Purchaser shall cooperate with Team America to exercise best efforts to reduce the stated amounts of the Substitute Letters of Credit below the stated amounts of the Existing Letters of Credit. Upon any draw of the Substitute Letters of Credit, Provident shall have the right to immediately apply such cash collateral funds as shall be necessary to make Provident whole.

Agent:	At Closing, Provident shall resign as Agent under the Credit Agreement.

Assignment:

Provident shall assign its interest in the Loans, the Credit Agreement and all related Loan Documents (excluding its interests relating to the Existing Letters of Credit) and PFGI shall assign the Equity Securities to the Purchaser without recourse and without any representation or warranty other than due authorization and good and marketable title.

Liens:	Provident shall assign to Purchaser its liens and security interests under the Credit Agreement and other Loan Documents defined therein.

Closing Date:

August 31, 2003, or as soon as practicable thereafter but no later than September 30, 2003; closing shall occur concurrent with and not prior to the closing of the Restructure, as defined in a certain Term Sheet dated June 12, 2003 by and between Huntington and Team America.

Conduct Pending Closing:

To the extent that Borrowers fail to make any payment of any principal, interest, charges, costs or expenses that is or becomes due to Lenders under the Credit Agreement or other Loan Documents, Provident shall forbear the exercise of its rights and remedies in respect of such amounts which are allocable to Provident and they shall be added without limitation to the Purchase Price at Closing for full payment at Closing; provided that this provision shall not constitute a waiver of any default arising from any such nonpayment.

The Merger Agreement for the Merger (hereinafter defined) shall not be amended in any manner adverse to Provident or PFGI.

Merger:

Neither Provident nor PFGI consents to or approves the merger of Purchaser and Borrowers (the “Merger”) unless the Transactions are completed. The failure of Purchaser to timely consummate the Transactions shall prohibit Team America from consummating the transactions contemplated in connection with the Merger, including but not limited to the Amendment to the MOU executed in connection herewith (the “MOU Amendment”) among Team America, Stonehenge Opportunity Fund, LLC, PFGI and Professional Staff Management, Inc., and the Transactions shall be null and void ab initio, with no effect whatsoever, except that Provident shall retain the non-fundable Deposit.

Consents:

Huntington, Team America, and the parties to the MOU shall have consented in writing to the Transactions prior to or simultaneously with the execution of the commitment letter transmitting these Terms.

Releases:

As a condition to Closing, Huntington, all Borrowers, all Guarantors and all parties to the MOU Amendment shall have fully released and discharged Provident and PFGI from any and all past, present and future claims arising from or relating to the Credit Facility, the Equity Securities, the MOU Amendment, the Merger and the Transactions; provided that Huntington’s release shall not extend to the gross negligence or willful misconduct of Provident and Provident shall provide a mutual release to Huntington at Closing if requested to do so by Huntington.

Documentation:

All documentation evidencing or relating to the Transactions (the “Transaction Documents”) shall be consistent with the terms and conditions hereof and with other customary terms and conditions as are agreed to by Provident, PFGI and the Company  and their legal counsel in commercially reasonable good faith negotiations.

Expenses:	At Closing, Purchaser shall reimburse up to $25,000 of reasonable out-of-pocket costs and expenses incurred by Provident in connection with the Transactions.

Governing Law:	The Transaction Documents shall be governed by the laws of Ohio, with submission to Ohio jurisdiction and venue.

Waiver of Jury Trial:	All Transaction Documents shall contain a waiver of jury trial.

Assignment:

No party may assign or transfer any of its rights or obligations under the Transaction Documents, except that Vsource, Inc. may assign its rights under the Transaction Documents to a party or parties approved in writing by Huntington; provided that such assignment shall not affect or release any liability of Vsource, Inc. under the Transaction Documents.

ACH Facility:

Provident has agreed to extend the Amended and Restated Intercreditor Agreement dated as of March 28, 2003, between Provident and Huntington as to the Amended ACH Agreement defined therein until September 30, 2003, provided that Huntington extends  the Amended ACH Agreement on its current terms to such date.

THE PROVIDENT BANK

WIRE TRANSFER INSTRUCTIONS

To:	Vsource, Inc.

Date:	June 12, 2003

Re:	$100,000 Deposit for Purchase of Loan Participation and Equity Interested Relating to Team America, Inc.

Please remit payment of the Deposit referred to above to the following account and notify Stephen Wood at (513) 579-2096 and Eric J. Geppert at (513) 929-3405 of its transmission and Federal Reference Number:

The Provident Bank

Cincinnati, Ohio

ABA 042 000 424

GL Account 216-11320

Ref: Team America

EXHIBIT E

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF CERTIFICATE OF INCORPORATION OF TEAM

(POST-REINCORPORATION)

CERTIFICATE OF INCORPORATION

OF

VSOURCE CORP.

1. Name. The name of the corporation is “Vsource Corp.” (the “Corporation”).

2. Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is “The Corporation Trust Company”.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock. The Corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is [            ], with a par value of $0.01 per share.

5. Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

6. Creditor Arrangement. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7. Staggered Board of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the Bylaws.

(a) The Board of Directors shall be divided into three classes with each class containing one third of the total number of directors as nearly equal in numbers as possible. Any inequality among the classes in the number of directors comprising such classes shall not impair the validity of any action taken by the Board of Directors. Directors of the first class shall hold office for a term expiring at the next succeeding annual meeting following the incorporation of the Corporation, the directors of the second class shall hold office for a term expiring at the second succeeding annual meeting, and the directors of the third class shall hold office for a term expiring at the third succeeding annual meeting.

(b) Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c) In the event of any increase or decrease in the authorized number of directors, each director then serving shall nevertheless continue as a director of the class of which such person is a member until the expiration of such person’s term, or such person’s earlier death, resignation or retirement.

(d) Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall have been elected and qualified. If there are no directors then in office, an election of directors may be held in the manner provided by statute.

8. Stockholder Vote Required

(a) The following definitions shall apply for the purposes of this Article 8 only:

(i) “Authorized Exchange” shall mean an internationally recognized exchange or quotation system, which exchange or quotation system shall have a minimum market capitalization, based on the market value of all of the securities listed thereon, of US$50 billion, as quoted and reported within the EMTK Function of Bloomberg Financial Markets or, if not so quoted, based upon statistics made publicly available on such exchange.

(ii) “Merger” shall mean the merger of Merger Sub with and into Vsource upon the terms and subject to the conditions set forth in the Merger Agreement.

(iii) “Merger Agreement” shall mean that certain Merger Agreement dated as of June , 2003 by and among Vsource, Inc. (“Vsource”), a Delaware corporation, TEAM America, Inc. (“TEAM America”), an Ohio corporation and Beaker Acquisition Co., Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of TEAM America.

(iv) “Non-Qualifying Common Financing” shall mean any proposed authorization or issuance by the Corporation of any new shares of Common Stock for the purpose of selling such Common Stock at a price less than $0.75 per share (as adjusted for stock splits, stock dividends, combinations and the like) (the “Benchmark Price”), including, without limitation, any debt or securities that are convertible, exercisable or exchangeable for or into Common Stock at an effective price of less than the Benchmark Price, and any options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of Common Stock at a price less than the Benchmark Price; provided, however, that the term “Non-Qualified Common Financing” does not include any authorizations, issuances or sales of shares of Common Stock by the Corporation if such authorization, issuance or sale is made (x) pursuant to an employee or director stock option/stock issuance plan or employee stock purchase plan that has been approved by stockholders holding a majority of the share capital of the Corporation (as determined on a fully diluted basis), (y) in connection with the Merger or in connection with a stock split or stock dividend, or (z) upon the exercise, conversion or exchange of options, warrants, notes or other rights to acquire shares of Common Stock issued and outstanding on June     , 2003 or issued prior to or in connection with the Merger.

(v) “Non-Qualifying Sale” shall mean any sale or other acquisition (including by merger or consolidation) of more than fifty percent (50%) of the Corporation’s Common Stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee or director stock option plan which have vested), where:

(x) the consideration takes the form of equity of the acquiror and (1) such equity is not  traded on an Authorized Stock Exchange or, (2) if such equity is traded on an Authorized Stock Exchange, (A) the consideration shares have not been registered pursuant to an effective registration statement (if registration is required for such consideration shares to trade on the applicable Authorized Stock Exchange) or (B) the average daily trading volume for such acquiror’s listed equity during the 180-trading day period immediately preceding the closing of such Non-Qualifying Sale is less than $1,000,000 per day (as determined by multiplying the daily number of shares traded by the average of the high and low bid prices each day), in each case unless the consideration also includes cash in an amount equal to or greater than the Benchmark Price; or

(y) the consideration takes the form of cash and the purchase price is less than the Benchmark Price.

(vi) “Senior Equity Financing” shall mean any proposed (x) authorization, issuance or sale by the Corporation of any shares of capital stock of the Corporation that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation of the Corporation to capital stock held by the stockholders (the “Senior Equity”), including, without limitation, any securities convertible, exercisable or exchangeable for shares of Senior Equity of the Corporation, and any options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such Senior Equity, including any stock appreciation or similar rights, contractual or otherwise or (y) issuance or incurrence of debt by the Corporation that is convertible for shares of capital stock (including Senior Equity or Common Stock) of the Corporation.

(b) In addition to any approval which might otherwise be required by Delaware law, the approval by a majority of the stockholders of the Corporation entitled to vote generally in the election of directors, voting as a single class at a special meeting of the stockholders, shall be required to consummate any of the following actions or transactions:

(i) Any Senior Equity Financing;

(ii) Any Non-Qualifying Common Financing; or

(iii) Any Non-Qualifying Sale.

(c) Such vote shall be required notwithstanding any other provision of this Certificate of Incorporation, any provision of law or any agreement with any regulatory agency or national securities exchange which might otherwise not require such a vote.

9. No Director and Officer Liability.

(a) To the fullest extent permitted by the law of the State of Delaware as it now exists or may hereafter be amended, no director or officer of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach or breaches of fiduciary duties owed by such director or officer, as applicable; provided that the provisions of this article shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director or officer derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protections of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while such a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or any partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the law of the State of Delaware.

(d) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the law of the State of Delaware.

(e) The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(f) Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the law of the State of Delaware any modification of law, shall eliminate or reduce the effect of this Article 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

10. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges conferred upon stockholders, directors or other persons pursuant to this Certificate of Incorporation are granted subject to this reservation.

11. Supermajority Vote for Certain Amendments to Certificate. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 67% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required (a) to amend or alter any provision of Article 4 that would authorize or set forth terms related to any capital stock other than Common Stock; or (b) to amend, alter or repeal this Article 11.

12. Stockholders’ Written Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by written consent signed by stockholders holding not less than the necessary majority of shares to take the action if it were taken at a meeting.

13. Election by Written Ballot. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

14. Incorporator. The name of the incorporator is [                ], whose mailing address is [                ].

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true; and I have accordingly hereunto signed this certificate of incorporation on [                ], 2003.

[ ]
Incorporator

EXHIBIT F

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF BYLAWS OF TEAM

(POST-REINCORPORATION)

BYLAWS

OF

VSOURCE CORP.

BYLAWS

of

VSOURCE CORP.

(the “Corporation”)

ARTICLE 1

STOCKHOLDERS

Section 1.1 Annual Meetings. An annual meeting of the stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, the President or the Board of Directors. Such special meetings shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5 Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by a chairman designated by the Board of Directors, or in the absence of such designation, by the Chief Executive Officer, or in the absence of the Chief Executive Officer, by the President, or in the absence of the foregoing persons, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Conduct of Meetings. The Board of Directors may adopt by resolution such rules and procedures for the conduct of meetings of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures as the chairman shall determine for the proper conduct of the meeting.

Section 1.8 Voting; Proxies.

(a) Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by the stockholder that has voting power upon the matter in question.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

(d) Voting at meetings of stockholders need not be by written ballot. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(e) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(f) The date and time of the opening and the closing of the polls for each matter upon which the stockholder will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

(g) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons who represent more votes than the holder of a proxy is authorized by the record owner to case or more votes than the stockholder holds of record.

(h) At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the Certificate of Incorporation) the Board of Directors may require a larger vote upon any election or question.

Section 1.9 Fixing Date for Determination of Stockholders of Record.

(a) Notice and Voting Rights: In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) Consents: In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, the Certificate of Incorporation or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office, principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the Certificate of Incorporation or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Other Lawful Action: In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.10 List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.11 Consent of Stockholders in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The consent or consents shall be delivered to the Corporation by delivery to its registered office, principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by law, to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner indicated above. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE 2

BOARD OF DIRECTORS

Section 2.1 Functions and Compensation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof.

Section 2.2 Number; Qualifications. The Board of Directors shall consist of three or more members, and initially shall consist of seven (7) members; provided, however, the number of directors may be increased or decreased from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.3 Election.

(a) The Board of Directors shall initially consist of the persons elected as such by the incorporator. The directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as the then total number of directors permits. Initially, Class I directors shall be appointed or elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(b) Any amendment, change or repeal of this Section 2.3, or any other amendment to these Bylaws that will have the effect of permitting circumvention of or modifying this Section 2.3 shall require the favorable vote, at a stockholders’ meeting, of the holders of at least 67% of the then-outstanding shares of stock of the Corporation entitled to vote.

(c) With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 2.5 of this Article II, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 2.4 Nominating Procedures for Directors. Nominations for election to the Board of Directors may be made by the Board of Directors or a nominating committee appointed by the Board of Directors or by any holder of any shares of the capital stock of the Corporation entitled to vote for the election of directors. Nominations other than those made by or on behalf of the management of the Corporation must be made in writing delivered or mailed to the Secretary of the Corporation not less than 120 days in advance of the anniversary date of the Corporation’s proxy statement released to its stockholders in connection with the previous year’s annual meeting of stockholders. The notice concerning the nomination must contain the following information to the extent known to the notifying stockholder: (a) the name and address of the stockholder who intends to make the nomination; (b) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name and address of each proposed nominee; (d) the principal occupation of each proposed nominee; (e) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (f) the number of shares of capital stock of the Corporation owned by the notifying stockholder. Nominations not made in accordance herewith may be disregarded by the chairman of the meeting at his discretion, and upon his instructions the vote tellers will disregard all votes cast for each such nominee.

Section 2.5 Resignation; Removal; Vacancies. Any Director may resign at any time upon written notice to the Corporation. Stockholders may remove Directors only for cause by vote of a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring in the Board of Directors for any reason may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each Director so elected shall hold office until the expiration of the term of office of the Director whom he or she has replaced.

Section 2.6 Annual and Regular Meetings.

(a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders’ meeting and at the place where such stockholders’ meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

(b) Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

Section 2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer or by one-third (1/3) of the members of the Board of Directors (rounded up to the nearest whole number).

Section 2.8 Notice of Special Meetings. Notice of the time and place of special meetings shall be given to each director in writing or orally, in person or by telephone. In case such notice is mailed, it shall be deposited in the United States mail, addressed to the director at the director’s address shown on the records of the Corporation, postage prepaid, at least five (5) business days prior to the time of the meeting. In case such notice is sent by facsimile machine, it shall be telecopied to the director at the director’s telecopy number shown on the records of the Corporation at least twenty-four (24) hours prior to the meeting. In case such notice is sent by e-mail, it shall be sent to the director at the director’s e-mail address shown on the records of the Corporation at least twenty-four (24) hours prior to the time of the meeting. In case such notice is given orally, it shall be given to the director at least twenty-four (24) hours prior to the time of the meeting.

Section 2.9 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.9 shall constitute presence in person at such meeting.

Section 2.10 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.11 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman by the Vice Chairman of the Board, if any, or in the absence of a Vice Chairman, by the Chief Executive Officer or the President, or in the absence of the Chief Executive Officer or the President, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.12 Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 3

COMMITTEES

Section 3.1 Committees.

(a) General. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Corporation.

(b) Executive Committee. The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action that must be submitted to stockholders for approval under the Delaware General Corporation Law.

Section 3.2 Committee Rules Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to ARTICLE 2 of these Bylaws.

ARTICLE 4

OFFICERS

Section 4.1 Executive Officers; Election; Qualifications. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a Chief Executive Officer, President, Chief Financial Officer and Secretary, and it may, if it so determines, elect a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

Section 4.2 Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding the officer’s election, and until the officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.3 Powers and Duties of Executive Officers.

(a) General. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

(b) Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers commonly incident to the office of chief executive or delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

(c) President. The President shall perform all duties and have all powers commonly incident to the office of president or delegated to him or her by the Chief Executive Officer and the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall upon the grant of authority from the Chief Executive Officer have general supervision and direction of all of the other officers, employees and agents of the Corporation. The President shall be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

(d) Chief Financial Officer. The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

(e) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.4 Compensation. The Board of Directors shall fix the compensation of the Chairman of the Board, the Chief Executive Officer and of the President and shall fix, or authorize the Chairman of the Board, the Chief Executive Officer or the President to fix the compensation of any or all others. The Board of Directors may allow compensation to be determined by members of any committee and may provide for compensation to any director for attendance at meetings or for any special services.

ARTICLE 5

STOCK

Section 5.1 Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by the holder in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2 Transfer of Stock. Upon surrender to the Corporation or the transfer agent for the Corporation of a certificate for shares endorsed or accompanied by a written assignment signed by the holder of record or by such holder’s duly authorized attorney-in-fact, it shall be the duty of the Corporation, or its duly appointed transfer agent, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5.3 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Definitions. For purposes of this Article, the following definitions shall apply:

(a) “the Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(b) “other enterprises” includes employee benefit plans and nonprofit enterprises;

(c) “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan;

(d) “serving at the request of the Corporation” includes any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

Section 6.2 Indemnification in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. Subject to Section 6.4 and Section 6.9 of this Article, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amount paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 6.3 Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 6.4 and Section 6.9 of this Article, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 6.4 Authorization of Indemnification. Any indemnification under Section 6.2 or Section 6.3 this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.2 and Section 6.3 of this Article, as the case may be. Such determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(d) by the stockholders. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.5 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer, director, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding by the Corporation upon receipt of (a) a written request by or on behalf of the director, officer, employee or agent including such evidence of the incurrence of expenses as the Corporation may reasonably request, and (b) a written undertaking by or on behalf of such director, officer, employee or agent to repay all such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in these Bylaws.

Section 6.6 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 6.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent serving at the request of the Corporation as a director, officer, employee or agent on another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify or the obligation to indemnify such person against such liability under this Article.

Section 6.8 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.9 Limitation on Indemnification. Notwithstanding anything contained in this Article to the contrary, the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2 Seal. The Corporation may, but need not, have a corporate seal that may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3 Execution of Corporate Instruments.

(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the Corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed), the Chief Executive Officer or by the President; such documents may also be executed by any Vice-President and by the Secretary of Treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts by the Corporation shall be signed by such person or persons as the Board of Directors shall authorized so to do.

(d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board of Directors.

Section 7.4 Voting of Securities Owned by Corporation. All stock and other securities of other corporations owned or held by the Corporation for itself or for other parties in any capacity shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution by the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the Chief Executive Officer, or by the President, or by any Vice-President.

Section 7.5 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless required by the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

Section 7.6 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because the votes of such persons are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorized the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

Section 7.7 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 7.8 Amendment of Bylaws. These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 1.11 of Article 1, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or terms of office of directors.

EXHIBIT G

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

NICKERSON TERM SHEET

Employment Agreement

Between

TEAM America, Inc. (“Company”) and S. Cash Nickerson (“Nickerson”)

Term Sheet

1.	Duties: Vice Chairman of Company.

2.	Effective Date: Effective date of merger between Vsource and Company.

3.	Term: At will subject to severance below.

4.	Best Efforts: Executive will devote sufficient business time to the performance of his duties and use his best efforts to advance the interests of Company.

5.	Compensation: Base Salary of $350,000; Target Incentive Bonus of 100% of Base Salary payable upon the achievement of performance targets set by the Board of Director’s Compensation Committee.

6.	Stock Options, Restricted Stock and Similar Types of Compensation Benefits:

(a) Company Common Stock or Options to Acquire Company Common Stock. In recognition of Nickerson’s efforts to bring about the merger between Vsource and Company, his unique knowledge of and management experience with respect to Company, and as an inducement for Nickerson to remain with Company as Vice Chairman and thereby contribute to the completion of the proposed merger and the success of the merged company, prior to the merger and subject to the approval of its shareholders, Company expects to award Nickerson 1.8 million shares of Company common stock (or “in the money” options or other convertible securities to acquire 1.8 million shares of Company common stock, or any combination of shares and options or convertible securities, at Nickerson’s option, that in the aggregate would result in the same number of shares (together, the “Granted Shares”)). On or before the merger closing, Nickerson may designate, in lieu of himself, one or more Company employees to receive a portion of the Granted Shares. The Granted Shares so awarded shall be fully vested, and in the case of options or convertible securities, also 100% immediately exercisable by Nickerson or the applicable designee, prior to completion of the merger. For the avoidance of doubt, these 1.8 million shares of common stock (i) have already been treated as issued and in existence for purposes of calculating the Common Stock Exchange Ratio (as defined in the merger agreement relating to the Vsource and Company merger) and (ii) will not be issued under any of Company’s existing stock option or stock issuance plans. Nickerson hereby acknowledges and agrees that the employment agreement contemplated by this Term Sheet shall not contain an initial “signing” award of shares or options to acquire Company common stock.

(b) Grants of stock options, restricted stock and participation in stock programs or similar types of compensation plans on the same terms and conditions made available to other members of Company’s senior management.

7.	Benefits:

Participation in medical, dental, vision, life insurance, disability, and retirement programs provided by Company.

Relocation Allowance: An allowance to relocate to California of $60,000, plus reimbursement of reasonable expenses for the packing and moving of household goods.

Automobile. An auto allowance of $1,000 per month.

Professional income tax preparation services.

8.	Expenses. Reimbursement for all reasonable expenses for Company-related business upon presentation of proper documentation.

9.	Vacations: Same as other Vice Chairman.

10.	Termination:

By Nickerson: Voluntary termination at any time upon 90 days written notice.

By Company: Immediately for actual cause, which shall include a felony crime conviction, gross negligence or dishonesty in the performance his duties, willful disobedience or willful misconduct; Upon 90 days’ notice for termination by the Company for other than for actual cause, which is included in severance.

By reason of Nickerson’s death during the contract term: employment shall be deemed to have terminated on the last day of the month in which the death occurred.

By reason of disability during the contract term: employment shall be deemed to have terminated on the last day of the month in which Nickerson is deemed disabled.

11.	Severance: Six months base salary if Nickerson is terminated by the Company without cause, by reason of death or disability, if the contract is not renewed, or if Nickerson terminates his employment with the Company because of a reduction in his duties.

12.	Non-Competition: The employment agreement will provide for a 1 year non-competition period following Nickerson’s termination of employment with the Company.

13.	Confidential Information: The employment agreement will provide for a 2 year period following Nickerson’s termination of employment with the Company during which he will not use or disclose any confidential information of the Company.

Annex B

[Logo of First Analysis appears here]	233 South Wacker Drive • Suite 9500 • Chicago, Illinois 60606
(312) 258-1400 • (800) 866-3272 • Fax (312) 258-0334
www.firstanalysis.com

June 5, 2003

Board of Directors

Vsource, Inc.

16875 West Bernardo Drive, Suite 250

San Diego, CA 92127

Gentlemen:

We understand that Vsource, Inc. (“Vsource” or the “Company”), a Delaware corporation, TEAM America, Inc. (“TEAM” or the “Acquiror”), an Ohio corporation, and Beaker Acquisition Co., Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of TEAM, propose to enter into a Merger Agreement to be dated June 9, 2003 (the “Merger Agreement”) which provides, among other things, for the merger of Vsource, with and into Merger Sub (the “Merger”). As set forth more fully in the Merger Agreement, owners of the common stock of Vsource, $0.01 par value, will convert into 3.10 shares (the “Exchange Ratio”) of TEAM common stock, without par value, per common share, and the owners of preferred stock of Vsource, will convert into Team common stock at the exchange ratios set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Exchange Ratio as defined in the Merger Agreement to be offered to Vsource’s common stockholders pursuant to the Merger is fair to Vsource’s common stockholders from a financial point of view.

In arriving at our opinion set forth below, we were supplied with documents and information in connection with the Merger by Vsource’s management, in addition to publicly available information. To wit:

1)  Reviewed the terms of the Merger Agreement and the associated exhibits thereto in the form of the draft received by us via electronic mail on June 4, 2003 from Vsource management (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

2)  Reviewed Vsource’s Annual Report and Form 10-K for the fiscal year ended January 31, 2003, including the audited financial statements included therein;

3)  Reviewed Vsource press releases and other SEC filings from December, 2002 to present;

4)  Reviewed certain internal financial and operating information, supplied by management, relating to the business, earnings, cash flow and assets of Vsource;

5)  Conducted discussions with members of the management of Vsource concerning the operations, business strategy, financial performance and prospects for Vsource;

6)  Discussed with the management of Vsource its view of the strategic rationale for the Merger;

7)  Reviewed the historical market prices and trading activity of the common stock of Vsource and TEAM;

8)  Reviewed the historical market exchange ratios between the individual shares of common stock of Vsource and TEAM;

9)  Compared Vsource with certain public companies which we deemed to be comparable to Vsource;

10)  Compared the financial terms of the Merger with the financial terms of selected transactions of companies we deemed to be comparable to Vsource; and

11)  Performed a discounted cash flow analysis of the projected cash flows of Vsource on a stand-alone basis, based on projections provided by Vsource management.

In rendering our opinion, we have assumed and relied, without responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Vsource that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Vsource as to the future financial performance of Vsource, and we have relied upon Vsource to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made or been provided with an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Vsource nor have we made any physical inspection of any properties or assets of Vsource. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, information made available to us as of the date hereof, and any material change in such information would require a reevaluation of this opinion.

Management has advised us that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have been informed by Vsource management and we are assuming in reliance that the Merger, the bank refinancing to be completed pursuant to the financing agreements, as set forth in the term sheet dated June 4, 2003 and the Merger Agreement (“Financing Agreements”), and the recapitalization of TEAM to be completed pursuant to a recapitalization agreement, as defined in the Merger Agreement, will all be consummated in accordance with their terms without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

We express no opinion regarding the liquidation value of Vsource or of the companies post-Merger, or any lending terms. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, any insurance related or pension related liabilities of TEAM, and their impact on future cash flow and earnings, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Vsource, TEAM or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters. We are assuming that the post-Merger entity has sufficient cash on hand to meet anticipated obligations through at least June 30, 2005; that the liability exposure to TEAM from workers compensation claims are adequately reflected on TEAM’s balance sheet; that there will be no impact on the post-Merger entity from SARS or any related diseases; and that there will be no material impact to the post-Merger entity as a result of option or warrant repricing or constructive repricing issues. We have made no analysis and express no opinion as to any post-Merger transaction, if any, with affiliates and related parties.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Vsource have traded or may trade following announcement or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of Vsource. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which Vsource might engage.

The preparation of the opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. While we considered many factors, none were dispositive and none were given any particular weight in rendering our opinion. Selecting portions of the analyses or of the summary, without considering the analyses as a whole, could create an incomplete view of the process underlying our opinion.

In connection with the preparation of this opinion, we have not been authorized by either the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Consequently, we express no opinion as to whether any alternative transaction might produce consideration for the shareholders of the Company in an amount exceeding that contemplated in the Merger. We also took no part in the structuring of the Merger or lending terms involved in the Merger.

We have been engaged to render this opinion to the Board of Directors in connection with the Merger and will be paid a fee for this Fairness Opinion. We have also, on one other occasion, provided investment banking and other financial services to Vsource for which we have received compensation. In addition, Vsource has agreed to indemnify us against certain liabilities arising out of our engagement.

We are actively engaged in the investment banking business and regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. We have not and do not provide investment research of either Vsource or TEAM. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Vsource and/or TEAM for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of business, we and our affiliates may actively invest in the securities of Vsource and/or TEAM for our own account; we do not currently hold any investments in either Vsource or TEAM. We are not affiliated with and have no conflicts of interest with any parties to the Merger Agreement except as noted above.

The opinion expressed herein is provided for the information of the Board of Directors of Vsource in their evaluation of the proposed Merger. We express no opinion as to whether the Vsource/TEAM combination will be profitable post-Merger, or whether the two businesses can be easily integrated or whether any cost savings will be realized as a result of the Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to First Analysis Securities Corporation be made, without our prior written consent, which shall not be unreasonably withheld. First Analysis Securities Corporation hereby consents to references to, and the inclusion of this opinion in its entirety in the joint proxy/registration statement to be distributed to Vsource’s and TEAM’s stockholders in connection with the Merger. Our opinion is provided to you pursuant to the terms of our engagement letter dated May 9, 2003.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to Vsource’s common stockholders from a financial point of view. Further, we note that under the Certificates of

Designation, preferred stockholders are not entitled to liquidation rights as a result of the Merger; that the Exchange Ratio as contemplated in the Merger Agreement is being consistently applied across all classes of stock on an as converted basis; and that all shareholders may have the benefit of enhanced liquidity over time based on the common stock trading patterns of companies comparable to the entity post-Merger.

FIRST ANALYSIS SECURITIES CORPORATION

By:	/S/ MICHELLE MORENO

Michelle Moreno Senior Vice President

Annex C

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if 2 such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take 3 into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

SECTION 1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505, of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Annex I

TEAM America, Inc.

2003 LONG-TERM INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.    PURPOSE OF THE PLAN

This 2003 Long-Term Incentive Plan is intended to promote the interests of TEAM America, Inc., a Delaware corporation (the “Corporation”), by providing eligible persons in the Corporation’s employ or service with the opportunity to participate in the future performance of the Corporation as an incentive for them to continue in such employ or service.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Section IX of Article Six hereof.

II.    STRUCTURE OF THE PLAN

A.    The Plan shall be divided into the following separate equity programs (collectively, the “Programs”):

(i)    a program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock (the “Option Grant Program”),

(ii)    a program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Corporation or any Parent or Subsidiary (the “Stock Issuance Program”),

(iii)    a program under which eligible persons may, at the discretion of the Plan Administrator, be granted Stock Appreciation Rights with respect to shares of Common Stock (the “Stock Appreciation Rights Program”), and

(iv)    a program under which eligible persons may, at the discretion of the Plan Administrator, be granted performance units (the “Performance Units Program”).

B.    The provisions of Articles One and Six hereof shall apply to all Programs and shall govern the interests of all eligible persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.    The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may, at any time, terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B.    The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations regarding, and issue such interpretations of, the Plan and any outstanding grants thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any grant thereunder.

IV.   ELIGIBILITY

A.    The persons eligible to participate in the Plan are as follows:

(i)    all Employees, who may be awarded options under the Option Grant Program, shares of Common Stock under the Stock Issuance Program, stock appreciation rights under the Stock Appreciation Rights Program, and Performance Units under the Performance Units Program;

(ii)    non-Employee members of the Board or the non-Employee members of the board of directors of any Parent or Subsidiary, who may be awarded options under the Option Grant Program, and shares of Common Stock under the Stock Issuance Program; and

(iii)    consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary), who may be awarded options under the Option Grant Program, and shares of Common Stock under the Stock Issuance Program.

B.    The Plan Administrator shall have full authority to determine:

(i)    with respect to option grants made under the Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding;

(ii)    with respect to stock issuances made under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when those issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares;

(iii)    with respect to grants of Stock Appreciation Rights made under the Stock Appreciation Rights Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of Stock Appreciation Rights to be covered by each such grant, the time or times when each Stock Appreciation Right is to become exercisable, and the maximum term for which the Stock Appreciation Right is to remain outstanding; and

(iv)    with respect to grants made under the Performance Units Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of Performance Units to be granted to each Participant, the Performance Cycle and Performance Goals for such Performance Units, and the vesting schedule (if any) applicable to the Performance Units.

C.    The Plan Administrator shall have the absolute discretion to make grants or effect stock issuances in accordance with each of the Programs.

V.    STOCK SUBJECT TO THE PLAN

A.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including repurchased stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed that number of shares equal to 22% of the total shares of Common Stock (with all convertible preferred stock, convertible debt securities, warrants, options and other convertible securities that are exercisable, being counted on an as-converted basis) which are issued and outstanding, determined for any grant as of the date the grant would be made. For purposes of the aforesaid 22% limit, shares of Common Stock issued or subject to delivery in settlement of a grant under the Vsource Inc. 2001 Stock Options/Issuance Plan, the TEAM America Corporation 1996 Stock Incentive Plan, and the Mucho.com, Inc. 2000 Stock Option Plan (collectively, the “Prior Plans”) shall be treated as having been issued or granted under this Plan and shall count against the limit.

B.    Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) such options expire or terminate for any reason prior to exercise in full or (ii) such options are cancelled in accordance with the cancellation and regrant provisions set forth in Section IV of Article Two hereof. Unvested shares issued under the Plan and subsequently repurchased by the Corporation pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or stock issuances or awards under the Plan. Shares of Common Stock subject to delivery in settlement of one or more stock appreciation rights shall be available for subsequent issuance under the Plan to the extent (i) such stock appreciation rights expire or terminate for any reason prior to exercise in full, or (ii) such stock appreciation rights are cancelled. Shares of Common Stock subject to delivery in settlement of Performance Units shall be available for subsequent issuance under the Plan to the extent that such Performance Units are cancelled, forfeited, or otherwise terminate without delivery of such shares of Common Stock in settlement of the Performance Unit. Shares of Common Stock subject to options or grants under the Prior Plans shall be available for subsequent issuance under the Plan to the extent such options or grants again become available for subsequent issuance under the terms of the relevant Prior Plan.

C.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. Any such adjustments shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation’s preferred stock into shares of Common Stock.

VI.   PERFORMANCE-BASED AWARDS

Certain awards, options or issuances (“Benefits”) granted under the Plan may be granted in a manner such that the Benefits qualify for the performance based compensation exemption of Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Plan Administrator in its sole discretion, either the granting or vesting of such Performance-Based Awards are to be based upon one or more of the following factors: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or financial goals, return on stockholders’ equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices, reductions in costs or any combination of the foregoing. With respect to Performance-Based Awards, (i) the Plan Administrator shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual Employees or class of Employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed), (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Plan Administrator certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied, and (iii) in no event shall the aggregate number of shares or share equivalents granted under the Plan in any two year period to each individual exceed 2,500,000. The exercise price per share under an option that is intended to constitute a Performance-Based Award shall not be less than 100 percent of the Fair Market Value per share of Common Stock on the option grant date, and any Stock Appreciation Right granted in conjunction with such an Option that is intended to constitute a Performance-Based Award shall be granted only at the time of grant of such Option. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Plan Administrator shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Plan Administrator may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

ARTICLE TWO

OPTION GRANT PROGRAM

I.    OPTION TERMS

Each option shall be a Non-Statutory Option and shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A.    Exercise Price.

        1.    The exercise price per share under an option, which may be less than 100% of the Fair Market Value per share of Common Stock on the option grant date, shall be fixed by the Plan Administrator and set forth in the document or documents evidencing the grant of the option.

        2.    The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Six hereof and the documents evidencing the option, be payable in cash or check made payable to the Corporation. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, the exercise price may also be paid as follows:

(i)    in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii)    except to the extent that it shall be prohibited by the Sarbanes-Oxley Act of 2002 or other applicable law, to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

        Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.    Exercise and Term of Options.    Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten years measured from the option grant date.

C.    Effect of Termination of Service or Death.

        1.    The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)    Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of three months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee. Upon such cessation of

Service, the option shall immediately terminate and cease to be outstanding with respect to any and all option shares which are not, at the time, exercisable or otherwise vested.

(ii)    Should the Optionee’s Service terminate by reason of Disability while holding an outstanding option, the vesting of such option will thereupon accelerate and all of the unvested option shares subject thereto will immediately vest and become exercisable. The Optionee shall have a period of 12 months following the date of such termination of Service during which to exercise each outstanding option held by such Optionee.

(iii)    If the Optionee dies while holding an outstanding option, the vesting of such option will thereupon accelerate and all of the unvested option shares subject thereto will immediately vest and become exercisable. The personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the applicable laws of inheritance or the Optionee’s designated beneficiary or beneficiaries of that option shall have a period of 12 months following the date of the Optionee’s death to exercise such option.

(iv)    Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v)    Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

(vi)    Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under the Plan, then all options held by such Optionee (whether or not vested) shall terminate immediately and cease to remain outstanding.

        2.    The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)    extend the period of time during which such option will be exercisable following the Optionee’s cessation of Service (including death) from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)    permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to any unvested shares which would have vested under the option had the Optionee continued in Service.

D.    Stockholder Rights.    An Optionee shall have no stockholder rights with respect to the shares subject to the option until such Optionee shall have exercised the option with respect to such shares, paid the aggregate exercise price therefor and become the record holder of such purchased shares.

E.    Unvested Shares.    The Plan Administrator shall have the discretion to grant options, which are exercisable for unvested shares of Common Stock. Should the Optionee have exercised his or her right to purchase such unvested shares (“Exercised Unvested Shares”) and then cease to remain in Service for any reason other than death or Disability while holding such Exercised Unvested Shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those Exercised Unvested Shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. However, the number of Exercised Unvested Shares that may be repurchased pursuant to such repurchase right shall be reduced at a rate not less than 20 percent per year from the date of the grant. If the Corporation elects to exercise this repurchase right, such right must be exercised within 90 days of the cessation of Service date or the Exercise Date, whichever is later. With respect to options granted to Employees (other than officers of the Corporation or any Parent or Subsidiary, as the case may be), the Plan Administrator may not impose a vesting schedule upon any option grant or any shares of Common Stock subject to that option which (i) restricts the number of shares vesting per year to less than 20 percent of the total number of shares subject to such option or (ii) provides that the initial vesting shall occur later than one year after the option grant date.

F.    Limited Transferability of Options.    An option shall be exercisable only by the Optionee during his or her lifetime and shall not be assignable or transferable, other than by will or by the applicable laws of inheritance following the Optionee’s death; provided, however, that an option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to an Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion of an option may only be exercised by the person or persons who acquire a proprietary interest in such option pursuant to the assignment. The terms applicable to the assigned portion of an option shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Plan, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death (as discussed above).

G.    Options and Rights in Substitution for Stock Options Granted by Other Corporations.    Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by, or otherwise provided services to, corporations if such individuals become eligible persons under the Plan as a result of a merger or consolidation of any such corporation with the Corporation or any Subsidiary, or the acquisition by the Corporation or a Subsidiary of the assets of any such corporation, or the acquisition by the Corporation or a Subsidiary of stock of any such corporation with the result that such corporation becomes a Subsidiary.

III.  CORPORATE TRANSACTION

A.    In the event of a Corporate Transaction, any or all outstanding options under the Plan may be assumed, converted or replaced by the successor corporation, or parent thereof, in the Corporate Transaction (the “Successor Corporation”), which assumption, conversion or replacement will be binding on all Optionees. In the alternative, the Successor Corporation may substitute equivalent options or provide substantially similar consideration to Optionees as was provided to stockholders of the Corporation in the Corporate Transaction (after taking into account the existing provisions of the options under the Plan). The Successor Corporation may also issue, in place of outstanding shares of Common Stock held by the Optionee, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Optionee than those which applied to such outstanding shares immediately prior to the Corporate Transaction. In the event the Successor Corporation does not assume the options under the Plan or substitute new options therefor, as provided above, then, notwithstanding any other provision in this Plan to the contrary, in addition to the number of shares then vested with respect to any outstanding option, the vesting of such option will accelerate and all of the unvested option shares subject thereto will vest and become exercisable, prior to the consummation of such Corporate Transaction, at such times and subject to such terms and conditions as the Plan Administrator shall determine and, if such options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate upon such consummation in accordance with the provisions of this Plan.

B.    Subject to any rights granted to Optionees under the foregoing provisions of this Plan, in the event of the occurrence of a Corporate Transaction, any outstanding options will be treated as provided in the definitive agreement or agreements applicable to the Corporate Transaction.

C.    The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.  CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.    STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement, which complies with the terms specified below.

A.    Purchase Price.

        Subject to the provisions of Section I of Article Six hereof, shares of Common Stock may be issued under the Stock Issuance Program for any of the following forms of consideration to the extent that the Plan Administrator shall deem it appropriate in each applicable instance:

(i)     cash or check made payable to the Corporation or

(ii)    past services rendered to the Corporation (or any Parent or Subsidiary).

B.    Vesting Provisions.

        1.    Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives; provided, however, that with respect to such shares issued to Employees (other than officers of the Corporation or any Parent or Subsidiary, as the case may be), the Plan Administrator may not impose a vesting schedule which (i) restricts the number of shares vesting per year to less than 20 percent of the total number of shares relating to such issuance or (ii) provides that the initial vesting shall occur later than one year after the issuance date.

        2.    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock, as a class, without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

        3.    The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

        4.    Should the Participant cease to remain in Service for any reason other than death or Disability while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalents (including purchase-money indebtedness), the Corporation shall repay to the Participant an amount equal to the consideration paid in cash or cash equivalents for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money indebtedness of the Participant attributable to such surrendered shares.

        5.    Should the Participant cease to remain in Service due to death or Disability while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program, then upon such cessation vesting of those shares will accelerate and all of the unvested shares will immediately vest.

        6.    The Plan Administrator may, in its discretion, waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II.    CORPORATE TRANSACTION

Upon the occurrence of a Corporate Transaction, all outstanding repurchase rights of the Corporation under the Stock Issuance Program shall terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, except to the extent that: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time such repurchase rights are acquired by the Corporation.

III.    SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

STOCK APPRECIATION RIGHTS PROGRAM

I.    STOCK APPRECIATION RIGHTS TERMS

Stock Appreciation Rights may be granted under the Plan. Each Stock Appreciation Right shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Stock Appreciation Rights may be granted to Employees in conjunction with all or part of any Option granted under the Plan. Stock Appreciation Rights may be granted either at or after the time of grant of such Option. In addition, Stock Appreciation Rights may be granted to Employees residing in foreign jurisdictions, where the grant of an Option is impossible or impracticable because of securities or tax laws or other governmental regulations.

A.    Free Standing Stock Appreciation Rights.

        1.    A Stock Appreciation Right granted without relationship to an Option shall entitle the holder, upon receipt of such right, to a cash payment determined by multiplying (i) the difference between the base price of the Stock Appreciation Right and the Fair Market Value per share of Common Stock on the date of exercise of the Stock Appreciation Right, by (ii) the number of shares of Common Stock as to which such Stock Appreciation Right shall have been exercised. The base price of a Stock Appreciation Right granted without relationship to an Option shall be the Fair Market Value of a share of Common Stock on the date of grant.

        2.    A Stock Appreciation Right granted without relationship to an Option shall be exercisable at such time or times, during such period as shall be determined by the Plan Administrator and set forth in the documents evidencing the Stock Appreciation Right. However, no Stock Appreciation Right shall have a term in excess of ten years measured from the grant date of the Stock Appreciation Right.

        3.    Unless otherwise provided in the documents evidencing a grant of Stock Appreciation Rights, the following provisions shall govern the exercise of any Stock Appreciation Right granted without relationship to an Option held by the recipient at the time of cessation of Service or death:

(i)      Should the Employee cease to remain in Service for any reason other than death, Disability or Misconduct, then the recipient shall have a period of three months following the date of such cessation of Service during which to exercise each outstanding Stock Appreciation Right held by such recipient. Upon such cessation of Service, the Stock Appreciation Right shall immediately terminate and cease to be outstanding with respect to any and all Stock Appreciation Rights which are not, at the time of such cessation, exercisable or otherwise vested.

(ii)     Should the recipient of a Stock Appreciation Right terminate Service by reason of Disability while holding an outstanding Stock Appreciation Right, the vesting of such Stock Appreciation Right will thereupon accelerate and become exercisable. The Stock Appreciation Rights recipient shall have a period of 12 months following the date of such termination of Service during which to exercise each outstanding Stock Appreciation Right held by such individual.

(iii)    If the Stock Appreciation Rights recipient dies while holding an outstanding Stock Appreciation Right, the vesting of such Stock Appreciation Rights will thereupon accelerate and the Stock Appreciation Rights will become exercisable. The personal representative of the Stock Appreciation Rights recipient’s estate or the person or persons to whom the Stock Appreciation Rights are transferred pursuant to the Stock Appreciation Rights recipient’s will or the applicable laws of inheritance or the Stock Appreciation Rights recipient’s designated beneficiary or beneficiaries shall have a period of 12 months following the date of the Stock Appreciation Rights recipient’s death to exercise such Stock Appreciation Rights.

(iv)    Under no circumstances, however, shall any such Stock Appreciation Right be exercisable after the specified expiration of its term.

(v)     Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Stock Appreciation Right’s term, the Stock Appreciation Right shall terminate and cease to be outstanding.

(vi)    Should the Stock Appreciation Rights recipient’s Service be terminated for Misconduct or should the Stock Appreciation Rights recipient otherwise engage in Misconduct while holding one or more outstanding Stock Appreciation Rights under the Plan, then all Stock Appreciation Rights held by such recipient (whether or not vested) shall terminate immediately and cease to remain outstanding.

        4.    The Plan Administrator shall have the discretion, exercisable either at the time a Stock Appreciation Right is granted or at any time while the Stock Appreciation Right remains outstanding, to:

(i)     extend the period of time during which such option will be exercisable following the Stock Appreciation Rights recipient’s cessation of Service (including death) from the period otherwise in effect for that Stock Appreciation Right to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of its term, and/or

(ii)    permit the Stock Appreciation Right to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Stock Appreciation Rights exercisable at the time of the Stock Appreciation Rights recipient’s cessation of Service but also with respect to any Stock Appreciation Rights which would have become exercisable had the Stock Appreciation Rights recipient continued in Service.

B.    Tandem Stock Appreciation Rights.

        1.    A Stock Appreciation Right granted in conjunction with an Option shall entitle the Optionee to receive an amount in cash, Shares of Common Stock, or both equal in value to the excess of the Fair Market of one share of Common Stock on the date of exercise over the option price per share specified in the related Option multiplied by the number of Shares in respect of which the Stock Appreciation Right shall have been exercised, with the Plan Administrator having the right to determine the form of payment. However, the Plan Administrator may limit the amount that the Participant shall be entitled to receive upon exercise of a Stock Appreciation Right.

        2.    A Stock Appreciation Right granted in conjunction with an Option shall be exercisable only at such time or times and to the extent, and only to the extent, that the related stock option is exercisable, and shall be exercised by the Optionee by surrendering the portion of the related Option in accordance with procedures established by the Plan Administrator. The Options so surrendered in connection with the exercise of Stock Appreciation Rights shall be cancelled automatically to the extent of the number of Stock Appreciation Rights exercised. A Stock Appreciation Right shall terminate and no longer be exercisable upon the forfeiture, termination, or exercise of the related Option.

        3.    A Stock Appreciation Right granted in conjunction with an Option shall be transferable only to permitted transferees of the underlying Option in accordance with the transfer provisions applicable to such Option, as either set forth in the Plan or in the relevant Option agreement.

        4.    Upon the exercise of a Stock Appreciation Right granted in conjunction with an Option, the Option or the part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section V of Article I on the number of Shares of Common Stock to be issued under the Plan, but only to the extent of the number of Shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

C.    Stockholder Rights.    A Stock Appreciation Rights holder shall acquire no stockholder rights from the grant of Stock Appreciation Rights that are to be settled by delivery of shares of Common Stock unless and until he or she has become the record holder of shares of Common Stock actually delivered to such holder in settlement of such Stock Appreciation Rights.

D.    Transferability.    Except in the case of transfers of Stock Appreciation Rights granted in conjunction with an Option permitted by Section I(B)(3) of this Article Four, Stock Appreciation Rights granted hereunder may not be sold, assigned, transferred, or pledged by the recipient Employee or otherwise encumbered by such recipient.

II.    CORPORATE TRANSACTION

A.    In the event of a Corporate Transaction, any or all outstanding Stock Appreciation Rights under the Plan not granted in conjunction with an Option may be assumed, converted or replaced by the successor Corporation or parent thereof, in the Corporate Transaction (the “Successor Corporation”), which assumption, conversion or replacement will be binding on all Stock Appreciation Rights holders. In the alternative, the Successor Corporation may substitute equivalent Stock Appreciation Rights or provide substantially similar consideration to Stock Appreciation Rights holders as was provided to stockholders of the Corporation in the Corporate Transaction (after taking into account the existing provisions of the Stock Appreciation Rights under the Plan). In the event the Successor Corporation does not assume the Stock Appreciation Rights under the Plan or substitute new Stock Appreciation Rights therefore, as provided above, then, notwithstanding any other provision in this Plan to the contrary, in addition to the number of Stock Appreciation Rights then exercisable with respect to any grant of Stock Appreciation Rights not issued in conjunction with an Option, the remaining Stock Appreciation Rights not then exercisable shall become exercisable, prior to the consummation of such Corporate Transaction, at such times and subject to such terms and conditions as the Plan Administrator shall determine and, if such Stock Appreciation Rights are not exercised prior to the consummation of the Corporate Transaction, they shall terminate upon such consummation in accordance with the provisions of this Plan.

B.    In the event of a Corporate Transaction, any or all outstanding Stock Appreciation Rights under the Plan granted in conjunction with an Option may be assumed, converted or replaced by the successor Corporation or parent thereof, in the Corporate Transaction (the “Successor Corporation”) to the extent that the related Option is assumed, converted or replaced by the successor Corporation. Such assumption, conversion or replacement of the Stock Appreciation Rights will be binding on all Stock Appreciation Rights holders. In the event the Successor Corporation does not assume the related Option or substitute a new related Option therefore, then, to the extent a related Option shall become exercisable prior to the consummation of such Corporate Transaction pursuant to Section III of Article Two, such Option’s related Stock Appreciation Right shall become exercisable.

C.    Subject to any rights granted to Stock Appreciation Rights holders under the foregoing provisions of this Plan, in the event of the occurrence of a Corporate Transaction, any outstanding Stock Appreciation Rights will be treated as provided in the definitive agreement or agreements applicable to the Corporate Transaction.

III.    CANCELLATION AND REGRANT OF STOCK APPRECIATION RIGHTS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Stock Appreciation Rights holders, the cancellation of any or all outstanding Stock Appreciation Rights under the Plan and to grant, in substitution therefor, new Stock Appreciation Rights.

ARTICLE FIVE

PERFORMANCE UNITS

I.    PERFORMANCE UNITS TERMS

Performance Units may be granted to Employees either alone or in addition to other awards made under the Plan. The Plan Administrator shall determine the Employees to whom, and the time or times at which Performance Units shall be granted, the number of Performance Units to be awarded to any Employee, the duration of the Performance Cycle, and any other terms of a grant in addition to terms set forth in this Article Five.

A.    Performance Goals.

For any grant of Performance Units, the Plan Administrator shall establish Performance Goals, the attainment of which on or before the last day of the Performance Cycle shall be a condition to the settlement for Shares or cash of the Performance Units so granted. The Plan Administrator may also condition the settlement thereof upon the continued service of the Employee. The provisions of Performance Units need not be the same with respect to each recipient (including, without limitation, any applicable Performance Goals).

B.    Transferability.    Performance Units granted hereunder may not be sold, assigned, transferred, or pledged by the recipient Employee, or otherwise encumbered.

C.    Forfeiture of Performance Units.    Except to the extent otherwise provided in the documents evidencing the grant of the Performance Units, upon an Employee’s termination of employment for any reason during the performance cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Units shall be forfeited by the Employee.

D.    Evaluation of Performance; Settlement.    At the expiration of the Performance Cycle, the Plan Administrator shall determine the extent to which the Performance Goals have been achieved and shall determine the number of Performance Units granted to an Employee which shall have been earned, and the Plan Administrator shall then cause to be delivered (i) the number of Shares of Common Stock equal to the number of Performance Units determined by the Plan Administrator to have been earned, or (ii) if provided by the agreement under which such Performance Units were granted, cash equal to the Fair Market Value of such number of shares of Common Stock, as determined by the Plan Administrator in its discretion, subject to any deferral pursuant to subsection E of this Section.

E.    Deferred Settlement of Performance Unit.    If permitted by the Plan Administrator, an Employee may elect to further defer receipt of cash or Shares of Common Stock in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Plan Administrator’s approval and to such terms as are determined by the Plan Administrator. Subject to any exceptions adopted by the Plan Administrator, such election must generally be made prior to the commencement of the Performance Cycle for the relevant Performance Units.

F.    Stockholder Rights.    A Performance Unit holder shall acquire no stockholder rights from the grant of Performance Units unless and until he or she has become the record holder of shares of Common Stock delivered to such holder in settlement of such Performance Units.

II.    CORPORATE TRANSACTION

In the event of a Corporate Transaction, unless the Plan Administrator determines otherwise, (i) all Performance Goals shall be deemed achieved at the level entitling a Performance Unit recipient to settlement of his or her Performance Units at 100% of the number of Performance Units granted, (ii) and all other terms and conditions related thereto shall be deemed to have been met; and there shall be a settlement of the Performance Units by delivery of shares of Common Stock or cash, or a combination thereof, as provided in the documents evidencing the grant of such Performance Units.

ARTICLE SIX

MISCELLANEOUS

I.    FINANCING

If allowed by applicable law, including, without limitation, the Sarbanes-Oxley Act of 2002, the Plan Administrator may permit an Optionee or Participant to pay the option exercise price under the Option Grant Program or the purchase price for shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. However, any promissory note delivered by a consultant must be secured by collateral other than the purchased shares of Common Stock. In no event may the principal amount of any such promissory note exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II.    EFFECTIVE DATE AND TERM OF PLAN

A.    The Plan shall become effective when approved by the Corporation’s stockholders. The Plan Administrator may grant awards under any of the Plan’s Programs at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.    If not terminated earlier by the Board, the Plan shall terminate upon the earliest of (i) the expiration of the ten-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding options, Stock Appreciation Rights, and Performance Units in connection with a Corporate Transaction. All options, unvested stock issuances, Stock Appreciation Rights and Performance Units outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing those awards.

III.  TERMINATION AND AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to terminate, amend or modify the Plan in any or all respects; provided, however, that no such termination, amendment or modification shall adversely affect the rights and obligations with respect to any outstanding Options, Stock Appreciation Rights, or Performance Units or any unvested stock issuance, unless the holder thereof consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws, regulations or rule of any exchange or listing quotation system established by the National Association of Securities Dealers, Inc. upon which the Common Stock is listed or quoted.

IV.  WITHHOLDING AND REPORTING

The Corporation may require, as a condition to (i) the exercise of any option under the Plan, (ii) the delivery of certificates for shares of Common Stock issued under the Plan, or (iii) upon the vesting of shares of Common Stock previously granted under the Plan, or the payment of cash in settlement of an award made under the Plan, that the optionee, recipient, or payee satisfy all applicable Federal, state and local income and employment tax withholding and reporting requirements.

V.    SECURITIES LAW AND OTHER REGULATORY COMPLIANCE

An award under the Plan will not be effective unless such award is made in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Common Stock may then be listed or quoted, as they are in effect on the date of grant of such award and also on the date of exercise or other issuance relating thereto. Notwithstanding any other provision in the Plan, the Corporation will have no obligation to issue or deliver certificates for shares of Common Stock issued under the Plan prior to (i) obtaining any approvals from governmental agencies that the Corporation determines are necessary or advisable and (ii) compliance with any exemption, completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Corporation determines to be necessary or advisable. The Corporation will be under no obligation to register the shares under federal securities laws or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Corporation will have no liability for any inability or failure to do so.

Grants under the Plan are intended to satisfy the requirements of Rule 16b-3 under the 1934 Act. If any provision of this Plan or any grant under the Plan would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant shall be entitled to a grant, exercise, transfer or payment of any award hereunder if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

VI.  NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) to terminate such person’s Service at any time for any reason, with or without cause.

VII.  FINANCIAL REPORTS

If not publicly available, the Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key Employee whose duties in connection with the Corporation (or any Parent or Subsidiary) assure such individual access to equivalent information.

VIII.    GOVERNING LAW; SEVERABILITY

To the extent not superseded by applicable federal law, the validity, construction and effect of the Plan, of award agreements entered into pursuant to the Plan, and any rules, regulations, determinations or decisions made by the Board or Committee relating to the Plan or such award agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its conflict of law rules and principles. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which shall remain in full force and effect.

IX.  DEFINITIONS

The following terms shall have the following meanings under the Plan:

“Board” shall mean the Corporation’s Board of Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of two or more Board members appointed by the Board to exercise one or more administrative functions under the Plan. The committee shall be comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and non-employee directors within the meaning of Rule 16b-3(b)(3).

“Common Stock” shall mean the Corporation’s common stock, par value $0.01 per share.

“Corporate Transaction” shall mean any of the following transactions to which the Corporation is a party:

(i)    a merger or consolidation as a result of which stockholders of the Corporation immediately prior to such merger or consolidation hold less than a majority of the voting power of the surviving corporation of such merger or consolidation, or

(ii)    the sale or transfer of at least a majority of the voting power of the Corporation in a single transaction or a series of related transactions, or

(iii)    the sale, transfer or other disposition of all or substantially all of the assets of the Corporation as a going concern in a single transaction or series of related transactions.

“Corporation” shall mean TEAM America, Inc., a Delaware corporation, and any successor corporation thereto which shall, by appropriate action, adopt the Plan.

“Disability” shall mean the inability of the Optionee or the Participant, in the opinion of a qualified physician acceptable to the Corporation, to perform the major duties of the Optionee’s position with the Corporation because of the sickness or injury of the Optionee.

“Employee” shall mean an individual who is in the employ of, and expressly designated as an employee of the Corporation (or any Parent or Subsidiary). For purposes of this Plan, the term “Employee” shall not include any individual who provides services to a co-employer as a worksite employee.

“Exercise Date” shall mean the date on which the Optionee shall have executed and delivered an appropriate stock purchase agreement, paid the applicable aggregate exercise price and delivered such other items as may be requested by the Plan Administrator in connection with any exercise of an option.

“Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing sales price for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

(ii)    If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing sales price for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

(iii)    If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

“Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by an Optionee or a Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), any act pursuant to which the employment of an Optionee or a Participant could be terminated by the Corporation (or any Parent or Subsidiary) for “Cause”, as defined in the Optionee’s or Participant’s employment agreement with the Company (or with any Parent or Subsidiary), or if none, as defined in the Corporation’s employ handbook or similar summary of Corporation employment policies, or any other intentional misconduct by such person which has a material adverse effect on the business or affairs of the Corporation (or any Parent or Subsidiary). The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Statutory Option” shall mean an option not intended to satisfy the requirements of Code Section 422.

“Optionee” shall mean any person to whom an option is granted under the Plan.

“Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each of such corporations (other than the Corporation) owns, at the time of the determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

“Performance Cycle” shall mean the period of one year or longer established by the Plan Administrator in connection with the grant of Performance Units.

“Performance Goal” shall mean a target or targets of performance established by the Plan Administrator in its sole discretion in connection with the grant of Performance Units. A Performance Goal shall be based on one or more of the criteria set forth for Performance-Based Awards described in Section VI of Article One of the Plan. Such criteria may be applied to the Company or to a subsidiary, division or unit thereof, and may include a threshold level of performance at which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.

“Performance Unit” shall mean a contingent right to receive a share of Common Stock in the future or cash equal to the Fair Market Value thereof, pursuant to the terms of a grant made under Article Five of the Plan and the documents evidencing the grant of such Performance Unit.

“Plan” shall mean the Corporation’s 2003 Long-Term Incentive Plan, as described in this document.

“Plan Administrator” shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

“Service” shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the Board or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

“Stock Appreciation Right” shall mean a grant made pursuant to Article Four of the Plan and the documents evidencing the grant of such Stock Appreciation Right.

“Stock Exchange” shall mean the American Stock Exchange or the New York Stock Exchange.

“Stock Issuance Agreement” shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if each of such corporations other than the last corporation in the such chain owns, at the time of the determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Annex J

AMENDED AND RESTATED BYLAWS

OF

VSOURCE, INC.,

a Delaware corporation

ARTICLE I

STOCKHOLDERS

Section 1:  Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2:  Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors, the chief executive officer, or president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3:  Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4:  Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law; provided, however, that in no case shall such quorum be less than 33 1/3 percent of the outstanding shares of the common voting stock. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5:  Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 6:  Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7:  Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Upon becoming a “listed corporation” as such term is defined in Section 301.5 of the California General Corporation Law or upon such time as the Corporation is no longer subject to Section 2115 of the California General Corporation Law, cumulative voting shall be eliminated unless otherwise required by applicable law.

Section 8:  Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 9:  Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

ARTICLE II

BOARD OF DIRECTORS

Section 1:  Number and Term of Office.

The number of directors who shall constitute the whole Board shall be seven (7). Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 2:  Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 3:  Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 4:  Special Meetings.

Special meetings of the Board of Directors may be called by one-third ( 1/3) of the directors then in office (rounded up to the nearest whole number) or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting, unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5:  Quorum.

At any meeting of the Board of Directors, at least three (3) directors of the total number of the whole Board shall constitute a quorum for all purposes; provided, however, that in no case shall such quorum be less than  1/3 of the total number of directors of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 6:  Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 7:  Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 8:  Powers.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1) To declare dividends from time to time in accordance with law;

(2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(4) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6) To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(8) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Section 9:  Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III

COMMITTEES

Section 1:  Committees of the Board of Directors.

The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law 9 if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2:  Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third ( 1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting of all members thereof consenting thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV

OFFICERS

Section 1:  Generally.

The officers of the Corporation shall consist of a Chief Executive Officer, President, one or more Vice Presidents, a Chief Financial Officer, a Secretary and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

Section 2:  Chief Executive Officer.

Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the

Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3:  President.

The President shall perform all duties and have all powers which are commonly incident to the office of president or which are delegated to him or her by the Chief Executive Officer and the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall upon the grant of authority from the Chief Executive Officer have general supervision and direction of all of the other officers, employees and agents of the Corporation. The President shall be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4:  Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors.

Section 5:  Chief Financial Officer.

The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 6:  Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 7:  Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 8:  Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 9:  Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of Stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

Section 1:  Certificates of Stock.

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, President or a Vice President, and by the Secretary or an Assistant Secretary, or a Chief Financial Officer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2:  Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate or the number of shares involved shall be surrendered for cancellation before a now certificate is issued therefor.

Section 3:  Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the  time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any lights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article 1, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4:  Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5:  Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

Section 6:  Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

Section 7:  Waivers.

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII

MISCELLANEOUS

Section 1:  Notices.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2:  Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by an Assistant Secretary.

Section 3:  Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Section 4:  Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5:  Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1:  Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2:  Right to Advancement of Expenses.

The right to indemnification conferred in section 1 of this ARTICLE VIII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections I and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3:  Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 4:  Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5:  Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6:  Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

These Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

CERTIFICATE OF SECRETARY

The undersigned hereby certifies that:

1. He is the duly elected and acting Secretary of Vsource, Inc., a Delaware corporation (the “Company”); and

2. The foregoing Bylaws constitute the Bylaws of such corporation as duly adopted by the corporation’s incorporator on November 8, 2000, and as duly amended and restated by the Board of Directors of the Company on October 25, 2002.

IN WITNESS WHEREOF, I have executed this Certificate of Secretary as of October 25, 2002.

/S/ TIMOTHY T. HUI

Timothy T. Hui, Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

Under Section 1701.13 of the Ohio General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Articles of Incorporation provide for the indemnification of directors to the fullest extent permissible under Ohio law.

The Registrant’s Code of Regulations provides for the payment of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the Registrant. The Registrant’s Code of Regulations also provides for, in the discretion of the Registrant’s Board of Directors, the payment of expenses (including attorneys’ fees) incurred by each of its employees and agents in defending any civil, criminal, administrative or investigative action, suit or proceeding on such terms and conditions, if any, as the Registrant’s Board of Directors deems appropriate.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Code of Regulations, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 16, 2000, by and among TEAM America Corporation, TEAM Merger Corporation and Mucho.com, Inc. (Attached as Appendix A to the Registration Statement on Form S-4, Reg. No. 333-43630, filed with the Securities and Exchange Commission on November 27, 2000 and incorporated herein by reference.)

2.2	Merger Agreement, dated as of June 12, 2003, by and among Vsource, Inc., TEAM America, Inc., and Beaker Acquisition Co., Inc. (Attached as Exhibit 2.1 to the Current Report on Form 8-K, File No. 0-21533, filed with the Securities and Exchange Commission on June 13, 2003 and incorporated herein by reference.)

3.1	Third Amended and Restated Articles of Incorporation of TEAM America (Attached as Appendix A to the Definitive Proxy Statement for the Meeting of Shareholders held on May 30, 2002, filed with the Securities and Exchange Commission on April 30, 2002, and incorporated herein by reference.)

3.2	Second Amended and Restated Code of Regulations of TEAM America (Attached as Appendix E to the Registration Statement on Form S-4, Reg. No. 333-43630, filed with the Securities and Exchange Commission on November 27, 2000, and incorporated herein by reference.)

5.1	Opinion of McGuireWoods LLP regarding the legality of the shares of TEAM America common stock to be issued in the merger†

8.1	Opinion of McGuireWoods LLP regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences†

Exhibit Number	Description

8.2	Opinion of McDermott, Will & Emery regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences†

10.1	Securities Purchase Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC and Provident Financial Group, Inc. (Attached as Exhibit 10.5 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.2	Registration Rights Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC and The Provident Bank (Attached as Exhibit 10.7 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.3	Credit Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Mucho.com, Inc. and The Provident Bank (Attached as Exhibit 10.6 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.4	First Amendment to Credit Agreement, dated as of December 7, 2001, by and among TEAM Mucho, Inc., The Provident Bank and The Huntington National Bank*

10.5	Second Amendment to Credit Agreement, dated as of March 27, 2002, by and among TEAM Mucho, Inc., The Provident Bank and The Huntington National Bank*

10.6	Third Amendment to Credit Agreement, dated as of March 28, 2003, by and among TEAM America, Inc., Mucho.com, Inc., The Provident Bank and The Huntington National Bank (Attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q, File No. 0-21533, filed with the Securities and Exchange Commission on May 13, 2003 and incorporated herein by reference.)

10.7	Fourth Amendment to Credit Agreement, dated as of June 30, 2003, by and among TEAM America, Inc., Mucho.com, Inc., The Provident Bank and The Huntington National Bank*

10.8	Memorandum of Understanding, dated as of March 27, 2003, by and among TEAM America, Inc., Stonehenge Opportunity Fund, LLC, Provident Financial Group, Inc. and Professional Staff Management, Inc. (Attached as Exhibit 10.1 to the Quarterly Report on Form 10-Q,
File No. 0-21533, filed with the Securities and Exchange Commission on May 13, 2003 and incorporated herein by reference.)

10.9	TEAM America’s 1996 Incentive Stock Plan (Attached as Exhibit 10.1 to the Registration Statement on Form S-1, as amended, Reg. No. 333-13913, and incorporated herein by reference.)

10.10	Company’s 2000 Stock Option Plan(1)

10.11	Executive employment agreement dated December 28, 2000 between the Company and Jose C. Blanco(1)

10.12	Executive employment agreement dated December 28, 2000 between the Company and Jay R. Strauss(1)

10.13	Agreement dated December 28, 2001 between the Company and Kevin T. Costello(1)

10.14	Executive Employment Agreement dated September 23, 2002 between the Company and Ted A. Crawford(2)

Exhibit Number	Description

10.15	Executive Employment Agreement dated September 23, 2002 between the Company and Andrew H. Johnson(2)

10.16	Executive Employment Agreement dated December 1, 2002 between the Company and S. Cash Nickerson(2)

10.17	Services Agreement by and between Vsource (Malaysia) Sdn Bhd and TEAM America, Inc. dated as of May 1, 2003*

10.18	Agreement and Plan of Merger dated as of December 14, 2000 (Attached as Exhibit 10.11 to the October 31, 2000 Form 10-QSB and incorporated herein by reference)

10.19	Supplement to merger agreement with Colin Kruger and Michael Shirman dated December 14, 2000 (Attached as Exhibit 10.11 to the Registrant’s Form 10-KSB for the year ended January 31, 2001 (the “2000 Form 10-KSB”) and incorporated herein by reference)

10.20	Form of Warrant Holder Agreement with OTT Shareholders (Attached as Exhibit 10.12 to the 2000 Form 10-KSB and incorporated herein by reference)

10.21	Form of Registration Rights Agreement with OTT Shareholders (Attached as Exhibit 10.13 to the 2000 Form 10-KSB and incorporated herein by reference)

10.22	Redacted Reseller Agreement with Gateway Manufacturing Inc. (Attached as Exhibit 10.20 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.23	Employment Agreements of Phillip Kelly (Attached as Exhibit 10.21 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.24	Employment Agreements of Dennis Smith (Attached as Exhibit 10.22 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.25	Employment Agreement of Jack Cantillon (Attached as Exhibit 10.23 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.26	Master Services Agreement with Network Appliance Inc. (Attached as Exhibit 10.25 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.27	Support Services Agreement dated October 24, 2001 between Vsource (CI) Ltd, Vsource, Inc. and Gateway Japan Inc. (Attached as Exhibit 10.26 to Amendment No. 2 to the Registrant’s Quarterly Report on Form 10-Q for the period ending October 31, 2001 (the “October 31, 2001 Form 10 Q) and incorporated herein by reference)

10.28	Lease Agreement dated October 31, 2001 between Vsource (Japan) Limited and Kintetsu Properties Co. Ltd. (Attached as Exhibit 10.27 to the October 31, 2001 Form 10-Q and incorporated herein by reference)

10.29	2000 Stock Option Plan (Attached as Exhibit 99.1 to Registrant’s Form 10-QSB/A for the period ending July 31, 2000 and incorporated herein by reference)

10.30	2001 Stock Option/Stock Issuance Plan (Attached as Exhibit 10.29 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.31	Form of Stock Option Agreement (Attached as Exhibit 10.30 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.32	Employee Stock Purchase Plan (Attached as Exhibit 10.30 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

Exhibit Number	Description

10.33	Exchangeable Note and Warrant Purchase Agreement, dated January 28, 2002, by and among Vsource, Inc., Vsource (CI) Ltd, Vsource (Malaysia) Sdn Bhd, and the Purchasers named therein (Attached as Exhibit 4.1 to Registrant’s Form 8-K filed on February 6, 2002 and incorporated herein by reference)

10.34	Master Services Agreement with Agilent Technologies Singapore (Sales) Pte Ltd (Attached as Exhibit 10.33 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.35	Employment and Non-Competition Agreement by and between Vsource (USA) Inc. and Braden Waverley dated as of August 15, 2002 (Attached as Exhibit 3.2 of the Registrant’s Form 10-Q for the period ending October 31, 2002 and incorporated herein by reference)

10.36	Employment Agreement by and between Vsource (USA) Inc. and Phillip E. Kelly dated as of January 1, 2003 (replaces Exhibit 10.24)

10.37	Employment and Non-Competition Agreement by and between Vsource (CI) Ltd and John Gerard Cantillon dated as of January 1, 2003 (together with Exhibit 10.39, replaces Exhibit 10.26)

10.38	Employment and Non-Competition Agreement by and between Vsource (Malaysia) Sdn Bhd and John Gerard Cantillon dated as of January 1, 2003 (together with Exhibit 10.38 replaces Exhibit 10.26)

10.39	Letter Agreement by and between Vsource (CI) Ltd and John Gerard Cantillon dated as of January 1, 2003 (Attached as Exhibit 10.23 to Registrant’s Form 10-K/A for the period ending January 31, 2003 and incorporated herein by reference)

10.40	Letter Agreement by and between Vsource (Malaysia) Sdn Bhd and John Gerard Cantillon dated as of January 1, 2003 (together with Exhibits 10.38, 10.39 and 10.40 (Attached as Exhibit 10.23 to Registrant’s Form 10-K/A for the period ending January 31, 2003 and incorporated herein by reference)

16.1	Letter from Ernst & Young LLP regarding Change in Certifying Accountant (Attached as Exhibit 16 to the Current Report on Form 8-K/A, File No. 0-21533, filed with the Securities and Exchange Commission on December 6, 2002, and incorporated herein by reference.)

21.1	Subsidiaries of the Registrant(1)

23.1	Consent of Schneider Downs & Co., Inc., independent accountants of TEAM America, Inc.*

23.2	Consent of PricewaterhouseCoopers, independent accountants of Vsource, Inc.*

23.3	Consent of Grant Thornton LLP, independent accountants of Vsource, Inc.*

23.4	Consent of McGuireWoods LLP (included in their Opinion filed in Exhibit 5.1)†

23.5	Consent of McDermott, Will & Emery (included in their Opinion filed in Exhibit 8.2)†

23.6	Consent of First Analysis Securities Corporation*

99.1	Form of proxy card for the annual meeting of shareholders of TEAM America, Inc.†

99.2	Form of proxy card for the special meeting of shareholders of Vsource, Inc.†

(1)	Attached to the Annual Report on Form 10-K, File No. 0-21533, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.
(2)	Attached to the Annual Report on Form 10-K, File No. 0-21533, filed with the Securities and Exchange Commission on March 28, 2003, and incorporated herein by reference.
*	Filed with this registration statement.
†	To be filed by amendment.

(b)  Financial Statement Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

(c)  Reports; Opinions and Appraisals. The opinion of First Analysis Securities Corporation is included as Annex B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement.

ITEM 22.    Undertakings

(1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 11th day of July, 2003.

TEAM AMERICA, INC.

By:	/s/ S. CASH NICKERSON

S. Cash Nickerson Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Cash Nickerson and Jay R. Strauss, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. CASH NICKERSON S. Cash Nickerson	Chairman and Chief Executive Officer	July 11, 2003

/s/ ANDREW H. JOHNSON Andrew H. Johnson	Chief Financial and Accounting Officer and Director	July 11, 2003

/s/ JAY R. STRAUSS Jay R. Strauss	Chief Legal Officer, Vice President, Secretary and Director	July 11, 2003

/s/ CRYSTAL L. FAULKNER Crystal L. Faulkner	Director	July 11, 2003

/s/ DANIEL J. JESSEE Daniel J. Jesse	Director	July 11, 2003

/s/ ROBERT G. MCCREARY III Robert G. McCreary III	Director	July 11, 2003

/s/ JOSEPH MANCUSO Joseph Mancuso	Director	July 11, 2003

/s/ JAMES D. ROBBINS James D. Robbins	Director	July 11, 2003

/s/ THEODORE R. TETZLAFF Theodore R. Tetzlaff	Director	July 11, 2003

/s/ MICHAEL H. THOMAS Michael H. Thomas	Director	July 11, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 16, 2000, by and among TEAM America Corporation, TEAM Merger Corporation and Mucho.com, Inc. (Attached as Appendix A to the Registration Statement on Form S-4, Reg. No. 333-43630, filed with the Securities and Exchange Commission on November 27, 2000 and incorporated herein by reference.)

2.2	Merger Agreement, dated as of June 12, 2003, by and among Vsource, Inc., TEAM America, Inc., and Beaker Acquisition Co., Inc. (Attached as Exhibit 2.1 to the Current Report on Form 8-K, File No. 0-21533, filed with the Securities and Exchange Commission on June 13, 2003 and incorporated herein by reference.)

3.1	Third Amended and Restated Articles of Incorporation of TEAM America (Attached as Appendix A to the Definitive Proxy Statement for the Meeting of Shareholders held on May 30, 2002, filed with the Securities and Exchange Commission on April 30, 2002, and incorporated herein by reference.)

3.2	Second Amended and Restated Code of Regulations of TEAM America (Attached as Appendix E to the Registration Statement on Form S-4, Reg. No. 333-43630, filed with the Securities and Exchange Commission on November 27, 2000, and incorporated herein by reference.)

5.1	Opinion of McGuireWoods LLP regarding the legality of the shares of TEAM America common stock to be issued in the merger†

8.1	Opinion of McGuireWoods LLP regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences†

8.2	Opinion of McDermott, Will & Emery regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences†

10.1	Securities Purchase Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC and Provident Financial Group, Inc. (Attached as Exhibit 10.5 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.2	Registration Rights Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC and The Provident Bank (Attached as Exhibit 10.7 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.3	Credit Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Mucho.com, Inc. and The Provident Bank (Attached as Exhibit 10.6 to the Annual Report on Form 10-K/A, File No. 0-21533, filed with the SEC on April 2, 2001, and incorporated herein by reference.)

10.4	First Amendment to Credit Agreement, dated as of December 7, 2001, by and among TEAM Mucho, Inc., The Provident Bank and The Huntington National Bank*

10.5	Second Amendment to Credit Agreement, dated as of March 27, 2002, by and among TEAM Mucho, Inc., The Provident Bank and The Huntington National Bank*

10.6	Third Amendment to Credit Agreement, dated as of March 28, 2003, by and among TEAM America, Inc., Mucho.com, Inc., The Provident Bank and The Huntington National Bank (Attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q, File No. 0-21533, filed with the Securities and Exchange Commission on May 13, 2003 and incorporated herein by reference.)

10.7	Fourth Amendment to Credit Agreement, dated as of June 30, 2003, by and among TEAM America, Inc., Mucho.com, Inc., The Provident Bank and The Huntington National Bank*

1

Exhibit Number	Description

10.8	Memorandum of Understanding, dated as of March 27, 2003, by and among TEAM America, Inc., Stonehenge Opportunity Fund, LLC, Provident Financial Group, Inc. and Professional Staff Management, Inc. (Attached as Exhibit 10.1 to the Quarterly Report on Form 10-Q,
File No. 0-21533, filed with the Securities and Exchange Commission on May 13, 2003 and incorporated herein by reference.)

10.9	TEAM America’s 1996 Incentive Stock Plan (Attached as Exhibit 10.1 to the Registration Statement on Form S-1, as amended, Reg. No. 333-13913, and incorporated herein by reference.)

10.10	Company’s 2000 Stock Option Plan(1)

10.11	Executive employment agreement dated December 28, 2000 between the Company and Jose C. Blanco(1)

10.12	Executive employment agreement dated December 28, 2000 between the Company and Jay R. Strauss(1)

10.13	Agreement dated December 28, 2001 between the Company and Kevin T. Costello(1)

10.14	Executive Employment Agreement dated September 23, 2002 between the Company and Ted A. Crawford(2)

10.15	Executive Employment Agreement dated September 23, 2002 between the Company and Andrew H. Johnson(2)

10.16	Executive Employment Agreement dated December 1, 2002 between the Company and S. Cash Nickerson(2)

10.17	Services Agreement by and between Vsource (Malaysia) Sdn Bhd and TEAM America, Inc. dated as of May 1, 2003*

10.18	Agreement and Plan of Merger dated as of December 14, 2000 (Attached as Exhibit 10.11 to the October 31, 2000 Form 10-QSB and incorporated herein by reference)

10.19	Supplement to merger agreement with Colin Kruger and Michael Shirman dated December 14, 2000 (Attached as Exhibit 10.11 to the Registrant’s Form 10-KSB for the year ended January 31, 2001 (the “2000 Form 10-KSB”) and incorporated herein by reference)

10.20	Form of Warrant Holder Agreement with OTT Shareholders (Attached as Exhibit 10.12 to the 2000 Form 10-KSB and incorporated herein by reference)

10.21	Form of Registration Rights Agreement with OTT Shareholders (Attached as Exhibit 10.13 to the 2000 Form 10-KSB and incorporated herein by reference)

10.22	Redacted Reseller Agreement with Gateway Manufacturing Inc. (Attached as Exhibit 10.20 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.23	Employment Agreements of Phillip Kelly (Attached as Exhibit 10.21 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

2

Exhibit Number	Description
10.24	Employment Agreements of Dennis Smith (Attached as Exhibit 10.22 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.25	Employment Agreement of Jack Cantillon (Attached as Exhibit 10.23 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.26	Master Services Agreement with Network Appliance Inc. (Attached as Exhibit 10.25 to the July 31, 2001 Form 10-Q and incorporated herein by reference)

10.27	Support Services Agreement dated October 24, 2001 between Vsource (CI) Ltd, Vsource, Inc. and Gateway Japan Inc. (Attached as Exhibit 10.26 to Amendment No. 2 to the Registrant’s Quarterly Report on Form 10-Q for the period ending October 31, 2001 (the “October 31, 2001 Form 10 Q) and incorporated herein by reference)

10.28	Lease Agreement dated October 31, 2001 between Vsource (Japan) Limited and Kintetsu Properties Co. Ltd. (Attached as Exhibit 10.27 to the October 31, 2001 Form 10-Q and incorporated herein by reference)

10.29	2000 Stock Option Plan (Attached as Exhibit 99.1 to Registrant’s Form 10-QSB/A for the period ending July 31, 2000 and incorporated herein by reference)

10.30	2001 Stock Option/Stock Issuance Plan (Attached as Exhibit 10.29 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.31	Form of Stock Option Agreement (Attached as Exhibit 10.30 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.32	Employee Stock Purchase Plan (Attached as Exhibit 10.30 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.33	Exchangeable Note and Warrant Purchase Agreement, dated January 28, 2002, by and among Vsource, Inc., Vsource (CI) Ltd, Vsource (Malaysia) Sdn Bhd, and the Purchasers named therein (Attached as Exhibit 4.1 to Registrant’s Form 8-K filed on February 6, 2002 and incorporated herein by reference)

10.34	Master Services Agreement with Agilent Technologies Singapore (Sales) Pte Ltd (Attached as Exhibit 10.33 to Registrant’s Form 10-K for the period ending January 31, 2002 and incorporated herein by reference)

10.35	Employment and Non-Competition Agreement by and between Vsource (USA) Inc. and Braden Waverley dated as of August 15, 2002 (Attached as Exhibit 3.2 of the Registrant’s Form 10-Q for the period ending October 31, 2002 and incorporated herein by reference)

10.36	Employment Agreement by and between Vsource (USA) Inc. and Phillip E. Kelly dated as of January 1, 2003 (Attached as Exhibit 10.19 to the 2003 Form 10-K and incorporated herein by reference) (replaces Exhibit 10.23)

10.37	Employment and Non-Competition Agreement by and between Vsource (CI) Ltd and John Gerard Cantillon dated as of January 1, 2003 (Attached as Exhibit 10.20 to the 2003 Form 10-K and incorporated herein by reference) (together with Exhibit 10.39, replaces Exhibit 10.25)

10.38	Employment and Non-Competition Agreement by and between Vsource (Malaysia) Sdn Bhd and John Gerard Cantillon dated as of January 1, 2003 (Attached as Exhibit 10.21 to the 2003 Form 10-K and incorporated herein by reference) (together with Exhibit 10.37 replaces Exhibit 10.26)

10.39	Letter Agreement by and between Vsource (CI) Ltd and John Gerard Cantillon dated as of January 1, 2003 (Attached as Exhibit 10.23 to Registrant’s Form 10-K/A for the period ending January 31, 2003 and incorporated herein by reference)

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Exhibit Number	Description

10.40	Letter Agreement by and between Vsource (Malaysia) Sdn Bhd and John Gerard Cantillon dated as of January 1, 2003 (together with Exhibits 10.38, 10.39 and 10.40 (Attached as Exhibit 10.23 to Registrant’s Form 10-K/A for the period ending January 31, 2003 and incorporated herein by reference)

16.1	Letter from Ernst & Young LLP regarding Change in Certifying Accountant (Attached as Exhibit 16 to the Current Report on Form 8-K/A, File No. 0-21533, filed with the Securities and Exchange Commission on December 6, 2002, and incorporated herein by reference.)

21.1	Subsidiaries of the Registrant(1)

23.1	Consent of Schneider Downs & Co., Inc., independent accountants of TEAM America, Inc.*

23.2	Consent of PricewaterhouseCoopers, independent accountants of Vsource, Inc.*

23.3	Consent of Grant Thornton LLP, independent accountants of Vsource, Inc.*

23.4	Consent of McGuireWoods LLP (included in their Opinion filed in Exhibit 5.1)†

23.5	Consent of McDermott, Will & Emery (included in their Opinion filed in Exhibit 8.2)†

23.6	Consent of First Analysis Securities Corporation*

99.1	Form of proxy card for the annual meeting of shareholders of TEAM America, Inc.†

99.2	Form of proxy card for the special meeting of shareholders of Vsource, Inc.†

(1)	Attached to the Annual Report on Form 10-K, File No. 0-21533, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.
(2)	Attached to the Annual Report on Form 10-K, File No. 0-21533, filed with the Securities and Exchange Commission on March 28, 2003, and incorporated herein by reference.
*	Filed with this registration statement.
†	To be filed by amendment.

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